    As filed with the Securities and Exchange Commission on February 2, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    Form F-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               IFCO SYSTEMS N.V.
             (Exact name of Registrant as specified in its charter)

         The Netherlands                          3089                 98-0216429
  (State or Other Jurisdiction      (Primary Standard Industrial    (I.R.S. Employer
of Incorporation or Organization)    Classification Code Number)   Identification No.)

                              Strawinskylaan 2001
                                   NL-1077 ZZ
                           Amsterdam, The Netherlands
                                 31-20-546-0255
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                          Silver Oak Acquisition Corp.
                         c/o Corporation Trust Company
                               1209 Orange Street
                           Wilmington, Delaware 19801
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
         Stephen M. Wiseman                          Randall G. Ray
           King & Spalding                      Gardere & Wynne, L.L.P.
     1185 Avenue of the Americas              1601 Elm Street, Suite 3000
    New York, New York 10036-4003                 Dallas, Texas 75201

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and upon consummation of the merger described herein.

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                 [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                        [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                           Proposed
 Title of each class of                    maximum     Proposed maximum   Amount of
    securities to be      Amount to be  offering price     aggregate     registration
       registered         Registered(1)   per share    offering price(2)    fee(3)
-------------------------------------------------------------------------------------
Ordinary shares, nominal
 value two euros per
 share..................    8,837,109        N/A         $109,295,822      $28,855
-------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Represents the maximum number of IFCO Systems N.V. ordinary shares anticipated to be issued in connection with the merger in exchange for 60% of the issued and outstanding shares of PalEx, Inc., common stock, $0.01 par value per share, assuming (a) the issuance prior to the effective time of the merger of all shares of PalEx common stock subject to rights to acquire shares of PalEx common stock, which are exercisable or convertible before the effective time of the merger and (b) the issuance of approximately 0.662 IFCO Systems ordinary shares for each share of PalEx common for which a stock election is made.
(2) Estimated solely for purposes of computing the registration fee pursuant to Rule 457(f)(1) of the Securities Act of 1933, based upon the estimated market value of up to 13,349,108 shares of PalEx common stock to be exchanged for and converted into IFCO Systems ordinary shares pursuant to the amended and restated merger agreement (based upon the average of high and low sales prices per share of PalEx common stock as reported by the Nasdaq National Market on January 28, 2000, of $8.1875 per share).
(3) The registration fee is calculated pursuant to Rule 457(f)(1) under the Securities Act by multiplying the proposed maximum aggregate offering price by .000264. A fee of $32,911 has previously been paid by PalEx pursuant to
    Section 14(g) of the Securities Exchange Act of 1934 in connection with preliminary proxy materials filed with respect to the merger, which, pursuant to Rule 457(b) under the Securities Act, reduces the registration fee calculated pursuant to Rule 457. No additional registration fee payment is due.

  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. 3)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]Preliminary Proxy Statement

[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
   6(e)(2))

[_]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                  PALEX, INC.
                (Name of Registrant as Specified In Its Charter)

                               ----------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[X]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                                  [PalEx LOGO]

                                                                February 4, 2000

Dear PalEx Stockholder:

  PalEx's board of directors has unanimously approved a merger of PalEx with IFCO Systems N.V. in order to combine IFCO Systems' European and other round-trip container operations and PalEx's North American pallet and industrial container operations. Before PalEx can proceed with the merger, PalEx stockholders must approve a merger agreement between IFCO Systems and PalEx that will allow the merger to take place.

  PalEx stockholders will receive merger consideration with a total value of $9.00 for each of their shares of PalEx common stock. The merger consideration may take the form of cash and/or ordinary shares of IFCO Systems valued at their initial public offering price. You may make an election as to the amount of cash and/or IFCO Systems ordinary shares you will receive by completing the accompanying election form. IFCO Systems' initial public offering will be on the Frankfurt Stock Exchange in Germany. The IPO will be completed on the same day as the merger and immediately following the closing of the merger. The total merger consideration for all of the shares of PalEx common stock is limited to not less than 40% and not more than 49% in the form of cash and not more than 60% and not less than 51% in the form of IFCO Systems ordinary shares. At the time of the stockholders' meeting to vote on the merger agreement, you will not know the IPO price of the IFCO Systems ordinary shares or the number of IFCO Systems ordinary shares you will receive in the merger.

  PalEx is very excited about the opportunities it sees in merging with IFCO Systems and our board of directors urges you to vote for the merger proposal described in the accompanying proxy statement/prospectus.

  To vote your shares, you may use the enclosed proxy card or attend the special stockholders' meeting on March 2, 2000.

  Your vote is very important. To vote for the merger proposal, you must cast a for vote by following the instructions stated on the enclosed proxy card or given over the telephone. If you do not vote at all, it will, in effect, count as a vote against the merger proposal.

  This proxy statement/prospectus also constitutes a prospectus for IFCO Systems with respect to the IFCO Systems ordinary shares to be issued to PalEx stockholders under the merger agreement. Please read this proxy statement/prospectus carefully for more detailed information on the merger.

                                          Very truly yours,

                                          Vance K. Maultsby, Jr.
                                          Chief Executive Officer
                                          PalEx, Inc.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the IFCO Systems ordinary shares to be issued in the merger or determined whether this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation would be illegal.

  This proxy statement/prospectus is dated February 4, 2000, and is first being mailed to PalEx stockholders on or about February 7, 2000.

                                  PALEX, INC.
                              6829 Flintlock Road
                              Houston, Texas 77040

                                ---------------

     NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 2, 2000

                                ---------------

  PalEx, Inc. will hold a special meeting of its stockholders on March 2, 2000, at 10:00 a.m. Houston time at 6829 Flintlock Road, Houston, Texas, for the following purposes:

  1. To approve and adopt the Amended and Restated Agreement and Plan of Reorganization, dated as of October 6, 1999, and effective as of March 29, 1999, as amended by Amendment No. 1 thereto dated as of January 31, 2000, among PalEx, IFCO Systems N.V., a public limited liability company incorporated under the laws of the Netherlands ("IFCO Systems"), IFCO Europe Beteiligungs GmbH, a limited liability company organized under the laws of the Federal Republic of Germany ("IFCO Europe"), MTS Okologistik GmbH, a limited liability company organized under the laws of the Federal Republic of Germany ("MTS"), Schoeller International Logistics Beteiligungsgesellschaft mbH (which will be renamed IFCO International Network Beteiligungsgesellschaft mbH), a limited liability company organized under the laws of the Federal Republic of Germany ("IFCO International" and, together with IFCO Europe and MTS, the "IFCO Companies"), Schoeller Logistics Industries GmbH (formerly known as Schoeller Packaging Systems GmbH), a limited liability company organized under the laws of the Federal Republic of Germany ("Schoeller Industries"), and Silver Oak Acquisition Corp., a corporation organized under the laws of the State of Delaware ("Silver Oak"). The merger agreement provides for, among other things: (a) the contribution of the interests of Schoeller Industries and its affiliates in IFCO Europe, MTS, and IFCO International to IFCO Systems, a new company formed for purposes of the merger and related transactions; and (b) the merger of PalEx with and into Silver Oak, a newly formed corporation and wholly owned subsidiary of IFCO Systems. Silver Oak will be the surviving corporation in the merger as a wholly owned subsidiary of IFCO Systems.

  2. To act on any other matter that may be properly submitted to a vote at the special meeting.

  3. If necessary, to approve any postponements or adjournments of the special meeting without further notice except by announcement at the meeting being postponed or adjourned.

  Only holders of record of PalEx common stock at the close of business on January 21, 2000, are entitled to notice of, and to vote at, the special meeting or any postponements or adjournments.

  Our board of directors has unanimously approved the merger proposal and recommends that you vote to approve and adopt the merger agreement, which is described in detail in the accompanying proxy statement/ prospectus. Approval and adoption of the merger agreement requires the affirmative vote of the holders of record of a majority of the shares of PalEx common stock outstanding and entitled to vote at the special meeting.

  Schoeller Industries has obtained a voting agreement from some of our stockholders who control approximately 29% of the shares of PalEx common stock entitled to vote at the meeting. These stockholders have agreed to vote their shares in favor of the merger agreement. PalEx has agreed to use its reasonable efforts after the mailing of the proxy statement/prospectus to deliver an additional voting agreement in favor of Schoeller Industries. Assuming this additional voting agreement is delivered prior to the special meeting, the total number of shares subject to the voting agreements and agreeing to vote for approval of the merger agreement will be at least 51% of the outstanding shares of PalEx common stock as of the record date.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      Casey A. Fletcher
                                      Secretary
Houston, Texas
February 4, 2000

  To ensure that your shares are represented at the special meeting, PalEx urges you to complete, date, and sign the enclosed proxy card and mail it promptly in the postage-paid envelope provided. PalEx also encourages you to return a signed proxy card whether or not you plan to attend the special meeting in person. You may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Secretary of PalEx, by delivering a later-dated proxy, or by attending the special meeting and voting in person or withdrawing your proxy. You should also complete and return an election form/letter of transmittal for your merger consideration, which is being mailed to you separately. You may revoke or change an election only by written notice to IFCO Systems on or before 5:00 p.m. New York time on March 1, 2000.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................  iv
SUMMARY....................................................................   1
  The Companies............................................................   1
  The PalEx Special Stockholders' Meeting..................................   3
  The Merger and Related Transactions......................................   3
  The Merger Agreement.....................................................   6
  Markets and Market Prices................................................   8
  Unaudited Comparative Per Share Data.....................................   9
  Summary Financial Information............................................  11

RISK FACTORS...............................................................  15
  Risks Related to the Merger..............................................  15
  Risks Related to IFCO Systems or the IFCO Companies' Businesses..........  16
  Risks Related to PalEx's Business........................................  18

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS.......................  20
THE PALEX SPECIAL MEETING..................................................  22
  General..................................................................  22
  Time and Place...........................................................  22
  Purposes.................................................................  22
  Record Date; Shares Entitled to Vote; Quorum.............................  22
  Votes Required; Voting and Revocation of Proxies; Effect of Abstentions
   and Non-Votes...........................................................  22
  Voting Agreements........................................................  23
  Solicitation of Proxies..................................................  23

THE MERGER.................................................................  24
  Background of the Merger.................................................  24
  PalEx's Reasons for the Merger...........................................  32
  IFCO Companies' Reasons for the Merger...................................  34
  Projections for PalEx and the IFCO Companies.............................  34
  Recommendation of the PalEx Board of Directors...........................  35
  Opinion of PalEx's Financial Advisor.....................................  35
  Interests of Certain Persons in the Merger...............................  41
  Appraisal Rights.........................................................  44
  Accounting Treatment.....................................................  46
  U.S. Federal Income Tax Consequences.....................................  46
  Netherlands Tax Consequences.............................................  53
  Regulatory Matters.......................................................  54

THE MERGER AGREEMENT.......................................................  55
  General..................................................................  55
  Related Matters..........................................................  55
  The Merger...............................................................  56
  Conversion of PalEx Shares...............................................  57
  Treatment of PalEx Stock Options and Warrants............................  61
  Structure of IFCO Systems After the Merger...............................  61
  No Solicitation Before the Merger; No Withdrawal or Modification of Rec-
   ommendation.............................................................  62
  PalEx Stockholder Approval...............................................  63
  Voting Agreements........................................................  63
  Restrictions on Transfers of IFCO Systems Ordinary Shares................  64

  Additional Agreements...................................................   64
  Representations and Warranties..........................................   67
  Conditions to Completion of the Merger..................................   69
  Extension and Waiver....................................................   71
  Termination of the Merger Agreement; Payment of a Termination Fee.......   71
  Expenses................................................................   72
  Amendment...............................................................   72
  Governing Law...........................................................   72

CONCURRENT TRANSACTIONS...................................................   73
  The IPO.................................................................   73
  Financing Transactions..................................................   74
  Purchase of Remaining Interest in U.S. Joint Venture....................   74

CAPITALIZATION............................................................   75

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.........................   76
  Basis of Presentation...................................................   76
  Unaudited Pro Forma Combined Balance Sheet..............................   77
  Unaudited Pro Forma Combined Statement of Operations....................   78
  Notes to Unaudited Pro Forma Combined Financial Statements..............   80

SELECTED FINANCIAL INFORMATION............................................   86
  IFCO Companies..........................................................   86
  PalEx...................................................................   88

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   90
  IFCO Companies..........................................................   90
  PalEx...................................................................  101

INDUSTRY OVERVIEW.........................................................  110
  Round-trip Systems......................................................  110
  Round-trip Containers...................................................  110
  Pallets.................................................................  111
  Industrial Containers or Steel Drums....................................  111

BUSINESS..................................................................  113
  Overview................................................................  113
  Company Strengths.......................................................  113
  Business Strategy.......................................................  114
  History.................................................................  115
  Systems and Services....................................................  116
  Expansion and Acquisitions..............................................  120
  Sales and Marketing.....................................................  121
  Customers...............................................................  122
  Suppliers and Raw Materials.............................................  123
  Intellectual Property...................................................  124
  Competition.............................................................  124
  Employees...............................................................  126
  Properties..............................................................  126
  Regulation..............................................................  127
  Legal Proceedings.......................................................  131

MANAGEMENT................................................................  132
  IFCO Systems............................................................  132
  IFCO Companies..........................................................  134
  PalEx...................................................................  136

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT............... 138
  IFCO Systems............................................................ 138
  PalEx................................................................... 138

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF THE IFCO COMPANIES...... 140
  Supply Agreement........................................................ 140
  Management Agreements................................................... 140
  Loans and Guarantees.................................................... 141
  Participating Rights.................................................... 141
  Redeemable Participating Rights......................................... 142
  Agreement with GE Capital and GE Erste.................................. 142

DESCRIPTION OF IFCO SYSTEMS SHARE CAPITAL................................. 143
  General................................................................. 143
  Dividends............................................................... 143
  Voting Rights........................................................... 143
  Adoption of Annual Accounts............................................. 144
  Liquidation Rights...................................................... 144
  Issues of Shares; Preemptive Rights..................................... 144
  Repurchase and Cancellation of Shares................................... 144
  Limitations on Right to Hold or Vote the Ordinary Shares................ 145
  Obligations of Shareholders to Disclose Holdings........................ 145

COMPARISON OF RIGHTS OF HOLDERS OF PALEX COMMON STOCK AND IFCO SYSTEMS
 ORDINARY SHARES.......................................................... 146
  Authorized Capital Stock................................................ 146
  Board of Directors...................................................... 146
  Monetary Liability of Directors......................................... 147
  Voting Rights........................................................... 147
  Removal of Directors and Filling Vacancies on the Board of Directors.... 147
  Special Meetings of Stockholders........................................ 147
  Charter and Bylaw Amendments............................................ 148

SHARE CERTIFICATES AND TRANSFER........................................... 149

EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS........ 149

ENFORCEABILITY OF CIVIL LIABILITIES....................................... 149

LEGAL MATTERS............................................................. 150

EXPERTS................................................................... 150

STOCKHOLDER PROPOSALS..................................................... 150

WHERE YOU CAN FIND MORE INFORMATION....................................... 150

INDEX TO FINANCIAL STATEMENTS............................................. F-1

APPENDIX A--Amended and Restated Agreement and Plan of Reorganization..... A-1

APPENDIX B--Fairness Opinion of Batchelder & Partners, Inc................ B-1

APPENDIX C--Section 262 of the Delaware General Corporation Law........... C-1

APPENDIX D--Articles of Association of IFCO Systems (English transla-
 tion).................................................................... D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will I receive for my PalEx shares?

A: For each share of PalEx common stock, you will receive merger consideration with a total value of $9.00, consisting of cash and/or ordinary shares of IFCO Systems based upon your election and the elections of other PalEx stockholders. If the total consideration PalEx stockholders elect is more than 49% cash or more than 60% stock, then your election may be adjusted. If you elect 49% or less cash or 60% or fewer shares, your election will not be changed. If you elect more cash or more shares, then your election and the elections of all stockholders above the limits will be proportionately reduced, based upon the number of shares of PalEx common stock covered by those elections, until the total cash consideration for all stockholders is 49% or the total share consideration is 60%. If you do not make an election, you may receive all shares, all cash, or a combination of cash and shares determined pursuant to the merger agreement.

Q: Will my shares be publicly traded?

A: Yes. Upon completion of the IPO, the IFCO Systems ordinary shares will be listed on the Amtlicher Handel segment of the Frankfurt Stock Exchange. PalEx stockholders will receive IFCO Systems ordinary shares in the merger that will be listed on the Nasdaq National Market and may only be traded in the United States in U.S. dollars.

Q: What will the effect of the IPO be on my shares?

A: The shares issued in the IPO will reduce the total percentage ownership of the PalEx stockholders. IFCO Systems expects that after the IPO, approximately 30% of the IFCO Systems ordinary shares will be held by new investors from the IPO.

Q: What are the benefits to PalEx stockholders from the merger?

A: PalEx stockholders will receive cash and/or publicly traded shares in the merger. Once the IPO is completed, PalEx stockholders who receive stock will become shareholders in a leading provider of round-trip systems for distribution of products. IFCO Systems and PalEx believe that by offering a larger, international infrastructure, a broader range of services, and access to more markets, the combined company resulting from the merger offers all shareholders more growth potential than either PalEx or the IFCO Companies would have as stand-alone companies. You should also note, however, that if you receive IFCO Systems ordinary shares in the merger, the new shares will have lower net income per share and lower book value per share than your shares of PalEx common stock.

Q: Is the merger taxable?

A: Yes, but assuming the merger is a reorganization for tax purposes, the merger will generally be taxable only to the extent you receive cash in the merger and have gain on your shares of PalEx common stock.

Q: When do you expect to complete the merger?

A: IFCO Systems and PalEx expect to complete the merger in the first quarter of 2000. Because completion of the merger is tied to IFCO Systems' completion of its IPO, however, IFCO Systems and PalEx cannot predict the exact timing.

Q: Does the merger depend upon completing an IPO for the new company?

A: Yes. The merger agreement requires the IPO to be completed on the same day the merger is completed.

Q: Am I entitled to appraisal rights?

A: Yes. If you do not vote in favor of the merger, but the merger is approved and completed, and you follow the appropriate procedures, you will be entitled to exercise appraisal rights and to receive the appraised value of your shares of PalEx common stock.

Q: How do I vote?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your PalEx shares may be represented at the special meeting of PalEx stockholders. You may also vote in person at the special meeting.

Q: May I change my vote?

A: Yes. You may change your vote by delivering written notice of revocation of your proxy to the Secretary of PalEx, by delivering a later-dated proxy card, or by attending the special stockholders' meeting and voting in person or withdrawing your proxy.

Q: Should I send in my stock certificate now?

A: Yes. In order to make a valid election as to the form of merger consideration, you must submit your share certificates or a guarantee of delivery along with a completed election form/letter of transmittal by 5:00 p.m. New York time on March 1, 2000. The amount of cash and IFCO Systems ordinary shares you will receive will be determined pursuant to the merger agreement and the elections by other stockholders. After IFCO Systems and PalEx complete the merger, IFCO Systems will send a letter of transmittal to PalEx stockholders whose shares were converted in the merger, but who did not previously submit their share certificates. The instructions accompanying the letter of transmittal explain how to exchange your PalEx common stock for the merger consideration.

Q: May I change my election?

A: Yes. You may revoke an election only by written notice to IFCO Systems' exchange agent on or before 5:00 p.m. New York time on March 1, 2000.

Q: Whom may I call with questions?

A: If you have any questions about the merger or any related transactions or would like copies of any of the documents IFCO Systems and PalEx refer to in this proxy statement/prospectus, please call PalEx's Investor Relations Department at 941-533-1148, extension 1530.

                                    SUMMARY

  This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should read this entire proxy statement/prospectus carefully. IFCO Systems and PalEx refer you to the merger agreement attached as Appendix A for a more detailed description of the merger and the related transactions. You should also read the other documents referred to in this proxy statement/prospectus.

                                 The Companies

IFCO Systems N.V.
Strawinskylaan 2001
NL-1077 ZZ
Amsterdam, The Netherlands
Telephone 31-20-546-
0255

  When the merger with PalEx is completed, IFCO Systems will combine the IFCO Companies' round-trip container, or RTC, systems with PalEx's pallet and industrial container operations. Round-trip means that a container is used for the flow of products through one whole distribution cycle and then is reused multiple times. The IFCO Companies' operations are primarily in Europe, and PalEx's operations are located in North America. IFCO Systems was formed for purposes of the merger and the other transactions described in the merger agreement, including the IPO of IFCO Systems ordinary shares on the Frankfurt Stock Exchange. After the merger, IFCO Systems refers to the combined IFCO Companies and PalEx and their subsidiaries.

  IFCO Systems believes it will be a leading provider of round-trip systems internationally, serving over 9,000 customers in 17 countries. IFCO Systems believes it will:

  . own and manage the largest pool of RTCs in Europe based on 1997 market information;

  . own and manage a rental pool of over 1.5 million pallets in Canada, making it the second largest pallet rental pool owner and manager in North America;

  . be the largest provider of new and recycled pallets in North America based on PalEx's pallet industry experience and industry information; and

  . be the largest provider of industrial container reconditioning services in North America based on PalEx's 1998 volume and its estimate of the total number of industrial containers reconditioned in the United States each year using information obtained from the Reusable Industrial Packaging Association.

  On a pro forma basis for the merger, IFCO Systems' revenues were approximately $516.2 million for the year ended December 31, 1998, and approximately $451.1 million for the ten months ended October 31, 1999.

  The IFCO Companies provide RTCs and related services to growers or manufacturers in order to distribute goods to retailers. Retailers benefit from improved product handling and automation capabilities, in-store display in RTCs, improved space efficiency, and reduction of the amount of packaging for transport. The IFCO Companies contract third parties to collect empty RTCs from retailers for inspection and reconditioning by the IFCO Companies as necessary. The RTCs are then reintroduced into the round-trip system for reuse on a just-in-time basis. The IFCO Companies' RTCs, which are based on patented technology, are made of plastic and are collapsible. The RTCs are available in many different standardized sizes and structures depending on the goods to be moved. They are designed to be stacked interchangeably regardless of size.

  The IFCO Companies are IFCO Europe Beteiligungs GmbH, MTS Okologistik GmbH, and Schoeller International Logistics Beteiligungsgesellschaft mbH, which will be renamed IFCO International Network Beteiligungsgesellschaft mbH, and their subsidiaries.

  The IFCO Companies started an RTC leasing pool in Europe in 1992. Currently there are over 60 million IFCO RTCs in circulation. IFCO Europe's RTC pool now serves over 4,000 growers supplying produce to approximately 15,000 supermarket outlets throughout Western Europe. Currently, approximately 75 retailer groups are using IFCO round-trip systems.

PalEx, Inc.
6829 Flintlock Road
Houston, Texas 77040
Telephone 713-332-6145

  PalEx manufactures, sells, leases, and recycles wooden pallets in a wide variety of shapes and sizes for the movement of various types of goods. PalEx currently conducts its pallet operations from 60 facilities throughout the United States and Canada. PalEx also reconditions industrial container products, which include steel closed top drums, steel drums with fully removable heads, plastic drums, and industrial bulk containers. PalEx's industrial container group operates from 12 facilities in the United States.

Company Strengths

  IFCO Systems believes that following the merger the combined company will have the following strengths:

  . leading provider of round-trip systems;

  . systems approach to product flow;

  . innovative patented technology and economic efficiencies;

  . well-established partnerships with retailers and growers;

  . geographic diversity; and

  . experienced management team and strong strategic relationships.

Business Strategy

  IFCO Systems' objective is to be the preeminent international provider of round-trip systems through the implementation of the following strategy:

  . expand into the United States;

  . cross sell among businesses in the United States;

  . further development of markets;

  . further logistics systems opportunities; and

  . continue to pursue strategic acquisitions and alliances worldwide.

                    The PalEx Special Stockholders' Meeting

Time and Place; Purposes

  The special meeting of PalEx stockholders will be held on March 2, 2000, at 10:00 a.m. Houston time at 6829 Flintlock Road, Houston, Texas. At the special meeting, you will be asked to approve and adopt the merger agreement and act on other matters properly brought before the special meeting.

Voting

  You are entitled to vote at the special meeting if you owned shares of PalEx common stock as of the close of business, 5:00 p.m. Houston time on January 21, 2000, the record date for the special meeting. PalEx stockholders will be entitled to one vote at the special meeting for each share of PalEx common stock they own.

  Approval and adoption of the merger agreement by the PalEx stockholders will require the affirmative vote of the holders of record of a majority of the shares of PalEx common stock outstanding and entitled to vote at the special meeting. For any matter other than the merger proposal, approval will require the affirmative vote of a majority of the shares of PalEx common stock represented in person or by proxy at the special meeting and entitled to vote on the matter.

  As of the record date, the directors and executive officers of PalEx and their affiliates beneficially owned approximately 24.6% of the outstanding shares of PalEx common stock, excluding options to purchase shares. The holders of these shares or the persons with the right to vote these shares have told PalEx that they presently intend to vote the shares for approval of the merger agreement or have signed a voting agreement agreeing to do so.

  Schoeller Logistics Industries GmbH has obtained a voting agreement from a group of PalEx stockholders who own approximately 29% of the outstanding shares of PalEx common stock as of the date of this proxy statement/prospectus, including some of PalEx's directors and executive officers. These stockholders have agreed to vote their shares in favor of the merger agreement at any stockholders' meeting.

                      The Merger and Related Transactions

What Will Happen?

  Immediately before an IPO of IFCO Systems ordinary shares, and on the same day, PalEx will merge with and into Silver Oak Acquisition Corp., a newly formed, wholly owned subsidiary of IFCO Systems. Silver Oak will survive the merger as a wholly owned subsidiary of IFCO Systems and will change its name to "PalEx, Inc." PalEx stockholders will receive merger consideration with a total value of $9.00, consisting of cash and/or IFCO Systems ordinary shares pursuant to elections by PalEx stockholders. The IPO is a condition to the closing of the merger and must be completed on or before May 31, 2000. The IPO is conditioned upon completion of the merger and a high yield financing.

  At the same time as the closing of the IPO and the merger, IFCO Systems intends to issue approximately 180.0 million euros, or approximately $175.6 million, of debt in the form of a high yield financing and enter into a new senior credit facility. The completion of the high yield debt financing is conditioned upon the completion of the merger, the IPO, and the new senior credit facility. The IPO is also conditioned upon the completion of the high yield debt financing and total proceeds to IFCO Systems from the IPO and the high yield debt of at least $250.0 million.

  The following diagram illustrates the structure of IFCO Systems and its subsidiaries after completion of the merger and the other transactions described in the merger agreement, including the IPO. This diagram is only a summary and does not precisely reflect all the legal and corporate entities or their relationships to one another.

                       POST-MERGER AND POST-IPO STRUCTURE

           [POST-MERGER AND POST-IPO STRUCTURE DIAGRAM APPEARS HERE]

  References in this proxy statement/prospectus to the IFCO Systems ordinary shares to be issued to PalEx stockholders as part of the merger consideration, upon the exchange of the 665,793 outstanding exchangeable shares of SMG Corporation, PalEx's Canadian subsidiary, at the time of the merger or following the merger, or upon the future exercise of outstanding options or warrants converted as part of the merger, mean IFCO Systems ordinary shares that will be listed on the Nasdaq National Market and may only be traded in the United States in U.S. dollars. This type of shares is often used for the trading of securities of Dutch corporations and is commonly referred to as New York shares.

  IFCO Systems and PalEx have attached the merger agreement as Appendix A to this proxy statement/prospectus. IFCO Systems and PalEx urge you to read the merger agreement carefully.

PalEx's Reasons for the Merger

  The PalEx board of directors has unanimously approved the merger. During the period of negotiations and various meetings of the board of directors, the board of directors carefully considered a number of factors positive and negative, including, among other factors favoring the merger, the:

  .  financial condition and results of operations of PalEx and the IFCO
     Companies;

  .  market prices for the PalEx common stock;

  . merger consideration to be received by PalEx stockholders including the option to receive cash and/or IFCO Systems ordinary shares;

  .  strategic nature of the business combination; and

  . growth opportunities for the combined company, especially in the United States.

Opinion of Financial Advisors

  PalEx's financial advisor is Batchelder & Partners, Inc. On September 27, 1999, Batchelder delivered its written opinion to PalEx's board of directors. The opinion states that, as of that date, the consideration to be received by the PalEx stockholders in the merger is fair to the PalEx stockholders from a financial point of view. The opinion is subject to the assumptions, qualifications, and limitations identified in the opinion. PalEx has attached the opinion as Appendix B to this proxy statement/prospectus. PalEx encourages you to read the opinion carefully.

Appraisal Rights of Dissenting Stockholders

  If you do not vote in favor of the merger, but the merger is approved and completed, and you follow the appropriate procedures under Delaware law, you will be entitled to exercise appraisal rights and to receive the appraised value of your shares of PalEx common stock instead of receiving the merger consideration consisting of cash and/or IFCO Systems ordinary shares. We have included as Appendix C to this proxy statement/prospectus a copy of Section 262 of the Delaware General Corporation Law, which governs your appraisal rights.

U.S. Federal Income Tax Consequences

  PalEx has obtained an opinion of counsel that, assuming, among other things, PalEx receives the private letter ruling it has requested from the IRS that the merger qualifies for an exception to Section 367(a) of the Internal Revenue Code, the merger should qualify as a reorganization for federal income tax purposes. Assuming the merger qualifies as a reorganization, a PalEx stockholder generally will recognize gain, if any, upon the merger only to the extent the holder receives cash in the merger and will recognize loss only if the holder receives only cash in the merger. Any gain recognized may be capital gain or ordinary income, depending upon a number of factors. PalEx's obligation to complete the merger is conditioned upon the private letter ruling having been received and the opinion having been confirmed on the date of the merger.

                              The Merger Agreement

What PalEx Stockholders Will Receive in the Merger

  The merger agreement provides that each share of PalEx common stock will be exchanged for consideration with a total value of $9.00 as follows:

  .  $9.00 cash; or

  . the number of IFCO Systems ordinary shares calculated by dividing $9.00 by the IPO price expressed in U.S. dollars, which is a fraction referred to as the exchange ratio; or

  .  a combination of cash and IFCO Systems ordinary shares.

  The form of consideration will be determined by an election made by each PalEx stockholder and the holders of the SMG exchangeable shares. The total merger consideration for all the shares of PalEx common stock, including consideration payable after the merger on exchange of SMG exchangeable shares, however, is limited as follows:

  . not less than 40% and not more than 49% of the shares may be exchanged for cash; and

  . not more than 60% and not less than 51% of the shares may be exchanged for IFCO Systems ordinary shares.

  An election form/letter of transmittal is being mailed to you separately. Each PalEx stockholder should complete the election form/letter of transmittal and send it and the PalEx stockholder's stock certificates to IFCO Systems' exchange agent. Each holder of SMG exchangeable shares will also have the opportunity to complete an election form for the amount of cash and/or IFCO Systems ordinary shares to be received upon exchange of the SMG exchangeable shares at the time of the merger or following the merger. On the election form, the holder must indicate the number of shares to be exchanged for cash and the number of shares to be exchanged for IFCO Systems ordinary shares.

  The holders of SMG exchangeable shares are subject to the same election provisions as PalEx stockholders, including deemed elections for non-electing holders. If a holder exchanges SMG exchangeable shares for shares of PalEx common stock, the holder will receive merger consideration pursuant to the election procedures in the merger. A holder of SMG exchangeable shares after the merger will be entitled to exchange its SMG exchangeable shares for cash and/or IFCO Systems ordinary shares as fixed by the election procedures. The election by holders of SMG exchangeable shares will be included in the calculation of the limits on the composition of the total merger consideration. PalEx intends to obtain amendments to SMG's articles of amalgamation and of the support agreement with the holders of SMG exchangeable shares to provide for exchange on the basis of the election procedures after the merger.

  If a PalEx stockholder owns 10,000 shares immediately before the completion of the merger, makes a complete and timely election, and PalEx stockholders electing to receive stock will receive approximately 0.662 IFCO Systems ordinary shares for each share of PalEx common stock based on an assumed IPO price of $13.60, the following table shows examples of possible elections:

                 Election                             Merger Consideration
            ---------------------                --------------------------------------------------
                                                                             IFCO Systems
            Cash           Stock                  Cash                      Ordinary Shares
            ----           -----                 -------                    ---------------
            20%              80%                 $18,000                         5,296
            40%              60%                 $36,000                         3,972
            60%              40%                 $44,100(1)                      3,376

--------
(1) If all the cash elections together comprise more than 49% of the total merger consideration, this is the minimum amount of cash that would be paid to the PalEx stockholder. The actual amount will depend on the elections by other PalEx stockholders and the number of shares of PalEx common stock covered by cash elections of more than 49%.

  Completed election forms must be received by IFCO Systems' exchange agent no later than 5:00 p.m. New York time on March 1, 2000. If the exchange agent does not receive a fully completed and signed election form, along with a completed letter of transmittal and stock certificates for the shares covered by the election form, for a holder by the election deadline, then that holder will be deemed not to have made an election and will receive merger consideration pursuant to the adjustment calculations made by the IFCO Systems exchange agent. A non-electing holder will receive:

  . all IFCO Systems ordinary shares if the total cash elections are more than 49% of the total merger consideration;

  . all cash if the total stock elections are more than 60% of the total merger consideration; or

  . in all other cases, cash to the extent of cash available under the total cash limit and then stock if cash is not available.

                           Markets and Market Prices

IFCO Systems

  All of the outstanding IFCO Systems ordinary shares will be owned by Schoeller Logistic Technologies Holding GmbH before the merger and the IPO. Before the IPO, no public market exists for the IFCO Systems ordinary shares. After completion of the IPO, the IFCO Systems ordinary shares will be listed on the Frankfurt Stock Exchange and, with respect to the IFCO ordinary shares issued to PalEx stockholders in the merger, in the form of New York shares on the Nasdaq National Market.

  IFCO Systems is currently a wholly owned subsidiary of Schoeller Industries, but immediately prior to the merger will be a wholly owned subsidiary of Schoeller Holding.
  IFCO Systems is a newly formed company and has never declared or paid any dividends. IFCO Systems has no plans to pay dividends in the foreseeable future. In addition, IFCO Systems anticipates that any new senior credit facility will include restrictions on its ability to pay dividends without the consent of the lenders.

PalEx

  The PalEx common stock has traded on the Nasdaq National Market since its initial public offering on March 20, 1997, under the symbol "PALX." The following table lists the high and low sales prices for PalEx's common stock from March 20, 1997, through January 28, 2000. During 1997, PalEx changed its fiscal year-end to the last Sunday of each December from a fiscal year ending on November 30.

                                                                  Low    High
                                                                ------- -------
1997 fiscal year
  Second quarter (March 20, 1997-June 1, 1997)................. $ 7.750 $10.250
  Third quarter (June 2, 1997-August 31, 1997)................. $ 9.625 $14.250
  Fourth quarter (September 1, 1997-December 28, 1997)......... $11.125 $15.875
1998 fiscal year
  First quarter (December 29, 1997-March 29, 1998)............. $11.125 $15.000
  Second quarter (March 30, 1998-June 28, 1998)................ $ 9.250 $13.375
  Third quarter (June 29, 1998-September 27, 1998)............. $ 5.625 $ 9.875
  Fourth quarter (September 28, 1998-December 27, 1998)........ $ 5.875 $ 9.750
1999 fiscal year
  First quarter (December 28, 1998-March 28, 1999)............. $ 6.500 $11.000
  Second quarter (March 29, 1999-June 27, 1999)................ $ 5.250 $ 9.125
  Third quarter (June 28, 1999-September 26, 1999)............. $ 4.250 $ 6.375
  Fourth quarter (September 27, 1999-December 26, 1999)........ $ 5.000 $ 8.000
2000 fiscal year
  First quarter (December 27, 1999-January 28, 2000)........... $6.4375 $ 8.500

  On March 29, 1999, the last trading day before the announcement of the signing of the merger agreement, the closing sale price for PalEx common stock as reported by the Nasdaq National Market was $8.625. On January 28, 2000, the closing sale price for PalEx common stock as reported by the Nasdaq National Market was $8.25.

  On the record date for the special meeting, PalEx had 157 holders of record of its common stock and approximately 1,500 beneficial holders.

  PalEx has not declared or paid any dividends on its common stock. PalEx's senior credit facility includes restrictions on PalEx's ability to pay dividends without the consent of the lenders.

                      Unaudited Comparative Per Share Data

  The following table shows information about the net income (loss) per share, dividends per share, and book value per share of PalEx and similar information reflecting the merger and other transactions, on a basis that IFCO Systems and PalEx refer to as pro forma information. This information is based on the combined historical financial information of the IFCO Companies and the consolidated historical financial information of PalEx included in this proxy statement/prospectus. The assumptions used in preparing the pro forma financial information are discussed in the pro forma financial statements included in this proxy statement/prospectus.

  In presenting its comparative pro forma information, PalEx assumes that the 15 companies it acquired in 1998, which were accounted for as purchases, were acquired on January 1, 1998, for purposes of combined net income per share. PalEx made no acquisitions during the ten-month period ended October 24, 1999. In presenting its comparative pro forma information, IFCO Systems assumes that the merger occurred on January 1, 1998, for purposes of combined net (loss) per share and as of October 31, 1999, for purposes of pro forma combined book value per share.

  PalEx stockholders will receive between 40% and 49% of the total merger consideration in cash. The pro forma presentation shown below reflects the effect on IFCO Systems's net (loss) per share and book value per share if the total merger consideration is 40% or 49% cash. IFCO Systems and PalEx assume that PalEx stockholders electing to receive cash for their common stock will receive $9.00 for each share, while PalEx stockholders electing to receive IFCO Systems ordinary shares will receive approximately 0.662 IFCO Systems ordinary shares for each share of PalEx common stock based on assumptions regarding the valuation of IFCO Systems before the IPO and the size of the IPO. These assumptions are not necessarily indicative of the actual pre-IPO valuation, IPO size, or IPO price per share. The actual number of IFCO Systems ordinary shares that will be issued to PalEx stockholders will be determined based upon the elections by PalEx stockholders.

  This pro forma information, while helpful in illustrating the financial characteristics of IFCO Systems after completion of the merger with PalEx, does not attempt to predict or suggest future results.

  The information in the following table is based on the combined historical financial information of the IFCO Companies and the consolidated historical financial information of PalEx included in this proxy statement/prospectus. In addition, the assumptions used in preparing the pro forma financial information are discussed in the pro forma financial statements included in this proxy statement/prospectus.

                           IFCO Companies--Historical

                                            At and for the     At and for the
                                              year ended      ten months ended
                                           December 31, 1998  October 31, 1999
                                           ----------------- -------------------
   Per share data:
   Net (loss).............................      $ (.45)            $ (.38)
   Cash dividends declared................         --                 --
   Book value.............................      $(1.54)            $(1.77)

                          PalEx--Equivalent Pro Forma

                                            At and for the   At and for the ten-
                                           fiscal year ended month period ended
                                           December 27, 1998  October 24, 1999
                                           ----------------- -------------------
   Per share data:
   Net income.............................      $  .48             $  .50
   Cash dividends declared................         --                 --
   Book value.............................      $ 7.02             $ 7.64

                          IFCO Systems--Pro Forma (1)

                                                                 At and for the
                                               At and for the      ten months
                                                 year ended           ended
                                              December 31, 1998 October 31, 1999
                                              ----------------- ----------------
   Per share data:
   Net (loss) ...............................       $(.28)           $(.16)
   Cash dividends declared...................         --               --
   Book value................................       $6.09            $5.90

                          IFCO Systems--Pro Forma (2)

                                                                 At and for the
                                               At and for the      ten months
                                                 year ended           ended
                                              December 31, 1998 October 31, 1999
                                              ----------------- ----------------
   Per share data:
   Net (loss) ...............................       $(.26)           $(.13)
   Cash dividends declared...................         --               --
   Book value................................       $6.51            $6.33

--------
(1) Assumes PalEx stockholders elect to receive 49% of the total merger consideration in cash.
(2)Assumes PalEx stockholders elect to receive 40% of the total merger consideration in cash.

                         Summary Financial Information

  The following tables show summary combined historical financial information for the IFCO Companies, pro forma financial information for IFCO Systems, and consolidated historical financial information for PalEx. The summary combined historical statement of operations data and other operating data for the IFCO Companies for the two years ended December 31, 1998, is derived from the IFCO Companies audited combined financial statements, which were audited by PwC Deutsche Revision AG, independent accountants. The summary consolidated historical statement of operations data and other operating data for PalEx for the three years ended December 27, 1998, is derived from PalEx's audited consolidated financial statements, which were audited by Arthur Andersen LLP, independent certified public accountants. All other historical financial information for the IFCO Companies and PalEx is unaudited. You should read this summary historical financial information along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements of the IFCO Companies and consolidated financial statements of PalEx included in this proxy statement/prospectus. The IFCO Companies' financial statements have been prepared in U.S. dollars and in accordance with U.S. GAAP.

  The summary pro forma financial information for IFCO Systems shows you how IFCO Systems might have looked if the pre-merger transactions described in the merger agreement, the merger, and the IPO and other concurrent transactions had been completed as of January 1, 1998, for purposes of the statement of operations data and other operating data and October 31, 1999, for purposes of the balance sheet data. When reading the summary pro forma financial information, you should also read the unaudited pro forma combined financial statements included in this proxy statement/prospectus. The pro forma financial statements were prepared using the purchase method of accounting, with the IFCO Companies treated as the accounting acquirer. If IFCO Systems had actually completed these transactions as of January 1, 1998, or at October 31, 1999, the combined company might have performed differently. You should not rely on the pro forma financial information as an indication of the results that IFCO Systems would have achieved if the transactions had taken place earlier or the future results that IFCO Systems will experience after completion of these transactions.

The IFCO Companies/IFCO Systems

                                                                                                IFCO Systems
                                       IFCO Companies Historical Combined                    Pro Forma Combined
                            ----------------------------------------------------------  -----------------------------
                                       Year Ended                 Ten Months Ended
                                      December 31,                   October 31,         Year Ended
                            ---------------------------------  -----------------------  December 31, Ten Months Ended
                               1996       1997       1998         1998        1999          1998     October 31, 1999
                            ----------- --------  -----------  ----------- -----------  ------------ ----------------
                                               (in thousands, except share and per share data)
                            (unaudited)                        (unaudited) (unaudited)  (unaudited)    (unaudited)
Statement of Operations
 Data:
 Revenues..................  $122,959   $116,735  $   134,721   $106,021   $  126,399    $  516,232     $  451,100
 Gross profit..............     4,605     17,113       28,503     20,147       26,069       101,526         89,095
 Income (loss) from
  operations...............   (12,058)    (1,726)       2,686      2,123        3,672        19,679         21,416
 Net interest cost.........    (7,751)    (7,928)      (7,030)    (6,024)      (6,881)      (23,432)       (21,600)
 Net (loss) applicable to
  ordinary shares..........  $(19,542)  $(11,210) $    (8,913)  $ (8,119)  $   (7,542)   $  (10,939)    $   (6,095)
 Pro forma net (loss) per
  ordinary share--basic and
  diluted..................                       $      (.45)             $     (.38)   $     (.28)    $     (.16)
 Shares used in computing
  pro forma net
  (loss) per ordinary
  share--basic and
  diluted..................                        20,000,000              20,000,000    38,683,118     38,683,118
Other Operating Data:
 EBITDA and non-recurring
  charges(1)...............  $ 27,953   $ 24,369  $    27,197   $ 19,528   $   27,989    $   71,402     $   67,185
 EBIT(1)...................  $(11,791)  $ (3,235) $    (1,673)  $ (1,922)  $     (517)   $   19,655     $   21,337
 Cash flows from:
  operating activities(2)..             $ 32,490  $    59,938   $ 40,497   $   33,420    $   48,252     $   49,632
  investing activities(2)..             $(43,221) $   (38,766)  $(35,895)  $  (40,104)   $ (138,785)    $  (46,700)
  financing activities(2)..             $  5,029  $    (6,442)  $ (5,469)  $   (5,155)   $  102,006     $  (13,669)

                                                     IFCO Companies IFCO Systems
                                                       Historical    Pro Forma
                                                        Combined      Combined
                                                         as of         as of
                                                      October 31,   October 31,
                                                          1999          1999
                                                     -------------- ------------
                                                           (in thousands)
                                                      (unaudited)   (unaudited)
Balance Sheet Data:
 Working capital (deficit)..........................    $(89,154)     $(33,661)
 Total assets.......................................     273,646       710,299
 Total debt, including capital lease obligations....     106,646       263,363
 Total stockholders' equity.........................     (35,307)      228,418

--------
(1) EBIT and EBITDA and non-recurring charges are not presented as alternative measures of operating results or cash flows from operations as determined in accordance with generally accepted accounting principles, but because they are accepted financial indicators of the ability to incur and service debt. EBIT represents the IFCO Companies' combined net (loss) applicable to ordinary shares and IFCO Systems' pro forma combined net (loss) applicable to ordinary shares, in each case after exclusion of net interest costs and income tax provisions. EBITDA and non-recurring charges represents the IFCO Companies' EBIT and IFCO Systems' pro forma EBIT plus depreciation and amortization charges and nonrecurring, one-time restructuring charges related to the termination of PalEx's relationship with CHEP USA. EBIT and EBITDA and non-recurring charges as presented are not necessarily comparable with similarly titled measures presented by other companies. The following table reflects the calculation of EBIT and EBITDA and non-recurring charges:

                                                                                       IFCO Systems
                                                                                        Pro Forma
                                   IFCO Companies Historical Combined                    Combined
                          ------------------------------------------------------ ------------------------
                                   Year Ended               Ten Months Ended                  Ten Months
                                  December 31,                 October 31,        Year Ended     Ended
                          -----------------------------  ----------------------- December 31, October 31,
                             1996       1997     1998       1998        1999         1998        1999
                          ----------- --------  -------  ----------- ----------- ------------ -----------
                                                    (in thousands)
                          (unaudited)                    (unaudited) (unaudited) (unaudited)  (unaudited)
Net (loss) applicable to
 ordinary shares........   $(19,542)  $(11,210) $(8,913)   $(8,119)    $(7,542)    $(10,939)    $(6,095)
Income tax provision....        --          47      210        173         144        7,162       5,832
Net interest cost.......      7,751      7,928    7,030      6,024       6,881       23,432      21,600
                           --------   --------  -------    -------     -------     --------     -------
  EBIT..................    (11,791)    (3,235)  (1,673)    (1,922)       (517)      19,655      21,337
Depreciation and
 amortization...........     39,744     27,604   28,870     21,450      28,506       48,194      45,848
Restructuring charges...        --         --       --         --          --         3,553         --
                           --------   --------  -------    -------     -------     --------     -------
  EBITDA and non-
   recurring charges....   $ 27,953   $ 24,369  $27,197    $19,528     $27,989     $ 71,402     $67,185
                           ========   ========  =======    =======     =======     ========     =======

(2) The IFCO Companies' historical combined cash flow information is not available for the year ended December 31, 1996. IFCO Systems' pro forma combined cash flows from operating, investing, and financing activities for the year ended December 31, 1998, and the ten months ended October 31, 1999, have been calculated by adding the amounts in these categories from the historical financial statements of the IFCO Companies and PalEx and do not reflect any pro forma adjustments.

PalEx

                                                                       Ten-Month
                                   Fiscal Year Ended                 Period Ended
                         -------------------------------------- ------------------------
                         November 30, December 28, December 27, October 25,  October 24,
                             1996         1997         1998        1998         1999
                         ------------ ------------ ------------ -----------  -----------
                                (in thousands, except share and per share data)
                                                                      (unaudited)
Income Statement Data:
 Revenues...............  $ 145,030    $  222,993   $  319,691  $  256,874   $  320,433
 Gross profit(1)........     23,165        34,909       58,894      47,345       62,961
 Income from
  operations(1).........      8,937        12,934       17,297      11,109       22,826
 Net interest cost (2)..     (1,065)       (1,590)      (8,206)     (6,078)     (10,660)
 Net income.............  $   6,039    $    6,640   $    3,986  $    2,355   $    6,764
 Net income per share--
  basic.................  $     .64    $      .43   $      .21  $      .13   $      .33
 Net income per share--
  diluted...............  $     .64    $      .42   $      .21  $      .12   $      .33
 Shares used in
  computing net income
  per share--basic......  9,433,414    15,561,489   18,937,354  18,651,737   20,297,016
 Shares used in
  computing net income
  per share--diluted....  9,433,414    15,914,157   19,310,295  19,047,287   20,299,381
Other Operating Data:
 EBITDA and non-
  recurring charges(3)..  $  13,045    $   19,933   $   35,680  $   27,677   $   36,538
 EBIT(3)................  $   9,448    $   13,066   $   17,559  $   11,348   $   24,213
 Cash flows from:
  operating activities..  $  12,116    $    6,363   $   13,596  $    7,072   $   16,212
  investing activities..  $  (7,355)   $  (13,756)  $ (100,819) $  (91,383)  $   (6,596)
  from financing
   activities...........  $  (5,051)   $   11,976   $   83,966  $   78,942   $   (8,514)

                                                                   October 24,
                                                                       1999
                                                                  --------------
                                                                  (in thousands)
                                                                   (unaudited)
Balance Sheet Data:
 Working (deficit)...............................................    $(84,797)
 Total assets....................................................     299,617
 Total debt......................................................     147,181
 Stockholders' equity............................................     103,613

--------
(1) The results of operations for PalEx's year ended December 27, 1998, include pre-tax charges of approximately $1.2 million for inventory revaluation adjustment, approximately $0.9 million for restructuring costs and expenses and approximately $1.4 million for plant closure costs and asset abandonment loss related to the termination of PalEx's customer relationship with CHEP USA. The results of operations for PalEx's ten-month period ended October 25, 1998, include pre-tax charges of approximately $1.7 million for inventory valuation adjustment and approximately $2.4 million for restructuring costs and expenses related to the termination of PalEx's customer relationship with CHEP USA.
(2) Includes interest expense and other income (expense), net.
(3) EBIT and EBITDA and non-recurring charges are not presented as alternative measures of operating results or cash flows from operations as determined in accordance with generally accepted accounting principles, but because they are accepted financial indicators of the ability to incur and service debt. EBIT represents PalEx's net income after exclusion of interest expense and provision for income taxes. EBITDA and non-recurring charges represents PalEx's EBIT plus depreciation and amortization charges, and non-recurring, one-time restructuring charges related to the termination of PalEx's relationship with CHEP USA, pooling expenses, and compensation differential. EBIT and EBITDA and non-recurring charges as presented are not necessarily comparable with similarly titled measures presented by other companies. The following table reflects the calculation of EBIT and EBITDA and non-recurring charges:

                                                                       Ten-Month
                                   Fiscal Year Ended                 Period Ended
                         -------------------------------------- -----------------------
                         November 30, December 28, December 27, October 25, October 24,
                             1996         1997         1998        1998        1999
                         ------------ ------------ ------------ ----------- -----------
                                                 (in thousands)
                                                                      (unaudited)
Net income..............   $ 6,039      $ 6,640      $ 3,986      $ 2,355     $ 6,764
Provision for income
 taxes..................     1,833        4,704        5,105        2,676       5,402
Interest expense........     1,576        1,722        8,468        6,317      12,047
                           -------      -------      -------      -------     -------
 EBIT...................     9,448       13,066       17,559       11,348      24,213
Depreciation and
 amortization...........     3,597        5,847       11,665        7,974      12,325
Restructuring charge....       --           --         3,553        5,452         --
Pooling expenses and
 compensation
 differential(4)........       --         1,020        2,903        2,903         --
                           -------      -------      -------      -------     -------
 EBITDA and non-
  recurring charges.....   $13,045      $19,933      $35,680      $27,677     $36,538
                           =======      =======      =======      =======     =======

(4) Pooling expenses primarily represent financial advisory and legal fees incurred by some of the pooled companies in connection with PalEx's acquisition of those companies. Compensation differential is the difference between previous owners' compensation before their companies were acquired by PalEx and the amounts they contractually agreed to be paid afterward.

                                  RISK FACTORS

  You should carefully consider all the information in this proxy statement/prospectus, including the following risk factors, before making an investment decision regarding the merger and the IFCO Systems ordinary shares. The risks described below are the significant risks known to IFCO Systems, the IFCO Companies, and PalEx. The business, financial conditions, or results of operations of IFCO Systems, the IFCO Companies, or PalEx could be materially adversely affected by any of the risks.

Risks Related to the Merger

 The operational and financial benefits expected from the merger may not be realized and shareholder value may be impaired

  Schoeller Industries and PalEx entered into the merger agreement with the expectation that the merger would produce substantial operational and financial benefits for both the IFCO Companies and PalEx, including the use of PalEx's North American infrastructure to accelerate the expansion of the IFCO Companies' business in the United States. The integration of two large companies, incorporated in different countries, with geographically dispersed operations, and with significant differences in business plans, business cultures, and compensation structures, presents significant challenges and will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration process could reduce revenues, increase levels of expenses, and impair operating results of the combined company. In addition, IFCO Systems may not be successful in using the PalEx North American locations in connection with the IFCO Companies' U.S. business.

 The merger may not be tax-free to PalEx or PalEx stockholders

  PalEx is obligated to complete the merger only if it receives (1) the private letter ruling it has requested from the U.S. Internal Revenue Service that the merger qualifies for an exception to Section 367 of the Internal Revenue Code and (2) tax opinions from its special U.S. tax counsel that provide, among other things, that the merger should be treated as a reorganization for federal income tax purposes. Assuming the merger is a reorganization:

  .  PalEx and IFCO Systems will not recognize gain or loss upon the merger;

  . a PalEx stockholder will generally recognize any gain on the merger only to the extent of any cash received; and

  . any gain to the PalEx stockholders in the merger in excess of the cash received will not be recognized.

Even with PalEx's receipt of the tax opinions, the IRS could take the position that the merger is taxable, either because it disagrees with the opinions or because one or more of the assumptions upon which the opinions are based are incorrect. One key assumption is that the total fair market value of the IFCO Systems ordinary shares received by PalEx stockholders, based on the high and low sales prices of the shares on the date of the merger, will be no less than 42% of the total merger consideration paid to PalEx stockholders. This valuation, however, cannot be determined until after completion of the merger and the IPO. If the IRS were to take the position that the merger is taxable and prevail, then PalEx would recognize gain from the merger as if it had sold all of its assets in a fully taxable transaction and a PalEx stockholder would recognize gain or loss in an amount equal to the difference between the stockholder's basis in the shares of PalEx common stock surrendered in the merger and the sum of the cash and the fair market value, as of the effective time of the merger, of the IFCO Systems ordinary shares received in the merger.

 After the merger, the value of the IFCO Systems ordinary shares received by PalEx stockholders could decline below the IPO price

  The exact number of IFCO Systems ordinary shares to be received by PalEx stockholders in the merger will be based on the elections by PalEx stockholders and the IPO price of the IFCO Systems ordinary shares.

Following the merger, the value of the IFCO Systems ordinary shares received by PalEx stockholders will depend on the market price of IFCO Systems ordinary shares, which after the IPO could trade at a price significantly below the IPO price. There has not previously been a public market for the IFCO Systems ordinary shares.

 The IFCO Systems ordinary shares will have a lower book value than the PalEx shares and IFCO Systems will at least initially have a net loss per share

  The book value of the IFCO Systems ordinary shares will be significantly lower than the book value of the shares of PalEx common stock and, unlike PalEx, IFCO Systems will lose money, at least initially.

 Protecting shareholder rights may prove more difficult and costly than in a Delaware corporation

  IFCO Systems' corporate affairs are governed by its articles of association and by the laws of the Netherlands. The rights of shareholders of IFCO Systems and the responsibilities of directors on its board of directors, its officers, and the experts named in this proxy statement/prospectus, some of whom may reside outside of the United States, are different than those established under the laws of Delaware or other U.S. jurisdictions. Therefore, IFCO Systems' public shareholders may have more difficulty and be subject to higher costs in protecting their interests in the face of actions by IFCO Systems' management, board of directors, or controlling shareholders than they would as shareholders of a corporation incorporated in Delaware or other U.S. jurisdictions. This may include difficulty in effecting service of process within the United States upon IFCO Systems or those persons, or enforcing, in courts outside of the United States, judgments against IFCO Systems or those persons obtained in U.S. courts and based upon the civil liability provisions of the federal securities laws of the United States. Furthermore, since a substantial portion of the assets of IFCO Systems will be located outside of the United States, any judgment obtained in the United States against those persons or IFCO Systems may not be collectible within the United States. Additionally, there may be doubt as to the enforceability, in original actions in Dutch courts, of liabilities based solely upon the federal securities laws of the United States.

Risks Related to IFCO Systems or the IFCO Companies' Businesses

 IFCO Systems will be controlled by a limited number of shareholders, which will limit the ability of the public shareholders to influence the affairs of IFCO Systems

  After completion of the merger and the IPO, and assuming PalEx stockholders elect to receive 49% of the total merger consideration in cash, Christoph and Martin Schoeller, through Schoeller Industries and/or affiliates and Schoeller Holding, will beneficially own approximately 51.7% of the outstanding IFCO Systems ordinary shares. The Schoellers will be able to influence the business, policies, and affairs of IFCO Systems and may be able to block approval of any proposed merger, combination, or sale of substantially all the assets. Because they will have the largest beneficial ownership, the Schoellers may legitimately seek to preserve their control and may not have the same interest as smaller shareholders in pursuing strategic investments or business combinations if the result would be a decrease in control or would cause IFCO Systems no longer to exist as a separate entity.

 Christoph Schoeller will not be devoting his full time to IFCO Systems, which may impair its business prospects

  Under the terms of a management agreement with IFCO Europe, Schoeller Industries provides administrative and management services, but Christoph Schoeller, who will be Chairman of the board of directors of IFCO Systems, will not devote his full working time to the IFCO Companies. Because of other Schoeller family business interests, Christoph Schoeller will continue to be unable to devote his undivided attention to the operations and management of IFCO Systems. This may impede the management and operations of IFCO Systems and limit the growth prospects for the business.

 IFCO Systems' international operations may prove more difficult or costly than its domestic operations

  Since IFCO Systems will have significant operations outside of Germany and the United States, it will be subject to the risks associated with cross-border business transactions and activities. These risks principally relate to delayed payments from customers in some countries or difficulties in the collection of receivables generally. Political, legal, trade, or economic changes or instability could limit or curtail IFCO Systems' business activities and operations in Eastern Europe, Asia, and South America. Unexpected changes in regulatory requirements, tariffs and other trade barriers, and price exchange controls could limit operations and make the distribution of products difficult. In addition, the uncertainty of the legal environment in these areas could limit IFCO Systems' ability to effectively enforce its rights.

 IFCO Systems will be dependent on extensive capital investment, which may not be readily available

  IFCO Systems' business plan calls for extensive capital investment. IFCO Systems may be unable to obtain sufficient capital resources to finance its operations. A lack of capital or an increase in the cost of capital may prevent IFCO Systems from achieving its growth plans and its financial objectives.

 IFCO Systems will be dependent on its relationships with a small number of large retailers

  IFCO Systems will be dependent on its relationships with a small number of large retailers. The inability of IFCO Systems to maintain these relationships or cultivate new relationships on similar terms will impair its ability to remain competitive in the markets in which it will operate. The loss of one or more of these relationships would have a negative impact on the revenues and net income of IFCO Systems.

 IFCO Systems' growth strategies may not be achieved

  IFCO Systems expects to grow both internally and through acquisitions and alliances. IFCO Systems expects to spend significant time and effort in evaluating, completing, and integrating acquisitions. The systems, procedures, and controls of IFCO Systems may not be adequate to support its operations as it expands, including its expansion in the United States. Any future growth also will impose significant additional responsibilities on its senior management. To the extent IFCO Systems is unable to manage its growth effectively, or is unable to attract and retain qualified management, IFCO Systems' ability to grow or maintain its level of revenues and net income, or to implement its business plan, could be materially limited.

 The IFCO Companies' business models may not succeed in new markets

  The IFCO Companies' business plans rely on duplicating their business models in new markets, including the United States. The IFCO Companies' business models may not be successfully duplicated in these new markets.

 Weather conditions may reduce demand for IFCO Systems' services and products

  IFCO Systems provides a significant portion of its services and products to customers who ship agricultural products. Severe weather, particularly during the harvesting seasons, may cause a reduction in demand from agricultural customers, lowering IFCO Systems' revenues and net income. For example, a heavy freeze that damages citrus or other produce crops could have a significant negative impact on IFCO Systems' financial condition and results of operations.

 IFCO Systems' operating results may fluctuate significantly due to seasonal factors

  IFCO Systems' businesses, including the businesses of both the IFCO Companies and PalEx, will be subject to seasonal variations in operations and demand. IFCO Systems' operations experience the greatest demand for RTCs, new pallets, and reconditioned industrial containers during the citrus and produce harvesting seasons, generally October through May, with significantly lower demand from the citrus and produce industries in the summer months. Moreover, yearly results can also fluctuate significantly, particularly for PalEx in the Southeast and Western regions of the United States. Fluctuations are the result of the size of the citrus and produce harvests, which, in turn, largely depend on the occurrence and severity of inclement weather. Accordingly, IFCO Systems' performance, including the performance of both the IFCO Companies and PalEx, in any particular quarter may not be indicative of the results that can be expected for any other quarter or for the entire year.

 IFCO Systems is in a highly competitive industry, which may limit its business prospects

  IFCO Systems faces competition in all geographic markets and each industry sector in which it operates. IFCO Systems expects aggressive competition from packaging industry companies, including CHEP, an international supplier of pallets and other material handling products. The IFCO Companies face aggressive competition from the traditional packaging industry. In addition, relatively few barriers prevent entry into the traditional packaging and pallet industries. The effect of this competition could reduce IFCO Systems' revenues, limit its ability to grow, increase pricing pressure on its products, and otherwise affect its financial results.

 IFCO Systems may incur increased costs due to fluctuations in interest rates and foreign currency exchange rates

  As a consequence of the global nature of the combined businesses of the IFCO Companies and PalEx, IFCO Systems will be exposed to increases in interest rates and changes in foreign currency exchange rates, which may result in decreased net income. IFCO Systems will seek to minimize these risks through regular operating and financing activities and, when appropriate, through the use of currency and interest rate hedges and similar financial instruments, although these measures may not be implemented or be effective. IFCO Systems will also be exposed to risks from changes in foreign currency exchange rates as a result of its financial reporting in U.S. dollars.

  Fluctuations in the exchange rate between the U.S. dollar and the euro will affect the U.S. dollar equivalent of the euro price of IFCO Systems ordinary shares traded on the Frankfurt Stock Exchange and, as a result, are likely to affect the market price of the New York shares traded on the Nasdaq National Market. These fluctuations will also affect the U.S. dollar amounts received by holders of IFCO Systems ordinary shares on the conversion into U.S. dollars of cash dividends, if any, paid in euros on the IFCO Systems ordinary shares.

Risks Related to PalEx's Business

 PalEx's cost of goods sold may be subject to increases because of unmanageable changes in the cost or availability of lumber, the largest raw material cost for pallets

  The largest component of PalEx's cost of goods sold is lumber, which is the principal raw material used in the manufacture and repair of wooden pallets. Any increase in the cost of lumber or decrease in the availability of lumber will materially increase cost of goods sold resulting in decreased net income unless there is a corresponding increase in the prices PalEx charges its customers. PalEx, however, may be limited in how much of a cost increase, if any, it is able to pass along to customers or how quickly it is able to pass along a cost increase to customers. In addition, increases in prices may result in a decrease in sales. The majority of the lumber used in the pallet industry is hardwood, which is only grown in some regions of the United States.

  If the demand for hardwood is greater than the supply, the price will increase and PalEx's cost for lumber will increase. The factors affecting supply and demand are outside PalEx's control, including:

  . competing demand from other pallet manufacturers and other industries that use similar grades and types of lumber;

  . governmental limits on logging on public lands or for environmental reasons; and

  .governmental agreements limiting lumber imports into the United States or Canada.

  Since hardwood is difficult to harvest in adverse weather, adverse weather may also decrease the supply, resulting in price increases. PalEx may not be able to secure adequate lumber supplies in the future at prices it considers reasonable.

 PalEx has relied on acquisitions for growth and it may not be able to continue to make acquisitions or successfully operate acquired businesses

  One of PalEx's principal growth strategies has been to acquire additional pallet manufacturing and recycling and drum reconditioning companies. PalEx may not be able to identify or acquire additional businesses or integrate and manage those additional businesses successfully. Acquisitions may involve a number of operational risks, including:

  . integration of acquisitions into PalEx may not be successful or may not be possible without substantial costs, delays, or other problems, in either case reducing any positive impact on PalEx's revenues and net income or actually decreasing net income;

  .adverse short-term effects on reported operating results, which will result in lower net income;

  . diversion of management's attention from operations, which could result in decreased net income or limit internal growth;

  . dependence on retention, hiring, and training of key personnel, which may impair PalEx's ability to integrate acquisitions successfully or may prevent PalEx from seizing future growth opportunities, both internally and through acquisitions; and

  . increased goodwill, which must be amortized, currently at the rate of approximately $4.4 million per year, thus reducing PalEx's net income.

  In addition, PalEx could experience increased competition for acquisitions of desirable companies, which could increase the amounts paid for acquisitions or reduce the number of acquisition candidates, resulting in reduced growth opportunities.

 PalEx's markets for pallet manufacturing and recycling services and industrial container reconditioning services are highly competitive, which may limit PalEx's ability to grow or maintain profit margins and net income

  The markets for pallet manufacturing and recycling services and drum reconditioning services are highly fragmented and competitive. As a result, competition on pricing is often intense. Competition for customers and competitive pricing pressure holding down prices may limit PalEx's ability to grow or maintain profit margins and net income.

 PalEx's pallet manufacturing operations may also be subject to competition from lumber mills, which could decrease PalEx's profitability

  PalEx often competes with lumber mills in the sale of new pallets. These mill competitors typically view pallet manufacturing as an opportunity to use the lower grade lumber that would otherwise be waste. As a result, they are able to manufacture and sell low-cost pallets. This depresses pallet prices overall, which could decrease PalEx's profitability.

 PalEx's pallet manufacturing and recycling operations are subject to competition from larger competitors, which may limit PalEx's ability to grow or maintain revenues and net income

  Other companies with significantly greater capital and other resources than PalEx, including CHEP, may enter or expand their operations in the pallet manufacturing and recycling businesses in the future, which could place PalEx in direct competition with these larger companies in the markets for new and recycled pallets. Increased competition from CHEP or other large competitors could reduce PalEx's revenues through loss of customers or competitive pricing pressures. Decreases in revenues could have a corresponding effect on net income.

 PalEx's pallet operations face competition from other pallet alternatives, which could limit or decrease revenues

  PalEx's new and recycled pallet operations face competition from pallet leasing or other pallet systems providers, which are marketed as less expensive or otherwise more favorable alternatives to new pallet purchasers. Pallet leasing competes currently with new and recycled pallet sales to the grocery and wholesale distribution industries and may expand into other industries in the future. CHEP, with significantly greater resources than PalEx, is currently the dominant pallet leasing company in the world. Other pallet systems may include pallets fabricated from non-wooden components like plastic as cost-effective, durable alternatives to wooden pallets. Increased competition from pallet leasing companies or providers of other alternatives could make it more difficult for PalEx to attract and retain customers or force PalEx to reduce prices. As a result, revenue growth may be limited or may decrease with corresponding effects on PalEx's net income.

 PalEx has potential exposure to environmental liabilities, which may increase costs and lower net income

  PalEx's operations are subject to various environmental laws and regulations, including those dealing with handling and disposal of waste products, fuel storage, and air quality. As a result of past and future operations at PalEx's subsidiaries' facilities, PalEx may be required to incur remediation costs and other related expenses. In addition, although PalEx intends to conduct appropriate due diligence with respect to environmental matters in connection with future acquisitions, PalEx may not be able to identify or be indemnified for all potential environmental liabilities relating to any acquired business. A PalEx subsidiary currently has potential exposure to environmental liabilities as a result of contaminations at the Zellwood Groundwater Contamination Site in Orange County, Florida. For a description of the potential exposure, see "Business--Regulation--Industrial Containers." Environmental liabilities incurred by PalEx or its subsidiaries, if not covered by adequate insurance or indemnification, will increase PalEx's costs and have negative impact on its net income.

 PalEx may not be able to negotiate with union employees and may be subject to work stoppages

  Approximately 300 employees of PalEx's container group are members of various labor unions. If PalEx is unable to negotiate acceptable contracts with these unions as existing agreements expire, strikes or other work stoppages by the affected workers could occur and increased operating costs due to higher wages or benefits paid to union members may result. If the unionized employees engage in a strike or other work stoppage, or other employees become unionized, PalEx could experience a significant disruption of its operations and higher ongoing labor costs. This could result in decreased revenues and/or lower net income than otherwise could have been achieved.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Some of the statements contained in this proxy statement/prospectus discuss future expectations, contain projections of results of operations or financial condition of IFCO Systems, the IFCO Companies, or PalEx, or state other forward-looking information. These statements may include statements for the period following the merger. You can find many of these statements by looking for words like believes, expects, anticipates, estimates, or similar expressions used in this proxy statement/prospectus.

  These forward-looking statements may be affected by known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions that IFCO Systems, the IFCO Companies, and PalEx believe to be reasonable.

  Risks and uncertainties include the following:

  . the timely completion of the merger according to its terms, including completion of the IPO;

  . the ability of the combined company to effectively integrate their operations and achieve their operational and growth objectives;

  .  the competitive nature of the container businesses;

  .  customer demand and business and economic cycles;

  .  the ability to finance capital expenditures and growth;

  .  changes in national or international politics and economics;

  .  currency exchange rate fluctuations; and

  . changes in capital and financial markets, including the performance of companies listed on the Frankfurt Stock Exchange or the Nasdaq National Market.

  Important factors that could cause actual results to be materially different from the forward-looking statements are also disclosed in the "Risk Factors" section and throughout this proxy statement/prospectus.

                           THE PALEX SPECIAL MEETING

General

  PalEx is furnishing this proxy statement/prospectus to you in connection with the solicitation of proxies by the PalEx board of directors for use at the special meeting of PalEx stockholders to be held on March 2, 2000. PalEx will first mail this proxy statement/prospectus and accompanying form of proxy to PalEx stockholders on or about February 7, 2000.

Time and Place

  The special meeting will be held at 6829 Flintlock Road, Houston, Texas, on March 2, 2000, starting at 10:00 a.m. Houston time.

Purposes

  At the special meeting, you will be asked to:

  1.approve and adopt the merger agreement;

  2.act on any other matter that may be properly submitted to a vote at the special meeting; and

  3. if necessary, approve any postponements or adjournments of the special meeting without further notice except by announcement at the meeting being postponed or adjourned.

  The PalEx board of directors has unanimously approved the merger agreement and recommends that PalEx stockholders vote for approval and adoption of the merger agreement.

Record Date; Shares Entitled to Vote; Quorum

  The PalEx board of directors has fixed the close of business on January 21, 2000, as the record date for PalEx stockholders entitled to notice of and to vote at the special meeting. As of the record date, there were 19,633,548 shares of PalEx common stock outstanding. PalEx stockholders will be entitled to one vote for each share of PalEx common stock they own. The common stock is PalEx's only class of outstanding voting securities.

  The holders of a majority of the outstanding shares of PalEx common stock entitled to vote at the special meeting must be present, either in person or by proxy, to establish a quorum for business to be conducted at the special meeting.

Votes Required; Voting and Revocation of Proxies; Effect of Abstentions and Non-Votes

  Delaware law requires the affirmative vote of the holders of record of at least a majority of the shares of PalEx common stock outstanding and entitled to vote at the special meeting for approval and adoption of the merger agreement.

  All shares of PalEx common stock represented by properly executed proxies will be voted per the instructions indicated in the proxies. Any PalEx stockholder who has previously delivered a properly executed proxy may revoke the proxy at any time before it is voted. A proxy may be revoked either by:

  . delivering to the Secretary of PalEx before the special meeting a written revocation of the proxy;

  . signing and returning a later dated proxy to the Secretary of PalEx; or

  . attending the special meeting and voting in person, regardless of whether a proxy has previously been given, or withdrawing your proxy. Mere attendance at the special meeting, however, will not in and of itself have the effect of revoking the proxy.

  All valid, unrevoked proxies will be voted as directed. In the absence of any directions to the contrary, proxies will be voted in favor of each of the proposals listed in the notice of special meeting.

  If any other matters are properly presented for action at the special meeting, the persons named in the proxy will have the discretion to vote on those matters in their best judgment, unless authorization is withheld.

  Votes cast by proxy or in person at the special meeting will be tabulated by a judge of voting appointed for the special meeting, who will determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be included in vote totals and thus will have the same effect on each proposal as a negative vote. If a proxy is returned by a broker or other stockholder who does not have authority to vote, does not give authority to a proxy to vote, or withholds authority to vote on one or more proposals as to any shares, those shares will be considered present at the meeting for purposes of determining a quorum. The failure to submit a proxy or to vote at the special meeting, an abstention as to the merger proposal, or a non-vote as to the merger proposal will each have the same effect as a vote against the merger agreement.

  A representative of Arthur Andersen LLP, PalEx's independent public accountants, is expected to be present at the special meeting and will have the opportunity to make a statement. The representative will be available to answer appropriate questions from PalEx stockholders.

  The matters to be considered at the special meeting are of great importance to PalEx stockholders. PalEx urges you to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign, and promptly return the enclosed proxy in the enclosed postage-paid envelope.

Voting Agreements

  As of the record date, the directors and executive officers of PalEx and their affiliates beneficially owned approximately 24.6% of the outstanding shares of PalEx common stock, excluding options to purchase shares. The holders of these shares or the persons with the right to vote these shares have indicated to PalEx their intent to vote the shares for approval of the merger agreement or have signed a voting agreement obligating them to do so.

  Schoeller Industries has obtained a voting agreement from a group of PalEx stockholders who own approximately 29% of the outstanding shares of PalEx common stock as of the date of this proxy statement/prospectus, including some of PalEx's directors and executive officers. These stockholders have agreed to vote their shares in favor of the merger agreement at any stockholders' meeting. The voting agreement is effective until the earlier of completion of the merger agreement, termination of the merger agreement, or May 31, 2000. PalEx has agreed to use its reasonable efforts after the mailing of this proxy statement/prospectus to deliver an additional voting agreement in favor of Schoeller Industries, so that the total number of shares subject to the voting agreements and agreeing to vote for approval of the merger agreement will be at least 51% of the outstanding shares of PalEx common stock as of the record date.

Solicitation of Proxies

  Proxies will be solicited by mail. Proxies may also be solicited personally, or by telephone, fax, or other means by the directors, officers, and employees of PalEx. Directors, officers, and employees soliciting proxies will receive no special or extra compensation, but may be reimbursed for related out-of-pocket expenses. In addition to solicitation by mail, PalEx will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to send the proxy materials to beneficial owners. PalEx will, upon request, reimburse these brokerage houses, custodians, and other persons for their reasonable out-of-pocket expenses in doing so. PalEx and IFCO Systems will each pay one-half of the expenses of printing and mailing this proxy statement/prospectus. PalEx will pay for the other costs of soliciting proxies.

                                   THE MERGER

Background of the Merger

  PalEx has regularly considered opportunities for acquisitions, other strategic alliances, and raising capital. In May 1998, PalEx engaged Batchelder & Partners, Inc., as its financial advisor to analyze and consider several larger strategic and financial opportunities.

  In June 1998, PalEx and GE Capital Services, Inc., began discussions regarding possible joint strategic initiatives in the materials handling industry. These discussions were initially between Sam Humphreys, the Chairman of PalEx, and Nigel Andrews, an Executive Vice President of GE Capital Services. These initial discussions took place at meetings in mid-June 1998 in Stamford, Connecticut. In the course of these meetings, GE Capital Services discussed its investment in the IFCO Companies. PalEx had previously become familiar with the IFCO Companies and their operations in Europe and start-up initiative in the United States. PalEx and GE Capital Services agreed to schedule another meeting to discuss a possible initiative involving both GE Capital Services and the IFCO Companies and to have in attendance the persons at GE Capital Services responsible for its investment in the IFCO Companies and representatives of the IFCO Companies.

  In late June 1998, representatives of PalEx, Batchelder, GE Capital Services, and the IFCO Companies met at GE Capital Services' offices in New York City to discuss possible relationships, including a possible business combination. Sam Humphreys and Vance Maultsby, PalEx's Chief Executive Officer, attended the meeting on behalf of PalEx. Paul Gelburd and Scott Gould represented GE Capital Services, and Christoph and Martin Schoeller represented the IFCO Companies.

  On July 10, 1998, PalEx and Schoeller Industries entered into a Non-Disclosure Agreement with respect to information to be provided by the IFCO Companies to PalEx.

  On August 6, 1998, at a meeting of the PalEx board of directors in Houston, Texas, Sam Humphreys made a presentation to the board of directors about IFCO Europe. Mr. Humphreys showed the board of directors marketing videos provided by the IFCO Companies and described their businesses. He also discussed the rationale for a strategic relationship between PalEx and IFCO Europe, including their common experiences with shipping platforms and logistics operations, common access to retailers' backdocks, and ability to cross-sell to each other's customers, including the ability to take advantage of each other's relationships with growers. The board of directors authorized PalEx's management to continue its discussions and negotiations with respect to a possible strategic business combination with IFCO Europe.

  During August and September 1998, Sam Humphreys and Vance Maultsby spoke with Christoph and Martin Schoeller and with representatives of GE Capital Services on a periodic basis by telephone to continue discussions about a possible business combination and develop proposed terms.

  On September 11, 1998, Sam Humphreys and Vance Maultsby met with Christoph and Martin Schoeller from the IFCO Companies and Paul Gelburd and Scott Gould from GE Capital Services in New York City to continue discussions about a possible business combination.

  On October 1-2, 1998, Sam Humphreys and Vance Maultsby again met with the Schoellers in New York City along with a representative of Batchelder. At this meeting, the parties began more detailed discussions about the structure of a business combination and PalEx provided the Schoellers with a preliminary term sheet. The preliminary term sheet reflected the creation of a new holding company, PalEx's merger with a holding company subsidiary, and ownership by PalEx stockholders of a minority interest in the holding company. The actual ownership interest to be received by the PalEx stockholders was to be determined based on the due diligence investigations of each company. The parties also discussed what they needed for purposes of due diligence investigations.

  On October 6, 1998, Vance Maultsby sent a confidential memorandum to the PalEx board of directors to update the board of directors on the status and progress of discussions. He indicated that preliminary discussions involved the formation of a new public holding company, with IFCO Europe and PalEx merging into subsidiaries of the holding company for stock consideration. Based upon the preliminary discussions, including the October 2, 1998, meeting, PalEx stockholders would exchange their PalEx stock for a minority interest in the new holding company. The valuation proposed to the Schoellers and GE Capital Services at that time provided PalEx's stockholders with a combined interest in the new company of 30-45%. The holding company would complete an IPO at the same time as the merger. Mr. Maultsby indicated to the board of directors that the exact consideration to be paid to PalEx's stockholders would likely be subject to the value of the individual companies implied by the IPO valuation and the completion of due diligence investigations by both parties. The other principal term discussed was the interest in the new holding company acquiring the minority interest in IFCO International's U.S. joint venture. Mr. Maultsby informed the board that a detailed term sheet was being prepared.

  On October 7, 1998, Mr. Maultsby had a conference call with the PalEx board of directors to discuss these preliminary terms, answer questions, and hear comments. A representative from Batchelder also participated in the call.

  Representatives of PalEx and GE Capital Services met again in New York City on October 8-9, 1998. Vance Maultsby, Edward Rhyne, PalEx's Vice President and General Counsel, and Dinesh Lathi represented PalEx. Paul Gelburd and Scott Gould attended the meeting on behalf of GE Capital Services. Frank Tofflinger, Chief Financial Officer of Schoeller Industries, and a representative of King & Spalding, U.S. counsel to the IFCO Companies, attended on behalf of the IFCO Companies. The structure discussed at this meeting contemplated the possibility of an IPO of a new holding company on the Neuer Markt segment of the Frankfurt Stock Exchange. Following this meeting, on October 10, 1998, PalEx distributed a revised term sheet to the Schoellers reflecting the discussions at the October 2, 1998, meeting. In addition, the term sheet included a proposal that the new holding company would acquire options to purchase IFCO International and MTS.

  On October 21, 1998, the PalEx board of directors had a conference call to discuss the status of the proposed business combination with IFCO Europe.

  On October 29, 1998, at a meeting of the PalEx board of directors in Houston, Texas, Sam Humphreys summarized the status of the business combination discussions with IFCO Europe and PalEx's due diligence investigations. After further discussion about the proposed transaction, the PalEx board determined that PalEx should continue pursuing the possible business combination. On the same date, Baker Botts L.L.P., PalEx's counsel at the time and now PalEx's special U.S. tax counsel, distributed a preliminary draft of a definitive merger agreement to Edward Rhyne and King & Spalding. The preliminary draft provided for PalEx stockholders to receive a minority stock interest in a new holding company as merger consideration. The percentage ownership for PalEx stockholders, as proposed, was contemplated as a range, to be agreed upon based on continuing due diligence, but at that time tentatively set at 30% to 40%, with the actual percentage to depend on the holding company's pre-IPO valuation. The draft also contemplated IFCO International using reasonable efforts to acquire the minority interest in IFCO International's U.S. joint venture.

  During the first week of November 1998, PalEx sent a team to the IFCO Companies' headquarters in Pullach, Germany, for purposes of continuing PalEx's due diligence and developing a financial model for the proposed business combination. The PalEx team included Joseph Cruz, PalEx's President and Chief Operating Officer, Philip Freeman, PalEx's Executive Vice President, Edward Rhyne, Dinesh Lathi, representatives of Batchelder, and representatives of Arthur Andersen in Germany.

  On November 19-20, 1998, representatives of PalEx, GE Capital Services, and the IFCO Companies again met in New York City to discuss the possible business combination. Sam Humphreys, Vance Maultsby, Edward Rhyne, Dinesh Lathi, and Fraser Campbell, President of PalEx's Canadian subsidiary, along with a representative of Batchelder, represented PalEx. Scott Gould, Liz Masciopinto, and Natalie Jenkins represented

GE Capital Services and Jorgen Poulsen represented Transport International Pool, an affiliate of GE Capital Services. Representatives of J.P. Morgan, as a financial advisor to GE Capital Services, attended the meeting on behalf of GE Capital Services. The Schoellers and Frank Tofflinger represented the IFCO Companies. The primary focus of the meeting was continued due diligence with respect to both operations and the integration of the businesses.

  Sam Humphreys and Vance Maultsby again met with Paul Gelburd and Scott Gould of GE Capital Services in New York City on November 20, 1998, to discuss the structure of the proposed business combination. The parties continued to have discussions in late November and early December 1998 regarding the structure of the proposed business combination and the treatment of GE Capital Services' interests in IFCO Europe.

  On December 1, 1998, Sam Humphreys, Vance Maultsby, Christoph Schoeller, and Paul Gelburd had a conference call to discuss management of the combined company and open business points.

  Sam Humphreys and Vance Maultsby met with Christoph and Martin Schoeller in Puerto Rico on January 8-9, 1999, for further discussions regarding the desired structure of the business combination.

  On January 12, 1999, PalEx and Schoeller Industries entered into a Confidentiality Agreement with respect to information to be provided by PalEx to the IFCO Companies.

  On January 26, 1999, the PalEx board of directors held a telephonic meeting to review the status of the proposed business combination with IFCO Europe. Casey Fletcher, PalEx's Chief Accounting Officer, Phil Freeman, Gregg Gibson of Sonoma Pacific Company, a PalEx subsidiary, Vance Maultsby, and Edward Rhyne also participated in the telephonic meeting. Sam Humphreys summarized for the board the developments in the proposed transaction since the previous board meeting. Mr. Humphreys outlined a proposed structure that would include not only IFCO Europe, but also MTS and IFCO International, including IFCO International's interests in Argentina and in joint ventures in Japan and the United States. The intention was for the combined company to simultaneously complete an IPO with a listing on the Neuer Markt. PalEx shareholders and the Schoellers would each own 50% of the combined company, but General Electric Erste Beteiligungs GmbH, a subsidiary of GE Capital Corporation, would continue to own 24% of IFCO Europe and have an option to acquire the remaining 76% of IFCO Europe. The proposed structure had been discussed in detail with the Schoellers, but no terms had been negotiated with GE Capital regarding GE Erste's and GE Capital's existing interests and options with respect to IFCO Europe, IFCO International, and MTS. The proposed structure also contemplated that the combined company would negotiate to purchase the interest in IFCO International's U.S. joint venture, IFCO-U.S., L.L.C., not already owned by IFCO International. The board of directors, along with management, voted to continue negotiations and due diligence to determine whether a desirable transaction could be structured.

  On February 2-3, 1999, Joseph Cruz, Vance Maultsby, Edward Rhyne, Howe Wallace, PalEx's Chief Human Resources Officer, and representatives of Batchelder met in Tampa, Florida, with IFCO U.S. management and representatives of the IFCO Companies to discuss due diligence issues regarding IFCO U.S.

  In late February and early March 1999, the parties continued to discuss and refine the structure of the proposed transaction.

  On February 22-25, 1999, PalEx representatives traveled to the IFCO Companies' headquarters in Pullach, Germany, to continue their due diligence investigations and meet with representatives of Apax Partners & Co., the IFCO Companies' financial advisor. Vance Maultsby, Edward Rhyne, and representatives of Batchelder attended the meetings on behalf of PalEx. Martin and Christoph Schoeller and Frank Tofflinger were the lead participants on behalf of the IFCO Companies. The discussions covered various issues, including the structure of the transaction, continuing due diligence investigations by both PalEx and the IFCO Companies, corporate governance, and the timing of the transaction. Based upon the understanding that IFCO Europe would purchase its shares held by GE Erste and that GE Capital and GE Erste would release all options and other rights with respect to the IFCO Companies, the parties agreed to a structure in which PalEx stockholders would receive 32% to 35% of the new combined company depending on the trading prices of the new shares after the IPO. The parties also agreed to target March 19, 1999, for execution of a definitive agreement.

  On March 2, 1999, Baker Botts prepared and distributed a summary term sheet for the transaction. The term sheet showed PalEx stockholders receiving 32% to 35% of a new combined company prior to an IPO by the new company depending on the trading prices of the new shares after the IPO.

  On March 8-10, 1999, Sam Humphreys, Vance Maultsby, and Edward Rhyne met in New York City with Christoph and Martin Schoeller, a representative of Apax, and Paul Gelburd and Scott Gould to refine the structure of the business combination and the operation of the businesses after completion of the transaction. Following the meeting, Baker Botts sent a revised draft of the merger agreement to Edward Rhyne and King & Spalding.

  On March 16, 1999, Edward Rhyne had a conference call with a representative of King & Spalding and a representative of Gardere & Wynne, L.L.P., PalEx's counsel, to discuss the appropriate parties to the transaction, the structure of the merger, including the formation of the new holding company, the draft merger agreement, and outstanding due diligence issues. The attorneys agreed to meet in New York City beginning on March 22, 1999, to negotiate and execute the definitive agreement and address remaining due diligence issues.

  On March 18, 1999, Gardere & Wynne sent a revised draft of the merger agreement to King & Spalding reflecting miscellaneous changes from the initial draft.

  On March 22, 1999, Edward Rhyne and representatives of King & Spalding and Gardere & Wynne began meeting in New York City to finalize the definitive agreement.

  On March 23, 1999, the PalEx board of directors reconvened a meeting in Houston, Texas, that began on March 22, 1999, for the purpose of discussing the proposed merger with the IFCO Companies and related transactions. Also attending the reconvened meeting in person or by telephone were Casey Fletcher, Phil Freeman, Gregg Gibson, Vance Maultsby, Edward Rhyne, Christoph and Martin Schoeller, Howe Wallace, representatives of Batchelder, and a representative of Baker Botts.

  At the request of Sam Humphreys, Martin Schoeller made a detailed presentation to the board of directors regarding the organization, operations, and financial performance of and growth potential for IFCO Europe, MTS, and IFCO International, including its joint ventures in Japan, the United States, and Argentina. These three IFCO Companies would be contributed to the new combined company, IFCO Systems. Edward Rhyne provided additional information to the board of directors regarding a long-term supply agreement between the IFCO Companies and other Schoeller entities. At the conclusion of Mr. Schoeller's presentation, the directors had the opportunity to ask Mr. Schoeller questions about the IFCO Companies.

  A representative of Batchelder then discussed for the directors the Neuer Markt, which was the stock market proposed for listing of the IFCO Systems ordinary shares. He described the Neuer Markt's history, trading capabilities in the United States, and initial listing criteria. After this presentation, the Schoellers left the meeting.

  Batchelder provided an overview of the proposed transaction structure and terms and detailed presentation of both PalEx's and the IFCO Companies' historical and projected financial results, and discussed Batchelder's valuation materials. The directors had substantial opportunity to ask Batchelder and Mr. Rhyne about the transaction and the financial information. The board of directors discussed the proposed ownership interests in the new company for PalEx's stockholders and the IFCO Companies' stockholders. Batchelder then reviewed its proposed form of fairness opinion and answered questions regarding the valuation methodologies it used in its fairness analysis.

  After a detailed discussion of the fiduciary duties of directors under Delaware law, the board of directors unanimously approved the proposed merger transaction subject to a review of the definitive agreement to be distributed later in the week. The board of directors agreed to hold a telephonic meeting on March 28, 1999, to consider the terms of the definitive agreement relating to the proposed transaction.

  Beginning on March 24, 1999, Christoph and Martin Schoeller, Frank Tofflinger, and a representative of Boesebeck Droste, the IFCO Companies' German counsel, began meeting in New York City with Scott Gould to negotiate a draft agreement between the IFCO Companies and GE Capital regarding GE Capital's interests.

  On March 25, 1999, Vance Maultsby, a representative of Batchelder, Christoph and Martin Schoeller, Frank Tofflinger, and a representative of Boesebeck Droste joined the meeting that began on March 22, 1999, in order to finalize due diligence discussions, negotiate the merger agreement, and finalize the draft agreement with GE Capital. Sam Humphreys joined that meeting on March 26, 1999.

  The PalEx board of directors then held a telephonic meeting on March 28, 1999. Casey Fletcher, Phil Freeman, Gregg Gibson, Vance Maultsby, Edward Rhyne, Howe Wallace, representatives of Batchelder, and a representative of Baker Botts also participated in the meeting. A representative of Baker Botts summarized the directors' fiduciary obligations in considering the merger agreement. The board of directors considered the draft merger agreement and the delivery of Batchelder's opinion dated March 28, 1999. Edward Rhyne and the representatives of Batchelder discussed the terms of the draft merger agreement in detail for the directors. After a detailed discussion by the directors, the board of directors unanimously approved the merger agreement.

  During the meetings and negotiations held on March 22-29, 1999, the parties agreed to make various changes to the proposed merger agreement, including adding or providing for:

  .  IFCO International and MTS as parties;

  .  IFCO Systems as a prospective party;

  .  description of proposed transaction with GE Capital and GE Erste;

  . refinement of merger consideration calculation, including introduction of PalEx 1999 performance as an element in the calculation;

  .  post-merger corporate governance;

  . extension of representations and warranties to cover IFCO International, MTS, and IFCO Systems in addition to IFCO Europe;

  .  voting agreement requirement;

  .  restrictions on share transfers by PalEx insiders;

  . grant of IFCO Systems options based on outstanding PalEx stock options to be converted in the merger;

  .  fixing a pre-IPO combined company valuation condition at $390 million;
     and

  .  payment of a termination fees in specified situations.

  At the continuing meetings in New York City, PalEx and the IFCO Companies and their representatives completed the negotiation of the merger agreement. The merger agreement was signed on March 29, 1999, and PalEx and the IFCO Companies issued a joint press release on March 30, 1999, to announce the transaction.

  Following execution of the merger agreement, King & Spalding engaged Dutch legal counsel on behalf of the IFCO Companies. King & Spalding asked Dutch legal counsel to review the merger agreement for compliance with Dutch law, since it provided for IFCO Systems to be a Dutch company. Based on advice from Dutch counsel, Gardere & Wynne and King & Spalding prepared a draft of an amended and restated merger agreement to include necessary changes under Dutch law and make other, technical corrections to the merger agreement. None of the revisions changed the basic structure of the transaction.

  During the process of preparing the proxy statement/prospectus, representatives of Schoeller Industries and PalEx continued to discuss the transaction and its structure.

  On August 27, 1999, the PalEx board of directors held a telephonic meeting to discuss the status of the merger. Casey Fletcher, Philip Freeman, Vance Maultsby, Edward Rhyne, a representative of Batchelder, and a representative of Gardere & Wynne also participated in the telephonic meeting. The directors discussed delays in the transaction, which included a longer than expected period to complete the conversion of the IFCO Companies' financial statements to U.S. GAAP and to complete audit work, continuing negotiations by the IFCO Companies for purchase of the minority interest in IFCO U.S., and delays with respect to the proposed listing on the Neuer Markt. Preliminary meetings between IFCO Systems and Neuer Markt officials indicated the need for further information and presentations and that IFCO Systems' industry and business might not be considered sufficiently technology-driven for purposes of the Neuer Markt. As a result, IFCO Systems believed that obtaining a Neuer Markt listing would be a longer process than originally thought, if a listing could be obtained given the Neuer Markt's industry and business profile. The directors believed these delays created the increasing likelihood that the merger could not be completed by December 31, 1999, which was a condition to the transaction under the original merger agreement. The directors also received information (1) about the current performance of the stock of Neuer Markt listed companies and (2) with respect to the characteristics and valuations of companies listed on other trading segments of the Frankfurt Stock Exchange if a Neuer Markt listing could not be obtained or was determined not to be the best market for the IFCO Systems ordinary shares. The directors were informed that the IFCO Systems ordinary shares could be listed on the other segments of the Frankfurt Stock Exchange with greater certainty within the desired time frame. Management then discussed with the board of directors the need for additional capital to be used for capital expenditures and growth in operations. The board of directors directed management to convey to Christoph and Martin Schoeller its concern about being able to complete the transaction in 1999 and the implications if the IFCO Systems ordinary shares were listed on a trading segment of the Frankfurt Stock Exchange other than the Neuer Markt. The board of directors also determined to meet in person the following week in New York City, where discussions relating to the transaction were being held with the Schoellers' representatives.

  On September 2, 1999, the PalEx board of directors met in New York City to obtain a further update about the merger and related matters. Casey Fletcher, Philip Freeman, Gregg Gibson, Ted Grubbs (PalEx's Controller), Vance Maultsby, Edward Rhyne, Howe Wallace, and a representative of Batchelder also attended the meeting. The board of directors concluded that it was unlikely that the merger could be completed by December 31, 1999, and that it was uncertain whether the IFCO Systems ordinary shares would be approved for listing on the Neuer Markt within a reasonable time. Because of the delay into 2000 and the uncertainty of a Neuer Markt listing, the directors agreed that it was necessary for management to focus on PalEx's interim capital requirements. By the time of the meeting, negotiations with the IFCO Companies had been proceeding for over a year. During that period, PalEx had delayed its own additional financing efforts. The effect was a limitation on funds available for capital expenditures and other growth, except for availability under PalEx's senior credit facility. The directors believed that additional capital, beyond the then current availability under the senior credit facility, was needed to permit continued growth of PalEx's operations in the fourth quarter of 1999 and the first quarter of 2000. The board of directors also determined that, because of the uncertainties and delays in the Neuer Markt listing process, it was advisable to proceed with a listing of the IFCO Systems ordinary shares on the Amtlicher Handel segment of the Frankfurt Stock Exchange. Batchelder made a presentation to the board of directors about the structure of the Amtlicher Handel, its listing requirements, and company performance and trading multiples on the trading segment. As a result of these determinations, the board of directors believed it was prudent to delay the initial filing of the proxy statement/prospectus with the SEC and to discuss a restructuring of the transaction with the Schoellers.

  Following this meeting of the board of directors, Sam Humphreys and Vance Maultsby had discussions with Christoph and Martin Schoeller regarding the transaction. On September 14, 1999, Sam Humphreys and

Vance Maultsby met with Christoph and Martin Schoeller in New York City to discuss the merger status and its structure. Mr. Humphreys advised the Schoellers of PalEx's concerns about the uncertainty of a Neuer Markt listing of the IFCO Systems ordinary shares, the recent performance of Neuer Markt shares, and the inability to complete the transaction in 1999. Mr. Humphreys also discussed PalEx's need to address its financing issues and extend the maturity of its senior credit facility.

  As a result of these concerns, Mr. Humphreys informed the Schoellers that PalEx's board of directors believed that the consideration to be received by PalEx stockholders needed to be modified. Mr. Humphreys informed the Schoellers of the board of directors' belief that PalEx's stockholders should receive 40% of the stock of IFCO Systems outstanding immediately before the IPO. The Schoellers countered by suggesting the consideration in the merger be changed to provide PalEx's stockholders with consideration with a defined value of $9.00 per share. The Schoellers believed this change would address the concerns about the value of the interest in IFCO Systems received by PalEx stockholders in the merger. In addition, the Schoellers offered to pay up to 50% of the merger consideration in cash to address any immediate liquidity concerns of PalEx's stockholders and concerns about the valuation of the IFCO Systems ordinary shares to be issued in the transaction. Based on these discussions, representatives of PalEx prepared a term sheet reflecting a revised transaction structure and provided it to Christoph and Martin Schoeller on September 17, 1999. On September 19, 1999, Sam Humphreys, Vance Maultsby, and Edward Rhyne had a conference call with Christoph and Martin Schoeller to discuss the terms for a revised transaction structure to be presented to PalEx's board of directors, which included, among other things, merger consideration in cash and/or IFCO Systems ordinary shares with a total value of $9.00 for each share of PalEx common stock, the removal of a Neuer Markt listing as a condition to the transaction, securing interim financing for PalEx, and a new deadline of May 31, 2000, for completing the merger. The parties also discussed the form of consideration to be received by PalEx's stockholders, including:

  . the requirement that the merger qualify as a tax-free reorganization to PalEx's stockholders;

  .  the liquidity provided by a cash component;

  . the likelihood of large PalEx stockholders being required by the IPO underwriters to agree to hold their shares for an extended period after the IPO; and

  . the belief that many PalEx stockholders would desire to receive a larger percentage of the consideration in the form of IFCO Systems ordinary shares.

  After further discussion, the parties agreed in principle that PalEx stockholders would be able to receive IFCO Systems stock and/or cash in exchange for their PalEx stock. They also agreed in principle for the total consideration to be paid to PalEx's stockholders to be comprised of not less than 40% cash and not less than 51% stock in IFCO Systems.

  On September 20, 1999, the PalEx board of directors held a telephonic meeting to discuss the revised transaction terms that had been discussed with the Schoellers and to receive an update from PalEx's management regarding the efforts to obtain interim financing. Casey Fletcher, Philip Freeman, Gregg Gibson, Vance Maultsby, Edward Rhyne, Howe Wallace, a representative of Batchelder, and a representative of Gardere & Wynne also participated in the meeting. The board of directors authorized management to continue negotiations with the Schoellers, proceed with preparation and negotiation of an amended and restated merger agreement reflecting the new terms, and continue discussions with of interim financing sources.

  On September 22, 1999, Gardere & Wynne distributed a new draft of an amended and restated merger agreement to King & Spalding reflecting the new terms. Representatives of PalEx, Gardere & Wynne, and King & Spalding then met by telephone on several occasions to finalize the wording of provisions of the amended and restated merger agreement. These meetings primarily focused on revising the language of the merger consideration provisions to reflect accurately the new terms and to implement the election procedures, as well as miscellaneous agreed changes consistent with the new terms.

  On September 27, 1999, Edward Rhyne and the Schoellers negotiated open business terms of the transaction during several conference calls. One of the principal open items was whether the merger consideration should be fixed at $9.00 per share or variable. The other principal open item was the issuance of stock options to IFCO Systems personnel at the time of the merger. The parties ultimately determined that the plan in the original merger agreement for similar stock options to, and in proportionately the same numbers as, the outstanding PalEx options to be converted in the merger was not workable. As a substitute, the parties agreed that at the effective time of the merger IFCO Systems would issue 300,000 options to each of the Schoellers and up to 1,000,000 options to employees of Schoeller Industries and its affiliates.

  Later on September 27, 1999, the PalEx board of directors held another telephonic meeting. Casey Fletcher, Philip Freeman, Edward Rhyne, Vance Maultsby, Howe Wallace, a representative of Batchelder, and a representative of Gardere & Wynne also participated in the meeting. The board of directors received an update from management regarding the negotiation of the amended and restated merger agreement. Management indicated that no material issues remained outstanding with respect to the terms of the merger agreement. Management also informed the board of directors that discussions were continuing with possible sources of interim financing and the lenders in PalEx's senior credit facility, but that nothing had been finalized. Finally, Batchelder summarized its analysis of the revised merger structure and the merger consideration proposed to be received by PalEx stockholders. A copy of the analysis was sent to the directors after the meeting. Batchelder informed the board of directors that it was issuing a new fairness opinion as of the date of the meeting. The new fairness opinion reflected the revised terms of the transaction and concluded that the merger consideration was fair to PalEx stockholders from a financial point of view. Batchelder also formally withdrew its original fairness opinion. Based upon this information and subject to obtaining a commitment for interim financing, the board of directors unanimously approved the amended and restated merger agreement.

  The principal differences between the revised terms of the transaction and the transaction addressed by Batchelder in its original fairness opinion are highlighted in the following table:

                    Original                                   Revised
                    --------                                   -------
   . merger consideration of 32%-35% of IFCO  . merger consideration with a fixed total
     Systems ordinary shares depending on the   value of $9.00 per share
     trading prices after the IPO

   . merger consideration in IFCO Systems     . merger consideration in cash and/or IFCO
     ordinary shares                            Systems ordinary shares per elections

   . requirement for listing of IFCO Systems  . requirement for listing of IFCO Systems
     ordinary shares on the Neuer Markt         ordinary shares on the Amtlicher Handel
     segment of the Frankfurt Stock Exchange    or Neuer
                                                Markt segments of the Frankfurt Stock
                                                Exchange

   . IFCO Systems to issue stock options to   . IFCO Systems to issue stock options for
     IFCO Systems management on the vesting     the purchase of 300,000 IFCO Systems
     and exercise price terms equivalent to     ordinary
     the outstanding PalEx stock options and    shares to each of the Schoellers and
     in a number proportionate to the           options to purchase up to 1,000,000
     Schoellers' 68%-65% ownership              shares to employees of Schoeller
                                                Industries and its affiliates

   . Pre-IPO combined company valuation of    . Pre-IPO combined company valuation of
     not less than $390.0 million               not less than $400.0 million

   . December 31, 1999, termination date      . May 31, 2000, termination date

  Following the September 27 board meeting, Vance Maultsby continued to negotiate interim financing.

  On September 28, 1999, representatives of the IFCO Companies and PalEx began meeting in Houston, Texas, to complete negotiation of the amended and restated merger agreement and revise the draft proxy statement/prospectus to reflect the revised transaction terms.

  On October 4, 1999, the PalEx board of directors held another telephonic meeting. Casey Fletcher, Philip Freeman, Gregg Gibson, Vance Maultsby, Edward Rhyne, Howe Wallace, a representative of Batchelder, and a representative of Gardere & Wynne also participated in the meeting. Vance Maultsby gave the directors an update on the progress in obtaining interim financing. Mr. Maultsby indicated that negotiations were continuing. The directors discussed the desirability of adding a condition or a termination right to the merger agreement with respect to obtaining the desired interim financing and any necessary restructuring of PalEx's senior credit facility. The board of directors confirmed approval of the amended and restated merger agreement on that basis.

  Following this meeting, representatives of Gardere & Wynne and King & Spalding continued negotiation and preparation of the final terms of the amended and restated merger agreement.

  The amended and restated merger agreement was signed on October 6, 1999, and PalEx and the IFCO Companies issued a joint press release on October 6, 1999, to announce the revised terms of the transaction.

  On January 31, 2000, IFCO Systems, PalEx, and the other parties to the merger agreement executed amendment no. 1 to the merger agreement to provide for technical corrections and to modify the corporate governance provisions to provide for a single board of directors.

PalEx's Reasons for the Merger

  The PalEx board of directors has unanimously approved the merger. During the period of negotiations and various meetings of the board of directors, the board of directors carefully considered a number of factors, including the following material factors in favor of the merger:

    (1) Financial Condition and Results of Operations. The PalEx board of directors reviewed the historical and current financial condition, results of operations, prospects, and businesses of PalEx and the IFCO Companies before and after giving effect to the merger. The PalEx board of directors determined that the combined company would have greater growth opportunities than either of the separate companies.

    (2) Market Prices. The PalEx board of directors reviewed the market conditions and then current and historic market prices for the PalEx common stock.

    (3) Merger Consideration. The merger agreement is the result of arm's-length negotiations between PalEx and Schoeller Industries and the Schoellers and provides for the payment of cash and/or the issuance of IFCO Systems ordinary shares in exchange for shares of PalEx common stock. PalEx stockholders will receive a total value of $9.00 per share of PalEx Common Stock in the form of cash and/or IFCO Systems ordinary shares valued at the IPO price. The merger consideration represented a premium over the recent market price per share of the PalEx common stock.

    (4) Strategic Business Combination. The PalEx board of directors believes that the merger will provide PalEx stockholders with cash and/or an attractive investment in a combined company with growth opportunities that will be uniquely positioned to provide global product flow technologies and systems based upon a successful business model for RTCs in Europe and for pallets and industrial containers in the United States.

    (5) Growth Opportunities. The potential for expansion in the United States of the IFCO Companies' fast-growing business using PalEx's extensive North American network of locations gives the combined company significant growth opportunities in global product flow technologies and systems.

    (6) Need for Additional Capital. The PalEx board of directors believes it will be easier for the combined company to raise capital than for PalEx alone.

    (7) Expanded Customer and Retailer Relationships. The merger is expected to give both PalEx and the IFCO Companies access to the other party's extensive customer and retailer relationships. The PalEx board of directors believes the merger will present significant opportunities for cross-selling among the combined company's businesses. These opportunities include the expansion of the IFCO Companies' business in the United States and the improvement of PalEx's relationships in the United States with global retailers who already participate in the IFCO Companies' systems in Europe and elsewhere.

    (8) Operational Experience. The IFCO Companies operate a pooling system for RTCs with experienced management in Europe. This operational expertise and experience can be used to assist PalEx in the expansion of its shipping platform and container management services and in offering RTC services to U.S. customers and retailers.

    (9) Competitive Strengths. The combination of the IFCO Companies and PalEx will make the combined company stronger competitively than the two groups separately. The merger may also make the combined company a larger potential threat to competitors, who may increase their market activities to combat the threat.

    (10) Management. The merger brings together two experienced management teams with entrepreneurial cultures.

    (11) Fairness Opinion. Representatives of Batchelder made a presentation to the PalEx board of directors on September 27, 1999, regarding valuation. Batchelder delivered its opinion to the board of directors that, as of September 27, 1999, the consideration to be received by PalEx stockholders in the merger is fair to the PalEx stockholders from a financial point of view.

    (12) Tax-Free Transaction. The PalEx board of directors expects that the merger will qualify as a tax-free reorganization. PalEx stockholders will recognize gain, if any, on the merger only to the extent of the cash received as merger consideration.

    (13) Due Diligence Review. The PalEx board of directors reviewed the results of the due diligence investigation of the IFCO Companies conducted by PalEx's management and representatives.

  In reviewing the proposed merger, the PalEx board of directors also considered other factors, some of which may be viewed as negative with respect to the merger:

    (1) Limits on Merger Consideration. The merger agreement limits the merger consideration to $9.00 per share and limits the total number of IFCO Systems ordinary shares that may be issued to PalEx stockholders.

    (2) Need for Additional Capital. In order to realize the growth potential for the combined company, IFCO Systems will need to access a substantial amount of additional capital beyond the anticipated net proceeds from the IPO. This is likely to include the use of debt for borrowed money at the time of the IPO and afterward.

    (3) Projected Capital Needs in Excess of Cash Flows through
  2003. Projections for the combined company showed capital needs greater than cash flows from operations through the first three years, which places additional pressure on IFCO Systems to secure additional capital.

    (4) Relatively High Leverage. As a result of the high yield financing and initial borrowings under a new senior credit facility at the time of the merger and the IPO, IFCO Systems will have relatively high leverage. The level of leverage is likely to increase as IFCO Systems reissues additional amounts under the new senior credit facility or seeks other debt financing to meet its capital needs.


    (5) Implementation of IFCO Systems' Business Plan. The strategic benefits of the merger and growth opportunities for the combined company will be realized only if IFCO Systems is able to achieve its business plan, including successful implementation of its European model of round-trip systems in the United States and elsewhere. In addition, although the IFCO Companies have substantial internal growth capability, they have not yet achieved sustained profitability, which will be necessary to maintain and increase long-term shareholder value.

    (6) Dependence on Favorable Frankfurt Stock Exchange Valuation and Completion of the IPO. The merger is conditioned upon a favorable valuation of the combined company and completion of the IPO. It may not be possible to obtain the required valuation or to complete the IPO.

    (7) Control by Schoellers. Before and after the IPO, Christoph and Martin Schoeller will effectively control IFCO Systems, even after any conversion by GE Erste of its convertible debenture and will hold management positions. As a result, the Schoellers will have substantial influence over the affairs of IFCO Systems through their share ownership, the election of members of the board of directors, as the principal supplier of RTCs, and otherwise. Neither Christoph nor Martin Schoeller has previously led a public company.

    (8) Dependence on Consolidating Retail Base. The retail market served by the IFCO Companies in Europe, including the grocery segment, is consolidating and, therefore, the number of retailer groups is decreasing. There is a similar trend in the United States. Given the IFCO Companies' experience in Europe and continued successful relationships with retailer groups, the PalEx board of directors determined this factor was not material.

    (9) Negative Cash Flow from IFCO Japan. IFCO International is a minority owner of IFCO Japan, which is still in its startup phase of operation and is currently generating negative cash flow. The PalEx board of directors determined that this factor was not material since negative cash flow was to be expected initially and because of the minority ownership.

  In view of the wide variety of factors considered in its evaluation of the merger, the PalEx board of directors did not find it practicable to attempt to quantify, rank, or otherwise assign relative weights to specific factors considered in reaching its decision. The PalEx board of directors reached a general consensus that the merger was in the best interests of PalEx and the PalEx stockholders. In considering these factors, individual members of the board of directors may have given different weight to different factors.

IFCO Companies' Reasons for the Merger

  The IFCO Companies' management boards have unanimously determined that the merger is fair to and in the best interests of the IFCO Companies and its shareholders. The material factors taken into account by IFCO Companies' management boards in reaching their conclusions and formulating their recommendation are set forth below:

  . IFCO Systems could accelerate the roll-out of the IFCO Companies' existing early-stage round-trip systems in the United States. The merger with PalEx should enable the IFCO Companies to expand more rapidly using PalEx's existing infrastructure of 72 facilities in the United States and Canada.

  . A combination of the flow of pallets and containers is expected to unlock a significant cost-saving potential for the IFCO Companies and their customers.

  . IFCO Systems will be uniquely positioned to offer customers complete backdock services, which includes initial product receiving and container or pallet disposition operations on a retailer's back dock.

  Having considered these advantages, the IFCO Companies' management boards determined that a combination with PalEx represented a unique strategic opportunity for the IFCO Companies and their shareholders, who could continue to participate as shareholders in the combined company.

Projections for PalEx and the IFCO Companies

  The following sets forth financial information and projections provided by each of PalEx and the IFCO Companies to the other party for the fiscal years ending December 31, 2000 through 2002. Each of PalEx and the IFCO Companies developed their financial projections based on their best estimates of the expected future performance at the time the projections were prepared. These projections could change and are not necessarily indicative of the actual performance at the time of the merger and the IPO, or the actual future performance after the merger and the IPO, of PalEx, the IFCO Companies, or IFCO Systems.

  Neither IFCO Systems, PalEx, nor the IFCO Companies publicly disclose financial projections in the ordinary course and do not intend to publish any financial projections in the future. The following projections were not prepared with a view to public disclosure. The projections were delivered to PalEx's and the IFCO Companies' management in connection with each party's due diligence investigation of the other party and preparation for the IPO. These projections also were not prepared in accordance with generally accepted accounting principles. Neither PalEx's nor the IFCO Companies' independent accountants have examined, reviewed, or compiled any of the following projections or expressed any conclusion or provided any other form of assurance with respect to the projections and, accordingly, assume no responsibility for the projections. These projections were not prepared with a view to compliance with the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require more complete presentation of data than as shown below.

      PalEx (in millions):
                                                                 2000 2001 2002
                                                                 ---- ---- ----
      Revenues.................................................. $421 $540 $670
      EBITDA.................................................... $ 47 $ 63 $ 87
      EBIT...................................................... $ 32 $ 42 $ 60
      Net income................................................ $  7 $  9 $ 16
      IFCO Companies (in millions):
                                                                 2000 2001 2002
                                                                 ---- ---- ----
      Revenues.................................................. $199 $266 $340
      EBITDA.................................................... $ 57 $ 74 $ 98
      EBIT...................................................... $ 21 $ 27 $ 37
      Net income................................................ $  6 $ 10 $ 14

Recommendation of the PalEx Board of Directors

  The PalEx board of directors unanimously recommends that PalEx stockholders vote for the approval and adoption of the merger agreement.

Opinion of PalEx's Financial Advisor

  The PalEx board of directors retained Batchelder & Partners, Inc., to act as a financial advisor to PalEx and the PalEx board of directors in connection with the merger. The terms of the merger agreement, including the merger consideration, were determined through negotiations between PalEx and the IFCO Companies. Batchelder did not recommend the amount of consideration to be paid to PalEx stockholders. Batchelder was retained based upon its experience and expertise in transactions similar to the merger and its reputation in the investment community. Batchelder is a nationally recognized investment banking and financial advisory firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, dispositions, business combinations, private placements, and valuations for corporate and other purposes.

  At the September 27, 1999, meeting of the PalEx board of directors, Batchelder delivered a presentation and oral fairness opinion to the PalEx board of directors. Batchelder subsequently confirmed this opinion in writing as of that date and has consented to the inclusion of this opinion, its summary, and all references to Batchelder in this proxy statement/prospectus. The opinion stated that, subject to the considerations set forth in its written opinion, the consideration to be received by the holders of PalEx common stock pursuant to the merger was fair to the holders of PalEx common stock from a financial point of view. No limitations were imposed by PalEx on Batchelder with respect to the investigations made or procedures followed in rendering its opinion. However, Batchelder was not retained or requested to consider any strategic or financial alternatives to the merger or to seek indications of interest from other potential buyers in connection with rendering its opinion.

  The full text of Batchelder's opinion, dated September 27, 1999, which sets forth the qualifications, assumptions made, matters considered, limitations on the review undertaken in connection with the opinion, and circumstances where the opinion should not be relied upon, is attached as Appendix B to this proxy statement/prospectus and is incorporated by reference. Some of these assumptions relate to future market conditions and other matters beyond the control or influence of PalEx or IFCO Systems. Batchelder's original fairness opinion presented to the PalEx board, dated March 28, 1999, was withdrawn as of September 27, 1999, due to the material modifications made to the merger agreement after the date of the original opinion.

  The summary of Batchelder's opinion in this proxy statement/prospectus is qualified in its entirety by the full text of its written opinion. PalEx urges you to read the full written opinion carefully.

  Batchelder's opinion does not constitute a recommendation to any holder of PalEx common stock as to whether the stockholder should vote for or against the merger agreement. Batchelder's opinion addresses only the financial fairness of the merger consideration to be received by the stockholders of PalEx as of September 27, 1999, and does not address any other aspect of the merger. Batchelder's opinion states that it is not a report or valuation within the meaning of Section 11 of the Securities Act, and Batchelder has not assumed responsibility under the terms of its engagement for performing the level of diligence or independent verification that would be required for Batchelder to render a report or valuation within the meaning of the applicable provisions of the Securities Act.

  In connection with its opinion, Batchelder, among other things:

  .reviewed publicly available and internal financial and other data of PalEx and the IFCO Companies;

  . reviewed the audited financial statements of PalEx for the years ended November 30, 1996, December 28, 1997 and December 27, 1998, and quarterly unaudited 1999 financial statements through June 27,1999, all as filed with the SEC;

  . reviewed the audited financial statements of the IFCO Companies for the years ended December 31, 1996, 1997 and 1998, and internally generated, unaudited financial statements of the IFCO Companies for interim quarters through June 30, 1999;

  . reviewed the financial terms and conditions of a draft amended and restated merger agreement provided on September 24, 1999;

  . reviewed publicly available information concerning the trading of, and the trading market for, PalEx common stock;

  . reviewed with investment bankers knowledgeable of the Frankfurt Stock Exchange, who were identified to Batchelder by the IFCO Companies and by PalEx, publicly available information concerning the trading market for stocks listed on the Frankfurt Stock Exchange and estimates of implied value ranges for the IFCO Systems ordinary shares;

  . compared PalEx and IFCO Systems from a financial point of view with other comparable companies in the materials handling and packaging and logistics industries;

  . considered the financial terms, as they relate to PalEx and to the extent publicly available, of comparable recent business combinations of companies in the materials handling and packaging industry;

  . discussed with PalEx's management the prospects for, and business challenges facing, PalEx without the merger;

  . reviewed and discussed with management representatives of PalEx and the IFCO Companies business and financial information regarding PalEx and the IFCO Companies furnished to Batchelder, including financial forecasts and related assumptions of PalEx and the IFCO Companies and the operating synergies and strategic benefits they expect to result from the merger;

  . made inquires regarding, and discussed, the merger and the merger agreement and other related matters with PalEx's legal counsel; and

  . performed other analyses and examinations as Batchelder deemed appropriate.

  In connection with its review, Batchelder did not assume any obligation to verify independently this information and relied on its accuracy and completeness in all material respects. With respect to the financial forecasts provided to Batchelder by the managements of PalEx and the IFCO Companies, including projections of synergies, Batchelder assumed that:

  (1) the forecasts were reasonably prepared on bases reflecting the best available estimates and judgments as to the future financial performance of PalEx and the IFCO Companies;

  (2) PalEx and the IFCO Companies will perform substantially in accordance with these projections; and

  (3) these projections provide a reasonable basis upon which Batchelder can form its opinion.

  With respect to the operating synergies and strategic benefits expected by PalEx's management to result from the merger, PalEx advised Batchelder to assume that these synergies and benefits will be substantially achieved. Batchelder also assumed that there had been no material changes in PalEx's or the IFCO Companies' assets, financial condition, results of operations, business, or prospects since the dates of their last financial statements made available to Batchelder. The managements of PalEx and the IFCO Companies advised Batchelder, and Batchelder assumed, that they were not aware of any facts or circumstances that would make the information reviewed by Batchelder inaccurate or misleading in any material respect.


  Batchelder relied on advice of PalEx's legal counsel and independent accountants as to all legal and financial reporting matters with respect to PalEx, the merger, and the merger agreement. Batchelder assumed that the merger will be treated as a purchase of PalEx under Accounting Principles Board Opinion No. 16 and that the merger will be treated as a tax-free reorganization within the meaning of Section 368 of the U.S. Internal Revenue Code. Batchelder also assumed that the merger will be completed in a manner that complies in all respects with the applicable provisions of the Securities Act, the Securities Exchange Act, and all other applicable federal and state statutes, rules, and regulations, including applicable laws of Germany and the Netherlands.

  In addition, Batchelder did not make an independent evaluation, appraisal, or physical inspection of any of the assets or liabilities of PalEx or the IFCO Companies, nor has Batchelder been furnished with any appraisals.

  Batchelder's opinion is based on economic, monetary and currency exchange, Nasdaq National Market and Frankfurt Stock Exchange, and other conditions as in effect on, and the information made available to Batchelder as of, September 27, 1999. The opinion should not be relied upon if future facts and circumstances are inconsistent with Batchelder's assumptions and, if Batchelder's assumptions are not supported by facts and circumstances at the time of the special meeting to vote on the merger agreement, Batchelder reserves the right, and it would expect, to withdraw the opinion. Although subsequent developments may affect its opinion, and except to the extent provided below, Batchelder did not assume any obligation to update, revise, or reaffirm its opinion.

  Batchelder further assumed that the representations and warranties of each party in the merger agreement are true and correct, that each party to the merger agreement will perform all of the covenants and agreements required to be performed by that party under the merger agreement, and that the merger will be completed in accordance with the terms described in the merger agreement, without any further amendment, and without waiver by PalEx of any of the conditions to its obligations. Batchelder also assumed that in the course of obtaining the necessary regulatory or other consents or approvals, contractual or otherwise, for the merger, no restrictions, amendments, or modifications will be imposed that will have a material adverse effect on the contemplated benefits of the merger.

  Batchelder expressed no opinion regarding the likelihood that IFCO Systems will complete the IPO or the price at which the IFCO Systems ordinary shares may trade at any time. However, because the value of the merger consideration will depend upon whether the IPO occurs and its pricing, in order to deliver its opinion as of September 27, 1999, Batchelder, at PalEx's instruction, assumed for purposes of its opinion that concurrently with or immediately after the merger, IFCO Systems will complete an IPO of sufficient size so that (1) an active and liquid trading market in IFCO Systems ordinary shares will exist and (2) investment analysts would cover IFCO Systems in their regular reports. Batchelder was unable to assess the reasonableness of assumptions for any date after September 27, 1999, related to initial public offerings for, and the trading of securities listed on, the Frankfurt Stock Exchange and euro to U.S. dollar exchange rates, all of which depend upon factors beyond any control or influence of the IFCO Companies and PalEx. Batchelder's opinion should not be relied upon if future facts and circumstances are inconsistent with its assumptions. If Batchelder's assumptions are not supported by facts and circumstances at the time of the special meeting of PalEx's stockholders, Batchelder reserves the right, and it would expect, to withdraw its opinion.

  Additionally, the market value of the merger consideration received in the merger can be expected to change after completion of the merger as the trading price of the IFCO Systems ordinary shares changes in the ordinary course or otherwise of purchases and sales in the open market.

  The following is a summary of the report presented by Batchelder to the PalEx board of directors on September 27, 1999, in connection with its opinion dated as of that date.

  Comparable Public Company Analysis. Batchelder reviewed the trading multiples of companies comparable to PalEx to assess the valuation of PalEx assuming it traded at the mean or median multiples of its peers. Using public and other information provided by PalEx, Batchelder calculated a range of implied values for PalEx common stock based on a comparison of the last 12 months' revenues, last 12 months' EBITDA, last 12 months' EBIT, last 12 months' net income, and estimated 1999 net income of the following 16 publicly traded comparable materials handling and packaging companies and 10 publicly traded comparable logistics and transportation companies:

             Comparable Materials Handling and Packaging Companies

  .  AEP Industries, Inc.                     .  Ivex Packaging Corporation
  .  Artra Group, Inc.                        .  Mobile Mini, Inc.
  .  Ball Corporation                         .  Myers Industries, Inc.
  .  Bemis Co.                                .  Owens-Illinois, Inc.
  .  BWAY Corporation                         .  Silgan Holdings, Inc.
  .  Carmel Container Systems                 .  Sonoco Products Company
  .  Crown Cork & Seal Company                .  Tuscarora Incorporated
  .  Greif Bros. Corporation                  .  U.S. Can Corporation

               Comparable Logistics and Transportation Companies

  .  Air Express International Corp.          .  Expeditors International of
  .  C.H. Robinson Worldwide, Inc.               Washington
  .  Circle International Croup, Inc.         .  Fritz Companies, Inc.
  .  Corporate Express, Inc.                  .  Hub Group, Inc.
  .  Eagle USA Airfreight, Inc.               .  Rollins Truck Leasing Corp.
                                              .  Ryder Systems, Inc.

  The September 23, 1999, stock prices of the comparable companies resulted in the following mean and median multiples of (1) aggregate value, which is defined as equity value plus long-term debt, and (2) equity value:

                                                                 Mean    Median
                                                               Multiple Multiple
                                                               -------- --------
   Aggregate value/last 12 months' revenues...................    1.1x     0.8x
   Aggregate value/last 12 months' EBITDA.....................    8.4x     6.9x
   Aggregate value/last 12 months' EBIT.......................   14.2x    11.3x
   Equity value/last 12 months' net income....................   23.8x    16.9x
   Equity value/1999 net income...............................   16.4x    14.6x

  Batchelder applied the mean and median multiples for the comparable companies to PalEx's applicable last twelve months' results as of June 30, 1999, and 1999 forecasts, and made adjustments by subtracting PalEx's long-term debt as of June 30, 1999 ($143 million), where applicable, to determine the implied equity value of PalEx. The resulting range of values for the implied equity value of PalEx was $98 million to $249 million. Batchelder gave more weight to the multiples of reported EBITDA, EBIT, and net income in this analysis. This analysis indicated an implied equity value, which is defined as aggregate value minus long-term debt, of PalEx of between $142.1 million and $182.7 million, or between $7.00 and $9.00 per share of PalEx common stock. This value range was on the low- to mid-end of the value that Batchelder assessed.

  Comparable Transaction Analysis. In order to estimate the value per share of PalEx common stock assuming PalEx were sold, Batchelder reviewed the consideration paid in six merger and acquisition transactions in the packaging and industrial container industry announced since January 1997. Batchelder analyzed the consideration paid in these transactions as a multiple of (1) aggregate value to the target companies' last 12 months' revenues, last 12 months' EBITDA, and last 12 months' EBIT and (2) equity value to the target companies' last 12 months' net income. This analysis yielded the following mean and median multiples:

                                                                 Mean    Median
                                                               Multiple Multiple
                                                               -------- --------
   Aggregate value/last 12 months' revenues...................    0.7x     0.6x
   Aggregate value/last 12 months' EBITDA.....................    9.7x     4.6x
   Aggregate value/last 12 months' EBIT.......................   18.8x    13.0x
   Equity value/last 12 months' net income....................   32.8x    14.6x

  Batchelder then applied the mean and median multiples to PalEx's June 30, 1999, last 12 months' revenues, last 12 months' EBITDA, last 12 months' EBIT, and last 12 months' net income. The resulting range of values for the implied equity value of PalEx was $48 million to $358 million. Batchelder gave more weight to the value calculations based on last 12 months' EBITDA and last 12 months' net income in this analysis. This analysis indicated an implied equity value of PalEx of between $121.8 million and $223.3 million, or between $6.00 and $11.00 per share. This value range was consistent with the overall value per share of PalEx common stock that Batchelder assessed, although with a wider range.

  Premiums Paid Analysis. Batchelder reviewed the consideration paid in 146 U.S. acquisitions involving consideration of between $100 million and $300 million announced since January 1, 1998, excluding technology and biotechnology transactions. Batchelder performed this analysis in order to determine the average premium to stock price that PalEx stockholders may expect upon a change of control transaction. Batchelder calculated the premiums paid in these transactions over the applicable stock prices of the target companies one day, one week, and 30 days before the announcement of the acquisitions and then calculated both the mean and the median of the premiums as follows:

                                                           Mean        Median
                                                       Premium Paid Premium Paid
                                                       ------------ ------------
   1 day..............................................     29.3%        24.3%
   1 week.............................................     34.5%        30.2%
   30 days............................................     42.4%        39.6%

  Batchelder then applied the mean and median premiums to PalEx's closing stock prices one day ($5.88), one week ($5.46), and 30 days ($5.54) before September 24, 1999. Based on this analysis, an application of the mean and median premiums to the September 24, 1999, closing stock price of PalEx's common stock indicated an assessed equity valuation range of $162.4 million to $182.7 million, or between $8.00 and $9.00 per share. This value range was consistent with the range per share of PalEx common stock that was assessed by Batchelder.

  No company or transaction used in the comparable company analysis, the comparable transaction analysis, or the premiums paid analysis is identical to PalEx or the combined company resulting from the merger.

Accordingly, an evaluation of the results of these analyses is not simply a mathematical calculation. It involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies being analyzed.

  Discounted Cash Flow Analysis. In order to calculate an estimate of the value of PalEx from a cash flow perspective, Batchelder performed a discounted cash flow analysis using the financial forecasts for PalEx for 2000 through 2008 supplied by PalEx's management. First, Batchelder considered management's estimate of the future stream of free cash flows that PalEx would produce through 2008 and then calculated a range of PalEx terminal values at the end of 2008 by applying a range of EBITDA exit multiples from 7.0x to 9.0x to PalEx's estimated EBITDA in 2008. The cash flow stream and terminal values were discounted to present values using discount rates ranging from 12.0% to 16.0%, which were chosen to reflect reasonable ranges of PalEx's estimated cost of capital. PalEx management advised Batchelder that PalEx as a stand-alone company most likely could not economically raise, in the near future, capital via the public equity markets. As a result, the range of discount rates used incorporates returns on capital that would likely include required equity returns from the private equity markets. This analysis indicated an implied equity value of PalEx of between $142.1 million and $182.7 million, or between $7.00 and $9.00 per share. This range is consistent with the overall value per share of PalEx common stock that Batchelder assessed.

  The summary above is not a comprehensive description of all analyses and examinations actually conducted by Batchelder in the preparation of its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses and of the factors considered by Batchelder, without considering all analyses and factors, would create an incomplete view of the process underlying Batchelder's presentation to the PalEx board of directors. In addition, Batchelder may have given some analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Batchelder's or PalEx's view of the actual value of PalEx or the PalEx common stock. To the contrary, Batchelder expressed no opinion on the actual value of PalEx, the PalEx common stock, or the actual value of the merger consideration to be received by PalEx stockholders in exchange for their PalEx common stock. Its opinion, which is addressed and limited to the PalEx board of directors, extends only to the opinion expressed by Batchelder that the value of the merger consideration to holders of PalEx common stock, from a financial point of view under the merger, based on facts and circumstances existing at the date of the opinion and in reliance on material assumptions described in this summary, is within the range of values that might fairly be ascribed to PalEx common stock as of September 27, 1999, the date of Batchelder's opinion.

  In performing its analyses, Batchelder made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of PalEx and the IFCO Companies. The analyses performed by Batchelder are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. Batchelder used in its analyses various projections of future performance prepared by the managements of PalEx and the IFCO Companies. The projections are based on numerous uncertain variables and assumptions that are inherently unpredictable. Accordingly, actual results could vary significantly from those assumed in these projections.

  The opinion of Batchelder and the presentation to the PalEx board of directors summarized above were among the many factors taken into consideration by the PalEx board of directors in determining whether to approve and to recommend that PalEx stockholders approve the merger. Batchelder, however, does not make any recommendation to holders of PalEx common stock or to any other person or entity as to whether the stockholders should vote for or against the merger agreement. Batchelder's opinion did not address the relative merits of the merger, any alternatives to the merger, or PalEx's underlying business decision to proceed with or effect the merger.

  Pursuant to the terms of its engagement, PalEx paid Batchelder a fee of $300,000 upon presentation of its original fairness opinion, which would have been payable regardless of the conclusions of the opinion. In consideration of the financial advisory services provided to PalEx in connection with the merger, immediately before completion of the merger Batchelder will receive 200,000 shares of PalEx common stock, but only if the merger is completed. Upon completion of the merger, Batchelder will also vest in 250,000 previously issued warrants for PalEx common stock with an exercise price of $11.375 per share. In the merger, the shares of PalEx common stock will be exchanged for and converted into cash and/or IFCO Systems ordinary shares, as Batchelder may elect pursuant to the merger agreement. The warrants will be converted to warrants to purchase IFCO Systems ordinary shares pursuant to the merger agreement. In addition, PalEx has agreed to reimburse Batchelder for its out-of-pocket expenses and to indemnify Batchelder and related parties against specified liabilities, including liabilities under the federal securities laws. In the past, Batchelder has provided financial advisory and investment banking services to PalEx and has received customary fees for the rendering of these services. From the time Batchelder was retained in May 1998, Batchelder has received $350,000 in retainer fees from PalEx in addition to the fee for the fairness opinion. Pursuant to the engagement letter between Batchelder and PalEx, Batchelder is expected to continue its financial advisory services until April 30, 2000.

Interests of Certain Persons in the Merger

  In considering the recommendation of the PalEx board of directors to approve the merger, PalEx stockholders should be aware that the PalEx directors and executive officers have interests in the merger, which are discussed below.

  Stock Ownership. All directors and executive officers of PalEx are beneficial owners of PalEx common stock. Pursuant to the merger agreement, shares of PalEx common stock held by directors and executive officers of PalEx will be exchanged for cash and/or IFCO Systems ordinary shares on the same basis as for other PalEx stockholders.

  Change of Control Agreements. PalEx has written employment agreements with nine executive officers or directors:
  . A. Joseph Cruz, President and Chief Operating Officer;

  . Casey A. Fletcher, Chief Accounting Officer and Secretary;

  . Troy L. Fraser, director;

  . Phillip M. Freeman, Executive Vice President;

  . A.E. Holland, Jr., director, and President of Ridge Pallets, Inc., a wholly owned subsidiary of PalEx;

  . Vance K. Maultsby, Jr., Chief Executive Officer;

  . Edward E. Rhyne, Vice President and General Counsel;

  . Stephen C. Sykes, director, and President of Interstate Pallet Co., Inc., a wholly owned subsidiary of PalEx; and

  . Elliot S. Pearlman, director, and President and Chief Executive Officer of PalEx Container Systems, Inc.

  The employment agreements of Casey Fletcher, Troy Fraser, A.E. Holland, Vance Maultsby, Edward Rhyne, and Stephen Sykes contain provisions concerning a change in control of PalEx, including the following:

  . in the event five days' advance notice of the transaction giving rise to the change in control is not received by PalEx and the officer or director, the change in control will be deemed a termination of the employment agreement by PalEx without cause, and the provisions of the employment agreement governing a termination without cause will apply, except that the severance amount otherwise payable, which is the base salary for the greater of a year or the remaining employment term, will be tripled and the provisions that restrict competition with PalEx will not apply;

  . in any change of control situation, the officer or director may elect to terminate his employment by giving five days' written notice prior to the anticipated closing of the transaction giving rise to the change in control, which will be deemed a termination of the employment agreement by PalEx without cause, and the provisions of the employment agreement governing a termination without cause will apply, except that the severance amount otherwise payable will be doubled and the time period during which the officer or director is restricted from competing with PalEx will be shortened to two years; and

  . the officer or director must be given sufficient time and opportunity to elect whether to exercise all or any of his options to purchase PalEx common stock, including any options with accelerated vesting under the provisions of the stock option plan, so that, if he desires, the officer or director may acquire PalEx common stock at or prior to the closing of the transaction giving rise to the change in control.

  The merger will constitute a change of control under these employment agreements. Under the merger agreement, PalEx has agreed to use its reasonable efforts to cause these six executive officers or directors and the nine other employees with this type of employment agreement to waive any rights of termination and rights to receive severance or other payments from PalEx in connection with a change of control resulting from the merger. The change of control waivers are a condition to completion of the merger.

  Stock Options. Pursuant to the merger agreement, each option to purchase PalEx common stock that is outstanding at the effective time of the merger will automatically convert into an option to purchase a number of IFCO Systems ordinary shares. The number of IFCO Systems ordinary shares will be equal to the number of shares of PalEx common stock that could have been purchased under the converted option multiplied by the exchange ratio under the merger agreement. Upon exercise, cash will be paid instead of any fractional IFCO Systems ordinary share. The exercise price per share will be equal to the per share exercise price of the converted option divided by the exchange ratio. With respect to qualified or incentive stock options, the conversion will be made in a manner consistent with the applicable provisions of the U.S. Internal Revenue Code. PalEx optionholders will also be given the alternative of electing to exchange their options for new, fully vested options, exercisable at the IPO price, to purchase the number of IFCO Systems ordinary shares that represents the economic equivalent of a straight conversion into options to purchase IFCO Systems ordinary shares as described above.

  The merger will be a change of control event under the terms of PalEx's stock option plan. As a result, all of the outstanding stock options will be fully vested at the effective time of the merger and at the time of conversion into new options to purchase IFCO Systems ordinary shares.

  IFCO Systems has agreed to maintain an effective registration statement under the Securities Act to cover the IFCO Systems ordinary shares issuable upon the exercise of the new options and warrants resulting from this conversion, as well as the new warrant issued to Batchelder. See "The Merger Agreement-- Treatment of PalEx Stock Options and Warrants."

  The following table lists the directors and executive officers of PalEx who are holders of options to purchase PalEx common stock, the number of shares of PalEx common stock that may be purchased upon exercise of the options, and the number of IFCO Systems ordinary shares that may be purchased upon exercise after conversion pursuant to the merger agreement:

                                     Shares of PalEx      IFCO Systems Ordinary
                                      Common Stock         Shares Purchasable
             Name               Purchasable Upon Exercise  After Conversion(1)
             ----               ------------------------- ---------------------
Tucker S. Bridwell.............           45,000                  29,790
John E. Drury..................           25,000                  16,550
Sam Humphreys..................            5,000                   3,310
Vance K. Maultsby, Jr..........          200,000                 132,400
Elliot S. Pearlman.............          100,000                  66,200
Edward E. Rhyne................          200,000                 132,400

--------
(1) Assuming PalEx stockholders will receive approximately 0.662 IFCO Systems ordinary shares for each share of PalEx common stock in the merger.

  In addition, under the merger agreement, as of the closing date of the merger, IFCO Systems will issue options to purchase 300,000 IFCO Systems ordinary shares to each of Christoph Schoeller, Martin Schoeller, and Sam Humphreys as incentive compensation for their involvement in the business of IFCO Systems. The exercise price for these options will be the IPO price. On or after the closing date, IFCO Systems also shall be entitled to issue options to purchase up to 1,000,000 IFCO Systems ordinary shares to employees of Schoeller Industries or its affiliates. Christoph and Martin Schoeller are not eligible to receive any of these options. In addition, no eligible employee may be granted options for more than 100,000 shares. The exercise price for these options will be the market value per IFCO Systems ordinary share on the date of grant, which will be the IPO price if the options are granted on the closing date of the merger and the IPO. Each of these options will be fully exercisable on the date of grant.

  In January 2000, PalEx granted options to purchase 200,000 shares of PalEx common stock to Eckhard Pfeiffer, who will become a director of IFCO Systems after the merger. The exercise price of the options is $7.00 per share, the closing sale price of the PalEx common stock on the date of the grant. The options will only be exercisable if the merger and the IPO are completed and if Mr. Pfeiffer is an IFCO Systems director on the first anniversary of the closing of the merger and the IPO. The options will be converted into options to purchase IFCO Systems ordinary shares as part of the merger.

  Assuming PalEx stockholders elect to receive 49% of the total merger consideration in cash, after the merger and the IPO, there will be approximately 38.7 million IFCO Systems ordinary shares outstanding.

  Indemnification and Insurance. After the effective time of the merger, IFCO Systems and the surviving corporation will each indemnify, to the fullest extent permitted under applicable law, all present and former directors, officers, employees, or agents of PalEx or any of its subsidiaries against claims related to any action or omission in connection with the person's service to PalEx before the effective time. IFCO Systems and the surviving corporation will also indemnify these persons for claims arising out of or related to the transactions contemplated by the merger agreement. This indemnification obligation includes the payment of reasonable legal fees and expenses and other reasonable expenses before the final resolution of the claim. If necessary, the determination of whether a person's conduct complies with Delaware law or the surviving corporation's charter or bylaws will be made by independent legal counsel. If it is determined by any court with competent jurisdiction that an indemnified person was not entitled to be indemnified, then that person will be required to repay the amounts advanced or paid by IFCO Systems or the surviving corporation.

  For a period of six years after the effective time, IFCO Systems will maintain the current PalEx policies of directors' and officers' liability insurance or will maintain substitute policies that have at least the same coverage and are otherwise materially the same as the current policies. IFCO Systems' obligation is, however, limited to insurance coverage costing no more than 130% of the previous year's cost.

  Future Employment and Continued Compensation and Benefits. For at least two years following the effective time of the merger, IFCO Systems will provide all current and former employees of PalEx and its subsidiaries, including PalEx's executive officers, with compensation and benefits that are at least generally as favorable as the compensation and benefits they were entitled to receive immediately before the effective time. This includes benefits pursuant to retirement plans, medical plans, layoff policies, and deferred compensation arrangements. In addition, time of service with PalEx or any of its subsidiaries will be recognized for purposes of determining any benefit eligibility, vesting, or accrual. IFCO Systems is not, however, required to grant any stock options to any employee.

  IFCO Systems will also honor each existing employment, severance, and termination agreement between PalEx or any of its subsidiaries and any director, executive officer, or employee. IFCO Systems will not unilaterally amend any of these agreements for at least two years in any way that would reduce or impair benefits payable to a covered employee.

  IFCO Systems has agreed upon employment terms with Vance K. Maultsby, Jr., as Executive Vice President, Strategy and Finance and Chief Financial Officer, and Edward E. Rhyne, as Executive Vice President and General Counsel, after the merger. The new employment terms will be effective upon completion of the merger. For each officer, the initial term of employment will be three years. Mr. Maultsby will have a base salary of $300,000 per year initially. He will also be granted options to purchase 100,000 IFCO Systems ordinary shares at the IPO price, which will vest over a three-year period. Mr. Rhyne will have a base salary of $236,000 per year initially, which will increase to $250,000 on June 1, 2000. He will also be granted options to purchase 135,000 IFCO Systems ordinary shares at the IPO price, which will vest over a three-year period. Both officers will be eligible to participate in an executive bonus plan, which has not yet been adopted. In addition, upon completion of the merger, each officer will be entitled to a transaction completion bonus equal to one to two times his base salary.

Appraisal Rights

  PalEx is a Delaware corporation. Section 262 of the Delaware General Corporation Law provides appraisal rights, or "dissenters' rights" to stockholders of a Delaware corporation that is involved in a merger.

  The following discussion is not a complete statement of the appraisal rights under Section 262, but covers all material provisions. The full text of Section 262 is reprinted as Appendix C to this proxy statement/ prospectus. For purposes of this discussion, all references here and in Section 262 to a stockholder are to the PalEx stockholders of record immediately prior to the effective time of the merger. A person having a beneficial interest in shares of PalEx held of record in the name of another person, like a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and timely in order to perfect appraisal rights.

  Stockholders who follow the specific procedures set forth in Section 262 will be entitled to have their shares of PalEx common stock appraised by the Delaware Court of Chancery and to receive payment of the fair value of their shares, but without any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the Delaware Court of Chancery.

  Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the special meeting, not less than 20 days prior to the meeting, PalEx must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in each notice a copy of Section 262. This proxy statement/prospectus is that notice. Any stockholder who wishes to exercise appraisal rights or wishes to preserve the right to do so should review the following discussion and Appendix C carefully. Failure to properly and timely comply with the procedures specified in Section 262 will result in the loss of appraisal rights under Delaware law.

  A stockholder wishing to exercise appraisal rights must deliver to PalEx, before the vote on the approval and adoption of the merger agreement at the special meeting, a written demand for appraisal of the shares of PalEx common stock held by the stockholder. The stockholder must reasonably inform PalEx of the identity of the stockholder as well as the stockholder's intention to demand an appraisal of the fair value of the shares held. In addition, a stockholder wishing to exercise appraisal rights or wishing to preserve the right to do so must hold the shares of record on the date the written demand for appraisal is made and must continue to hold the shares through the effective time of the merger.

  Only a stockholder is entitled to assert appraisal rights for PalEx common stock registered in the stockholder's name. A demand for appraisal should be executed by or on behalf of the stockholder, fully and correctly, as the stockholder's name appears on the stockholder's stock certificates. The demand must state that the stockholder intends to demand appraisal of the shares of PalEx common stock held by the stockholder.

  If the shares of PalEx common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, the demand should be made in that capacity. If the shares of PalEx common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder of record. The agent must, however, identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners. A stockholder, such as a broker who holds PalEx common stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of PalEx common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the PalEx common stock held for other beneficial owners. The written demand should set forth the number of shares of PalEx common stock as to which appraisal is sought. If no number of shares of PalEx common stock is expressly mentioned, the demand will be presumed to cover all PalEx common stock held in the name of the stockholder. Stockholders who hold their shares in brokerage accounts or other nominee forms, and who wish to exercise appraisal rights, are urged to consult with their brokers to determine the appropriate procedures for the nominee to exercise appraisal rights.

  All written demands for appraisal of PalEx common stock should be mailed or delivered to PalEx at 6829 Flintlock Road, Houston, Texas 77040, Attention:
General Counsel, so they will be received before the vote on the approval and adoption of the merger agreement at the special meeting.

  Within ten days after the effective time of the merger, PalEx, as the surviving corporation, must send a notice regarding the effectiveness of the merger to each person who has satisfied the demand provisions of Section 262. Within 120 days after the effective time, but not thereafter, PalEx, or any stockholder entitled to appraisal rights under Section 262 and who has complied with the demand procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the stockholder's shares. PalEx is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the PalEx common stock. Accordingly, stockholders must initiate all necessary action to perfect their appraisal rights within the time period in Section 262.

  Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled to request in writing a statement from PalEx setting forth the total number of shares of PalEx common stock not voted in favor of the merger and with respect to which demands for appraisal have been received and the total number of holders of those shares. The statement must be mailed to the stockholder within ten days after the written request has been received by PalEx or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later.

  If a holder of record of PalEx common stock timely files a petition for appraisal and serves a copy of the petition upon PalEx, PalEx will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to those stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation on the certificates of the pendency of the appraisal proceeding. If any stockholder fails to comply, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

  After determining the stockholders entitled to appraisal, the Delaware Court of Chancery will appraise the fair value of their shares of PalEx common stock. Stockholders considering seeking appraisal should be aware that:

  . the fair value of their PalEx common stock as determined under Section
    262 could be more than, the same as, or less than the value of the consideration that they would otherwise receive in the merger if they did not seek appraisal; and

  . investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

  In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a stockholder's exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of PalEx common stock have been appraised. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of PalEx common stock entitled to appraisal.

  Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares of PalEx common stock subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares, except for dividends or other distributions payable to holders of record of PalEx common stock as of a date prior to the effective time.

  If any stockholder who demands appraisal under Section 262 fails to perfect, or effectively withdraws or loses the right to appraisal, the stockholder's shares of PalEx common stock will be converted into IFCO Systems ordinary shares in accordance with the merger agreement. A stockholder will fail to perfect, or will effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. A stockholder may withdraw a demand for appraisal by delivering to PalEx a written withdrawal of the demand for appraisal and an acceptance of the merger. Any attempt to withdraw made more than 60 days after the effective time will, however, require the written approval of PalEx. Once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any stockholder without court approval.

  Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights. A stockholder will then be entitled to receive only the consideration set forth in the merger agreement for each share of PalEx common stock outstanding immediately prior to the effective time of the merger and owned by the stockholder.

Accounting Treatment

  The merger is intended to be treated under U.S. GAAP as a purchase of PalEx by IFCO Systems for accounting and financial reporting purposes. Therefore, the total consideration paid by IFCO Systems in connection with the merger will be allocated to PalEx's assets and liabilities based on their fair values with any excess being treated as goodwill.

U.S. Federal Income Tax Consequences

 Scope of Discussion

  The following discussion summarizes (1) the material U.S. federal income tax consequences of the merger to U.S. holders, as defined below, of PalEx common stock who exchange PalEx common stock for cash and/or IFCO Systems ordinary shares in the merger and (2) the material U.S. federal income tax consequences to U.S. holders of the ownership and disposition of IFCO Systems ordinary shares. This discussion is based upon existing U.S. federal income tax law, including legislation, regulations, administrative rulings, and court decisions, as in effect on the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. For purposes of this discussion, a U.S. holder is a beneficial owner of stock that is:

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

  . an individual citizen or resident of the United States;

  . a corporation created or organized in or under the laws of the United
    States or of a state of the United States or the District of Columbia; or

  . a partnership, trust, or estate treated, for U.S. federal income tax purposes, as a domestic partnership, trust, or estate.

  The discussion assumes that U.S. holders hold their PalEx common stock and will hold the IFCO Systems ordinary shares that they will receive in the merger as a capital asset. Tax consequences which are different from or in addition to those described in this summary may apply to U.S. holders who are subject to special treatment under U.S. federal income tax law, such as tax exempt organizations, financial institutions, insurance companies, broker-dealers, persons who hold their PalEx common stock as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of PalEx common stock and one or more other investments, or persons who acquired their shares in compensatory transactions. This discussion is limited to U.S. federal income tax considerations and does not address other U.S. federal tax considerations or state, local, or foreign tax considerations.

  This summary is not a substitute for an individual analysis of the tax consequences of the merger to a U.S. holder of PalEx common stock. Each U.S. holder or non-U.S. holder should consult a tax advisor as to the U.S. federal income tax consequences of the merger, including any such consequences arising from the particular facts and circumstances of the U.S. holder or non-U.S. holder, and as to any estate, gift, state, local, or foreign tax consequences of the merger.

 U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

  Private Letter Ruling. Since IFCO Systems is a foreign corporation for U.S. federal tax purposes, U.S. holders of PalEx common stock would recognize their entire gain, if any, on the merger even if the merger qualifies, as described below under the heading "--Opinion of Counsel," as a reorganization under
Section 368(a) of the Internal Revenue Code, unless the merger also qualifies for an exception to Section 367(a)(1) of the Internal Revenue Code. The obligation of PalEx to complete the merger is conditioned on the receipt by PalEx from the IRS of a private letter ruling that the merger qualifies for the exception. PalEx currently expects that it will receive the private letter ruling. If PalEx does not receive the private letter ruling, it may waive this condition and proceed on the basis of an opinion of its special U.S. tax counsel, Baker Botts L.L.P., that the merger should qualify for an exception to
Section 367(a)(1). However, the ability of Baker Botts to issue that opinion would depend upon the facts and circumstances immediately before the completion of the merger.

  PalEx anticipates that the private letter ruling, if received, will require that the value of the IFCO Systems ordinary shares outstanding immediately before the merger must be at least equal to the sum of the cash and the value of the IFCO Systems ordinary shares issued to PalEx stockholders in the merger. PalEx anticipates that the IPO price will be used to value the IFCO Systems ordinary shares for this purpose.

  As discussed below, the obligations of PalEx and of IFCO Systems to complete the transactions described in the merger agreement are subject to various conditions, including that the pricing of the IPO imply a minimum market valuation, assuming completion of the merger but before the IPO, of $400 million for the combined company based on the currency exchange rate as of the IPO pricing date. PalEx expects that this condition will be satisfied. If it is, the condition in the private letter ruling described above will also be satisfied. Otherwise, under some circumstances, the condition in the private letter ruling would not be satisfied. Under the merger agreement, PalEx and IFCO Systems are entitled to waive the $400 million combined valuation condition. However, in deciding whether to waive this condition, PalEx would have to take into account whether the condition contained in the private letter ruling is nevertheless satisfied, or, if not, whether the merger is in the best interests of the PalEx stockholders even if U.S. holders of PalEx common stock are required to recognize their entire gain, if any, on the merger.

  Opinion of Counsel. Assuming that the private letter ruling is received, Baker Botts is of the opinion that the merger should be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, subject to the assumptions and qualifications discussed above under the heading "--Scope of Discussion" and the further assumptions that:

  . the private letter ruling is not withdrawn or modified in any material respect and any valuation requirement or other condition contained in the private letter ruling will be satisfied;

  . the representations made to Baker Botts by PalEx and IFCO Systems in officers' certificates are accurate, will remain accurate through the time of the merger, and, where they relate to events after the merger, including the representation that PalEx will comply with all reporting requirements in applicable Treasury regulations, will remain accurate after the merger;

  . the merger and related transactions will take place as described in the merger agreement and this proxy statement/prospectus, and the information in this proxy statement/prospectus is accurate in all material respects and will be accurate in all material respects at the time of the merger;

  . the representations and warranties in the merger agreement are true and will be true at the time of the merger, and the covenants, conditions, and obligations in the merger agreement will be satisfied;

  . any representations made in the officers' certificates of PalEx and IFCO Systems or in the merger agreement "to the knowledge of" or similarly qualified are accurate without that qualification.

  . the terms of the SMG exchangeable shares will be revised to be exchangeable for the same merger consideration as will be paid or issued to the PalEx stockholders; as a result, the SMG exchangeable shares will not be exchangeable for stock of the surviving corporation in the merger or at any time after the merger;

  . the IFCO Systems ordinary shares received by PalEx stockholders in the merger will constitute less than 50% of the outstanding IFCO Systems ordinary shares after the merger and before the IPO;

  . the total fair market value, on the date of the merger, of the IFCO Systems ordinary shares received by PalEx stockholders will be no less than 42% of the sum of that total fair market value and the total amount of cash paid to PalEx stockholders in the merger, including cash payments to dissenters and instead of fractional IFCO Systems ordinary shares; and

  . the total consideration received by dissenters will not be materially different from the product of $9.00 and the number of dissenting shares.

  The merger agreement conditions the obligation of PalEx to complete the merger upon (1) the opinion of Baker Botts not having been withdrawn or modified in any material respect and (2) receipt of a second opinion of Baker Botts, dated as of the date of the merger, reconfirming the conclusions above. It is possible, however, that events arising after the second opinion is issued and the merger is completed could cause an assumption underlying the opinions not to be true and therefore cause the merger to fail to qualify as a reorganization. In particular, if the average of the high and low selling prices of IFCO Systems ordinary shares on the primary trading market on which the IFCO Systems ordinary shares are listed on the date of the merger is substantially lower than the IPO price, the merger may not qualify as a reorganization if the total fair market value of the IFCO Systems ordinary shares received by PalEx stockholders in the merger, determined at the average selling price described above, is less than 42% of the sum of that total fair market value and the total amount of cash received by PalEx shareholders in the merger, including cash payments to dissenters and instead of fractional IFCO Systems ordinary shares.

  The opinion of Baker Botts will not be binding on the IRS or a court and will not preclude the IRS or a court from adopting a contrary position.

  Assuming the merger is a reorganization, it is the further opinion of Baker Botts that, subject to the assumptions and qualifications discussed above under the heading "--Scope of Discussion," the U.S. federal income tax consequences of the merger to U.S. holders are as described below.

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

  Exchange of PalEx Common Stock Solely for Cash. A U.S. holder who exchanges PalEx common stock solely for cash in the merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received by the U.S. holder and the adjusted tax basis of the U.S. holder in the PalEx common stock surrendered. The capital gain or loss will be a long-term capital gain or loss if the U.S. holder's holding period for the PalEx common stock surrendered is more than one year. If, however, a U.S. holder actually or constructively owns IFCO Systems ordinary shares after the merger, including shares constructively owned as a result of constructive ownership of shares of PalEx common stock that are exchanged for IFCO Systems ordinary shares in the merger, the cash received by the U.S. holder may, under some circumstances, be a dividend taxable as ordinary income. A U.S. holder will be treated as constructively owning shares the U.S. holder has a right or option to acquire and shares owned or subject to options held by related persons and entities. U.S. holders should consult their tax advisors regarding the likelihood and the effect of dividend treatment based on their particular circumstances.

  Exchange of PalEx Common Stock Solely for IFCO Systems Ordinary
Shares. Except as described below under the headings "--Special Rule for U.S. Holders Who Will Be 5% Shareholders of IFCO Systems" and "--Cash in Lieu of Fractional IFCO Systems Ordinary Shares," a U.S. holder who exchanges PalEx common stock solely for IFCO Systems ordinary shares in the merger will not recognize gain or loss on the exchange. The U.S. holder will have an adjusted tax basis in the IFCO Systems ordinary shares received equal to the U.S. holder's adjusted tax basis in the shares of PalEx common stock surrendered and will have a holding period in the IFCO Systems ordinary shares received that includes the U.S. holder's holding period in the shares of PalEx common stock surrendered.

  Exchange of PalEx Common Stock for Both IFCO Systems Ordinary Shares and Cash. Except as described below under the headings "--Special Rules for U.S. Holders Who Will Be 5% Shareholders of IFCO Systems" and "--Cash in Lieu of Fractional IFCO Systems Ordinary Shares," a U.S. holder who exchanges PalEx common stock in the merger for a combination of IFCO Systems ordinary shares and cash will realize gain or loss equal to the difference between the fair market value of the consideration received by the U.S. holder and the adjusted tax basis of the U.S. holder in the PalEx common stock surrendered. The gain will be recognized, however, only to the extent of the amount of cash received by the U.S. holder. Any loss will not be recognized. Each share of PalEx common stock, or block of shares acquired at the same price, will be treated as exchanged for a pro rata portion of cash and IFCO Systems ordinary shares.

  Any gain recognized will be treated as capital gain unless, as discussed below, the receipt of the cash has the effect of the distribution of a dividend for U.S. federal income tax purposes. In that case, the gain will be treated as ordinary dividend income to the extent of the U.S. holder's ratable share of PalEx's accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the merger, the holding period for the PalEx shares exchanged is more than one year.

  The exchange will not have the effect of a dividend with respect to a U.S. holder if either the exchange is substantially disproportionate with respect to the U.S. holder or the exchange otherwise results in a meaningful reduction in the U.S. holder's interest in IFCO Systems.

  The exchange would be substantially disproportionate with respect to the U.S. holder if the U.S. holder's percentage interest in IFCO Systems, including IFCO Systems ordinary shares constructively owned by the U.S. holder, immediately after the merger is less than 80% of what the percentage interest would have been if, hypothetically, all PalEx stockholders who receive cash in the merger, including the U.S. holder, had instead received an equivalent amount of IFCO Systems ordinary shares.

  Whether an exchange would result in a meaningful reduction depends on the particular U.S. holder's facts and circumstances. However, the exchange should generally result in a meaningful reduction if:

  . the U.S. holder's percentage interest in IFCO Systems, immediately after the merger and including shares actually and constructively owned, is minimal;

  . the U.S. holder exercises no control over corporate affairs of PalEx or IFCO Systems; and

  . the U.S. holder's percentage interest in IFCO Systems ordinary shares is actually reduced from what the interest would have been if, hypothetically, all PalEx stockholders who receive cash in the merger had instead received an equivalent amount of IFCO Systems ordinary shares.

There are a number of uncertainties regarding how the calculations called for by the substantially disproportionate and meaningful reduction tests should be made. U.S. holders should consult their own tax advisors as to the possibility that all or a portion of any cash received in exchange for their PalEx common stock will be treated as a dividend and with respect to the consequences of that treatment, including the eligibility of U.S. holders that are corporations for a dividends received deduction and treatment of the dividend as an extraordinary dividend under Section 1059 of the Code.

  The U.S. holder's adjusted tax basis in the IFCO Systems ordinary shares received in the merger will equal the U.S. holder's adjusted tax basis in the PalEx common stock surrendered, decreased by the amount of cash received by the U.S. holder and increased by the amount of gain recognized by the U.S. holder, if any. The U.S. holder's holding period for the IFCO Systems ordinary shares received in the merger will include the holding period of the PalEx common stock surrendered.

  Special Rules for U.S. Holders Who Will Be 5% Shareholders of IFCO Systems. A U.S. holder who will actually or constructively own 5% or more of the total voting power or the total value of all shares of IFCO Systems after the merger will qualify for the nonrecognition treatment described above only if the U.S. holder files an agreement with the IRS to recognize gain in the future under some circumstances. Any U.S. holder who will be a 5% shareholder of IFCO Systems after the merger should consult his or her own tax advisor concerning the decision to file a gain recognition agreement and the procedures to be followed in connection with the filing. A U.S. holder who is not a 5% shareholder of IFCO Systems after the merger is not subject to any special filing requirements under Section 367 of the Internal Revenue Code, but should comply with the normal requirements applicable to any reorganization under
Section 368 of the Internal Revenue Code by attaching an information statement to his or her return for the year in which the merger occurs in the form required by the Treasury regulations under those provisions. A U.S. holder who plans to purchase IFCO Systems ordinary shares in the IPO should consult his or her tax advisor concerning whether those shares will be taken in account in determining whether the U.S. holder is a 5% shareholder after the merger.

  Cash in Lieu of Fractional IFCO Systems Ordinary Shares. No fractional IFCO Systems ordinary shares will be issued in the merger. A U.S. holder of PalEx common stock who receives IFCO Systems ordinary shares and cash in lieu of a fractional IFCO Systems ordinary share in the merger will be treated as having received that fractional IFCO Systems ordinary share in the merger and then as having received the cash in a redemption of the fractional IFCO Systems ordinary share. A U.S. holder who does not receive any other cash in the merger probably will, based upon the current IRS advance ruling policy, recognize gain or loss on the redemption. The gain or loss will be long-term capital gain or loss if, as of the date of the merger, the holding period for the IFCO Systems fractional share is more than one year. Cash paid to a U.S. holder who receives other cash and IFCO Systems ordinary shares in the merger probably will have the same character, i.e., dividend or capital gain or loss, as the other cash received by the U.S. holder.

  Consequences of Failure to Qualify as a Reorganization. If the merger does not qualify as a reorganization under Section 368(a) of the Internal Revenue
Code:

  . PalEx would recognize gain on the merger equal to the excess of:

    . the sum of the fair market value on the merger date of the IFCO Systems ordinary shares received by PalEx stockholders in the merger, the total amount of cash received by PalEx stockholders in the merger, and the amount of liabilities of PalEx assumed by the surviving corporation in the merger; over

    .  PalEx's basis in its assets; and

  . a U.S. holder of PalEx common stock would recognize capital gain or loss on the merger in an amount equal to the difference between the U.S. holder's basis in the PalEx common stock surrendered and the sum of the cash and the fair market value, as of the date of the merger, of the IFCO Systems ordinary shares received in the merger.

  Backup Withholding. Payments of cash to a U.S. holder surrendering shares of PalEx common stock in the merger generally will be subject to information reporting to the IRS. In addition, they generally will be subject to backup withholding, whether or not the U.S. holder also receives IFCO Systems ordinary shares in the merger, at a rate of 31% of the cash payable to the U.S. holder, unless the U.S. holder furnishes the U.S. holder's taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that the number is correct, certifies as to no loss of exemption from backup withholding, and meets other specified conditions. Appropriate documentation for this purpose will be provided to U.S. holders with the election form that will be sent to them by the exchange agent. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

 Consequences to U.S. Holders of Ownership and Disposition of IFCO Systems Ordinary Shares

  General. The following is a discussion of the material U.S. federal income tax consequences to U.S. holders who receive IFCO Systems ordinary shares in the merger of the ownership and disposition of those shares.

  Distributions on and Sale of the IFCO Systems Ordinary Shares. U.S. holders will be required to include in gross income as ordinary dividend income the gross amount of any distribution paid on the IFCO Systems ordinary shares, without reduction for Netherlands withholding tax, as discussed below, to the extent that the distribution is paid out of IFCO Systems' current or accumulated earnings and profits as determined for U.S. tax purposes. These dividends generally will not be eligible for the dividends received deduction that is allowed to U.S. corporate shareholders on dividends received from a domestic corporation. Distributions in excess of those earnings and profits will be applied first to reduce the U.S. holder's tax basis in the holder's shares. To the extent that the distribution exceeds the U.S. holder's tax basis, the excess will constitute gain from a sale or exchange of the shares. IFCO Systems has stated that it does not intend to pay dividends any time in the foreseeable future.

  The amount of income recognized upon the receipt of Dutch guilders as a dividend will be the U.S. dollar value of the guilders on the date of receipt, regardless of whether the U.S. holder converts the payment into U.S. dollars. Gain or loss, if any, recognized by a U.S. holder on the sale or disposition of guilders will be ordinary income or loss.

  Except as discussed below, a U.S. holder may elect annually either to deduct Netherlands withholding tax on dividends against the holder's income or to take the withholding taxes as a credit against the holder's U.S. federal income tax liability, subject to U.S. foreign tax credit limitation and election rules. Under current Dutch law, IFCO Systems under some circumstances may be permitted to deduct and retain from amounts withheld from dividends a portion of the amount that would otherwise be required to be remitted to the taxing authorities in the Netherlands. This amount generally may not exceed 3% of the total dividend distributed by IFCO Systems. If IFCO Systems has withheld an amount from dividends paid to shareholders, which it then is not required to remit to any taxing authority in the Netherlands, the amount in all likelihood would not qualify as a creditable tax for U.S. federal income tax purposes. IFCO Systems will endeavor to provide to U.S. holders information concerning the extent to which it has applied the reduction described above to dividends paid to U.S. holders.

  IFCO Systems expects that, for foreign tax credit purposes, dividends paid on the IFCO Systems ordinary shares will generally be foreign source income and will be passive income or, in some cases, financial services income. Under
Section 904(g) of the Internal Revenue Code, however, dividends paid by a foreign corporation that is treated as 50% or more owned by United States persons may be treated as U.S.-source income for foreign tax credit purposes, to the extent the foreign corporation itself has more than an insignificant amount of U.S.-source income. It is possible that, after the merger and the IPO, IFCO Systems may be treated as 50% or more owned by U.S. persons for purposes of Section 904(g) of the Internal Revenue Code.

  A U.S. holder of IFCO Systems ordinary shares will generally recognize gain or loss for U.S. federal income tax purposes upon the sale or exchange of the shares in an amount equal to the amount realized from the sale or exchange minus the U.S. holder's tax basis for such shares. Subject to the discussion below under the heading "--Special Status of Some Corporations for U.S. Tax Purposes," any gain or loss will be a capital gain or loss and, in the case of an individual U.S. holder, any gain would be subject to U.S. federal income tax at a maximum rate of 20% if the U.S. holder's holding period for the IFCO Systems ordinary shares at the time of the sale or exchange exceeds one year.

  Special Status of Some Corporations for U.S. Tax Purposes. For U.S. federal income tax purposes, a foreign corporation like IFCO Systems is classified as a passive foreign investment company for each taxable year in which either (1) 75% of more of its gross income is passive income, as defined for U.S. tax purposes, or (2) on average for the taxable year, 50% or more in value of its assets produce passive income or are held for the production of passive income. For purposes of applying the foregoing tests, the foreign corporation is deemed to own its proportionate share of the assets of and to receive directly its proportionate share of the income of any other corporation of which the foreign corporation owns, directly or indirectly, at least 25% by value of the stock. While income from leasing is generally considered passive income, there is an exception, under the Code and applicable Treasury regulations, for income from property that is leased as a result of the performance of marketing functions by the lessor when the marketing and servicing activities of the lessor in a foreign country are indicative of the active conduct of a trade or business by the lessor.

  Classification of a foreign corporation as a passive foreign investment company can have various adverse consequences to U.S. holders. These include taxation of gain on a sale or other disposition of the stock of the corporation at ordinary income rates and imposition of an interest charge on gain on or distributions with respect to the stock. These consequences would not apply if the U.S. holder elected to treat the foreign corporation as a qualified electing fund for all taxable years during which the U.S. holder held stock of the corporation and during which the corporation was a passive foreign investment company. The general effect of a qualified electing fund election is to require the U.S. holder to include in income the holder's pro rata share of the income of the foreign corporation for each year in which the corporation is classified as a passive foreign investment company, even if no dividend distributions are received. U.S. holders of stock of a passive foreign investment company may also make other elections that are not described here.

  While no opinion of counsel has been requested or will be obtained, IFCO Systems believes that it will not be a passive foreign investment company following the merger and the IPO. However, the tests for determining passive foreign investment company status are applied annually, and it is difficult accurately to predict future income and assets relevant to this determination. Accordingly, IFCO Systems cannot assure you that it will not become a passive foreign investment company. If IFCO Systems should determine in the future that it is a passive foreign investment company, it will endeavor to notify U.S. holders and to provide them with the information required to make a qualifying electing fund election, although there can be no assurance that it will be able to do so in a timely and complete manner. U.S. holders should consult their own tax advisers about the passive foreign investment company rules, including qualified electing fund elections.

  IFCO Systems would be a controlled foreign corporation if U.S. holders who owned, actually or constructively, stock representing 10% or more of the voting power of IFCO Systems collectively owned, actually or constructively, stock representing more than 50% of the voting power or value of IFCO Systems. IFCO Systems does not expect to be a controlled foreign corporation following the merger and the IPO. If it nevertheless were a controlled foreign corporation, that status would have no effect on any U.S. holder who at all times owned, actually or constructively, stock representing less than 10% of the voting power of IFCO Systems.

  United States Information Reporting and Backup Withholding. Distributions of dividends on IFCO Systems ordinary shares paid within the United States or through some United States-related financial intermediaries are subject to information reporting and may be subject to backup withholding at a 31% rate unless the holder (1) is a corporation or other exempt recipient or (2) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Information reporting requirements and backup withholding may also apply to the cash proceeds of a sale of the IFCO Systems ordinary shares. Any withholding would be in addition to the Netherlands dividend withholding discussed below.

Netherlands Tax Consequences

  The following is a summary of the material tax consequences under the laws of the Kingdom of the Netherlands to an owner of IFCO Systems ordinary shares who is deemed to be a citizen or resident of the United States for purposes of the relevant tax codes. This summary is not a complete analysis or listing of all the possible tax consequences and does not address all tax considerations that may be relevant to all categories of owners of IFCO Systems ordinary shares, some of whom may be subject to special rules. This summary is based upon current Netherlands tax law, which may change from time to time.

  You should consult your own tax advisor with respect to the tax consequences of the ownership and disposition of IFCO Systems ordinary shares based upon your particular circumstances.

  Netherlands Dividend Withholding Tax. Under Netherlands domestic law, dividend distributions by IFCO Systems are generally subject to withholding tax at a rate of 25%. These dividend distributions include dividends in cash or in kind, constructive dividends, and liquidation and repurchase proceeds in excess of recognized paid-in capital, as determined according to Dutch tax law. Stock dividends are also subject to Netherlands withholding tax unless they are distributed out of IFCO Systems' paid-in capital as recognized for Netherlands tax purposes.

  Under the treaty with the United States, however, dividends paid by IFCO Systems to a resident of the United States are generally eligible for a reduction of the 25% Netherlands withholding tax to 15%, or 5% if the beneficial owner is a U.S. corporation owning at least 10% of the voting power of IFCO Systems. To be eligible for the reduction, an IFCO Systems shareholder must not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which the IFCO Systems ordinary shares are attributable. The treaty with the United States provides for a complete exemption for dividends received by exempt organizations and exempt pension trusts.

  Certification Procedure to Obtain the 15% Rate. A shareholder that claims the reduced withholding or an exemption from withholding must first complete and file a Form IB 92 U.S.A with the Netherlands tax authority. A copy should also be filed with the IRS. In order to apply for the reduction or an exemption upon the receipt of dividends, the shareholder should present the form to the payor. If a person claims a refund, this form must be filed with the Netherlands tax authority within three years after the end of the calendar year in which the tax was levied. The person making the claim must describe the circumstances that prevented applying for the reduction or exemption upon receipt of the dividends. Qualifying U.S. exempt organizations or exempt pension trusts subject to the 25% withholding rate must seek a full refund of the tax withheld by using a Form IB 95 U.S.A.

  Netherlands Income Tax and Corporate Income Tax. In general, a nonresident shareholder will not be subject to Netherlands income tax, other than withholding tax, with respect to dividends distributed by IFCO Systems on the IFCO Systems ordinary shares. In addition, a non-resident shareholder is not generally subject to Netherlands income or withholding tax on gain on the sale or disposition of IFCO Systems ordinary shares to persons other than IFCO Systems or its direct and indirect subsidiaries. These general rules are applicable as long as the nonresident shareholder:

  . does not carry on a business, in whole or in part, in the Netherlands through a permanent establishment or a permanent representative to which the IFCO Systems ordinary shares are attributable;

  . does not carry out and has not carried out employment activities in the Netherlands with which the holding of the IFCO Systems ordinary shares is connected; and

  . is not a resident or a deemed resident of the Netherlands for Netherlands tax purposes.

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

However, in some cases, Netherlands tax may be imposed on the dividends or gains if the nonresident shareholder, alone or with related parties, holds a substantial interest in IFCO Systems. In general a holder can only be taxed on this basis if the holder has a substantial or deemed substantial interest in IFCO Systems. In general, a substantial interest will exist if the nonresident shareholder, alone or together with his or her spouse, holds either directly or indirectly, a participation interest in, or right to acquire at least 5% of the issued shares of any class of shares of IFCO Systems or holds, either directly or indirectly, profit sharing rights representing entitlement to at least 5% of the annual profit of IFCO Systems or of the liquidation proceeds. A deemed substantial interest will be present if all or part of a substantial interest has been disposed of, or is deemed to have been disposed of, under a roll-over facility.

  Under most tax treaties, the Netherlands may not impose tax on capital gains realized upon the sale or disposition of shares by shareholders entitled to treaty benefits unless additional conditions are met. Under the U.S. tax treaty, the Netherlands may not impose tax on capital gains realized by a shareholder that is a treaty beneficiary unless, in the case of an individual shareholder:

  . the shareholder, alone or with specified relatives, owns at least 25% of any class of shares at the time of the sale or disposition; and

  . the shareholder has, at any time during the previous five years, been a resident of the Netherlands.

  Netherlands Net Wealth Tax. A nonresident shareholder who is an individual is not subject to Netherlands net wealth tax with respect to the IFCO Systems ordinary shares, provided that the nonresident shareholder does not carry on a business, in whole or in part, in the Netherlands through a permanent establishment or a permanent representative to which the shares are attributable. Corporations are not subject to Netherlands net wealth tax.

  Netherlands Gift and Inheritance Tax. No Netherlands gift or inheritance tax will arise as a result of the gift of the IFCO Systems ordinary shares by, or on the transfer of the IFCO Systems ordinary shares at the death of, a nonresident shareholder who is an individual, unless:

  . the shareholder is a resident or a deemed resident of the Netherlands for tax purposes; or

  . the IFCO Systems ordinary shares are attributable to a permanent establishment or a permanent representative of the shareholder in the Netherlands. In some cases, an individual who was previously a resident of the Netherlands may be deemed to continue to be a resident at the time of the gift or death. Corporations are not subject to Netherlands gift or inheritance tax.

Regulatory Matters

  U.S. Antitrust Notification. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules provide that some acquisition transactions, including the merger, may not be completed until required information and materials have been sent to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission. Required waiting periods must also expire or be terminated. Schoeller Industries and PalEx filed the required information with the Antitrust Division and the FTC on June 16, 1999, and received notice of early termination on June 28, 1999. At any time before or after the effective time of the merger, and even though the HSR Act waiting period has been terminated, the Antitrust Division or the FTC could take action under the U.S. antitrust laws as it deems necessary or advisable in the public interest, including seeking to enjoin completion of the merger or seeking the transfer of assets or businesses of PalEx or IFCO Systems. Private parties may also seek to take legal action under antitrust laws.

  German Antitrust Notification. The German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschrankungen), which provides ratification of specified transactions, including the merger, must be provided to the Federal Cartel Office before completion of the merger. The Federal Cartel Office may prohibit a merger only if it informs the notifying parties within one month of receipt of the notification that it has entered into an in-depth investigation of the matter. Schoeller Industries filed the notification with the Federal Cartel Office on December 23, 1999, and received clearance for the merger from Federal Cartel office on January 5, 2000. The decisions of the Federal Cartel Office may be challenged in court by third parties.

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

                              THE MERGER AGREEMENT

  The following is a summary of the material terms of the merger agreement, but is not a description of all the terms of the merger agreement. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated in this summary by reference. IFCO Systems and PalEx urge you to read the full merger agreement.

General

  The merger agreement provides for the merger of PalEx with and into Silver Oak, a newly formed, wholly owned subsidiary of IFCO Systems. Silver Oak will survive the merger as a wholly owned subsidiary of IFCO Systems and will change its name to "PalEx, Inc." At the effective time of the merger, IFCO Systems will become the owner of all of the outstanding common shares of IFCO Europe and all the outstanding shares of IFCO International and MTS. Immediately following the effective time of the merger IFCO Systems will complete its IPO.

Related Matters

  Formation of IFCO Systems and Silver Oak. As provided by the merger agreement, Schoeller Industries created IFCO Systems as a wholly owned subsidiary, and IFCO Systems has formed Silver Oak as its wholly owned subsidiary to participate in the merger. Schoeller Industries subsequently contributed all of the outstanding IFCO Systems ordinary shares to Schoeller Holding. Silver Oak has authorized capital stock of 100 shares of common stock, par value $0.01 per share. Silver Oak has issued all of its authorized shares to IFCO Systems.

  Contribution of Shares of IFCO Europe, MTS, and IFCO International. Schoeller Industries has contributed the single outstanding common share of IFCO Europe and all of the outstanding shares of MTS to Schoeller Holding, which then contributed the shares to IFCO Systems.

  Gebruder Schoeller Beteiligungsverwaltungs GmbH, a German limited liability company, previously owned all of the outstanding shares of IFCO International. Gebruder Schoeller is owned by the shareholders of Schoeller Industries and members of their families. Schoeller Industries caused Gebruder Schoeller to contribute the IFCO International shares to Schoeller Holding, which then contributed the shares to IFCO Systems.

  Agreement with GE Capital and GE Erste. GE Erste owns the single outstanding preferential share of IFCO Europe. Schoeller Industries, the shareholders of Schoeller Industries, Schoeller Plast Industries GmbH, Gebruder Schoeller, Schoeller KG, and IFCO Systems have entered into an Option Release and IPO-Facilitation Agreement with GE Capital and GE Erste in connection with the proposed merger and the IFCO Systems IPO. Pursuant to the Option Release
Agreement:

  .  GE Erste consented to the merger and the IPO;

  . GE Erste agreed to contribute the IFCO Europe preferential share to IFCO Systems for purposes of the merger and the IPO upon the request of GE Capital or Schoeller Industries;

  . GE Capital and GE Erste agreed, effective with the completion of the merger and the IPO, to cancel and waive all options and other rights they have under existing agreements to purchase shares of IFCO Europe, IFCO International, or MTS; and

  . GE Capital and GE Erste will have board observation rights with respect to IFCO Systems.

  In January 2000, GE Erste contributed the IFCO Europe preferential share to Schoeller Holding, which then contributed the share to IFCO Systems. In exchange for the contribution of the IFCO Europe preferential share, Schoeller Holding issued to GE Erste a convertible debenture in the principal amount of DM45.0 million, or approximately $22.5 million, with a 30-year term and bearing 5% interest per year. The convertible debenture is convertible by GE Erste into IFCO Systems ordinary shares held by Schoeller Holding consisting of not more than 15.45% of the IFCO Systems capital stock outstanding before completion of the merger and the IPO or into a corresponding number of ordinary shares in Schoeller Holding. GE Erste may require conversion of the debenture on demand at any time beginning six months after the IPO. GE Erste's conversion of its debenture into IFCO Systems ordinary shares after the merger will not dilute the ownership of the former PalEx stockholders or the purchasers of shares in the IPO.

  If at any time after the IPO the value of 15.45% of the IFCO Systems capital stock outstanding before the merger and the IPO is less than DM45.0 million, or approximately $22.5 million, plus the accrued interest under the debenture, GE Erste may require payment of the full principal plus accrued interest from Schoeller Holding. In that case, however, Schoeller Holding has the right, instead of making payment in cash, to deliver IFCO Systems ordinary shares with a value equal to DM45.0 million, or approximately $22.5 million, plus accrued interest. GE Erste will continue to own the debenture or the ordinary shares received on exercise for at least one year after the IPO. GE Erste will, however, be able to sell the debenture or the ordinary shares after the IPO if IFCO Systems makes a corporate acquisition or merger with a company or business that does not comply with GE Capital's internal rules for affiliated companies.

  In consideration of GE Capital's and GE Erste's release of options and other rights, before the effective time of the merger IFCO Systems will issue a promissory note to GE Capital for DM45.0 million, or approximately $22.5 million. The promissory note will provide for an initial payment of DM11.25 million, or approximately $5.6 million, out of the net proceeds that IFCO Systems receives from the IPO. The balance of the principal will be payable in five annual installments of 10%, 10%, 20%, 20%, and 40% beginning on December 31, 2001. For the first year after the completion of the merger and the IPO, the promissory note will bear interest at an annual rate equal to the Euro Interbank Offered Rate plus 2.75%. Accrued interest will be payable on the first day of the second year. After the first year, the annual interest rate will be 10% and will be payable each year on December 31. Payment of the promissory note will be secured by a pledge of the IFCO Europe common share and the IFCO International shares. The promissory note may be prepaid at any time without prepayment penalty. In addition, Schoeller Industries has granted GE Capital an option to purchase approximately 95,000 IFCO Systems ordinary shares held by Schoeller Holding at the IPO price.

  The Option Release Agreement is subject to the written consent of IFCO Europe's lenders. These consents were obtained in January 2000. The Option Release Agreement also requires that the IPO be completed by December 31, 2000.

  IPO. The merger agreement provides that Schoeller Industries will use its reasonable efforts, and cause IFCO Systems to use its reasonable efforts, to complete the IPO. PalEx agreed to reasonably cooperate with Schoeller Industries and IFCO Systems in connection with the IPO. Subject to the advice of the managing underwriters for the IPO and market conditions on the stock market on which the IFCO Systems ordinary shares are authorized for listing, the parties intend for IFCO Systems to sell approximately 30% of the outstanding IFCO Systems ordinary shares in the IPO, after giving effect to the merger.

The Merger

  Effective Time and Closing. The effective time of the merger will be immediately upon filing of a certificate of merger with the Secretary of State of the State of Delaware or at the later time agreed to by IFCO Systems and PalEx and provided in the certificate of merger. The merger agreement provides that the parties' intend to complete the merger:

  . as soon as practicable after the contribution of the shares of IFCO Europe, IFCO International, and MTS to IFCO Systems;

  . as soon as practicable after the completion of the transactions in the Option Release Agreement; and

  .  on the same day as, but immediately before, completion of the IPO.

  The closing of the merger will take place as soon as practicable following the date the last of the conditions of IFCO Systems and PalEx are fulfilled or waived or at another time agreed by IFCO Systems and PalEx.

  Certificate of Incorporation and Bylaws. The merger agreement provides that PalEx's certificate of incorporation in effect prior to the merger will be amended to reflect the name change. As amended, the Silver Oak certificate of incorporation will be the certificate of incorporation of the surviving corporation. Silver Oak's bylaws in effect prior to the merger will be the bylaws of the surviving corporation.

  Directors and Officers. After the effective time of the merger, the directors of the surviving corporation will be Christoph Schoeller, Martin Schoeller, and Vance K. Maultsby, Jr. The officers of PalEx at the effective time of the merger will be the officers of the surviving corporation.

Conversion of PalEx Shares

  The merger agreement provides that at the effective time of the merger, and without any action by PalEx stockholders, each issued and outstanding share of PalEx common stock will be exchanged for consideration with a total value of $9.00 as follows:

  .  $9.00 cash, without interest; or

  . the number of IFCO Systems ordinary shares calculated by dividing $9.00 by the IPO price, which is a fraction referred to as the exchange ratio; or

  .  a combination of cash and IFCO Systems ordinary shares.

  Calculation of Merger Consideration. For purposes of calculating merger consideration, the IPO price will be equal to the initial public offering price per share of the IFCO Systems ordinary shares, as determined by IFCO Systems and the managing underwriters for the IPO and which will be expressed in euros, multiplied by the currency exchange rate for euros to U.S. dollars on the date the initial public offering price is determined.

  The form of consideration will be determined by an election made by each PalEx stockholder. The total merger consideration for all the shares of PalEx common stock, including consideration payable after the merger on exchange of SMG exchangeable shares, however, is limited as follows:

  .  not less than 40%; and

  . not more than 60% of the shares may be exchanged for IFCO Systems ordinary shares;

  . provided that if the holders together elect to receive more than 40% of the total merger consideration in cash, then the amount of cash consideration will be increased to up to 49% of the total merger consideration.

  Election Procedures. An election form/letter of transmittal is being mailed to you separately. Each PalEx stockholder should complete the election form/letter of transmittal and send it and the PalEx stockholder's stock certificates to IFCO Systems' exchange agent. Each holder of SMG exchangeable shares will also have the opportunity to complete an election form for the amount of cash and/or IFCO Systems ordinary shares to be received upon exchange of the SMG exchangeable shares after the merger. On the election form, the holder must indicate the number of shares to be exchanged for cash and the number of shares to be exchanged for IFCO Systems ordinary shares. Each holder is entitled to receive not less than 40% of the merger consideration in cash and not less than 60% in IFCO Systems ordinary shares, unless the maximum amount of cash consideration is increased beyond 40% as discussed above.

  Completed election forms must be received by IFCO Systems' exchange agent no later than 5:00 p.m. New York time on March 1, 2000. If the exchange agent does not receive a fully completed and signed election form, along with a completed letter of transmittal and stock certificates for the shares of PalEx common stock covered by the election form, for a holder by the election deadline, then that holder will be deemed not to have made an election and will receive merger consideration as described below. In addition, PalEx stockholders exercising their appraisal rights will be deemed to have made a cash election.

  Holders of shares of PalEx common stock or SMG exchangeable shares who make a cash election for not more than 49% of their shares or who make a stock election for not more than 60% of their shares will receive cash and IFCO Systems ordinary shares. Holders who make a cash election for more than 49% of their shares or who make a stock election for more than 60% of their shares may have their cash or stock election adjusted downward if the elections by all the holders together exceed either the cash or stock limits. Any adjustments will be made by IFCO Systems' exchange agent pursuant to detailed provisions in the merger agreement.

  If the number of shares covered by cash elections exceeds 49%, then:

  . all shares covered by stock elections and all shares for which there is no election will be exchanged for IFCO Systems ordinary shares;

  . all shares covered by cash elections that are held by each holder making a cash election with respect to 49% or less of the total number of shares for which the holder is making an election will be exchanged for cash; and

  . all shares covered by cash elections that are held by a holder making a cash election with respect to more than 49% of the total number of shares for which the holder is making an election will be exchanged for cash and IFCO Systems ordinary shares based on adjustment formulas in the merger agreement.

  Applying these adjustment formulas, a holder of these cash election shares will receive the following:

  . cash equal to

    .$9.00

    .multiplied by a number, the First Cash Number, equal to

    .49 x total number of shares held by the holder

  . cash equal to

    .$9.00

    .multiplied by a number, the Second Cash Number, equal to the product of

          the number of the          --       First Cash Number
          holder's cash
          election shares
          -------------------------------------------------------
          total number of cash       --       total First Cash
          election shares held                Number for all
          by all holders                      holders electing
          electing more than                  more than 49% cash
          49% cash

          and

          (.49 x total number
          of shares)
                            --  total number of cash   --   total First Cash
                                election shares held        Number for all
                                by all holders              holders electing
                                electing not more           more than 49% cash
                                than 49% cash

  . a number of IFCO Systems ordinary shares equal to

    .$9.00
     ------
    IPO Price

    . multiplied by the number of the holder's cash election shares less the sum of the First Cash Number and the Second Cash Number

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

  If the number of shares covered by elections for IFCO Systems ordinary shares exceeds 60%, then:

  . all shares covered by cash elections and all shares for which there is no election will be exchanged for cash;

  . all shares covered by stock elections that are held by each holder making a stock election with respect to 60% or less of the total number of shares for which the holder is making an election will be exchanged for IFCO Systems ordinary shares; and

  . all shares covered by stock elections that are held by a holder making a stock election with respect to more than 60% of the total number of shares for which the holder is making an election will be exchanged for cash and IFCO Systems ordinary shares based on adjustment formulas in the merger agreement.

  Applying these adjustment formulas, a holder of these cash election shares will receive the following:

  . a number of IFCO Systems ordinary shares equal to

    .$9.00
     ------
    IPO price

    .multiplied by a number, the First Stock Number, equal to

     .60 x total number of shares held by the holder

  . a number of IFCO System ordinary shares equal to

    .$9.00
     ------
    IPO price

    .multiplied by a number, the Second Stock Number, equal to the product of

          the number of the          --       First Stock Number
          holder's stock
          election shares
          -------------------------------------------------------
          total number of            --       total First Stock
          stock election                      Number for all
          shares held by all                  holders electing
          holders electing                    more than 60% stock
          more than 60% stock

          and

          (.60 x total number
          of shares)
                            --  total number of        --  total First Stock
                                stock election             Number for all
                                shares held by all         holders electing
                                holders electing           more than 60% stock
                                not more than 60%
                                stock

  . cash equal to

    .$9.00

    . multiplied by the number of the holder's stock election shares less the sum of the First Stock Number and the Second Stock Number

  If the number of shares covered by cash elections is greater than or equal to 40%, but less than or equal to 49%, then:

  . all shares covered by stock elections will be exchanged for IFCO ordinary shares;

  . all shares covered by cash elections will be exchange for cash; and

  . all shares for which there is no election will be exchanged for cash and IFCO Systems ordinary shares based on adjustment formulas in the merger agreement.

  Applying these adjustment formulas, a holder of a non-election shares will receive the following for each share for which there is no election:

  . cash equal to the lesser of

    .$9.00 or

    .$9.00 x      .49 x total number of
                         shares
                --------------------------
                  total number of non-
                     election shares

  . if the amount of cash calculated is less than $9.00, a number of IFCO
    Systems ordinary shares equal to

    .$9.00
     ------
    IPO Price

    .multiplied by

     1 -           .49 x total number of
                          shares
                 --------------------------
                    total number of non-
                      election shares

  A PalEx stockholder or holder of SMG exchangeable shares may revoke an election by written notice to IFCO Systems' exchange agent on or before 5:00 p.m. New York time on March 1, 2000. A holder may submit a new election form at the time it revokes an earlier election or at any time after revoking an earlier election but before the election deadline. If a new election is not made, the holder will be deemed not to have made an election, and IFCO Systems' exchange agent will retain the stock certificates tendered with the revoked election form until the time shares are exchanged upon completion of the merger. All election forms will automatically be revoked if the merger agreement is terminated. If the merger agreement is terminated, the stock certificates tendered will be promptly returned to the PalEx stockholder.

  IFCO Systems' exchange agent will make binding determinations whether or not an election has been properly made or revoked. The exchange agent will also make all of the computations of the merger consideration based on the elections and deemed elections and any required adjustments. These computations will be binding on the PalEx stockholders and holders of SMG exchangeable shares.

  Examples of Merger Consideration. A table illustrating examples of the number of IFCO Systems ordinary shares that may be received by PalEx stockholders in the merger based upon possible elections by PalEx stockholders is included in the Summary.

  Cancellation of Shares. Each share of PalEx capital stock, if any, owned by IFCO Systems or any of its subsidiaries, held in treasury by PalEx, or owned by any of PalEx's subsidiaries immediately before the effective time of the merger will be canceled and retired.

  Fractional Shares. No fractional IFCO Systems ordinary shares will be issued in the merger. Instead, each PalEx stockholder that would otherwise be entitled to receive a fractional share will receive an amount in cash equal to the value of an IFCO Systems ordinary share multiplied by the fraction. The value of an IFCO Systems ordinary share for this calculation will be the IPO price.

  Exchange Procedures. Before the effective time of the merger, IFCO Systems will appoint an independent bank, trust company, or other U.S. financial institution to act as the exchange agent in connection with the merger. Promptly after the effective time of the merger, the exchange agent will mail to each PalEx stockholder of record immediately before the effective time, who has not previously submitted a letter of transmittal and certificates with an election form, a letter of transmittal and instructions for the stockholder to use in surrendering its old PalEx certificates in exchange for certificates representing whole IFCO Systems ordinary shares and cash instead of any fractional share. After the effective time of the merger and until they are surrendered, old PalEx certificates will represent only the right to receive the merger consideration as described above. No dividends or distributions declared or made after the effective time of the merger with respect to IFCO Systems ordinary shares will be paid to the holder of any unsurrendered PalEx certificate until after surrender of the certificate.

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

  After the effective time of the merger and after the exchange agent receives an old PalEx certificate and a completed letter of transmittal, the exchange agent will deliver to the stockholder on behalf of Silver Oak and IFCO Systems the amount of cash and/or the number of whole IFCO Systems ordinary shares issued by IFCO Systems against contribution of the shares of PalEx common stock represented by the old PalEx certificate. The amount of cash and number of IFCO Systems ordinary shares will be based upon the PalEx stockholder's election of merger consideration and any required adjustments to the election. The exchange agent will also deliver to the stockholder cash instead of any fractional IFCO Systems ordinary share.

  No transfers of shares of PalEx common stock will be made after the effective time of the merger.

Treatment of PalEx Stock Options and Warrants

  Pursuant to the merger agreement, each option or warrant to purchase PalEx common stock that is outstanding at the effective time of the merger will automatically be exchanged into an option or warrant to purchase a number of IFCO Systems ordinary shares. The number of IFCO Systems ordinary shares will be equal to the number of shares of PalEx common stock that could have been purchased under the exchanged option or warrant multiplied by the exchange ratio. Upon exercise, cash will be paid instead of any fractional IFCO Systems ordinary share. The exercise price per share will be equal to the per share exercise price of the converted option or warrant divided by the exchange ratio. With respect to qualified or incentive stock options, the conversion will be made in a manner consistent with the applicable provisions of the Internal Revenue Code. PalEx optionholders will also be given the alternative of electing to exchange their options for new, fully vested options, exercisable at the IPO price, to purchase the number of IFCO Systems ordinary shares that represents the economic equivalent of a straight conversion into options to purchase IFCO Systems ordinary shares as described above.

  The merger will be a change of control event under the terms of PalEx's stock option plan. As a result, all of the outstanding stock options will be fully vested at the effective time of the merger and at the time of conversion into new options to purchase IFCO Systems ordinary shares.

  IFCO Systems has agreed to maintain an effective registration statement under the Securities Act to cover the IFCO Systems ordinary shares issuable upon the exercise of the new options and warrants resulting from this conversion.

Structure of IFCO Systems After the Merger

  Articles of Association. IFCO Systems and PalEx have agreed that the articles of association of IFCO Systems at the effective time will be in the form they reasonably agree upon. An English translation of the agreed upon articles of association has been included as Appendix D to this proxy statement/prospectus.

  Board of Directors. At the effective time of the merger, the board of directors of IFCO Systems will consist of seven members as follows:

  .  Christoph Schoeller, Chairman;

  .  Martin A. Schoeller, Chief Executive Officer;

  .  Cornelius Geber;

  .  Sam W. Humphreys;

  .  Randall Onstead;

  .  Eckhard Pfeiffer; and

  .  Dr. Frank Tofflinger.

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

  Executive Officers. At the effective time of the merger, IFCO Systems will have five executive officers. The initial executive officers will be:

  .  Martin A. Schoeller, Chief Executive Officer

  .  A. Joseph Cruz, President, North America

  . Vance K. Maultsby, Jr., Executive Vice President, Strategy and Finance and Chief Financial Officer

  .  Edward E. Rhyne, Executive Vice President and General Counsel; and

  .  Howe Q. Wallace, Executive Vice President, Human Resources.

  Headquarters. Following the effective time of the merger, IFCO Systems will maintain its headquarters in Amsterdam, the Netherlands, and operations headquarters in Munich, Germany, and Houston, Texas.

  Language. Following the effective time of the merger, English will be the official language for the management of IFCO Systems, except where Netherlands law requires records or filings in the Dutch language.

  Accounting Practices. Following the effective time of the merger, the books and records of IFCO Systems will be maintained in accordance with U.S. GAAP in addition to Netherlands GAAP.

No Solicitation Before the Merger; No Withdrawal or Modification of
Recommendation

  No Solicitation by PalEx. Under the merger agreement, PalEx has agreed that before the effective time of the merger neither it nor its subsidiaries will, nor authorize or permit any of its representatives to, (1) solicit, initiate, or knowingly encourage anyone to make a proposal for the acquisition of all or a significant portion of PalEx's assets, business, or equity securities or (2) participate in any discussions or negotiations regarding an acquisition proposal. Prior to the PalEx stockholders' meeting, however, PalEx may respond to an unsolicited proposal that did not otherwise result from a breach of its no solicitation agreement, furnish information to the person or entity making the proposal, and participate in discussions or negotiations regarding the proposal. PalEx must first give written notice to Schoeller Industries and must enter into an appropriate confidentiality agreement with the person or entity making the proposal.

  No Withdrawal or Modification of Recommendation by PalEx. PalEx has also agreed that its board of directors or any board committee will not:

  . withdraw, modify, or publicly propose to withdraw or modify the approval or recommendation of the merger agreement;

  . approve, recommend, or publicly propose to approve or recommend any acquisition proposal as described above; or

  . cause PalEx to enter into any nonbinding or binding acquisition agreement with respect to any acquisition proposal.

  Prior to the PalEx stockholders' meeting, however, the PalEx board of directors may determine in its good faith judgment, after consulting with outside legal counsel, that the failure to do any of these things with respect to a superior acquisition proposal would breach or be inconsistent with the board's fiduciary duties to PalEx stockholders. If the PalEx board of directors makes this determination, it may withdraw or modify its approval or recommendation of the merger agreement, approve, recommend, or propose to approve or recommend the superior acquisition proposal, terminate the merger agreement and, after termination, cause PalEx to enter into a binding agreement with respect to the superior acquisition proposal. The PalEx board of directors may not take any of these steps unless it first gives Schoeller Industries written notice at least five business days in advance, stating the material terms of the superior acquisition proposal and identifying the person or entity making the proposal. In addition, PalEx may not terminate the merger agreement and enter into any binding agreement until after its stockholders' meeting has been held and the PalEx stockholders have failed to approve and adopt the merger agreement.

  A superior acquisition proposal is a proposal that:

  .  is unsolicited;

  . did not otherwise result from a breach of PalEx's no solicitation agreement;

  . the PalEx board of directors determines in good faith, based on the advice of Batchelder or other financial advisor with a nationally recognized reputation, to be more favorable to PalEx stockholders than the merger; and

  . if needed, has financing committed or the PalEx board of directors determines financing is reasonably capable of being obtained by the person or entity making the proposal.

  No Solicitation by Schoeller Industries, IFCO Systems, or Any IFCO
Company. In addition to the restrictions placed on PalEx regarding solicitation of proposals, before the effective time of the merger neither Schoeller Industries, IFCO Systems, nor any of the IFCO Companies or their subsidiaries will, or authorize or permit any of their representatives to, solicit, initiate, or knowingly encourage anyone to make a proposal for the acquisition of all or a significant portion of any of their assets, business, or equity securities. Schoeller Industries, IFCO Systems, the other IFCO Companies, and their subsidiaries are not, however, prevented from making or soliciting a proposal in response to or competitive with a superior acquisition proposal for PalEx.

PalEx Stockholder Approval

  Under the merger agreement, PalEx is required to use its reasonable efforts to obtain stockholder approval. The date of the special meeting has been set after consulting with Schoeller Industries and is intended to be before the pricing date of the IPO, but not more than 45 days before the anticipated closing date for the IPO.

  PalEx, through the PalEx board of directors, has agreed to recommend to the PalEx stockholders approval and adoption of the merger agreement. As described above, there are situations in which the PalEx board of directors may determine to withdraw or modify its approval or recommendation. In addition, the PalEx board of directors may withdraw or modify its approval or recommendation if Batchelder withdraws or materially modifies the fairness opinion and the PalEx board of directors determines in good faith, after consulting with outside legal counsel, that the failure to withdraw or modify the board's approval or recommendation would breach or be inconsistent with the board's fiduciary duties to PalEx stockholders. No withdrawal or modification of the PalEx board of directors' approval or recommendation relieves PalEx of its obligation to hold the stockholders' meeting.

Voting Agreements

  At the time the merger agreement was signed, Schoeller Industries obtained a voting agreement from ten beneficial holders of PalEx common stock. These stockholders own approximately 29% of the outstanding shares of PalEx common stock as of the date of this proxy statement/prospectus. Pursuant to the voting agreement, these stockholders have agreed to vote their shares in favor of the merger agreement at any stockholders' meeting. The voting agreement also limits the stockholders' rights to transfer the shares, establish a voting trust, or grant any proxy except for approval of the merger agreement. The voting agreement does not restrict a stockholder who is also a director or officer of PalEx from taking any action that may be necessary as a result of his position as a director or officer.

  Under the merger agreement, PalEx has agreed to use its reasonable efforts after the mailing of this proxy statement/prospectus to deliver an additional voting agreement in favor of Schoeller Industries from additional stockholders. Assuming this additional voting agreement is delivered prior to the special meeting, the total

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

number of shares subject to the voting agreements and agreeing to vote for approval of the merger agreement will be at least 51% of the outstanding shares of PalEx common stock as of the record date and sufficient to approve the merger.

  If the PalEx board of directors withdraws its recommendation for the merger agreement, the voting agreements will, nevertheless, remain in effect and require these stockholders to vote their shares in favor of the merger agreement. The voting agreement is effective until the earlier of completion of the merger, termination of the merger agreement, or May 31, 2000.

Restrictions on Transfers of IFCO Systems Ordinary Shares

  Before the closing of the merger, IFCO Systems is required to enter into a lockup agreement with each of Christoph Schoeller, Martin Schoeller, Schoeller Industries, and Schoeller Holding. In addition, PalEx will use its reasonable best efforts to deliver lockup agreements to IFCO Systems that have been executed by 13 senior executives of PalEx and senior executives of PalEx's subsidiaries. Each of the lockup agreements will restrict the transfer for two years after the closing date of the IPO of all IFCO Systems ordinary shares directly or indirectly owned, or entitled to be received, by these restricted stockholders. The restriction period will terminate early for any of the PalEx officers or senior executives whose employment with PalEx or a PalEx subsidiary is terminated without cause or because of a breach by IFCO Systems, PalEx, or a PalEx subsidiary. The restricted IFCO Systems ordinary shares may begin to be sold during the restricted period as follows:

        Time After the IPO Closing Date      Shares That May Be Sold
        -------------------------------      -----------------------
          one month.........................           20%
          12 months.........................      additional 15%
          15 months.........................      additional 15%
          18 months.........................      additional 15%
          21 months.........................      additional 15%

  As a result of this schedule, at any time beginning 24 months after the closing date of the IPO, these IFCO Systems ordinary shares will no longer be restricted from transfer.

Additional Agreements

  Reasonable Efforts; Regulatory Matters. Each party has agreed to use all reasonable efforts to take, or cause to be taken, all actions necessary in order to complete the merger and the other transactions described in the merger agreement. These efforts include obtaining all necessary consents and approvals and making all necessary filings.

  As part of these efforts, Schoeller Industries and PalEx specifically agreed to make, and made, the appropriate filings under the HSR Act with the Antitrust Division and the FTC and has made similar filings that may be required based upon the laws of Germany. Schoeller Industries and PalEx do not anticipate the need to make similar filings with any other country. Schoeller Industries and PalEx will use all reasonable efforts to comply with all lawful requests of these governmental authorities and will not extend any applicable waiting period that would delay completion of the merger.

  Business Before the Merger. The merger agreement generally provides that, until the effective time of the merger, PalEx and its subsidiaries on the one hand and each of the IFCO Companies and its subsidiaries on the other hand (1) will take specific actions to maintain their businesses and (2) will not take specified actions as listed below. The exceptions to these requirements are other provisions of the merger agreement or a written agreement of Schoeller Industries for PalEx or a written agreement of PalEx for the IFCO Companies. Despite these requirements, the merger agreement clearly states that neither party has the right to control or direct the other party's operations before the effective time of the merger.

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

  Each of PalEx and the IFCO Companies will, and will cause its subsidiaries to:

  . conduct their businesses in the ordinary and usual course of business consistent with past practice;

  . use all reasonable efforts to preserve intact their business organizations;

  . use all reasonable efforts to keep available the services of their current officers and key employees;

  . use all reasonable efforts to preserve the goodwill and business relationships with customers, suppliers, and others having business relationships with them; and

  . maintain insurance coverage with financially responsible carriers at levels consistent with past practice.

  They will also not take the following actions:

  .  change their corporate governing documents;

  . change their capitalization, including declaring or paying any dividends, except that PalEx may issue shares of its common stock on the exercise of its outstanding options, warrants, exchangeable shares, or convertible promissory notes and to Batchelder immediately prior to the merger;

  . incur, or become contingently liable on, any debt for borrowed money, except for:

    . borrowings in the ordinary course of business consistent with past practice;

    . for PalEx, borrowings to refinance existing indebtedness other than its senior credit facility;

    . for PalEx, borrowings of up to $150.0 million to refinance its senior credit facility on terms generally no less favorable than the terms of the senior credit facility on the date of the merger agreement;

    . for PalEx, the issuance in a private placement of senior subordinated notes of up to $40.0 million; and

    .  for an IFCO Company, borrowings to refinance existing indebtedness;

  . do anything or fail to do anything that would cause PalEx or its stockholders to have to recognize gain or loss for U.S. federal income tax purposes as a result of the merger;

  .  sell, transfer, or encumber any material assets or business other than:

    .  in the ordinary course of business; and

    . for PalEx, pledges and grants of lien in connection with refinancing its senior credit facility;

  .  materially change its employee compensation and benefits, including:

    . entering into new employment or severance arrangements with, or increasing the compensation of, directors, officers, or key employees unless disclosed in writing to the other party prior to signing the merger agreement;

    . adopt or enter into any new employee benefit plan or arrangement except as legally required; and

    . for PalEx, materially increasing benefits or compensation expenses, except for normal increases in the ordinary course of business;

  . make or change any material tax election or make any material tax agreement or settlement;

  . acquire by merger or otherwise any business or entity or acquire any material assets; and

  .  authorize or agree to do any of the listed actions.

  Access to Information. PalEx and IFCO Systems have each agreed to provide the other party and the other party's representatives with full access during normal business hours to all the properties and records of it and its subsidiaries. For IFCO Systems, this includes access by PalEx and its representatives to the properties and records of IFCO U.S. and to the underwriters and their representatives in connection with the IPO. Each party will also promptly provide the other party with (1) a copy of any report or filing made under securities laws or stock exchange regulations or filed in connection with the merger agreement and (2) other information as reasonably requested.

  Employee Matters. For at least two years following the effective time of the merger, IFCO Systems will provide all current and former employees of PalEx and its subsidiaries with compensation and benefits that are at least generally as favorable as the compensation and benefits they were entitled to receive immediately before the effective time. This includes benefits pursuant to retirement plans, medical plans, layoff policies, and deferred compensation arrangements. In addition, time of service with PalEx or any of its subsidiaries will be recognized for purposes of determining any benefit eligibility, vesting, or accrual. IFCO Systems is not, however, required to grant any stock options to any employee unless required pursuant to a separate agreement.

  IFCO Systems will also honor each existing employment, severance, and termination agreement between PalEx or any of its subsidiaries and any director, officer, or employee. IFCO Systems will not unilaterally amend any of these agreements for at least two years in any way that would reduce or impair benefits payable to a covered employee.

  Waiver of Change of Control Payments. Some of PalEx's officers and key employees have employment agreements that provide for severance payments upon a change of control of PalEx. The merger will constitute a change of control under these agreements. Pursuant to the merger agreement, PalEx has agreed to use its reasonable efforts to cause the 15 employees with this type of employment agreement to waive any rights of termination and rights to receive severance or other payments from PalEx in connection with a change of control resulting from the merger. Waivers by at least 11 of these employees is a condition to IFCO Systems' obligations to complete the merger.

  Stock Options to IFCO Systems Management. Under the merger agreement, as of the closing date of the merger, IFCO Systems will issue options to purchase 300,000 IFCO Systems ordinary shares to each of Christoph Schoeller, Martin Schoeller, and Sam Humphreys as incentive compensation for their involvement in the business of IFCO Systems. The exercise price for these options will be the IPO price. On or after the closing date, IFCO Systems also shall be entitled to issue options to purchase up to 1,000,000 IFCO Systems ordinary shares to employees of Schoeller Industries or its affiliates. Christoph and Martin Schoeller are not eligible to receive any of these options. In addition, no eligible employee may be granted options for more than 100,000 shares. The exercise price for these options will be the market value per IFCO Systems ordinary share on the date of grant, which will be the IPO price if the options are granted on the closing date of the merger and the IPO. Each of these options will be fully exercisable on the date of grant.

  Indemnification and Insurance of PalEx Directors and Officers. After the effective time of the merger, IFCO Systems and PalEx, as the surviving corporation in the merger, will each indemnify, to the fullest extent permitted under applicable law, all present and former directors, officers, employees, and agents of PalEx or any of its subsidiaries against claims related to any action or omission in connection with the person's service to PalEx before the effective time. This indemnification obligation includes the payment of reasonable legal fees and expenses and other reasonable expenses before the final resolution of any claim. For six years after the effective time, IFCO Systems will maintain the current PalEx policies of directors' and officers' liability insurance or will maintain substitute policies that have at least the same coverage and are otherwise materially the same as the current policies. IFCO Systems' obligation is, however, limited to insurance coverage costing not more than 130% of the previous year's cost.

  Listing of IFCO Systems Ordinary Shares. IFCO Systems has agreed to use all reasonable efforts to have the IFCO Systems ordinary shares to be issued in the merger, or reserved for issuance upon the exercise of stock options or warrants or the conversion or exchange of convertible or exchangeable securities, authorized for listing on the Amtlicher Handel segment or on the Neuer Markt segment of the Frankfurt Stock Exchange.

  IFCO Systems has also agreed to use all reasonable efforts to cause the New York shares representing these IFCO Systems ordinary shares to be approved for listing on the Nasdaq National Market.

  Other Agreements. The merger agreement contains other mutual agreements of the parties relating to:

  . actions to be taken with respect to the intended tax treatment of the merger;

  .  press releases or public announcements;

  . notification of any event that would cause any representation or warranty in the merger agreement to be untrue or materially inaccurate;

  . notification of any material failure to perform an agreement or satisfy a condition; and

  .restrictions on related party transactions after the merger.

The parties have also agreed to the following:

  . Schoeller Industries or its affiliates will transfer or license to IFCO Systems all technology necessary for the business of IFCO Systems to the extent possessed by Schoeller Industries or its affiliates;

  . IFCO Systems and IFCO International will use their reasonable best efforts to complete the purchase of the remaining interests of IFCO U.S.; and

  . PalEx will use its reasonable efforts to amend the documents governing the SMG exchangeable shares to provide for exchange into the merger consideration as provided in the merger agreement.

Representations and Warranties

  Representations and Warranties of PalEx. The merger agreement includes standard representations and warranties by PalEx to Schoeller Industries, which must continue to be true and correct on the closing date of the merger, except as otherwise provided in the merger agreement. These representations and warranties are as to:

  . corporate organization, standing, and foreign qualifications of PalEx and its subsidiaries;

  .  capitalization of PalEx;

  .  ownership by PalEx of the shares of capital stock of its subsidiaries;

  . power and authority of PalEx to execute the merger agreement and, subject to approval of the merger agreement by PalEx's stockholders, complete the merger;

  . no violation, conflicts, breaches, or defaults of PalEx's certificate of incorporation or bylaws, laws and regulations applicable to PalEx or its subsidiaries, and instruments or agreements to which PalEx or its subsidiaries are bound as a result of executing and delivering the merger agreement or completing the merger;

  .  consents, required filings, or approvals needed for the merger;

  . accuracy of statements and reports PalEx has filed with the SEC and of PalEx's financial statements;

  .  absence of undisclosed liabilities;

  .  absence of identified changes or events since December 27, 1998;

  .  pending or threatened litigation;

  . accuracy of information provided for this proxy statement/prospectus or the registration statement;

  . compliance with laws and regulations and possession and no violation of all government permits necessary for the business of PalEx and its subsidiaries;

  . compliance by PalEx and its subsidiaries with their certificate or articles of incorporation and bylaws and with agreements binding them;

  .  environmental matters;

  .  tax matters;

  . existence, terms, and compliance with applicable laws of PalEx's employee benefit plans;

  .  labor matters;

  .  ownership of and rights to use intangible property;

  .  title of PalEx and its subsidiaries to their assets;

  .  insurance coverage maintained by PalEx and its subsidiaries;

  .  year 2000 computer systems and software compliance;

  . no action taken that would prevent the merger from constituting a qualified reorganization under Section 368(a) of the Internal Revenue Code;

  .  stockholder approval necessary to approve the merger agreement;

  .  brokers and finders engaged by PalEx; and

  .  a fairness opinion delivered by Batchelder.

  Representations and Warranties of the IFCO Companies. The merger agreement also includes standard representations and warranties by each of the IFCO Companies to PalEx, which must continue to be true and correct on the closing date of the merger, except as otherwise provided in the merger agreement. These representations and warranties are as to:

  . corporate organization, standing, and foreign qualifications of each IFCO Company and its subsidiaries;

  .  capitalization of each IFCO Company;

  . ownership by each IFCO Company of the shares of capital stock or other equity interests of its subsidiaries;

  . power and authority of each IFCO Company to execute the merger agreement and complete the merger;

  . no violation, conflicts, breaches, or defaults with respect to each IFCO Company's governing corporate documents, laws and regulations applicable to each IFCO Company or its subsidiaries, and instruments or agreements to which each IFCO Company or its subsidiaries are bound as a result of executing and delivering the merger agreement or completing the merger;

  .  consents, required filings, or approvals needed for the merger;

  .  accuracy of each IFCO Company's financial statements;

  .  absence of undisclosed liabilities;

  . liabilities and other obligations of each IFCO Company to Schoeller Industries or any affiliate of Schoeller Industries;

  .  absence of identified changes or events since December 31, 1998;

  .  pending or threatened litigation;

  . accuracy of information provided for this proxy statement/prospectus or the registration statement;

  . compliance with laws and regulations and possession and no violation of all government permits necessary for the business of each IFCO Company and its subsidiaries;

  . compliance by each IFCO Company and its subsidiaries with their memorandum or articles of association and with agreements binding them;

  .  environmental matters;

  .  tax matters;

  . existence, terms, and compliance with applicable laws of each IFCO Company's employee benefit plans;

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

  .  labor matters;

  .  ownership of and rights to use intangible property;

  .  title of each IFCO Company and its subsidiaries to their assets;

  .  insurance coverage maintained by each IFCO Company and its subsidiaries;

  .  year 2000 computer systems and software compliance;

  . no action taken that would prevent the merger from constituting a qualified reorganization under Section 368(a) of the Internal Revenue Code;

  .  brokers and finders engaged by each IFCO Company; and

  .  no ownership of shares of PalEx common stock.

  Representations and Warranties of Schoeller Industries. The merger agreement also includes standard representations and warranties by Schoeller Industries to PalEx, which must continue to be true and correct on the closing date of the merger, except as otherwise provided in the merger agreement. These representations and warranties are as to:

  .  capitalization of Schoeller Industries;

  .  ownership and status of IFCO Companies' capital shares;

  . corporate organization and standing and power and authority of Schoeller Industries to execute the merger agreement and complete the merger;

  .  consents, required filings, or approvals needed for the merger;

  . no violation, conflicts, breaches, or defaults of any governmental requirement, Schoeller Industries governing corporate documents, laws and regulations applicable to Schoeller Industries or its subsidiaries, and instruments or agreements to which Schoeller Industries or its subsidiaries are bound as a result of executing and delivering the merger agreement or completing the merger;

  .  pending or threatened litigation;

  .  no brokers and finders engaged by Schoeller Industries;

  . lack or waiver of preemptive rights or similar rights to acquire any capital shares of the IFCO Companies or their subsidiaries;

  .  no ownership of shares of PalEx common stock; and

  .  net worth in excess of DM100.0 million, or approximately $49.9 million.

Conditions to Completion of the Merger

  Joint Conditions. The merger agreement provides that the obligations of each party to complete the transactions described in the merger agreement are subject to the following conditions:

  . IPO minimum valuation. The pricing of the IPO must imply a minimum market valuation, assuming completion of the merger but before the IPO, of $400.0 million for the combined company based on the currency exchange rate as of the IPO pricing date.

  . Merger and IPO closing. The closing of the merger and the IPO must occur on the same day.

  . PalEx stockholder approval. The merger agreement must have been approved by the required vote of PalEx stockholders.

  . Listing of IFCO Systems ordinary shares. The IFCO Systems ordinary shares issuable in both the merger and the IPO, and the shares reserved for issuance on the exercise of converted stock options and warrants, must have been authorized for listing on the Amtlicher Handel or on the Neuer Markt.

  . Listing of New York shares. New York shares representing the IFCO Systems ordinary shares issuable in the merger, and the shares reserved for issuance on the exercise of converted stock options and warrants, must have been authorized for listing on the Nasdaq National Market.

  . Required consents. Each of PalEx and Schoeller Industries and IFCO Systems must have obtained all required, material consents to the merger and related transactions.

  . Antitrust matters. The waiting period under the HSR Act and any similar European government requirements must have expired or terminated, and any necessary consents or approvals pursuant to any European government requirements must have been obtained.

  . Effectiveness of registration statement. The registration statement must have become effective and there must be no stop order or pending stop order to suspend its effectiveness.

  . State securities laws compliance. IFCO Systems must have received all necessary permits or authorizations for the merger and related transactions under applicable state securities laws and they must be in full force.

  . No injunction. There must be no preliminary or permanent injunction, order, or ruling by any court or governmental authority that prevents completion of the merger.

  . Law or government action. No law or regulation must have been enacted, and no action must have been taken by any governmental authority, in the United States, Germany, or the Netherlands that would prevent completion of the merger or make it illegal.

  PalEx's Conditions. The merger agreement also provides that the obligation of PalEx to complete the merger is subject to the following conditions:

  . Performance by IFCO Systems and Silver Oak. IFCO Systems and Silver Oak must have performed in all material respects their agreements contained in the merger agreement.

  .  Representations and warranties of IFCO Systems and Schoeller
     Industries. The representations and warranties of IFCO Systems and Schoeller Industries in the merger agreement must be true in all material respects as of the date of the merger agreement and as of the closing date of the merger.

  . Tax ruling. PalEx must have received a private ruling from the IRS that the PalEx stockholders qualify for an exception to Section 367(a)(1) of the Internal Revenue Code with respect to the merger, and the tax ruling must not have been withdrawn or materially modified.

  . Tax opinion. On or before the date this proxy statement/prospectus is mailed to PalEx stockholders, PalEx must have received an opinion from Baker Botts to the effect that the merger should be treated as a reorganization under the Internal Revenue Code and IFCO Systems should be treated as a corporation with respect to the merger. As of the closing date of the merger, the opinion must not have been withdrawn or materially modified. PalEx must also have received a second tax opinion from Baker Botts reconfirming the first tax opinion. In giving its opinion, Baker Botts may rely on the IRS tax ruling.

  . Contribution of shares. The contribution of shares to IFCO Systems from Schoeller Industries and its affiliate must have been completed.

  . GE transactions. The transactions contemplated in the Option Release Agreement must have been completed, including GE Erste's contribution to IFCO Systems of GE Subsidiary's preferential share in IFCO Europe.

  . IPO closing. The closing of the IPO must not yet have occurred. In addition, the closing date of the IPO must not be more than 45 days after the date of the PalEx stockholders' meeting. If PalEx receives outside legal advice that it must recirculate a supplemented proxy statement/prospectus and resolicit proxies for the meeting and if Schoeller Industries has received voting agreements covering at least 51% of the outstanding shares of PalEx common stock, PalEx is required to hold a new stockholders' meeting and a new 45-day period will run from the date of the new meeting.

  . Purchase of IFCO U.S. IFCO Systems' agreement to purchase the remaining interest in IFCO U.S. must not have been amended in any material respect and must be in full force and effect.

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

  IFCO Systems' Conditions. The merger agreement also provides that the obligations of IFCO Systems, Silver Oak, and Schoeller Industries to complete the transactions described in the merger agreement are subject to the following conditions:

  . Performance by PalEx. PalEx must have performed in all material respects its agreements contained in the merger agreement.

  . Representations and warranties of PalEx. The representations and warranties of PalEx in the merger agreement must be true in all material respects as of the date of the merger agreement and as of the closing date of the merger.

  . Lockup agreements. IFCO Systems must have received a lockup agreement from at least ten of the 13 identified officers and senior executives of PalEx and its subsidiaries.

  . Waivers of change of control payments. IFCO Systems must have received a waiver from at least 11 of the 15 PalEx employees who have employment agreements with change of control severance provisions.

Extension and Waiver

  Prior to the effective time of the merger, the parties may extend the time for performance of a party or waive compliance with any representation and warranty, agreement, or condition in the merger agreement. Any extension or waiver must be in writing and may be given at any time before the closing date of the merger, whether before or after the approval of PalEx's stockholders has been obtained.

Termination of the Merger Agreement; Payment of a Termination Fee

  Rights of Schoeller Industries or PalEx to Terminate. At any time before the closing of the merger, Schoeller Industries and PalEx may terminate the merger agreement by mutual written consent. In addition, either Schoeller Industries or PalEx may terminate the merger agreement if:

  .  the closing date of the IPO is not on or before May 31, 2000;

  . as of the pricing date of the IPO, the IPO pricing as recommended by the IPO managing underwriters implies a market valuation of IFCO Systems, assuming completion of the merger but before the IPO, less than $400.0 million for the combined company based on the currency exchange rate on the pricing date;

  . the PalEx stockholders fail to approve and adopt the merger agreement at the PalEx stockholders' meeting, provided that the PalEx board of directors has not withdrawn or modified its approval or recommendation of the merger agreement before the meeting;

  . IFCO Systems does not obtain an authorization for listing on the Amtlicher Handel or the Neuer Markt and that failure is not cured within 30 days after IFCO Systems receives notice;

  . IFCO Systems' agreement to purchase the remaining interest in IFCO U.S. is terminated for any reason;

  . the representations and warranties of the other party contained in the merger agreement fail to be true in all material respects as of the date made and the facts giving rise to the failure have not been cured within 30 days after written notice is given to the other party;

  . the other party fails to perform in any material respect its agreements under the merger agreement and the failure is not cured within 30 days after notice to the other party; or

  . the merger is enjoined by a final, nonappealable order or ruling of a court or governmental authority with jurisdiction, provided that the order or ruling was not entered at the request of the party seeking termination or its affiliates.

  Rights of PalEx to Terminate. PalEx may also terminate the merger agreement if:

  . The PalEx board of directors, in compliance with the merger agreement, withdraws or modifies its approval or recommendation of the merger agreement before the PalEx stockholders' meeting because of a superior acquisition proposal.

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

  . The PalEx stockholders fail to approve and adopt the merger agreement at the meeting.

  . PalEx enters into a binding agreement with respect to the superior acquisition proposal. If PalEx terminates the merger agreement on this basis, it must pay Schoeller Industries a termination fee.

  Rights of Schoeller Industries to Terminate. Schoeller Industries may also terminate the merger agreement for the following reasons:

  . The PalEx board of directors, in compliance with the merger agreement, withdraws or modifies its approval or recommendation of the merger agreement before the PalEx stockholders' meeting because of a superior acquisition proposal or approves, recommends, or proposes to approve or recommend a superior acquisition proposal.

  . The PalEx board of directors, in compliance with the merger agreement, withdraws or modifies its approval or recommendation of the merger agreement before the PalEx stockholders' meeting because of a superior acquisition proposal and the PalEx stockholders fail to approve and adopt the merger agreement at the meeting. If Schoeller Industries terminates the merger agreement on this basis, PalEx must pay Schoeller Industries a termination fee.

  . For any other reason, in its sole discretion, if at the time of termination all the representations and warranties of the IFCO Companies and Schoeller Industries are true in all material respects and the IFCO Companies and Schoeller Industries are not in material breach of any their agreements under the merger agreement. If Schoeller Industries terminates the merger agreement on this basis, it must pay PalEx a termination fee.

  Effect of Termination. The merger agreement generally provides that if it is terminated, the merger agreement will immediately be void and none of the parties will have any further obligation, except for (1) payment of termination fees, (2) the confidential treatment of information, and (3) payment of expenses.

  Payment of Termination Fee. If PalEx is obligated to pay Schoeller Industries a termination fee for the reasons identified above, the termination fee will be equal to 5% of PalEx's market capitalization on the date of termination. PalEx's market capitalization will be determined by multiplying the closing sale price per share reported by Nasdaq on the date of termination by the sum of the number of shares of PalEx common stock and SMG exchangeable shares outstanding on the date of termination.

  If Schoeller Industries is obligated to pay PalEx a termination fee for the single reason identified above, the termination fee will be DM12.0 million, or approximately $6.0 million.

Expenses

  Except as otherwise previously agreed by the parties or provided in the merger agreement, each party is responsible for paying its own costs and expenses related to the merger agreement and the transactions contemplated by the merger agreement. Under the merger agreement, the parties have agreed that Schoeller Industries and IFCO Systems on the one hand and PalEx on the other hand will each pay one-half of the costs, expenses, and filing fees in connection with (1) filing, printing, and mailing of this proxy statement/prospectus and the registration statement and (2) the filings of premerger notification and report forms under the HSR Act and similar European government requirements. In addition, if the merger is completed, IFCO Systems will be responsible for IFCO Systems' and PalEx's professional fees and expenses and costs and expenses incurred by PalEx in connection with new, interim financing to be obtained before the IPO.

Amendment

  The parties to the merger agreement may not amend the merger agreement except by action taken by their management boards, managing directors, and boards of directors and then only by written amendment signed by each of the parties. The merger agreement may be amended at any time before the closing date of the merger, whether before or after the approval of PalEx's stockholders has been obtained.

Governing Law

  The merger agreement is generally governed by Delaware law. To the extent required by the laws of the Netherlands, the share exchange for the merger will be governed by the laws of the Netherlands.

                            CONCURRENT TRANSACTIONS

The IPO

 General

  On the same day as, and directly following, the closing of the merger, IFCO Systems will complete the IPO of IFCO Systems ordinary shares. The shares will be listed on the Frankfurt Stock Exchange and, for shares sold to U.S. investors, on the Nasdaq National Market. Approximately 11.8 million shares are expected to be offered in the IPO. The initial public offering price of the shares, and the number of shares offered, will be determined by the underwriters for the IPO, in consultation with IFCO Systems, after the PalEx special stockholders' meeting but before the closing of the merger, and will be based on the market conditions prevailing at the time. Neither this proxy statement/prospectus nor any of the information contained in this proxy statement/prospectus is, or should be considered to be, an offer to sell shares in the IPO. The offering of the shares in the IPO will be made to prospective investors only by a separate prospectus. Assuming PalEx stockholders elect to receive 49% of the total merger consideration in cash, upon completion of the IPO there will be approximately 38.7 million IFCO Systems ordinary shares outstanding. The IPO is a condition to the closing of the merger. The IPO is conditioned upon the closing, on the same day, of the merger, and IFCO Systems' high yield debt financing. In addition, the IPO is conditioned upon IFCO Systems receiving total proceeds from the IPO and the high yield debt of at least $250.0 million.

 Listing

  IFCO Systems has applied to list the IFCO Systems ordinary shares on the Amtlicher Handel segment of the Frankfurt Stock Exchange, with registration in SMAX, under the symbol "ife" and, for shares issued or sold to U.S. investors, to be quoted on the Nasdaq National Market under the symbol "IFCO".

 The Frankfurt Stock Exchange

  The Frankfurt Stock Exchange is operated by Deutsche Borse AG and is the most significant of the eight German stock exchanges. In 1999, it has accounted for approximately 84% of the volume of traded shares in Germany. The total volume of equities traded on the Frankfurt Stock Exchange in 1999 was approximately
4.0 trillion euros, based on the Frankfurt Stock Exchange's practice of recording the sale and purchase components involved in any trade as separate transactions, for both equity and debt instruments. In 1998, the Frankfurt Stock Exchange was the fourth largest stock exchange in the world behind the New York Stock Exchange, The Nasdaq Stock Market, and the London Stock Exchange based on trading volume. As of December 30, 1999, 3,418 equity securities were listed on the Frankfurt Stock Exchange.

  The Frankfurt Stock Exchange has four basic segments:

  .  Amtlicher Handel, the Official Market;

  .  Geregelter Markt, the Regulated Market;

  .  Freiverkehr, the Over-the-Counter Segment; and

  .  Neuer Markt, the New Market.

  Amtlicher Handel. The Amtlicher Handel is the first segment of the stock exchange with all officially listed securities. The DAX is the index of the 30 most actively traded domestic Amtlicher Handel equities. As of January 7, 2000, the DAX was 6,780.96.

  SMAX. Due to the focus of investors on the large DAX values, on April 26, 1999, Deutsche Borse created the Small Caps Exchange, or SMAX, as an additional segment, to improve the position of established small and medium-sized companies from traditional industries. The requirements of the SMAX are a free float of shares of at least 20%, one designated sponsor, acceptance of the German take-over code, quarterly reporting, disclosure of share ownership of board members and executive officers, and at least one analyst presentation per year, to ensure transparency and high liquidity. Each equity listed on the SMAX is required to have at least one designated sponsor who acts as financial intermediary furnishing liquidity by, either voluntarily or on request, posting bid and offer limits. The Frankfurt Stock Exchange believes this activity enhances trading results in the narrowing of bid/offer spreads. Participation in SMAX requires admission to trading on the Amtlicher Handel or the Regulated Market, a less prominent market segment. A company listed on the SMAX cannot be included on the DAX or listed on the Neuer Markt. As of January 7, 2000, 129 equities were listed on the SMAX with a weighted market capitalization of 14.0 billion euros.

Financing Transactions

  At the same time as the completion of the merger and the IPO, IFCO Systems plans to issue approximately 180.0 million euros, or approximately $175.6 million, of debt in the form of a high yield financing and enter into a new senior credit facility. The completion of the high yield debt financing is conditioned upon the completion of the merger, the IPO, and the new senior credit facility. Neither this proxy statement/prospectus nor any of the information contained in this proxy statement/prospectus is, or should be considered to be, an offer to sell, or an invitation to participate in, any future financings.

Purchase of Remaining Interest in U.S. Joint Venture

  At the same time as, or within five days following, the completion of the IPO, IFCO Systems has agreed to purchase the interest of Intertape Polymer Group Inc. in IFCO-U.S., L.L.C., a joint venture between IFCO International and Intertape. IFCO Systems will purchase Intertape's interest for approximately $5.0 million in cash. In addition, IFCO International will repay debt owed by IFCO U.S. to Intertape, which as of October 31, 1999, was approximately $25.5 million.

                                 CAPITALIZATION

  The following table sets forth the IFCO Companies' historical combined capitalization as of October 31, 1999, and IFCO Systems' capitalization on a pro forma combined basis as of October 31, 1999. You should read this table along with "Unaudited Pro Forma Combined Financial Statements" and the IFCO Companies' financial statements included in this proxy statement/prospectus.

                                                       As of October 31, 1999
                                                     ---------------------------
                                                     IFCO Companies IFCO Systems
                                                       Historical    Pro Forma
                                                        Combined      Combined
                                                     -------------- ------------
                                                           (in thousands)
                                                      (unaudited)   (unaudited)
Cash and cash equivalents...........................    $  9,134      $  --
                                                        ========      ========
Long-term debt (including current maturities):
  Long-term debt (including related party loans)....    $ 75,350      $ 22,682
  Other long-term debt..............................         --        189,324
  Capital lease obligations.........................      31,296        31,296
  Promissory note payable...........................         --         20,061
                                                        --------      --------
    Total long-term debt............................     106,646       263,363

Participating rights................................       3,871           --
Redeemable participating rights.....................       1,477           --

Redeemable convertible preferred stock..............      26,335           --

Stockholders' equity:
  Common stock/paid-in capital......................         --        273,742
  Contributed share capital.........................      10,017           --
  Retained (deficit)................................     (46,400)      (46,400)
  Other stockholders' equity........................       1,076         1,076
                                                        --------      --------
    Total stockholders' equity......................     (35,307)      228,418
                                                        --------      --------
    Total capitalization............................    $103,022      $491,781
                                                        ========      ========

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Basis of Presentation

  The following unaudited pro forma combined financial statements give effect to:

  . the acquisitions by IFCO Systems of the outstanding capital stock of PalEx, IFCO Europe, MTS, and IFCO International;

  . the IPO and other concurrent transactions; and

  . IFCO Systems' acquisition of the minority interest in IFCO U.S.

  The acquisitions of PalEx will be accounted for using the purchase method of accounting. The IFCO Companies have been identified as the accounting acquiror for financial statement presentation purposes as their former shareholders will represent the largest voting interest within IFCO Systems.

  The unaudited pro forma combined balance sheet gives effect to the acquisitions, the IPO, and other related and concurrent transactions as if they had occurred on October 31, 1999. The unaudited pro forma combined statements of operations give effect to these transactions as if they had occurred on January 1, 1998.

  IFCO Systems expects that the combination of the IFCO Companies and PalEx will allow the companies to take advantage of synergies among their businesses, including the use of PalEx's infrastructure in North America to expand the rental pools of RTCs and pallets in North America. IFCO Systems cannot quantify any advantages or additional costs of the combinations until completion of the acquisitions. No estimates of any advantages or additional costs have been included in the pro forma financial information.

  The pro forma adjustments are based on preliminary estimates, available information, and assumptions that IFCO Systems' management deems appropriate and may be revised as additional information becomes available. IFCO Systems' management, however, does not believe that there are any other material identifiable intangible assets to which purchase price can be allocated. The pro forma financial data do not represent what IFCO Systems' financial position or results of operations would actually have been if the transactions in fact had occurred on those dates and are not necessarily representative of IFCO Systems' financial position or results of operations for any future periods. The pro forma combined financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes of the IFCO Companies and PalEx included in this proxy statement/prospectus.

                               IFCO Systems N.V.

                   Unaudited Pro Forma Combined Balance Sheet
                             As of October 31, 1999
                                 (In thousands)

                                                    IFCO                IFCO
                                                   Systems             Systems
                              IFCO                Pro Forma           Pro Forma
                            Companies   PalEx    Adjustments          Combined
                            ---------  --------  -----------          ---------
CURRENT ASSETS:
 Cash and cash
  equivalents.............  $  9,134   $  5,255    $ (14,389)b,c,d,   $    --
                                                            e,f,g,h,i
 Accounts receivable,
  net.....................    81,509     51,068       6,114 e          138,691
 Inventories..............     3,838     27,535         --              31,373
 Other current assets.....       --      11,457          29 e           11,486
                            --------   --------   ---------           --------
  Total current assets....    94,481     95,315      (8,246)           181,550
PROPERTY, PLANT AND
 EQUIPMENT, net...........   162,772     75,239      11,687 e          249,698
GOODWILL AND OTHER
 INTANGIBLE
 ASSETS, net..............     8,698    125,406     119,352 b,e,h      253,456
OTHER ASSETS..............     7,695      3,657      14,243 a,d         25,595
                            --------   --------   ---------           --------
  Total assets............  $273,646   $299,617   $ 137,036           $710,299
                            ========   ========   =========           ========
CURRENT LIABILITIES:
 Current maturities of
  long-term debt..........  $  8,167   $145,030   $(153,197)e,f       $    --
 Current maturities of
  capital lease
  obligations.............    10,528        --          --              10,528
 Refundable deposits......    70,820        --        3,439 e           74,259
 Accounts payable.........    76,533     11,232          -- e,g         87,765
 Other current
  liabilities.............    17,587     23,850       1,222 e           42,659
                            --------   --------   ---------           --------
  Total current
   liabilities............   183,635    180,112    (148,536)           215,211
ACCUMULATED LOSSES IN
 EXCESS OF INVESTMENT IN
 EQUITY ENTITIES..........     5,684        --       (5,590)e               94
LONG-TERM DEBT AND RELATED
 PARTY LOANS, net of
 current maturities.......    67,183      2,151     (46,652)f           22,682
CAPITAL LEASE OBLIGATIONS,
 net of current
 maturities...............    20,768        --          --              20,768
OTHER LONG-TERM DEBT......       --         --      189,324 d          189,324
PROMISSORY NOTE PAYABLE...       --         --       20,061 h           20,061
OTHER LIABILITIES.........       --      13,741         --              13,741
PARTICIPATING RIGHTS......     3,871        --       (3,871)i              --
REDEEMABLE PARTICIPATING
 RIGHTS...................     1,477        --       (1,477)i              --
REDEEMABLE CONVERTIBLE
 PREFERRED STOCK..........    26,335        --      (26,335)b              --
STOCKHOLDERS' EQUITY:
 Ordinary shares..........       --         203        (203)a,b            --
 Paid-in capital..........    10,017     79,107     184,618 b,c,d      273,742
 Other stockholders'
  equity..................     1,076       (901)        901 b            1,076
 Retained earnings
  (deficit)...............   (46,400)    25,204     (25,204)b          (46,400)
                            --------   --------   ---------           --------
  Total stockholders'
   equity.................   (35,307)   103,613     160,112            228,418
                            --------   --------   ---------           --------
  Total liabilities and
   stockholders' equity...  $273,646   $299,617   $ 137,036           $710,299
                            ========   ========   =========           ========

  See accompanying notes to unaudited pro forma combined financial statements.

                               IFCO Systems N.V.

              Unaudited Pro Forma Combined Statement of Operations

                      For the year ended December 31, 1998
              (In thousands, except for share and per share data)

                                                          PalEx
                                     -----------------------------------------------
                                                                                         IFCO
                                                      Total                             Systems         IFCO Systems
                            IFCO     As Previously   Purchase    Pro Forma    Pro      Pro Forma         Pro Forma
                          Companies    Reported    Acquisitions Adjustments  Forma    Adjustments         Combined
                          ---------  ------------- ------------ ----------- --------  -----------       ------------
REVENUES................  $134,721     $319,691      $60,163      $    --   $379,854    $ 1,657 i       $   516,232
COST OF GOODS SOLD......   106,218      259,562       45,389         (349)a  304,602      2,651 i           413,471
INVENTORY VALUATION
 ADJUSTMENT.............       --         1,235          --           --       1,235        --                1,235
                          --------     --------      -------      -------   --------    -------         -----------
 Gross profit...........    28,503       58,894       14,774          349     74,017       (994)            101,526
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............    28,515       33,042       11,375       (1,239)a   43,178      1,719 i            73,412
AMORTIZATION OF GOODWILL
 AND OTHER INTANGIBLE
 ASSETS.................       383        3,334          --         1,273b     4,607      4,208 e             9,198
POOLING EXPENSES........       --         1,841          --        (1,841)a      --         --                  --
COMPENSATION
 DIFFERENTIAL...........       --         1,062          --        (1,062)a      --         --                  --
RESTRUCTURING CHARGE....       --           949          --           --         949        --                  949
PLANT CLOSURE COSTS AND
 ASSET ABANDONMENT
 LOSS...................       --         1,369          --           --       1,369        --                1,369
OTHER OPERATING
 (INCOME), net..........    (3,081)         --           --           --         --         --               (3,081)
                          --------     --------      -------      -------   --------    -------         -----------
 Income (loss)
  from operations.......     2,686       17,297        3,399        3,218     23,914     (6,921)             19,679
NET INTEREST COST.......    (7,030)      (8,468)         --        (2,925)c  (11,393)    (5,009)f,g,h,j     (23,432)
OTHER INCOME (EXPENSE),
 net....................    (2,997)         262          751          --       1,013      1,960 i               (24)
                          --------     --------      -------      -------   --------    -------         -----------
 (Loss) income before
  provision for income
  taxes ................    (7,341)       9,091        4,150          293     13,534     (9,970)             (3,777)
INCOME TAX PROVISION ...       210        5,105          --         1,917d     7,022        (70) k            7,162
                          --------     --------      -------      -------   --------    -------         -----------
 Net (loss) income......  $ (7,551)    $  3,986      $ 4,150      $(1,624)  $  6,512    $(9,900)        $   (10,939)
                          ========     ========      =======      =======   ========    =======         ===========
Net loss per share--
 basic and diluted......                                                                                $      (.28)l,m
                                                                                                        ===========
Shares used in computing
 net loss per share--
 basic and diluted......                                                                                 38,683,118 m
                                                                                                        ===========
Calculation of EBITDA
 and non-recurring
 charges (n):
Net loss................                                                                                $   (10,939)
Provision for income
 taxes..................                                                                                      7,162
Net interest cost.......                                                                                     23,432
                                                                                                        -----------
 EBIT...................                                                                                     19,655
Depreciation and
 amortization...........                                                                                     48,194
Restructuring charges...                                                                                      3,553
                                                                                                        -----------
 EBITDA and non-
  recurring charges.....                                                                                $    71,402
                                                                                                        ===========

  See accompanying notes to unaudited pro forma combined financial statements.

                               IFCO Systems N.V.

              Unaudited Pro Forma Combined Statement of Operations

                   For the ten months ended October 31, 1999
              (In thousands, except for share and per share data)

                                                  IFCO
                                                 Systems         IFCO Systems
                            IFCO                Pro Forma         Pro Forma
                          Companies   PalEx    Adjustments         Combined
                          ---------  --------  -----------       ------------
REVENUES................  $126,399   $320,433    $ 4,268 i       $   451,100
COST OF GOODS SOLD......   100,330    257,472      4,203 i           362,005
                          --------   --------    -------         -----------
 Gross profit...........    26,069     62,961         65              89,095
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............    24,029     36,142      1,641 i            61,812
AMORTIZATION OF GOODWILL
 AND OTHER INTANGIBLE
 ASSETS.................       344      3,993      3,506 e             7,843
OTHER OPERATING
 (INCOME), net..........    (1,976)       --         --               (1,976)
                          --------   --------    -------         -----------
 Income (loss)
  from operations.......     3,672     22,826     (5,082)             21,416
NET INTEREST COST.......    (6,881)   (12,047)    (2,672)f,g,h,j     (21,600)
OTHER INCOME (EXPENSE),
 net....................    (2,933)     1,387      1,467 i               (79)
                          --------   --------    -------         -----------
 (Loss) income before
  provision for income
  taxes ................    (6,142)    12,166     (6,287)               (263)
INCOME TAX PROVISION ...       144      5,402        286 k             5,832
                          --------   --------    -------         -----------
 Net (loss) income......  $ (6,286)  $  6,764    $(6,573)        $    (6,095)
                          ========   ========    =======         ===========
Net loss per share--
 basic and diluted......                                         $      (.16)l,m
                                                                 ===========
Shares used in computing
 net loss per share--
 basic and diluted......                                          38,683,118 m
                                                                 ===========
Calculation of EBITDA
 and non-recurring
 charges (n):
Net loss ...............                                         $    (6,095)
Provision for income
 taxes..................                                               5,832
Net interest cost.......                                              21,600
                                                                 -----------
 EBIT...................                                              21,337
Depreciation and
 amortization...........                                              45,848
                                                                 -----------
 EBITDA and non-
  recurring charges.....                                         $    67,185
                                                                 ===========



  See accompanying notes to unaudited pro forma combined financial statements.

                               IFCO Systems N.V.

           Notes to Unaudited Pro Forma Combined Financial Statements

1.GENERAL

  The historical financial statements reflect the financial position and results of operations of the IFCO Companies and PalEx and were derived from their respective financial statements. The periods included in these financial statements for the IFCO Companies and PalEx are as of October 31, 1999, and for the year ended December 31, 1998, and the ten months ended October 31, 1999, for the IFCO Companies and as of October 24, 1999, and for the year ended December 27, 1998, and the ten-month period ended October 24 1999, for PalEx. The financial statements of PalEx reflect adjustments to the year ended December 27, 1998, to present the effect of acquisitions accounted for under the purchase method, under the caption "Total Purchase Acquisitions," as if the acquisitions were effective January 1, 1998.

2.THE MERGER AND CONCURRENT TRANSACTIONS

  IFCO Systems will issue its ordinary shares in exchange for all the outstanding capital stock of the IFCO Companies and between 51% and 60% of the outstanding capital stock of PalEx. The following pro forma adjustments assume that PalEx stockholders elect to receive 49% of the merger consideration in cash. If PalEx stockholders were to elect to receive 40% of the merger consideration in cash, rather than 49%, pro forma net (loss) would be approximately $(10.0) million and pro forma net (loss) per share would be $(.26) during the year ended December 31, 1998. Pro forma net (loss) would be approximately $(5.2) million and pro forma net (loss) per share would be $(.13) during the ten months ended October 31, 1999. The IFCO Companies have been identified as the accounting acquiror and are the predecessors to IFCO Systems. The acquisition of PalEx is accounted for using the purchase method of accounting.

3.UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

  a. Reflects the issuance of 200,000 shares of PalEx common stock to PalEx's financial advisor immediately prior to the IPO and the corresponding reduction of paid-in capital as a transaction cost.

  b. Reflects:

    . the acquisition of PalEx for approximately $184.5 million consisting of approximately 6.9 million IFCO Systems ordinary shares and approximately $90.4 million in cash issued to PalEx stockholders;
    . the contribution to IFCO Systems of the redeemable convertible preferred stock of IFCO Europe previously held by GE Erste; and
    . approximately 20.0 million IFCO Systems ordinary shares to the shareholders of the IFCO Companies, which will be recorded at book value. The acquisition price of PalEx is $9.00 under the terms of the merger agreement. This adjustment reflects the election of the PalEx shareholders to receive 49% of the value of their common stock in cash, which represents the maximum percentage of cash PalEx stockholders will receive. The number of IFCO Systems ordinary shares issued to shareholders of the IFCO Companies and to PalEx stockholders assumes an IPO valuation of approximately $13.60 per ordinary share and makes assumptions regarding the valuation of IFCO Systems before the IPO and before the distribution of 49% of the value of PalEx in cash to PalEx's stockholders. These assumptions are not necessarily indicative of the actual pre-IPO valuation, IPO size, or IPO price per share.

  c. Reflects the cash proceeds of approximately $143.3 million from the issuance of approximately 11.8 million IFCO Systems ordinary shares, net of estimated offering costs of approximately $16.7 million. Offering costs consist principally of underwriting discounts and commissions, accounting, advisory, and legal fees and printing expenses.

  d. Reflects issuance of (Euro)180.0 million of long-term debt, translated to approximately $189.3 million using the exchange rate as of October 29, 1999, of one euro = $1.0518, with interest payable at 10% per year, net of related financing costs of approximately $14.2 million, including the costs of refinancing the credit facilities of PalEx and the IFCO Companies.

  e. Reflects the purchase of the remaining interest in IFCO U.S., a subsidiary of IFCO International, for $5.0 million, and the consolidation of the now wholly owned subsidiary.

  f. Reflects the reduction of existing debt with the proceeds of the IPO and the issuance of long-term debt.

  g. Reflects the payment of approximately $25.5 million to the remaining interest holder of IFCO U.S. in payment of that subsidiary's various indebtedness to the remaining interest holder.

  h. Reflects the issuance of a promissory note payable for approximately $26.7 million, reduced by an approximate $6.7 million cash payment at the closing, initially bearing interest at the Euro Interbank Offered Rate (assumed to be 3.25% for pro forma adjustment purposes) plus 2.75%, in exchange for the release of options and other rights previously purchased by GE Capital and GE Erste. The allocation of the purchase price for the rights and options to the assets and liabilities of IFCO Systems has not yet been completed. As a result, the purchase price has been preliminarily allocated to goodwill.

  i Reflects the payment of approximately $5.3 million to retire, at book value, the participating rights and the redeemable participating rights of the IFCO Companies, which are held by related parties of the IFCO Companies.

  The following table summarizes the unaudited pro forma combined balance sheet adjustments (in thousands):

                                                                                                            Pro Forma
                          a       b         c        d        e         f         g         h        i     Adjustments
                         ----  --------  -------- -------- -------  ---------  --------  -------  -------  -----------
CURRENT ASSETS:
 Cash and cash
  equivalents..........  $--   $(90,401) $143,300 $175,081 $(4,968) $(199,849) $(25,517) $(6,687) $(5,348)  $ (14,389)
 Accounts receivable,
  net..................   --        --        --       --    6,114        --        --       --       --        6,114
 Inventories...........   --        --        --       --      --         --        --       --       --          --
 Other current assets..   --        --        --       --       29        --        --       --       --           29
                         ----  --------  -------- -------- -------  ---------  --------  -------  -------   ---------
 Total current assets..   --    (90,401)  143,300  175,081   1,175   (199,849)  (25,517)  (6,687)  (5,348)     (8,246)
PROPERTY, PLANT AND
 EQUIPMENT, net........   --        --        --       --   11,687        --        --       --       --       11,687
GOODWILL AND OTHER
 INTANGIBLE ASSETS,
 net...................   --     80,878       --       --   11,726        --        --    26,748      --      119,352
OTHER ASSETS...........   --        --        --    14,243     --         --        --       --       --       14,243
                         ----  --------  -------- -------- -------  ---------  --------  -------  -------   ---------
 Total assets..........  $--   $ (9,523) $143,300 $189,324 $24,588  $(199,849) $(25,517) $20,061  $(5,348)  $ 137,036
                         ====  ========  ======== ======== =======  =========  ========  =======  =======   =========
CURRENT LIABILITIES:
 Current maturities of
  long-term debt.......  $--   $    --   $    --  $    --  $21,102  $(153,197) $(21,102) $   --   $   --    $(153,197)
 Current maturities of
  capital lease
  obligations..........   --        --        --       --      --         --        --       --       --          --
 Refundable deposits...   --        --        --       --    3,439        --        --       --       --        3,439
 Accounts payable......   --        --        --       --    4,415        --     (4,415)     --       --          --
 Other current
  liabilities..........   --        --        --       --    1,222        --        --       --       --        1,222
                         ----  --------  -------- -------- -------  ---------  --------  -------  -------   ---------
 Total current
  liabilities..........   --        --        --       --   30,178   (153,197)  (25,517)     --       --     (148,536)
ACCUMULATED LOSSES IN
 EXCESS OF INVESTMENT
 IN EQUITY ENTITIES....   --        --        --       --   (5,590)       --        --       --       --       (5,590)
LONG-TERM DEBT AND
 RELATED PARTY LOANS,
 net of current
 maturities............   --        --        --       --      --     (46,652)      --       --       --      (46,652)
CONVERTIBLE NOTES
 PAYABLE...............   --        --        --       --      --         --        --       --       --          --
OTHER LONG-TERM DEBT...   --        --        --   189,324     --         --        --       --       --      189,324
PROMISSORY NOTE
 PAYABLE...............   --        --        --       --      --         --        --    20,061      --       20,061
CAPITAL LEASE
 OBLIGATIONS, net of
 current maturities....   --        --        --       --      --         --        --       --       --          --
OTHER LIABILITIES......   --        --        --       --      --         --        --       --       --          --
PARTICIPATING RIGHTS...   --        --        --       --      --         --        --       --    (3,871)     (3,871)
REDEEMABLE
 PARTICIPATING RIGHTS..   --        --        --       --      --         --        --       --    (1,477)     (1,477)
REDEEMABLE CONVERTIBLE
 PREFERRED STOCK.......   --    (26,335)      --       --      --         --        --       --       --      (26,335)
STOCKHOLDERS' EQUITY:
 Ordinary shares.......     2      (205)      --       --      --         --        --       --       --         (203)
 Paid-in capital.......    (2)   41,320   143,300      --      --         --        --       --       --      184,618
 Other stockholders'
  equity...............   --        901       --       --      --         --        --       --       --          901
 Retained earnings.....   --    (25,204)      --       --      --         --        --       --       --      (25,204)
                         ----  --------  -------- -------- -------  ---------  --------  -------  -------   ---------
 Total stockholders'
  equity...............   --     16,812   143,300      --      --         --        --       --       --      160,112
                         ----  --------  -------- -------- -------  ---------  --------  -------  -------   ---------
 Total liabilities and
  stockholders'
  equity...............  $--   $ (9,523) $143,300 $189,324 $24,588  $(199,849) $(25,517) $20,061  $(5,348)  $ 137,036
                         ====  ========  ======== ======== =======  =========  ========  =======  =======   =========

4.UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS

 PalEx

  a. Adjusts the allocation of purchase price to inventory as it affects cost of goods sold, adjusts compensation to the level the former owners of companies acquired by PalEx agreed to receive as a result of the acquisitions, reflects revisions of lease agreements with stockholders of PalEx as a result of the purchase of some companies by PalEx, and reflects pooling expenses incurred in conjunction with companies acquired by PalEx.

  b. Reflects additional amortization of goodwill resulting from PalEx's 1998 acquisitions accounted for as purchases, using a 30-year estimated life.

  c. Reflects the net increase in interest expense attributed to incremental borrowings resulting from PalEx's 1998 acquisitions accounted for as purchases.

  d. Reflects the incremental provision for federal and state income taxes relating to the other PalEx income statement adjustments and for income taxes on some of PalEx's 1998 purchase acquisitions that were previously taxed as S Corporations.

 IFCO Systems

  e. Reflects the amortization of goodwill of approximately $4.2 million during the year ended December 31, 1998, and approximately $3.5 million during the ten months ended October 31, 1999, as a result of the acquisition of PalEx, the purchase of the remaining interest in IFCO U.S., and the acquisition of options and rights of GE Capital and GE Erste. Goodwill will be amortized on the straight-line basis over a 30-year estimated life.

  f. Reflects interest expense reduction of approximately $17.1 million during the year ended December 31, 1998, and approximately $15.7 million during the ten months ended October 31, 1999, on approximately $222.3 million of historical debt assumed to be repaid using available cash on hand and proceeds from the IPO and other long-term debt, reduced by cash payments required under the terms of the merger agreement and other concurrent transactions. The interest expense reduction is calculated using a weighted average effective interest rate of approximately 7.7% per year for the year ended December 31, 1998, and approximately 8.5% per year for the ten months ended October 31, 1999.

  g. Reflects additional interest expense incurred of approximately $18.9 million during the year ended December 31, 1998, and approximately $15.8 million during the ten months ended October 31, 1999, in conjunction with the issuance of (Euro)180.0 million of long-term debt, translated to approximately $189.3 million using the exchange rate as of October 29, 1999 of one euro = $1.0518, at an assumed interest rate of 10% per year. The principal borrowing level and the interest rate under this arrangement are based on management's current estimates.

  h. Reflects additional interest expense of approximately $1.2 million during the year ended December 31, 1998, and approximately $1.0 million during the ten months ended October 31, 1999, incurred in conjunction with the GE Capital promissory note, net of approximately $6.7 million payment at the closing, of approximately $20.1 million at an assumed interest rate of 6.0% per year.

  i. Reflects the consolidation of the revenues and expenses of IFCO U.S. as a wholly owned subsidiary, which occurs as a consequence of the purchase of the remaining interest, the elimination of the previously recorded loss accounted for under the equity method, and the elimination of previously recorded interest expense as a result of IFCO Systems' assumed repayment of all interest-bearing debt of IFCO U.S.

  j. Reflects the amortization of loan costs associated with the issuance of long-term debt and the refinancing of the credit facilities of PalEx and the IFCO Companies.

  k. Reflects the effect of income tax adjustments related to the pro forma adjustments and considers the allocation of both reduced and additional interest based on currently available tax planning information, the assumption that goodwill amortization resulting from these transactions is non-deductible, and limited recognition of any tax benefits that result from additional net operating loss carryforwards created by pro forma adjustments.

  l. Reflects the elimination of the accretion attributable to the redeemable convertible preferred stock of IFCO Europe as a result of its contribution by GE Erste to IFCO Systems, as well as the elimination of the accretion attributable to the participating rights and the redeemable participating rights of the IFCO Companies as a result of their assumed retirement by IFCO Systems at their book values.

  m. The shares used in calculating net (loss) per share--basic include approximately 20.0 million ordinary shares issued by IFCO Systems in exchange for the outstanding shares of the IFCO Companies, approximately
     6.9 million ordinary shares issued in exchange for the outstanding shares of PalEx and approximately 11.8 million ordinary shares issued in the IPO. Net (loss) per share --diluted considers the equivalent shares for unexercised stock options issued to PalEx employees and contemplated to be issued to IFCO Systems employees and conversion of convertible debt.

  n. Pro forma EBIT and EBITDA and non-recurring charges are not presented as alternative measure of operating results or cash flows from operations as determined in accordance with generally accepted accounting principles, but because they are accepted financial indicators of the ability to incur and service debt on a pro forma combined basis. Pro forma EBIT represents IFCO Systems' pro forma combined net (loss) after exclusion of net interest costs and income tax provisions. Pro forma EBITDA and non-recurring charges represents IFCO Systems' EBIT plus depreciation and amortization charges, and non-recurring, one-time restructuring charges related to the termination of PalEx's relationship with CHEP USA. Pro forma EBIT and EBITDA and non-recurring charges as presented are not necessarily comparable with similarly titled measures presented by other companies.

  The following table summarizes the unaudited pro forma combined statement of operations adjustments for the year ended December 31, 1998 (in thousands):

                                                          Total
                                                        Pro Forma
                                                       Adjustments
                      a        b        c        d        PalEx       e        f       g         h       i        j      k
                   -------  -------  -------  -------  ----------- -------  ------- --------  -------  ------  -------  ----
REVENUES.........  $   --   $   --   $   --   $   --     $   --    $   --   $   --  $    --   $   --   $1,657  $   --   $--
COST OF GOODS
SOLD.............     (349)     --       --       --        (349)      --       --       --       --    2,651      --    --
INVENTORY
VALUATION
ADJUSTMENT.......      --       --       --       --         --        --       --       --       --      --       --    --
                   -------  -------  -------  -------    -------   -------  ------- --------  -------  ------  -------  ----
 Gross profit....      349      --       --       --         349       --       --       --       --     (994)     --    --
SELLING, GENERAL
AND
ADMINISTRATIVE
EXPENSES.........   (1,239)     --       --       --      (1,239)      --       --       --       --    1,719      --    --
AMORTIZATION OF
GOODWILL AND
OTHER INTANGIBLE
ASSETS...........      --     1,273      --       --       1,273     4,208      --       --       --      --       --    --
POOLING
EXPENSES.........   (1,841)     --       --       --      (1,841)      --       --       --       --      --       --    --
COMPENSATION
DIFFERENTIAL.....   (1,062)     --       --       --      (1,062)      --       --       --       --      --       --    --
RESTRUCTURING
CHARGE...........      --       --       --       --         --        --       --       --       --      --       --    --
PLANT CLOSURE
COSTS AND ASSET
ABANDONMENT
LOSS.............      --       --       --       --         --        --       --       --       --      --       --    --
OTHER OPERATING
INCOME, net......      --       --       --       --         --        --       --       --       --      --       --    --
                   -------  -------  -------  -------    -------   -------  ------- --------  -------  ------  -------  ----
 Income (loss)
 from
 operations......    4,491   (1,273)     --       --       3,218    (4,208)     --       --       --   (2,713)     --    --
NET INTEREST
COST.............      --       --    (2,925)     --      (2,925)      --    17,076  (18,932)  (1,204)    --    (1,949)  --
OTHER INCOME
(EXPENSE), net...      --       --       --       --         --        --       --       --       --    1,960      --    --
                   -------  -------  -------  -------    -------   -------  ------- --------  -------  ------  -------  ----
 (Loss) income
 before provision
 for income
 taxes...........    4,491   (1,273)  (2,925)     --         293    (4,208)  17,076  (18,932)  (1,204)   (753)  (1,949)  --
INCOME TAX
PROVISION........      --       --       --     1,917      1,917       --       --       --       --      --       --    (70)
                   -------  -------  -------  -------    -------   -------  ------- --------  -------  ------  -------  ----
 Net (loss)
 income .........  $ 4,491  $(1,273) $(2,925) $(1,917)   $(1,624)  $(4,208) $17,076 $(18,932) $(1,204) $ (753) $(1,949) $ 70
                   =======  =======  =======  =======    =======   =======  ======= ========  =======  ======  =======  ====
                      Total
                    Pro Forma
                   Adjustments
                   IFCO Systems
                   ------------
REVENUES.........    $  1,657
COST OF GOODS
SOLD.............       2,651
INVENTORY
VALUATION
ADJUSTMENT.......         --
                   ------------
 Gross profit....        (994)
SELLING, GENERAL
AND
ADMINISTRATIVE
EXPENSES.........       1,719
AMORTIZATION OF
GOODWILL AND
OTHER INTANGIBLE
ASSETS...........       4,208
POOLING
EXPENSES.........         --
COMPENSATION
DIFFERENTIAL.....         --
RESTRUCTURING
CHARGE...........         --
PLANT CLOSURE
COSTS AND ASSET
ABANDONMENT
LOSS.............         --
OTHER OPERATING
INCOME, net......         --
                   ------------
 Income (loss)
 from
 operations......      (6,921)
NET INTEREST
COST.............      (5,009)
OTHER INCOME
(EXPENSE), net...       1,960
                   ------------
 (Loss) income
 before provision
 for income
 taxes...........      (9,970)
INCOME TAX
PROVISION........         (70)
                   ------------
 Net (loss)
 income .........    $ (9,900)
                   ============

  The following table summarizes the unaudited pro forma combined statement of operations adjustments for the ten months ended October 31, 1999 (in thousands):

                                                                                          Total
                                                                                        Pro Forma
                                                                                       Adjustments
                             e        f       g         h        i        j       k    IFCO Systems
                          -------  ------- --------  -------  -------  -------  -----  ------------
REVENUES................  $   --   $   --  $    --   $   --   $ 4,268  $   --   $ --     $ 4,268
COST OF GOODS SOLD......      --       --       --       --     4,203      --     --       4,203
                          -------  ------- --------  -------  -------  -------  -----    -------
 Gross profit...........      --       --       --       --        65      --     --          65
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............      --       --       --       --     1,641      --     --       1,641
AMORTIZATION OF GOODWILL
 AND OTHER INTANGIBLE
 ASSETS.................    3,506      --       --       --       --       --     --       3,506
OTHER OPERATING INCOME,
 net....................      --       --       --       --       --       --     --         --
                          -------  ------- --------  -------  -------  -------  -----    -------
 Income (loss) from
  operations............   (3,506)     --       --       --    (1,576)     --     --      (5,082)
NET INTEREST COST.......      --    15,732  (15,777)  (1,003)     --    (1,624)   --      (2,672)
OTHER INCOME (EXPENSE),
 net....................      --       --       --       --     1,467      --     --       1,467
                          -------  ------- --------  -------  -------  -------  -----    -------
 (Loss) income before
  provision for income
  taxes.................   (3,506)  15,732  (15,777)  (1,003)    (109)  (1,624)   --      (6,287)
INCOME TAX PROVISION....      --       --       --       --       --       --     286        286
                          -------  ------- --------  -------  -------  -------  -----    -------
 Net (loss) income......  $(3,506) $15,732 $(15,777) $(1,003) $  (109) $(1,624) $(286)   $(6,573)
                          =======  ======= ========  =======  =======  =======  =====    =======

                         SELECTED FINANCIAL INFORMATION

IFCO Companies

  The selected historical financial information presented below for, and as of the end of, each of the years in the two years ended December 31, 1998, is derived from the IFCO Companies' audited combined financial statements, which were audited by PwC Deutsche Revision AG, independent accountants. The selected historical financial information for, and as of the end of, the year ended December 31, 1996, and for the ten months ended October 31, 1998 and 1999, is derived from the IFCO Companies' unaudited combined financial statements. No selected financial information has been presented as of and for the years ended December 31, 1994 and 1995. Financial information for these years is unavailable since no consolidated financial information for IFCO Europe was prepared for these years. Further, financial information for these years has been prepared for the individual entities in accordance with German GAAP, which differs significantly from U.S. GAAP. In the IFCO Companies' opinion, the historical financial information for the interim periods includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information. The results of operations for the interim periods are not necessarily indicative of the results of operations that may be expected for the full fiscal year. The selected historical financial information is not necessarily indicative of the future results of operations of IFCO Companies. You should read this selected historical financial information along with "Management's Discussion and Analysis of Financial Condition and Results of Operations--IFCO Companies" and the financial statements of the IFCO Companies included in this proxy statement/prospectus.

                                                                 Ten Months Ended
                                Year Ended December 31,             October 31,
                             -------------------------------  -----------------------
                                1996       1997       1998       1998        1999
                             ----------- ---------  --------  ----------- -----------
                                                (in thousands )
                             (unaudited)                      (unaudited) (unaudited)
   Statement of Operations
    Data:
    Revenues...............   $122,959    $116,735  $134,721   $106,021    $126,399
    Cost of sales..........    118,354      99,622   106,218     85,874     100,330
                              --------   ---------  --------   --------    --------
    Gross profit...........      4,605      17,113    28,503     20,147      26,069
    Selling, general and
     administrative
     expenses..............     21,798      22,263    28,515     20,729      24,029
    Amortization of
     goodwill..............        236         675       383        274         344
    Other operating
     (income), net.........     (5,371)     (4,099)   (3,081)    (2,979)     (1,976)
                              --------   ---------  --------   --------    --------
    Income (loss) from
     operations............    (12,058)     (1,726)    2,686      2,123       3,672
    Net interest cost......     (7,751)     (7,928)   (7,030)    (6,024)     (6,881)
    Other income (expense),
     net...................        267      (2,139)   (2,997)    (2,922)     (2,933)
    Income tax
     (provision)...........        --          (47)     (210)      (173)       (144)
                              --------   ---------  --------   --------    --------
    Net (loss).............   $(19,542)  $ (11,840) $ (7,551)  $ (6,996)   $ (6,286)
                              ========   =========  ========   ========    ========
   Other Operating Data:
    EBITDA and non-
     recurring charges(1)..   $ 27,953    $ 24,369  $ 27,197   $ 19,528    $ 27,989
    EBIT(1)................   $(11,791)  $  (3,235) $ (1,673)  $ (1,992)   $   (517)
    Cash flows from:
    operating
     activities(2).........              $  32,490  $ 59,938   $ 40,497    $ 33,420
    investing
     activities(2).........              $ (43,221) $(38,766)  $(35,895)   $(40,104)
    financing
     activities(2).........              $   5,209  $ (6,442)  $ (5,469)   $ (5,155)

                                         As of December 31,            As of
                                    ------------------------------  October 31,
                                       1996       1997      1998       1999
                                    ----------- --------  --------  -----------
                                                 (in thousands)
                                    (unaudited)                     (unaudited)
   Balance Sheet Data:
    Cash and cash equivalents.....   $ 14,231   $  7,992  $ 23,642   $  9,134
    Receivables...................     95,970     93,397    74,462     81,509
    Other current assets..........      9,296        775     1,874      3,838
                                     --------   --------  --------   --------
     Total current assets.........    119,497    102,164    99,978     94,481
    Property, plant and equipment,
     net..........................    128,661    134,776   172,437    162,772
    Other long term assets........      6,735     12,617    12,038     16,393
                                     --------   --------  --------   --------
     Total assets.................   $254,893   $249,557  $284,453   $273,646
                                     ========   ========  ========   ========
    Short-term loans..............   $ 48,943   $ 53,440  $    500   $    500
    Short-term related party
     loans........................     26,612     23,298     2,618      2,254
    Current maturities of long-
     term debt....................        --         --      4,912      5,413
    Current maturities of capital
     lease obligations............     15,135      4,738     9,340     10,528
    Refundable deposits...........     50,029     64,323    70,875     70,820
    Accounts payable..............     71,054     65,010    69,287     76,533
    Accrued expenses and other
     current liabilities..........     21,661     12,294     7,303     11,591
    Deferred income...............      4,347      4,660     6,573      5,996
    Accumulated losses in excess
     of investment in equity
     entities.....................      1,267      3,136     4,472      5,684
    Long-term debt, net of current
     maturities...................      4,975        464    77,874     67,183
    Capital lease obligations, net
     of current maturities........      5,913      7,971    26,867     20,768
                                     --------   --------  --------   --------
     Total liabilities............    249,936    239,334   280,621    277,270
    Participating rights..........      5,419      3,956     4,274      3,871
    Redeemable participating
     rights.......................        --       1,256     1,544      1,477
    Redeemable convertible
     preferred stock..............        --      25,001    28,887     26,335
    Total stockholders' equity
     (deficit)....................       (462)   (19,990)  (30,873)   (35,307)
                                     --------   --------  --------   --------
     Total liabilities and
      stockholder's equity........   $254,893   $249,557  $284,453   $273,646
                                     ========   ========  ========   ========

--------
(1) EBIT and EBITDA and non-recurring charges are not presented as alternative measures of operating results or cash flows from operations as determined in accordance with generally accepted accounting principles, but because they are accepted financial indicators of the ability to incur and service debt. EBIT represents the IFCO Companies' combined net (loss) applicable to ordinary shares after exclusion of net interest costs and income tax provisions (benefits). EBITDA and non-recurring charges represents the IFCO Companies' EBIT plus depreciation and amortization charges and non-recurring, one-time restructuring charges, if any. EBIT and EBITDA and non-recurring charges as presented are not necessarily comparable with similarly titled measures presented by other companies. The following table reflects the calculation of EBIT and EBITDA and non-recurring charges:

                                                               Ten Months Ended
                               Year Ended December 31,            October 31,
                             -----------------------------  -----------------------
                                1996       1997     1998       1998        1999
                             ----------- --------  -------  ----------- -----------
                                                (in thousands)
                             (unaudited)                    (unaudited) (unaudited)
   Net (loss) applicable to
    ordinary shares........   $(19,542)  $(11,210) $(8,913)   $(8,119)    $(7,542)
   Income tax provision....        --          47      210        173         144
   Net interest cost.......      7,751      7,928    7,030      6,024       6,881
                              --------   --------  -------    -------     -------
    EBIT...................    (11,791)    (3,235)  (1,673)    (1,922)       (517)
   Depreciation and
    amortization...........     39,744     27,604   28,870     21,450      28,506
                              --------   --------  -------    -------     -------
    EBITDA and non-
     recurring charges.....   $ 27,953   $ 24,369  $27,197    $19,528     $27,989
                              ========   ========  =======    =======     =======

(2) The IFCO Companies' historical combined cash flow information is not available for the year ended December 31, 1996.

PalEx

  The selected historical financial information presented below for, and as of the end of, each of the years in the five-year period ended December 27, 1998, for each of the ten-month periods ended October 25, 1998, and October 24, 1999, and as of October 24, 1999, is derived from PalEx's consolidated financial statements. In PalEx's opinion, the historical financial information for the interim periods includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information. The results of operations for the interim periods are not necessarily indicative of the results of operations that may be expected for the full fiscal year. The selected historical financial information is not necessarily indicative of the future results of operations of PalEx. You should read this selected historical financial information along with "Management's Discussion and Analysis of Financial Condition and Results of Operations--PalEx" and the financial statements of PalEx included in this proxy statement/prospectus.

                                                                                                  Ten-Month
                                                                   Fiscal Year Ended            Period Ended
                           Fiscal Year Ended November 30,      --------------------------  ------------------------
                          -----------------------------------  December 28,  December 27,  October 25,  October 24,
                             1994         1995        1996         1997          1998         1998         1999
                          -----------  ----------  ----------  ------------  ------------  -----------  -----------
                                            (in thousands except share and per share data)
                          (unaudited)                                                            (unaudited)
Income Statement Data:
 Revenues...............  $  116,942   $  125,707  $  145,030  $   222,993   $   319,691   $   256,874  $   320,433
 Cost of goods sold.....      99,207      105,195     121,865      188,084       259,562       207,850      257,472
 Inventory valuation
  adjustment(1)                  --           --          --           --          1,235         1,679          --
                          ----------   ----------  ----------  -----------   -----------   -----------  -----------
 Gross profit...........      17,735       20,512      23,165       34,909        58,894        47,345       62,961
 Selling, general and
  administrative
  expenses..............      12,350       13,333      14,063       20,135        33,042        27,374       36,142
 Amortization of
  goodwill and other
  intangible assets               76           76         165          820         3,334         2,186        3,993
 Pooling expenses.......         --           --          --           --          1,841         1,841          --
 Compensation
  differential..........         --           --          --         1,020         1,062         1,062          --
 Restructuring
  charge(1).............         --           --          --           --            949         2,404          --
 Plant closure costs and
  asset abandonment
  loss(1)...............         --           --          --           --          1,369         1,369          --
                          ----------   ----------  ----------  -----------   -----------   -----------  -----------
 Income from
  operations............       5,309        7,103       8,937       12,934        17,297        11,109       22,826
 Net interest cost(2)...        (854)      (1,375)     (1,065)      (1,590)       (8,206)       (6,078)     (10,660)
 Provision for income
  taxes.................       1,476        1,594       1,833        4,704         5,105         2,676        5,402
                          ----------   ----------  ----------  -----------   -----------   -----------  -----------
 Net income ............  $    2,979   $    4,134  $    6,039  $     6,640   $     3,986   $     2,355  $     6,764
                          ==========   ==========  ==========  ===========   ===========   ===========  ===========
 Net income per share--
  basic.................  $      .32   $      .44  $      .64  $       .43   $       .21   $       .13  $       .33
 Net income per share--
  diluted...............  $      .32   $      .44  $      .64  $       .42   $       .21   $       .12  $       .33
 Shares used in
  computing net income
  per share-- basic.....   9,433,414    9,433,414   9,433,414   15,561,489    18,937,354    18,651,737   20,297,016
 Shares used in
  computing net income
  per share--diluted....   9,433,414    9,433,414   9,433,414   15,914,157    19,310,295    19,047,287   20,299,381
Other Financial Data:
EBITDA and non-recurring
 charges(3).............  $    7,480   $   11,258  $   13,045  $    19,933   $    35,680   $    27,677  $    36,538
EBIT(3).................  $    5,309   $    7,573  $    9,448  $    13,066   $    17,559   $    11,348  $    24,213
Cash flows from:
 operating activities...  $    5,824   $    7,425  $   12,116  $     6,363   $    13,596   $     7,072  $    16,212
 investing activities...  $   (9,240)  $   (4,128) $   (7,355) $   (13,756)  $  (100,819)  $   (91,383) $    (6,596)
 financing activities...  $    3,532   $   (3,747) $   (5,051) $    11,976   $    83,966   $    78,942  $    (8,514)

                                November 30,
                         --------------------------- December 28, December 27, October 24,
                            1994      1995    1996       1997         1998        1999
                         ----------- ------- ------- ------------ ------------ -----------
                                                  (in thousands)
                         (unaudited)                                           (unaudited)
Balance Sheet Data:
Working capital
 (deficit)..............   $ 3,004   $ 6,613 $ 7,630   $ 35,705     $ 54,672    $(84,797)
Total assets............    48,933    50,857  57,868    120,005      292,438     299,617
Total debt..............    21,770    21,212  18,648     32,880      155,772     147,181
Stockholders' equity....    16,956    19,400  24,443     67,437       95,280     103,613

--------
(1) The results of operations for PalEx's year ended December 27, 1998, include pre-tax charges of approximately $1.2 million for inventory revaluation adjustment, approximately $0.9 million for restructuring costs and expenses and approximately $1.4 million for plant closure costs and asset abandonment loss related to the termination of PalEx's customer relationship with CHEP USA. The results of operations for PalEx's ten-month period ended October 25, 1998, include pre-tax charges of approximately $1.7 million for inventory valuation adjustment and approximately $2.4 million for restructuring costs and expenses related to the termination of PalEx's customer relationship with CHEP USA.
(2) Includes interest expense and other income (expense), net.
(3) EBIT and EBITDA and non-recurring charges are not presented as alternative measures of operating results or cash flows from operations as determined in accordance with generally accepted accounting principles, but because they are accepted financial indicators of the ability to incur and service debt. EBIT represents PalEx's net income after exclusion of interest expense and provision for income taxes. EBITDA and non-recurring charges represents PalEx's EBIT plus depreciation and amortization charges, and non-recurring, one-time restructuring charges related to the termination of PalEx's relationship with CHEP USA, pooling expenses, and compensation differential. EBIT and EBITDA and non-recurring charges as presented are not necessarily comparable with similarly titled measures presented by other companies. The following table reflects the calculation of EBIT and EBITDA and non-recurring charges:

                                                                                        Ten-Month
                              Fiscal Year Ended           Fiscal Year Ended           Period Ended
                                November 30,         --------------------------- -----------------------
                         ---------------------------  December 28,  December 27, October 25, October 24,
                            1994      1995    1996        1997          1998        1998        1999
                         ----------- ------- ------- -------------- ------------ ----------- -----------
                                                     (in thousands)
                         (unaudited)                                                   (unaudited)
Net income..............   $2,979    $ 4,134 $ 6,039    $ 6,640       $ 3,986      $ 2,355     $ 6,764
Provision for income
 taxes..................    1,476      1,594   1,833      4,704         5,105        2,676       5,402
Interest expense........      854      1,845   1,576      1,722         8,468        6,317      12,047
                           ------    ------- -------    -------       -------      -------     -------
 EBIT...................    5,309      7,573   9,448     13,066        17,559       11,348      24,213
Depreciation and
 amortization...........    2,171      3,685   3,597      5,847        11,665        7,974      12,325
Restructuring charge....      --         --      --         --          3,553        5,452         --
Pooling expenses and
 compensation
 differential(4)........      --         --      --       1,020         2,903        2,903         --
                           ------    ------- -------    -------       -------      -------     -------
 EBITDA and non-
  recurring charges.....   $7,480    $11,258 $13,045    $19,933       $35,680      $27,677     $36,538
                           ======    ======= =======    =======       =======      =======     =======

(4) Pooling expenses primarily represent financial advisory and legal fees incurred by some of the pooled companies in connection with PalEx's acquisition of those companies. Compensation differential is the difference between previous owners' compensation before their companies were acquired by PalEx and the amounts they contractually agreed to be paid afterward.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

IFCO Companies

  You should read the following discussion in conjunction with the IFCO Companies' combined financial statements included in this proxy statement/prospectus. In addition, you should read "Business" for more information about the IFCO Companies.

 Introduction

  The IFCO Companies believe they own and manage the leading plastic round-trip container, or RTC, pool in Europe based on 1997 market information. They also have RTC operations in the United States, Japan, and Argentina. The IFCO Companies currently have over 60 million RTCs in circulation.

  The IFCO Companies' European perishables operations, which are owned by IFCO Europe, accounted for 91.9% of the IFCO Companies' combined revenues during the first ten months of 1998 and 92.2% of the IFCO Companies' combined revenues during the first ten months of 1999. These operations are comprised of round-trip systems for the movement of fruit and vegetables. The IFCO Companies deliver RTCs to growers in order to transport produce to retailers. Retailers benefit from decreased product handling, in-store display in RTCs, reduced storage requirements, and reduction of waste disposal costs. Retailers return the RTCs to the IFCO Companies for inspection and cleaning, repair, or recycling as necessary. The RTCs are then reintroduced into the round-trip system for multiple reuse. The RTCs are primarily used by producers of fresh fruits and vegetables in exchange generally for a one-time use fee and a deposit. The deposit paid by customers is transferred between the customer, intermediary parties, and the retailer until the deposit is ultimately repaid to the retailer upon the IFCO Companies' recollection of the RTC. The RTCs can be folded into a small volume when empty, reducing transportation costs. The RTCs are generally used between three and 12 times a year, depending on the type of RTC, and are depreciated over periods ranging from eight to 15 years. The IFCO Companies' RTCs are supplied by Schoeller Plast AG, an indirect 80%- owned subsidiary of Schoeller Industries, under a long-term supply agreement.

  The IFCO Companies' non-European perishables operations are owned through IFCO International. IFCO International owns interests in round-trip systems operations in the United States, Japan, and Argentina. The IFCO Companies have a 33% minority ownership interest in the Japanese operations and a 51% economic interest and 50% voting interest in the U.S. operations. Both of these investments are accounted for under the equity method. IFCO Systems has an agreement to acquire the remaining interest in the U.S. operations in connection with the merger. These businesses are still developing and are currently generating operating losses, although the IFCO Companies believe that this business segment has the potential to generate profits once additional market share is attained.

  The IFCO Companies' dry good operations, which are owned by MTS, accounted for 7.3% of the IFCO Companies' combined revenues during the first ten months of 1998 and 6.2% of the IFCO Companies' combined revenues during the first ten months of 1999. MTS operates round-trip systems for dry goods sold by retailers such as the major grocery and department stores. The RTCs for dry goods are individually identifiable by bar code, which enables the IFCO Companies to accurately track their movements and invoice customers. The logistics of RTC movement in the dry good operations are similar to the IFCO Companies' European perishables operations. The IFCO Companies currently have three principal customers in this business segment, two department stores, whose service agreements extend through 2003, and the Deutsche Post AG, whose contract extends to September 30, 2004. Deutsche Post AG, the German postal service is one of the largest European transporters of parcels and letters.

  IFCO Systems intends to report its results in accordance with U.S. GAAP. The IFCO Companies, whose operations are located primarily in Europe, previously reported their results under German GAAP. As a significant portion of its revenues will be collected in currencies other than the U.S. dollar, IFCO Systems' results of operations may be adversely affected by fluctuations in currency exchange rates. For example, if the value of the Deutsch mark to the U.S. dollar goes down, the portion of IFCO Systems revenues collected in Deutsch marks would appear smaller when converted into U.S. dollars for purposes of reporting under U.S. GAAP.

 Results of Operations

  The following table sets forth selected financial data for the periods presented for each of the IFCO Companies' business segments and the same data as a percentage of its combined revenues. Functional currencies in the IFCO Companies' markets have been converted to U.S. dollars at the average exchange rate during each period presented. The effect of these fluctuations in exchange rates can affect comparison of the results of operations between periods.

                                                                                  For the Ten Months Ended
                                For the Year Ended December 31,                         October 31,
                          ---------------------------------------------------   --------------------------------
                               1996              1997              1998             1998              1999
                          ---------------   ---------------   ---------------   --------------   ---------------
                                                   (dollars in thousands)
                           (unaudited)                                           (unaudited)      (unaudited)
Revenues:
European perishables....  $115,059   93.6%  $106,863   91.5%  $123,673   91.8%  $97,420   91.9%  $116,562   92.2%
Non-European
 perishables............     1,617    1.3        292    0.3      1,147    0.9       873    0.8      1,968    1.6
Dry good................     6,711    5.5      9,580    8.2      9,901    7.3     7,728    7.3      7,869    6.2
Eliminations............      (428)  (0.4)       --     --         --     --        --     --         --     --
                          --------  -----   --------  -----   --------  -----   -------  -----   --------  -----
                           122,959  100.0    116,735  100.0    134,721  100.0   106,021  100.0    126,399  100.0
Cost of sales:
European perishables....   110,770   90.1     90,849   77.8     96,884   71.9    78,965   74.4     93,281   73.8
Non-European
 perishables............     1,360    1.1        219    0.1        717    0.5       482    0.5      1,437    1.1
Dry good................     6,652    5.4      8,554    7.4      8,617    6.4     6,427    6.1      5,911    4.7
Eliminations............      (428)  (0.3)       --     --         --     --        --     --        (299)  (0.2)
                          --------  -----   --------  -----   --------  -----   -------  -----   --------  -----
                           118,354   96.3     99,622   85.3    106,218   78.8    85,874   81.0    100,330   79.4
Total gross profit......     4,605    3.7     17,113   14.7     28,503   21.2    20,147   19.0     26,069   20.6
Selling, general and
 administrative
 expenses:
European perishables....    16,462   13.4     18,937   16.2     24,920   18.5    18,700   17.6     21,188   16.8
Non-European
 perishables............     2,362    1.9      1,718    1.5      1,629    1.2       832    0.8      2,194    1.7
Dry good................     2,974    2.4      1,608    1.4      1,966    1.5     1,434    1.4        958    0.7
Eliminations............       --     --         --     --         --     --       (237)  (0.2)      (311)  (0.2)
                          --------  -----   --------  -----   --------  -----   -------  -----   --------  -----
                            21,798   17.7     22,263   19.1     28,515   21.2    20,729   19.6     24,029   19.0
Goodwill amortization...       236    0.2        675    0.6        383    0.3       274    0.3        344    0.3
Other operating
 (income), net..........    (5,371)  (4.4)    (4,099)  (3.5)    (3,081)  (2.3)   (2,979)  (2.8)    (1,976)  (1.6)
Operating (loss) income:
European perishables....    (7,038)  (5.7)       501    0.4      4,584    3.4     2,595    2.4      3,814    3.0
Non-European
 perishables............    (2,105)  (1.7)    (1,645)  (1.4)    (1,216)  (0.9)     (431)  (0.4)    (1,420)  (1.1)
Dry good................    (2,915)  (2.4)      (582)  (0.5)      (682)  (0.5)      (41)   --       1,278    1.0
                          --------  -----   --------  -----   --------  -----   -------  -----   --------  -----
                           (12,058)  (9.8)    (1,726)  (1.5)     2,686    2.0     2,123    2.0      3,672    2.9
Other expenses, net.....    (7,484)  (6.1)   (10,067)  (8.6)   (10,027)  (7.4)   (8,946)  (8.4)    (9,814)  (7.8)
Income tax (provision)
 benefit................       --     --         (47)   --        (210)  (0.2)     (173)  (0.2)      (144)  (0.1)
                          --------  -----   --------  -----   --------  -----   -------  -----   --------  -----
Net loss................  $(19,542) (15.9)% $(11,840) (10.1)% $ (7,551)  (5.6)% $(6,996)  (6.6)% $ (6,286)   5.0%
                          ========  =====   ========  =====   ========  =====   =======  =====   ========  =====

 Ten Months Ended October 31, 1999, Compared to Ten Months Ended October 31,
1998

  Revenues. The IFCO Companies' combined revenues increased $20.4 million, or 19.2%, to $126.4 million in the first ten months of 1999 from $106.0 million in the first ten months of 1998.

  European Perishables Operations. Revenues from the European perishables operations increased $19.2 million, or 19.6%, to $116.6 million in the first ten months of 1999 from $97.4 million in the first ten months of 1998. This increase was primarily attributable to an increase of 9.4% in the number of RTCs used, in the round-trip systems for fresh produce, and to a higher number of trips per RTC. This revenue increase was offset by a decrease of 2.4% related to changes in currency exchange rates relative to the previous period. The increased use was also a result of the IFCO Companies' establishing new retail partners, favorable harvests of citrus fruit, and increased business from existing customers.

  Non-European Perishables Operations. Revenues from the non-European perishables operations increased $1.1 million, or 125.4%, to $2.0 million in the first ten months of 1999 from $0.9 million in the first ten months of 1998, as a result of increased volume in Argentina.

  Dry Good Operations. Revenues from the dry good operations increased $0.2 million, or 1.8%, to $7.9 million in the first ten months of 1999 from $7.7 million in the first ten months of 1998, as a result of increased business with MTS's major customer.

  Cost of Sales and Gross Profit. The IFCO Companies' combined cost of sales increased $14.4 million, or 16.8%, to $100.3 million in the first ten months of 1999 from $85.9 million in the first ten months of 1998. Gross profit as a percentage of revenues increased 1.6% for the first ten months of 1999 compared to the first ten months of 1998 primarily as a result of more favorable pricing from transportation and washing vendors in the first ten months of 1999 as compared to the first ten months of 1998.

  European Perishables Operations. Cost of sales increased $14.3 million, or 18.1%, to $93.3 million in the first ten months of 1999 from $79.0 million in the first ten months of 1998. The percentage increase in cost of sales was lower than the percentage increase in related revenues for the same period primarily as a result of more favorable pricing from transportation and washing vendors in the first ten months of 1999 as compared to the first ten months of 1998. This was partially offset by increased costs incurred to expand the business in Europe. The expansion costs were reduced by a $2.8 million reimbursement from Schoeller Plast AG in accordance with a cost-sharing agreement between the companies.

  Non-European Perishables Operations. Cost of sales increased $0.9 million, or 198.1%, to $1.4 million in the first ten months of 1999 from $0.5 million in the first ten months of 1998. The percentage increase in cost of sales was higher than the percentage increase in related revenues for the same period due to start-up activities in South American countries other than Argentina.

  Dry Good Operations. Cost of sales decreased by $0.5 million, or 8.0%, to $5.9 million in the first ten months of 1999 from $6.4 million in the first ten months of 1998. Revenues increased slightly in the same period. The primary reason for the decrease in cost of sales was a reduction of internal handling costs by a change in operations.

  Selling, General and Administrative Expenses and Other Operating Income (Expenses), Net. Selling, general and administrative expenses and other operating income (expenses), net increased $4.3 million, or 24.2%, to $22.1 million in the first ten months of 1999 from $17.8 million in the first ten months of 1998 and increased as a percentage of revenues to 17.4% in the first ten months of 1999 from 16.7% in the first ten months of 1998. The increase as a percentage of revenues was the result of costs of $2.8 million related to the merger. This consists of $2.1 million, which the company has agreed to reimburse Palex for its transaction costs, and $0.7 million for professional advisory services. Without these costs, selling, general and administrative expenses and other operating income (expenses), net as a percentage of revenues would have decreased due to expenditures made in the first ten months of 1998 to prepare for the increase in business that the IFCO Companies anticipated in 1999.

  Other Income and Expense. Interest expense decreased $0.1 million, or 0.1%, to $7.3 million in the first ten months of 1999 from $7.4 million in the first ten months of 1998. Interest income decreased $0.8 million, or 65.0%, to $0.5 million in the first ten months of 1999 from $1.3 million in the first ten months of 1998. The net increase in interest costs was primarily a result of the further reduction of receivables from related parties due to the requirements under the IFCO Companies' credit facilities.

  Primarily as a result of the foregoing, net loss decreased to $6.3 million in the first ten months of 1999 from $7.0 million in the first ten months of 1998.

 Fiscal Year Ended December 31, 1998, Compared to Year Ended December 31, 1997

  Revenues. The IFCO Companies' combined revenues increased $18.0 million, or 15.4%, to $134.7 million in 1998 from $116.7 million in 1997.

  European Perishables Operations. Revenues from the European perishables operations increased $16.8 million, or 15.7%, to $123.7 million in 1998 from $106.9 million in 1997. This increase was primarily attributable to an increase of 20.6% in the number of RTCs used in the round-trip systems for fresh produce, and the number of trips per RTC. This volume increase was offset by a 2.8% decline in average prices that was primarily attributable to volume discounting in the United Kingdom and a 1.6% decline related to changes in currency exchange rates relative to the previous period. The increased use was primarily a result of the IFCO Companies' establishing new retail partners, favorable harvests of citrus fruit, and increased business from existing customers.

  Non-European Perishables Operations. Revenues from the non-European perishables operations increased $0.8 million to $1.1 million in 1998 from $0.3 million in 1997, as a result of increased volume in Argentina.

  Dry Good Operations. Revenues from the dry good operations increased $0.3 million, or 3.4%, to $9.9 million in 1998 from $9.6 million in 1997, as a result of increased business with MTS's major customer.

  Cost of Sales and Gross Profit. The IFCO Companies' combined cost of sales increased $6.6 million, or 6.6%, to $106.2 million in 1998 from $99.6 million in 1997, but gross profit as a percentage of revenues increased from 14.7% for 1997 to 21.2% for 1998. These margin gains are primarily a result of the following:

  .  increased utilization of the IFCO Companies' reconditioning depots;

  . the development of more internally operated cleaning facilities, as opposed to contracting with third parties;

  . decreased container breakage costs as a percentage of revenues, primarily as a result of customer education initiatives; and

  . decreased RTC trips between the various handling locations in the RTC movement cycle.

  European Perishables Operations. Cost of sales increased $6.1 million, or 6.6%, to $96.9 million in 1998 from $90.8 million in 1997. The percentage increase in cost of sales was lower than the percentage increase in related revenues for the same period primarily as a result of increasing economies of scale.

  Non-European Perishables Operations. Cost of sales increased $0.5 million, or 227.4%, to $0.7 million in 1998 from $0.2 million in 1997. The percentage increase in cost of sales was lower than the percentage increase in related revenues for the same period due to increasing stabilization of the start-up organization in Argentina and increasing economies of scale.

  Dry Good Operations. Cost of sales was substantially unchanged, both in absolute terms and as a percentage of revenues.

  Selling, General and Administrative Expenses and Other Operating Income (Expenses), Net. Selling, general and administrative expenses and other operating income (expenses), net increased $7.2 million, or 40.0%, to $25.4 million in 1998 from $18.2 million in 1997 and increased as a percentage of revenues to 18.9% in 1998 from 15.6% in 1997. The increase was due to additional staff in electronic data processing, controlling, and logistic management.

  Other Income and Expense. Interest expense decreased $3.2 million, or 26.9%, to $8.6 million in 1998 from $11.8 million in 1997. Interest income decreased $2.3 million, or 58.7%, to $1.6 million in 1998 from $3.9 million in 1997. The net reduction in interest costs was primarily a result of less average debt and more favorable interest rates related to IFCO Europe's debt refinancing early in 1998.

  Primarily as a result of the foregoing, net loss decreased to $7.6 million in 1998 from $11.8 million in 1997.

 Fiscal Year Ended December 31, 1997, Compared to Year Ended December 31, 1996

  Revenues. The IFCO Companies' combined revenues decreased $6.3 million, or 5.1%, to $116.7 million in 1997 from $123.0 million in 1996. The decrease resulted primarily from the adverse impact of currency fluctuations in the European perishables operations and marginally lower average prices, notwithstanding unit increases in the European perishables operations.

  European Perishables Operations. Revenues decreased $8.2 million, or 7.1%, to $106.9 million in 1997 from $115.1 million in 1996. This decrease was primarily attributable to a 1.6% decline in average prices. The decrease was partially offset by increased volume of RTCs used for fresh produce. The increase in RTC trips was a result of establishing new retail partners as well as increased volume from existing customers.

  Non-European Perishables Operations. Revenues decreased $1.3 million, or 81.9%, to $0.3 million in 1997 from $1.6 million in 1996, as a result of a decrease in sales volume in Argentina. The decrease was primarily attributable to a change in management, which caused a temporary interruption in the business.

  Dry Good Operations. Revenues increased $2.9 million, or 42.8%, to $9.6 million in 1997 from $6.7 million in 1996, as a result of significant volume increases with its major customer.

  Cost of Sales and Gross Profit. The IFCO Companies' combined cost of sales decreased $18.8 million, or 15.8%, to $99.6 million in 1997 from $118.4 million in 1996, and gross profit as a percentage of revenues increased from 3.7% for 1996 compared to 14.7% for 1997. These margin increases from 1996 to 1997 were mainly driven by decreased breakage costs and increased RTC trips.

  European Perishables Operations. Cost of sales decreased $20.0 million, or 18.0%, to $90.8 million in 1997 from $110.8 million in 1996. The decrease in the cost of sales was, apart from currency translation effects, attributable to a significant reduction in the number of broken RTCs of 2.8 million in 1997. In addition, in 1996, IFCO Europe experienced high washing costs due to a significant reorganization of washing activities. This was normalized in 1997, resulting in a significant decrease in washing costs.

  Non-European Perishables Operations. Cost of sales decreased $1.2 million, or 83.9%, to $0.2 million in 1997 from $1.4 million in 1996. The decrease was due to a management change and the related reduction in revenues.

  Dry Good Operations. Cost of sales increased $1.9 million, or 28.6%, to $8.6 million in 1997 from $6.7 million in 1996. The percentage increase was lower than the percentage increase in related revenues for the same period due to increasing economies of scale.

  Selling, General and Administrative Expenses and Other Operating Income (Expenses), Net. Selling, general and administrative expenses and other operating income (expenses), net increased $1.8 million, or 10.6%, to $18.2 million in 1997 from $16.4 million in 1996. During 1997, the IFCO Companies increased infrastructure expenditures in various areas, including electronic data processing and controlling, to support an anticipated significant growth in revenues. Due to financing restrictions, however, the IFCO Companies were required to postpone the efforts to increase revenues until 1998. With respect to non-European perishables operations, fixed costs could not be reduced to match the reduction in revenues resulting from the change in management in Argentina.

  Primarily as a result of the foregoing, net loss decreased to $11.8 million in 1997 from $19.5 million in 1996.

 Liquidity and Capital Resources

  The IFCO Companies have historically financed their growth with medium-term financing, the funds from which have been primarily used to fund their investment in the RTC pools.

  Cash Flows. Operating activities provided $33.4 million of cash in the first ten months of 1999 compared to $40.5 million in the first ten months of 1998, which represents a decrease of $7.1 million, or

17.5%. This net decrease is due to several factors. During the first ten months of 1998, the IFCO Companies reduced accounts receivable through increased factoring activities, which led to additional positive cash flow of $17.7 million. In the first ten months of 1999, the IFCO Companies did not realize any additional cash effect for factoring. Accounts receivable net of factoring volume increased $18.7 million in the first ten months of 1999. During the same period, accounts payable increased $17.4 million as the result of increased business activity.

  Operating activities provided $59.9 million of cash in 1998 compared to $32.5 million in 1997, which represents an increase of $27.4 million, or 84.5%. This net increase is due to several factors. In 1997, the IFCO Companies experienced an increase in accounts receivable of $11.6 million. In 1998, the IFCO Companies reduced accounts receivable through increased factoring activities, which led to additional positive cash flow of $2.2 million. In 1997, the IFCO Companies decreased inventory by $7.4 million compared to a $1.6 million increase in 1998. The IFCO Companies obtained additional liquidity through factoring proceeds of $25.4 million in 1998. Accounts payable increased $5.1 million in 1997 and $10.9 million in 1998 due to higher sales volume in each period.

  Cash used in investing activities in the first ten months of 1999 was $40.1 million compared to $35.9 million in the first ten months of 1998, which represents an increase of $4.2 million, or 11.7%. The majority of cash used in both periods was for the purchase of RTCs and other property, plant, and equipment. The investment in RTCs decreased by $4.3 million from $35.2 million in the first ten months of 1998 to $30.9 million in the first ten months of 1999, mainly because of a lower average price for purchased RTCs due to the product mix. In addition, for the first ten months of 1999, the IFCO Companies recognized capitalized merger costs of $3.4 million.

  Cash used in investing activities in 1998 was $38.8 million compared to $43.2 million in 1997, which represents a decrease of $4.4 million, or 10.3%. The majority of cash used in both years was for the purchase of RTCs and other property, plant, and equipment, which is the principal reason for the decrease in cash used in investing activities. The investment in RTCs in 1998 was less due to the decreased breakage of RTCs that the IFCO Companies experienced in 1998. Financial assets and property and equipment were also sold in 1998 and contributed $2.9 million in cash.

  Cash used in financing activities was $6.4 million in 1998 compared to cash provided by financing activities of $5.0 million in 1997. The principal cause for this shift to cash used in financing activities was a significant refinancing of substantially all bank debt by the IFCO Companies in 1998, which resulted in proceeds of $91.8 million from long-term bank borrowings and a more significant decrease in short- and medium-term bank borrowings. In 1997, $24.9 million in proceeds were generated by the sale of redeemable convertible preferred stock.

  During 1997, GE Erste acquired a 24% interest in IFCO Europe by purchasing redeemable convertible preferred stock for $24.9 million. The proceeds from this capital contribution were primarily used to fund IFCO Europe's operations. In connection with this initial investment in the European operations in 1997, GE Erste received options to increase this investment to 49% and then up to 100% after specified dates had passed and criteria had been met. GE Erste also received options to purchase up to 100% of IFCO International after specified dates had passed and criteria had been met. In connection with these transactions, GE Erste also received the right to require Schoeller Industries to contribute 100% of its interests in MTS to IFCO Europe. As part of the transactions related to the merger, GE Capital and GE Erste will contribute all of their interests and release all of their rights to IFCO Systems. See "The Merger Agreement--Related Matters--Agreement with GE Capital and GE Erste."

  Credit Facilities. In 1998, IFCO Europe negotiated a new financing arrangement with a lending syndicate for a total of DM181.0 million, or approximately $90.3 million. The amount of credit available under the financing arrangement was reduced in 1999 to DM160.5 million, or approximately $80.1 million. The credit facility consists of DM125.5 million, or approximately $62.6 million, available under a Senior Facility Agreement and DM35.0 million, or approximately $17.5 million, available under a Senior Subordinated Facility Agreement.

  The Senior Facility Agreement consists of a DM64.0 million, or approximately $31.9 million, fixed-term loan and two revolving credit facilities totaling DM61.5 million, or approximately $30.7 million. All borrowings under the Senior Facility Agreement, $53.2 million of which was outstanding as of October 31, 1999, contain principal reduction provisions, mature in 2004, and accrue interest at EURIBOR plus 1.75%, or 4.61% as of October 31, 1999. Available credit under the Senior Facility Agreement as of October 31, 1999, was $14.3 million.

  Outstanding borrowings under the Senior Subordinated Agreement, which totaled DM35.0 million, or approximately $17.5 million, as of October 31, 1999, accrue interest at a rate of EURIBOR plus 2.75%, or 5.61% as of October 31, 1999. The Senior Subordinated Agreement does not have scheduled principal reductions until a balloon payment in 2005. The bank syndicate for the credit facilities has consented to the scheduled IPO under the condition, that the lenders receive a payment of DM40.0 million, or approximately $20.0 million, from the IPO net proceeds to reduce by that amount the borrowings under the term loan portion of Senior Facility Agreement. Additionally, at the time of the merger and IPO, the available facility amount under the revolving credit portion of the Senior Facility Agreement will be reduced by DM20.0 million, or approximately $10.0 million, and any borrowings in excess of the reduced revolving credit limit will be repaid from the IPO net proceeds or proceeds from the planned debt financing. In addition, upon completion of the IPO, the final maturity date of the Senior Facility Agreement term loan and revolver will be accelerated to June 30, 2001, and the Senior Subordinated Agreement repayment schedule will be modified to provide for semiannual principal payments through September 30, 2005.

  A significant portion of IFCO Europe's receivables and long-lived assets are pledged as security against all outstanding borrowings under the Senior Facility Agreement and Senior Subordinated Agreement, which also prohibit any dilution of GE Erste's capital investment. The Senior Facility Agreement and Senior Subordinated Agreement prohibit any payment of dividends as long as any outstanding borrowings exist under either agreement, restrict IFCO Europe's incurrence or assumption of other indebtedness and require IFCO Europe to comply with non-financial and financial covenants, including funded debt and interest expense to earnings before taxes, depreciation, interest, and amortization ratios and cash flow ratios. As of October 31, 1999, and as of the date of this proxy statement/prospectus, IFCO Europe was in compliance with, or had obtained waivers for, each of the covenants contained in the Senior Facility Agreement and the Senior Subordinated Agreement.

  The Senior Facility Agreement and Senior Subordinated Agreement also permit specified levels of receivable factoring. During 1994, IFCO Europe had entered into a factoring agreement under which IFCO Europe could offer all of their trade receivables to a factoring agent. Under the factoring agreement, the sales price is the nominal value of the receivable less a factoring fee of 0.6% of the nominal value of the factored receivables. The factoring agent has the right to collect the receivables and bears the collection risk. The factoring agent is required to remit 75% of the factored receivables to IFCO Europe. The remainder, less the factoring charge, is held in an escrow account and is remitted to IFCO Europe following collection. The interest rate on cash advances relating to factored receivables is based on the three-month EURIBOR rate plus 1.25%, or 4.11% as of October 31, 1999. IFCO Europe factored 20% of its combined revenues and incurred factoring and interest charges under this agreement of $2.6 million in 1998. During the first ten months of 1999, IFCO Europe factored 40% of its combined revenues and incurred factoring and interest charges of $3.4 million.

  At October 31, 1999, the IFCO Companies had entered into $31.3 million of capital leases.

  To reduce its variable rate interest risk, IFCO Europe entered into an interest rate cap agreement. As of October 31, 1999, this interest rate cap covered $54.5 million of its outstanding debt and limited interest rates applicable to those borrowings to 6.75% for $11.3 million of borrowings under the Senior Facility Agreement and to 7.75% for $43.2 million of borrowings under the Senior Subordinated Agreement. The costs of this agreement are included in interest expense ratably over the term of the agreement.

  Future Liquidity Needs. In addition to the IPO, IFCO Systems intends to pursue other financing including further equity investment, the issuance of notes, or syndicated bank facilities. At the same time as the completion of the merger and the IPO, IFCO Systems plans to issue approximately 180.0 million euros, or approximately $175.6 million, of debt in the form of a high yield financing and enter into a new senior credit facility. See "Concurrent Transactions." IFCO Systems believes that available cash and cash flow from operations, together with the proceeds from the IPO, the high yield debt financing, and the new senior credit facility will be adequate to repay a substantial portion of IFCO Systems' debt and to meet IFCO Systems' liquidity needs for the foreseeable future. IFCO Systems' ability to make scheduled payments of principal or interest on, or to refinance, its indebtedness, or to fund planned capital expenditures, will depend on its future performance. IFCO Systems' ability to do so is subject to general economic, financial, competitive, legislative, regulatory, and international and U.S. and European domestic political factors and other factors that are beyond its control. IFCO Systems may not generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements may not be realized or that future capital may not be available in an amount sufficient, or on acceptable terms, to enable it to service its indebtedness or to fund its other liquidity needs.

  IFCO Systems anticipates that any new senior credit facility and the indenture with respect to any high yield debt financing will contain a number of significant covenants that, among other things, will restrict corporate and business activities, including the ability of IFCO Systems to:

  .  dispose of assets;

  .  incur additional indebtedness;

  .  prepay other indebtedness:

  .  pay dividends;

  .  repurchase or redeem capital stock;

  .  enter into specified investments or create new subsidiaries;

  .  enter into sale and lease-back transactions;

  .  make specific types of acquisitions;

  .  engage in mergers or consolidations;

  .  create liens; or

  .  engage in certain transactions with affiliates.

In addition, under any new senior credit facility, IFCO Systems will likely be required to comply with specified financial ratios and tests, including a minimum net worth test, a fixed charge coverage ratio, an interest coverage ratio, a leverage ratio, and a minimum EBITDA requirement.

  Capital Expenditures. The IFCO Companies' aggregate capital expenditures were $36.3 million for the first ten months of 1999, $40.2 million for 1998, and $42.5 million for 1997. These capital expenditures were principally for the purchase of RTCs. IFCO Systems anticipates that a planned expansion of the European perishables RTC pool will require investments of $69.5 million in 2000 and $46.7 million in 2001. For the planned expansion of the non-European perishables RTC pool, IFCO Systems projects capital expenditures of $0.5 million in 2000 and $1.3 million in 2001.

  The IFCO Companies believe they will be able to finance operations and scheduled debt repayments from operating cash flow and additional borrowings under existing credit facilities. However, the planned increase in capital expenditures for expansion of the non-European RTC pool will require financing from other sources, like the IPO and the proposed concurrent financing transactions.

 Impact of Inflation

  The results of the IFCO Companies' operations for the periods discussed have not been materially affected by inflation.

 Foreign Currency Translation Effects

  The functional currency of the IFCO Companies is the Deutsch mark. The IFCO Companies have elected the U.S. dollar as their reporting currency and consequently, assets, liabilities, revenues, and expenses are subject to exchange rate fluctuations between the U.S. dollar and the Deutsch mark. For the translation of the IFCO Companies' financial statements into U.S. dollars, the exchange rate at the respective balance sheet date is used for assets and liabilities and a weighted average exchange rate for the period for revenues, expenses, gains, and losses. The following exchange rates for the translation of the Deutsch mark into U.S. dollars were used:

                                            Weighted         Rate at the
       Period                            average rate(1) balance sheet date(2)
       ------                            --------------- ---------------------
       Year ended December 31, 1996.....     0.6631             0.6432
       Year ended December 31, 1997.....     0.5757             0.5580
       Ten Months ended October 31,
        1998............................     0.5638             0.6038
       Year ended December 31, 1998.....     0.5685             0.6140
       Ten Months ended October 31,
        1999............................     0.5500             0.5374

--------
(1) The average of the noon buying rates for the Deutsch mark by the Federal Reserve Bank of New York, expressed as U.S. dollars per DM1.00, on the last business day of each full month during the indicated period.

(2) The noon buying rate, expressed as U.S. dollars per DM1.00, as of the indicated balance sheet date.

  In this proxy statement/prospectus, approximate dollar amounts are provided for euro-denominated amounts based on the noon buying rate on January 31, 2000, of one euro = $0.9757. Approximate dollar amounts are provided for Deutsch-mark-denominated amounts based on this euro rate and the fixed conversion rate of one euro = DM1.95583, resulting in a rate of 0.4989 U.S. dollars for each Deutsch mark.

 Seasonality

  The IFCO Companies' revenues vary depending on the fruit and vegetable harvesting season in different countries. Historically a higher portion of their sales and operating income has been recognized in the fourth quarter than in the first quarter, which has historically been their weakest quarter. Revenues in Germany and France, for example, are highest in summer and fall, whereas revenues in Southern Europe reach a peak late in fall and throughout winter. Seasonality also has an influence on pricing, as transportation costs incurred during the winter to transport the IFCO Companies' RTCs from warmer countries in Southern Europe are higher than the costs to transport the RTCs from closer locations in Central Europe. The IFCO Companies accordingly charge customers in these Southern European countries higher usage fees.

 Related Party Supplier

  In 1997, a subsidiary of IFCO Europe entered into a ten-year supply agreement with Schoeller Plast Industries GmbH to provide the IFCO Companies with all of its new RTCs. The supply agreement was later assigned to Schoeller Plast AG, an indirect 80%-owned subsidiary of Schoeller Industries. Changes in pricing may occur when Schoeller Plast AG's production costs vary by more that 15%. Under the terms of the supply agreement, the IFCO Companies receive a fixed price per kilogram for broken containers, which are taken back by Schoeller Plast AG. See "Certain Relationships and Related Transactions of the IFCO Companies--Supply Agreement."

 Year 2000

  The year 2000 issue is the result of computer programs being written using two digits rather than four to define a specific year. Absent corrective actions, a computer program that has date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions to various activities and operations.

  The IFCO Companies began addressing the year 2000 issue in 1997 by setting up Project 2000, which is managed through interaction between the IFCO Companies' internal electronic data processing department and the managing directors of the individual businesses. In addition to using these internal resources, third parties are also assisting in renovating and testing computer hardware and software and embedded systems. The IFCO Companies' critical business operations are concentrated in the financial accounting and inventory management systems, which, as discussed below, have been replaced by a new comprehensive accounting system. These existing systems will serve as backup systems after the successful implementation of the new system. The IFCO Companies have no significant internally developed computer systems that need to be updated. All locations of the IFCO Companies were examined for non-IT and non-embedded systems. All third-party providers of computer systems and services, including embedded systems, have been contacted. Approximately 80% of the contacted vendors have responded to the IFCO Companies' requests. Management believes that year 2000 issues, if any, with respect to the remaining 20% of their contacted vendors will not have a material adverse effect on the IFCO Companies' financial condition or results of operations.

  The IFCO Companies have not to date, including since January 1, 2000, experienced any disruptions to their manufacturing operations, systems, or other processes due to year 2000 problems, nor are they aware of any material disruptions to their manufacturing operations, systems, or other processes that could occur because of year 2000 problems. The IFCO Companies could, however, experience isolated failures at random locations due to year 2000 problems that were previously undetected in some personal computers and related software or in microprocessor-driven machinery. The IFCO Companies believe, however, that they can compensate for any isolated failures, if they occur, by manual intervention without any material adverse affect on the IFCO Companies' financial condition and results of operations.

  During 1999, the IFCO Companies completed the installation of a new computer system. The system is a comprehensive "enterprise response program" based on software developed and sold by SAP, a leading German developer of systems applications. The system was installed and implemented by Siemens Business Systems, a leading application installer in the electronic data processing environment in Germany. Each of SAP and Siemens has represented to the IFCO Companies that the new computer system is year 2000 compliant.

  The IFCO Companies have developed contingency plans that are focused on ensuring that daily and long-term work routines can be performed without significant interruption in the event of year 2000 difficulties. The contingency plans include performing some processes manually, repairing affected systems, and changing suppliers as necessary. The IFCO Companies' efforts in addressing the year 2000 issue would be expected to minimize, but not eliminate, the risks of third party non-compliance. If the IFCO Companies or a third party upon which they rely fail to adequately address the year 2000 issue, the resulting problems could disrupt the IFCO Companies' business. Possible problems that could result in a worst case scenario include:

  . incomplete or inaccurate accounting, recording, or processing of revenues or other financial information;

  .  delays or failures in obtaining RTCs;

  . incomplete or inaccurate accounting, recording, or processing of product distribution to customers; and

  .  interruptions in product distribution.

  In addition, there are not readily available substitute public utility vendors for power, water, or telephone services, all of which are an integral part of the IFCO Companies' operations. If any or all of the IFCO Companies' utility vendors fail to deliver services due to their own year 2000 problems, the financial condition and results of operations of the IFCO Companies would be materially adversely affected.

  Project 2000 cost approximately $500,000 through the end of 1999, of which $430,000 was incurred through December 31, 1998. The IFCO Companies' development of new operating systems and modification of existing systems have not been subject to any delay caused in whole or in part by year 2000 efforts and, therefore, management believes it should not have a material adverse effect on the IFCO Companies' financial condition or results of operations.

  There are many risks associated with year 2000 issues, including the risk that the IFCO Companies' computer systems will not operate as intended. The systems, services, and products of the IFCO Companies and other third parties may not be year 2000 compliant. Likewise, the IFCO Companies' compliance schedule may not be met. Any significant unresolved issues related to the year 2000 compliance initiatives could result in an interruption in, or failure of, normal business activities or operations, or the incurrence of unanticipated damages or expenses related to the resolution of these issues or related regulatory actions or legal liabilities, that could have a material adverse effect on the IFCO Companies' results of operations or financial condition.

  To the fullest extent permitted by law, this year 2000 discussion is a "Year 2000 Readiness Disclosure" within the meaning of the U.S. Year 2000 Information and Readiness Disclosure Act, 15 U.S.C. Section 1.

 Euro Currency

  On January 1, 1999, conversion rates of the national currencies of eleven European Union members, including Germany, were fixed against a common currency, called the euro. Each participating country's currency is legal tender during a transition period from January 1, 1999, until January 1, 2002, after which only the euro will be used. The IFCO Companies have assessed their internally developed and purchased applications to determine the changes needed to process euro-denominated transactions. As a result, the IFCO Companies' systems have been changed or will be changed to process euro-denominated transactions. Additional costs associated with the transition period are expected to be minimal and are not expected to have a material adverse effect on the IFCO Companies' financial results. In the future, the IFCO Companies will use the euro as its functional currency in connection with its new electronic data processing systems.

 Quantitative and Qualitative Disclosures About Market Risks

  The IFCO Companies are exposed to two broad classes of risk: interest rate risk and currency exchange rate fluctuations.

  The IFCO Companies' exposure to interest rate risk relates primarily to their variable rate debt. At October 31, 1999, the carrying value of their total variable rate debt was $72.0 million. To help to reduce the IFCO Companies' variable rate interest risk, the IFCO Companies have entered into an interest rate cap agreement, which as of October 31, 1999, covers $54.5 million of their outstanding debt and limits interest rates related to these borrowings to 6.75% for $11.3 million of borrowings under the Senior Facilities Agreement and to 7.75% for $43.2 million of borrowings under the Senior Subordinated Agreement. The following table shows interest sensitivities at the current borrowing level of hypothetical changes in interest rates on the debt, net of any interest rate differential received on the cap:

     Change in interest rate in
      percentage points from current
      borrowing level...............       -3%    -1%  +1%    +3%    +5%   +10%
     Increase (decrease) in net
      interest expense (in
      thousands)....................  $(2,160) $(720) $720 $1,690 $2,041 $2,916

  The IFCO Companies are exposed to a degree of currency risk by virtue of conducting a portion of its business in currencies other than the Deutsch mark. The IFCO Companies' currency risk arises from foreign currency receivables as well as from firm commitments to purchase services and supplies in the future in currencies other than the Deutsch mark. Foreign currency transaction gains and losses have not been material to the results of operations during the past three years. The IFCO Companies' policy is not to use derivative financial instruments to manage its exposure to fluctuations in foreign currency exchange rates. The introduction of the euro should further reduce the IFCO Companies' exposure to exchange rate fluctuations from their European operations.

PalEx

  You should read the following discussion in conjunction with PalEx's consolidated financial statements included in this proxy statement/prospectus. In addition, you should also read "Business" for more information about PalEx.

 Introduction

  PalEx's revenues are derived from:

  . the manufacture and sale of new pallets;

  . the reconditioning and repair of steel drums, leasing of intermediate bulk containers, and provision of management services to users of steel drums and intermediate bulk containers;

  . the repair, remanufacture, and sale of recycled pallets and the provision of pallet management services; and

  . pallet and container leasing, retrieval, repair, and management services.

  New pallet sales accounted for approximately 54% of PalEx's consolidated revenues for the 1998 fiscal year, which ended December 27, 1998. A substantial portion of the cost of a new pallet is lumber, and new pallet sales prices are strongly influenced by the cost, availability, and type of lumber used. As a result, changes in lumber prices can significantly impact PalEx's revenues and margins. New pallet manufacturing is generally considered to be a mature industry characterized by moderate growth rates.

  The reconditioning and repair of steel drums accounted for approximately 27% of PalEx's consolidated revenues for the 1998 fiscal year. The steel drum reconditioning and repair industry has barriers to entry by new competitors, including compliance with environmental standards and high capital requirements. Consequently, competition is generally stable or declining in the industry, which provides surviving industry participants with the opportunity to acquire market share via pricing strategy or acquisitions.

  The repair, remanufacture, and sale of recycled pallets and recycled pallet management services accounted for approximately 17% of PalEx's consolidated revenues for the 1998 fiscal year. These activities are more labor intensive and require fewer raw materials than manufacturing new pallets. Recycling operations generally generate higher gross profits as a percentage of revenues than new pallet sales.

  Canadian pallet leasing, retrieval, repair, and management services and intermediate bulk container leasing in the United States accounted for approximately 2% of PalEx's consolidated revenues for the 1998 fiscal year.

  PalEx recognizes revenue upon the delivery of a product or service to a customer. PalEx does not generally maintain significant finished goods inventory. Cost of sales for pallets are predominantly variable, including the cost of lumber, labor, fasteners, transportation, equipment maintenance, and utilities. Fixed costs in pallet cost of sales include depreciation of equipment, supervisory labor, and direct overhead. A significant number of PalEx's pallet production employees are paid on a production or piecework basis, which PalEx believes provides incentives for increased productivity. Cost of sales for reconditioned steel drums contain higher fixed costs, a reflection of the high capital requirements of the business. Fixed costs of sales for reconditioned steel drums include depreciation, transportation, and facility repairs. Variable costs to recondition steel drums include chemicals and coatings, hardware, labor, and raw drums.

  Although PalEx sells products to a broad range of industries, approximately 7% of PalEx's revenues for the 1998 fiscal year were attributable to the agricultural industry in the Southeastern and Western regions of the United States, with the citrus and produce industries constituting the largest component of these revenues. Revenue associated with these industries is highly seasonal, concentrated in the period from October through May. Moreover, severe weather, particularly during the harvesting seasons, may cause a reduction in demand from agricultural customers, adversely affecting PalEx's revenues and results of operations. Adverse weather conditions may also affect PalEx's raw material costs.

 Termination of CHEP USA Relationship

  During the last quarter of 1997 and the first part of the first quarter of 1998, various members of PalEx's management had numerous discussions with representatives of PalEx's then largest customer, CHEP USA, regarding numerous issues affecting the profitability of the products PalEx manufactured for CHEP USA and the pricing of new pallets, the uncertainty of CHEP USA production requirements, the absence of fees for extra services provided to CHEP USA, quality control, and the opening of new facilities that would be primarily dedicated to performing services for CHEP USA. PalEx manufactured new, high-grade pallets for CHEP USA, which in turn leased these pallets to its customers. These pallets were part of a closed-loop materials handling and management system that included recovery of the pallet from the end user, aggregating them in PalEx-operated depots, where they were sorted, repaired, and returned to CHEP USA's customers.

  In addition, during this same period PalEx began renegotiating the prices CHEP USA was being charged for new pallets to more accurately reflect constantly changing lumber prices. After subsequent discussion and communications, PalEx recognized that these issues would not be resolved to the mutual satisfaction of CHEP USA and PalEx. Accordingly, PalEx notified CHEP USA that effective on April 29, 1998, it would cease supplying CHEP USA with new pallets and provided advance notice, generally, 10 to 60 days, under contractual arrangements to discontinue repair and depot services for CHEP USA.

  The termination of PalEx's relationship with CHEP USA adversely affected the operations of some of PalEx's facilities in the Southeastern and Western United States. PalEx developed a restructuring plan to close, curtail, or convert operations at facilities related to CHEP USA production to alternative business activities. As of December 27, 1998, three CHEP USA-related manufacturing facilities had closed, one was sold, and two more were consolidated into one facility. Two other CHEP USA-related facilities were converted to manufacture non-CHEP USA products. PalEx also terminated approximately 400 production-related employees at CHEP USA-related facilities during 1998.

  During the 1998 fiscal year, approximately 8% of PalEx's consolidated revenues were attributable to CHEP USA. Sales to CHEP USA for the year ended November 30, 1996, were approximately 21% of consolidated revenues and for the year ended December 28, 1997, were approximately 26% of consolidated revenues.

 Results of Operations

  Following the acquisition of the founding companies and PalEx's initial public offering and during fiscal 1997, PalEx acquired five additional companies. During the 1998 fiscal year, PalEx acquired a total of 19 companies. Of the 1998 acquisitions, ten are engaged in the pallet business in the United States, eight are engaged in the reconditioning and rebuilding of industrial steel containers in the United States, and one, SMG Corporation, is engaged in the rental of pallets in Canada.

  The following table lists PalEx's acquisitions through October 24, 1999:

                                                                       Date of
                             Company Acquired                        Acquisition
                             ----------------                        -----------
       Founding companies (1):
       Fraser Industries, Inc.......................................   3/25/97
       Ridge Pallets, Inc...........................................   3/25/97
       Interstate Pallet Co., Inc...................................   3/25/97
       Pooled companies (2):
       Sheffield Lumber & Pallet Company, Inc.......................    8/1/97
       Sonoma Pacific Company.......................................    8/1/97
       New London Pallet Inc........................................  10/14/97
       Bay Area Pallet Company......................................  10/31/97
       Other 1997 fiscal year acquisitions (3):
       Summers Pallet Manufacturing, Inc............................  11/20/97
       1998 pooled companies (4):
       Acme Barrel Company, Inc.....................................   2/23/98
       Western Container, Limited Liability Company.................   2/23/98
       Drum Service Co. of Florida..................................   2/27/98
       Consolidated Container Corporation...........................   2/27/98
       1998 purchased companies (5):
       American Pallet Recyclers, Inc...............................    1/2/98
       Consolidated Drum Reconditioning, Inc........................   2/12/98
       Capital Pallet, Incorporated.................................   3/18/98
       Pallet Outlet Company, Inc...................................   3/20/98
       Southern Pallets, Inc........................................   3/25/98
       Shipshewana Pallet Co., Inc..................................   5/21/98
       Gilbert Lumber Inc...........................................   6/11/98
       Valley Pallets, Inc..........................................   6/17/98
       Duckert Pallet Co., Inc......................................   7/14/98
       Continental Pallet Company, Inc..............................   7/27/98
       McCook Drum & Barrel Co., Inc................................    8/4/98
       Isaacson Lumber Company......................................   8/31/98
       SMG Corporation..............................................   9/11/98
       Charlotte Steel Drum Corporation.............................  10/23/98
       Atlas Container Company, Inc.................................  10/30/98

--------
(1) PalEx acquired the founding companies concurrently with the closing of its initial public offering.
(2) PalEx acquired the pooled companies in the 1997 fiscal year following PalEx's initial public offering. PalEx accounted for each of these acquisitions as a pooling-of-interests.
(3)  PalEx accounted for the 1997 acquisition of Summers as a purchase.
(4) PalEx acquired the 1998 pooled companies in the 1998 fiscal year and accounted for each of these acquisitions as a pooling-of-interests.
(5) The 1998 purchased companies were acquired in the 1998 fiscal year and were accounted for as purchases. PalEx sometimes refers to the 1998 purchased companies, together with Summers, as the purchased companies.

  The following table sets forth selected financial data and that data as a percentage of PalEx's revenues for the periods indicated:

                                                 Year Ended                                   Ten-Month Period Ended
                          -------------------------------------------------------------- --------------------------------------
                          November 30, 1996    December 28, 1997    December 27, 1998    October 25, 1998   October 24, 1999
                          -----------------    -----------------    -----------------    ----------------   ----------------
                                                            (dollars in thousands)
                                                                                                    (unaudited)
Revenues................  $  145,030    100.0% $  222,993    100.0% $  319,691    100.0% $ 256,874   100.0% $ 320,433   100.0%
Cost of goods sold......     121,865     84.0     188,084     84.3     259,562     81.2    207,850    80.9    257,472    80.4
Inventory valuation
 adjustment.............         --       --          --       --        1,235      0.4      1,679     0.7        --      --
                          ----------  -------  ----------  -------  ----------  -------  ---------  ------  ---------  ------
Gross profit............      23,165     16.0      34,909     15.7      58,894     18.4     47,345    18.4     62,961    19.6
Selling, general and
 administrative
 expenses...............      14,063      9.7      20,135      9.0      33,042     10.3     27,374    10.7     36,142    11.3
Amortization of goodwill
 and other intangible
 assets.................         165      0.1         820      0.4       3,334      1.0      2,186     0.9      3,993     1.2
Compensation
 differential...........         --       --        1,020      0.5       1,062      0.3      1,062     0.4        --      --
Pooling expenses........         --       --          --       --        1,841      0.6      1,841     0.7        --      --
Restructuring charge....         --       --          --       --          949      0.3      2,404     0.9        --      --
Plant closure costs and
 asset abandonment
 loss...................         --       --          --       --        1,369      0.4      1,369     0.5        --      --
                          ----------  -------  ----------  -------  ----------  -------  ---------  ------  ---------  ------
Income from operations..       8,937      6.2      12,934      5.8      17,297      5.4     11,109     4.3     22,826     7.1
Interest expense........      (1,576)    (1.1)     (1,722)    (0.8)     (8,468)    (2.7)    (6,317)   (2.5)   (12,047)   (3.7)
Other income (expense),
 net....................         511      0.3         132      0.1         262      0.1        239     0.1      1,387     0.4
                          ----------  -------  ----------  -------  ----------  -------  ---------  ------  ---------  ------
Income before income
 taxes..................       7,872      5.4      11,344      5.1       9,091      2.8      5,031     1.9     12,166     3.8
Income tax provision....       1,833      1.2       4,704      2.1       5,105      1.6      2,676     1.0      5,402     1.7
                          ----------  -------  ----------  -------  ----------  -------  ---------  ------  ---------  ------
Net income..............  $    6,039      4.2% $    6,640      3.0% $    3,986      1.2% $   2,355     0.9% $   6,764     2.1%
                          ==========  =======  ==========  =======  ==========  =======  =========  ======  =========  ======

 Ten-Month Period Ended October 24, 1999, Compared to Ten-Month Period Ended October 25, 1998

  Revenues increased 24.7% from approximately $256.9 million in the ten-month period ended October 25, 1998, to approximately $320.4 million in the ten-month period ended October 24, 1999. On April 29, 1998, PalEx notified its largest customer, CHEP USA, that PalEx was terminating all existing agreements with CHEP USA. Effective that date, PalEx ceased supplying CHEP USA with new pallets and provided advance notice, generally ten to 60 days, under contractual arrangements to discontinue repair and depot services to CHEP USA. The termination of PalEx's relationship affected some of PalEx's facilities in the Southeastern and Western United States. Revenues related to CHEP USA sales for the ten-month period ended October 25, 1998, were approximately $26.1 million. The increase in revenues for the ten-month period ended October 24, 1999, compared to the ten-month period ended October 25, 1998, is primarily attributable to the companies acquired as purchases and sales to new customers that replaced sales previously made to CHEP USA.

  Gross profit increased from approximately $47.3 million for the ten-month period ended October 25, 1998, to approximately $63.0 million for the ten-month period ended October 24, 1999, primarily as a result of increased volumes due to the acquisition of the purchased companies. Gross profit as a percentage of revenues increased from 19.1%, excluding the inventory valuation adjustment resulting from the termination of the business relationship with CHEP USA, for the ten-month period ended October 25, 1998, to 19.6% for the ten-month period ended October 24, 1999, primarily due to higher margins from both recycled pallet sales and new pallet manufacturing, which higher margins were partially offset by lower gross margins in drum reconditioning and services and pallet leasing in Canada. PalEx's gross profit as a percentage of revenues may fluctuate as a result of competitive pricing in different market areas in which it operates, continued changes to product mix, and changes in raw material costs.

  Selling, general and administrative expenses increased from approximately $27.4 million, or 10.7% of revenues, in the ten-month period ended October 25, 1998 to $36.1 million, or 11.3% of revenues, in the ten-month period ended October 24, 1999. This increase is generally attributable to the purchased companies acquired during 1998, and to PalEx's continued efforts in organizing and building its regional operating structure.

  The results of operations for the ten-month period ended October 25, 1998, include approximately $1.8 million for pooling expenses and approximately $1.1 million for compensation differential related to the acquisition of Acme and Western. Restructuring charges relating to PalEx's termination of its relationship with CHEP USA were approximately $5.5 million during the ten months ended October 25, 1999.

  Amortization of goodwill and other intangible assets increased from approximately $2.2 million for the ten-month period ended October 25, 1998, to approximately $4.0 million for the ten-month period ended October 24, 1999. This increase was due to the additional companies acquired as purchases.

  Interest expense increased from approximately $6.3 million for the ten-month period ended October 25, 1998, to approximately $12.1 million for the ten-month period ended October 24, 1999, primarily as a result of the additional borrowings related to the acquisitions of the 1998 purchased companies and higher interest rates.

  As a result of the foregoing, net income increased from approximately $2.4 million for the ten-month period ended October 25, 1998, to approximately $6.8 million for the ten-month period ended October 24, 1999.

 Year Ended December 27, 1998, Compared to Year Ended December 28, 1997

  Revenues increased approximately $96.7 million, or 43.4%, to approximately $319.7 million from approximately $223.0 million. Revenues attributable to the 1998 purchased companies were approximately $94.7 million. Revenues for the founding companies and the pooled companies and Summers, adjusted for the comparable period in 1998 for which there were no revenues in 1997, decreased approximately $23.0 million from 1997 to 1998. CHEP USA sales decreased approximately $32.4 million from 1997 to 1998. Approximately $9.4 million of the decrease in sales attributable to CHEP USA was replaced in 1998 after the termination of PalEx's CHEP USA relationship with increased sales to other customers.

  Revenues from new pallet sales increased approximately $19.2 million and revenues from recycled pallet sales increased approximately $47.5 million in 1998 over 1997. Revenues from pallet leasing and related services increased approximately $4.6 million in 1998 over 1997. Revenues from reconditioned drum sales increased approximately $25.4 million in 1998 over 1997. All of these increases were primarily attributable to the addition of the revenues of the 1998 purchased companies.

  Gross profit as a percentage of revenues increased to 18.4% for 1998 compared to 15.7% for 1997. PalEx's consolidated sales mix now consists of a higher percentage of sales of recycled pallets and reconditioned drums, which have higher gross margins.

  Selling, general and administrative expenses increased 64.1% to approximately $33.0 million in 1998 from approximately $20.1 million in 1997 and were 10.3% of revenues in 1998 and 9.0% of revenues in 1997. Approximately $10.5 million of this increase was attributable to the acquisitions of the 1998 purchased companies and approximately $2.4 million was associated with the costs of being a public company.

  The results of operations for 1998 included charges of approximately $1.8 million for pooling expenses and approximately $1.1 million for compensation differential. Compensation differential is the difference between previous owners' compensation before their companies were acquired by PalEx and the amounts they contractually agreed to be paid afterward. There were no pooling expenses for 1997. Compensation differential for 1997 was approximately $1.0 million.

  Goodwill amortization increased in 1998 to approximately $3.3 million from approximately $0.8 million because of the additional companies PalEx acquired during 1998 that were accounted for as purchases.

  The results of operations for 1998 include after-tax charges of approximately $1.2 million for costs associated with the conversion or closure of facilities and approximately $0.8 million for plant closure and asset abandonment losses related to the termination of PalEx's relationship with CHEP USA.

  Interest expense increased in 1998 to approximately $8.5 million from approximately $1.7 million in 1997. The increase in interest expense was primarily attributable to the additional indebtedness incurred in conjunction with the acquisitions of the 1998 Purchased Companies and the refinanced debt of the 1998 pooled companies.

  Federal and state income taxes have been provided on the earnings of Fraser, the pooled companies, and the 1998 pooled companies for 1997 and on Ridge, Interstate, and Summers from their dates of acquisition. The provision for income taxes for 1997 also includes a charge of approximately $0.5 million, representing deferred income taxes for Fraser at the time of PalEx's initial public offering. This charge was not previously recorded because of Fraser's status under Subchapter S of the Internal Revenue Code. PalEx's effective income tax rate was 56.2% of pretax income for 1998, primarily due to nondeductible amortization of goodwill and costs and expenses incurred in conjunction with those companies acquired as poolings-of-interests.

  As a result of the foregoing, net income for 1998 decreased approximately $2.6 million to approximately $4.0 million from approximately $6.6 million in 1997.

 Year Ended December 28, 1997, Compared to November 30, 1996

  Revenues increased approximately $78.0 million, or 53.8%, to approximately $223.0 million in 1997 from approximately $145.0 million in 1996. Of this increase, approximately $45.4 million was attributable to the acquisition of Ridge and Interstate and approximately $21.4 was attributable to an increase in new pallet sales. Approximately $11.2 million of the increase was attributable to an increase in unit sales of reconditioned drums.

  Gross profit as a percentage of revenues remained relatively unchanged at 15.7% in 1997 compared to 16.0% in 1996. The slight decrease in gross profit percentage was partially attributable to increased lumber costs during the year. Gross margins for reconditioned drums were slightly lower due to market driven price pressures.

  Selling, general and administrative expenses increased 43.2% to approximately $20.1 million in 1997 from approximately $14.1 million in 1996 and were 9.0% of revenues in 1997 and 9.7% of revenues in 1996. The amount of increase was primarily attributable to increased costs associated with being a public company and the acquisitions of Ridge, Interstate, and Summers.

  Goodwill amortization in 1997 is primarily attributable to the acquisition of Ridge, Interstate, and Summers.

  Interest expense increased to approximately $1.7 million in 1997 from approximately $1.6 million in 1996 as a result of the increase in indebtedness in 1997.

  As a result of the foregoing, net income increased to approximately $6.6 million in 1997 from approximately $6.0 million in 1996.

 Liquidity and Capital Resources

  On March 25, 1997, PalEx completed its initial public offering, which involved the sale of 3.0 million shares of its common stock at a price to the public of $7.50 per share. The net proceeds to PalEx from its initial public offering, after deducting underwriting discounts, commissions, and offering expenses, were approximately $20.1 million. Of this amount, $3.4 million was used to pay the cash portion of the purchase prices relating to the acquisitions of the founding companies with the remainder being used to repay indebtedness of the founding companies. On April 22, 1997, PalEx sold an additional 450,000 shares of its common stock at a price to the public of $7.50 per share, which generated net proceeds to PalEx of $3.1 million after underwriting discounts and commissions, pursuant to an over-allotment option granted by PalEx to the underwriters in connection with its initial public offering. The net proceeds were used to repay debt borrowed under PalEx's senior credit facility.

  PalEx and members of a lending syndicate, which includes Bank One, Texas, N.A., as a lender and administrative agent, are parties to an amended senior credit facility dated as of September 26, 1999. The senior credit facility provides PalEx with a revolving line of credit of up to $150.0 million, which may be used for general corporate purposes, including acquisitions, the repayment or refinancing of indebtedness of all acquisitions including future acquisitions, capital expenditures, letters of credit, and working capital. The senior credit facility will terminate and all amounts outstanding, if any, will be due and payable on the earlier of June 30, 2000, or a change of control, which will occur upon completion of the pending merger with IFCO Systems, which is expected to close in the first quarter of 2000. Amounts outstanding under the senior credit facility at October 24, 1999, are classified as current liabilities.

  Advances under the senior credit facility bear interest at a defined base interest rate of Bank One plus a margin of 200 basis points. At PalEx's option, advances may bear interest based on a designated LIBOR plus a margin of 400 basis points. The interest rate on the senior credit facility will increase by 50 basis points on March 31, 2000. Commitment fees of 50 basis points are payable quarterly on the unused portion of the senior credit facility. The senior credit facility contains a limit for standby letters of credit of $10.0 million. There were letter of credit commitments of approximately $3.8 million outstanding under the senior credit facility as of October 24, 1999.

  The senior credit facility prohibits the payment of dividends by PalEx, restricts PalEx's incurrence or assumption of other indebtedness and acquisitions, and requires PalEx to comply with financial covenants including consolidated net worth, fixed charge coverage, and funded debt and senior debt to earnings before interest, taxes, depreciation, and amortization ratios. The approximate level of borrowings available under the senior credit facility as of October 24, 1999 was $13.2 million. The senior credit facility is secured by a lien on the real and tangible personal property of PalEx, a pledge of the outstanding stock of each of PalEx's U.S. subsidiaries and 65% of the outstanding stock of PalEx's Canadian subsidiary. The amounts due under the senior credit facility are also guaranteed by PalEx's U.S. subsidiaries.

  On November 10, 1999, PalEx entered into a note purchase agreement for CIBC World Markets Corp. to acquire $25.0 million of PalEx's unsecured Senior Subordinated Notes due September 30, 2000. Under the terms of the senior subordinated notes, PalEx will pay interest at the greater of LIBOR plus 600 basis points and the rate on the senior credit facility plus 200 basis points. The interest rate on the senior subordinated notes will increase by 50 basis points on each of March 31, 2000, and June 30, 2000. PalEx was required to pay a fee of approximately $0.8 million when the senior subordinated notes were issued and will be required to pay a fee of approximately $0.6 million on June 30, 2000, if the senior subordinated notes have not been repaid as of that date. If the senior subordinated notes are not repaid in full before September 30, 2000, the holders of the senior subordinated notes will be granted warrants to purchase 5% of the then outstanding, fully diluted shares of PalEx common stock. At CIBC's option, the holders may be paid a cash fee instead of the warrants. Net proceeds from the issuance of the senior subordinated notes will be used to pay down the amounts outstanding under the senior credit facility and increase the amounts available thereunder.

  Under the terms of the senior credit facility and the CIBC note purchase agreement, capital expenditures are limited to $7.5 million for the fiscal quarter ending December 26, 1999, $17.5 million for the fiscal quarter ending March 26, 2000, and $25.0 million for the fiscal quarter ending June 25, 2000. This is also a cumulative limitation.

  PalEx issued approximately $10.0 million in subordinated convertible notes payable to former owners of the 1998 Purchased Companies. The convertible notes, which bear interest at rates ranging from 6% to 8%, include provisions that allow conversion into shares of PalEx's common stock beginning on the first anniversary date of the convertible notes at conversion prices ranging from $10.78 to $15.86 per share. If the convertible notes are not converted, they become due and payable on their second anniversary. At PalEx's option, the convertible notes may be prepaid at any time following the conversion date.

  PalEx's liabilities under the senior credit facility mature on June 30, 2000, and its liabilities under the subordinated notes mature on September 30, 2000. PalEx intends to refinance these liabilities in connection with the completion of the merger with IFCO Systems. However, PalEx cannot assure you the merger with IFCO will be completed or completed before the maturity of these liabilities. In either event, PalEx would have to extend the maturity dates under the senior credit facility and the subordinated notes or obtain additional or new financing to satisfy or refinance these liabilities. PalEx cannot assure you that it could extend the maturity dates or obtain additional or new financing or that it could do so on commercially favorable terms. PalEx's failure to accomplish at least one of these objectives could have a material adverse effect on its results of operations and financial condition.

  PalEx's capital expenditures were $8.3 million for the ten-month period ended October 24, 1999, $14.0 million for the year ended December 27, 1998, and $9.1 million for the year ended December 28, 1997. These expenditures were primarily for additional and replacement pallet and drum manufacturing equipment. PalEx's currently anticipated capital expenditures for additional and replacement pallet and drum manufacturing equipment and pallet pool expenditures are $27.0 million during fiscal 2000 and $24.2 million during fiscal 2001.

 Seasonality

  The pallet manufacturing and crating business is subject to seasonal variations in operations and demand. PalEx's third quarter is traditionally the quarter with the lowest demand. PalEx has a significant number of agricultural customers and typically experiences the greatest demand for new pallets from these customers during the citrus and produce harvesting seasons, generally October through May. Yearly results can fluctuate significantly in this region depending on the size of the citrus and produce harvests, which, in turn, largely depend on the occurrence and severity of freezing weather and changes in rainfall. Adverse weather conditions may also affect PalEx's ability to obtain adequate supplies of lumber at a reasonable cost. PalEx locations serving predominantly manufacturing and industrial customers experience less seasonality. PalEx's drum reconditioning segment is seasonally impacted in the Southeastern and Western United States by the agricultural industries. Reconditioned drum sales are strongest during a period generally beginning in April and extending through September, with preseason production for this period running from January through March.

  Management believes that the effects of seasonality will diminish as PalEx grows and expands its customer base both internally and through acquisition. However, management believes the third quarter currently represents the seasonally slow quarter of PalEx's fiscal year.

 Year 2000 Issues

  The year 2000 issue is the result of computer programs being written using two digits rather than four to define a specific year. Absent corrective actions, a computer program that has date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions to various activities and operations.

  PalEx has conducted an evaluation of the actions necessary in order to ensure that its computer systems will be able to function without disruption with respect to the application of dating systems in the year 2000. The majority of PalEx's information technology software with potential year 2000 concerns was licensed from vendors that have either changed their product to remove the effects of the year 2000 issue or have committed to have the necessary changes made during 1999. PalEx has also conducted reviews and inquiries concerning software used in the operation of PalEx's manufacturing equipment. PalEx's operating businesses do not require extensive systems-oriented applications. The pallet manufacturing business consists of harvesting, transporting, cutting, assembling, and delivering finished wood products. The drum reconditioning business consists of collecting, reconditioning, and delivering empty steel containers. Isolated microprocessor-driven manufacturing equipment involved in the pallet manufacturing and drum reconditioning processes have either been conformed to year 2000 standards or are scheduled for conformity by the vendor in 1999. PalEx has not experienced any disruptions to its manufacturing operations, systems, or other processes to date, including since

January 1, 2000, due to year 2000 problems, nor is it aware of any material disruptions to its manufacturing operations, systems, or other processes that could occur because of year 2000 problems. PalEx is also unaware of any exposure to contingencies related to the year 2000 issue for the products it has sold in the past. PalEx does not anticipate the loss of any revenues due to the year 2000 issue.

  As a result of its evaluations of the year 2000 issue, PalEx has upgraded and replaced some of its information and other computer systems in order to be able to operate without disruption after 1999. The costs of these actions were approximately $100,000. Although PalEx is assessing the reliability of its year 2000 compliance, disruptions of the computer systems of banks, vendors, customers, or other third parties, whose systems are outside PalEx's control, could impair PalEx's ability to obtain necessary raw materials or to sell to or service its customers. Disruption of PalEx's computer systems, or the computer systems of its banks, vendors, or customers, as well as the cost of avoiding any disruption, could have a material adverse effect upon PalEx's financial condition and results of operations. It is also possible, based upon a worst case scenario analysis, that PalEx could experience isolated failures at random locations due to year 2000 problems that were previously undetected in some personal computers and related software or in microprocessor-driven machinery. PalEx believes, however, it can compensate for any isolated failures, if they occur, by manual intervention without any material adverse affect on PalEx's financial condition and results of operations.

  PalEx has developed contingency plans with respect to different areas of its operations. These plans are intended to allow PalEx to continue to operate if there is a year 2000 failure. The contingency plans include performing some processes manually, repairing affected systems, and changing suppliers as necessary. PalEx's efforts in addressing the year 2000 issue can only minimize, but cannot eliminate, the risks of third party non-compliance. If we or a third party upon which we rely fail to adequately address the year 2000 issue, the resulting problems could disrupt PalEx's business. Possible problems include:

  . incomplete or inaccurate accounting, recording, or processing of revenues or other financial information;

  . delays or failures in obtaining raw materials and manufacturing supplies;

  . incomplete or inaccurate accounting, recording, or processing of product distribution to customers; and

  . interruptions in product distribution.

  PalEx, as part of its contingency plan, has initiated a formal communication program with significant vendors to evaluate their year 2000 compliance, and is assessing their responses to PalEx's year 2000 readiness questionnaire. Approximately 46% of those vendors surveyed have responded to our inquiry regarding their own year 2000 readiness. Of those vendors that have replied, all have stated that their ability to supply PalEx will not be affected by year 2000 issues. However, if a significant vendor becomes unable to deliver materials or services, PalEx has identified replacement vendors that can provide substitute materials and services for many of the goods PalEx sells and substitutes for many of the services it receives can be obtained from other vendors. No single supplier accounts for more than approximately 3% of PalEx's purchases, and PalEx does not currently foresee any significant impairment in its ability to procure materials due to operational failures of vendors. Management believes that year 2000 issues, if any, with respect to the vendors surveyed who have not responded will not have a material adverse effect on PalEx's financial condition or results of operations. However, PalEx cannot assure timely compliance of vendors and may be adversely affected by failures of significant vendors to supply products or services due to year 2000 compliance failures. In addition, there are not readily available substitute public utility vendors for electricity, natural gas, water, or telephone services, all of which are an integral part of PalEx's operations. If any or all of PalEx's utility vendors fail to deliver services due to their own year 2000 problems, PalEx' financial condition and results of operations would be materially adversely affected.

  To the fullest extent permitted by law, this year 2000 discussion is a "Year 2000 Readiness Disclosure" within the meaning of the U.S. Year 2000 Information and Readiness Disclosure Act, 15 U.S. C. Section 1.

                               INDUSTRY OVERVIEW

Round-trip Systems

  Traditionally, corrugated cardboard, wood, and steel containers have been used for the packaging and handling of products. Growers and manufacturers have purchased or constructed containers for one-time shipment of their products. Recipients of containers have then removed the products from the containers for display, sale, or further distribution. Generally, the recipients have then had to dispose or arrange for disposal of the containers.

  IFCO Systems believes that the traditional packaging and material handling industry is now evolving into round-trip systems in order to make the flow of goods more efficient. The development of round-trip systems has been driven by retailer and customer preferences, cost-savings, and environmental sensitivity. Round-trip systems bring the historically separate segments of packaging and material handling into an integrated system by combining:

  .  logistics management;
  . standardized round-trip containers, pallets, industrial containers, and other material handling products;
  . reconditioning and recycling services to reduce the amount of packaging for transport; and
  .  information management for the flow of products.

Round-trip Containers

  The traditional one-way cardboard or wood containers have been the primary means of transporting grocery and dry goods products, including fresh fruits and vegetables. Prior to 1992, there were few alternatives for retailers in the produce industry to ship their products. Fruits and vegetables transported to grocery retailers in corrugated cardboard boxes have been damaged frequently because of collapsed or wet boxes.

  Round-trip containers, or RTCs, are reusable plastic or metal crates or trays, which are an alternative to a one-trip outer packaging case, including corrugated boxes. RTCs were initially developed to transport fruits and vegetables, but have been expanded to other product categories and sectors. They are typically used within exchange pools or closed loop round-trip systems. Exchange pools are cooperatives for the sharing and exchange of RTCs from company to company. In a closed-loop round-trip system, RTCs are provided by a company to growers or manufacturers, filled and transported to retailers, returned to the provider when empty for inspection and cleaning, repair, or recycling when necessary, and are then reused in the flow of goods.

  There are two basic categories of RTCs: collapsible and non-collapsible. They are usually based on ISO standard dimensions, including 600 mm x 400 mm or 400 mm x 300 mm, in varying heights, and are compatible with standard-sized pallets. Containers full of products are stacked at various heights. Collapsible containers have become popular with many retailers for fresh produce because when folded flat they require less storage space.

  Based on industry information, the estimated number of corrugated containers manufactured in Europe is approximately 15 billion each year, with approximately 10% used for perishables and approximately 30% used for dry goods. In the United States, the estimated number of containers is approximately 20 billion each year, with approximately 8% used for perishables and 30% used for dry goods. In Europe, approximately 20% of perishables are now being shipped in RTCs. In the United States, the use of RTCs is just beginning, with an estimated 15 million RTCs now in use for transporting perishables.

  The market for RTCs presents the possibility for significant growth because of cost savings and more efficient distribution through:

  .  multiple reuse;
  .  improved load utilization and container handling;
  .  reduced product handling, reduced product damage, and longer shelf life;

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  .  more efficient temperature regulation;
  .  easier in-store display; and
  .  reduction of the amount of packaging for transport.

Pallets

  A pallet is a platform, usually made of wood, that is used for storing and shipping goods. Pallets are used in virtually all U.S. industries where products are physically distributed, including the automotive, chemical, consumer products, grocery, produce and food production, paper and forest products, retail, and steel and metals industries. Pallets come in a wide range of shapes and sizes. Although most pallets are made of wood, they may also be made of steel, plastic, cardboard, molded wood fiber, and other materials to satisfy smaller niche markets. The wooden pallet has traditionally been the basis for the design of storage racks, warehouse storage areas, forklifts, docks, and containers used for shipping goods.

  PalEx believes that there are over 1,000 different sizes and specifications of pallets used in North America. The grocery industry, which utilizes approximately one-third of all new pallets produced, uses a standard size 48 inch x 40 inch pallet, although many other styles and specifications are also manufactured for use in that industry. Other industries use pallets having specifications that are appropriate for their particular needs. Based on information supplied by industry sources, PalEx believes that over 90% of the pallets used were of the traditional wooden type, fabricated from lumber and metal fasteners.

  Based on information supplied by industry sources, PalEx estimates that the U.S. pallet industry generated revenues of approximately $5.6 billion in 1997 and is served by approximately 3,600 companies. PalEx believes, based on its own experience in the industry, that most of these companies are small, privately held entities operating in only one location and serving customers within a limited geographic radius. Historically, the industry has been composed of companies that manufacture new pallets and companies that repair and recycle pallets. PalEx estimates, based on industry sources, that during 1998 approximately 400 million new wooden pallets were produced and approximately 175 million wooden pallets were repaired or recycled. PalEx also estimates there were approximately 1.9 billion pallets in circulation in the United States in 1998. Increasingly, pallet companies are considering the creation of pallet pools for leasing to customers and management of their pallet needs.

  The pallet industry has experienced significant changes and growth during the past several years. These changes are due, among other factors, to the focus by FORTUNE 1000 businesses on improving the logistical efficiency of their manufacturing and distribution systems. This focus has caused many of these businesses to attempt to reduce significantly the number of vendors serving them in order to simplify their procurement and product distribution processes. It also has prompted large manufacturers and distributors to outsource key elements of processes that are not within their core operations and to develop just-in-time procurement, manufacturing, and distribution systems. With the adoption of these systems, expedited product movement has become increasingly important and the demand for a high quality source of pallets has increased. Freight on pallets assists movement through the supply chain, reducing costly loading and unloading delays at distribution centers and warehouse facilities. However, the use of low-quality or improperly sized pallets may increase the level of product damage during shipping or storage.

  These broad changes affecting U.S. industry have created significant demand for higher quality pallets distributed through an efficient, more sophisticated system. Environmental and cost concerns have also accelerated the trend toward increased reuse or recycling of previously used pallets, further increasing the importance of higher quality new pallets, which can be reused more often and are easier to recycle than lower quality pallets.

Industrial Containers or Steel Drums

  There are two basic types of steel drums--open top and closed top. Open top drums are containers with a removable top that is fastened to the drum by a locking ring. These drums are reconditioned in a thermal

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process that uses high temperature furnaces. Open top drums are generally used for agricultural purposes and for viscous materials, including paints, coatings, greases, and adhesives. Closed top drums are those in which the top is an integral part of the drum's construction. Closed top drums are typically used for solvents, resins, and most petroleum products. These drums are reconditioned using a chemical washing process.

  Companies that use steel drums can choose between new and reconditioned steel drums. Reconditioned steel drums are previously used drums that are cleaned, repaired, and refurbished and are a cost effective alternative to new drums. Steel drums can typically be reconditioned and reused six to eight times and can then be scrapped and recycled. Similar to many other recycling industries, drum reconditioners return a useful product to the marketplace and solve a major disposal problem that would otherwise severely burden industry and municipalities.

  According to the Reusable Industrial Packaging Association, there are approximately 120 steel drum recyclers and reconditioners in North America. Based on 1996 market information from this industry association, PalEx estimates that steel drum recyclers and reconditioners process an estimated 40 million drums each year, which represents approximately $500 million in revenues annually based on estimated reconditioning revenue per container. Fifty-five gallon steel drums are part of the non-bulk industrial packaging industry and are found in virtually every industrial facility. These drums are used to transport and store products primarily for the petroleum, chemical, coatings, agricultural, and food processing industries.

  Steel drum reconditioners in the United States tend to be regionally located in industrialized and agricultural areas. These companies are regionally located because of the freight costs of shipping empty drums long distances.

  Steel drums have traditionally been owned by the customers. Recently, companies have begun offering integrated drum management services to manage customers' drum usage.

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                                    BUSINESS

Overview

  When the merger with PalEx is completed, IFCO Systems will combine the IFCO Companies' round-trip systems with PalEx's pallet and industrial container operations. The IFCO Companies' operations are primarily in Europe, and PalEx's operations are located in North America. The round-trip systems offer customers and retailer groups a variety of services and products for the movement of many types of goods.

  The IFCO Companies provide RTCs and related services to growers or manufacturers in order to distribute goods to retailers. Retailers benefit from improved product handling and automation capabilities, in-store display in RTCs, reduced storage requirements, and reduction of the amount of packaging for transport. The IFCO Companies contract third parties to collect empty RTCs from retailers for inspection and reconditioning by the IFCO Companies as necessary.

  The RTCs are then reintroduced into the round-trip system for multiple reuse on a just-in-time basis. The IFCO Companies' RTCs, which are based on patented technology, are made of plastic and are collapsible. The RTCs are available in many different standardized sizes and structures depending on the goods to be moved. They are designed to be stacked interchangeably regardless of size.

  PalEx manufactures, sells, leases, and recycles wooden pallets in a wide variety of shapes and sizes. PalEx also reconditions industrial container products, which include steel closed top drums, steel drums with fully removable heads, plastic drums, and industrial bulk containers.

  IFCO Systems believes it will be a leading provider of round-trip systems internationally, serving over 9,000 customers in 17 countries. IFCO Systems believes it will:

  . own and manage the largest pool of RTCs in Europe based on 1997 market information;
  . own and manage a rental pool of over 1.5 million pallets in Canada, making it the second largest pallet rental pool owner and manager in North America;
  . be the largest provider of new and recycled pallets in North America based on PalEx's pallet industry experience and of industry information; and
  . be the largest provider of industrial container reconditioning services in North America based on PalEx's 1998 volume and its estimate of the total number of industrial containers reconditioned in the United States each year using information obtained from the Reusable Industrial Packaging Association.

Company Strengths

  IFCO Systems believes that following the merger the combined company will have the following strengths:

  . Leading Provider of Round-trip Systems. IFCO Systems will be a leading provider of round-trip systems for the transport of fruits and vegetables in Europe. In addition, IFCO Systems will have a rental pool of over 1.5 million pallets in Canada and is positioned to expand its pallet pooling services into the United States.

  . Systems Approach to Product Flow. IFCO Systems will provide customers and retailers with comprehensive systems to effectively manage the flow of products throughout the distribution process. IFCO Systems will offer solutions to its customers tailored to their product categories or sectors. These solutions are expected to reduce costs, maintain product quality and freshness, and increase the efficiency of the flow of goods. The merger with PalEx will provide IFCO Systems with an existing North American network of 72 distribution and maintenance facilities and additional round-trip products--pallets and industrial containers. By offering RTCs, pallets, and industrial containers and services from the same sites in its extensive regional networks, IFCO Systems will have the ability to manage complete shipping platform systems for customers and retailers, which include production, distribution, display, collection of RTCs from retailers' back docks after use, and cleaning and reuse.

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  .  Innovative Patented Technology and Economic Efficiencies.  IFCO Systems'
     patented technology will allow it to provide user-friendly, stackable, and collapsible RTCs. IFCO Systems' plastic RTCs will be competitive with other plastic container alternatives. Most IFCO RTCs are manufactured in a one-piece injection process, which reduces manufacturing costs. IFCO RTCs are also stackable with other RTCs and cardboard boxes. While some competitors offer RTCs that are collapsible, based upon a comparison with CHEP's container, IFCO Systems' principal competitor, IFCO Systems believes none are as fully and easily collapsible as the IFCO RTCs. In addition, IFCO Systems' RTCs will offer a significant economic advantage to retailers and growers and manufacturers over corrugated and wood boxes for the following reasons:

    . Multiple reuse--the containers are reusable, reducing the amount of waste and disposal costs;

    . Time savings--the time spent handling goods is reduced, both in terms of product handling during distribution and direct placement on the retail floor;

    . Handling efficiency and space savings--the patented containers are easier to handle for product loading and transport. After removal of the product, RTCs are collapsible to the same height, minimizing the amount of space a user needs to devote to handling and storing containers;

    . Reduction of product spoilage and waste--RTCs reduce spoilage and waste, and promote longer shelf life, because RTCs are not subject to water damage and there is less breakage and crushing during distribution and display as compared to less durable corrugated boxes;

    . Energy efficiency--for produce, the open design of the RTCs allows more efficient cooling through air circulation and better temperature control; and

    . Easier in-store display--products may be displayed in the RTCs without any additional handling.

  . Well-established Partnerships with Retailers and Growers. IFCO Systems has established or will be developing relationships with many retailers and growers. Retailers using IFCO Systems' products or services include, for example, Metro in Germany, Migros in Switzerland, and Waitrose in the United Kingdom. In many cases, retailers in Europe have begun to require growers to use the IFCO Companies' RTCs. IFCO Systems is developing relationships with Wal-Mart and H.E. Butt in the United States, among others, and intends to expand its market share in the United States.

  . Geographic Diversity. IFCO Systems will have geographically diverse operations with 62 locations in Europe, 11 locations in Japan, six locations in Argentina, and 83 locations in North America, including PalEx's 72 locations. Its decentralized facilities will provide IFCO Systems with a competitive advantage and allow it to meet retailers' needs in these regions. IFCO Systems believes it will also be positioned to take advantage of transcontinental transport opportunities for the movement of produce and other perishables from producing regions to consuming regions.

  . Experienced Management Team and Strong Strategic Relationships. IFCO Systems' management team will have extensive experience in the transportation, logistics, and packaging industries. PalEx brings to IFCO Systems management with broad experience in transportation and logistics operations, acquisitions, and knowledge of the U.S. market. This management group understands and has experience integrating acquired businesses into a common infrastructure. IFCO Systems also will enter both major markets--Europe and North America--with established local management personnel for day-to-day operations and expansion. In addition, GE Capital will have a continuing relationship with IFCO Systems because of its status as a noteholder and GE Erste's right to become a direct or indirect holder of IFCO Systems ordinary shares. IFCO Systems intends to use this continuing relationship to avail itself of GE Capital's extensive experience and other relationships.

Business Strategy

  IFCO Systems' objective is to be the preeminent international provider of round-trip systems through the implementation of the following strategy:

  .  Expand into the United States. IFCO Systems believes the combination of
     (1) the IFCO Companies comprehensive round-trip systems and high quality RTCs and (2) PalEx's relationships with

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     producers and retailers, knowledge of shipping platform and container management services, and experience with North American distribution channels will offer IFCO Systems a significant opportunity to expand the combined company's round-trip systems business in the United States. In Europe, the IFCO round-trip systems have become several large-scale retailers' preferred alternative to conventional packaging and are continuing to grow in popularity. IFCO Systems believes a similar evolution will occur in the United States based upon comparable opportunities and receptiveness among growers and retailers. Since IFCO Systems will be able to benefit from the existing PalEx network of 72 supply and maintenance depots, this strategy is expected to reduce expenditures on network infrastructure in the United States. These expenditures are a significant part of start-up costs in the United States.

  . Cross Sell Among Businesses in the United States. Additional benefits of expanding the IFCO round-trip systems in the United States are the operating efficiencies and transportation savings as a result of increased volume at common depot facilities. IFCO Systems believes that it will be able to offer round-trip systems to U.S. pallet and industrial container customers and retailers, pallet and industrial container services to U.S. RTC customers and retailers, and comprehensive shipping platform and management of backdock services to both. Backdock services include the initial product receiving and container or pallet disposition operations on a retailer's back dock.

  . Further Development of Markets. IFCO Systems intends to continue its expansion into other geographic and product markets with both existing and new products and services.

    . Dry Goods. IFCO Systems intends to continue expanding its round-trip systems to the dry goods market. The dry goods market is significantly larger than the produce market in both Europe and the United States and remains largely unpenetrated by RTCs. IFCO Systems believes the many advantages of RTCs will enable it to attract dry goods manufacturers and retailers and provide it with additional market share in geographic markets where it is already a leading provider of RTCs for produce and other perishables.

    . Worldwide. In the future, IFCO Systems intends to continue expanding its round-trip systems to other geographic markets with an initial emphasis on accelerating the growth of its developing operations in Japan and Argentina.

  . Further Logistics Systems Opportunities. Retailers, distributors, and producers are focusing increasingly on cost-effective means of transporting and effectively tracking their goods. IFCO Systems intends to capitalize upon this trend by increasing and improving its array of logistics services. IFCO Systems plans to continue development of a number of services that are intended to grow its business profitably and ensure its position as a leading provider of round-trip systems. One example is the development of technology beyond traditional barcode scanners that will allow its customers to record and transmit electronically significantly more data about the location and movement of RTCs and the products being transported in the RTCs.

  . Continue to Pursue Strategic Acquisitions and Alliances Worldwide. IFCO Systems believes that the fragmented nature of its industries provides opportunities for both internal growth and growth through strategic acquisitions. IFCO Systems intends to pursue both strategic acquisitions and those that enable it to expand in selected geographic areas. In the last two years, PalEx has successfully completed and integrated 24 acquisitions. In addition, IFCO Systems will consider joint ventures that would give it access to new products, markets, or technologies.

History

 The IFCO Companies

  The IFCO Companies began the world's first round-trip systems business. The business was initially founded in 1992 as IFCO International Fruit Container Organization GmbH, an affiliate of Schoeller Industries, which later changed its name to IFCO International Food Container Organization GmbH. Today, IFCO GmbH is the operating company for IFCO Europe.

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  Since 1992, the IFCO Companies have developed European-wide round-trip systems for fresh fruit and vegetables. The IFCO Companies hold several international patent rights on its RTCs.

  Schoeller Industries is a family-owned business with its origins in the paper, sugar, wood, and textile industries dating back to the eighteenth century. In 1958, Alexander Schoeller invented, developed, and launched the first plastic beverage crates for use in the German beverage market and plastic moldings are still one of the Schoeller group's core businesses. In 1982 Alexander's sons, Christoph and Martin Schoeller, joined the group and, in 1992, were responsible for the design of the collapsible RTCs and the launch of the IFCO Companies.

  In 1994, IFCO International entered into a joint venture with Mitsubishi in Japan, the IFCO Companies' first market entry outside of Europe. In 1996, IFCO International also entered into a U.S. joint venture. In 1997, GE Capital became an investor in IFCO Europe. In 1998, IFCO Europe was named one of Europe's Top 500 Growth Companies by the Association of Dynamic Entrepreneurs in Brussels, Belgium.

 PalEx

  PalEx was formed in January 1996 to create a national provider of pallets and related services. Concurrently with the closing of its initial public offering in March 1997, PalEx acquired three businesses engaged in pallet manufacturing and recycling. Since that time, and through September 26, 1999, PalEx acquired 16 additional pallet companies, making it the largest producer of new pallets and the largest pallet recycler in the United States. In the United States, PalEx provides a broad variety of pallet products and related services, including the manufacture and distribution of new pallets, the recycling of pallets, including used pallet retrieval, repair, remanufacture, and secondary marketing, and the processing and marketing of various wood-based by-products derived from pallet recycling operations. In Canada, PalEx conducts pallet rental and repair operations and pallet pooling management services through SMG Corporation, a Canadian subsidiary. PalEx currently conducts its pallet operations from 60 facilities in 18 states in the United States and seven Canadian provinces.

  In separate transactions in February 1998, PalEx acquired four leading steel drums reconditioning companies, which formed the base for expanding its operations into the industrial container management industry. As a result of these acquisitions and three subsequent acquisitions through September 30, 1999, PalEx is now the largest reconditioner of industrial containers in North America. PalEx's container group is also engaged in drum and intermediate bulk container leasing operations. Its container group operates from 12 facilities in ten states in the United States.

Systems and Services

 Round-trip Containers

  The IFCO round-trip systems provide a complete system for product flow that minimizes waste and improves customer satisfaction and retailer profitability. The IFCO round-trip systems include delivery of RTCs to producers when needed, collection of empty containers from retailers, cleaning of containers, and quality control. The producers are invoiced for the RTCs on a per use or a time basis. After cleaning and any necessary repair, the RTCs are reintroduced into the product distribution cycle.

  Since the IFCO Companies started the RTC pool in Europe in 1992, they believe they have become the leading supplier of RTCs in Europe. Currently there are over 60 million IFCO RTCs in circulation. IFCO Europe's RTC pool now serves over 4,000 growers supplying produce to approximately 15,000 supermarket outlets throughout Western Europe.

  Producers and retailers enjoy several advantages with the IFCO round-trip systems compared to the use of traditional, disposable packaging, including lower costs, better product protection, increased handling efficiency, more efficient space utilization during transport, and less waste and environmental impact. The IFCO Companies are able to maximize these benefits as a result of experience with container pooling and transport and their network of container depots, which is extensive in Europe and growing in other regions.

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  The IFCO round-trip system is illustrated as follows:




                  [GRAPHIC OF IFCO SYSTEMS ROUND TRIP SYSTEM]

  This system includes the following steps:

  .  producer faxes order for IFCO RTCs to an IFCO container depot;
  .  RTCs are delivered from the IFCO container depot to producer;
  . producer receives an invoice for round-trip services, which include the one-time use of RTCs on either a trip or time basis;
  .  producer also receives an invoice for a deposit for RTCs;
  . computer tracking system generally monitors the flow of RTCs, but does not currently track the location of each individual RTCs, except for RTCs used in dry goods distribution;
  . producer packs RTCs and ships them to retailer's distribution center or retail outlet, depending on retailer;
  .  producer bills the deposit for the RTCs to retailer;
  . retailer displays the products in the RTCs or removes the products for display;
  . IFCO contracts third parties to collect empty, collapsed RTCs from retailer's distribution center or retail outlet, depending on retailer, for return to an IFCO container depot;
  . once RTCs are recollected, IFCO returns deposit to the retailer; and . IFCO inspects and cleans, repairs, or recycles, as necessary, empty RTCs at the IFCO container depot to make them ready for their next delivery to a producer.

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  The round-trip systems cover all of the steps in the flow of the goods from delivery to return to depot, including:

  .  delivery to customer or first user;
  .  collection of empty containers from retailer;
  .  quality control;
  . hygienic cleaning conforming to applicable health and safety guidelines; . storage and delivery to the next customer; and . optional tracking system.

  The IFCO Companies invoice customers on a per trip basis in Europe, Japan, and the United States and on a time basis in Argentina.

  IFCO RTCs are extremely versatile. All IFCO RTCs are made of 100% recyclable materials. They are light, yet strong enough to withstand the stresses of long distance travel and handling and significantly reduce produce damage and loss. They are compatible with automated packaging systems and provide an attractive product presentation at the point of sale. The RTCs fold on average to one-fourth of their original volume, dramatically reducing transport and storage costs for empty RTCs.

  Because the IFCO RTCs are made of durable plastic, the products packed in RTCs have better protection for handling during transport and bad weather conditions. The RTCs are better able to bear the stress of large loads as compared to corrugated containers. This is especially true with produce and other perishables, which have an increased chance of arriving at the point of sale in prime condition. Produce is then ready for display with minimum handling. Retailers have the option of using the RTCs for display purposes.

  The IFCO RTCs move back and forth among countries based on where crops are being harvested and the countries to which crops will be exported. For example, if Spain were at peak harvest, RTCs from depots outside Spain would be shipped directly to customers in Spain. In IFCO's European container pool, most packed RTCs end up back in Germany, since Germany imports much more produce than it grows domestically while other European countries tend to be net exporters. The RTCs are generally used between three and 12 times per year, depending on the type of RTC.

  IFCO Europe initially developed RTCs for use with fresh produce. The IFCO Companies subsequently developed RTC applications for other perishables like fish, eggs, and bakery products. Other current applications for IFCO RTCs include transport and display of food dry goods, bulk transport, postal shipments, transport of products for department stores, and shipment protection for appliances. IFCO RTCs include different sizes of containers in ISO standard dimensions, including 600 mm x 400 mm and 400 mm x 300 mm. These different sizes are stackable interchangeably whether erected or collapsed.

 Pallets

  PalEx offers new pallet manufacturing and pallet rental, repair, remanufacture, and recycling services. Although new pallet manufacturing accounts for a majority of PalEx's revenues, PalEx believes that rental pool, repair, remanufacture, and recycling services present the greatest opportunity for future growth.

  New Pallet Manufacturing. The manufacturing process at its new pallet facilities is generally the most capital intensive part of the pallet business, with the majority of assembly and construction being automated. New pallets are manufactured from an assortment of wood products, varying in type and quality, with construction specifications being determined by the pallet's end use. PalEx believes approximately 70% of the wood used in new pallets manufactured in North America consists of hardwoods, including oak, poplar, alder, and gum, with the balance consisting of pine or other softwoods.

  PalEx uses sawing equipment that cuts large wood sections to specification. The cut wood is then transported to assembly points where employees load the side boards and deck boards into nailing machines that nail the pallets together. After construction is completed, pallets are transported to a stacker for shipment or

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storage. More customized or smaller orders may be manufactured by hand on assembly tables by two laborers using pneumatic nailers. PalEx typically manufactures pallets upon receipt of customer orders and generally does not maintain a significant inventory of completed pallets.

  New pallet manufacturing represented approximately 54% of PalEx's revenues for the 1998 fiscal year ended December 27, 1998, and approximately 57% of revenues for the ten-month period ended October 24, 1999. The ten-month period in 1999 included, for the full period, revenues from a crate manufacturing business acquired in August 1998.

  Pallet Pooling and Reconditioning. Many new pallets are discarded by pallet users after one trip. However, pallets can be recovered, repaired, if necessary, and reused. Pallet repair and recycling operations begin with the retrieval or purchase of used pallets from a variety of sources. The condition and size of these pallets vary greatly. Once obtained, the pallets are sorted by size and condition. A portion of the pallets may require no repair and can be resold or returned immediately. Repairable pallets have their damaged boards replaced with salvaged boards or boards from new stock inventoried at the repair facility. Pallets that cannot be repaired are dismantled, and the salvageable boards are recovered for use in repairing and building other pallets. Unsalvageable boards may be ground into wood fiber, which PalEx sells for use as landscaping mulch, fuel, animal bedding, gardening material, and other uses. Despite recent increasing automation, pallet recycling remains a labor intensive process.

  Pallet pooling and reconditioning represented approximately 17% of PalEx's revenues for the 1998 fiscal year and approximately 16% of revenues for the first ten months of the 1999 fiscal year.

 Industrial Containers

  Drum Reconditioning. Although the drum reconditioning process varies slightly throughout the industry, two basic processes are used to recondition steel drums, depending on whether the drums to be reconditioned are closed top drums or open top drums. Closed top drums have secure tops that are an integral part of the drum's construction and have 2 inch and 3/4 inch head openings in the top of the drum. A steel drum with a fully removable head is referred to as an open top drum.

  Closed top drums are typically used to transport and store oils, solvents, and flowable resins. Closed top drums are reconditioned by cleaning the interior of the drum at a series of high-pressure alkaline and acid flush-and-rinse stations. Pneumatic machinery reshapes the drum by removing dents and restoring chimes (the top and bottom lid seals). Pressure tests required by U.S. Department of Transportation regulations are then performed to check each drum for leakage. The old exterior coatings are stripped from the drums with an alkaline solution and steel-shot blasting. Next, new decorative coatings are applied and baked on to provide a new durable exterior finish. The thermal treatment used on open top drums cannot be used on closed top drums unless the drum heads are removed.

  An open top drum is used for a number of agricultural and industrial applications, including storing and shipping citrus products, berries, foodstuffs, adhesives, and coatings. Open top drums are reconditioned using a thermal process. This process involves passing drums through a furnace that is heated to approximately 1,200 degrees Fahrenheit which vaporizes residual materials inside the drums. Residual chemicals and compounds created from this process are drawn into an afterburner and destroyed by temperatures approaching 1,850 degrees Fahrenheit. Steel-shot blasting then strips old finishes from both the interiors and exteriors of drums. After this process, the drums pass through a series of hydraulic and pneumatic equipment to restore each drum's shape and integrity. Finally, new interior protective and exterior decorative coatings are baked onto the drums.

  When closed top drums contain residues that cannot be purged through the standard procedures described above, the drums are converted to open top drums by cutting off the heads of the drums. The drums are then reconditioned as open top drums and are used as converted open top drums or reseamed and have new heads installed so that they can be re-used as a slightly shorter closed top drum.

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  Waste separated from drums in the reconditioning process is packaged and shipped to appropriate landfills or incinerated in accordance with strict environmental controls. Worn out drums that can no longer be reconditioned are subjected to reconditioning cleaning processes so that they are acceptable raw material for scrap metal processors.

  Like pallet recycling, drum reconditioning remains a labor intensive process despite advances in reconditioning methods. Drum reconditioning represented approximately 27% of PalEx's revenues for the 1998 fiscal year and approximately 25% of revenues for the first ten months of the 1999 fiscal year.

  Container Management. Container management is the process of providing a combination of services related to a customer's pallet or drum usage, including the manufacture, repair, retrieval, delivery, and storage of pallets or the reconditioning, retrieval, delivery and storage of drums, as well as the disposal of unusable pallets or drums and component parts. In a typical arrangement, PalEx will contract with a customer to remove all pallets or drums from a particular location and transport them to its repair or reconditioning facility. The pallets or drums are sorted and repaired or reconditioned as needed at a PalEx depot and sold to third parties, returned to either the customer or its supplier or placed in storage and made available for return to service. PalEx may contract with a customer to perform any or all of the management services available. PalEx believes there are significant opportunities to manage customers' entire shipping container and platform requirements and that it is in a unique position to develop and offer these services.

Expansion and Acquisitions

 Round-trip Containers

  IFCO International has interests in joint ventures in Japan and the United States and has begun an operation in Argentina for the development and operation of round-trip systems and RTC pools.

  In Japan, IFCO International has a minority interest in a joint venture with Mitsubishi, which began in 1995. The joint venture continues to encounter a very fragmented market and strong cooperative controls.

  In 1996, IFCO International entered into a joint venture with Intertape Polymer Group, Inc., to form IFCO-U.S., L.L.C. IFCO U.S. has been successful in attracting some large retailers to the IFCO system. It still faces high costs, however, as it works to develop the necessary infrastructure to support an RTC pool. Although Intertape controls the day-to-day operation of IFCO U.S., IFCO International currently has a majority equity interest. Effective as of May 1, 1999, Intertape exercised its option to purchase an additional joint venture interest in exchange for a promissory note to IFCO International for approximately $3.2 million, increasing its equity interest to 49%. IFCO Systems has agreed to purchase the Intertape interest in IFCO U.S. following or concurrently with the completion of the IPO.

  IFCO International entered the market in Argentina in mid-1998. The Argentine operation began local production of RTCs in March 1999. It has had initial success in attracting some major retailers to IFCO round-trip systems.

 Pallets

  Since its initial three acquisitions in connection with its initial public offering in March 1997 and through December 1998, PalEx has purchased 16 pallet companies in separate transactions. The total purchase price for these acquired companies was approximately 5.2 million shares of PalEx common stock, approximately $55.4 million in cash, and approximately $9.9 million principal amount of convertible notes.

 Industrial Containers

  In February 1998, PalEx Container Systems, Inc., a wholly owned subsidiary of PalEx, acquired five companies in separate transactions. Through December 1998, PalEx Container Systems completed three

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additional acquisitions of reconditioning companies. The total purchase price for these acquisitions consisted of approximately 4.5 million shares of PalEx common stock and approximately $29.9 million in cash.

  PalEx made no acquisitions during the first ten months of 1999.

Sales and Marketing

 Round-trip Containers

  The IFCO Companies currently maintain a broad range of customers located throughout Europe, Japan, the United States, and Argentina. The IFCO Companies' sales and marketing department is comprised of approximately 50 people and is headquartered in Germany, with eight regional offices in Western Europe and one in Argentina. The sales process is managed by direct salespersons, supplemented with high-level discussions between the top management of the IFCO Companies and the retail chains. The marketing and sales strategy focuses primarily on:

  .  developing and enhancing relationships with retailer groups;
  . encouraging retailers to request their suppliers to use the IFCO round-trip systems; and
  . working closely with new and existing customers, whether growers or manufacturers, to implement IFCO round-trip systems for the customer and expand their use.

  Because the IFCO Companies seek to generate the majority of their business through retailers, their marketing strategy focuses on large retail chains. The IFCO Companies' marketing objective is to convince retailers of the advantages of the IFCO round-trip systems, which will then, in turn, lead the retailers to encourage producers to use the IFCO round-trip systems. This marketing strategy results in a well-defined target group of approximately 150 retail chains worldwide as compared to a large and highly fragmented group of producers. The current consolidation trend in the retail industry favors this marketing strategy.

  The IFCO Companies' pricing is different in each country and is based on the distance between the customer and the retailer. Generally, pricing is reviewed on a yearly basis, except if there are changes in raw materials or taxes or other exceptional events occur.

  The IFCO Companies place a significant emphasis on marketing. The IFCO Companies maintain a large advertising presence in relevant industry publications in order to increase their international profile and create a strong brand name. Another successful marketing tool which the IFCO Companies utilize is attendance at trade fairs, where the IFCO Companies market their services to retailers and growers. Additionally, the IFCO Companies have a comprehensive and regularly updated website and also produce an array of product brochures and other marketing materials.

  The future growth prospects for the IFCO Companies are largely dependent upon an internationally recognized brand name which will expand their existing customer base and further advance the acceptance of round-trip systems by the retail sector.

 Pallets and Industrial Containers

  PalEx currently sells to pallet and industrial container customers within the various geographic regions in which it conducts operations. Its primary sales and marketing activities involve direct selling by its sales force and by members of senior management to local and regional customers at the plant level and to large accounts and target industries more broadly on a geographic basis. Because pricing is a function of regional material and delivery costs, pricing is established at the regional level.

  Because many of its customers need pallets and/or container management services on a national scale, PalEx continues the development and implementation of its national sales and marketing plan to provide these

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services at many locations throughout the United States. PalEx seeks to continue to develop a network of facilities that will allow these customers to:

  . centralize purchases of new and recycled pallets, reconditioned drums, and container management services;

  . obtain convenient and dependable service and a consistent supply of uniform quality pallets, reconditioned drums, and container management services;

  . achieve greater efficiencies in their shipping platform and container use; and

  .  meet corporate recycling goals.

  PalEx has developed relationships with several national customers and intends to provide services to these and numerous other customers on a local, regional, and national basis. The shipping platform and container management needs of national companies are not uniform, and PalEx intends to tailor its national programs for each customer. These programs include a combination of sourcing, retrieving, repairing, and recycling pallets and drums according to individual customer requirements.

Customers

 Round-trip Containers

  Although the direct customers of IFCO round-trip systems are producers, the demand is driven mainly by the large retail chains and their product transport requirements. The IFCO Companies' top twenty grower customers accounted for approximately 16% of revenues for 1998. No grower customer accounted for more than 5% of IFCO Europe's 1998 revenues, and IFCO Europe does not materially rely on any single grower customer. The top ten retailer groups using IFCO RTCs accounted for approximately 80% of the recollection of containers in 1998.

  Currently, over 75 retailer groups are using IFCO round-trip systems, including major retailers such as Tengelmann, Edeka, Rewe, and Metro in Germany, Coop and Migros in Switzerland, and Waitrose in the United Kingdom. In 1998, the IFCO Companies added Coop of Switzerland as a new large retail chain using IFCO RTCs. There has been a trend towards consolidation of grocery retailers in Europe. For example, Allkauf and Kriegbaum were acquired by Metro, and Wertkauf and Interspar were acquired by Wal-Mart in Germany. This trend is expected to continue and has had a positive effect on the IFCO Companies as they are able to obtain more volume through existing relationships.

  Outside of Europe, the IFCO Companies' international operations are still largely in the development stage. Major retailers in Japan using the IFCO round-trip systems include Jusco, Coop Kobe, Odakyu, and Coop Tokyo. In the United States, major retailers who have started to adopt the IFCO round-trip systems include Wal-Mart, H.E. Butt, and Food Lion. In Argentina, the major retailers now using the IFCO round-trip systems are Norte, Disco, Coto, Jumbo, Unimark, and Toledo.

  The IFCO Companies currently have three principal customers for their dry good operations, two department stores, whose service agreements extend through 2003, and, Deutsche Post AG, whose contract extends to September 30, 2004. Deutsche Post AG is one of the largest European transporters of parcels and letters.

 Pallets and Industrial Containers

  PalEx seeks to efficiently serve large numbers of customers across diverse markets and industries to provide a stable and diversified base for ongoing sales of products and services in all operations.

  PalEx customers include companies in the automotive, chemical, consumer products, grocery, produce and food production, petroleum, paper and forest products, retail, and steel and metals industries. They are both

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regional and national in scale. Because a significant part of its products and services are sold to customers engaged in the produce and citrus industries, PalEx's sales volumes in some regions tend to be seasonal.

Suppliers and Raw Materials

 Round-trip Containers

  Schoeller Plast AG manufactures the RTCs used by the IFCO Companies. Schoeller Plast AG has production sites throughout Europe. In addition to production capability, Schoeller Plast AG also conducts destructive and non-destructive testing, as appropriate, on raw material and production samples for quality control, new product testing, and product development.

  In 1997, IFCO GmbH and Schoeller Plast Industries GmbH entered into a ten-year supply agreement, which was later assigned to Schoeller Plast AG. In addition to supplying crates, the supply agreement provides for Schoeller Plast AG to develop and improve RTCs for IFCO GmbH. Schoeller Plast AG is also required to transfer the related intellectual property rights to IFCO GmbH, which is in turn required to purchase the manufactured products from Schoeller Plast AG. Schoeller Plast AG is obligated to supply the containers to IFCO GmbH, and IFCO GmbH is required to purchase them from Schoeller Plast AG. The supply agreement establishes a price structure that changes periodically and is subject to upward and downward adjustment based on increases and decreases of more than 15% in raw material prices paid by Schoeller Plast AG. The supply agreement was negotiated on an arms-length basis by GE Capital on behalf of IFCO GmbH and on market terms. The supply agreement expires on December 31, 2007, and may, upon the request of IFCO GmbH, be renewed for an additional ten-year period. For a more detailed description, see "Certain Relationships and Related Transactions--Supply Agreement."

 Pallets

  The primary raw materials used in new pallet manufacturing are lumber and plywood. PalEx has long-term relationships with its lumber and plywood vendors. PalEx believes that these relationships, as well as its ability to pursue larger volume purchases, will help to ensure adequate lumber supplies at competitive prices in the future. During the 1998 fiscal year, PalEx purchased lumber and plywood from over 120 vendors. One of these vendors accounted for approximately 8% and another for approximately 5% of its total lumber purchases during the 1998 fiscal year. PalEx does not believe that the loss of either of these vendors would materially adversely affect its financial condition or results of operations. PalEx intends to continue to pursue a strategy of purchasing and upgrading low-grade and alternative sources of lumber as well as exploiting pricing aberrations and market trends to take advantage of lower prices in the marketplace as they occur.

  Pallet prices are closely related to the changing costs and availability of lumber, the principal raw material used in the manufacture and repair of wooden pallets. Typically, lumber prices fall in oversupplied lumber markets, enabling small pallet manufacturers with limited capital resources to procure lumber and initiate production of low-cost pallets. This depresses pallet prices overall and adversely affects PalEx's revenues and operating margins. While PalEx believes that it will benefit from strong relationships with multiple lumber suppliers, it cannot assure you that it will be able to secure adequate lumber supplies in the future. Lumber supplies and costs are affected by many factors outside its control, including governmental regulation of logging on public lands, lumber agreements between Canada and the United States, and competition from other industries that use similar grades and types of lumber. In addition, adverse weather conditions may affect PalEx's ability to obtain adequate supplies of lumber at a reasonable cost. In 1997, PalEx experienced higher lumber costs resulting from high demand and the impact of wet weather on the harvesting of hardwood timber in the southeast regions of the U.S.

  PalEx attempts to take advantage of the price volatility of lumber by buying additional quantities of lumber when prices are favorable and storing the inventory for later use. PalEx also is able to buy low-quality lumber and upgrade this lumber at its plants. Although PalEx had studied the broad use of alternative materials, like plastic, for the manufacture of pallets, PalEx believes that there is not currently an available alternative raw

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

material that possesses the tensile strength, recyclability, and low cost of wood. PalEx continues to evaluate alternatives to wood and are receptive to their future use in pallet production.

  PalEx sources the majority of its pallets for reconstruction from businesses that use pallets and from trucking companies. Businesses that receive and ship a significant amount of goods are generally good sources for used pallets. Often the pallets they receive are damaged or do not meet their size or other specifications for internal systems or shipping. As a result, these businesses accumulate pallets that can be recycled. PalEx identifies these sources through establishing relationships with pallet users and by direct solicitation, telemarketing, and advertising. PalEx generally achieves timely pallet removal by placing a trailer at a source that loads unwanted pallets onto the trailer. PalEx then removes the load of pallets at the same time it delivers recycled pallets to the pallet user. In some cases, PalEx is paid a tipping fee for hauling away the used pallets or is allowed to take the pallets away at no charge. In other cases, PalEx buys the used pallets.

 Industrial Containers

  PalEx sources the majority of drums to be reconditioned from customers to which it provides reconditioning services. Customers usually own the drums they use. The acquisition cost of used drums is highly dependent on the costs of recollecting them, including transportation costs. Drum demand in some regions of the United States has required more drums to be shipped outside of the region than are shipped into the region. Consequently, the acquisition costs of used drums, the primary raw materials for reconditioned drums, in these regions are significantly higher since the used drum deficit must be replaced by collecting and shipping used drums from over 250 miles away. The West Coast and Southeast of the United States are regions that tend to be net exporters of open top drums because of their emphasis on agriculture. The Midwest, on the other hand, tends to be a significant accumulator of drums because of its greater industrial content and usage of petroleum products, coatings, and chemicals.

Intellectual Property

 Round-trip Containers

  The development and protection of proprietary technology is essential to the IFCO Companies' business. Schoeller Plast conducts ongoing research and development as part of its obligations under the supply agreement with IFCO GmbH to create and improve the design of the IFCO Companies' products. These efforts are conducted in collaboration with, and with input from, the IFCO Companies. They have resulted in a number of innovative product designs and improvements. The IFCO Companies have a policy of protecting their proprietary technology with patents. The IFCO Companies file patent applications in the countries in which they operate and have obtained several European and international patents covering their products. The IFCO Companies believe the loss of these patent rights would have a material adverse affect on their businesses.

  The IFCO Companies principal patents relate to their RTCs for perishables and for dry goods. The principal patent for RTCs in the perishables segment protects the IFCO Companies' rights to produce and use IFCO RTCs that consist of one piece and are produced in one production step. The RTC consists of a base and four sides with hinges that can be folded inward toward the base. The patent expires in 2013. The principal patent in the dry goods segment protects two main elements, a tray that can be used as the top or bottom and a collapsible frame that holds the side walls. This patent expires in 2011.

 Pallets and Industrial Containers

  PalEx does not rely on patents or trademarks to any material degree in its pallet or industrial container operations.

Competition

 Round-trip Containers

  The IFCO Companies believe that no other company has successfully challenged their position in Europe with respect to round-trip systems. The IFCO Companies do, however, anticipate more aggressive challenges. The principal competitive factors are network economics, industry standards, and cost-savings. The IFCO

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Companies believe that when retailers select container systems, they want to be able to choose in a competitive environment. The IFCO Companies also believe the market position they have obtained is protected as a result of:

  . their established relationships with customers and retailers, which are maintained in part by the logistical services provided through IFCO round-trip systems;
  . more locations to service customers and retailers where the volume of produce shipping from grower customers or to retailers creates the need; and
  .  the advantages of initial market entry.

  IFCO Europe's direct competitors in Europe include CHEP in many countries in Europe, Europe Pool System BV in Germany, and Steco International Plastics Logistic AG in Germany and Austria, plus four other RTC pools serving more regional markets. These seven companies have begun development of competitive container systems, but have limited customers and infrastructure at this time. In addition, agricultural cooperatives and retailers have a limited impact with their own reusable container systems.

  The principal competition to the IFCO Companies still comes from companies that are not providing round-trip systems, including manufacturers of disposable containers made from paper or wood. The majority of fresh produce is still packed in disposable containers.

  The IFCO Companies are currently supplying RTCs for dry goods to only three principal customers.

  The IFCO Companies believe that neither the Japanese joint venture nor the Argentine operations have any direct competitors other than the providers of traditional corrugated packaging. In the United States, the IFCO Companies face similar competitive pressures to those in Europe, except that CHEP has a more significant presence overall in the United States than IFCO U.S. and represents a competitive challenge.

 Pallets

  PalEx believes that the principal competitive factors in the pallet industry are price, quality of services, and reliability. With approximately 3,600 industry participants, the pallet industry has been, and is expected to remain, extremely fragmented and highly competitive. Though several companies have attempted to establish national pallet operations, most of PalEx's competitors are small, privately held companies that operate in only one location and serve customers within a limited geographic area. Competition on pricing is often intense and PalEx may face increasing competition from pallet leasing or other pallet systems providers that market to new pallet purchasers as less expensive alternatives. CHEP USA's pallet leasing system competes with new pallet sales and recycling to the grocery and wholesale distribution industries and may expand into other industries in the future. In addition, pallet manufacturing and recycling operations are not highly capital intensive and the barriers to entry in these businesses are minimal. Other smaller competitors may have lower overhead costs and, consequently, may be able to manufacture or recycle pallets at lower costs than PalEx. Other companies with significantly greater capital and other resources than PalEx, including CHEP USA, may enter or expand their operations in the pallet manufacturing and recycling businesses in the future, which could change the competitive dynamics of the industry. In the past, PalEx has competed, and will continue to compete, with lumber mills in the sale of new pallets. These mill competitors typically view pallet manufacturing as an opportunity to use the lower grade lumber that would otherwise be waste.

 Industrial Containers

  Drum reconditioning businesses generally compete with respect to three criteria: price; manufacturing responsiveness; and delivery performance. Customers typically give less than 24 hours' notice for a majority of their orders. This practice requires reconditioners to maintain flexibility in their manufacturing capacity across product lines, carry sufficient levels of inventory to meet customer demands and develop distribution systems with rapid pick-up and delivery capabilities. Although the primary competitive criterion is price, the increasing movement toward just-in-time delivery increases the importance of customer service.

  Transportation and regulatory requirements are also key competitive factors in the drum reconditioning industry. Due to the high costs of transporting drums, the competitive range of a reconditioning facility is approximately 250 miles. In each market in which PalEx has container operations, it faces local competitors. In addition, drum reconditioning operations are subject to significant regulatory oversight, which makes it difficult to open new facilities. For instance, as previously discussed, open top drum reconditioning operations require the use of large furnaces, which require regulatory permits that are increasingly difficult to obtain. According to industry sources, less than five new furnace permits have been granted to drum reconditioners in the last ten years in the United States.

Employees

 Round-trip Containers

  As of January 1, 2000, the IFCO Companies had 517 full-time employees internationally, including employees at container depots. The IFCO Companies believe that their relationship with employees is satisfactory.

 Pallets and Industrial Containers

  At October 24, 1999, PalEx had 3,717 employees, approximately 700 of which were employees of PalEx's container group. Approximately 300 employees of the container group at three locations are covered by collective bargaining agreements. PalEx believes that its relationship with its employees is satisfactory.

  At March 22, 1999, PalEx had approximately 3,600 employees, approximately 700 of which were employees of PalEx's container group. At March 15, 1998, PalEx had approximately 2,800 employees, approximately 705 of which were employees of PalEx's container group.

Properties

 Round-trip Containers

  At October 31, 1999, the IFCO Companies operated 62 container depots in connection with its European operations. The European RTC depots, which are leased, are located in the following countries:

    Austria (3)
    Belgium (2)
    Cyprus (1)
    Denmark (5)
    France (14)
    Germany (9)
    Greece (1)
    Italy (11)
    Netherlands (1)
    Norway (7)
    Spain (3)
    Switzerland (1)
    Turkey (1)
    United Kingdom (3)

  Through IFCO International's interests in joint ventures outside of Europe, IFCO round-trip systems operations are operated from 28 leased depot facilities in the following countries:

    Argentina (6)
    Japan (11)
    United States (11)

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

 Pallets and Industrial Containers

  At November 22, 1999, PalEx operated 60 pallet facilities and 12 drum reconditioning facilities in 24 states in the United States and seven Canadian provinces. PalEx owns 25 of these facilities and leases 47. Most of PalEx's facilities offer more than one pallet-related or drum-related service. The corporate headquarters are located in Houston, Texas, and is leased. The chart below summarizes the locations of PalEx's facilities as of November 22, 1999:

                         Total                                         Number of
                         Number   Number of  Number of  Number of Drum   Pallet
                           of     New Pallet Recycling  Reconditioning  Leasing
   State or Province   Facilities Facilities Facilities   Facilities   Facilities
   -----------------   ---------- ---------- ---------- -------------- ----------
   Alberta..........        2                                               2
   Arizona..........        2          1          1
   Arkansas.........        3          2          1
   British Colum-
    bia.............        1                                               1
   California.......        4          2          1            1
   Colorado.........        1                                  1
   Florida..........        4          1          1            2
   Georgia..........        4          3                       1
   Illinois.........        2                                  2
   Indiana..........        1          1
   Kansas...........        1                                  1
   Maine............        1          1
   Manitoba.........        1                                               1
   Minnesota........        1                                  1
   Mississippi......        1          1
   Missouri.........        1                     1
   New Brunswick....        1                                               1
   North Carolina...        6          5                       1
   Ohio.............        4          2          2
   Oklahoma.........        1          1
   Ontario..........        2                                               2
   Pennsylvania.....        2                     2
   Quebec...........        1                                               1
   Saskatchewan.....        2                                               2
   South Carolina...        1                     1
   Tennessee........        3          2          1
   Texas............       13          4          9
   Utah.............        1                                  1
   Virginia.........        1                     1
   Washington.......        1                                  1
   Wisconsin........        3          3

  PalEx's interests in its owned and leased properties are pledged as security for the repayment of amounts due under its senior credit facility. PalEx believes that its properties are generally adequate for its present needs. Further, PalEx believes that suitable additional or replacement space will be available when required.

Regulation

 Round-trip Containers

  The IFCO Companies' businesses are subject to evolving environmental, health, safety, and transportation laws and regulations. In Europe, these regulations are administered by the respective government agencies and the European Union. In the United States, they are administered by the U.S. Environmental Protection Agency and various other federal, state, and local environmental, zoning, health, and safety agencies.

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

 Pallets

  All of PalEx's businesses are subject to evolving environmental, health, safety, and transportation laws and regulations at the federal, state, and local levels. These regulations are administered by the U.S. Environmental Protection Agency and various other federal, state, and local environmental, zoning, health, and safety agencies. Many of these agencies periodically examine PalEx's operations to monitor compliance with these laws and regulations.

 Industrial Containers

  PalEx's industrial container businesses are subject to extensive regulations governing location, design, operations, monitoring, site maintenance, and corrective actions. In order to construct and operate a furnace for open top drum reconditioning, PalEx's container group must obtain and maintain one or more construction or operating permits and licenses and applicable zoning approvals. Obtaining the necessary permits and approvals is difficult, time-consuming, and expensive. Maintaining the necessary permits also requires significant effort. Once obtained, operating permits are subject to modification and revocation by the issuing agency. In addition, many drums received by PalEx's container group for reconditioning may have contained products classified as a solid waste, a hazardous substance or a hazardous waste by applicable laws or regulations. PalEx's container group must ensure that these drums are "empty" as determined by EPA regulations at the time they are received at its facilities. PalEx's container group does not accept drums that are not empty because they are classified as hazardous wastes and must be handled and disposed of in an expensive manner in accordance with stringent regulatory requirements.

  Compliance with current and future regulatory requirements may require PalEx, as well as others in the steel drum reconditioning industry, to make significant capital and operating expenditures from time to time. PalEx makes a continuing effort to anticipate regulatory, political, and legal developments that might affect operations, especially the operations of PalEx's container group, but PalEx will not always be able to do so. PalEx cannot predict the extent to which any legislation or regulation that may be enacted, amended, repealed, interpreted, or enforced in the future may affect the operations of PalEx's container group or other of PalEx's businesses. These actions could adversely affect PalEx's operations or impact PalEx's financial condition or earnings for one or more fiscal quarters or years.

  Governmental authorities have the power to enforce compliance with regulations and permit conditions, to obtain injunctions, or to impose civil or criminal penalties in case of violations. During the ordinary course of its operations, PalEx's container group or other of PalEx's subsidiaries may from time to time receive citations or notices of violations or orders from governmental authorities. When PalEx receives citations or notices, PalEx's subsidiaries will work with the authorities to address their concerns. Failure to be in full compliance with applicable governmental requirements could lead to civil or criminal penalties, curtailed operations, facility closures, or the inability to obtain or retain necessary operating permits. In addition, PalEx's subsidiaries could be responsible for the remediation of an off-site source through their status as a transporter of certain chemicals.

  As a result of changing government and public attitudes in the area of environmental regulation and enforcement, PalEx anticipates that changing requirements in health, safety, and environmental protection laws will require PalEx's container group to continually modify or replace various facilities and alter methods of operation at costs that may be substantial. PalEx's container group incurs substantial expenditures in the operation of its businesses in order to comply with the requirements of environmental laws. These expenditures relate to waste stream containment and treatment, facility upgrades, and corrective actions. The majority of these expenditures are made in the normal course of PalEx's container group's businesses and neither materially adversely affects PalEx's earnings nor places PalEx at any competitive disadvantage. Although, to PalEx's knowledge, PalEx is currently in compliance in all material respects with all applicable federal, state, and local laws, permits, regulations, and orders affecting PalEx's operations where noncompliance would result

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

in a material adverse effect on PalEx's financial condition, results of operations, or cash flows, PalEx cannot assure you that it will not have to expend substantial amounts for environmental matters in the future.

  PalEx's container group expects to grow in part by acquiring other existing drum reconditioning operations. Although PalEx conducts due diligence investigations of the past waste management practices and the environmental condition of the businesses that PalEx's container group acquires, PalEx cannot assure you that, through PalEx's investigation, PalEx will identify or quantify all potential environmental problems or risks. As a result, PalEx's container group may have acquired, or may in the future acquire, properties that have environmental problems and related liabilities. PalEx seeks to mitigate these risks by obtaining environmental representations and indemnities from the sellers of the acquired businesses or by requiring remediation of known environmental contamination before acquisition. PalEx cannot, however, assure you that it will be able to rely on any of these actions if an environmental liability exists.

  Federal Statutes and Regulation. The primary U.S. federal statutes affecting PalEx's businesses are summarized below. These statutes regulate the discharges of hazardous substances and waste to the air and water and related permits, as well as handling and disposal practices for solid and hazardous wastes.

  The Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, and its implementing regulations establish a framework for regulating the handling, transportation, treatment, and disposal of hazardous and nonhazardous waste. They also require states to develop programs to ensure the safe disposal of solid waste in landfills. Container residues may be hazardous waste under the Resource Conservation and Recovery Act or the corresponding state regulations and as such require special handling, transporting, storing, and disposal of not only the residues but also the containers. PalEx, as well as other entities with drum reconditioning operations, could incur significant costs in complying with these regulations; however, PalEx does not believe that the costs of complying with these standards will have a material adverse effect on its operations.

  The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or CERCLA, among other things, provides for the cleanup of sites from which there is a release or threatened release of a hazardous substance into the environment and the recovery of natural resource damages. Courts have interpreted CERCLA to impose strict, retroactive, joint and several liability for the costs of cleanup and for damages to natural resources upon the present and former owners or operators of facilities or sites from which there is a release or threatened release of hazardous substances with limited defenses. Generators of hazardous substances and transporters are also strictly liable. As a practical matter, at sites where there are multiple responsible parties for a cleanup, the costs of cleanup are typically allocated according to a volumetric or other standard among the parties. Under the authority of CERCLA and its implementing regulations, detailed requirements apply to the manner and degree of remediation of facilities and sites where hazardous substances have been or are threatened to be released into the environment. Also, CERCLA imposes substantial penalties for failure to report the release of a hazardous substance.

  Liability under CERCLA is not dependent upon the intentional disposal of hazardous wastes, as defined under the Resource Conservation and Recovery Act. Liability can be imposed upon the release or threatened release, even as a result of lawful, unintentional, and non-negligent action, of any one of more than 700 hazardous substances, including very small quantities of these substances. CERCLA requires the EPA to establish a National Priorities List of sites at which hazardous substances have been or are threatened to be released and which require investigation or cleanup. Because of the extremely broad definition of hazardous substances, other industrial properties with which PalEx's subsidiaries or their predecessors have been, or with which they may become, associated as an owner or operator may subject PalEx's subsidiaries to liability under CERCLA. Consequently, if there is a release or threatened release of these substances into the environment from a site currently or previously owned or operated by a subsidiary of PalEx, PalEx could be liable under CERCLA for the cost of removing these hazardous substances at the site, remediation of contaminated soil or groundwater, and damages to natural resources, even if those substances were deposited at the facilities before PalEx's subsidiaries acquired or operated them.

  The Federal Water Pollution Control Act of 1972, or Clean Water Act regulates the discharge of pollutants into streams, rivers, lakes, or the ocean from a variety of sources, including nonhazardous solid waste disposal sites. The Clean Water Act also regulates storm water runoff and indirect discharge. PalEx's subsidiaries are required to apply for and obtain discharge permits, conduct sampling and monitoring, and, under some circumstances, reduce the quantity of pollutants in those discharges. The Clean Water Act provides civil, criminal, and administrative penalties for violations of its provisions.

  The Clean Air Act provides for the federal, state, and local regulation of the emission of air pollutants. These regulations impose emission limitations and monitoring and reporting requirements on several of PalEx's operations, including the operations of PalEx's container group's open top drum reconditioning furnaces. The costs of compliance with the Clean Air Act permitting and emission control requirements are not anticipated to have a material adverse effect on PalEx.

  State and Local Regulation. The states in which PalEx operates have their own laws and regulations that may be more strict than comparable federal laws and regulations governing hazardous and nonhazardous solid waste disposal, water and air pollution, releases, and cleanup of hazardous substances and related liability. The states also have adopted regulations governing the permitting and operation of furnaces, including those used in the open top drum reconditioning operations of PalEx's container group. PalEx's container group's facilities and operations are likely to be subject to many, if not all, of these types of requirements.

  Environmental Proceedings. PalEx subsidiaries are currently parties to the following judicial or administrative proceedings with respect to environmental matters.

  Zellwood Superfund Site. In February 1998, a wholly owned subsidiary of PalEx acquired Drum Service Co. of Florida, a steel drum reconditioning company with a facility in Florida. In 1982, Drum Service was notified by the EPA and the Florida Department of Environmental Regulation that Drum Service had been identified as a potentially responsible party with respect to the Zellwood Groundwater Contamination Site in Orange County, Florida. The Zellwood Site was designated a Superfund environmental clean-up site after the Florida Department discovered arsenic contamination in a shallow monitoring well adjacent to the site. The Drum Service facility is located on a portion of the 57 acres constituting the Zellwood Site. PalEx believes that Drum Service and its former shareholders were among approximately 25 entities and individuals identified as potentially responsible parties by the EPA.

  Between March 1990 and July 1996, the EPA issued various unilateral administrative orders and notices to Drum Service and the other potentially responsible parties regarding the Zellwood Site. Those orders and notices demanded reimbursement from the potentially responsible parties of approximately $2.0 million of the EPA's costs related to the Zellwood Site and requested the potentially responsible parties to accept financial responsibility for additional clean-up efforts. During that time, the EPA estimated that the cost of the selected remedy for soil at the Zellwood Site would be approximately $1.0 million and the cost of the selected remedy for groundwater at the Zellwood Site would be approximately $5.1 million. Drum Service and the other potentially responsible parties did not agree to the EPA's demands or agree to fund any additional clean-up. In April 1997, the EPA issued an order unilaterally withdrawing its previous order.

  On June 12, 1998, a suit was filed by the EPA in United States District Court in Orlando, Florida, against Drum Service and certain other potentially responsible parties with respect to the Zellwood Site. The EPA is seeking reimbursement of costs incurred at the Zellwood Site during the past 18 years and a declaratory judgment for future response costs.

  Drum Service has maintained comprehensive general liability insurance coverage over the past 25 years and has notified various insurers of the EPA's claims regarding the Zellwood Site. A number of those relevant insurance policies did not contain an exclusion for pollution. Drum Service has notified the insurers that issued these policies of the EPA's claims regarding the Zellwood Site and the commencement of the lawsuit. In 1992, Drum Service settled a claim with one insurer for an amount that covered a substantial portion of the costs

Drum Service had incurred at that time in dealing with the EPA and the Florida Department. Drum Service has identified other umbrella liability policies for which coverage may also be available and has been approached by the insurer under two of those policies seeking a settlement. In addition, the former shareholders of Drum Service have a written agreement with Drum Service and PalEx to bear liabilities and expenses with respect to the Zellwood Site, to the extent such liabilities and expenses exceed Drum Service's and PalEx's insurance recoveries.

  Drum Service is vigorously defending the lawsuit and intends to pursue its insurance coverage with respect to losses and expenses incurred in connection with the Zellwood Site. Although there can be no assurance as to any ultimate liability of Drum Service under the EPA's lawsuit, the amount of recoveries from other potentially responsible parties or the insurance coverage, or the amount of insurance recoveries, PalEx believes that Drum Service's insurance coverage, recoveries from other potentially responsible parties and the obligations of Drum Service's former shareholders will be adequate to cover any liability or expenses of Drum Service arising from the lawsuit. PalEx will continue to determine the availability of additional insurance coverage for this matter.

Legal Proceedings

 Round-trip Containers

  From time to time, any of the IFCO Companies may be a party to various legal proceedings arising in the ordinary course of business. The IFCO Companies are not currently a party to any material legal proceedings and are not aware of any legal proceedings threatened against them that would have a material adverse effect on their business. Since the beginning of the last two fiscal years, the IFCO Companies have not been parties to litigation or similar proceedings that had a significant effect on their financial condition.

 Pallets

  PalEx has from time to time been a party to litigation arising in the normal course of its business. Most of that litigation involves claims for personal injury or property damage incurred in connection with PalEx's operations. PalEx believes that none of these actions will have a material adverse effect on its financial condition or results of operations.

 Industrial Containers

  On June 12, 1998, a suit was filed by the EPA in United States District Court in Orlando, Florida, against Drum Service and other potentially responsible parties with respect to the Zellwood Site. The EPA is seeking reimbursement of costs incurred at the Zellwood Site during the past 17 years and a declaratory judgment for future response costs. See "--Regulation--Industrial Containers."

  Since the beginning of the last two fiscal years, PalEx has not been a party to litigation or similar proceedings that had a significant effect on its financial condition.

                                   MANAGEMENT

IFCO Systems

  Responsibility for the management of IFCO Systems lies with its board of directors. After the closing of the merger, the responsibility for the management of IFCO Systems lies with its board of directors, consisting of A members and B members. The area of responsibility of the B members covers in particular the general course of affairs of the company and its enterprise. The area of responsibility of the A members covers in particular the day- to-day management of the company and its enterprise. The members of the board of directors are appointed by the general meeting of shareholders. The A members serve for an indefinite period of time. The B members shall resign no later than upon the close of the annual shareholders meeting held in the fourth year after the year of his last appointment. IFCO Systems can be represented by the board of directors, by each A member individually, and by each B member acting jointly with an A member. See "Description of IFCO Systems Share Capital."

  The directors and executive officers of IFCO Systems before the merger are as follows:

               Name            Age                    Position
               ----            ---                    --------
     Dr. Willy von Becker....   36 Director and Chief Financial Officer
     Martin A. Schoeller.....   42 Director and Chief Executive Officer

  Dr. Willy von Becker is a director and the Chief Financial Officer of IFCO
Systems prior to the merger. Dr. von Becker became a director upon the formation of IFCO Systems on March 31, 1999. Dr. von Becker joined IFCO Europe in April 1998 as its Corporate Controller, the position he currently holds.
From 1994 until 1998, Dr. von Becker worked as an independent consultant, specializing in financial accounting, business process re-engineering, and strategic business planning. He has acted as consultant on a number of national and international projects for major companies in a variety of industries including information technology, automotive, and textiles. From 1991 to 1993, Dr. von Becker was a consultant with a Munich-based software company, R&S.

  Martin A. Schoeller has been a Managing Director of IFCO Europe since
November 1997 and the sole Managing Director of IFCO International since May
1995. Mr. Schoeller became a director and the Chief Executive Officer of IFCO
Systems in January 2000. In 1992, Martin Schoeller co-founded IFCO GmbH and MTS with his brother, Christoph Schoeller. In 1980, Martin Schoeller joined the
Schoeller group of companies and presently serves as one of its Managing
Directors. Initially, he managed a plastics plant, from 1980 to 1982. From 1982 through 1984, he was involved in international sales and licensing. From 1985 to 1988, Mr. Schoeller was focused on developing plant operations. From 1988 until 1992, Martin Schoeller developed several European production companies.
Mr. Schoeller presently serves as the Chairman of the European Association of Dynamic Entrepreneurs, Europe's 500, in Germany.

  The directors and executive officers of IFCO Systems after the merger will be:

               Name            Age                    Position
               ----            ---                    --------
     Christoph Schoeller.....   42 Chairman and B Director
     Martin A. Schoeller.....   43 Chief Executive Officer and A Director
     Cornelius Geber.........   47 B Director
     Sam W. Humphreys........   39 B Director
     Randall Onstead.........   43 B Director
     Eckhard Pfeiffer........   58 B Director
     Dr. Frank Tofflinger....   39 B Director
     A. Joseph Cruz..........   53 President, North America
     Vance K. Maultsby, Jr...   47 Executive Vice President, Strategy and Finance
                                   and Chief Financial Officer
     Edward E. Rhyne.........   39 Executive Vice President and General Counsel
     Howe Q. Wallace.........   44 Executive Vice President, Human Resources

  Christoph Schoeller has been a Managing Director of IFCO Europe since November 1997. In 1992, he co-founded IFCO GmbH and MTS with his brother, Martin Schoeller. Christoph Schoeller is responsible for advancing both IFCO Europe's and MTS's market and product development and logistics network. In 1982, Mr. Schoeller joined the Schoeller group of companies, which are engaged in plastics manufacturing and other activities, and presently serves as one of its Managing Directors. From 1982 through 1984, he was involved in international sales and licensing in the Eastern hemisphere. From 1985 to 1988, Christoph Schoeller was focused on product development and build-up of the sales organization. From 1988 until 1992, Mr. Schoeller developed Schoeller Industries' sales and marketing organization. Mr. Schoeller is a member of the supervisory board of Trans-o-flex Schnell-Lieferdienst AG, a logistics company, and was formerly a member of the supervisory board of Danzas Holding AG, a logistics company, until its merger with Deutsche Post AG.

  Cornelius Geber has been the CEO of Kuhne & Nagel AG & Co, a worldwide transport company, since 1996. From 1993 until 1998, Mr. Geber was a member of the holding board of directors for Kuhne & Nagel International AG, a Swiss holding company of the worldwide Kuhne & Nagel group. Mr. Geber has been a member of the board of Friedrich Grohe AG, Hemer, a plumbing supply company, since October 1999. Mr. Geber has also been the Head of the Board of Paul Gunther Logistik AG, Hamburg, a German transport and logistics company, since January 2000. Mr. Geber has been a senior consultant to the board of directors of Deutsche Post AG, and a consultant to BC Partner's Hamburg, the largest private equity investor group in Europe, since April 1999.

  Sam W. Humphreys has been a director of PalEx since January 1996 and became non-executive Chairman of the Board in March 1997 upon the closing of PalEx's initial public offering. Mr. Humphreys is engaged in private equity and venture capital investing. Through Main Street Merchant Partners II, L.P., a merchant banking firm, and other investment partnerships, Mr. Humphreys has been involved in the creation and development of numerous businesses during the 1990s and has served in executive management positions and the board of directors of several of these businesses, including U.S. Delivery Systems, Inc., the largest same-day local delivery company in the U.S.A.; Envirofil, Inc., a solid-waste management company; C\\2\\ Media, Inc., a digital media business; and e-CommLink, Inc., which provides Internet banking systems to commercial banks.

  Randall Onstead has been Chairman and Chief Executive Officer of Randall's Food Markets, Inc., since 1998. From 1996 until 1998, Mr. Onstead was President and Chief Executive Officer of Randall's. From 1986 until 1996, Mr. Onstead was President and Chief Operating Officer of Randall's. Randall's is a retail supermarket chain that had sales of over $2.7 billion in 1999.

  Eckhard Pfeiffer is Chairman of Intershop Communications AG and Chairman of Ricardo.de AG. From 1991 until 1999, Mr Pfeiffer was the President and Chief Executive Officer of Compaq Computer Corporation, the largest global computer systems manufacturer. Mr. Pfeiffer is a member of the board of directors of General Motors Corporation, Hughes Electronics Corporation, and Bell Atlantic Corporation and serves on the advisory board of Deutsche Bank AG. Mr. Pfeiffer is a member of the board of trustees of Southern Methodist University and serves on the executive board of Southern Methodist University's Cox School of Business.

  Dr. Frank Tofflinger has been a director of the Carlyle Group Europe, a private equity group, based in Washington D.C., since January 2000. From July 1996 until December 1999, Dr Tofflinger was Managing Director of Schoeller Industries. From December 1993 until June 1996, Dr. Tofflinger was Managing Director of IMM Office Systems, a large European independent copy and facsimile systems distribution and service organization.

  A. Joseph Cruz became a director in February 1998 and President and Chief Operating Officer of PalEx in November 1998. Mr. Cruz previously served as President of PalEx Container Systems since PalEx's acquisition of Consolidated Drum Reconditioning, Inc., or CDR, in February 1998. Prior to that acquisition and since it was acquired by Mr. Cruz and Philip M. Freeman in 1986, Mr. Cruz was a 50% owner of CDR and its Chief Executive Officer.

  Vance K. Maultsby, Jr. has been Chief Executive Officer of PalEx since December 1996. Mr. Maultsby served as PalEx's President from November 1996 until November 1998. From 1993 to 1996, Mr. Maultsby was a partner with Ernst & Young LLP, where he managed the Dallas, Texas office of its Corporate Finance Group. From 1989 to 1992, Mr. Maultsby was chief executive officer of Alemar Financial Company, later named Alemar Cost Reduction, Inc., which provided financial advisory services to a variety of industries. From 1985 to 1989, Mr. Maultsby was an officer in the Corporate Finance Group for Stephens Inc., an investment banking firm. Prior to the position with Stephens Inc., Mr. Maultsby was a partner with KPMG Peat Marwick, served as the National Director of its Petroleum Industry Practice, was co-director of its Southwest Area Mergers and Acquisitions Advisory Practice and practiced public accounting for more than five years. Mr. Maultsby is a Certified Public Accountant.

  Edward E. Rhyne has been Vice President and General Counsel of PalEx since June 1997. Prior to his employment with PalEx, Mr. Rhyne was a partner at Gardere & Wynne, L.L.P., where he was engaged in the private practice of law as a securities and mergers and acquisition lawyer for more than five years.

  Howe Q. Wallace became the Chief Human Resource Officer of PalEx upon its formation in 1997. He served in that same capacity for Ridge Pallets, one of PalEx's founding companies since 1983. Mr. Wallace served on the board of directors of the National Wooden Pallet and Container Association, or NWPCA, from February 1995 to February 1998, and has been active in industry education efforts.

IFCO Companies

  The directors and executive officers of the IFCO Companies are as follows:

              Name          Age                    Position
              ----          ---                    --------
     Jorg Augustin.........  49 Managing Director of IFCO Europe, IFCO GmbH,
                                IFCO International, and MTS
     Dr. Willy von Becker..  36 Corporate Controller of IFCO Europe
     Gunter Gerland........  51 Managing Director of IFCO GmbH, MTS, and IFCO
                                Logistics System GmbH
     Dirk Grosgen..........  34 Managing Director of IFCO Finance Consulting
                                GmbH
     Klaus Hufnagel........  37 Managing Director of MTS
     Hans E. Maier.........  31 Managing Director of MTS
     Gustaf Sandahl........  39 Director Sales & Marketing of IFCO GmbH
     Holger Schmidt........  36 Managing Director of IFCO Finance
     Christoph Schoeller...  42 Managing Director of IFCO Europe
     Martin A. Schoeller...  43 Managing Director of IFCO Europe and IFCO
                                International

  Jorg Augustin has been a Managing Director and the Chief Financial Officer of IFCO Europe and a Managing Director of IFCO GmbH, IFCO International, and MTS since June 1999. From 1996 until 1998, Mr. Augustin was Chief Financial Officer of ISS Holding GmbH. He served as Director Finance Europe Medical Products Division of the NMC--Medical Division of W.R. Grace Inc. from 1994 to 1995. In 1991, he joined Digital-Kienzle GmbH, a manufacturer of electronic scales and other equipment, as Manager Finance and Administration PCS, deputy and member of the board of directors of PCS, a subsidiary of Digital-Kienzl. In 1993, Mr. Augustin became responsible for business controls at Digital-Kienzle. Mr. Augustin joined Texas Instruments in 1979 as Logistic Manager, became European Controller of the MIS Division in 1981, and was promoted to Controller Germany for Computers and Peripherals, Industrial Automation, Consumer Products, Marcom, MIS, Metals and Controls in 1987.

  Gunter Gerland became a Managing Director of IFCO GmbH in December 1994, of MTS in January 1995, and of IFCO Logistics Services GmbH in April 1997. Since 1994, Mr. Gerland has been responsible for personnel, finance, internal controls, electronic data processing, and procurement at the Schoeller group's logistics operation. From 1990 until 1994, he was head of logistics at the REWE retailing group. In 1987, he was made head of logistics in Northern Germany at COOP, a German food retailer, and served until 1990.

  Dirk Grosgen became a Managing Director of IFCO Finance, the financial services and advisory company for the IFCO Companies, in January 1999. He joined IFCO Finance in July 1997 as head of the Controlling Department and is responsible for group consolidation, group planning and monthly reporting, annual financial statements, and contact with independent auditors. From 1995 until 1997, Mr. Grosgen worked for IMM Office, an office equipment retail chain, as a Controller. He joined Arthur Andersen Stuttgart in 1991, first as an assistant and later becoming a senior accountant.

  Klaus Hufnagel has been recently appointed the Managing Director of MTS. Mr. Hufnagel has, since 1997, been Director of Business Development for GE Transport International Pool & Modular Space Europe, a provider of rental and leasing products for the transportation and construction industry in all major European countries. From 1995 until 1997, Mr. Hufnagel was Managing Partner and executive board member of ERM Equity Research & Management AG, a private equity, venture capital, and corporate finance consulting firm, which he co-founded. From 1992 until 1995, Mr. Hufnagel was a Senior Manager of Equity Investments at HKM Hypo Kapitalbeteiligungs-Management GmbH, a private equity investment and management company.

  Hans E. Maier joined MTS as a Managing Director in September 1998. From 1995 until September 1998, Mr. Maier was a director of Barkawi + Partners GmbH, a consulting firm in Munich, where he had responsibility for projects within the telecommunications industry, as well as for several projects for clients of the Schoeller group of companies, in particular IFCO GmbH. From July 1992 to April 1995, he was with Roland Berger & Partner International Management Consultants. He worked on assignments involving restructuring and corporate recovery, mergers and acquisitions, and strategic advice for the service industry.

  Gustaf Sandahl became Director Sales & Marketing of IFCO GmbH in 1999. Mr. Sandahl joined the Schoeller group of companies in 1995. Initially, he was responsible for the joint venture Schoeller Plast / Norsk Hydro in Norway. In 1996, he became a Managing Director of IFCO Scandinavia. From 1992 until 1995, he was affiliated with MTP, a seafood transportation packaging company in Bremerhaven, Germany, first as Manager of Sales and then, beginning in 1993, as a Managing Director. From 1987 to 1992, Mr. Sandahl was Export Manager of Danisco Pack, a leading Scandinavian manufacturer of packaging material.

  Holger Schmidt became a Managing Director of IFCO Finance in June 1998. Mr. Schmidt is responsible for accounting and treasury for IFCO Europe and MTS. From 1996 until March 1998 he was the Head of the Finance and Controlling Department at Telenet, a software company and subsidiary of Alcatel. Mr. Schmidt joined Arthur Andersen in Munich in 1992, first as an assistant and later advancing to senior accountant.

PalEx

  PalEx's executive officers and directors before the merger are as follows:

               Name           Age                    Position
               ----           ---                    --------
     Tucker S. Bridwell......  48 Director (1)(2)
     A. Joseph Cruz..........  53 President, Chief Operating Officer, and
                                  Director
     John E. Drury...........  55 Director (1)(2)
     Casey A. Fletcher.......  45 Chief Accounting Officer and Secretary
     Troy L. Fraser..........  50 Director
     Philip M. Freeman.......  55 Executive Vice President
     A.E. Holland, Jr........  52 President of Ridge Pallets, Inc. and Director
     Sam W. Humphreys........  39 Chairman of the Board and Director (1)(2)
     Vance K. Maultsby, Jr...  47 Chief Executive Officer
     Elliot S. Pearlman......  58 President and Chief Executive Officer of
                                  PalEx Container Systems, Inc., and Director
     Edward E. Rhyne.........  39 Vice President and General Counsel
     Stephen C. Sykes........  55 President of Interstate Pallet Co., Inc., and
                                  Director

    --------
    (1) Member of the Audit Committee
    (2)Member of the Compensation Committee

  Tucker S. Bridwell became a director of PalEx in March 1997 upon the closing of PalEx's initial public offering. Since October 1997, Mr. Bridwell has been President of Mansefeldt Investment Corporation, a private investment firm. Mr. Bridwell is also the President of Topaz Exploration Company, an oil and gas exploration company, a position he has held since 1980. From 1992 until October 1997, Mr. Bridwell was the President of Fred Hughes Motors, Inc., which owned ten new-car franchises in the Abilene, Texas area. From 1985 to 1992, Mr. Bridwell was President of Ard Drilling Company, an oilfield drilling company, and served as President of Texzona Corporation, a private investment company, from 1979 to 1980. From 1976 to 1979, Mr. Bridwell was Tax Manager with Condley & Company and was an accountant with Price Waterhouse from 1974 to 1976. Mr. Bridwell is a Certified Public Accountant.

  John E. Drury became a director of PalEx in March 1997 upon the closing of PalEx's initial public offering. From May 1994 until August 1999, Mr. Drury was the Chairman and Chief Executive Officer of Waste Management, Inc., the largest solid waste company in North America. Waste Management was formerly known as USA Waste Services, Inc. until July 1998. USA Waste was the surviving corporation in a May 1994 merger with Envirofil, Inc. From February 1991 through April 1994, Mr. Drury was a Managing Director of Sanders Morris Mundy, Inc., an investment banking firm. From 1982 through January 1991, Mr. Drury was President and Chief Operating Officer of Browning-Ferris Industries, Inc., or BFI, where he was responsible for the worldwide operations of BFI. Mr. Drury is a partner in Main Street.

  Casey A. Fletcher became Chief Accounting Officer and Secretary of PalEx in March 1997 upon the closing of PalEx's initial public offering. From 1983 until PalEx's initial public offering and its acquisition of Ridge Pallets, Inc., one of PalEx's founding companies, Mr. Fletcher was Ridge's Controller and Chief Financial Officer. Prior to his employment with Ridge, Mr. Fletcher was associated with Arthur Young from 1976 to 1979. Mr. Fletcher is a Certified Public Accountant.

  Troy L. Fraser became a director of PalEx in March 1997 upon the closing of PalEx's initial public offering and currently works on business development projects for PalEx's pallet operations. Mr. Fraser served as PalEx's Chief Development Officer from March 1997 to November 1998. He was President of Fraser Industries, Inc., one of PalEx's founding companies, beginning in 1975 when he and his two brothers purchased Fraser from their father, until PalEx's reorganization of its Texas subsidiaries in March 1999. In 1988, Mr. Fraser was elected to the Texas House of Representatives where he served three terms, and was named the National Republican Legislator of the Year in 1991. In November 1996, Mr. Fraser was elected to the Texas State Senate. In 1996, Mr. Fraser served as Vice President of the NWPCA and has served for two terms on the NWPCA's board of directors.

  Philip M. Freeman has been Executive Vice President since November 1998. Mr. Freeman previously served as Chief Operating Officer of PalEx Container Systems after PalEx's acquisition of CDR in February 1998. Prior to that acquisition, and since it was acquired by Mr. Freeman and Mr. Cruz in 1986, Mr. Freeman was a 50% owner of CDR and its Chief Operating Officer.

  A. E. Holland, Jr. has been a director of PalEx since March 1997 upon the closing of PalEx's initial public offering. Mr. Holland served as Chief Operating Officer from March 1997 to November 1998. He has over 25 years of experience in the pallet industry. Mr. Holland has been associated with Ridge since 1969 and has served as President of Ridge since 1980. Mr. Holland has served on the board of directors of the NWPCA and was President of the NWPCA from 1990 to 1991. Mr. Holland has served the Florida Chamber of Commerce as Treasurer, Chairman of the finance Committee and member of the State Strategic Planning Committee.

  Elliot S. Pearlman has been President and Chief Executive Officer of PalEx Container Systems and a director of PalEx since PalEx acquired Acme Barrel Company, Inc., in February 1998. Mr. Pearlman served as Acme's President and Chief Executive Officer and was a principal stockholder from 1992 until PalEx's acquisition of Acme. Mr. Pearlman serves as a director of the Association of Container Reconditioners and served as chairman of this association in 1996 and 1997.

  Stephen C. Sykes has been a director of PalEx since March 1997 upon the closing of PalEx's initial public offering. Mr. Sykes founded Interstate Pallet Co., Inc., one of PalEx's founding companies, in 1979 and has served as its President and Chief Executive Officer from its inception. From 1974 to 1979, Mr. Sykes was the Director of Transportation for the Virginia Division of Holly Farms Poultry. Mr. Sykes has been an active member of the NWPCA since 1981 and served as its President from 1992 to 1993.

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

IFCO Systems

  Prior to the merger, all of the outstanding ordinary shares of IFCO Systems will be owned by Schoeller Holdings. The shareholders of Schoeller Holding are Schoeller Industries, which owns 75.95%, and Gebruder Schoeller, which owns 24.05%. Gebruder Schoeller is owned by the same individuals and entity that own Schoeller Industries. The following table sets forth information immediately prior to the merger with respect to the beneficial ownership of Schoeller Industries ordinary shares, which constitutes the only outstanding class of voting securities of Schoeller Industries. Except as indicated, beneficial ownership includes the sole power to vote and to dispose of the securities in question. Except as indicated below, none of the directors or executive officers of Schoeller Industries owned any other IFCO Systems equity securities.

                                                       Beneficial Ownership
                                                       -----------------------
      Name of Beneficial Owner                          Shares      Percentage
      ------------------------                         ---------    ----------
      Christoph Schoeller.............................   500,000(1)    50.0%
      Martin A. Schoeller.............................   500,000(2)    50.0%
      Andrea Schoeller................................    95,000        9.5%
      Schoeller KG....................................   100,000       10.0%
      All shareholders (3)............................ 1,000,000      100.0%

--------
(1) Includes 95,000 shares owned by Andrea Schoeller, Christoph Schoeller's wife. Christoph Schoeller disclaims beneficial ownership of these shares.
(2) Includes 100,000 shares owned by Schoeller KG, which is beneficially owned by Alexander Schoeller and Leopold Schoeller, the children of Martin Schoeller. Martin Schoeller disclaims beneficial ownership of these shares.
(3) GE Erste is the holder of a convertible debenture of Schoeller Holding, which, at the election of GE Erste, is convertible into 15.45% of the outstanding shares of Schoeller Holding or of the IFCO Systems ordinary shares held by Schoeller Holding. Conversion of the debenture into IFCO Systems ordinary shares will not dilute the ownership of other shareholders of IFCO Systems.

PalEx

  The following table sets forth information as of December 31, 1999, with respect to the beneficial ownership of PalEx common stock, which constitutes PalEx's only outstanding class of voting securities, by:

  . each person who, to PalEx's knowledge, beneficially owned more than 5% of the common stock;

  .  each of PalEx's directors;

  . PalEx's Chief Executive Officer and its four other most highly compensated executive officers as of the end of the 1998 fiscal year for services rendered to PalEx during the 1998 fiscal year and one former executive officer who would have been among the most highly compensated officers had he still been an executive officer at the end of the 1998 fiscal year; and

  .  all of PalEx's directors and executive officers as a group.

Except as indicated below, none of PalEx's directors or executive officers owned any other PalEx equity securities.

  Except as indicated, beneficial ownership includes the sole power to vote and to dispose of the securities in question. If a person has the right to acquire beneficial ownership of any shares by exercise of options within 60 days after December 31, 1999, the shares are deemed beneficially owned by the listed person and are deemed to be outstanding solely for the purpose of determining the percentage of PalEx common stock that the listed person owns. These shares are not included in the computations for any other person.

                                                            Beneficial Ownership
                                                            --------------------
      Name of Beneficial Owner or Group                      Shares   Percentage
      ---------------------------------                     --------- ----------
      Tucker S. Bridwell (1)...............................    50,000       *
      A. Joseph Cruz (2)...................................   530,766     2.7%
      John E. Drury (3)....................................   192,227       *
      Casey A. Fletcher (4)................................   322,783     1.6%
      Troy L. Fraser (5)................................... 1,455,415     7.4%
      Philip M. Freeman (2)................................   530,766     2.7%
      A. E. Holland, Jr . (6)..............................   318,583     1.6%
      Sam W. Humphreys (7).................................   455,000     2.3%
      Vance K. Maultsby, Jr. (8)...........................   250,000     1.3%
      Elliott S. Pearlman (9).............................. 1,248,967     6.3%
      Edward E. Rhyne (10).................................   200,000     1.0%
      Stephen C. Sykes (11)................................   384,528     2.0%
      All directors and executive officers as a
       group (12 persons).................................. 5,408,269    26.8%

--------
* Less than 1%.
 (1) Includes options to purchase 45,000 shares.
 (2) Includes 530,766 shares owned by CDRCO NW, L.L.C., a limited liability company in which Mr. Cruz and Mr. Freeman each hold a 50% ownership interest.
 (3) Includes options to purchase 25,000 shares.
 (4) Includes 2,200 shares which are owned by Mr. Fletcher's two sons. Mr. Fletcher disclaims beneficial ownership of these shares.
 (5) Includes 50,000 shares beneficially owned in Mr. Fraser's capacity as trustee of the Fraser Profit Sharing Plan. Mr. Fraser disclaims beneficial ownership of these shares.
 (6) Includes 318,583 shares owned by the Holland Revocable Trust.
 (7) Includes options to purchase 5,000 shares.
 (8) Includes options to purchase 200,000 shares, assuming completion of the merger.
 (9) Includes an aggregate of 880,002 shares owned by the Elliot S. Pearlman Living Trust dated November 7, 1992, 149,500 shares owned by the Elliot S. Pearlman Living Trust dated July 2, 1996, 8,369 shares owned by ESP Associates, L.P., and 4,000 shares owned by ESP Consulting Pension Plan. Also includes options to purchase 100,000 shares, assuming completion of the merger.
(10) Includes options to purchase 200,000 shares, assuming completion of the merger.
(11) Includes 10,000 shares beneficially owned in Mr. Sykes' capacity as trustee of the Interstate Profit Sharing Plan. Mr. Sykes disclaims beneficial ownership of these shares.

      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF THE IFCO COMPANIES

Supply Agreement

  IFCO International Food Container Organization GmbH, a wholly owned subsidiary of IFCO Europe, is a party to a supply agreement with Schoeller Plast Industries GmbH, dated November 4, 1997. The supply agreement was later assigned to Schoeller Plast AG, an indirect 80%-owned subsidiary of Schoeller Industries. Schoeller Industries will not become part of IFCO Systems upon completion of the merger and will remain under the control of Martin and Christoph Schoeller. Under the supply agreement, Schoeller Plast AG has agreed to supply collapsible plastic RTCs exclusively to IFCO GmbH, and IFCO GmbH has agreed to purchase RTCs exclusively from Schoeller Plast AG. Schoeller Plast AG has also agreed to provide ongoing research and development to improve technology relating to the RTCs. All IFCO RTC technological developments are assigned to IFCO GmbH under the supply agreement. The supply agreement also includes an exclusive royalty-free license to Schoeller Plast AG with respect to the manufacturing of the IFCO RTCs for IFCO GmbH.

  The pricing of the RTCs purchased under the supply agreement is based upon the type of RTC purchased. According to the terms of the supply agreement, IFCO GmbH purchases the RTCs for cash, although, in the event that the average price per RTC exceeds DM6.10, or approximately $3.04, IFCO GmbH may purchase the RTCs by recording a payable, bearing interest at 7.59% per year, in favor of Schoeller Plast AG for the aggregate cost of the RTCs purchased in excess of DM6.10 per RTC. Additionally, IFCO GmbH has the option of requesting cost plus pricing. Cost plus pricing would allow IFCO GmbH to purchase RTCs at Schoeller Plast AG's actual cost of production plus an agreed amount or percentage for Schoeller Plast AG's profit.

  If IFCO GmbH desires to purchase additional, different, or improved products from other suppliers, Schoeller Plast AG is entitled to deliver, within three months, the products or any comparable products to IFCO GmbH, and IFCO GmbH is required to purchase these products from Schoeller Plast AG under the terms and conditions of the supply agreement. If, however, IFCO GmbH is unsuccessful in marketing these products, Schoeller Plast AG may market the products on a non-exclusive basis to third parties. Further, if Schoeller Plast AG offers the products to any other customer at a price or on conditions more favorable than those extended to IFCO GmbH, the parties shall renegotiate the terms and conditions of the supply agreement.

  The supply agreement expires on December 31, 2007, and may, upon the request of IFCO GmbH, be renewed for an additional ten-year period. The supply agreement may be terminated by either party at any time for cause. If the supply agreement is terminated by IFCO GmbH for cause, Schoeller Plast AG is prohibited from competing with IFCO GmbH for two years after that termination.

  MTS may also become a party to the supply agreement whereby Schoeller Plast AG will provide MTS with RTCs for dry goods.

  In January 1999, IFCO GmbH entered into an additional agreement with Schoeller Plast AG in which Schoeller Plast AG agreed to share higher initial costs related to the strategic growth of the crate leasing and supply business up to a maximum amount of DM6.0 million, or approximately $3.0 million, for the year ended 1999. For the ten months ended October 31, 1999, Schoeller Plast AG has reimbursed IFCO GmbH DM5.0 million, or approximately $2.5 million, which has been recorded as a reduction of costs of goods sold. The additional agreement terminated at the end of 1999, and after December 31, 1999, no further costs related to the additional agreement will be reimbursed.

Management Agreements

  Pursuant to a management agreement, dated as of January 2, 1997, Schoeller Industries provides administrative and management services to IFCO Europe and its subsidiaries, including management advice with respect to acquisition activities and strategic alliances. In exchange for these services, IFCO Europe and its subsidiaries pay Schoeller Industries an annual management fee, which is paid monthly, that will not exceed DM1.5 million, or approximately $0.7 million, for each of the fiscal years 1999 and 2000. This management agreement expires December 31, 2000, and may be extended from year to year if mutually agreed upon.

  Pursuant to a second management agreement, dated as of January 2, 1997, Schoeller Industries provides administrative and management services to MTS, including management advice with respect to acquisition activities and strategic alliances. In exchange for these services, MTS pays Schoeller Industries an annual management fee, which is paid monthly, that will not exceed DM250,000, or approximately $125,000, for each of the fiscal years 1999 and 2000. This management agreement expires December 31, 2000, and may be extended from year to year if mutually agreed upon. Each of the management agreements will continue to be in effect upon completion of the merger, although Schoeller Industries will not become part of IFCO Systems and will remain under the control of Martin and Christoph Schoeller.

Loans and Guarantees

  Martin Schoeller and Christoph Schoeller have, together, loaned IFCO International $800,000 at an interest rate of 5% per annum. The loan became due on December 31, 1998, and has been extended to December 31, 2000. The purpose of the loan was to enable IFCO International to extend a loan of $800,000 to IFCO U.S. The loan from IFCO International to IFCO U.S. bears interest at a rate of 6% per year.

  Additionally, pursuant to an agreement between Schoeller-U.S., Inc, and IFCO U.S., Martin Schoeller and Christoph Schoeller have together loaned to IFCO U.S. $375,000. The loans are to provide additional working capital to IFCO U.S. The loans have an interest rate equivalent to the interest rate paid by IFCO U.S. on loans to IFCO U.S. from Intertape and will be repaid upon the closing of the merger and the IPO.

  Martin Schoeller and Christoph Schoeller have each loaned IFCO International an amount equal to 37.5 million yen, or 75.0 million yen in total, or approximately $0.7 million, at an interest rate of 2.5% per year. The purpose of the loan was to enable IFCO International to purchase capital stock in IFCO Japan. The loan becomes due on December 31, 2000.

  Additionally, Martin Schoeller and Christoph Schoeller have each loaned to IFCO International DM100,000, or DM200,000 in total, or approximately $100,000, at an interest rate of 5.0% per annum. The purpose of the loan was to provide additional working capital to IFCO International and will be repaid upon the closing of the merger and IPO.

  Creditanstalt--Bankverein AG has extended a credit facility of DM1.5 million, or approximately $0.7 million, to IFCO International. Of this amount, $500,000 is available to IFCO Argentina through Banco B.I. Creditanstalt S.A., an affiliate of Creditanstalt. The credit facility has a variable interest rate and became due on June 30, 1998, and has been extended to May 31, 2000. To secure the DM1.5 million credit facility provided by Creditanstalt--Bankverein, Alexander Schoeller & Co. Management Holding GmbH, a company owned by Alexander Schoeller, and Alexander Schoeller & Co. GmbH Schweiz, also a company owned by Alexander Schoeller, have each provided a guarantee of up to DM1.5 million in favor of Creditanstalt.

Participating Rights

  IFCO GmbH has issued to an 80%-owned subsidiary of Schoeller Industries participating rights with a nominal value of DM10.0 million, or approximately $5.0 million. The participating rights have no voting rights and may be terminated by IFCO GmbH upon repayment of the nominal value. In the event of IFCO GmbH's liquidation, the participating rights are repayable after all other creditors and rank equally with the share capital. The participating rights share in IFCO GmbH's profits, up to a maximum of $0.9 million per year, before any other distribution may be made and in IFCO GmbH's losses in the amount of 10% per year until the balance is exhausted. If the participating rights have been reduced from their nominal value by their share of losses, future profits must first be used to restore them to their nominal value before any other distributions may be made. IFCO GmbH intends to redeem these participating rights at their book value at the closing of the IPO.

Redeemable Participating Rights

  In 1996, IFCO International received DM2.0 million, or approximately $1.0 million, from Alexander Schoeller & Co. Management Holding GmbH, a company that is wholly owned by the Schoellers. Each year that IFCO International recognizes a profit under German GAAP, Alexander Schoeller & Co. is entitled to DM250,000, or approximately $125,000 per year. This amount is cumulative, and any unpaid balance due to IFCO International's lack of profit bears interest at 6.0% per year. Alexander Schoeller & Co. does not participate in IFCO International's losses and has no voting rights in IFCO International. The agreement is for an unlimited duration and may be terminated by either party with a six-month notice period. IFCO International intends to redeem these redeemable participating rights at their book value at the closing of the IPO.

Agreement with GE Capital and GE Erste

  GE Erste owns the single outstanding preferential share of IFCO Europe. Schoeller Industries, the shareholders of Schoeller Industries, Schoeller Plast Industries GmbH, Gebruder Schoeller, Schoeller KG, and IFCO Systems entered into the Option Release and IPO-Facilitation Agreement with GE Capital and GE Erste in connection with the proposed merger and the IPO, which provides for, among other things, Schoeller Holding's issuance of a DM45.0 million, or approximately $22.5 million, convertible debenture to GE Erste and IFCO Systems' issuance of a promissory note to GE Capital for the same amount. In addition, Schoeller Industries has granted GE Capital an option to purchase approximately 95,000 IFCO Systems ordinary shares held by Schoeller Holding at the IPO price. See "The Merger Agreement--Related Matters."

                   DESCRIPTION OF IFCO SYSTEMS SHARE CAPITAL

  IFCO Systems was incorporated under the laws of the Netherlands by deed dated March 31, 1999. Material provisions of the articles of association of IFCO Systems at the time the merger is completed, an English translation of which has been included as Appendix D to this proxy statement/prospectus, and related provisions of Netherlands law are summarized below. The summary covers the material provisions of the articles of association, but is not a complete statement of these provisions and is qualified in its entirety by reference to Appendix D and applicable Netherlands law.

General

  The authorized share capital of IFCO Systems is divided into 100,000,000 ordinary shares and 100,000,000 preference shares, each with a nominal value of two euros per share. The ordinary shares will be in registered form. See "Share Certificates and Transfer."

Dividends

  Dividends may be paid out of annual profits shown in the annual accounts of IFCO Systems as adopted by the shareholders at a general meeting of IFCO Systems. At its discretion, however, and subject to statutory provisions, the board of directors may distribute interim dividends on the ordinary shares before the annual accounts for any financial year have been adopted at a general meeting of shareholders. The board of directors may decide that all or part of IFCO Systems' profits should be reserved and not be made available for distribution to shareholders. Those profits that are not reserved will be distributed to holders of ordinary shares, provided that the distribution does not reduce shareholders' equity below the issued share capital increased by the amount of reserves required by Netherlands law. Existing reserves that are distributable in accordance with Netherlands law may be made available to the general meeting of shareholders for distribution upon proposal by the board of directors. The right to dividends and distributions will lapse if the dividends or distributions are not claimed within five years following the day after the date on which they were made available.

Voting Rights

  Appointment of the Board of Directors of IFCO Systems. Members of the board of directors of IFCO Systems are appointed by the general meeting of shareholders.

  General Meeting of Shareholders of IFCO Systems. General meetings of shareholders will be held at least once a year, not later than six months after the end of the fiscal year. Notices convening a general meeting will be mailed to holders of registered shares at least 15 days before the annual meeting. In order to attend, to address, and to vote at the general meeting of shareholders, the holders of registered shares must notify IFCO Systems in writing of their intention to attend the meeting. IFCO Systems does not solicit from or nominate proxies for its shareholders and is exempt from the SEC's proxy rules under the Exchange Act. However, shareholders and other persons entitled to attend general meetings of shareholders may be represented by proxies with written authority. See "Share Certificates and Transfer."

  General meetings of shareholders may be held as often as deemed necessary by the board of directors and must be held if one or more shareholders or other persons entitled to attend the general meeting of shareholders, jointly representing at least 10% of the issued share capital, make a written request to that effect to the board of directors specifying in detail the business to be considered.

  Resolutions are adopted at general meetings of shareholders by a majority of the votes cast (except where a different proportion of votes is required by the articles of association or Netherlands law) in a meeting in which holders of at least one-third of the issued shares are represented. Each share carries one vote.

  Amendment of Articles of Association and Winding Up of IFCO Systems. A resolution of the general meeting of shareholders to amend the articles of association or to wind up IFCO Systems may only be approved if proposed by the board of directors. A resolution to dissolve IFCO Systems must be approved by at least three-fourths of the votes cast.

Adoption of Annual Accounts

  IFCO Systems' annual Netherlands statutory accounts, together with a certificate of the auditor in respect of the accounts, will be submitted to the general meeting of shareholders for adoption. Adoption of IFCO Systems' annual accounts by the general meeting of shareholders discharges the board of directors from liability for the performance of its duties for the past fiscal year to the extent apparent from the annual accounts. Under Netherlands law, this discharge is not absolute and will not be effective as to matters not disclosed to the shareholders.

Liquidation Rights

  If IFCO Systems is dissolved and liquidated, the assets remaining after payment of all debts and liquidation expenses are to be distributed proportionally to holders of the ordinary shares.

Issues of Shares; Preemptive Rights

  The board of directors of IFCO Systems has the power to issue shares if it has been designated to do so by the shareholders at a general meeting. Pursuant to IFCO Systems' articles of association, the board of directors is authorized to issue shares or rights to obtain shares through February 1, 2005, up to a total share capital of 50,000,000 ordinary shares and 50,000,000 preference shares. A further designation of the board of directors may be effective for a specified period up to five years and may be renewed. In the absence of a designation, the shareholders at a general meeting have the power to adopt resolutions to issue shares.

  Holders of shares have a pro rata preemptive right of subscription to any share of the same class issued for cash, which right may be limited or eliminated. Shareholders have no pro rata preemptive subscription right with respect to any shares issued for a contribution other than cash or in the case of shares issued to employees of IFCO Systems or its group companies. If designated for this purpose by the shareholders at a general meeting, the board of directors has the power to limit or eliminate such rights. Pursuant to the articles of association, the board of directors is authorized to limit or eliminate shareholder preemptive rights through February 1, 2005. A further designation may be effective for up to five years and may be renewed. In the absence of a designation, the shareholders at a general meeting have the power to limit or eliminate these rights.

  These provisions apply equally to the issuances of rights to subscribe for ordinary shares, but not to the issue of ordinary shares to any person exercising any previously acquired right to subscribe for shares.

Repurchase and Cancellation of Shares

  IFCO Systems may repurchase fully paid-up ordinary shares, subject to compliance with Netherlands law requirements and provided the aggregate nominal value of the ordinary shares acquired by IFCO Systems at any one time amounts to no more than 10% of IFCO Systems' issued share capital. Ordinary shares owned by IFCO Systems may not be voted or counted for quorum purposes. Any repurchases are subject to the approval of the board of directors and the authorization of shareholders at the general meeting of shareholders of IFCO Systems. The authorization may not be for more than 18 months and must specify the number of shares that may be repurchased.

  Upon the proposal of the board of directors, the shareholders at a general meeting have the power to cancel shares acquired by IFCO Systems or to reduce the nominal value of the shares. Any proposal for cancellation or reduction of nominal value is subject to general requirements of Netherlands law with respect to reduction of share capital.

Limitations on Right to Hold or Vote the Ordinary Shares

  There are currently no limitations imposed by Netherlands law or by the articles of association of IFCO Systems on the right of non-resident owners to hold or vote the ordinary shares.

Obligations of Shareholders to Disclose Holdings

  The Netherlands 1996 Act on Disclosure of Holdings in Listed Companies (Wet melding zeggenschap in ter beurze genoteerde vennootschappen 1996) applies to any person who, directly or indirectly:,

  . acquires or disposes of an interest of voting rights and/or the capital of a public limited company incorporated under Netherlands law;

  . which has an official listing on a stock exchange within the European
    Economic Area; and

  . as a result of the acquisition or disposal the percentage of voting rights or capital interest owned falls within a different percentage range than the percentage that the person had ownership of immediately prior to the acquisition or disposal. The percentage ranges are 0-5%, 5-10%, 10-25%, 25-50%, 50-66 2/3%, and 66 2/3% and more.

  The Holdings Disclosure Act requires the person to notify IFCO Systems as well as the Securities Board of the Netherlands (Stichting Toezicht Effectenverkeer) in writing immediately after the acquisition or disposal of the triggering interest in the shares. Whenever the shares of a company subject to the Holdings Disclosure Act are newly admitted to official listing on a stock exchange within the European Economic Area, a disclosure obligation arises for a person who knows or should know that his holding of capital interest or voting rights amounts to 5% or more. This obligation must be discharged within four weeks of the shares being admitted to listing.

  Between five and nine days after receipt of the notification, the Securities Board is required to disclose the information as notified to the public by means of an advertisement in a newspaper distributed throughout the member states of the European Economic Area in which the company is listed on a stock exchange. At the request of the company made within three days after the notification, the Securities Board may abstain from the disclosure if it finds in its discretion that the disclosure would be in violation of the general interest or if the company would suffer serious disadvantage from the disclosure and nondisclosure could not lead to deception of the public with respect to facts and circumstances essential for the assessment of the shares issued by the company.

  Noncompliance with the obligations of the Holding Disclosure Act constitutes an economic offense. Also, a civil court may issue orders against any person who fails to notify or incorrectly notifies in accordance with the Holdings Disclosure Act, including suspension of the voting rights in respect of the person's ordinary shares.

  As of January 1, 1999, new regulations regarding insider trading under the Dutch 1995 Act on the Supervision of the Securities Trade (Wet toezicht effectenverkeer 1995) came into force. The new regulations provide, among other things, for an additional notification duty for shareholders holding, directly or indirectly, more than 25% of the capital in a listed company. These shareholders are obliged to notify the Securities Board of the Netherlands of any and all transactions they enter into with respect to securities of a company in which they hold an interest of more than 25%. If a shareholder holding more than 25% is a legal entity and not an individual, the obligation is extended to the managing directors and supervisory directors of the legal entity.

                       COMPARISON OF RIGHTS OF HOLDERS OF
              PALEX COMMON STOCK AND IFCO SYSTEMS ORDINARY SHARES

  PalEx is incorporated under the laws of Delaware and IFCO Systems is organized under the laws of the Netherlands. Upon completion of the merger, the holders of PalEx common stock upon exchange of their shares will become holders of IFCO Systems ordinary shares. Their rights as IFCO Systems shareholders will be governed by the laws of the Netherlands and by the articles of association of IFCO Systems. The following discussion is a comparison of the material differences in the rights of the holders of PalEx common stock and IFCO Systems ordinary shares.

  Although it is not practical to compare all of the differences between the PalEx certificate of incorporation and the PalEx bylaws and the IFCO Systems articles of association, the following is a summary of material differences that may significantly affect the rights of PalEx stockholders. For a more detailed description of the terms of the IFCO Systems ordinary shares see "Description of IFCO Systems Share Capital."

                                      PalEx                       IFCO Systems
                                      -----                       ------------
Authorized Capital Stock The PalEx certificate of        The IFCO Systems articles of
                         incorporation authorizes        association provide for an
                         30,000,000 shares of PalEx      authorized share capital of
                         common stock, par value $0.01   100,000,000 ordinary shares and
                         per share, and 5,000,000 shares 100,000,000 preference shares,
                         of PalEx preferred stock, par   each with a nominal value of
                         value $0.01 per share.          two euros per share.
Board of Directors       The PalEx certificate of        The IFCO Systems articles of
                         incorporation provides that the association provide for a board number of directors comprising  of directors, consisting of A
                         the PalEx board of directors    members and B members. The area
                         shall be fixed by the PalEx     of responsibility of the B
                         board of directors, but may not members covers in particular consist of less than three and  the general course of affairs
                         not more than 15 persons. The   of the company and its
                         PalEx board of directors can    enterprise. The area of
                         change the number of directors  responsibility of the A members
                         without stockholder approval.   covers in particular the day-
                         The PalEx board of directors    to-day management of the
                         currently consists of eight     company and its enterprise. The
                         directors. The term of office   maximum number of members of
                         for each director is one year,  the board directors shall be
                         and each term expires at the    nine and the number of members
                         time of the annual meeting of   shall be determined by the
                         the stockholders.               general meeting of
                                                         shareholders. Effective as of
                                                         the closing date of the merger,
                                                         the board of directors will
                                                         consist of seven members. The A
                                                         members of the board of
                                                         directors are appointed for an
                                                         indefinite period of time. The
                                                         B members of the board of
                                                         directors shall resign no later
                                                         than upon the close of the
                                                         annual shareholders meeting
                                                         held in the fourth year after
                                                         the year of his last
                                                         appointment. The B members can
                                                         be reappointed immediately. The
                                                         remuneration of the A members
                                                         shall be determined by the B
                                                         members and the remuneration of
                                                         the B members shall be
                                                         determined by the A members.

Monetary Liability of    The PalEx certificate of        The articles of association of
Directors                incorporation provides for the  IFCO Systems provide for a
                         elimination of personal         similar form of indemnification
                         monetary liability of directors of members of the board of
                         to the fullest extent           directors; however, Netherlands
                         permissible under the Delaware  law may limit indemnification
                         General Corporation Law.        of directors of a company for
                                                         liabilities arising from their
                                                         actions as members of the board
                                                         of directors.
Voting Rights            Each share of PalEx common      Each ordinary share of IFCO
                         stock is entitled to one vote.  Systems entitles the holder to one vote. All shareholders'
                                                         resolutions are taken by
                                                         absolute majority of the votes
                                                         cast, unless a greater majority
                                                         is prescribed by the articles
                                                         of association or Netherlands
                                                         law. For all resolutions, a
                                                         quorum of one-third of the
                                                         issued share capital is
                                                         required.
Removal of Directors and The PalEx certificate of        The members of the board of
Filling Vacancies on the incorporation provides that     directors may be suspended and
Board of Directors       directors may be removed only   dismissed by a vote of
                         for cause by the affirmative    shareholders at a general
                         vote of a majority of the       meeting. Removal of members of
                         voting power of the outstanding the board of directors without capital stock of PalEx entitled cause is possible, but may be
                         to vote at an election of       contrary to the principles of
                         directors. The PalEx            reasonableness and fairness
                         certificate of incorporation    that are imposed under
                         provides that any vacancy,      Netherlands law. Any removal
                         whether arising through death,  without cause therefore could
                         resignation, or removal of a    be declared null and void.
                         director, or through an
                         increase in the number of
                         directors, will be filled by a
                         majority vote of the remaining
                         directors then in office.
Special Meetings of      Under the PalEx bylaws, a       General meetings of
Stockholders             special meeting of stockholders shareholders may be called and
                         may be called at any time by    convened by the board of
                         the Chief Executive Officer. A  directors. General meetings of
                         special meeting of the          shareholders may also be called
                         stockholders may also be called by shareholders and/or other by the Secretary at the written parties with meeting rights,
                         request, or by resolution       jointly representing at least
                         adopted by the affirmative      10% of the issued share
                         vote, of a majority of the      capital, if the board of
                         board of directors.             directors has not complied with
                                                         the request of the shareholders
                                                         and/or other parties with
                                                         meeting rights to convene a
                                                         shareholders' meeting.

                                      PalEx                       IFCO Systems
                                      -----                       ------------
Charter and Bylaw        The PalEx certificate of        Any amendment of the articles
Amendments               incorporation provides that the of association of IFCO Systems affirmative vote of the holders requires a shareholders'
                         of 80% of the outstanding       resolution that has been
                         capital stock entitled to vote  proposed by the board of
                         in the election of directors is directors.
                         required to amend, modify, or
                         repeal any of the provisions
                         set forth in Articles FIFTH,
                         election and composition,
                         SIXTH, power and authority,
                         EIGHTH, limited liability, and
                         NINTH, voting requirements. The
                         PalEx bylaws provide that,
                         unless expressly stated in the
                         PalEx certificate of
                         incorporation, the directors
                         may amend the PalEx bylaws by
                         the affirmative vote of the
                         directors and without the vote
                         of the stockholders. The PalEx
                         bylaws provide further that
                         stockholders may amend the
                         PalEx bylaws with the vote of
                         80% of the total voting power
                         of all shares of stock of PalEx
                         entitled to vote in the
                         election of directors.

                        SHARE CERTIFICATES AND TRANSFER

  The IFCO Systems ordinary shares will be issuable in registered form only. Registered shares issued to persons in the United States are referred to as New York shares. Registered shares may consist of either New York shares registered with Deutsche Bank AG, IFCO Systems' transfer agent and registrar in New York, or other IFCO Systems ordinary shares registered in book-entry form in a register kept by or on behalf of IFCO Systems in Amsterdam. New York shares will be represented by certificates printed in English or, to the extent possible, in book-entry form. IFCO Systems has applied to have the New York shares quoted on the Nasdaq National Market and all other IFCO Systems ordinary shares listed on the Frankfurt Stock Exchange. Only New York shares will be traded on the Nasdaq National Market. All other IFCO Systems ordinary shares will be traded on the Frankfurt Stock Exchange.

  The transfer of registered shares requires an instrument intended for such purpose and, except when IFCO Systems is a party to such transfer, the written acknowledgement of the transfer by IFCO Systems or, in the case of New York shares, the New York transfer agent and registrar in the name of IFCO Systems, and in the case of New York shares, submission of any certificates to IFCO Systems or the New York transfer agent and registrar.

  IFCO Systems ordinary shares booked in the Amsterdam register may be converted into New York shares. On presentation to the New York transfer agent and registrar of New York shares for cancellation and when accompanied by the appropriate request, the New York shares may be exchanged for IFCO Systems ordinary shares registered in the Amsterdam register and vice versa. Certificates for New York shares may be exchanged at the office of the New York transfer agent and registrar for certificates of other authorized denominations. A fee of up to $5.00 per 100 ordinary shares will be charged to shareholders for the exchange of New York shares for registered shares at the Amsterdam register and vice versa.


       EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

  There are currently no limitations, either under the laws of the Netherlands or in the articles of association of IFCO Systems, to the rights of non-residents of the Netherlands to hold or vote ordinary shares. Cash distributions, if any, payable in guilders or ordinary shares may be officially transferred from the Netherlands and converted into any other currency without Dutch legal restrictions, except that for statistical purposes any payments and transactions must be reported by Deutsche Borse Clearing AG to the Dutch Central Bank. Cash distributions, if any, on New York shares will be paid in U.S. dollars, converted at the rate of exchange at the close of business on the date fixed for that purpose by the board of directors in accordance with IFCO Systems' articles of association. IFCO Systems has no current intention to pay dividends on its ordinary shares in the foreseeable future. See "Description of IFCO Systems Share Capital--Dividends" and "Share Certificates and Transfer."

                      ENFORCEABILITY OF CIVIL LIABILITIES

  IFCO Systems is a public limited liability company incorporated under the laws of the Netherlands. Upon completion of the merger and the IPO, some members of the board of directors, some of the officers of IFCO Systems, and some of the experts named in this proxy statement/prospectus will reside outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon IFCO Systems or those persons, or to enforce, in courts outside of the United States, judgments against IFCO Systems or those persons obtained in U.S. courts and based upon the civil liability provisions of the federal securities laws of the United States. Furthermore, since a substantial portion of the assets of IFCO Systems will be located outside of the United States, any judgment obtained in the United States against those persons or IFCO Systems may not be collectible within the United States. Additionally, there may be doubt as to the enforceability, in original actions in Dutch courts, of liabilities based solely upon the federal securities laws of the United States.

                                 LEGAL MATTERS

  The validity of the shares of IFCO Systems ordinary shares to be issued in connection with the merger will be passed upon by Stibbe Simont Monahan Duhot P.C., New York, New York. U.S. federal income tax consequences of the merger will be passed upon for PalEx by its special U.S. tax counsel, Baker Botts L.L.P., Houston, Texas.

                                    EXPERTS

  The combined financial statements of the IFCO Companies as of December 31, 1997 and 1998, and for each of the years then ended and the balance sheet of IFCO Systems as of March 31, 1999, appearing in this proxy statement/prospectus have been so included in reliance on the report of PwC Deutsche Revision AG, independent accountants, given on the authority of that firm as experts in auditing and accounting.

  The financial statements of IFCO U.S. as of December 31, 1997 and 1998, and for each of the years then ended, appearing in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

  The consolidated financial statements of PalEx and its subsidiaries as of November 30, 1996, December 28, 1997, and December 27, 1998, and for the years ended November 30, 1995, November 30, 1996, December 28, 1997, and December 27, 1998, and the one-month period ended December 31, 1996, included in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports dated February 27, 1998, and February 26, 1999, and are included in reliance upon the report of that firm as experts in auditing and accounting.

                             STOCKHOLDER PROPOSALS

  If the merger is not consummated, proposals of stockholders intended to be presented at PalEx's 2000 annual meeting of stockholders must be received by PalEx by April 30, 2000, for inclusion in PalEx's proxy materials relating to each meeting. In the event the merger is consummated, there will not be a 2000 annual meeting of stockholders of PalEx.

                      WHERE YOU CAN FIND MORE INFORMATION

  PalEx files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, and other information filed by PalEx at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please feel free to call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. PalEx's SEC filings are also available to the public from commercial document retrieval services and at the internet world wide web site maintained by the SEC at www.sec.gov.

  IFCO Systems filed a registration statement on Form F-4 to register with the SEC the IFCO Systems ordinary shares to be issued to PalEx stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of IFCO Systems, as well as being a proxy statement of PalEx.

  As allowed by the SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The registration statement and the exhibits are also available at the SEC's public reference rooms, from commercial document retrieval services, and at the SEC's web site.

  You should rely only on the information contained in this proxy statement/prospectus to vote on the merger. Neither IFCO Systems nor PalEx has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated February 4, 2000.

                         INDEX TO FINANCIAL STATEMENTS

IFCO Systems N.V.
 Report of Independent Accountants........................................  F-2
 Balance Sheet as of March 31 and October 31, 1999 (unaudited)............  F-3
 Unaudited Interim Statement of Comprehensive Loss for the period from
  April 1, 1999 to October 31, 1999.......................................  F-4
 Unaudited Interim Statement of Shareholders' Equity......................  F-5
 Notes to the Financial Statements........................................  F-6
IFCO
 Report of Independent Accountants........................................  F-8
 Combined Balance Sheets as of December 31, 1997 and 1998 and October 31,
  1999 (unaudited)........................................................  F-9
 Combined Statements of Operations for the years ended December 31, 1997 and 1998 and the ten months ended October 31, 1998 and 1999 (unaudited)
  ........................................................................ F-10
 Combined Statements of Comprehensive Loss for the years ended December
  31, 1997 and 1998 and the ten months ended October 31, 1998 and 1999
  (unaudited)............................................................. F-11
 Combined Statements of Net Investment for the years ended December 31,
  1997 and 1998 and the ten months ended October 31, 1998 and 1999
  (unaudited)............................................................. F-12
 Combined Statements of Cash Flows for the years ended December 31, 1997 and 1998 and the ten months ended October 31, 1998 and 1999
  (unaudited)............................................................. F-13
 Notes to the Combined Financial Statements............................... F-14
PalEx, Inc. and Subsidiaries
 Report of Independent Certified Public Accountants....................... F-31
 Consolidated Balance Sheets as of December 28, 1997, December 27, 1998,
  and October 24, 1999 (unaudited)........................................ F-32
 Consolidated Statements of Operations for the years ended November 30,
  1996, December 28, 1997, and December 27, 1998, the one-month period ended December 31, 1996, and the ten-month
  periods ended October 25, 1998, and October 24, 1999 (unaudited)........ F-33
 Consolidated Statements of Comprehensive Income for the years ended
  November 30, 1996,
  December 28, 1997, and December 27, 1998, the one-month period ended
  December 31, 1996,
  and the ten-month periods ended October 25, 1998, and October 24, 1999
  (unaudited)............................................................. F-34
 Consolidated Statements of Changes in Stockholders' Equity for the years ended November 30, 1995, November 30, 1996, December 28, 1997, and
  December 27, 1998, and the ten-month period ended October 24, 1999
  (unaudited)............................................................. F-35
 Consolidated Statements of Cash Flows for the years ended November 30,
  1996, December 28, 1997, and December 27, 1998, the one-month period ended December 31, 1996, and the ten-month
  periods ended October 25, 1998, and October 24, 1999 (unaudited)........ F-36
 Notes to Consolidated Financial Statements............................... F-37
IFCO-U.S., L.L.C.
 Report of Independent Certified Public Accountants....................... F-57
 Balance Sheets as of December 31, 1997 and 1998 and October 31, 1999
  (unaudited)............................................................. F-58
 Statements of Operations and Changes in Accumulated Members' Deficit for
  the years ended December 31, 1997 and 1998 and the ten months ended
  October 31, 1998 and 1999 (unaudited)................................... F-59
 Statements of Cash Flows for the years ended December 31, 1997 and 1998 and the ten months ended October 31, 1998 and 1999 (unaudited).......... F-60
 Notes to Financial Statements and the ten months ended October 31, 1998 and 1999 (unaudited).................................................... F-61

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders
of IFCO Systems N.V.
Burgermeister Rijnderstean 20
1185 MC Amsterdam, The Netherlands

In our opinion, the accompanying balance sheet presents fairly in all material respects, the financial position of IFCO Systems N.V. ("the Company") at March 31, 1999, in conformity with generally accepted accounting principles in the United States. The financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit of the statement in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PwC Deutsche Revision
Aktiengesellschaft
Wirtschaftsprufungsgesellschaft
Dusseldorf, Germany
August 25, 1999

/s/ Betz        /s/ Hartmann

                               IFCO SYSTEMS N.V.

                                 BALANCE SHEET

                                     ASSETS

                                                           March 31, October 31,
                                                             1999       1999
                                                           --------- -----------
                                                                     (unaudited)
CURRENT ASSETS:
 Cash and cash equivalents................................  $54,040    $52,590
                                                            =======    =======

                              SHAREHOLDER'S EQUITY

SHAREHOLDER'S EQUITY
 Common stock.............................................  $54,040    $54,040
 Accumulated other comprehensive loss.....................      --      (1,450)
                                                            -------    -------
  Total shareholder's equity..............................  $54,040    $52,590
                                                            =======    =======



    The accompanying notes are an integral part of this financial statement.

                               IFCO SYSTEMS N.V.

               UNAUDITED INTERIM STATEMENT OF COMPREHENSIVE LOSS
             for the Period from April 1, 1999 to October 31, 1999

      Net loss......................................................... $    --
      Other comprehensive loss:
        Foreign currency translation adjustment........................  (1,450)
                                                                        -------
      Comprehensive loss............................................... $(1,450)
                                                                        =======

                               IFCO SYSTEMS N.V.

              UNAUDITED INTERIM STATEMENT OF SHAREHOLDERS' EQUITY

                                                    Accumulated
                                                       Other
                                           Common  Comprehensive Shareholders'
                                            Stock      Loss         Equity
                                           ------- ------------- -------------
Original contribution on and balance at
 March 31, 1999........................... $54,040    $    --       $54,040
Foreign currency translation adjustment...             (1,450)       (1,450)
                                           -------    -------       -------
BALANCE October 31, 1999.................. $54,040    $(1,450)      $52,590
                                           =======    =======       =======

                               IFCO SYSTEMS N.V.
                       NOTES TO THE FINANCIAL STATEMENTS

1.BASIS OF PRESENTATION

   IFCO Systems N.V. was incorporated under the laws of the Netherlands on March 31, 1999. On the incorporation date, $54,040 of cash was contributed by Schoeller Packaging Systems GmbH ("SPS") in exchange for 5,000 ordinary shares of common stock. The authorized share capital of IFCO Systems N.V. is divided into 25,000 ordinary shares, with a nominal value of 10 euro per share. IFCO Systems N.V. is a wholly owned subsidiary of SPS.

   The accompanying financial statement has been prepared in accordance with United States generally accepted accounting principles.

   The unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the information therein.

2.SIGNIFICANT ACCOUNTING POLICIES

   The functional currency is the euro. The Company has selected the United States dollar ("US$") as its reporting currency. The financial statements of the Company's operations which are not denominated in United States dollars are translated using the exchange rate as of the balance sheet date for assets and liabilities.

3.SUBSEQUENT EVENTS

   IFCO Systems N.V. was formed pursuant to a definitive merger agreement effective March 29, 1999 with PalEx, Inc. ("PalEx"). Under the terms of the agreement, prior to the merger, IFCO Systems N.V. will form Silver Oak Acquisition Corp. as its wholly owned subsidiary to participate in the merger. Silver Oak Acquisition Corp. will have authorized capital stock of 100 shares of common stock, par value $0.01 per share. Silver Oak Acquisition Corp. will issue all of its authorized shares to IFCO Systems N.V.

   Prior to the merger with PalEx, SPS will contribute the shares it owns of IFCO Europe Beteiligungs GmbH ("IFCO Europe"), which is 76% owned by SPS, and MTS Okologistik Verwaltungs GmbH ("MTS"), 100% owned by SPS, to IFCO Systems N.V. In addition, Gebruder Schoeller Beteilungsverwaltungs GmbH ("GSB") will contribute the shares of Schoeller International Logistics Beteiligungsgesellschaft mbH ("SIL"), 100% owned by GSB, to IFCO Systems N.V. Both SPS and GSB are owned by the same group of shareholders, the Schoeller family. The merger with PalEx will occur on the same day as, but immediately before, an initial public offering of shares in IFCO Systems N.V.

   IFCO Europe is the holding company of IFCO International Food Container Organisation GmbH ("IFCO GmbH"). IFCO Europe is involved in the organization and administration of the purchase, distribution and leasing of reusable crate systems in Germany and other European countries. IFCO Europe is 76% owned by SPS, with a subsidiary of General Electric Capital Corporation ("GECC") holding a preferred share representing 24%. In connection with its initial investment of DM 45 million ($24.9 million) in IFCO Europe in 1997, GECC received options to increase its investment in IFCO Europe to 49% and then up to 100% after certain dates have passed and criteria have been met. GECC also received options to purchase 100% of MTS and up to 100% of SIL after certain dates have passed and criteria have been met. In connection with the merger agreement, a debenture in the amount of DM 45 million ($27.6 million) will be issued to GECC by a company controlled by the Schoeller family for GECC's preferred share in IFCO Europe. This debenture will have a 30 year term and bear interest at 5% per year. The debenture will be exchangeable for IFCO Systems N.V. ordinary shares that are held by the Schoeller controlled issuer of the debenture after a mandatory holding

                               IFCO SYSTEMS N.V.
                 NOTES TO THE FINANCIAL STATEMENTS--(Continued)

period. GECC's options to increase its investment in IFCO Europe, MTS and SIL will be exchanged for a promissory note payable issued by IFCO Systems N.V. in the amount of DM 45 million ($27.6 million), of which DM 11.25 million ($6.9 million) will be paid out of the proceeds from the initial public offering. The balance will be paid over five years beginning on December 31, 2001. In the first year the annual interest rate will be EURIBOR plus 2.75%, increasing to 10% in the second year.

   MTS is a German company that is 100% owned by SPS and offers a reusable packing system for dry goods sold primarily by retailers. MTS's business processes are generally similar to those of IFCO Europe.

   SIL, is a German company which is 100% owned by GSB and holds ownership interests in reusable crate systems in the United States, Argentina and Japan. The operation in Argentina is wholly owned by SIL and is consolidated within SIL. SIL has a 50% voting interest in the operations in the United States ("IFCO-US") and a 33% ownership investment in the Japanese operations. SIL's business processes are generally similar to those of IFCO Europe. In connection with the merger agreement, the Company intends to purchase the remainder of IFCO-US, giving it 100% ownership.

   Prior to the merger with PalEx, SPS will change its name to Schoeller Logistics Technologies GmbH and SIL will change its name to IFCO International Network Beteiligungsgesellschaft mbH.

   The closing of the merger is subject to the approval of shareholders of PalEx, completion of the initial public offering of IFCO Systems N.V. and other customary conditions. Under the current terms of the agreement, the participating rights (see below) will remain outstanding. The transaction is expected to be completed by the end of the first quarter of 2000.

 Unaudited Subsequent Events

   Effective November 4, 1999, SPS contributed its shares of IFCO Europe, which is 76% owned by SPS, and MTS, 100% owned by SPS, to IFCO Systems N.V. In addition, GSB contributed its shares of SIL, 100% owned by GSB, to IFCO Systems N.V. effective November 4, 1999. Both SPS and GSB are owned by the same group of shareholders, the Schoeller family.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Schoeller Packaging Systems GmbH and Gebruder Schoeller Beteilungsverwaltungs GmbH
Zugspitzstrabe 15
82049 Pullach


In our opinion, the accompanying combined balance sheets and the related combined statements of operations, comprehensive income, net investment and of cash flows present fairly, in all material respects, the combined financial position of IFCO Europe Beteiligungs GmbH and MTS Okologistik GmbH, subsidiaries of Schoeller Packaging Systems GmbH, Pullach and Schoeller International Logistics Beteiligungsgesellschaft mbH, a subsidiary of Gebruder Schoeller Beteilungsverwaltungs GmbH, Munich (collectively "IFCO") at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles in the United States. These financial statements are the responsibility of IFCO's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in Germany, which are substantially consistent with those in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PwC Deutsche Revision
Aktiengesellschaft
Wirtschaftsprufungsgesellschaft
Dusseldorf, Germany
April 30, 1999

/s/ Betz          /s/ Hartmann
(Betz)            (Hartmann)
Wirtschaftsprufer Wirtschaftsprufer

                                      IFCO

                            COMBINED BALANCE SHEETS
                             (In thousands of US$)

                            December 31,
                          ------------------  October 31,
                            1997      1998       1999
                          --------  --------  -----------
                                              (unaudited)
         ASSETS
CURRENT ASSETS:
 Cash and cash
  equivalents...........  $  7,992  $ 23,642   $  9,134
 Receivables............    93,397    74,462     81,509
 Other..................       775     1,874      3,838
                          --------  --------   --------
  Total current assets..   102,164    99,978     94,481
PROPERTY, PLANT AND
 EQUIPMENT, net.........   134,776   172,437    162,772
OTHER ASSETS............    12,617    12,038     16,393
                          --------  --------   --------
  Total assets..........  $249,557  $284,453   $273,646
                          ========  ========   ========
  LIABILITIES AND NET
       INVESTMENT
CURRENT LIABILITIES:
 Short-term loans.......  $ 53,440  $    500   $    500
 Short-term related
  party loans...........    23,298     2,618      2,254
 Current maturities of
  long-term debt........        --     4,912      5,413
 Current maturities of
  capital lease
  obligations...........     4,738     9,340     10,528
 Refundable deposits....    64,323    70,875     70,820
 Accounts payable.......    65,010    69,287     76,533
 Accrued expenses and
  other current
  liabilities...........    12,294     7,303     11,591
 Deferred income........     4,660     6,573      5,996
                          --------  --------   --------
  Total current
   liabilities..........   227,763   171,408    183,635
ACCUMULATED LOSSES IN
 EXCESS OF INVESTMENT IN
 EQUITY ENTITIES........     3,136     4,472      5,684
LONG-TERM DEBT, net of
 current maturities.....       464    77,874     67,183
CAPITAL LEASE
 OBLIGATIONS, net of
 current maturities.....     7,971    26,867     20,768
COMMITMENTS AND
 CONTINGENCIES
PARTICIPATING RIGHTS....     3,956     4,274      3,871
REDEEMABLE PARTICIPATING
 RIGHTS.................     1,256     1,544      1,477
REDEEMABLE CONVERTIBLE
 PREFERRED STOCK........    25,001    28,887     26,335
NET INVESTMENT:
 Contributed share
  capital...............    10,017    10,017     10,017
 Accumulated deficit....   (29,945)  (38,858)   (46,400)
 Accumulated other
  comprehensive loss....       (62)   (2,032)     1,076
                          --------  --------   --------
                           (19,990)  (30,873)   (35,307)
                          --------  --------   --------
  Total liabilities and
   net investment.......  $249,557  $284,453   $273,646
                          ========  ========   ========


    The accompanying notes are an integral part of these combined financial statements.

                                      IFCO

                       COMBINED STATEMENTS OF OPERATIONS
                             (In thousands of US$)

                                        Year Ended          Ten Months Ended
                                       December 31,            October 31,
                                     ------------------  -----------------------
                                       1997      1998       1998        1999
                                     --------  --------  ----------- -----------
                                                         (unaudited) (unaudited)
REVENUES...........................  $116,735  $134,721   $106,021    $126,399
COST OF SALES:
 Depreciation and amortization
  expense and crate breakage.......    26,929    28,487     21,176      28,162
 Other costs of sales..............    72,693    77,731     64,698      72,168
                                     --------  --------   --------    --------
                                       99,622   106,218     85,874     100,330
                                     --------  --------   --------    --------
  Gross profit.....................    17,113    28,503     20,147      26,069
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES..........................    22,263    28,515     20,729      24,029
AMORTIZATION OF GOODWILL...........       675       383        274         344
OTHER OPERATING (INCOME) EXPENSES,
 net...............................    (4,099)   (3,081)    (2,979)     (1,976)
                                     --------  --------   --------    --------
  Income (loss) from operations....    (1,726)    2,686      2,123       3,672
INTEREST EXPENSE...................   (11,815)   (8,637)    (7,355)     (7,347)
INTEREST INCOME....................     3,887     1,607      1,331         466
FOREIGN CURRENCY (LOSSES) GAINS....        25      (188)      (166)       (690)
LOSSES FROM EQUITY ENTITIES........    (2,347)   (2,726)    (2,431)     (1,632)
OTHER INCOME (EXPENSE), net........       183       (83)      (325)       (611)
                                     --------  --------   --------    --------
  Loss before income taxes.........   (11,793)   (7,341)    (6,823)     (6,142)
INCOME TAX PROVISION...............       (47)     (210)      (173)       (144)
                                     --------  --------   --------    --------
  Net loss.........................   (11,840)   (7,551)    (6,996)     (6,286)
                                     --------  --------   --------    --------
ACCRETION OF PREFERRED STOCK AND
 PARTICIPATING RIGHTS..............       630    (1,362)    (1,123)     (1,256)
  Net loss applicable to common
   stock...........................  $(11,210) $ (8,913)  $ (8,119)   $ (7,542)
                                     ========  ========   ========    ========
Unaudited pro forma basic loss per
 share (in US$)....................            $   (.45)              $   (.38)
                                               ========               ========



    The accompanying notes are an integral part of these combined financial statements.

                                      IFCO

                   COMBINED STATEMENTS OF COMPREHENSIVE LOSS
                             (In thousands of US$)

                                         Year Ended         Ten Months Ended
                                        December 31,           October 31,
                                      -----------------  -----------------------
                                        1997     1998       1998        1999
                                      --------  -------  ----------- -----------
                                                         (unaudited) (unaudited)
Net loss............................. $(11,840) $(7,551)   $(6,996)    $(6,286)
Other comprehensive loss:
 Foreign currency translation
  adjustment.........................      317   (1,970)    (1,663)      3,108
                                      --------  -------    -------     -------
Comprehensive loss................... $(11,523) $(9,521)   $(8,659)    $(3,178)
                                      ========  =======    =======     =======




    The accompanying notes are an integral part of these combined financial statements.

                                      IFCO

                     COMBINED STATEMENTS OF NET INVESTMENT
                             (In thousands of US$)

                                                        Accumulated
                               Contributed                 Other
                                  Share    Accumulated Comprehensive    Net
                                 Captial     Deficit       Loss      Investment
                               ----------- ----------- ------------- ----------
BALANCE January 1, 1997......    $10,017    $(10,100)     $  (379)    $   (462)
Capital distribution, net of
 tax.........................        --       (8,635)         --        (8,635)
Participating rights, net of
 tax.........................        --          774          --           774
Redeemable cumulative
 participating rights, net of
 tax.........................        --         (144)         --          (144)
Foreign currency adjustment..        --          --           317          317
Net loss.....................        --      (11,840)         --       (11,840)
                                 -------    --------      -------     --------
BALANCE December 31, 1997....    $10,017    $(29,945)     $   (62)     (19,990)
Accretion of redeemable
 convertible preferred stock,
 net of tax..................        --       (1,274)         --        (1,274)
Participating rights, net of
 tax.........................        --           61          --            61
Redeemable cumulative
 participating rights, net of
 tax.........................        --        (149)          --          (149)
Foreign currency adjustment..        --          --        (1,970)      (1,970)
Net loss.....................        --       (7,551)         --        (7,551)
                                 -------    --------      -------     --------
BALANCE December 31, 1998....    $10,017    $(38,858)     $(2,032)    $(30,873)
Accretion of redeemable
 convertible preferred stock,
 net of tax (unaudited)......        --       (1,077)         --        (1,077)
Participating rights, net of
 tax (unaudited).............        --          (60)         --           (60)
Redeemable cumulative
 participating rights,
 (unaudited).................        --        (119)          --          (119)
Foreign currency adjustment
 (unaudited).................        --          --         3,108        3,108
Net loss (unaudited).........        --       (6,286)         --        (6,286)
                                 -------    --------      -------     --------
BALANCE October 31, 1999.....    $10,017    $(46,400)     $ 1,076     $(35,307)
                                 =======    ========      =======     ========



    The accompanying notes are an integral part of these combined financial statements.

                                      IFCO

                       COMBINED STATEMENTS OF CASH FLOWS
                             (In thousands of US$)

                                         Year Ended         Ten Months Ended
                                        December 31,           October 31,
                                      -----------------  -----------------------
                                        1997     1998       1998        1999
                                      --------  -------  ----------- -----------
                                                         (unaudited) (unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net loss............................  $(11,840) $(7,551)   $(6,996)    $(6,286)
Adjustments to reconcile net loss to
 net cash provided by operating
 activities:
 Depreciation of property, plant and
  equipment and crate breakage......    26,929   28,487     21,176      28,162
 Amortization of goodwill...........       675      383        274         344
 Amortization of intangible assets
  and debt issuance costs...........       --       664        228          38
 Foreign exchange (gain)/loss.......       (25)     188        166         690
 (Profit)/loss on sale of property,
  plant and equipment...............        (2)     --         --          106
 Losses from equity entities........     2,347    2,726      2,431       1,632
 Changes in operating assets and
  liabilities--
 Proceeds from factoring
  arrangement.......................       --    25,435     19,883      28,004
 Receivables........................   (11,588)   2,160     (2,186)    (46,654)
 Other assets, long term............       243      112        586      (1,456)
 Inventory..........................     7,414   (1,621)    (1,205)     (2,293)
 Prepaid expenses and other current
  accounts..........................       107      673        714          47
 Accounts payable...................     5,076   10,933        251      17,435
 Other current liabilities..........     3,515   (7,791)    (5,422)      1,334
 Accrued liabilities................     8,722    3,803      9,980      12,068
 Deferred income....................       917    1,337        617         249
                                      --------  -------    -------     -------
  Net cash provided by operating
   activities.......................    32,490   59,938     40,497      33,420
                                      --------  -------    -------     -------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchase of crates.................   (41,950) (38,098)   (35,170)    (33,054)
 Purchase of property, plant and
  equipment.........................      (562)  (2,097)    (2,062)     (3,021)
 Purchase of other intangible
  assets............................      (243)     (33)        --        (188)
 Merger costs.......................        --       --         --      (3,421)
 Investment in equity entities......      (478)  (1,390)    (1,386)       (420)
 Proceeds from sale of property and
  equipment.........................       448      106         --          --
 Sale (purchase) of investments
  carried at cost...................      (436)   2,746      2,723          --
                                      --------  -------    -------     -------
  Net cash used in investing
   activities.......................   (43,221) (38,766)   (35,895)    (40,104)
                                      --------  -------    -------     -------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from sale of redeemable
  convertible preferred stock.......    24,949      --
 Payments on short term bank
  borrowings........................       --   (51,254)   (50,699)        --
 Payments on long term bank
  borrowings........................    (3,502) (15,351)   (15,221)    (11,581)
 Payments on related party loans....       --   (25,779)   (25,616)       (196)
 Payments on capital lease
  obligations.......................   (14,214)  (5,331)    (4,589)     (4,527)
 Proceeds from short term bank
  borrowings........................     8,591      --
 Proceeds from long term bank
  borrowings........................       --    91,756     90,764      11,010
 Proceeds from related party loans..     3,997    1,850      1,595         139
 Payment for interest rate cap......       --      (202)
 Debt issuance costs................    (6,621)  (2,131)    (1,703)        --
 Capital distribution to
  shareholders......................    (8,635)     --          --          --
 Other..............................       464      --          --          --
                                      --------  -------    -------     -------
  Net cash provided by (used in)
   financing activities.............     5,029   (6,442)    (5,469)     (5,155)
                                      --------  -------    -------     -------
EFFECT OF EXCHANGE RATE CHANGES ON
 CASH AND CASH EQUIVALENTS..........      (549)     920        589      (2,669)
                                      --------  -------    -------     -------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS...................    (6,251)  15,650       (278)    (14,508)
CASH AND CASH EQUIVALENTS, beginning
 of the period                          14,243    7,992      7,992      23,642
                                      --------  -------    -------     -------
CASH AND CASH EQUIVALENTS, end of
 period.............................  $  7,992  $23,642    $ 7,714     $ 9,134
                                      ========  =======    =======     =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid for interest.............  $  6,772  $ 6,959    $ 5,841     $ 6,805
 Cash paid for income taxes.........  $     47  $    64    $    64     $   181
SUPPLEMENTAL SCHEDULE OF NON-CASH
 INVESTING AND FINANCING ACTIVITIES:
 Accretion of redeemable convertible
  preferred stock...................       --   $ 1,274         --          --
 Redeemable cumulative participating
  rights............................  $    144  $   149         --          --
 Participating rights...............  $   (774) $   (61)        --          --
 Purchase of containers on capital
  leases............................  $  8,465  $ 9,382    $ 4,228     $ 4,125

    The accompanying notes are an integral part of these combined financial statements.

                                      IFCO

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
                 (In thousands of US$ unless otherwise stated)

1.BUSINESS AND ORGANIZATION:

  These combined financial statements represent the operations of IFCO Europe Beteiligungs GmbH ("IFCO Europe") and MTS Okologistik Verwaltungs GmbH ("MTS"), which are subsidiaries of Schoeller Packaging Systems GmbH, Pullach ("SPS"), as well as the operations of Schoeller International Logistics Beteiligungsgesellschaft mbH ("SIL"), a subsidiary of Gebruder Schoeller Beteilungsverwaltungs GmbH, Munich ("GSB") (collectively "IFCO" or the "Company"). The entities are involved in crate leasing and servicing activities. SPS and GSB are wholly owned by the same group of shareholders, the Schoeller family. IFCO Europe, MTS and SIL previously reported separately to SPS and GSB respectively, and all costs relating to each entity were historically billed through management charges. These costs include all general corporate overheads, consisting of accounting, legal and technical services and other general and administrative costs, and interest expense related to the operations of IFCO Europe, MTS and SIL. All significant inter-company transactions and balances between the combined companies have been eliminated. Income taxes have been calculated on a separate return basis.

  IFCO Europe was established in 1997 and is the holding company of IFCO International Food Container Organisation GmbH ("IFCO GmbH"), a German company, which was established in 1992. IFCO Europe is involved in the organization and administration of the purchase, distribution and leasing of reusable crate systems in Germany and other European countries. The crates are leased primarily to producers of fresh fruit and vegetables in exchange for a one-time usage fee. The producers' goods are transported in the crates to various intermediaries and ultimately retailers for sale to consumers. IFCO Europe delivers the empty crates to customers' bulk warehouses and collects the empty crates from regional service points, where the crates are transported to the Company's depots and cleaned for reuse. IFCO Europe is 76% owned by SPS, with a subsidiary of General Electric Capital Corporation ("GECC") holding a preferred share representing 24%. In connection with its initial investment of $24,949 in IFCO Europe in 1997, GECC received options to increase its investment in IFCO Europe to 49% and then up to 100% after certain dates have passed and criteria have been met. GECC also received options to purchase 100% of MTS and up to 100% of SIL after certain dates have passed and criteria have been met.

  MTS, a German company that is 100% owned by SPS, was established in 1992 and offers a reusable packing system for dry goods sold primarily by retailers. MTS's business processes are generally similar to those of IFCO Europe.

  SIL, a German company which is 100% owned by GSB was established in 1994 to hold ownership interests in reusable crate systems in the United States, Argentina and Japan. The operation in Argentina is wholly owned and is consolidated within SIL. SIL has a 50% voting interest in the operations in the United States and a 33% ownership investment in the Japanese operations. SIL has agreed to fund its proportionate share of losses of the operation in the United States in excess of its capital investment. Both of these operations are accounted for under the equity method. SIL's business processes are generally similar to those of IFCO Europe.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Accounting Principles

  The accompanying combined financial statements have been prepared in accordance with United States generally accepted accounting principles.

Fiscal Year

  All combined entities maintain their accounting records using a December 31 year-end.

                                      IFCO

                 (In thousands of US$ unless otherwise stated)


Inventory

  Inventories are stated at the lower of cost or net realizable value. The cost of inventories is determined using a weighted average cost method.

Property, Plant and Equipment

  Property, plant, and equipment is carried at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. The straight-line method of depreciation is utilized for financial reporting purposes.

  Included in property, plant and equipment is the Company's crate rental pool, which is being depreciated to estimated salvage value using the straight line method over lives ranging from 8 to 15 years. The Company periodically reviews its crate rental pool to ensure that all unusable crates are reduced to net realizable value in accordance with the Company's crate supply contract. These charges are considered breakage by the Company and are included in cost of sales in the accompanying combined statements of operations.

  Expenditures for maintenance and repairs are charged to expense as incurred. Additions and major replacements or betterments that increase capacity or extend useful lives are added to the cost of the asset. Upon sale or retirement of property, plant and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in other income (expense), net, in the accompanying combined statements of operations.

  The Company follows the reporting requirements of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 establishes the recognition and measurement standards related to the impairment of long- lived assets. The Company periodically assesses the realizability of its long-lived assets pursuant to the provisions of SFAS No. 121 and has determined that no impairments would have been recognized under SFAS No. 121.

  The Company follows the reporting requirements of SFAS No. 13 "Accounting for Leases". Leases classified as capital leases are recognized as assets and liabilities in the balance sheet at amounts equal to the fair value of the leased property at the inception of the lease or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between imputed finance charge and the reduction of the outstanding liability. The lease asset is depreciated during the period of expected used on a systematic basis consistent with the depreciation policy for depreciable assets that are owned.

Goodwill and Other Intangible Assets

  Goodwill, which represents the excess of acquisition cost over the fair market value of identified net assets acquired in business combinations accounted for as purchases, is amortized using the straight-line method over 15 years.

  The Company evaluates on a regular basis whether events and circumstances have occurred that indicate that the carrying amount of goodwill and other intangible assets may warrant revision. Management believes that there has been no impairment of the goodwill and other intangible assets as reflected in the Company's combined financial statements as of December 31, 1998.

Investments Carried at Cost

  Entities where IFCO has less than 20% of the voting rights and over which IFCO does not exercise significant influence are accounted for at cost, and are included in other assets on the combined balance sheet. In 1997 this consisted of one entity, APOLLO Verwaltungsgesellschaft mbH, Munchen, which was sold in 1998.

                                      IFCO

                 (In thousands of US$ unless otherwise stated)


Investment in Equity Entities

  Entities over which IFCO has between 20% and 50% of the voting rights, and over which IFCO exercises significant influence, are accounted for using the equity method.

  SIL's share of operating losses in the Japanese operations ("IFCO Japan") has exceeded its capital investment, and accordingly the investment in IFCO Japan has been reduced to zero. SIL has not recorded its proportionate share of IFCO-Japan's losses in excess of its investment in IFCO Japan as SIL is under no obligation, and has no intention, to fund IFCO-Japan's losses. IFCO Japan's losses that have been recorded are included in losses from equity entities on the combined statement of operations.

  SIL's share of the operating losses in the operations in the United States ("IFCO-US") has exceeded its initial capital investment. SIL has recorded its proportionate share of the losses in IFCO-US in excess of its investment as accumulated losses in excess of investment in equity entities in the combined balance sheet as SIL has agreed to fund its proportionate share of the losses. The loss that has been recognized by SIL in respect of IFCO-US is recorded in losses from equity entities on the combined statement of operations.

Participating Rights

  The participating rights were originally issued to Schoeller Plast Industries GmbH, Pullach, ("SPI"), a company wholly owned by SPS, in respect of IFCO GmbH with a nominal value of DM 10.0 million. The rights have no voting rights and are issued for an unlimited period and may be terminated by IFCO upon repayment of the nominal value. In the event of IFCO GmbH's liquidation, it is repayable after all other creditors and ranks equally with the share capital. The participating rights share in IFCO GmbH's profits up to a maximum of $0.9 million per year, before any other distribution may be made, and in IFCO GmbH's losses in the amount of 10% per year until the balance is exhausted. In the event that the participating rights has been reduced from its nominal value by its share of losses, future profits must first be used to restore it to its nominal value before any other distributions may be made.

 Redeemable Participating Rights

  In 1996 SIL received DM 2 million ($1,228) from Alexander Schoeller & Co. Management Holding GmbH ("Schoeller Management Holding"), a company which is wholly owned by the Schoellers. Each year that SIL recognizes a profit under German GAAP, Schoeller Management Holding is entitled to DM 250,000 ($154) per annum. This amount is cumulative, and any unpaid balance due to SIL's lack of profit bears interest at 6.0% per annum. Schoeller Management Holding does not participate in SIL's losses, and has no voting rights in SIL. The agreement is for an unlimited duration, and may be terminated by either party with a six month notice period.

Income Taxes

  The Company uses the liability method of accounting for income taxes, wherein deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. As changes in tax laws or rate are enacted, deferred tax assets and liabilities are adjusted through income tax expense.

                                      IFCO

                 (In thousands of US$ unless otherwise stated)


Revenue Recognition

  The majority of the Company's combined revenues are generated from crate usage fees and are recognized over the Company's service obligation period, which is complete when the customer's product is removed from the crates and the crate is ready to be returned to the Company.

  The Company also generates revenues from the lease of crates for specified periods of time, which are recognized on a straight-line basis over the lease term. Additionally, the Company generates revenues from the sales of broken crates.

Refundable Deposits

  The Company receives a deposit from its customers upon crate delivery that is classified as a refundable deposit in the accompanying combined balance sheets. This deposit is refunded by the Company when the crate is recollected.

Fair Value of Financial Instruments

  SFAS No. 107, "Disclosures About Fair Values of Financial Instruments", and SFAS No. 119, "Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments", require the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's long-term debt approximates fair value due to variable interest rates. The carrying value of the Company's other financial instruments also approximates fair value, except for the interest rate cap of the Senior Facility Agreement. The cap uses a derivative financial instrument, and as it is an integral part of the Senior Facility Agreement, it cannot be reliably segregated and measured. There are no published price quotations in active public securities markets and even though there are well-established valuation models, the data inputs to these models does not come from active markets.

Foreign Currency Transactions and Translation

  Sales and purchases in foreign currency are measured using the exchange rate at the day of the transaction. Foreign currency transaction gains and losses are included in the Combined Statement of Operations.

  The functional currency is the local currency of each subsidiary. The Company has selected the United States dollar ("US$") as its reporting currency. The financial statements of the Company's operations which are not denominated in United States dollars are translated using the exchange rate as of the balance sheet date for assets and liabilities and a weighted average exchange rate for the reported amount of revenues, expenses, gains and losses during the reporting period. The cumulative translation adjustment is recorded as a separate component of shareholders' equity.

Use of Estimates

  The preparation of combined financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the combined financial statements and the reported amount of revenues and expenses during the reporting period. Although the Company reviews all significant estimates affecting its combined financial statements on a recurring basis and records the estimated effect of any necessary adjustments prior to their publication, actual results could differ from these estimates.

                                      IFCO

                 (In thousands of US$ unless otherwise stated)


Unaudited Pro Forma Loss Per Share

  Unaudited pro forma basic loss per share has been computed using an estimate of the number of ordinary shares that will be issued to the shareholders of the Company upon formation of IFCO Systems N.V. This amount has been calculated as
20.0 million. The numerator used in the calculation of unaudited proforma basic loss per share has been calculated using the net loss for the year plus accretion on the redeemable convertible preferred stock, the redeemable cumulative participating rights and the participating rights. The number of shares used in calculating basic and diluted loss per share is the same, as the conversion of the preferred stock would result in anti-dilution. See additional discussion related to the formation of IFCO Systems N.V. in Note 12.

Recent Accounting Pronouncements

  On May 19, 1999, the Financial Accounting Standards Board decided to delay the effective date of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," to all fiscal quarter of all fiscal years beginning after June 15, 2000. SFAS 133 requires that all derivative financial instruments be recognized as either assets or liabilities on the balance sheet at their fair values and that accounting for the changes in their fair values is dependent upon the intended use of the derivatives and their resulting designations. The new standard will supersede or amend existing standards that deal with hedge accounting and derivatives. The Company has not determined the effect that adopting this standard will have on its consolidated financial statements.

Interim Financial Statements

  The unaudited combined consolidated interim financial statements included herein have been prepared in accordance with United States generally accepted accounting principles. These statements reflect all adjustments, consisting only of normal recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the information contained therein. All significant inter-company transactions and balances between the combined companies have been eliminated.

3.PROPERTY, PLANT AND EQUIPMENT:

  Property, plant and equipment consist of the following:

                                                 Estimated
                                                  Useful    At December 31,
                                                 Lives in  ------------------
                                                   Years     1997      1998
                                                 --------- --------  --------
   Crates.......................................   8-15    $145,444  $188,848
   Machinery and equipment......................   4-10       5,783     7,631
   Furniture and fixtures.......................   4-10       2,881     4,213
                                                           --------  --------
                                                           $154,108  $200,692
   Less: Accumulated depreciation and
    amortization................................            (19,332)  (28,255)
                                                           --------  --------
                                                           $134,776  $172,437
                                                           ========  ========

  Depreciation expense for the years ended December 31, 1997 and 1998 was $8,579 and $10,414, respectively. Of the total assets above, costs of $14,388 and $38,288, along with accumulated depreciation of $651 and $981, are held under capital leases at December 31, 1997 and 1998, respectively.

                                      IFCO

                 (In thousands of US$ unless otherwise stated)


4.DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Accounts Receivable

  The major components of accounts receivable are as follows:

                                                At December 31,
                                                ----------------  At October 31,
                                                 1997     1998         1999
                                                -------  -------  --------------
                                                                   (unaudited)
Trade (gross).................................. $71,946  $63,292     $68,582
Less: Allowance for doubtful accounts..........  (5,886)  (6,079)     (4,101)
Related party..................................  14,396    7,538       8,678
Other..........................................  12,941    9,711       8,350
                                                -------  -------     -------
                                                $93,397  $74,462     $81,509
                                                =======  =======     =======

  Activity in the Company's allowance for doubtful accounts consists of the following:

                                                                   Year ended
                                                                  December 31,
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
Balance, beginning of the year................................... $5,460 $5,886
Write-offs.......................................................    --     --
Additional provisions............................................    426    193
                                                                  ------ ------
                                                                  $5,886 $6,079
                                                                  ====== ======

Other Assets

  The major components of other assets are as follows:

                                                               At December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
   Goodwill................................................... $ 3,805  $ 4,187
   Debt issuance costs........................................   6,417    9,364
   Investment accounted for under the cost method.............   2,695      --
   Other......................................................     942      962
                                                               -------  -------
                                                               $13,859  $14,513
   Less: Accumulated amortization.............................  (1,242)  (2,475)
                                                               -------  -------
                                                               $12,617  $12,038
                                                               =======  =======

Accounts payable

  The major components of accounts payable are as follows:

                                                  At December 31,
                                                  --------------- At October 31,
                                                   1997    1998        1999
                                                  ------- ------- --------------
                                                                   (unaudited)
   Trade......................................... $64,712 $65,525    $ 72,129
   Related party.................................     298   3,762       4,404
                                                  ------- -------    --------
                                                  $65,010 $69,287    $ 76,533
                                                  ======= =======    ========

                                      IFCO

                 (In thousands of US$ unless otherwise stated)


5.DEBT:

Long-Term Debt

  During 1998, IFCO Europe negotiated a new financing arrangement through a lending syndicate under a Deutsch Mark ("DM") 146 million ($89,644) Senior Facility Agreement ("SFA"), and a DM 35 million ($21,490) Senior Subordinated Agreement ("SSA"). The proceeds from the SFA and SSA were primarily used to reduce the Company's outstanding short-term borrowings.

  The SFA consists of a DM 76 million ($46,664) fixed term loan and two revolving credit facilities totaling DM 70 million ($42,980). All borrowings under the SFA contain principal reduction provisions, mature in 2004 and accrue interest at EURIBOR plus 1.75% (4.98% as of December 31, 1998). The SSA is due in full in 2005. Outstanding borrowings under the SSA accrue interest at a rate of EURIBOR plus 2.75% (5.98% as of December 31, 1998).

  IFCO Europe borrowed DM 76 million ($46,664) under the SFA fixed term loan, and repaid DM 4 million ($2,456) on December 31, 1998 as required by the debt agreement. At December 31, 1998, borrowings under the SFA revolving credit facility totaled DM 27 million ($16,578), leaving DM 43 million ($26,403) available for future borrowings. The entire amount of the SSA was borrowed during 1998, and was outstanding at December 31, 1998.

  Substantially all of IFCO Europe's receivables and long-lived assets are pledged as security against all outstanding borrowings under the SFA and SSA, which also prohibit any dilution of GECC's capital investment. The SFA and SSA prohibit the factoring of receivables in excess of DM 80 million ($49,122). The SFA and SSA limit the amount of capital lease obligations that IFCO Europe may enter into from January 1, 1999 onwards to DM 75 million ($46,052). The SFA and SSA also prohibit the payment of dividends by IFCO Europe as long as any outstanding borrowings exist under the SFA or SSA, restrict IFCO Europe's incurrence or assumption of other indebtedness and require IFCO Europe to comply with non-financial and financial covenants, including certain funded debt and interest expense to earnings before taxes, depreciation, interest and amortization ratios and certain cash flow ratios. IFCO Europe was in compliance with, or had subsequently obtained waivers for, such covenants as of December 31, 1998.

  To hedge its variable rate interest risk, IFCO Europe has entered into an interest rate cap agreement, which as of December 31, 1998, covers $65,600 of IFCO Europe's outstanding debt and limits interest rates applicable to those borrowings to 6.75%. The costs of this agreement are included in interest expense ratably over the agreement's life. The unamortized cost of the agreement is included in other assets in the accompanying combined balance sheets.

  Long-term debt consists of the following:

                                                    At December
                                                        31,
                                                   -------------  At October 31,
                                                   1997   1998         1999
                                                   ----- -------  --------------
                                                                   (unaudited)
   SFA term loan.................................. $ --  $44,208     $34,393
   SFA credit facilities..........................   --   16,578      18,808
   SSA term loan..................................   --   21,490      18,808
   Other..........................................   464     510         587
                                                   ----- -------     -------
                                                   $ 464 $82,786     $72,596
   Less: current maturities.......................   --   (4,912)     (5,413)
                                                   ----- -------     -------
                                                   $ 464 $77,874     $67,183
                                                   ===== =======     =======

                                      IFCO

                 (In thousands of US$ unless otherwise stated)


  The maturities of long-term debt are as follows for the years ending December 31:

                                                                         Amount
                                                                         -------
   1999................................................................. $ 4,912
   2000.................................................................   6,036
   2001.................................................................   7,368
   2002.................................................................  12,894
   2003.................................................................  12,894
   Thereafter...........................................................  38,682
                                                                         -------
                                                                         $82,786
                                                                         =======

Short-Term Loans

  Short-term loans in 1997 consisted of short-term notes with banks and other third parties and were due on demand. These loans were repaid with the proceeds from the SFA and SSA. There are no short-term loans at December 31, 1998.

Short-Term Related Party Loans

  SPS and GSB, SPS's subsidiaries and SPS's direct owners have historically provided working capital financing to the Company. Outstanding balances accrue interest at rates ranging from 5.0% to 8.0%.

Related Party Loans

  The balance in related party loans represents funding that has been provided by companies under common control, and have due dates that extend beyond December 31, 1999.

Receivable Factoring

  Prior to May 1998, IFCO GmbH had an agreement whereby the trade accounts receivable balances were used as collateral against borrowings from third parties. Both the receivables and the funding were recorded on IFCO GmbH's books. The administrative processes related to collecting the receivables was performed by the third party acting as an agent for IFCO GmbH, for which IFCO GmbH paid a fee.

  In May 1998 the arrangement was altered to allow IFCO GmbH to factor up to 85% of accounts receivable balances that meet certain requirements as set forth in the agreement. For the receivables accepted for factoring, the factoring agent is required to remit between 60% and 80% of the unpaid amounts of factored receivables to IFCO GmbH. The remainder, less a factoring charge, is held in an escrow account and is remitted to IFCO GmbH following collection. There is no risk of loss associated with the funds initially received by IFCO GmbH, and these funds have been netted off against receivables. The risk of loss on the balance held in the escrow account remains with IFCO GmbH, with the factoring agent performing the administrative collection process for all factored receivables. The balance held in the escrow account is included in receivables on the combined balance sheet and at December 31, 1998 was $7,279. The interest rate on cash advances relating to uncollected factored receivables is based on the three-month EURIBOR rate plus 1.25% (4.48% as of December 31, 1998). IFCO GmbH factored approximately $25,435 of its combined receivables in 1998 and incurred approximately $2,629 in factoring and interest charges relating to this agreement for the year ended December 31, 1998.

                                      IFCO

                 (In thousands of US$ unless otherwise stated)


Capital Lease Obligations

  The Company has entered into leases with third parties principally for plastic crates that are accounted for as capital leases. The future minimum lease payments for assets under capital leases, together with the present value of minimum lease payments, were as follows as of December 31:

                                                                        Amount
                                                                        -------
   1999................................................................ $11,603
   2000................................................................  11,135
   2001................................................................   7,607
   2002................................................................   4,704
   2003................................................................   2,501
   Thereafter..........................................................   3,734
                                                                        -------
   Total future minimum lease payments................................. $41,284
   Less amounts representing interest..................................  (5,077)
                                                                        -------
   Present value of future minimum lease payments...................... $36,207
                                                                        =======
   Current............................................................. $ 9,340
   Non-current.........................................................  26,867
                                                                        -------
   Total............................................................... $36,207
                                                                        =======

6.REDEEMABLE CONVERTIBLE PREFERRED STOCK

  IFCO Europe has outstanding, one share of preferred stock held by a subsidiary of GECC. The holder of the preferred share shall be entitled to 16% of the vote on all matters of which common stockholders are entitled to vote. The other 84% of votes are held by the common stockholders. The holder of the preferred share participates in 24% of the profits of IFCO Europe. However, the preferred share has preference over the first DM 2,250 ($1,382) of profits before any profits are distributed to the common stockholders.

  The preferred share is convertible into common stock of IFCO Europe at any time prior to September 30, 2004. The preferred stock is redeemable beginning September 30, 2002, at the option of the holder for the original investment amount. In addition to the original investment amount, the holder is entitled to 5% annual interest on the purchase price minus any capital repaid to the holder for the period starting at the day of the original investment and ending on the date of redemption election, such interest amount being compounded at an interest rate of 5% per year and being reduced by any dividends paid out to the holder. The redemption amount outstanding on the redemption date is payable in 12 monthly installments, plus 5% interest beginning two years after the redemption election date. In addition, the preferred stock is redeemable subject to certain conditions at the option of the issuer in year 2003 at the earliest. The redemption amount is calculated under similar terms as above.

  In the event of liquidation or dissolution of the Company, the holder of the preferred share shall have priority entitlement before distribution to other shareholders to proceeds which are available for distribution to the shareholders up to an amount of DM 45,000 ($27,630), plus preferential dividends which have not been distributed, less any eventual distribution of profits in excess of the preferential dividends.

  In connection with the investment in the preferred share, GECC received options to increase its investment in IFCO Europe to 49% and then up to 100% after certain dates have passed and criteria have been met. In addition, GECC received options to purchase 100% of MTS and up to 100% of SIL after certain dates have passed and criteria have been met. Also in connection with the investment, SPS has a put option to sell its interest in IFCO Europe to GECC after certain dates have passed and criteria have been met.

                                      IFCO

                 (In thousands of US$ unless otherwise stated)


7.INCOME TAXES:

                                                                 Year ended
                                                                December 31,
                                                               ---------------
                                                                1997     1998
                                                               -------  ------
   Loss before income taxes
    Germany................................................... $ 8,227  $3,802
    Foreign...................................................   3,217   3,539
                                                               -------  ------
   Total...................................................... $11,444  $7,341
                                                               =======  ======
   Income tax provision
   Current
    Germany................................................... $   --   $  --
    Foreign...................................................     (47)   (210)
                                                               -------  ------
   Total current.............................................. $   (47) $ (210)
                                                               -------  ------
   Deferred
    Germany................................................... $   --   $  --
    Foreign...................................................     --      --
                                                               -------  ------
   Total Deferred............................................. $   --   $  --
                                                               -------  ------
   Total provision ........................................... $   (47) $ (210)
                                                               =======  ======

  The differences in income taxes provided and the amounts determined by applying appropriate statutory tax rates to loss before income taxes result from the following:

                                                                 Year ended
                                                                December 31,
                                                                --------------
                                                                 1997    1998
                                                                ------  ------
   Tax benefit at statutory rate (48.8%)....................... $5,585  $3,582
   Increase (decrease) resulting from:
    Movement in valuation allowance............................ (3,693) (3,605)
    Participating rights.......................................   (378)    (30)
    Non deductible finance charges.............................   (464)   (348)
    Goodwill amortisation......................................   (131)   (118)
    Other......................................................   (966)    309
                                                                ------  ------
                                                                $  (47) $ (210)
                                                                ======  ======

                                      IFCO

                 (In thousands of US$ unless otherwise stated)

  Deferred taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. Components of the Company's net deferred tax liability are as follows:

                                                              At December 31,
                                                              -----------------
                                                               1997      1998
                                                              -------  --------
   Deferred income tax liabilities:
    Accelerated depreciation................................. $57,893  $ 81,114
    Other....................................................   4,685     3,467
                                                              -------  --------
   Total deferred income tax liabilities..................... $62,578  $ 84,581
   Deferred income tax assets:
    Carryforward losses...................................... $61,422  $ 73,891
    Interest on accretion....................................     --        622
    Capitalized crate cost...................................   6,181    17,679
    Patent...................................................   3,676     3,596
   Other.....................................................   3,018     6,164
                                                              -------  --------
   Total deferred income tax assets.......................... $74,297  $101,952
   Valuation allowance....................................... (11,719)  (17,371)
                                                              -------  --------
   Net deferred income tax assets............................ $62,578  $ 84,581
   Deferred income tax assets, net........................... $   --   $    --
                                                              =======  ========

  Current deferred tax assets, net are recorded in other current assets in the accompanying combined balance sheets.

  Income taxes payable at December 31, 1997 and 1998 was approximately $47 and $146, respectively and are included in accrued liabilities in the accompanying combined balance sheets.

  As certain crate leases are capitalized for book purposes but are treated as operating leases for tax purposes, the amount of expense recognized for book and tax purposes differs, resulting in a deferred tax asset. Such asset will reverse over the life of the lease.

  At December 31, 1997 and 1998, the Company has net operating loss carryforwards in Germany of approximately $115,453 and $135,275, respectively. The loss carryforwards attributable to German operations do not expire. The loss carryforwards attributable to foreign operations at December 31, 1997 and 1998 are $11,840 and $18,468, respectively. These operating loss carryforwards expire in 2004 and 2005. These carryforwards are available to offset future taxable income. A valuation allowance has been made by the Company to provide for deferred tax assets. The valuation allowance is necessary as the specific subsidiaries for which it is attributable have not made profits consistently, thereby making it more likely than not that the asset will not be realized. The amount of the valuation allowance is reviewed periodically and will be released in the future if it becomes more likely than not that these carryforward losses can be realised.

                                      IFCO

                 (In thousands of US$ unless otherwise stated)


  Activity in the Company's valuation allowance for deferred tax assets consists of the following:

                                                                Year ended
                                                               December 31,
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
   Balance, beginning of year................................ $ 5,497  $11,719
   Increase (decrease) due to foreign exchange translation...    (958)   1,485
   Additions in the year due to subsidiary loss
    carryforwards............................................   7,180    4,167
                                                              -------  -------
   Balance, end of year...................................... $11,719  $17,371
                                                              =======  =======

  The valuation allowance allocated by tax jurisdiction is as follows:

                                                                   Year ended
                                                                  December 31,
                                                                 ---------------
                                                                  1997    1998
                                                                 ------- -------
   Germany:
   Current...................................................... $   300 $   800
   Long-term....................................................   7,192  10,451
                                                                 ------- -------
                                                                 $ 7,492 $11,251
   Other:
   Long-term.................................................... $ 4,227 $ 6,120
                                                                 ------- -------
   Total........................................................ $11,719 $17,371
                                                                 ======= =======

8.COMMITMENTS AND CONTINGENCIES:

Litigation

  One of the Company's subsidiary's has been assessed a charge related to value added tax by the Swiss government in the amount of approximately $2.0 million, resulting from differing interpretations of the Company's crate activity in Switzerland. The Company objects to the charge and is currently negotiating with the tax authorities. The Company has accrued an amount that it believes to be a probable liability.

  The Company is involved in various legal proceedings that have arisen in the ordinary course of business. While it is not possible to predict the outcome of such proceedings with certainty, in the opinion of the Company's management, all such proceedings are adequately covered by insurance or, if not so covered, should not materially result in any liability which would have a material adverse effect on the financial position, liquidity or results of operations of the Company.

Leasing Arrangements

  The Company also leases certain facilities and machinery under noncancellable operating leases. Lease payments are accrued on a straight-line basis over the term of the lease. Minimum future rental payments under these leases as of December 31, 1998 are as follows:

                                                                         Amount
                                                                         -------
   1999................................................................. $ 4,094
   2000.................................................................   3,605
   2001.................................................................   2,700
   2002.................................................................   1,603
   2003.................................................................   1,504
   Thereafter...........................................................   1,449
                                                                         -------
                                                                         $14,955
                                                                         =======

  Rent expense under operating leases was approximately $2,335 and $4,442 for the years ending December 31, 1997 and 1998, respectively.

                                      IFCO

                 (In thousands of US$ unless otherwise stated)


9.RELATED PARTY TRANSACTIONS:

Crate Supply Contracts

  IFCO Europe has historically purchased the majority of its crates through single-year supply contracts with SPI. During 1997, the Company entered into a ten-year supply agreement with SPI to provide all of the Company's plastic crates. SPI will not provide plastic crates to other third parties. SPI unit prices are a function of their weight, the price for granulate and the actual quantity purchased by the Company. There is not a minimum purchase requirement. Changes in pricing may occur when SPI's production costs vary by more than 15%, as defined in the agreement. This supply agreement also states that the Company is to receive a fixed price per kilogram for broken containers that are recollected from the Company by SPI. During 1997 and 1998, the Company paid SPI $45,472 and $46,397, respectively, for crates. Sales of broken containers from the Company to SPI totaled $8,750 in 1997 and $9,438 in 1998, and are included within revenues.

Management Fee

  The Company has entered into a management contract expiring in November 2000 with SPS to provide management and administrative services to the Company. The Company has recorded $769 and $576 in costs under this contract during fiscal years 1997 and 1998, respectively, which are included in selling, general and administrative costs in the accompanying combined statement of operations. The current contract expires on December 31, 2000, and the total management fee payable by the Company to SPS in 1999 and 2000 is DM 1.75 million ($995) per annum.

Related Party Working Capital Financing

  The Company has generated payables to and receivables from SPI, primarily as a result of the purchase of crates from SPI and the subsequent sale of broken crates to SPI. Additionally, the Company has recorded receivables and payables from other related parties. The Company receives interest on its receivables and accrues interest on its payables at 8%.

  The Company has recorded net interest income (expense) from related parties which principally consist of SPS and SPI of approximately ($1,266) and $215 during the fiscal years' 1997 and 1998, respectively.

Capital Distribution

  During 1997, IFCO Europe purchased a patent for a type of plastic crate from SPI for $8,635. The patent had been internally developed by SPI and had a nominal carrying value. As this represented a transfer of assets under common control, the amount paid for the patent has been treated as a capital distribution, and IFCO Europe is carrying the patent at the nominal carrying value.

Unaudited Related Party Transactions

  In January 1999, the Company entered into an additional agreement with Schoeller Plast AG, an indirect 80%-owned subsidiary of SPS, in which Schoeller Plast AG agreed to share higher initial costs related to the strategic growth of the crate leasing and supply business up to a maximum amount of DM 6 million for the year ended 1999. For the ten months ended October 31, 1999, Schoeller Plast AG has reimbursed the Company DM 5 million which has been recorded as a reduction of cost of goods sold. The agreement terminated at the end of 1999 and subsequent to December 31, 1999, no further costs related to the additional agreement will be reimbursed.

                                      IFCO

                 (In thousands of US$ unless otherwise stated)

10.BUSINESS SEGMENTS:

  The Company has three business segments, the European plastic crate operations ("European perishables"), the dry good container operations ("Dry good"), and the non-European plastic crate operations ("Non-European perishables"). The European perishables and Non-European perishables segments sell, repair/wash, lease and retrieve plastic crates primarily for use in agricultural and industrial markets. The Dry good segment has a reusable packing system for dry goods, primarily for use in agricultural and industrial markets.

  The accounting policies for the segments are the same as those described in
Note 2, Summary of Significant Accounting Policies. The Company evaluates the performance of its reportable segments and allocates resources based on operating profit.

                                      IFCO

                 (In thousands of US$ unless otherwise stated)


  As discussed in Note 2, Summary of Significant Accounting Policies, accumulated loss in excess of investments in equity entities relates to the amount shown in the combined balance sheet of a portion of IFCO-US's losses recognized in excess of the carrying value of the investment in IFCO-US. Losses from equity entities represents the portion of IFCO-US and IFCO Japan's losses that the Company has recognized in the combined statements of operations.

                                     Year ended December 31, 1997
                            --------------------------------------------------
                              IFCO
                             Europe     MTS      SIL     Eliminations Combined
                            --------  -------  --------  ------------ --------
   Revenues................ $106,863  $ 9,580  $    292    $   --     $116,735
   Profit (loss) before
    taxes .................   (7,338)    (424)   (4,031)       --      (11,793)
   Interest revenue........    4,031      240        71       (455)      3,887
   Interest expense........  (11,749)    (244)     (277)       455     (11,815)
   Depreciation and crate
    breakage...............  (25,009)  (1,783)     (137)       --      (26,929)
   Amortization............     (675)     --        --         --         (675)
   Total assets............  237,629   15,242     2,411     (5,725)    249,557
   Net investment..........   (8,184)  (3,003)   (7,132)    (1,671)    (19,990)
   Accumulated loss in
    excess of investments
    in equity entities.....      --       --     (3,136)       --       (3,136)
   Losses from equity
    entities...............      --       --     (2,347)       --       (2,347)
   Capital expenditures....  (40,656)  (1,783)      (73)       --      (42,512)
                                     Year ended December 31, 1998
                            --------------------------------------------------
                              IFCO
                             Europe     MTS      SIL     Eliminations Combined
                            --------  -------  --------  ------------ --------
   Revenues................ $123,673  $ 9,901  $  1,147    $   --     $134,721
   Profit (loss) before
    taxes..................   (2,644)    (470)   (4,227)       --       (7,341)
   Interest revenue........    1,660      238         7       (298)      1,607
   Interest expense........   (8,446)    (133)     (356)       298      (8,637)
   Depreciation and crate
    breakage...............  (26,363)  (1,917)     (207)       --      (28,487)
   Amortization............     (383)     --        --         --         (383)
   Total assets............  267,866   17,954     2,777     (4,144)    284,453
   Net investment..........  (13,270)  (3,812)  (11,973)    (1,818)    (30,873)
   Accumulated loss in
    excess of investments
    in equity entities.....      --       --     (4,472)       --       (4,472)
   Losses from equity
    entities...............      --       --     (2,726)       --       (2,726)
   Capital expenditures....  (37,690)  (2,122)     (383)       --      (40,195)
                             Ten months ended October 31, 1998 (unaudited)
                            --------------------------------------------------
                              IFCO
                             Europe     MTS      SIL     Eliminations Combined
                            --------  -------  --------  ------------ --------
   Revenues................ $ 97,420  $ 7,728  $    873        --     $106,021
   Profit (loss) before
    taxes..................   (3,501)      17    (3,339)       --       (6,823)
   Total assets............  255,281   16,246     2,575     (4,461)    269,641
                             Ten months ended October 31, 1999 (unaudited)
                            --------------------------------------------------
                              IFCO
                             Europe     MTS      SIL     Eliminations Combined
                            --------  -------  --------  ------------ --------
   Revenues................ $116,562  $ 7,869  $  1,968        --     $126,399
   Profit (loss) before
    taxes..................   (2,853)     502    (3,791)       --       (6,142)
   Total assets............  260,777   14,392     6,068     (7,591)    273,646

  Eliminations for revenue and expense items above are made to eliminate intercompany sales and expenses. Eliminations for total assets are made for intercompany receivables and investments in other affiliated entities.

                                      IFCO

                 (In thousands of US$ unless otherwise stated)


  The Company's revenue by country, based on the location of the customer, is as follows:

                                          Year ended        Ten Months Ended
                                         December 31,          October 31,
                                       ----------------- -----------------------
                                         1997     1998      1998        1999
                                       -------- -------- ----------- -----------
                                                         (unaudited) (unaudited)
   Germany............................ $ 42,805 $ 48,383  $ 43,934    $ 51,785
   Spain..............................   20,914   23,727    15,683      14,844
   Italy..............................   14,746   18,369    14,428      15,462
   France.............................   10,043   11,208     9,231       9,857
   Other..............................   28,227   33,034    22,745      34,451
                                       -------- --------  --------    --------
   Combined........................... $116,735 $134,721  $106,021    $126,399
                                       ======== ========  ========    ========

  The Company's long-lived assets by country are as follows:

                                                                  Year ended
                                                                 December 31,
                                                               -----------------
                                                                 1997     1998
                                                               -------- --------
   Germany.................................................... $147,016 $183,888
   Other......................................................      377      587
                                                               -------- --------
   Combined................................................... $147,393 $184,475
                                                               ======== ========

11.EQUITY ENTITIES:

  IFCO-US is considered a significant investment accounted for under the equity method given that losses from equity entities recorded by the Company in respect of IFCO-US is approximately 27% of the total net loss before income taxes, participating rights and minority interest of the Company. Summarized financial data is as follows for IFCO-US:

                                                  At December 31,        At
                                                 ------------------  October 31,
                                                   1997      1998       1999
                                                 --------  --------  -----------
                                                                     (unaudited)
Total assets.................................... $ 10,187  $  9,731   $ 21,017
Total liabilities............................... $(16,458) $(20,273)  $(34,466)
Members' deficit................................ $ (6,271) $(10,542)  $(13,449)

  Summarized income information for IFCO-US is as follows:

                                        Year ended          Ten Months Ended
                                       December 31,            October 31,
                                     ------------------  -----------------------
                                       1997      1998       1998        1999
                                     --------  --------  ----------- -----------
                                                         (unaudited) (unaudited)
   Revenue.......................... $    919  $  1,657    $ 1,157     $ 4,268
   Gross margin (loss)..............   (1,338)     (994)      (921)         64
   Loss from operations.............   (2,761)   (2,713)    (2,345)     (1,577)
   Net loss.........................   (3,783)   (4,272)    (3,691)     (2,907)

12.SUBSEQUENT EVENT:

  Effective March 29, 1999, the Company entered into a definitive merger agreement with PalEx, Inc. ("PalEx") to merge their businesses. The combined entity, to be named IFCO Systems N.V., will include the

                                      IFCO

                 (In thousands of US$ unless otherwise stated)

Company and PalEx's North American pallet and industrial container operations. The merger will also occur on the same day as, but immediately before, an initial public offering of shares in IFCO Systems N.V.

  IFCO Systems N.V. will initially be established as a subsidiary of SPS, and IFCO Europe, MTS and SIL will be contributed to IFCO Systems N.V. Under the terms of the agreement, PalEx will merge into a subsidiary of IFCO Systems N.V.

  A debenture in the amount of DM 45 million ($27,631) will be issued to GECC by a company controlled by the Schoeller family for GECC's preferred share in IFCO Europe. This debenture will have a 30 year term and bear interest at 5% per year. The debenture will be exchangeable for IFCO Systems N.V. ordinary shares that are held by the Schoeller controlled issuer of the debenture after a mandatory holding period. GECC's options to increase its investment in IFCO Europe, MTS and SIL will be exchanged for a promissory note payable issued by IFCO Systems N.V. in the amount of DM 45 million ($27,631), of which DM 11.25 million ($6,908) will be paid out of the proceeds from the initial public offering. The balance will be paid over 5 years beginning on December 31, 2001. In the first year the annual interest rate will be EURIBOR plus 2.75%, increasing to 10% in the second year.

  The Company intends to purchase the remainder of IFCO-US, giving it 100% ownership.

  Prior to the merger with PalEx, SPS will change its name to Schoeller Logistics Technologies GmbH and SIL will change its name to IFCO International Network Beteiligungsgesellschaft mbH.

  The closing of the merger is subject to the approval of shareholders, completion of the initial public offering of IFCO Systems N.V. and other customary conditions. The transaction is expected to be completed by the end of the first quarter of 2000.

 Unaudited subsequent events

  Effective November 4, 1999, Schoeller Packaging Systems GmbH ("SPS") contributed its shares of IFCO Europe Beteiligungs GmbH ("IFCO Europe"), which is 76% owned by SPS, and MTS Okologistik Verwaltungs GmbH ("MTS"), 100% owned by SPS, to IFCO Systems N.V. In addition, Gebruder Schoeller Beteilungsverwaltungs GmbH ("GSB") contributed its shares of Schoeller International Logistics Beteilungsverwaltungs GmbH ("SIL"), 100% owned by GSB, to IFCO Systems N.V. effective November 4, 1999. Both SPS and GSB are owned by the same group of shareholders, the Schoeller family.

  In connection with the merger, the Company has agreed to reimburse PalEx up to a maximum amount of $2.3 million for costs incurred by PalEx related to the merger. For the ten months ended October 31, 1999, the Company recorded expenses of $2.1 million related to this agreement. These expenses are included in selling, general and administrative expenses.

  The bank syndicate for the credit facilities has consented to the scheduled IPO under the condition, that the lenders receive a payment of DM40.0 million, or approximately $21.1 million, from the IPO net proceeds to reduce by that amount the borrowings under the term loan portion of Senior Facility Agreement. Additionally, at the time of the merger and IPO, the available facility amount under the revolving credit portion of the Senior Facility Agreement will be reduced by DM20.0 million, or approximately $10.6 million, and any borrowings in excess of the reduced revolving credit limit will be repaid from the net proceeds of the initial public offering or proceeds from a debt financing. In addition, if the IPO occurs, the final maturity date of the Senior Facility Agreement term loan and revolver will be accelerated to June 30, 2001, and the Senior Subordinated Agreement repayment schedule will be modified to provide for semiannual principal payments through September 30, 2005.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of PalEx. Inc.:

  We have audited the accompanying consolidated balance sheets of PalEx. Inc. (a Delaware corporation) and subsidiaries as of December 28, 1997, and December 27, 1998, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for the years ended November 30, 1996, December 28, 1997, and December 27, 1998, and the one-month period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PalEx, Inc. and subsidiaries as of December 28, 1997, and December 27, 1998, and the results of their operations and their cash flows for the years ended November 30, 1996, December 28, 1997, and December 27, 1998, and the one month period ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP

Tampa, Florida
February 26, 1999

                          PALEX, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                           December 28, December 27, October 24,
                                               1997         1998        1999
                                           ------------ ------------ -----------
                                                                     (unaudited)
                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............    $  7,448     $  4,157    $  5,255
  Accounts receivable, net of allowances
   of $617, $1,616 and $1,500............      21,592       44,543      51,068
  Inventories............................      20,383       29,986      27,535
  Deferred income taxes..................         945        2,105       2,503
  Prepaid expenses and other current
   assets................................       3,387        4,427       8,954
                                             --------     --------    --------
Total current assets.....................      53,755       85,218      95,315
PROPERTY, PLANT AND EQUIPMENT, net.......      37,850       75,724      75,239
GOODWILL AND OTHER INTANGIBLE ASSETS,
 net of accumulated amortization of
 $1,313, $4,648 and $8,464...............      27,974      128,568     125,406
OTHER ASSETS.............................         426        2,928       3,657
                                             --------     --------    --------
Total assets.............................    $120,005     $292,438    $299,617
                                             ========     ========    ========
  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit.........................    $  1,150     $    --     $    --
  Current maturities of long-term debt...       1,057        1,960     135,018
  Current maturities of subordinated
   convertible notes payable to related
   parties...............................         --           --       10,012
  Bank overdraft.........................         --         8,407       7,945
  Accounts payable.......................       9,342        9,004      11,232
  Accrued expenses.......................       5,094       10,646      13,910
  Income taxes payable...................       1,407          529       1,995
                                             --------     --------    --------
Total current liabilities................      18,050       30,546     180,112
LONG-TERM DEBT, net of current
 maturities..............................      30,673      143,902       2,151
SUBORDINATED CONVERTIBLE NOTES PAYABLE TO
 RELATED PARTIES, net of current
 maturities..............................         --         9,910         --
DEFERRED INCOME TAXES....................       3,167        5,350       5,668
FOREIGN DEFERRED INCOME TAXES............         --         3,957       4,512
OTHER LONG-TERM LIABILITIES..............         678        3,493       3,561
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value;
   30,000,000 shares authorized;
   17,644,520, 20,289,091 and 20,299,341
   shares outstanding....................         176          203         203
  Capital in excess of par value.........      54,107       79,030      79,107
  Unearned compensation..................      (1,770)      (1,770)     (1,770)
  Accumulated other comprehensive income
   (loss):
   Foreign currency translation
    adjustment...........................         --          (623)        869
Retained earnings........................      14,924       18,440      25,204
                                             --------     --------    --------
Total stockholders' equity...............      67,437       95,280     103,613
                                             --------     --------    --------
Total liabilities and stockholders'
 equity..................................    $120,005     $292,438    $299,617
                                             ========     ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          PALEX, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except share and per share data)

                                                                                    Ten-Month
                                        One Month                                 Period Ended
                           Year Ended  Period Ended  Year Ended   Year Ended  ----------------------
                          November 30, December 31, December 28, December 27,  October     October
                              1996         1996         1997         1998      25, 1998    24, 1999
                          ------------ ------------ ------------ ------------ ----------  ----------
                                                                              (unaudited) (unaudited)
REVENUES................   $ 145,030    $   3,828    $  222,993   $  319,691  $  256,874  $  320,433
COST OF GOODS SOLD......     121,865        3,121       188,084      259,562     207,850     257,472
INVENTORY VALUATION
 ADJUSTMENT.............         --           --            --         1,235       1,679         --
                           ---------    ---------    ----------   ----------  ----------  ----------
Gross Profit............      23,165          707        34,909       58,894      47,345      62,961
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............      14,063          749        20,135       33,042      27,374      36,142
AMORTIZATION OF GOODWILL
 AND OTHER INTANGIBLE
 ASSETS.................         165          --            820        3,334       2,186       3,993
POOLING EXPENSES........         --           --            --         1,841       1,841         --
COMPENSATION
 DIFFERENTIAL...........         --           --          1,020        1,062       1,062         --
RESTRUCTURING CHARGE....         --           --            --           949       2,404         --
PLANT CLOSURE COSTS AND
 ASSET ABANDONMENT
 LOSS...................         --           --            --         1,369       1,369         --
                           ---------    ---------    ----------   ----------  ----------  ----------
Income (loss) from
 operations.............       8,937          (42)       12,934       17,297      11,109      22,826
INTEREST EXPENSE........      (1,576)         (25)       (1,722)      (8,468)     (6,317)    (12,047)
OTHER INCOME (EXPENSE),
 NET....................         511            1           132          262         239       1,387
                           ---------    ---------    ----------   ----------  ----------  ----------
INCOME (LOSS) BEFORE
 PROVISION FOR INCOME
 TAXES..................       7,872          (66)       11,344        9,091       5,031      12,166
PROVISION FOR INCOME
 TAXES..................       1,833          --          4,704        5,105       2,676       5,402
                           ---------    ---------    ----------   ----------  ----------  ----------
NET INCOME (LOSS).......   $   6,039    $     (66)   $    6,640   $    3,986  $    2,355  $    6,764
                           =========    =========    ==========   ==========  ==========  ==========
Net income (loss) per
 share--basic...........   $     .64    $    (.01)   $      .43   $      .21  $      .13  $      .33
                           =========    =========    ==========   ==========  ==========  ==========
Net income (loss) per
 share--diluted.........   $     .64    $    (.01)   $      .42   $      .21  $      .12  $      .33
                           =========    =========    ==========   ==========  ==========  ==========
Shares used in computing
 net income (loss) per
 share--basic...........   9,433,414    9,433,414    15,561,489   18,937,354  18,651,737  20,297,016
                           =========    =========    ==========   ==========  ==========  ==========
Shares used in computing
 net income (loss) per
 share--diluted.........   9,433,414    9,433,414    15,914,157   19,310,295  19,047,287  20,299,381
                           =========    =========    ==========   ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                          PALEX, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (In thousands)

                                       One Month                              Ten-Month    Ten-Month
                          Year Ended  Period Ended  Year Ended   Year Ended  Period Ended Period Ended
                         November 30, December 31, December 28, December 27, October 25,  October 24,
                             1996         1996         1997         1998         1998         1999
                         ------------ ------------ ------------ ------------ ------------ ------------
                                                                              (unaudited)  (unaudited)
Net income (loss).......    $6,039        $(66)       $6,640       $3,986       $2,355       $6,764
Other comprehensive
 income (loss):
Foreign currency
 translation
 adjustment.............       --          --            --          (623)        (440)       1,492
                            ------        ----        ------       ------       ------       ------
Comprehensive income
 (loss).................    $6,039        $(66)       $6,640       $3,363       $1,915       $8,256
                            ======        ====        ======       ======       ======       ======





    The accompanying notes are integral part of these consolidated financial statements.

                          PALEX, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (In thousands)

                              Common Stock
                          --------------------
                                                                                                 Accumulated
                                                Capital in                           Treasury       Other
                                 Stockholders'    Excess      Unearned   Retained  Stock Income Comprehensive
                          Shares    Amount     of Par Value Compensation Earnings     (loss)    Income (Loss)  Total
                          ------ ------------- ------------ ------------ --------  ------------ ------------- --------
BALANCE, November 30,
 1995...................   9,433     $ 94        $ 5,232      $(2,260)   $16,834      $(876)        $ --      $ 19,024
Distributions to
 stockholders, net......     --       --             --           --      (2,229)       --            --        (2,229)
Capital contributions
 equal to the current
 income taxes of S
 corporations...........     --       --           1,329          --         --         --            --         1,329
Shares released under
 leveraged ESOP plan....     --       --             --           280        --         --            --           280
Net income..............     --       --             --           --       6,039        --            --         6,039
                          ------     ----        -------      -------    -------      -----         -----     --------
BALANCE, November 30,
 1996...................   9,433       94          6,561       (1,980)    20,644       (876)          --        24,443
Issuance of common
 stock:
Shares issued to profit
 sharing plans..........     143        1            800          --         --         --            --           801
Public offering, net of
 offering costs.........   3,450       35         23,529          --         --         --            --        23,564
Acquisition of founding
 companies..............   4,087       41         17,228          --         --         --            --        17,269
Acquisition of purchased
 company................     286        3          4,457          --         --         --            --         4,460
Acquisition of pooled
 company at inception...     245        2             92          --         497        --            --           591
Retire treasury shares..     --       --             --           --        (876)       876           --           --
Capital contributions...     --       --             231          --         --         --            --           231
Capital contributions
 equal to the current
 income taxes of S
 corporations...........     --       --           1,209          --         --         --            --         1,209
Distributions to
 stockholders, net......     --       --             --           --     (12,382)       --            --       (12,382)
Net loss for the one-
 month period ended
 December 31, 1996......     --       --             --           --         (66)       --            --           (66)
Adjustment to conform
 year-end of pooled
 companies..............     --       --             --           --         467        --            --           467
Shares released under
 leveraged ESOP plan....     --       --             --           210        --         --            --           210
Net income, year ended
 December 28, 1997......     --       --             --           --       6,640        --            --         6,640
                          ------     ----        -------      -------    -------      -----         -----     --------
BALANCE, December 28,
 1997...................  17,644      176         54,107       (1,770)    14,924        --            --        67,437
Issuance of common
 stock:
Acquisition of purchased
 companies..............   2,639       27         25,502          --         --         --            --        25,529
Exercise of stock
 options................       6      --              49          --         --         --            --            49
Purchase of minority
 interest in pooled
 company................     --       --            (751)         --         --         --            --          (751)
Capital contribution....     --       --             123          --         --         --            --           123
Foreign currency
 translation
 adjustment.............     --       --             --           --         --         --           (623)        (623)
Adjustment to conform
 year end of pooled
 companies..............     --       --             --           --        (470)       --            --          (470)
Net income..............     --       --             --           --       3,986        --            --         3,986
                          ------     ----        -------      -------    -------      -----         -----     --------
BALANCE, December 27,
 1998...................  20,289     $203        $79,030      $(1,770)   $18,440      $ --          $(623)    $ 95,280
Exercise of stock
 options (unaudited)....      10      --              77          --         --         --            --            77
Foreign currency
 translation adjustment
 (unaudited)............     --       --             --           --         --         --          1,492        1,492
Net income (unaudited)..     --       --             --           --       6,764        --            --         6,764
                          ------     ----        -------      -------    -------      -----         -----     --------
BALANCE, October 24,
 1999...................  20,299     $203        $79,107      $(1,770)   $25,204      $ --          $ 869     $103,613
                          ======     ====        =======      =======    =======      =====         =====     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          PALEX, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                        One Month                             Ten-Month Period Ended
                           Year Ended  Period Ended  Year Ended   Year Ended  ------------------------
                          November 30, December 31, December 28, December 27, October 25,    October
                              1996         1996         1997         1998        1998       24 , 1999
                          ------------ ------------ ------------ ------------ -----------  -----------
CASH FLOWS FROM                                                               (unaudited)  (unaudited)
 OPERATING ACTIVITIES:
Net income (loss).......     $6,039        $(66)      $ 6,640      $  3,986   $     2,355  $     6,764
Net loss for Fraser for
 the one month
 transition period......        --          --            (66)          --            --           --
Adjustment to conform
 year-end of pooled
 companies..............        --          --            467          (470)         (470)         --
Unearned compensation...        280         --            210           --            --           --
Cash acquired from
 pooled company at
 inception..............        --          --             51           --            --           --
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
Depreciation and
 amortization...........      3,597          99         5,847        11,665         7,974       12,325
(Gain) loss on sale of
 property, plant and
 equipment..............         29         --            400         1,135         1,430         (499)
Capital contributions
 equal to the current
 income taxes of S
 corporations                 1,329         --          1,209           --            --           --
Deferred tax provision
 (benefit)..............        134         --            (86)        1,082            53          483
Changes in operating
 assets and liabilities
 net of purchased
 companies:
Accounts receivable.....     (1,045)       (387)       (1,632)       (7,349)       (4,787)      (6,394)
Inventories.............        282        (486)       (5,458)          473           987        2,534
Prepaids and other
 current assets.........       (569)         80        (1,767)         (386)         (236)      (4,522)
Other assets............     (1,173)          1         1,370           239        (1,173)        (793)
Accounts payable........      1,599         434            51         1,733        (1,766)       1,740
Accrued expenses........      1,626        (402)       (2,155)         (837)        2,288        3,115
Income taxes payable....         66         --          1,135          (707)       (1,407)       1,296
Deferred revenue........        (78)         (2)          147           285         (192)            5
Other liabilities.......        --          --            --          2,747         2,016          158
                             ------        ----       -------      --------   -----------  -----------
Net cash provided by
 (used in) operating
 activities.............     12,116        (729)        6,363        13,596         7,072       16,212
                             ------        ----       -------      --------   -----------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Purchase of property,
 plant and equipment....     (7,355)        (92)       (9,149)      (13,987)      (12,472)      (8,331)
Proceeds from sale of
 equipment..............        --          --            --            --          1,661        1,735
Purchase of minority
 interest in pooled
 company................        --          --            --           (751)          --           --
Adjustments to purchase
 price of certain
 Purchased Companies....        --          --            --            --            --           --
Cash paid for purchased
 companies, net of cash
 acquired...............        --          --         (4,607)      (86,081)      (80,572)         --
                             ------        ----       -------      --------   -----------  -----------
Net cash used in
 investing activities...     (7,355)        (92)      (13,756)     (100,819)      (91,383)      (6,596)
                             ------        ----       -------      --------   -----------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Net payments on lines
 for credit.............     (3,535)        --           (365)       (1,150)       (1,150)         --
Net proceeds (payments)
 on notes payable to
 related parties........        555         --         (2,980)          --            --           --
Proceeds from debt......      6,801         821        32,787       170,675       155,075       43,033
Payments on debt........     (6,642)        --        (28,648)      (59,064)      (74,278)     (51,624)
Payments of acquired
 indebtedness of
 purchased companies....        --          --            --        (26,664)          --           --
Net proceeds from
 exercise of stock
 options................        --          --            --             46            46           77
Net proceeds from
 issuance of common
 stock..................        --          --         23,564           --            --           --
Purchase of minority
 interest in pooled
 company................        --          --            --            --           (751)         --
Other capital
 contributions..........        --          --            --            123           --           --
Distributions to
 stockholders...........     (2,230)        --        (12,382)          --            --           --
                             ------        ----       -------      --------   -----------  -----------
Net cash provided by
 (used in) financing
 activities.............     (5,051)        821        11,976        83,966        78,942       (8,514)
                             ------        ----       -------      --------   -----------  -----------
EFFECT OF EXCHANGE RATE
 CHANGES ON CASH AND
 CASH EQUIVALENTS.......        --          --            --            (34)           (3)          (4)
                             ------        ----       -------      --------   -----------  -----------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............       (290)        --          4,583        (3,291)       (5,372)       1,098
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............      3,155         --          2,865         7,448         7,448        4,157
CASH AND CASH
 EQUIVALENTS, end of
 period.................     $2,865        $--        $ 7,448      $  4,157   $     2,076  $     5,255
                             ------        ----       -------      --------   -----------  -----------
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
Cash paid for interest..     $1,703        $ 25       $ 1,710      $  7,474   $     5,977  $    11,432
                             ======        ====       =======      ========   ===========  ===========
Cash paid for income
 taxes..................     $1,008        $--        $ 1,835      $  4,776   $     4,512  $     3,525
                             ======        ====       =======      ========   ===========  ===========
SUPPLEMENTAL SCHEDULE OF
 NON-CASH INVESTING AND
 FINANCING ACTIVITIES
Convertible notes
 payable issued in
 business acquisitions..     $  --         $--        $   --       $  9,910   $     9,910  $       --
                             ======        ====       =======      ========   ===========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                          PALEX, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

  PalEx, Inc. ("PalEx" or the "Company") was founded in January 1996 to create a nationwide provider of pallet products and related services. On March 25, 1997, concurrently with the closing of PalEx's initial public offering (the "Offering") of its common stock, par value $.01 per share (the "Common Stock"), PalEx and separate wholly owned subsidiaries of PalEx acquired, in separate transactions (the "Acquisitions"), the following three businesses: Fraser Industries, Inc. ("Fraser"), Ridge Pallets, Inc. ("Ridge"), and Interstate Pallet Co., Inc. ("Interstate"), collectively referred to as the "Founding Companies." The consideration for the acquisitions of the Founding Companies consisted of a combination of cash and Common Stock.

  Subsequent to the acquisition of the Founding Companies and the Offering, and during fiscal 1997, PalEx acquired 5 additional companies. Sheffield Lumber & Pallet Company, Inc. ("Sheffield"), Sonoma Pacific Company ("Sonoma"), Bay Area Pallet ("Bay Area") and New London Pallet ("New London") were accounted for as poolings-of-interests (the "Pooled Companies"). The fifth acquisition, Summers Pallet Manufacturing, Inc. ("Summers"), was accounted for as a purchase.

  During fiscal 1998, the Company acquired 19 additional companies, 4 of which, Acme Barrel Company, Inc. ("Acme"), Drum Service Co. of Florida ("DSF"), Consolidated Container Corporation ("CCC") and Western Container, Limited Liability Company ("Western"), were accounted for as poolings-of-interests (the "1998 Pooled Companies"). The other 15 companies, Consolidated Drum Reconditioning, Inc. ("CDR"), American Pallet Recyclers, Inc. ("APR"), Capital Pallet, Incorporated ("Capital"), Pallet Outlet Company, Inc. ("POC"), Southern Pallets, Inc. ("Southern"), Shipshewana Pallet Co., Inc. ("Shipshewana"), Gilbert Lumber Inc. ("Gilbert"), Valley Pallets, Inc. ("Valley"), Duckert Pallet Co., Inc. ("Duckert"), Continental Associated Investments ("Continental"), Isaacson Lumber Company ("Isaacson"), McCook Drum & Barrel Co., Inc. ("McCook"), Charlotte Steel Drum ("CSD"), Atlas Drum ("Atlas") and SMG Corporation ("SMG") were accounted for as purchases (the "1998 Purchased Companies" and, together with Summers, the "Purchased Companies"). Eight of the 19 companies acquired in fiscal 1998 are engaged in the reconditioning and rebuilding of industrial steel containers. SMG is engaged in the rental of pallets in Canada.

  The Company's headquarters are in Houston, Texas, with significant manufacturing operations located in Arkansas, California, Florida, Georgia, Illinois, North Carolina, Ohio, Pennsylvania, Texas and Wisconsin and pallet leasing operations in 7 Canadian provinces. Sales are made throughout the United States and Canada with significant concentrations in the southeastern, midwestern and western regions of the United States serving primarily agricultural and industrial customers. The Company's pallet leasing operations serve six Canadian provinces. Revenues related to the agricultural customers are highly seasonal, occurring primarily during the harvesting season.

  Unless the context otherwise requires, all references herein to the Company include PalEx, the Founding Companies, the Pooled Companies, the 1998 Pooled Companies and the Purchased Companies.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

  Fraser has been identified as the accounting acquiror for financial statement presentation purposes. The acquisitions of Ridge, Interstate and the Purchased Companies were accounted for using the purchase method of accounting. The allocations of the purchase price to the assets acquired and liabilities assumed have been assigned and recorded based on estimates of fair value and will be adjusted to reflect changes in the estimates of fair value, although the Company does not believe those changes will be material. The accompanying consolidated financial statements present Fraser combined with the Pooled Companies and the 1998 Pooled

                          PALEX, INC. AND SUBSIDIARIES

Companies for all periods, and include Ridge, Interstate and the Purchased Companies from their respective dates of acquisition. All significant intercompany transactions and balances have been eliminated in consolidation. Certain reclassifications have been made to prior year consolidated financial statements to conform with the current-year presentation.

  The Pooled Companies previously reported on a calendar year-end. As such, the accounts of these companies for their 1996 calendar year have been consolidated with the accounts of PalEx as of and for the year ended November 30, 1996. Acme, DSF and CCC previously reported on year-ends of April 30, October 31 and November 30, respectively. The results of operations for Acme have been conformed to the fiscal-year end of PalEx for 1997. Revenues and net loss for the four month period ended April 30, 1997 were approximately $8,445,000 and $467,000, respectively. Acme's net loss for the four-month transition period is included as an adjustment to the consolidated statements of stockholders' equity and cash flows for the year ended December 28, 1997. Acme's results of operations for its year ended April 30, 1997 has been included in the Company's consolidated statement of operations for the year ended November 30, 1996. The results of operations included herein for the years ended November 30, 1996 and December 28, 1997 include DSF and CCC for their respective twelve-month periods ended October 31, 1996 and 1997 and November 30, 1996 and 1997. An adjustment has been made to the accompanying consolidated statements of stockholders' equity and cash flows for the year ended December 27, 1998, to reflect the net loss for the transition periods of DSF and CCC. Revenues and net loss for DSF and CCC for the transition period were approximately $3,075,000 and $470,000, respectively.

Fiscal Year

  During 1997, PalEx changed its year-end to the last Sunday in the calendar year from November 30. Accordingly, it maintains its accounting records using a 52/53-week year ending on the last Sunday in December. Each quarter contains 13 weeks, unless otherwise noted. The accompanying consolidated financial statements include the statement of operations and cash flows for the one-month period ended December 31, 1996, representing the income and cash flows of Fraser, the accounting acquiror, for this one-month transition period.

Cash and Cash Equivalents

  The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Inventories

  Inventories are valued at the lower of cost or market, with cost determined on a first-in, first-out basis or by specific identification. The cost of finished goods inventory includes direct materials, direct labor and overhead.

Property, Plant and Equipment

  Property, plant and equipment acquired in purchase business combinations is recorded at fair value. Property, plant, and equipment acquired subsequently is carried at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. The Company's capital leases are insignificant. The straight-line method of depreciation is utilized for substantially all assets for financial reporting purposes, but accelerated methods are used for tax purposes.

  The Company's rental pool consists of a pallet rental pool at its Canadian operations and industrial bulk containers at one of the drum operations. Where the Company repairs its own pallets or reuses industrial

                          PALEX, INC. AND SUBSIDIARIES
containers, cost includes materials plus direct labor and applicable overhead. The rental pool is being depreciated to estimated salvage value using the straight line method over lives ranging from 3 to 10 years, with a weighted average useful life approximately 9 years.

  Expenditures for maintenance and repairs are charged to expense as incurred. Additions and major replacements or betterments that increase capacity or extend useful lives are added to the cost of the asset. Upon sales or retirement of property, plant and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in other income (expense), net, in the accompanying consolidated statements of operations.

  In 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 establishes the recognition and measurement standards related to the impairment of long-lived assets. The Company periodically assesses the realizability of its long-lived assets pursuant to the provisions of SFAS No. 121 and has determined that no impairments would have been recognized under SFAS No. 121, other than those related to the termination of the Company's relationship with CHEP USA ("CHEP"), as discussed in Note 11.

Goodwill

  Goodwill, which represents the excess of acquisition cost over the fair market value of identified net assets acquired in business combinations accounted for as purchases, is amortized using the straight-line method over 30 years. The Company evaluates on a regular basis whether events and circumstances have occurred that indicate that the carrying amount of goodwill may warrant revision. Management believes that there has been no impairment of the goodwill as reflected in the Company's consolidated financial statements as of December 27, 1998.

Income Taxes

  The Company uses the liability method of accounting for income taxes, wherein deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

  Deferred income taxes were not provided on the undistributed foreign earnings of SMG because such earnings are expected to be reinvested indefinitely.

  The stockholders of Fraser and three of the four Pooled Companies elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code prior to their acquisition by the Company. Under these provisions, these companies did not pay federal and certain state income taxes. Instead, these companies' respective stockholders paid income taxes on their proportionate shares of the companies' net earnings. The S Corporation status of Fraser and the applicable Pooled Companies was terminated effective with the combination with PalEx, and the Company is now subject to federal and state income taxes. The Company recorded a charge to income tax expense of approximately $488,000 on March 25, 1997, representing income taxes at that date which were not previously recorded because of Fraser's status under Subchapter S.

                          PALEX, INC. AND SUBSIDIARIES

  For purposes of these consolidated financial statements, federal and state income taxes have been provided for the net income of the applicable Pooled Companies as if these companies had filed C Corporation tax returns for the preacquisition periods. The current income tax expense of the applicable Pooled Companies is reflected in the consolidated financial statements in the provision for income taxes and as an increase to capital in excess of par value.

Revenue Recognition

  The Company recognizes revenue upon delivery of the product to the customer.

Fair Value of Financial Instruments

  SFAS No. 107, "Disclosures About Fair Values of Financial Instruments", and SFAS No. 119, "Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments", require the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximates fair value.

Foreign Currency Translation

  The financial statements of the Company's Canadian subsidiary are translated to U.S. dollars using the exchange rate as of the balance sheet date for assets and liabilities and a weighted average exchange rate for the reported amount of revenues, expenses, gains and losses during the reporting period. The cumulative translation adjustment is recorded as a separate component of stockholders' equity.

Use of Estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Although the Company reviews all significant estimates affecting its consolidated financial statements on a recurring basis and records the estimated effect of any necessary adjustments prior to their publication, actual results could differ from these estimates.

Earnings Per Share

  In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"). The Company adopted SFAS No. 128 for the year ended December 28, 1997. Under SFAS No. 128, net income per share--basic excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Net income per share--diluted reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Net income per share--diluted is computed similarly to fully diluted net income per share under previous accounting rules.

  Net income per share--basic and diluted was computed using 9,433,414 shares (the aggregate number of shares attributable to Fraser and the shares issued in acquisitions accounted for under the pooling-of-interests method) for the year ended November 30, 1996 and the one-month transition period ended December 31, 1996. Net income per share--basic for the year ended December 28, 1997 was computed using, in addition to the aforementioned shares, 6,128,075 weighted average shares issued in consideration for the acquisition of Ridge, Interstate and Summers, the shares issued pursuant to the Offering and overallotment option, the shares issued to Main Street Capital Partners, L.P. and to PalEx management, the shares issued to the profit sharing plans of the Founding Companies and the shares issued in the acquisition of one of the 1998 Pooled Companies, deemed to have been acquired at its date of inception in 1997.

                          PALEX, INC. AND SUBSIDIARIES

  Net income per share--basic for the year ended December 27, 1998 was computed using 17,644,521 shares issued in consideration for the acquisition of the Founding Companies, the Pooled Companies, the 1998 Pooled Companies and Summers, the shares issued pursuant to the Offering and overallotment option, shares issued to Main Street Capital Partners, L.P. and to PalEx management, the shares issued to the profit sharing plans of the Founding Companies and 1,292,833 weighted average shares issued for the acquisition of the 1998 Purchased Companies and exercise of stock options.

  Net income per share--diluted for the years ended December 28, 1997 and December 27, 1998 includes 352,668 and 372,941 shares, respectively, for unexercised stock options computed under the treasury method. The weighted average shares for 1998 includes as common stock equivalents those shares of the Company's Canadian subsidiary which are convertible on a share for share basis into the common stock of the Company. The effect of the conversion of the Company's outstanding convertible notes payable was anti-dilutive for the year ended December 27, 1998, and therefore not included in the calculation of net income per share--diluted.

  The following stock options were outstanding as of the end of the fiscal years but were not included in the computation of net income per share--diluted because the options' exercise prices were greater than the average market price of the common shares:

                                                               Year ended December 27,
                               Year ended December 28, 1997             1998
                             -------------------------------- -------------------------
   Number of options.......                           292,000                 1,056,000
   Exercise price (range)..                     $11.38-$14.75             $10.25-$14.88
   Expiration date
    (range)................  August 1, 2007-December 10, 2007 June 6, 2007-May 21, 2008

Concentrations of Risk

 Materials

  Pallet prices are closely related to the changing costs and availability of lumber, the principal raw material used in the manufacture and repair of wooden pallets. Lumber supplies and costs are affected by many factors including weather, governmental regulation of logging on public lands, lumber agreements between Canada and the United States and competition from other industries that use similar grades and types of lumber.

  Drum demand in certain regions of the United States has required more drums to be shipped outside of the region than are shipped into the region. Consequently, the acquisition costs of used drums, the primary raw materials for reconditioned drums, in these regions are significantly higher since the used drum deficit must be replaced by collecting and shipping used drums over significant distances. The West Coast and Southeast are regions that tend to be net exporters of open top drums because of their emphasis on agriculture. The Midwest tends to be a significant accumulator of drums because of its greater industrial content and usage of petroleum products, coatings and chemicals.

 Markets

  Markets for pallet manufacturing and pallet recycling are highly fragmented and competitive. These markets are not capital-intensive and barriers to entry in such businesses are minimal.

  Markets for steel drum reconditioning are highly fragmented and competitive. There are three significant barriers to entry in the steel drum reconditioning industry: (i) regulatory permits for facilities and ongoing compliance requirements, (ii) significant distribution barriers as a result of high transportation costs for containers and (iii) capital-intensive nature of the business.

                          PALEX, INC. AND SUBSIDIARIES

 Vendors

  During the year ended December 27, 1998, the Company purchased approximately 13% of its lumber from two vendors.

 Customers

  The Company seeks to efficiently serve large numbers of customers across diverse markets and industries to provide a stable and diversified base for ongoing sales of products and services in all of its operations.

  Customers of the Company include companies in the automotive, chemical, consumer products, grocery, produce and food production, petroleum, paper and forest products, retail, and steel and metals industries and are both regional and national in scale. Because a significant part of the Company's products and services are sold to customers engaged in the produce and citrus industries, the Company's sales volumes in certain regions tend to be seasonal.

  On April 29, 1998 the Company notified its largest customer, CHEP, that PalEx was terminating all its existing agreements with CHEP (also see Note 11). CHEP operates a national pallet leasing program that provides 48" x 40" pallets primarily to grocery and consumer products customers throughout the U.S. for a daily fee. The Company manufactured and repaired pallets for CHEP and provided a variety of logistical services with respect to CHEP's pallet leasing program, including the storage and just-in-time delivery of pallets. Sales to CHEP were approximately 21 percent, 26 percent and 8 percent of the Company's consolidated revenues in 1996, 1997, and 1998, respectively.

  The Company sold approximately $490,000 and $481,000 of lumber to a corporation owned by a board director and two other employees during the fiscal years 1997 and 1998, respectively. Management believes the sales prices approximate those charged to unaffiliated third parties.

Recent Accounting Pronouncements

 Comprehensive Income

  In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). This statement establishes rules for the reporting of comprehensive income and its components. The Company's comprehensive income consists of net income and foreign currency translation adjustments and is presented in the accompanying consolidated statements of comprehensive income. The adoption of SFAS No. 130 had no impact on total stockholders' equity. The Company had no other comprehensive income prior to 1998.

 Segment Information

  The Company operates in two business segments; pallet manufacturing and recycling and steel drum reconditioning, and follows the reporting requirements of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (see Note 12).

Interim Financial Information

  The interim financial statements as of October 24, 1999 and for the ten months ended October 25, 1998 and October 24, 1999, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly

                          PALEX, INC. AND SUBSIDIARIES
present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

3.BUSINESS COMBINATIONS:

1997 Purchase Acquisitions

  The acquisitions of Ridge, Interstate and Summers in 1997 were accounted for as purchases and have been reflected in the Company's consolidated financial statements from March 31, 1997 for Ridge and Interstate and from November 20, 1997 for Summers. The aggregate consideration paid in these transactions was approximately $4.6 million in cash and 3,301,971 shares of commons stock with an estimated fair value of approximately $21.7 million. The accompanying consolidated balance sheet as of December 28, 1997 includes allocations of the respective purchase prices of Ridge, Interstate and Summers. The allocations resulted in approximately $25.2 million of goodwill, which represents the excess of purchase price over the fair value of net assets acquired, as follows (in thousands):

   Goodwill........................................................... $ 25,241
   Fair value of assets acquired......................................   20,503
   Liabilities assumed................................................  (19,408)
   Fair value of common stock.........................................  (21,729)
                                                                       --------
   Cash paid, net of cash acquired.................................... $  4,607
                                                                       ========

1998 Purchase Acquisitions

  The acquisitions of the 1998 Purchased Companies were accounted for as purchases and have been reflected in the Company's financial statements from the date of each respective acquisition. The aggregate consideration paid in these transactions was approximately $85.5 million in cash, 2,638,571 shares of common stock with an estimated fair value of approximately $25.5 million and issuance of convertible notes payable to former shareholders of approximately
$9.9 million. The accompanying consolidated balance sheet as of December 27, 1998 includes allocations of the respective purchase prices of the 1998
Purchased Companies. The allocations resulted in approximately $103.9 million in goodwill, which represents the excess of purchase price over the fair value of net assets acquired, as follows (in thousands):

   Goodwill........................................................... $103,949
   Fair value of assets acquired......................................   62,602
   Convertible notes payable issued...................................   (9,910)
   Liabilities assumed................................................  (45,597)
   Fair value of common stock.........................................  (25,532)
                                                                       --------
   Cash paid, net of cash acquired.................................... $ 85,512
                                                                       ========

                          PALEX, INC. AND SUBSIDIARIES

Pro Forma Presentation

  The following table sets forth unaudited pro forma statements of operations data of the Company which reflects adjustments to the consolidated financial statements to present the effect of the acquisitions of Ridge, Interstate and the Purchased Companies as if the acquisitions were effective January 1, 1997 (amounts in thousands, except per share data):

                                                        Year Ended   Year Ended
                                                       December 28, December 27,
                                                           1997         1998
                                                       ------------ ------------
                                                              (unaudited)
   Revenues...........................................   $379,534     $379,854
                                                         ========     ========
   Net Income.........................................   $ 10,574     $  6,512
                                                         ========     ========
   Net Income per share--diluted......................   $    .52     $    .32
                                                         ========     ========

  Pro forma adjustments included in the amounts above primarily relate to adjustments to selling, general and administrative expenses for changes in the compensation level of the owners of the acquired businesses, adjustments to interest expense attributable to incremental borrowing levels and incremental interest rate levels, amortization of goodwill and adjustment to the income tax provisions based on pro forma operating results. Net income per share--diluted assumes all shares had been outstanding for the periods presented, except for shares issued pursuant to the over-allotment option and those shares issued to the profit-sharing plans of the Founding Companies, which are included only from their date of issuance.

  The unaudited pro forma data presented above is not necessarily indicative of actual results that might have occurred had the operations and management teams of PalEx, the Founding Companies, the Pooled Companies, the 1998 Pooled Companies and the Purchased Companies been combined at the beginning of each period presented.

4.PROPERTY, PLANT AND EQUIPMENT:

  Property, plant and equipment consist of the following (in thousands):

                                     Estimated Useful December 28, December 27,
                                      Lives In Years      1997         1998
                                     ---------------- ------------ ------------
   Land.............................                    $  3,273     $  5,485
   Machinery and equipment..........       5-10           48,089       60,753
   Rental assets....................       3-10              --        15,537
   Buildings........................      15-40           12,977       19,890
   Furniture and fixtures...........        5-8            1,706        3,890
   Tractors and trailers............        5-6           10,636       18,122
                                                        --------     --------
                                                          76,681      123,677
   Less: accumulated depreciation...                     (38,831)     (47,953)
                                                        --------     --------
                                                        $ 37,850     $ 75,724
                                                        ========     ========

                          PALEX, INC. AND SUBSIDIARIES

5.DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

  Activity in the Company's allowance for doubtful accounts consists of the following (in thousands):

                                                     December 28, December 27,
                                                         1997         1998
                                                     ------------ ------------
   Balance at beginning of year.....................   $   253      $   617
   Additional charges to costs and expenses.........       227          394
   Additional allowances from Purchased Companies...       165          843
   Deductions for uncollectible accounts written
    off.............................................       (28)        (238)
                                                       -------      -------
   Balance at end of year...........................   $   617      $ 1,616
                                                       =======      =======

  The major components of inventories are as follows (in thousands):

                                                     December 28, December 27,
                                                         1997         1998
                                                     ------------ ------------
   Raw materials....................................   $16,555      $23,174
   Work-in-process..................................       102           43
   Finished goods...................................     3,726        6,769
                                                       -------      -------
                                                       $20,383      $29,986
                                                       =======      =======

  Accrued expenses consist of the following (in thousands):

                                                     December 28, December 27,
                                                         1997         1998
                                                     ------------ ------------
   Accrued compensation and benefits................   $ 2,132      $ 2,762
   Accrued taxes....................................       756        1,503
   Other accrued expenses...........................     2,206        6,381
                                                       -------      -------
                                                       $ 5,094      $10,646
                                                       =======      =======

6.DEBT:

Credit Facility

  On March 25, 1997, the Company entered into a credit agreement with Bank One, Texas, N.A. ("Bank One"), which was amended on January 29, 1998, September 3, 1998 and November 10, 1998 (the "Credit Facility"). The Credit Facility provided the Company with a revolving line of credit of up to $150.0 million which could be used for general corporate purposes, including the repayment or refinancing of indebtedness of the Founding Companies, the Pooled Companies, the 1998 Pooled Companies and the Purchased Companies, future acquisitions, capital expenditures, letters of credit and working capital.

  Advances under the Credit Facility bore interest at designated variable rates plus margins ranging from 0 to 25 basis points, depending on the ratio of the Company's interest bearing debt to its pro forma trailing earnings before interest, taxes, depreciation and amortization for the previous four quarters. At the Company's option, the loans could bear interest based on a designated London interbank offered rate ("LIBOR") plus a margin ranging from 75 to 200 basis points, depending on the ratio noted above. Commitment fees of 17.5 to 30 basis points are payable on the unused portion of the line of credit. The Credit Facility contained a limit for standby letters of credit up to $10.0 million. There were letter of credit commitments of approximately $3.0 million outstanding under the Credit Facility as of December 27, 1998. The Credit Facility prohibited the

                          PALEX, INC. AND SUBSIDIARIES
payment of dividends by the Company, restricted the Company's incurrence or assumption of other indebtedness and required the Company to comply with financial covenants, including fixed charge coverage, certain funded debt to earnings before taxes, depreciation, interest, amortization and tangible assets to liabilities ratios. The Company was in compliance with, or had obtained waivers for, the covenants on December 27, 1998. The approximate level of borrowings available under the Credit Facility as of December 27, 1998 was approximately $5.5 million. The Company's U.S. subsidiaries guaranteed and the outstanding stock of each of the Company's U.S. subsidiaries and 65% of the outstanding stock of the Company's Canadian subsidiary was pledged to secure the repayment of all amounts due under the Credit Facility.

  The Credit Facility was amended on December 28, 1998 (the "Amended Credit Facility"). The Amended Credit Facility provides the Company with a revolving line of credit of up to $150.0 million, which may be used for general corporate purposes, including acquisitions, the repayment or refinancing of indebtedness of all acquisitions including future acquisitions, capital expenditures, letters of credit and working capital. The Amended Credit Facility will terminate and all amounts outstanding thereunder, if any, will be due and payable on April 1, 2000.

  Advances under the Amended Credit Facility bear interest at Bank One's base interest rate, as defined, plus a margin of 50 basis points through March 31, 1999 and increasing by 50 basis points on that date and each quarter until maturity. At the Company's option, such advances may bear interest based on a designated LIBOR plus a margin of 275 basis points through March 31, 1999 and increasing by 50 basis points on that date and each quarter until maturity. Commitment fees of 50 basis points are payable on the unused portion of the line of credit through March 31, 1999 and increase by 50 basis points on that date and each quarter until maturity. The Amended Credit Facility contains a limit for standby letters of credit of up to $10.0 million. The Amended Credit Facility prohibits the payment of dividends by the Company, restricts the Company's incurrence or assumption of other indebtedness and requires the Company to comply with certain financial covenants including consolidated net worth, fixed charge coverage, and funded debt and senior debt to earnings before interest, taxes, depreciation and amortization ratios. The Amended Credit Facility is secured by a lien on the real and tangible personal property of the Company, as defined, a pledge of the outstanding stock of each of the Company's U.S. subsidiaries and 65% of the outstanding stock of the Company's Canadian subsidiary. The amounts due under the Amended Credit Facility are also guaranteed by the Company's U.S. subsidiaries.

Convertible Notes Payable to Related Parties

  The Company issued approximately $9.9 million in subordinated convertible notes payable (the "Convertible Notes") to certain former owners of the 1998 Purchased Companies. The Convertible Notes, which bear interest at rates ranging from six to eight percent, include provisions that allow conversion into shares of the Company's Common Stock beginning on the first anniversary date of the Convertible Notes (the "Conversion Date") at conversion prices ranging from $10.78 to $15.86 per share. If the Convertible Notes are not converted they become due and payable on their second anniversary. At the Company's option, the Convertible Notes may be prepaid at any time following the Conversion Date.

                          PALEX, INC. AND SUBSIDIARIES

  Long-term debt consists of the following (in thousands):

                                                     December 28, December 27,
                                                         1997         1998
                                                     ------------ ------------
   Advances under the Credit Facility, bearing
    interest at rates ranging from 7.04% to 8.04 %
    as of December 27, 1998........................    $24,000      $141,500
   Industrial development revenue bonds, bearing
    interest at a variable rate (6.20% at December
    27, 1998), payable in annual installments of
    $50 through maturity in 2008, secured by a
    certificate of deposit and
    bank letter of credit..........................        550           500
   Various notes payable, bearing interest at rates
    ranging from 5.02% to 8.30% in 1997 and 7.00%
    to 7.50% at December 27, 1998, with monthly
    installments totaling approximately $31 and
    maturity dates ranging
    from 1999 until 2009, secured by certain
    Company assets.................................      5,387         2,136
   Variable rate note issued by the Acme ESOP (see
    Note 10), guaranteed
    by the Company, interest at 5.81% as of
    December 27, 1998..............................      1,770         1,700
   Other notes payable.............................         23            26
                                                       -------      --------
                                                        31,730       145,862
                                                       -------      --------
   Less-current maturities.........................     (1,057)       (1,960)
                                                       -------      --------
                                                       $30,673      $143,902
                                                       =======      ========

  Future maturities of long-term debt as of December 27, 1998 are as follows (in thousands):

   Fiscal Year Ending December,
   ----------------------------
   1999............................................................... $  1,960
   2000...............................................................  141,865
   2001...............................................................      329
   2002...............................................................      316
   2003...............................................................      308
   Thereafter.........................................................    1,084
                                                                       --------
                                                                       $145,862
                                                                       ========

7.INCOME TAXES:

  The provision (benefit) for income taxes consists of the following (in thousands):

                                                        Year Ended
                                          --------------------------------------
                                          November 30, December 28, December 27,
                                              1996         1997         1998
                                          ------------ ------------ ------------
   Federal
   Current...............................    $1,207       $3,944       $2,831
   Deferred..............................       143          (71)         892
                                             ------       ------       ------
                                              1,350        3,873        3,723
                                             ------       ------       ------
   Foreign
   Current...............................       --           --           238
   Deferred..............................       --           --           184
                                             ------       ------       ------
                                                --           --           422
                                             ------       ------       ------
   State
   Current...............................       492          846          829
   Deferred..............................        (9)         (15)         131
                                             ------       ------       ------
                                                483          831          960
                                             ------       ------       ------
                                             $1,833       $4,704       $5,105
                                             ======       ======       ======

                          PALEX, INC. AND SUBSIDIARIES

  The differences in income taxes provided and the amounts determined by applying the federal statutory tax rate to income before income taxes result from the following (in thousands):

                                                      Year Ended
                                        --------------------------------------
                                        November 30, December 28, December 27,
                                            1996         1997         1998
                                        ------------ ------------ ------------
   Tax at federal statutory rate of
    35%................................    $2,755       $3,970       $3,182
   Increase (decrease) resulting from:
    State income taxes, net of federal
     benefit...........................       353          547          624
    Income taxed to Fraser
     stockholders......................    (1,381)        (172)         --
    Additional foreign income tax
     provision.........................       --           --            74
    Nondeductible items:
    Goodwill amortization..............       --           200          484
    Pooling expenses...................       --            45          603
    Other nondeductible items..........        76           16           89
    Other..............................        30           98           49
                                           ------       ------       ------
                                           $1,833       $4,704       $5,105
                                           ======       ======       ======

  Deferred taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. Components of the Company's net deferred tax liability are as follows (in thousands):

                                                       December 28, December 27,
                                                           1997         1998
                                                       ------------ ------------
   Deferred income tax liabilities:
    Property and equipment............................   $(2,547)     $(8,405)
    Other.............................................      (620)        (902)
                                                         -------      -------
   Total deferred income tax liabilities..............    (3,167)      (9,307)
                                                         -------      -------
   Deferred income tax assets:
    Basis difference in inventory.....................       --           175
    Allowance for doubtful accounts...................       111          654
    Accruals and reserves.............................       834        1,276
                                                         -------      -------
   Total deferred income tax assets...................       945        2,105
                                                         -------      -------
   Net deferred income tax liabilities................   $(2,222)     $(7,202)
                                                         =======      =======

8.COMMITMENTS AND CONTINGENCIES:

Litigation

  The Company is involved in various legal proceedings that have arisen in the ordinary course of business. While it is not possible to predict the outcome of such proceedings with certainty, in the opinion of the Company's management, all such proceedings are adequately covered by insurance or, if not so covered, should not materially result in any liability which would have a material adverse effect on the financial position, liquidity or results of operations of the Company.

Insurance

  The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy.

                          PALEX, INC. AND SUBSIDIARIES

  The Company is self-insured for certain medical claims up to $50,000 per person per year. Provisions for expected future payments are accrued based on the Company's estimate of its aggregate liability for all open and unreported claims. Management believes the amount currently accrued is adequate to cover all known and unreported claims as of December 27, 1998.

Operating Lease Agreements

  The Company leases certain facilities and equipment. Minimum future rental payments under noncancelable operating leases as of December 27, 1998 are as follows (in thousands):

   Fiscal Year Ending
   ------------------
   1999................................................................. $ 2,889
   2000.................................................................   2,313
   2001.................................................................   2,050
   2002.................................................................   1,599
   2003.................................................................   1,122
   Thereafter...........................................................   1,543
                                                                         -------
                                                                         $11,516
                                                                         =======

  Rent expense under operating leases was approximately $463,000, $1,445,000 and $2,995,000 for fiscal years 1996, 1997 and 1998, respectively. Rent expense paid to related parties and included in the foregoing amounts was approximately $227,000, $146,000 and $558,000 for fiscal years 1996, 1997 and 1998, respectively. In June 1998, the company purchased property for $1,400,000 from an officer/board director. Management believes that the purchase price approximates market value.

Potential Environmental Liabilities

  In February 1998, the Company acquired DSF, a steel drum reconditioning company with a facility in Zellwood, Florida. DSF is a wholly-owned subsidiary of the Company. In 1982, DSF was notified by the U.S. Environmental Protection Agency (the "EPA") and the Florida Department of Environmental Regulation (the "DER") that they believed that DSF might be a potentially responsible party ("PRP") regarding the Zellwood Groundwater Contamination Site in Orange County, Florida (the "Zellwood Site"). The Zellwood Site was designated a "Superfund" environmental clean-up site after the DER discovered arsenic contamination in a shallow monitoring well adjacent to it. The DSF facility is a portion of the 57 acres constituting the Zellwood Site. The Company believes that DSF and its former shareholders were among approximately 25 entities and individuals identified as PRPs by the EPA.

  Between March 1990 and July 1996, the EPA issued various unilateral administrative orders and notices to DSF and various other PRPs. Those orders and notices demanded reimbursement from PRPs of approximately $2 million of the EPA's costs regarding the Zellwood Site and requested the PRPs to accept financial responsibility for additional clean-up efforts. During that time, the EPA estimated that the cost of the selected remedy for soil at the Zellwood Site would be approximately $1 million and the cost of the selected remedy for groundwater at the Zellwood Site would be approximately $5.1 million. DSF and the other PRPs did not agree to the EPA's demands or agree to fund any additional clean-up. In April 1997, the EPA issued an order unilaterally withdrawing its previous orders.

  On June 12, 1998 a suit was filed in the United States District Court for the Middle District of Florida (Orlando Division) against DSF and certain other PRPs with respect to the Zellwood Site (United States of America v. Drum Service Co. of Florida, John Michael Murphy, Douglass Fertilizer & Chemical, Inc., et, al., Civil No. 98-687-Civ-Orl-22C) (the "Zellwood Suit"). In this lawsuit, the EPA is seeking reimbursement of costs incurred at the Zellwood Site during the past 17 years and a declaratory judgment for future response costs.

                          PALEX, INC. AND SUBSIDIARIES

  DSF has maintained comprehensive general liability insurance coverage for over 25 years, and a number of the policies providing such coverage did not contain exclusions for environmental contamination. DSF has notified the insurers that issued such policies of the EPA's claims regarding the Zellwood Site and the commencement of the Zellwood Suit. In addition, the former shareholders of DSF have agreed with DSF and the Company to bear liabilities and expenses with respect to the Zellwood Site, to the extent such liabilities exceed the Company's insurance recoveries.

  DSF and several other PRPs are currently negotiating with the EPA to settle the Zellwood Suit. DSF intends to vigorously defend the Zellwood Suit and pursue its insurance coverage with respect to losses and expenses incurred in connection with the Zellwood Site. Although there can be no assurance as to any ultimate liability of DSF under the Zellwood Suit, the amount of recoveries from other PRPs or the insurance coverage, or the amount of insurance recoveries, the Company's management believes that DSF's insurance coverage, recoveries from other PRPs and the obligations of DSF's former shareholders will be adequate to cover any liability or expenses of DSF arising from the Zellwood Suit. The accompanying consolidated balance sheet as of December 27, 1998 includes a $2.0 million receivable from a former shareholder of DSF and a corresponding amount in other long-term liabilities.

  In November 1998, Container Services Company ("CSC"), a subsidiary of PalEx Container Systems, Inc. which acquired CDR, received notice from the EPA that it had been identified as a de minimis PRP with respect to the Casmalia Disposal Site in Santa Barbara County, California ("Casmalia Site"). The Casmalia Site was a licensed hazardous waste disposal facility from 1974 to 1989. In 1989, the EPA refused to reissue Casmalia's RCRA permit on the grounds that the operator of the site was in violation of the preexisting permit and other environmental laws and regulations. As a result of the owner/operator abandoning efforts to properly close and clean up the site, the EPA took emergency action. There are approximately 10,000 generators who legally sent (according to EPA estimates) approximately 4.5 billion pounds of waste to the Casmalia Site. EPA estimates that the clean up of this site will cost approximately $500 million and will take over 30 years to complete.

  The EPA has entered in a partial settlement with 50 major PRPs and is currently in negotiations with over 50 other major PRPs. In October 1998, the EPA sent out general notices to 750 de minimis PRPs, including CSC. In addition, it is expected that the EPA will send out several hundred additional notice letters to de minimis PRPs. The EPA estimates that the original 750 de minimis PRPs are responsible for an aggregate of about 10% of the volume of waste shipped to the Casmalia Site.

  Based on CSC's alleged contribution of waste to the Casmalia Site, the EPA has offered to settle its claims against CSC for approximately $300,000, which represents a 100% premium over EPA's estimate of CSC's proportionate share of the estimated clean up costs. In return for settlement, CSC will be granted contribution protection against lawsuits by other PRPs who contributed waste to the Casmalia Site. CSC is currently reviewing EPA's settlement offer and estimates of CSC's contribution of waste to the site. In addition, CSC has joined a joint defense group of over 140 other de minimis PRPs for the primary purpose of negotiating a reduction in, and the terms of, the EPA's settlement offer. The Company has included such settlement amount as accrued expenses in the accompanying consolidated balance sheet as of December 27, 1998.

Contingent Purchase Price

  The Company is obligated under the terms of an agreement with the former owners of one of the 1998 Purchased Companies to pay, in either cash or equal amounts of cash and the Company's Common Stock, up to $6,000,000 based on the subsidiary's post-acquisition earnings, as defined. Amounts due under this contingency, if any, will be accrued as part of the purchase price when the contingency is resolved in 1999 and 2000.

                          PALEX, INC. AND SUBSIDIARIES

Employment Agreements

  The Company has entered into employment agreements with certain Company officers and certain former owners of the companies acquired by PalEx. The remaining commitment under the terms of these agreements as of December 27, 1998 is approximately $5.6 million, of which approximately $4.6 million is payable in 1999 and approximately $1.0 million is payable in 2000. These employment agreements expire on various dates through September 2000.

Warrant

  On September 30, 1998, the Company issued a warrant for the purchase of up to 250,000 shares of its Common Stock for professional advisory services at an exercise price of $11.375 per share. The warrant may be exercised in whole or in part upon the consummation of certain defined transactions, none of which had occurred as of December 27, 1998, and expires in May 2005.

9. STOCK OPTION PLAN:

  On June 1, 1996, the Board of Directors and the stockholders of the Company approved the 1996 Stock Option Plan, as amended (the "Stock Option Plan"). The Stock Option Plan provides for the granting of stock options to directors, executive officers, other employees and certain non-employee consultants of the Company. The Company accounts for the Stock Option Plan under APB Opinion No. 25, and no compensation expense has been recognized. The Stock Option Plan, which permits an amount equal to no more than 15% of the outstanding shares of PalEx common stock to be issued as optioned shares, terminates in June 2006. In general, the terms of the option awards (including vesting schedules) are established by the Compensation Committee of the Company's Board of Directors. The following table summarizes activity under the Stock Option Plan:

                                                                    Exercise
                                                        Shares       Price
                                                      ----------  ------------
   Outstanding at November 30, 1996
    Granted..........................................  1,328,500  $7.50-$14.75
    Exercised........................................        --            --
    Forfeited and canceled...........................     (7,000)        $7.50
   Outstanding at December 28, 1997..................  1,321,500  $7.50-$14.75
    Granted..........................................  1,361,500  $5.88-$14.88
    Exercised........................................     (6,500)        $7.50
    Forfeited and canceled...........................    (65,850) $7.50-$13.50
   Outstanding at December 27, 1998..................  2,610,650  $5.88-$14.88
   Weighted average fair value of options granted
    during 1997......................................      $5.38
   Weighted average fair value of options granted
    during 1998......................................      $6.79
   Weighted average remaining contractual life for
    options issued in 1997........................... 8.33 years
   Weighted average remaining contractual life for
    options issued in 1998........................... 9.36 years

  At December 27, 1998, options for approximately 257,000 shares of common stock were exercisable. Unexercised options expire ten years from the issue date.

                          PALEX, INC. AND SUBSIDIARIES

  The following pro forma summary of the Company's consolidated results of operations have been prepared as if the fair value based method of accounting required by SFAS No. 123, "Accounting for Stock-Based Compensation" had been applied (in thousands, except per share data):

                                                      Year ended   Year ended
                                                     December 28, December 27,
                                                         1997         1998
                                                     ------------ ------------
   Net income attributable to common stockholders...    $6,640       $3,986
   Pro forma adjustment.............................      (775)      (1,434)
                                                        ------       ------
   Pro forma net income attributable to common
    stockholders....................................    $5,865       $2,552
   Net income per share ("EPS")
    Basic EPS as reported...........................    $  .43       $  .21
    Basic EPS pro forma.............................    $  .38       $  .13
    Diluted EPS as reported.........................    $  .42       $  .21
    Diluted EPS pro forma...........................    $  .37       $  .13

  Fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model using the following weighted average assumptions:

                                                       Fiscal Year  Fiscal Year
                                                       1997 Options 1998 Options
                                                       ------------ ------------
   Risk free interest rate............................       6.66%        5.39%
   Dividend yield.....................................       0.00%        0.00%
   Volatility factor..................................      35.77%       41.99%
   Weighted average expected life.....................   10 years     10 years

  A summary of stock options outstanding and exercisable as of December 27, 1998 is as follows:

                 Options outstanding                              Options exercisable
   ------------------------------------------------- ---------------------------------------------
     Range of
     exercise       Number       Weighted average    Weighted average   Number    Weighted average
      prices      outstanding remaining life (years)  exercise price  exercisable  exercise price
   -------------  ----------- ---------------------  ---------------- ----------- ----------------
   $5.88-$8.75     1,361,750          8.72                $ 7.51        181,750        $ 7.50
   $8.88-$13.12      811,000          9.14                $11.73         29,100        $10.19
   $13.13-$14.88     437,900          8.89                $14.23         46,580        $13.66

10.EMPLOYEE BENEFIT PLANS:

  The Company approved a defined contribution profit-sharing plan (the "Plan") in March 1997, which qualifies under Section 401(k) of the Internal Revenue Code. Eligible employees may contribute up to the lesser of 15% of their annual compensation or the maximum amount permitted under Internal Revenue Service regulations to their account. The Company matches the contributions of participating employees on the basis of the percentages specified in the Plan. The employee and Company matching contributions are invested at the direction of the individual employee.

  Certain of the Company's subsidiaries had defined contribution employee benefit plans at the time of their acquisition by PalEx. Employer contributions to the Plan and the other defined contribution plans for the Pooled Companies and the 1998 Pooled Companies for all periods presented and for Ridge, Interstate and the Purchased Companies from their respective dates of acquisition were approximately $2,184,000, $1,134,000 and $768,000 for 1996, 1997 and 1998, respectively.

                          PALEX, INC. AND SUBSIDIARIES

  In May 1985, Acme established an employee stock ownership plan ("ESOP") for Acme's eligible employees, as defined. The ESOP is a qualified plan exempt from taxes under Internal Revenue Section 401(a). In May 1994, the ESOP purchased 3,400 shares of Acme common stock at $765 per share from a stockholder for $2,601,000. The ESOP funded the purchase by issuing a variable rate note to a commercial bank that was guaranteed by Acme. Upon completion of the acquisition of Acme by PalEx, the shares of Acme stock in the ESOP were replaced with shares of PalEx stock of equal value and the guaranty by Acme was replaced by a letter of credit issued under the Credit Facility.

  The Company accounts for the ESOP in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plan" ("SOP 93-6"). Accordingly, the debt of the ESOP is recorded as long-term debt and the shares pledged as collateral are reported as unearned compensation on the Company's consolidated balance sheet. As shares are released, the Company reports compensation expense equal to the current estimated market price of the shares. In accordance with SOP 93-6, additional paid in capital is adjusted whenever the market value of the shares released is more or less than the cost of the shares released.

  Contributions to the ESOP amounted to approximately $727,000 and $153,000 for the years ended December 28, 1997 and December 27, 1998, respectively. These contributions include interest paid by Acme or the Company of approximately $122,000 and $83,000 for the years ended December 28, 1997 and December 27, 1998, respectively, on the loan used to purchase the ESOP shares. The balance in unearned compensation of $1,770,000 at December 28, 1997 and December 27, 1998 results from the leveraged ESOP stock purchase less the deemed release of shares at cost. At December 27, 1998, the ESOP contained 843,061 allocated shares and 425,923 unallocated shares of the Company's common stock, for a total of 1,268,984 shares.

  The Company received a Private Letter Ruling from the Internal Revenue Service in 1999 that allows the termination of the ESOP and the non-taxable disposal of the PalEx shares in the ESOP. It is the Company's intent to use the proceeds from the sale of the shares to repay the ESOP's indebtedness. Upon termination of the ESOP and debt retirement, the ESOP will allocate the remaining unallocated shares to the plan participants, resulting in a charge to earnings by the Company and a corresponding increase to capital in excess of par for the difference between the total value of the shares at the time of their sale and the ESOP indebtedness. In anticipation of the termination of the ESOP, no additional shares were allocated in 1998.

11.TERMINATION OF CHEP RELATIONSHIP

  During the fourth quarter of 1997 and first quarter of 1998, Company management had numerous discussions with representatives of its largest customer, CHEP, regarding numerous issues affecting the profitability of the products manufactured for CHEP by the Company and the pricing of new pallets, the uncertainty of CHEP production requirements, the absence of fees for extra services provided to CHEP, quality control and the opening of new facilities that would be primarily dedicated to performing services for CHEP. The Company manufactured new, high-grade pallets for CHEP, which in turn leased these pallets to its customers. These pallets were part of a "closed-loop" materials handling and management system that included recovery of the pallet from the end user, aggregating them in Company operated depots where they were sorted, repaired and returned to CHEP's customers.

  In addition, the Company began renegotiating the prices CHEP was being charged for new pallets to more accurately reflect constantly changing lumber prices. Subsequent discussion and communications ensued until it became apparent to Company management that the issues would not be resolved to the mutual satisfaction of CHEP and the Company. Accordingly, CHEP was notified that effective April 29, 1998, the Company would cease supplying CHEP with new pallets and provided advance notice (generally, 10 to 60 days) under contractual arrangements to discontinue repair and depot services for CHEP.

                          PALEX, INC. AND SUBSIDIARIES

  The termination of the Company's relationship with CHEP affected the operations of certain of the Company's facilities in the southeastern and western United States. As a result, management formally adopted a restructuring plan, which was approved by the Board of Directors, to close, curtail, or convert operations to alternative business activities at facilities related to CHEP production. There were eight CHEP-related manufacturing facilities that were targeted for either closure, sale, consolidation or conversion to alternative product lines. As of December 27, 1998, three facilities dedicated to CHEP production have been closed, one was sold and two more were consolidated into one facility. The other two facilities were converted to manufacture non- CHEP products. The Company terminated approximately 400 production-related employees at CHEP related facilities during 1998.

  Management determined that there were four categories of CHEP restructuring costs, in accordance with Emerging Issues Task Force 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"): disputed accounts receivable; severance payments; lease cancellation fees and penalties; and a valuation allowance to restate CHEP-related inventory at its net realizable value.

  The results of operations for the year ended December 27, 1998 include net charges to continuing operations of approximately $1.2 million for an inventory valuation adjustment to reduce CHEP-related inventory to net realizable value and approximately $0.9 million for disputed accounts receivable, lease cancellation fees and penalties and severance pay associated with the termination of employees at CHEP related facilities. As of December 27, 1998, all CHEP restructuring costs have been paid or incurred. Accordingly, there is no remaining balance in accrued liabilities or inventory valuation allowance in the accompanying consolidated balance sheet.

  In addition, management determined that the termination of the CHEP relationship also required the application of SFAS No. 121 and evaluated the facts and circumstances with regard to the CHEP-related facilities and the assets employed in the production of CHEP pallets. Accordingly, the results of operations for the year ended December 27, 1998 include a charge of approximately $1.4 million for plant closure and asset abandonment costs for the CHEP facilities noted above. The charge includes approximately $0.9 million for abandoned leasehold improvements and approximately $0.5 million to value pallet production machinery and equipment at its net realizable value. The abandoned and impaired assets had a book value of approximately $1.8 million prior to the revaluation. The net realizable value of these assets was determined based on management's estimates of current market value for similar types of manufacturing equipment used in the pallet production process. There have been no changes in the estimates used nor corresponding adjustments to the charges previously taken. The Company is attempting to sell the machinery and equipment as soon as possible. Depreciation expense on these assets for the period from their impairment date until December 27, 1998 would have been approximately $109,000.

  Management reviewed the recoverability and possible impairment of goodwill related to the subsidiaries which operated the CHEP facilities and determined that no goodwill adjustments were necessary due to the potential for replacing CHEP business with other customers.

  Management believes that all CHEP-related restructuring was complete as of December 27, 1998.

12.BUSINESS SEGMENTS:

  The Company has two business segments, one operating in the pallet industry and the other in the steel drum reconditioning industry. The pallet segment produces, recycles, sells, repairs, leases and retrieves wooden pallets in the United States and Canada primarily for use in agricultural and industrial markets. The drum segment reconditions steel drums in the United States, primarily for use in agricultural and industrial markets. There were no significant intercompany sales between the two segments for the fiscal years 1996, 1997 or 1998.

                          PALEX, INC. AND SUBSIDIARIES

  The Company's business segments are managed separately because they require different technology and marketing strategies. The accounting policies for the segments are the same as those described in Note 2, Summary of Significant Accounting Policies. The Company evaluates the performance of its reportable segments based on income before corporate overhead charges, interest expense, non-recurring expenses, goodwill amortization and income taxes.


                                                   Pallet   Drum    Consolidated
                                                  -------- -------  ------------
   Year Ended December 27, 1998
    Revenues..................................... $234,120 $85,571    $319,691
    Segment earnings contribution................   15,286  11,743      27,029
    Depreciation and amortization................    9,085   2,223      11,308
    Total Assets.................................  255,363  37,075     292,438
    Capital Expenditures.........................    9,428   4,523      13,951
   Year Ended December 27, 1997
    Revenues..................................... $162,848 $60,145    $222,993
    Segment earnings contribution................   15,402    (152)     15,250
    Depreciation and amortization................    4,607     951       5,558
    Total Assets.................................   96,562  23,443     120,005
    Capital Expenditures.........................    7,683   1,466       9,149
   Year Ended December 27, 1996
    Revenues..................................... $ 96,047 $48,983    $145,030
    Segment earnings contribution................    8,409     693       9,102
    Depreciation and amortization................    2,165   1,267       3,432
    Total Assets.................................   37,129  20,739      57,868
    Capital Expenditures.........................    4,063   3,292       7,355

  Segment earnings contribution is reconciled to consolidated income before provision for income taxes as follows:

                                        Year Ended   Year Ended   Year Ended
                                       November 30, December 28, December 27,
                                           1996         1997         1998
                                       ------------ ------------ ------------
   Total earnings contribution for
    reportable segments...............   $  9,102     $ 15,250     $ 27,029
   Unallocated amounts:
    Corporate expenses................        --         1,496        4,080
    Interest expense..................      1,576        1,722        8,468
    Goodwill amortization.............        --           593        2,977
    Restructuring charge..............        --           --           949
    Plant closure and asset
     abandonment loss.................        --           --         1,369
    Other income (expense)............        346          (95)         (95)
                                         --------     --------     --------
   Income before provision for income
    taxes.............................   $  7,872     $ 11,344     $  9,091
                                         ========     ========     ========

  The Company's revenue by country, based on the location of the customer, is as follows:

                                        Year Ended   Year Ended   Year Ended
                                       November 30, December 28, December 27,
                                           1996         1997         1998
                                       ------------ ------------ ------------
   United States......................   $145,030     $222,993     $314,967
   Canada.............................        --           --         4,724
                                         --------     --------     --------
   Consolidated.......................   $145,030     $222,993     $319,691
                                         ========     ========     ========

                          PALEX, INC. AND SUBSIDIARIES

  The Company's long-lived assets by country are as follows:

                                                        Year Ended   Year Ended
                                                       December 28, December 27,
                                                           1997         1998
                                                       ------------ ------------
   United States......................................   $66,250      $176,063
   Canada.............................................       --         31,157
                                                         -------      --------
   Consolidated.......................................   $66,250      $207,220
                                                         =======      ========

  Earnings contribution for the Drum segment for the year ended December 27, 1998 includes charges of approximately $1.8 million for pooling expenses and compensation differential (the difference between previous owners' and officers' compensation before the acquisitions and the amounts to which they have contractually agreed) of approximately $1.1 million. There were no pooling expenses for the year ended December 28, 1997. Compensation differential was approximately $1.0 million for the year ended December 28, 1997.

  Earnings contribution for the Pallet segment for the year ended December 27, 1998 includes an inventory valuation adjustment of approximately $1.2 million.

13.QUARTERLY FINANCIAL RESULTS (UNAUDITED):

  Summarized quarterly financial data for 1998 and 1997 is as follows (in thousands except per share data):

                                                            Quarter
                                                -------------------------------
                                                 First  Second   Third  Fourth
                                                ------- ------- ------- -------
   Year ended December 27, 1998
   Revenues.................................... $68,970 $83,362 $77,912 $89,447
   Gross profit................................  12,600  14,086  15,380  16,828
   Net income..................................   1,160     169   1,177   1,480
   Net income per share--basic.................     .06     .01     .06     .08
   Net income per share--diluted...............     .06     .01     .06     .08
                                                            Quarter
                                                -------------------------------
                                                 First  Second   Third  Fourth
                                                ------- ------- ------- -------
   Year ended December 28, 1997
   Revenues.................................... $39,797 $63,866 $57,583 $61,747
   Gross profit................................   5,960  10,919   8,603   9,427
   Net income..................................   1,342   2,618     785   1,895
   Net income per share--basic.................     .12     .15     .05     .11
   Net income per share--diluted...............     .12     .15     .04     .11

  The results of operations for the first and second quarters of 1998 include charges of approximately $1.6 and $0.2 million, respectively, for pooling expenses. The results of operations for the second quarter of 1998 includes a pre-tax charge of approximately $5.0 million related to the termination of the CHEP relationship (see Note 11). The results of operations for the third quarter of 1998 includes a pre-tax charge of approximately $1.4 million for plant closure and asset abandonment costs, offset by a pre-tax credit to the CHEP restructuring charge of approximately $0.9 million, for a net third quarter pre-tax charge of approximately $0.5 million. The results of operations for the fourth quarter of 1998 include a pre-tax credit of approximately $1.9 million related to revisions in management's estimates of the CHEP restructuring charge.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Members of IFCO-U.S., L.L.C.:

In our opinion, the accompanying balance sheets and the related statements of operations and changes in accumulated members' deficit, and of cash flows present fairly, in all material respects, the financial position of IFCO-U.S., L.L.C. (the "Company") at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The Company is a limited liability corporation with two members and, as disclosed in the notes to the financial statements, has extensive transactions and relationships with its members and their affiliates. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's negative cash flow from operations, excess liabilities over assets and debt in default raise substantial doubt about its ability to continue as a going concern without significant financial support from its members.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Tampa, Florida
September 3, 1999

                               IFCO-U.S., L.L.C.

                                 BALANCE SHEETS

                                             December 31,
                                       -------------------------  October 31,
                                          1997          1998          1999
                                       -----------  ------------  ------------
                                                                  (unaudited)
ASSETS:
 Cash................................. $     8,030  $     10,487  $     32,316
 Receivables, net of allowance for
  doubtful accounts of $25,000,
  $50,000 and $75,000.................   1,050,391     2,376,495     4,443,294
 Related party receivables............   2,095,216        95,749     4,824,018
 Crate rental pool, net...............   5,427,486     5,299,773    10,394,471
 Crates held for transfer to related
  party...............................     243,569       611,107       145,427
 Equipment and furniture, net.........   1,362,199     1,296,018     1,148,420
 Other assets.........................         --         40,883        28,609
                                       -----------  ------------  ------------
                                       $10,186,891  $  9,730,512  $ 21,016,555
                                       ===========  ============  ============
LIABILITIES AND MEMBERS' DEFICIT:
 Accounts payable and accrued
  expenses............................ $   455,109  $    616,945  $  1,077,028
 Related party payables...............   1,942,965     3,120,816     4,538,374
 Refundable deposits..................   1,016,899     2,014,188     3,438,997
 Installment loan.....................         --            --        144,492
 Related party debt...................  13,042,632    14,521,444    25,267,426
                                       -----------  ------------  ------------
                                        16,457,605    20,273,393    34,466,317
                                       ===========  ============  ============
Commitments and contingencies (Notes
 1, 6 and 7)
MEMBERS' DEFICIT:
 Class A voting membership interests,
  $.40 par value; 1,000 shares
  authorized..........................         400           400           400
 Class B non-voting membership
  interests, $.40 par value; 1,500
  shares authorized...................         600           600           600
 Accumulated deficit..................  (6,271,714)  (10,543,881)  (13,450,762)
                                       -----------  ------------  ------------
  Total members' deficit..............  (6,270,714)  (10,542,881)  (13,449,762)
                                       -----------  ------------  ------------
                                       $10,186,891  $  9,730,512  $ 21,016,555
                                       ===========  ============  ============


   The accompanying notes are an integral part of these financial statements.

                               IFCO-U.S., L.L.C.

      STATEMENTS OF OPERATIONS AND CHANGES IN ACCUMULATED MEMBERS' DEFICIT

                                                            Ten-Month
                                 Year Ended                Period Ended
                                December 31,               October 31,
                          -------------------------  -------------------------
                             1997          1998         1998          1999
                          -----------  ------------  -----------  ------------
                                                     (unaudited)  (unaudited)

Rental revenues.........  $   919,427  $  1,657,424  $ 1,156,754  $  4,267,790
                          -----------  ------------  -----------  ------------
Cost of revenues:
 Rental logistics cost..   (1,254,538)   (1,646,080)  (1,289,533)   (2,725,341)
 Crate depreciation.....     (499,098)     (679,324)    (482,568)   (1,358,141)
 Equipment
  depreciation..........      (49,140)     (132,763)    (112,101)     (120,000)
 Loss on related party
  crate transfers.......     (454,445)     (193,238)    (193,238)          --
                          -----------  ------------  -----------  ------------
Total cost of revenues..   (2,257,221)   (2,651,405)  (2,077,440)   (4,203,482)
                          -----------  ------------  -----------  ------------
  Gross margin (loss)...   (1,337,794)     (993,981)    (920,686)       64,308

Selling, general and
 administrative
 expenses...............   (1,423,417)   (1,719,353)  (1,424,015)   (1,641,457)
                          -----------  ------------  -----------  ------------
  Loss from operations..   (2,761,211)   (2,713,334)  (2,344,701)   (1,577,149)

Interest expense........   (1,033,872)   (1,382,946)  (1,168,975)   (1,343,271)
Other income (expense),
 net....................       12,031      (175,887)    (177,043)       13,539
                          -----------  ------------  -----------  ------------
Net loss................   (3,783,052)   (4,272,167)  (3,690,719)   (2,906,881)
Beginning accumulated
 deficit................   (2,488,662)   (6,271,714)  (6,271,714)  (10,543,881)
                          -----------  ------------  -----------  ------------
Ending accumulated
 deficit................  $(6,271,714) $(10,543,881) $(9,962,433) $(13,450,762)
                          ===========  ============  ===========  ============



   The accompanying notes are an integral part of these financial statements.

                               IFCO-U.S., L.L.C.

                            STATEMENTS OF CASH FLOWS

                                                              Ten-Month
                                   Year Ended               Period Ended
                                  December 31,               October 31,
                             ------------------------  ------------------------
                                1997         1998         1998         1999
                             -----------  -----------  -----------  -----------
                                                       (unaudited)  (unaudited)
Net cash provided by (used
 in) operating activities:
Net loss...................  $(3,783,052) $(4,272,167) $(3,690,719) $(2,906,881)
Adjustments to reconcile
 net loss to cash provided
 by operating activities:
 Depreciation..............      557,934      826,042      726,885    1,511,471
 Provision for doubtful
  accounts receivable......       25,000       25,000       25,000       25,000
 Transfer of crates to
  related parties,
  excluding freight and
  duty.....................      219,141      106,343      106,343     (193,148)
 Loss on disposition of
  equipment and furniture..          --       198,547      198,547          --
 Decrease (increase) in
  receivables..............     (595,894)  (1,351,104)    (503,403)  (2,091,799)
 Decrease (increase) in
  related party
  receivables..............   (1,969,647)   1,999,467    2,015,877   (1,575,269)
 Decrease (increase) in
  other assets.............       58,577      (40,883)    (101,998)      12,274
 Increase (decrease) in
  accounts payable and
  accrued expenses.........       94,552      161,836      364,063      460,083
 Increase (decrease) in
  related party accounts
  payable..................    1,069,925    1,177,851      857,623    1,417,558
 Increase (decrease) in
  refundable deposits......      561,991      997,289      328,302    1,424,809
                             -----------  -----------  -----------  -----------
Net cash used in operating
 activities................   (3,761,473)    (171,779)     326,520   (1,915,902)
                             -----------  -----------  -----------  -----------
Net cash provided by (used
 in) investing activities:
Purchases of furniture and
 equipment.................     (683,066)    (279,084)    (322,277)      (5,732)
Proceeds from crate
 transfers to related
 parties...................    1,790,551    1,128,973    1,039,908    1,695,809
                             -----------  -----------  -----------  -----------
Net cash provided by
 investing activities......    1,107,485      849,889      717,631    1,690,077
                             -----------  -----------  -----------  -----------
Net cash provided by (used
 in) financing activities:
Proceeds from issuance of
 related party debt........    4,504,285    1,682,585    1,282,320    2,896,664
Payment of installment
 debt......................          --           --           --      (182,695)
Payment of related party
 debt......................   (1,854,456)  (2,358,238)  (2,317,612)  (2,466,315)
                             -----------  -----------  -----------  -----------
Net cash provided by (used
 in) financing activities..    2,649,829     (675,653)  (1,035,292)     247,654
                             -----------  -----------  -----------  -----------
Net increase (decrease) in
 cash:
Cash equivalents at the
 beginning of the period...       (4,159)       2,457        8,859       21,829
Cash at the end of the
 period....................       12,189        8,030        8,030       10,487
                             -----------  -----------  -----------  -----------
                             $     8,030  $    10,487  $    16,889  $    32,316
                             ===========  ===========  ===========  ===========
Supplemental cash flow
 information:
 Interest paid.............      270,000      289,000  $   231,500  $   247,500

Non-cash investing and
 financing activities:

During 1997 and 1998, the Company had crate purchases of approximately $1,854,000 and $2,154,000, respectively. These crate purchases have been financed with notes payable from related parties.

During the ten-month periods ended October 31, 1998 and 1999, the Company had crate purchases of approximately $1,352,000 and $7,280,000, respectively. These crates purchases have been financed with notes payable to related parties.

During the ten-month period ended October 31, 1999, the Company was assigned a $3,153,000 member receivable in exchange for a member loan of $3,153,000 (Note
1).

   The accompanying notes are an integral part of these financial statements.

                               IFCO-U.S., L.L.C.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

  IFCO-U.S., L.L.C. (the "Company" or "IFCO-US") is a limited liability company. The Company's members are Schoeller-U.S., Inc. ("SIL-US") and Polymer International Corporation ("PIC"). SIL-US is a wholly-owned subsidiary of Schoeller International Logistics Beteiligungsgesellschaft mbH ("SIL") and PIC is a wholly-owned subsidiary of Intertape Polymer Group Inc. ("IPG"). The Company owns and manages a rental plastic container pool in the United States. These collapsible, reusable plastic containers ("crates") offer produce retailers and growers economic and environmental advantages over disposable packaging alternatives. The crates are leased primarily to growers of fresh fruit and vegetables in exchange for a one-time usage fee. The growers' goods are transported in the crates to various intermediaries and ultimately retailers for sale to consumers. The Company delivers the empty crates to customers' bulk warehouses and collects the empty crates from regional service points, where the crates are transported to the Company's depots and cleaned for reuse.

  The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, the accompanying balance sheet is presented on an unclassified basis.

  The Company is currently trying to establish the plastic crate rental concept to the produce distribution market in the United States. As such, the Company is in a start-up business phase and will continue to realize net losses until its sales and gross margins increase high enough to cover variable and fixed operating costs. The Company's negative cash flow from operations, excess liabilities over assets and related party debt in default raise substantial doubt about its ability to continue as a going concern without significant financial support from its members. The accompanying financial statements have been prepared on a going concern basis, which contemplates continuity of operations and the realization of assets and liquidation of liabilities in the ordinary course of business.

  On September 2, 1999, PIC and SIL-US entered into a Membership Interest and Share Purchase Agreement (the "Purchase Agreement") which management believes provides the framework for the continued funding for the Company's operations. Upon execution of the agreement, PIC purchased from SIL 36.25% of the outstanding shares in SIL-US (the "Polymer Shares") for a note payable of $3,153,000 (the "Polymer Note"). Effective October 1, 1999, SIL assigned the Polymer Note to the Company. As a result of the assignment, the Company recorded a receivable from PIC and a payable to SIL for $3,153,000. Interest on the Polymer Note and interest on an additional $3,153,000 of existing PIC debt will be waived until March 31, 2000.

  PIC also agreed to sell, subject to certain conditions including consummation of a merger between IFCO Systems and PalEx, Inc. (the "PalEx Merger") and a related initial public offering of IFCO Systems (the "IPO") no later than March 31, 2000, its entire 20% interest in IFCO-US (the "Polymer Interest") and the Polymer Shares to IFCO Systems N.V. for approximately $10,657,500, plus all outstanding indebtedness which was approximately $17,976,000 as of April 30, 1999 ($24,391,000 as of October 31, 1999). Such amount will be reduced by the cancellation of the Polymer Note in the amount of $3,153,000, and $2,500,000 and certain other indebtedness.

  Commencing September 10, 1999, and on the first business day of each month thereafter until the earlier of the consummation of the PalEx Merger and IPO or March 1, 2000, SIL-US and PIC shall each make a loan to the Company in the amount of $75,000.

  The Purchase Agreement may be terminated by mutual consent of the parties, if there is a material breach of any representation, warranty or covenant, or if the PalEx Merger and IPO are not consummated by March 31, 2000. If the PalEx Merger and IPO have not occurred by March 31, 2000, SIL-US shall make a

                               IFCO-U.S., L.L.C.

member loan to the Company for half of the IPG debt, less SIL-US's existing debt. In such event, SIL-US and IPG agree to proportionately fund the future cash and operating and financial requirements of IFCO-US in accordance with the IFCO-US budget. If SIL fails to timely fund its proportionate share of such cash requirements, then PIC shall have an option to purchase SIL-US' 80% membership interest in IFCO-US for $11,092,500 together with redelivery of the Polymer Shares, less $2,500,000, plus any indebtedness of IFCO-US to SIL or its Affiliates, and the Polymer Note shall mature and be paid in full. If IPG fails to timely fund its proportionate share of such cash requirements, then SIL shall have an option to purchase the Polymer Interest and the Polymer Shares for $10,657,500, plus any indebtedness of IFCO-US to IPG or its affiliates. In the event that neither option has been exercised by December 31, 2002, the exercise price of such options shall be adjusted to the fair market value of the Company at such time.

  The Company's continuation as a going concern is dependent on its members ability to fulfill the obligations under the terms as described above and ultimately to obtain profitability and to generate sufficient cash flows, on a timely basis, to meet its obligations. The financial statements do not include any adjustments relating to recoverability and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

  These interim financial statements as of October 31, 1999 and for the ten months ended October 31, 1998 and 1999, are unaudited and reflect all adjustments, consisting of normal recurring accruals which, in the opinion of management, are necessary for a fair presentation of the information contained therein.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  A summary of the significant accounting policies followed in the preparation of the Company's financial statements is set forth below:

 Crates

  The Company depreciates its crate pool using the straight line method over a 15 year life. Additionally, the Company accrues additional depreciation for estimated crate breakage at a rate of 4.5% of the crate purchase price on a per trip basis. The Company periodically reviews its crate rental pool to ensure that all unusable crates are reduced to net realizable value.

  Expenditures for repairs are charged to expense as incurred. Upon transfer or retirement of crates, the cost and related accumulated depreciation are eliminated from the respective accounts.

  The gains and losses from related party crate transfers are included within cost of revenues. The cost of related party crate transfers includes the net book value of the asset sold and any direct costs associated with the transfers.

  Equipment and Furniture

  Equipment and furniture are stated at cost, less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets. Machinery and equipment are depreciated from 5-10 years and furniture and fixtures are depreciated over 5 years.

  Expenditures for maintenance and repairs are charged to expense as incurred. Additions and major replacements or betterments that increase capacity or extend useful lives are added to the cost of the asset.

                               IFCO-U.S., L.L.C.

 Income Taxes

  The Company is a limited liability company which is treated as a partnership for federal and state tax purposes. As such, the income or loss generated by the Company is taxable to its members. Therefore, no provision for income taxes is recorded by the Company.

 Revenue Recognition

  The majority of the Company's revenues are generated from crate rental fees. Revenue is recognized over the Company's service obligation period. The service obligation period is complete when the customer's product is removed from the crates and the crate is ready to be returned to the Company. The Company accrues for the cost of returning crates to the rental pool.

  The Company records a two-dollar per crate deposit receivable and an offsetting refundable deposit liability for each crate delivered. Deposits are refundable upon proof of crate shipment by the customer.

 Fair Value of Financial Instruments

  SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," requires the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying amounts reported in the accompanying balance sheets for accounts receivable, accounts payable and accrued expenses, related party payables, and refundable deposits approximate fair value because of their short term nature. It is not practicable for the Company to reasonably estimate the fair market value of the long term debt due to the related party nature of the debt, absence of a quoted market rate for the debt or debt with similar characteristics and complexities surrounding maturity dates.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Although the Company reviews all significant estimates affecting its financial statements on a recurring basis and records the estimated effect of any necessary adjustments, actual results could differ from these estimates.

 Advertising Expense

  The Company expenses the cost of advertising as incurred. The Company incurred approximately $80,000 and $295,000 in advertising costs for the year ended December 31, 1997 and 1998, respectively.

 Start-up and organization costs

  The Company has expensed all start-up and organization costs when incurred.

 Impairment of Long-Lived Assets

  SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company believes that there is no impairment of its long-lived assets, primarily rental crates.

                               IFCO-U.S., L.L.C.

 Concentrations of Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company performs credit evaluation procedures on its customers and the Company's rental invoices are primarily on 14-day terms. Historically, the Company has not incurred significant credit related losses, however, an allowance for potential credit losses is maintained. Risk may exist in the Company's business and accounts receivable as approximately 36% and 29% of the Company's customers are located in California and Florida, respectively. As the Company's customers are in the produce industry, the Company's sales volumes in certain regions tend to be seasonal and subject to weather and other naturally occurring conditions.

  During each of the years ended December 31, 1997 and 1998, the Company had one customer each year that accounted for more than 10% of total revenues. DNE International accounted for approximately 12% of revenues during fiscal year ended December 31, 1997. Fresh From Texas accounted for 14% of revenues during fiscal year ended December 31, 1998.

3. RECEIVABLES:

  Receivables consisted of the following as of:

                                         December 31,        October 31, 1999
                                    -----------------------  -----------------
                                       1997        1998
                                    ----------  -----------
                                                             (unaudited)
Trade--Rental receivables.......... $  206,648  $   523,339  $ 1,176,791
Trade--Deposit receivables.........    862,383    1,903,156     3,336,784
Less: Allowance for doubtful
 accounts..........................    (25,000)     (50,000)      (75,000)
Other receivables..................      6,360          --          4,719
                                    ----------  -----------  ------------
                                    $1,050,391  $ 2,376,495   $ 4,443,294
                                    ==========  ===========  ============

  Related party receivables consisted of the following as of:

                                                             October 31,
                                         December 31,            1999
                                    -----------------------  ------------
                                       1997        1998
                                    ----------  -----------
                                                             (unaudited)
Crate transfer receivable.......... $      --   $    95,749  $  1,671,018
Polymer Note receivable............        --           --      3,153,000
                                    ----------  -----------  ------------
                                    $      --      $ 95,749   $ 4,824,018
                                    ==========  ===========  ============

4. CRATE RENTAL POOL, NET

  Crate rental pool, net consisted of the following as of:

                                                             October 31,
                                         December 31,            1999
                                    -----------------------  ------------
                                       1997        1998
                                    ----------  -----------
                                                             (unaudited)
Crate rental pool.................. $6,149,627  $ 6,367,117  $ 12,357,527
Less: accumulated depreciation.....   (722,141)  (1,067,344)   (1,963,056)
                                    ----------  -----------  ------------
Crate rental pool, net............. $5,427,486  $ 5,299,773  $ 10,394,471
                                    ==========  ===========  ============

  Crate depreciation expense for the years ended December 31, 1997 and 1998 was $499,098 and $679,324, respectively.

                               IFCO-U.S., L.L.C.

5. EQUIPMENT AND FURNITURE:

  Equipment and furniture consisted of the following at December 31:

                                                            1997        1998
                                                         ----------  ----------
   Machinery and equipment.............................. $1,405,317  $1,444,451
   Furniture and fixtures...............................     18,538      25,040
                                                         ----------  ----------
                                                          1,423,855   1,469,491
   Less: accumulated depreciation.......................    (61,656)   (173,473)
                                                         ----------  ----------
   Equipment and furniture, net......................... $1,362,199  $1,296,018
                                                         ==========  ==========

  Equipment and furniture depreciation expense for the years ended December 31, 1997 and 1998 was $58,836 and $146,718, respectively.

6. RELATED PARTY DEBT:

  Indebtedness consists of the following as of:

                                                                   October 31,
                                                December 31,           1999
                                           ----------------------- ------------
                                              1997        1998
                                           ----------- -----------
                                                                   (unaudited)
U.S. prime rate advances from PIC........  $ 4,465,882 $ 4,353,392 $  2,171,720
0% advances from PIC.....................          --      800,000    4,165,281
U.S. prime rate + 6% related party notes
 payable in default from IFCO
 Manufacturing...........................      860,807   1,339,883    2,573,042
10% related party notes payable from IFCO
 Manufacturing ..........................    6,315,943   5,828,169   10,642,102
U.S. prime rate PIC member loan..........    1,400,000   1,400,000    1,550,000
0% SIL-US member loan....................          --      800,000    4,165,281
                                           ----------- ----------- ------------
                                           $13,042,632 $14,521,444 $ 25,267,426
                                           =========== =========== ============

  The maturities of indebtedness are as follows for the years ending December
31:

                                                                       Amount
                                                                     -----------
      1999.......................................................... $ 4,463,992
      2000..........................................................   1,647,699
      2001..........................................................     811,159
      2002..........................................................     245,201
      2003..........................................................         --
      Thereafter....................................................   7,353,393
                                                                     -----------
                                                                     $14,521,444
                                                                     ===========

 Advances from PIC

  PIC has advanced funds to the Company for operating cash flow purposes. Under the terms of the operating agreement between SIL-US and PIC, advances from members accrue interest at the U.S. prime rate as published in the Wall Street Journal ("U.S. prime rate"), which was 8.5% and 7.75% at December 31, 1997 and 1998, respectively.

  In May 1998, PIC agreed to waive interest charges on the first $800,000 of its advances to the Company (see discussion of member loans).

                               IFCO-U.S., L.L.C.

 Related Party Note Payables

  The Company purchases its crates from IFCO Manufacturing, Inc. ("IFCO Manufacturing"), a wholly-owned subsidiary of IPG. The Company finances crate purchases with a three year note payable with IFCO Manufacturing. The notes accrue interest at 10%, with interest becoming payable on a semi-annual basis. One third of the principal of each note becomes due after every 12 months. The Company is currently in default on a portion of its principal and interest payments on its manufacturing note payables. Upon default, the notes and interest due began accruing additional interest at the default interest rate which is the US prime rate + 6% (14.5% and 13.75% at December 31, 1997 and 1998, respectively). Substantially all of the Company's receivables and long-lived assets are pledged as collateral for all outstanding notes payable under the crate supply agreement with IFCO Manufacturing.

 Member Loans

  The Company has a member loan with PIC for $1.4 million, which accrues interest at the U.S. prime rate. The funds were provided to the Company during 1995 and 1996 to fund start-up and organization costs. In accordance with the February 16, 1995 operating agreement between PIC and SIL-US, repayment of the loan by the Company shall be at such times as the Company can repay the loan when considering its future cash or requirements as contemplated in the operating agreement. At the time the Company has sufficient operating capital from profits, the entire principal and interest remaining outstanding shall then become due and payable in semi-annual installments of principal together with all accumulated interest until all amounts due and owing are paid in full. As of December 31, 1998, no principal or interest payments have been made.

  During May of 1998, SIL-US agreed to fund the Company's cash flow deficits with an $800,000 interest free loan. The SIL-US loan was funded in cash and does not have a stated maturity date. In conjunction with the SIL-US loan, PIC agreed to waive interest charges on the first $800,000 of advances.

7. COMMITMENTS AND CONTINGENCIES:

 Litigation

  The Company is involved in various legal proceedings that have arisen in the ordinary course of business. In the opinion of the Company's management, all such proceedings are adequately covered by insurance or, if not so covered, will not materially result in any liability which would have a material adverse effect on the financial position, liquidity or results of operations of the Company.

 Leasing Arrangements

  The Company leases certain facilities and machinery under non-cancelable operating leases. Additionally, the Company sub-leases office space from a wholly-owned subsidiary of IPG. The Company's rent expense under the related party sub-lease was $46,000 and $47,000 for the years ended December 31, 1997 and 1998, respectively. Lease payments are accrued on a straight-line basis over the term of the lease. Minimum future rental payments under these leases as of December 31, 1998 are as follows:

                                                                         Amount
                                                                        --------
      1999............................................................. $275,619
      2000.............................................................  276,416
      2001.............................................................  185,173
      2002.............................................................    7,000
                                                                        --------
                                                                         744,208
                                                                        ========

                               IFCO-U.S., L.L.C.

  Rent expense under operating leases was approximately $46,000 and $155,000 for the years ending December 31, 1997 and 1998, respectively.

8. MEMBERS' EQUITY:

  SIL-US and PIC each own 500 shares of the Class A voting membership interests. Additionally, SIL-US owns 100% of the 1,500 shares of the Class B non-voting membership interests. All shares participate equally in the sharing of the Company's profits/losses and distributions.

9. OTHER RELATED PARTY TRANSACTIONS:

 Related Party Receivables and Payables

  All of the Company's related party receivables are the result of crate transfers. The Company's related party payables are related to services provided by related parties in connection with export crate rentals under the export servicing agreement, crate deposits, royalties, and other miscellaneous payables. The related party payables are composed of the following:

                                                              December 31,
                                                          ---------------------
                                                             1997       1998
                                                          ---------- ----------
Crate deposits........................................... $  152,400 $  266,421
Reconditioning fees......................................    297,257    574,672
Crate purchases..........................................    317,735     22,608
Royalties................................................     24,117     63,709
Interest payable.........................................    795,105  1,558,525
Interest payable in default..............................    356,351    634,881
                                                          ---------- ----------
                                                          $1,942,965 $3,120,816
                                                          ========== ==========

 Crate Supply Agreement

  During 1996, the Company entered into a five-year supply agreement with IPG (through its wholly-owned subsidiary IFCO Manufacturing) to provide all of the Company's plastic crates. The agreement specifies that the Company must purchase all crates from IPG and IPG is prohibited from selling crates to other customers. Crate prices are determined by a formula based upon raw material weight, the price for granulate and the actual quantity purchased by the Company. The agreement does not call for a minimum purchase requirement. During 1997 and 1998, the Company purchased approximately $1,854,000 and $2,154,000, respectively, for crates supplied by IFCO Manufacturing. These crate purchases are financed through notes with IFCO Manufacturing.

 System Licensing Agreement

  In 1996, SIL and the Company entered into a ten-year licensing agreement. Under the agreement, the Company shall owe SIL a royalty commission equal to 3% of domestic crate rentals which are payable every quarter. For the years ended December 31, 1997 and 1998, the Company recorded royalty commission expenses of $19,123 and $45,484, respectively.

 Export Servicing Agreement

  Some of the Company's customers use the crates to ship produce to international markets. In conjunction with its export rental program, the Company has a service agreement with IFCO-GmbH, a related party, whereby, IFCO-GmbH has agreed to collect, sort, wash, and include the crates within the European operations rental pool. Under the agreement, the Company records an amount equal to 80% of the export rental revenue as an expense payable to IFCO-Europe as consideration for the services.

                               IFCO-U.S., L.L.C.

  Export rental revenue was approximately $273,000 and $306,000 for the years ended December 31, 1997 and 1998, respectively.

 Related Party Crate Transfers

  Under the terms of the export servicing agreement discussed above, the Company transfers ownership of crates shipped to Europe to related parties upon completion of the export rental period at the net book value of the crates.

  In 1997 and 1998, the Company agreed to transfer certain excess crates to related parties. These transfers were not related to the export servicing agreement. For the years ended December 31, 1997 and 1998, the Company recognized losses of $454,000 and $193,000 on the transfer of crates to related parties which have been included within cost of revenues.

 Management

  IPG employees oversee the daily management of the Company. The Company's controller and assistant controller share responsibilities with other companies owned by IPG, including IFCO Manufacturing. Their salaries are charged to the Company based upon the estimated time spent working on Company business. All significant business decisions are determined by the Company's Board of Directors, which is composed of two members from SIL-US and two members from PIC.

  IPG has provided various management, accounting and administrative services to the Company. Wherever appropriate and practical, the costs associated with these services have been allocated and/or directly charged to the Company. However, the costs of some services such as credit, collections, treasury management, marketing and information systems management have not been allocated to the Company and the Company's financial statements do not reflect amounts associated with such services.

  The significant services that have been allocated to the Company include:

                                                                 Year ended
                                                                December 31,
                                                              -----------------
                                                                1997     1998
                                                              -------- --------

Employee benefits............................................ $ 35,000 $ 45,000
Leased vehicles for salesman travel..........................   40,000   60,000
Telecommunications expenses..................................   15,000   23,000
                                                              -------- --------
                                                              $ 90,000 $128,000
                                                              ======== ========

10. EMPLOYEE BENEFITS:

  The Company's employees are eligible to participate in IPG's 401(k) defined contribution plan. The Company may make a discretionary match of up to 6% of the participant's salary to the participant's account. Additionally, the Company may make profit sharing distributions to the participants based upon IPG's financial performance. Contributions for the years ended December 31, 1997 and 1998 were $12,000 and $24,000, respectively.

                                                                      APPENDIX A


                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION
                        (as amended by Amendment No. 1)

                          Dated as of October 6, 1999
                              and effective as of
                                 March 29, 1999

                                  by and among

                               IFCO Systems N.V.,

                         IFCO Europe Beteiligungs GmbH,

                       MTS Okologistik Verwaltungs GmbH,

        Schoeller International Logistics Beteiligungsgesellschaft mbH,

                       Schoeller Packaging Systems GmbH,

                          Silver Oak Acquisition Corp.

                                      and

                                  PalEx, Inc.

                               TABLE OF CONTENTS

                                                                     Page No.
                                                                     --------
                                   ARTICLE I

               NON-MERGER TRANSACTIONS.............................     A-1
  SECTION 1.1. Ownership of IFCO...................................     A-1
  SECTION 1.2. Formation of Merger Sub.............................     A-2
  SECTION 1.3. Corporate Authorizations............................     A-2
  SECTION 1.4. Contribution of Shares..............................     A-2
               General Electric; Contribution of IFCO Europe
  SECTION 1.5. Preferred Share.....................................     A-2
  SECTION 1.6. Initial Public Offering of IFCO Ordinary Shares.....     A-2

                                   ARTICLE II

               THE MERGER..........................................     A-2
  SECTION 2.1. Appointment of Exchange Agent.......................     A-2
  SECTION 2.2. The Merger..........................................     A-3
  SECTION 2.3. Effective Time......................................     A-3
  SECTION 2.4. Effects of the Merger...............................     A-3
  SECTION 2.5. Closing.............................................     A-3

                                  ARTICLE III

               CONVERSION OF SHARES IN THE MERGER..................     A-4
  SECTION 3.1. Conversion of PalEx Capital Stock...................     A-4
  SECTION 3.2. Conversion of Merger Sub Shares.....................     A-6
  SECTION 3.3. Election of Merger Consideration....................     A-6
  SECTION 3.4. Share Exchange......................................     A-9
  SECTION 3.5. Dissenting Shares...................................    A-10
  SECTION 3.6. Exchange of Shares..................................    A-10
  SECTION 3.7. No Fractional Shares................................    A-12
  SECTION 3.8. Closing of PalEx's Transfer Books...................    A-12
  SECTION 3.9. Modification of Share Exchange Procedures...........    A-12

                                   ARTICLE IV

               IFCO GOVERNANCE AFTER THE EFFECTIVE TIME............    A-12
  SECTION 4.1. IFCO Governance after Effective Time................    A-12
  SECTION 4.2. Corporate and Operational Headquarters..............    A-12
  SECTION 4.3. Language............................................    A-12
  SECTION 4.4. U.S. GAAP...........................................    A-12

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PALEX.............    A-13
  SECTION 5.1. Organization and Qualification......................    A-13
  SECTION 5.2. Capitalization......................................    A-13
  SECTION 5.3. Subsidiaries........................................    A-14
  SECTION 5.4. Authority; Non-Contravention; Approvals.............    A-14
               Reports and Financial Statements; Accounting and
  SECTION 5.5. Other Systems.......................................    A-15
  SECTION 5.6. Absence of Undisclosed Liabilities..................    A-16
  SECTION 5.7. Absence of Certain Changes or Events................    A-16
  SECTION 5.8. Litigation..........................................    A-16
  SECTION 5.9. Registration Statement and Proxy Statement..........    A-17
 SECTION 5.10. No Violation of Law.................................    A-17

                                                                     Page No.
                                                                     --------
 SECTION 5.11. Compliance with Agreements..........................    A-17
 SECTION 5.12. Environmental Matters...............................    A-17
 SECTION 5.13. Taxes...............................................    A-18
 SECTION 5.14. Employee Benefit Plans; ERISA.......................    A-18
 SECTION 5.15. Labor Controversies.................................    A-20
 SECTION 5.16. Intangible Property.................................    A-20
 SECTION 5.17. Title to Assets.....................................    A-20
 SECTION 5.18. Insurance...........................................    A-20
 SECTION 5.19. Year 2000...........................................    A-21
 SECTION 5.20. Reorganization......................................    A-21
 SECTION 5.21. PalEx Stockholders' Approval........................    A-21
 SECTION 5.22. Brokers and Finders.................................    A-21
 SECTION 5.23. Opinion of Financial Advisor........................    A-21

                                   ARTICLE VI

               REPRESENTATIONS AND WARRANTIES OF IFCO COMPANIES....    A-21
  SECTION 6.1. Organization and Qualification......................    A-22
  SECTION 6.2. Capitalization......................................    A-22
  SECTION 6.3. Subsidiaries........................................    A-23
  SECTION 6.4. Authority; Non-Contravention; Approvals.............    A-24
               Reports and Financial Statements; Accounting and
  SECTION 6.5. Other Systems.......................................    A-25
  SECTION 6.6. Liabilities.........................................    A-25
  SECTION 6.7. Absence of Certain Changes or Events................    A-26
  SECTION 6.8. Litigation..........................................    A-26
  SECTION 6.9. Registration Statement and Proxy Statement..........    A-27
 SECTION 6.10. No Violation of Law.................................    A-27
 SECTION 6.11. Compliance with Agreements..........................    A-27
 SECTION 6.12. Environmental Matters...............................    A-27
 SECTION 6.13. Taxes...............................................    A-28
 SECTION 6.14. Employee Benefit Plans and Arrangements.............    A-28
 SECTION 6.15. Labor Controversies.................................    A-29
 SECTION 6.16. Intangible Property.................................    A-30
 SECTION 6.17. Title to Assets.....................................    A-30
 SECTION 6.18. Insurance...........................................    A-31
 SECTION 6.19. Year 2000...........................................    A-31
 SECTION 6.20. Reorganization......................................    A-31
 SECTION 6.21. Brokers and Finders.................................    A-31
 SECTION 6.22. Ownership of PalEx Common Stock.....................    A-31

                                  ARTICLE VII

               REPRESENTATIONS AND WARRANTIES OF SPS...............    A-31
  SECTION 7.1. Capitalization......................................    A-31
               Ownership and Status of IFCO Companies Capital
  SECTION 7.2. Stock...............................................    A-31
  SECTION 7.3. Organization; Power and Authority; Approval.........    A-31
  SECTION 7.4. No Conflicts or Litigation..........................    A-32
  SECTION 7.5. No Brokers..........................................    A-32
  SECTION 7.6. Preemptive and Other Rights; Waiver.................    A-32
  SECTION 7.7. Ownership of PalEx Common Stock.....................    A-32
  SECTION 7.8. Net Worth...........................................    A-32


                                  ARTICLE VIII

                                                                     Page No.
                                                                     --------
               CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME......    A-32
               Conduct of Business by PalEx Pending the Effective
  SECTION 8.1. Time................................................    A-32
               Conduct of Business by IFCO Pending the Effective
  SECTION 8.2. Time................................................    A-35
  SECTION 8.3. Control of PalEx's Operations.......................    A-35
  SECTION 8.4. Control of IFCO's Operations........................    A-35
  SECTION 8.5. No Solicitation.....................................    A-35

                                   ARTICLE IX

               ADDITIONAL AGREEMENTS...............................    A-36
  SECTION 9.1. Access to Information...............................    A-36
  SECTION 9.2. Registration Statement and Proxy Statement..........    A-37
               Corrections to the Proxy Statement and Registration
  SECTION 9.3. Statement...........................................    A-38
  SECTION 9.4. PalEx Stockholders' Approval........................    A-38
  SECTION 9.5. Exchange Listings...................................    A-38
  SECTION 9.6. Options and Warrants................................    A-38
  SECTION 9.7. Employee Matters....................................    A-39
  SECTION 9.8. Agreement to Cooperate..............................    A-40
  SECTION 9.9. Reorganization......................................    A-40
 SECTION 9.10. Public Statements...................................    A-40
 SECTION 9.11. Notification of Certain Matters.....................    A-40
 SECTION 9.12. Directors' and Officers' Indemnification............    A-41
 SECTION 9.13. Voting Agreement....................................    A-42
               Restrictions on Transfer of Shares by Certain
 SECTION 9.14. Shareholders........................................    A-42
 SECTION 9.15. Related Party Transactions..........................    A-42
 SECTION 9.16. Additional IFCO Options.............................    A-42
 SECTION 9.17. Technology Transfer.................................    A-43
 SECTION 9.18. Reservation of Right to Revise Transaction..........    A-43
 SECTION 9.19. SMG Exchangeable Shares.............................    A-43
 SECTION 9.20. IFCO U.S. ..........................................    A-43

                                   ARTICLE X

               CONDITIONS..........................................    A-44
 SECTION 10.1. Conditions to Each Party's Obligations..............    A-44
 SECTION 10.2. Conditions to Obligation of PalEx...................    A-44
               Conditions to Obligations of IFCO, Merger Sub and
 SECTION 10.3. SPS.................................................    A-45

                                   ARTICLE XI

               TERMINATION, AMENDMENT AND WAIVER...................    A-46
 SECTION 11.1. Termination.........................................    A-46
 SECTION 11.2. Effect of Termination...............................    A-48
 SECTION 11.3. Termination Fee.....................................    A-48
 SECTION 11.4. Extension; Waiver...................................    A-48

                                  ARTICLE XII

               GENERAL PROVISIONS..................................    A-49
 SECTION 12.1. Payment of Expenses.................................    A-49
 SECTION 12.2. Non-Survival of Representations and Warranties......    A-49

                                                                       Page No.
                                                                       --------
  SECTION 12.3. Notices..............................................    A-49
  SECTION 12.4. Entire Agreement; No Third-Party Beneficiaries.......    A-50
  SECTION 12.5. Assignment...........................................    A-50
  SECTION 12.6. Severability.........................................    A-50
  SECTION 12.7. Interpretation.......................................    A-50
  SECTION 12.8. Governing Law........................................    A-50
  SECTION 12.9. Arbitration..........................................    A-51
 SECTION 12.10. Counterparts.........................................    A-51

                              Annexes and Exhibits

 Exhibit A      PalEx Employee Waivers
 Exhibit B      Form of Voting Agreement
 Exhibit C      Management Stockholders
 Annex A        List of Defined Terms

                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

  THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of October 6, 1999 (the "Execution Date") and effective as of March 29, 1999 (the "Effective Date"), is by and among IFCO Systems N.V., a public limited liability company incorporated under the laws of The Netherlands ("IFCO"), IFCO Europe Beteiligungs GmbH, a limited liability company organized under the laws of the Federal Republic of Germany ("IFCO Europe"), MTS Okologistik Verwaltungs GmbH, a limited liability company organized under the laws of the Federal Republic of Germany ("MTS"), Schoeller International Logistics Beteiligungsgesellschaft mbH, a limited liability company organized under the laws of the Federal Republic of Germany ("SIL"), Schoeller Packaging Systems GmbH, a limited liability company organized under the laws of the Federal Republic of Germany ("SPS"), Silver Oak Acquisition Corp., a corporation organized under the laws of the State of Delaware ("Merger Sub") and PalEx, Inc., a corporation organized under the laws of the State of Delaware ("PalEx").

                              W I T N E S S E T H:

  WHEREAS, SPS owns 76% of the capital shares of IFCO Europe and 100% of the capital shares of MTS, and an affiliate of SPS owns 100% of the capital shares of SIL;

  WHEREAS, IFCO is a wholly owned Subsidiary of SPS and/or its affiliates (IFCO, IFCO Europe, SIL and MTS, being collectively referred to herein as the "IFCO Companies" and SPS desires to contribute the capital shares SPS owns of IFCO Europe and MTS, and to cause the capital shares of SIL to be contributed, to IFCO upon the terms and subject to the conditions set forth in this Agreement;

  WHEREAS, the managing directors of SPS and the Board of Directors of PalEx have approved the merger of PalEx with and into Merger Sub on the terms and subject to the conditions set forth in this Agreement (the "Merger");

  WHEREAS, the parties hereto intend that the Merger will close immediately prior to the closing of an initial public offering in Europe by IFCO of ordinary shares of IFCO ("IFCO Ordinary Shares");

  WHEREAS, the parties hereto intend the Merger to qualify as a tax-free reorganization under Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, and this Agreement is hereby adopted as a plan of reorganization for purposes of Section 368(a) of the Code and the regulations thereunder; and

  WHEREAS, capitalized terms used in this Agreement, which are listed in Annex A hereto together with the paragraph or the Section in which they are defined, shall have the respective meanings set forth in this Agreement;

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements this Agreement contains, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                            NON-MERGER TRANSACTIONS

  SECTION 1.1. Ownership of IFCO. Except as otherwise provided in this Agreement, SPS or Schoeller Logistics Holdings GmbH, a limited liability company organized under the laws of the Federal Republic of Germany ("Schoeller Holdings"), which is wholly owned by SPS and/or its affiliates, will own 100% of the IFCO Ordinary Shares from inception and prior to the IPO Closing Date. SPS has delivered a copy of the Articles of Association of IFCO to PalEx. SPS will consult with PalEx in advance with respect to any amendments to the Articles of Association of IFCO prior to the Merger and the IPO and will promptly deliver copies of any such amendments to PalEx.

  SECTION 1.2. Formation of Merger Sub. SPS has caused IFCO to incorporate Merger Sub pursuant to the General Corporation Law of the State of Delaware (the "DGCL") to be a constituent company in the Merger. Merger Sub has authorized capital stock consisting of 100 shares, par value $0.01 per share (the "Merger Sub Capital Stock"), all of which is issued and outstanding and held by IFCO, subject to the provisions of Section 2.1.

  SECTION 1.3. Corporate Authorizations. SPS shall cause IFCO and Merger Sub to obtain all necessary corporate authorizations with respect to this Agreement and the transactions contemplated hereby.

  SECTION 1.4. Contribution of Shares. On or before the Closing Date but prior to the Effective Time and the completion of the IPO, SPS shall contribute the IFCO Europe Share and the MTS Shares to IFCO and shall cause its affiliate Gebruder Schoeller Beteiligungsverwaltungs GmbH, a limited liability company organized under the laws of the Federal Republic of Germany ("Gebr. Schoeller"), to contribute the SIL Shares to IFCO, either directly or through SPS.

  SECTION 1.5. General Electric; Contribution of IFCO Europe Preferred Share.

  (a) SPS and its affiliates, Martin Schoeller, Christoph Schoeller, Andrea Schoeller, Schoeller KG, Schoeller Plast Industries GmbH, Gebr. Schoeller and IFCO have entered into that certain Option Release and IPO-Facilitation Agreement with General Electric Capital Corporation ("GE Capital") and General Electric Erste Beteiligungs GmbH ("GE GmbH"), which was notarized under German law on May 27, 1999 (the "Option Release Agreement"), pursuant to which GE GmbH and any affiliates thereof shall (i) give any required consent with respect to the Merger and the IPO, (ii) provide for the release, to be effective as of the Closing Date, of any options of GE to purchase capital shares of IFCO Europe, SIL or MTS pursuant to the Investment Agreement and the termination of the Investment Agreement and (iii) provide for the contribution of the IFCO Europe Preferred Share as described in Section 1.5(b). SPS and such affiliates shall complete, or cause to be completed, to the extent within their respective power to complete, the conditions precedent in (S) 8.1 of the Option Release Agreement.

  (b) On or before the Closing Date and prior to the Effective Time, SPS shall use its reasonable efforts to cause GE GmbH to contribute to IFCO the IFCO Europe Preferred Share held by GE GmbH in exchange for a convertible debenture (the "Convertible Debenture") to be issued by Schoeller Holdings to which SPS and/or its affiliates shall have previously contributed all the outstanding IFCO Ordinary Shares. The Convertible Debenture shall be convertible into outstanding shares of Schoeller Holdings or outstanding IFCO Ordinary Shares representing, indirectly or directly, 15.45% of the issued and outstanding IFCO Ordinary Shares immediately prior to the Effective Time.

  SECTION 1.6. Initial Public Offering of IFCO Ordinary Shares. SPS shall use its reasonable efforts, and shall cause IFCO to use all reasonable efforts, to pursue with reasonable diligence the completion of and to complete the IPO. PalEx agrees to reasonably cooperate with SPS and IFCO in connection with the IPO. The parties acknowledge that they currently anticipate, subject to the advice and recommendations of the underwriters in connection with the IPO and market conditions on the Listing Market, that the number of IFCO Ordinary Shares offered in the IPO will constitute approximately 30% of the issued and outstanding IFCO Ordinary Shares after giving effect to the IPO and the transactions contemplated by this Agreement.

                                   ARTICLE II

                                   THE MERGER

  SECTION 2.1. Appointment of Exchange Agent. As promptly as possible following the Effective Date IFCO shall appoint a United States bank or trust company or other independent financial institution in the United States reasonably satisfactory to IFCO and PalEx to act as exchange agent for the Share Exchange and the delivery of the Aggregate Merger Consideration to former stockholders of PalEx (the "Exchange Agent"). IFCO and PalEx shall enter into an Exchange Agent Agreement with the Exchange Agent in form and substance reasonably satisfactory to IFCO and PalEx, which shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement.

  SECTION 2.2. The Merger. On the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, PalEx will merge with and into Merger Sub and the separate existence of PalEx thereupon will cease. Merger Sub will be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation." The corporate existence of Merger Sub, with all its property, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Delaware and succeed to all property, rights, privileges, franchises, powers, objects, debts, liabilities and duties of PalEx in accordance with Section 259(a) of the DGCL.

  SECTION 2.3. Effective Time. The Merger will become effective immediately when a certificate of merger, in a form reasonably acceptable to IFCO and PalEx and prepared and executed in accordance with the relevant provisions of the DGCL (the "Certificate of Merger"), is filed with the Secretary of State of the State of Delaware or, if agreed by IFCO and PalEx, at such time thereafter as may be provided in the Certificate of Merger (the "Effective Time"). Merger Sub will file the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL as soon as practicable after the consummation of the transactions described in Sections 1.4 and 1.5 and in accordance with Section 2.5. The parties acknowledge that it is their mutual desire and intent to consummate the transactions contemplated by this Agreement as soon as practicable after the Execution Date and to effect the Merger after the consummation of the transactions described in Sections 1.4 and 1.5 and immediately prior to the completion of the IPO on the IPO Closing Date. Accordingly, they will, subject to the provisions hereof and to the fiduciary duties of their respective managing directors, Supervisory Boards, Management Boards, Boards of Directors or equivalent bodies, use all reasonable efforts to consummate, as soon as practicable, the transactions contemplated by this Agreement in accordance with Section 2.5.

  SECTION 2.4. Effects of the Merger.

    (a) The Merger shall have the effects set forth in Sections 259, 260 and 261 of the DGCL.

     (b) At the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be amended to change the name of the Surviving Corporation to "PalEx, Inc." As so amended, such Certificate of Incorporation will be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with its terms and as the DGCL provides.

    (c) The Bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the Bylaws of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their terms and as the Certificate of Incorporation of the Surviving Corporation and the DGCL provide.

    (d) The directors of the Surviving Corporation from and after the Effective Time will be Christoph Schoeller, Martin Schoeller and Vance K. Maultsby, Jr., each of whom will serve until his successor is duly elected or appointed and qualified, or until his earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

    (e) The officers of PalEx immediately prior to the Effective Time will serve as the officers of the Surviving Corporation from and after the Effective Time until their respective successors are duly appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

  SECTION 2.5. Closing. The closing (the "Closing") of the transactions contemplated by this Agreement, consistent with Section 2.3, will take place at a location mutually agreeable to IFCO and PalEx as promptly as practicable following the date on which the last of the conditions set forth in Article X is fulfilled or waived, or at such other time as IFCO and PalEx shall agree. This Agreement refers to the date on which the Closing occurs as the "Closing Date."

                                  ARTICLE III

                       CONVERSION OF SHARES IN THE MERGER

  SECTION 3.1. Conversion of PalEx Capital Stock.

       (a)At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of PalEx:

      (i)each share of common stock, par value $0.01 per share, of PalEx ("PalEx Common Stock") issued and outstanding immediately prior to the Effective Time (other than PalEx Treasury Shares to be canceled in accordance with clause (ii) of this Section 3.1(a)) will, subject to Sections 3.5 and 3.7, be exchanged for and converted into the right to receive consideration with a value equal to $9.00 in the form of cash, IFCO Ordinary Shares or a combination thereof as follows: (A) $9.00 (the "Merger Price" in cash, without any interest thereon (the "Cash Consideration"); or (B) a fraction of IFCO Ordinary Shares calculated by dividing $9.00 by the IPO price, rounded to the fourth decimal place (such fraction being referred to herein as the "Exchange Ratio" and the number of IFCO Ordinary Shares being referred to herein as the "Stock Consideration") (the Cash Consideration and/or the Stock Consideration being referred to herein, collectively, as the "Merger Consideration" and the aggregate of such consideration provided in exchange for all shares of PalEx Common Stock being referred to herein as "Aggregate Merger Consideration"), which shall be determined pursuant to an election or deemed non-election by the holder thereof as set forth in
    Section 3.3 and which shall be subject to the limitations set forth in this Section 3.1 on the Aggregate Merger Consideration; notwithstanding the foregoing, prior to IFCO's transfer of the cash and issuance of the IFCO Ordinary Shares to the Exchange Agent pursuant to Section 3.4 for the account of the former holders of PalEx Common Stock in the Share Exchange (as defined in Section 3.4), each such holder shall, in addition to his, her or its right to receive the Merger Consideration, or, in the event of the holders of Dissenting Shares, if any, in addition to his, her or its right to receive the consideration as described in Section 3.5, have an ownership interest in the Surviving Corporation identical in all respects to his, her or its ownership interest in PalEx immediately prior to the Effective Time (the "Ownership Interest");

      (ii)each share of capital stock of PalEx, if any, owned by IFCO or any of its Subsidiaries or held in treasury by PalEx or any of its Subsidiaries immediately prior to the Effective Time (collectively, "PalEx Treasury Shares") will be canceled and retired and will cease to exist and no IFCO Ordinary Shares or other consideration will be delivered or deliverable in exchange therefor;

      (iii)subject to and as more fully provided in Section 9.6, each unexpired option or warrant to purchase PalEx Common Stock which is outstanding at the Effective Time, whether or not then exercisable, automatically and without any action on the part of the holder thereof will be exchanged into an option or warrant to purchase a number of IFCO Ordinary Shares equal to the number of shares of PalEx Common Stock which could be purchased under such option or warrant multiplied by the Exchange Ratio, at a price per IFCO Ordinary Share equal to the per share exercise price of such option or warrant divided by the Exchange Ratio, which price shall at least be equal to the nominal value of an IFCO Ordinary Share;

      (iv) subject to Section 9.19, each SMG Exchangeable Share (as defined in Section 5.2(a)) issued and outstanding immediately prior to the Effective Time will, subject to Section 3.7, and from and after the Effective Time be exchangeable for and convertible into the right to receive the same Merger Consideration that would have been received if such SMG Exchangeable Share had been exchanged for a share of PalEx Common Stock immediately prior to the Effective Time (the "SMG Exchange Consideration"); provided that the Surviving Corporation shall pay to IFCO an amount equal to the cash actually paid by IFCO in any such exchange and the nominal value of the IFCO Ordinary Shares issued by IFCO in any such exchange or take such other steps as may be necessary and appropriate under the law of The Netherlands to evidence consideration for such cash and shares;

      (v) each PalEx Convertible Note (as defined in Section 5.2(a)) which is outstanding at the Effective Time, whether or not then exercisable, automatically and without any action on the part of the holder thereof shall be convertible into a number of IFCO Ordinary Shares equal to the number of shares of PalEx Common Stock which could be received upon conversion of such PalEx Convertible Note multiplied by the Exchange Ratio, at a price per IFCO Ordinary Share equal to the per share conversion price of such PalEx Convertible Note divided by the Exchange Ratio, which price shall at least be equal to the nominal value of an IFCO Ordinary Share; provided that the Surviving Corporation shall pay to IFCO an amount equal to the nominal value of the IFCO Ordinary Shares issued by IFCO in the conversion of any Convertible Note or take such other steps as may be necessary and appropriate under the law of The Netherlands to evidence consideration for such shares.

  (b) The Aggregate Merger Consideration, together with the SMG Exchange Consideration, the cash payable to holders of Dissenting Shares pursuant to
Section 3.5, and the cash payable in lieu of fractional shares pursuant to
Section 3.7, shall be comprised of (i) not less than 40% of the shares of PalEx Common Stock and SMG Exchangeable Shares being exchanged for and converted into Cash Consideration (the "Cash Election Number") and (ii) not more than 60% of the Shares of PalEx Common Stock and SMG Exchangeable Shares being exchanged for and converted into stock consideration (the "Stock Election Number"); provided, however, that if the Record Holders elect pursuant to Section 3.3 to receive a greater amount of Cash Consideration than the Cash Election Number, then the Cash Election Number shall be increased to up to 49% of the shares of PalEx Common Stock and SMG Exchangeable Shares being exchanged for and converted into Cash Consideration (the "Adjusted Cash Election Number").

    (c) All IFCO Ordinary Shares issuable in the Merger will be deemed for all purposes to have been issued by IFCO at the Effective Time.

    (d) For purposes of this Section 3.1 and as otherwise used in this Agreement, the following terms have the meanings assigned to them below:

    "Currency Exchange Rate" means, as of any specified day the rate at which one Euro would be translated into United States Dollars using the currency cross rate for late New York trading in Euros, as published in the Wall Street Journal, Eastern Edition, on such specified day.

    "IPO" means the first time IFCO issues and sells IFCO Ordinary Shares in a primary underwritten offering.

    "IPO Closing Date" means the date on which IFCO first receives payment for the IPO Shares.

    "IPO Pricing Date" means the date on which IFCO and the underwriters named in the underwriting agreement relating to the IPO agree in that underwriting agreement (or in a related pricing agreement) to the initial public offering price per share of IFCO Ordinary Shares, subject to the terms and conditions of the underwriting agreement, the "Initial Offering Price").

    "IPO Price" means the product of (i) the Initial Offering Price and (ii) the Currency Exchange Rate for the IPO Pricing Date.

    "IPO Shares" means the number of IFCO Ordinary Shares IFCO sells in the IPO.

    "Subsidiary" means, with respect to any party, any corporation, limited liability company, partnership, joint venture or other entity, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner; or (ii) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the members of the Supervisory Board, Management Board, managing directors, Board of Directors or any similar governing body of such entity is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

  (e) for purposes of this Section 3.1 and as otherwise used in this Agreement, references to IFCO Ordinary Shares to be issued to holders of PalEx Common Stock as part of the Merger Consideration or to be issued from and after the Effective Time as provided in this Section 3.1 shall mean New York shares representing such IFCO Ordinary Shares.

  SECTION 3.2. Conversion of Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of IFCO, each share of Merger Sub Capital Stock will convert into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

  SECTION 3.3 Election of Merger Consideration.

  (a) Election. Each record holder of shares of PalEx Common Stock (other than PalEx or any of its Subsidiaries) as of the record date (the "Record Date") for the PalEx Stockholders' Meeting (each a "PalEx Record Holder"), each record holder of SMG Exchangeable Shares as of the Record Date (each an "SMG Holder") and Batchelder & Partners, Inc. ("Batchelder" and, together with the PalEx Record Holders and the SMG Holders, the "Record Holders"), to which PalEx has agreed to issue 200,000 shares of PalEx Common Stock immediately prior to the Effective Time, pursuant to the agreement with Batchelder described in Section 5.22, will be entitled, with respect to the Record Holder's shares, to make an unconditional election (an "Election") on or prior to the Election Date to determine the form of the Merger Consideration to be received with respect to such shares. Subject to the adjustment procedures Section 3.3 (e), each Record Holder (or the beneficial owner of the shares through appropriate and customary documentation and instructions) shall specify as part of the Election (i) the number of shares of PalEx Common Stock or SMG Exchangeable Shares owned by such Record Holder (or in the case of Batchelder, to be owned) that such Record Holder desires to be exchanged for and converted into (or, with respect to SMG Exchangeable Shares, exchangeable for and convertible into) Cash Consideration (a "Cash Election") and (ii) the number of shares of PalEx Common Stock or SMG Exchangeable Shares owned by such Record Holder that such Record Holder desires to be exchanged for and converted into (or, with respect to SMG Exchangeable Shares, exchangeable for and convertible into) Stock Consideration (a "Stock Election").

  (b) Form of Election. A form of election in such form as PalEx and IFCO shall mutually agree (the "Election Form") and a Letter of Transmittal, shall be mailed by PalEx with the Proxy Statement to each Record Holder. The Election Form shall be used by each Record Holder to make an Election as provided for in
Section 3.3(a). Each completed and signed Election Form shall be accompanied by, for each PalEx Record Holder, (i) the certificate or certificates for all of the shares of PalEx Common Stock covered by such Election Form (or (A) customary affidavits and indemnification regarding the loss or destruction of such certificate or certificates or (B) an appropriate guarantee of delivery of such certificate or certificates, as set forth in the instructions accompanying the Letter of Transmittal, from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States, provided such certificate or certificates are in fact delivered to the Exchange Agent by the time required for such guarantee of delivery, and, provided further, that failure to deliver such certificate or certificates covered by such guarantee of delivery shall invalidate an otherwise properly made Election) and (ii) a completed and duly executed Letter of Transmittal. Record Holders who hold shares of PalEx Common Stock or SMG Exchangeable Shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of PalEx Common Stock held by such Representative for a particular beneficial owner. "Election Date" shall mean 5:00 p.m., Houston, Texas time, on the business day immediately preceding the PalEx Stockholders' Meeting.

  (c) Failure To Make an Election. If a Record Holder fails to deliver a fully completed and signed Election Form to the Exchange Agent by the Election Date, together with the certificate or certificates for the shares of PalEx Common Stock to which the Election Form relates and a completed and duly executed Letter of Transmittal, but has not exercised its or his rights as a dissenting stockholder pursuant to Section 3.5, such Record Holder shall be deemed not to have made an Election and shall receive Merger Consideration as provided in
Section 3.3(e) (a "Non-Election"). Regardless of any Election Form received by the Exchange Agent, holders of Dissenting Shares pursuant to Section 3.5 shall be deemed to have made a Cash Election.

  (d) Subsequent Holders. If a Record Holder transfers shares of PalEx Common Stock or SMG Exchangeable Shares after the Record Date but before the close of business on the business day immediately preceding the Election Date (the "Transferred Shares"), the new holder of the Transferred Shares (the "Subsequent Holder") shall be entitled to revoke, in accordance with the procedures in Section 3.3(f), any Election made by such Record Holder with respect to the Transferred Shares and, if desired, to make a new Election, in accordance with the procedures in Section 3.3(b), with respect to the Transferred Shares. PalEx and IFCO shall make available, or shall cause the Exchange Agent to make available, one or more separate Election Forms to any Subsequent Holder upon such Subsequent Holder's or PalEx's request to the Exchange Agent. PalEx shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified in this Section 3.3(d).

  (e) Adjustment Procedures.

    (i) If the sum of the aggregate number of shares of PalEx Common Stock and SMG Exchangeable Shares covered by Cash Elections and represented by cash payable in lieu of fractional shares pursuant to Section 3.7 (the "Cash Election Shares"), exceeds the Adjusted Cash Election Number, then:

      (A) all shares of PalEx Common Stock and SMG Exchangeable Shares covered by Stock Elections (the "Stock Election Shares") and all shares of PalEx Common Stock and SMG Exchangeable Shares covered by Non-Elections (the "Non-Election Shares") shall be exchanged for and converted into (or, with respect to SMG Exchangeable Shares, exchangeable for and convertible into) the right to receive IFCO Ordinary Shares;

      (B) all Cash Election Shares held by each Record Holder making a Cash Election with respect to 49% or less of the total number of shares for which an Election is made by such Record Holder, Dissenting Shares and shares represented by cash payable in lieu of fractional shares pursuant to Section 3.7 (collectively, the "Unadjusted Cash Election Shares") shall be exchanged for and converted into (or, with respect to SMG Exchangeable Shares, exchangeable for and convertible into) the right to receive cash; and

      (C) the Cash Election Shares held by a Record Holder (an "Adjusted Cash Record Holder") making a Cash Election with respect to greater than 49% of the total number of shares for which an Election is made by such Adjusted Cash Record Holder (the "Adjusted Cash Election Shares") shall be exchanged for and converted into (or, with respect to SMG Exchangeable Shares, exchangeable for and convertible into) the right to receive the sum of

        (1) an amount in cash, without interest, equal to the product of

                (x) the Cash Consideration,

                (y) .49 and

                (z) the total number of shares of PalEx Common Stock and SMG
                   Exchangeable Shares held by such Adjusted Cash Record Holder (the product of (y) and (z) being referred to herein as the "First Cash Adjustment Number"),

        (2) an amount in cash, without interest, equal to the product of

                (x) the Cash Consideration,

                (y) a fraction, the numerator of which shall be the total
                   number of Adjusted Cash Election Shares held by such Adjusted Cash Record Holder less the First Cash Adjustment Number and the denominator of which shall be the total number of Adjusted Cash Election Shares held by all Adjusted Cash Record Holders less the total First Cash Adjustment Number for all Adjusted Cash Record Holders, and

                (z) the Adjusted Cash Election Number less the sum of the
                   number of all the Unadjusted Cash Election Shares and the total First Cash Adjustment Number for all Adjusted Cash Record Holders (the product of (y) and (z) being referred to herein as the "Second Cash Adjustment Number") and

      (3) a number of IFCO Ordinary Shares equal to the product of

                (x) the Stock Consideration and

                (y) the total number of Adjusted Cash Election Shares held by such Adjusted Cash Record Holder, less the First Cash Adjustment Number and less the Second Cash Adjustment Number.

    (ii) If the Stock Election Shares exceed the Stock Election Number, then:

      (A) all Cash Election Shares and Non-Election Shares shall be exchanged for and converted into (or, with respect to SMG Exchangeable Shares, exchangeable for and convertible into) the right to receive cash;

      (B) all Stock Election Shares held by each Record Holder making a Stock Election with respect to 60% or less of the total number of shares for which an Election is made by such Record Holder (collectively, the "Unadjusted Stock Election Shares") shall be exchanged for and converted into (or, with respect to SMG Exchangeable Shares, exchangeable for and convertible into) the right to receive IFCO Ordinary Shares; and

      (C) the Stock Election Shares held by a Record Holder (an "Adjusted Stock Record Holder") making a Stock Election with respect to greater than 60% of the total number of shares for which an Election is made by such Adjusted Stock Record Holder (the "Adjusted Stock Election Shares") shall be exchanged for and converted into (or, with respect to SMG Exchangeable Shares, exchangeable for and convertible into) the right to receive the sum of

        (1) a number of IFCO Ordinary Shares equal to the product of

                (x) the Stock Consideration,

                (y) .60 and

                (z) the total number of shares of PalEx Common Stock and SMG
                   Exchangeable Shares held by such Adjusted Stock Record Holder (the product of (y) and (z) being referred to herein as the "First Stock Adjustment Number"),

        (2) a number of IFCO Ordinary Shares equal to the product of

                (x) the Stock Consideration,

                (y) a fraction, the numerator of which shall be the total
                   number of Adjusted Stock Election Shares held by such Adjusted Stock Record Holder less the First Stock Adjustment Number and the denominator of which shall be the total number of Adjusted Stock Election Shares held by all Adjusted Stock Record Holders less the total First Stock Adjustment Number for all Adjusted Stock Record Holders, and

                (z) the Stock Election Number less the sum of the number of all the Unadjusted Stock Election Shares and the total First Stock Adjustment Number for all Adjusted Stock Record Holders (the product of (y) and (z) being referred to herein as the "Second Stock Adjustment Number") and

        (3) an amount in cash, without interest, equal to the product of

                (x) the Cash Consideration and

                (y) the total number of Adjusted Stock Election Shares held by such Adjusted Stock Record Holder, less the First Stock Adjustment Number and less the Second Stock Adjustment Number.

    (iii) If the Cash Election Shares are greater than or equal to the Cash Election Number, but less than or equal to the Adjusted Cash Election Number, then:

      (A) all Stock Election Shares shall be exchanged for and converted into (or, with respect to SMG Exchangeable Shares, exchangeable for and convertible into) the right to receive IFCO Ordinary Shares;

      (B) all Cash Election Shares shall be exchanged for and converted into (or, with respect to SMG Exchangeable Shares, exchangeable for and convertible into) the right to receive cash; and

      (C) each Non-Election Share shall be exchanged for and converted into (or, with respect to the SMG Exchangeable Shares, exchangeable for and convertible into) the right to receive

        (1) an amount in cash equal to the lesser of

                (x) the Cash Consideration or

                (y) the product of (i) the Cash Consideration and (ii) a
              fraction (the "Non-Election Fraction"), the numerator of which shall be the Adjusted Cash Election Number less the Cash Election Shares and the denominator of which shall be the total number of Non-Election Shares, and

        (2) if the amount calculated pursuant to clause (1) above is less than the Cash Consideration, a number of IFCO Ordinary Shares equal to the product of

                (x) the Stock Consideration and

                (y) a fraction equal to one minus the Non-Election Fraction.

    (iv) For purposes of subsections (i)(C) and (ii)(C) of this Section 3.3(e), (A) the sum of the amounts in cash pursuant to clauses (1) and (2) of subsection (i)(C) and clauses (1) and (2) of subsection (ii) (C), respectively, shall be rounded to the nearest whole cent and (B) the number of IFCO Ordinary Shares pursuant to clause (3) of each of subsections
  (i)(C) and (ii)(C) shall be rounded to the fourth decimal place. For purposes of subsection (iii)(C) of this Section 3.3(e), (A) the product of the amount in cash pursuant to clause (1) thereof and the total number of Non-Election Shares held by a Record Holder shall be rounded to the nearest whole cent and (B) the product of the number of IFCO Ordinary Shares pursuant to clause (2) thereof and the total number of Non-Election Shares held by a Record Holder shall be rounded to the fourth decimal place.

  (f) Revoking Election Forms. Any Election Form may be revoked by the Record Holder submitting it, or by a Subsequent Holder of Transferred Shares to which it relates, only by written notice received by the Exchange Agent on or before the Election Date. If an Election Form is revoked by a Record Holder, the Record Holder may make a new Election in accordance with the procedures in
Section 3.3(b). If an Election Form is revoked and a new Election Form is not so made, the Record Holder shall be deemed to have made a Non-Election and the Exchange Agent shall retain the certificate or certificates for the shares submitted with the revoked Election Form for exchange and conversion at the Effective Time. All Election Forms shall be automatically revoked if SPS or PalEx terminate this Agreement or SPS and PalEx notify the Exchange Agent in writing that the Merger has been abandoned. If the Merger is abandoned, the certificate or certificates for the shares of PalEx Common Stock tendered by a PalEx Record Holder with such Election Form and to which such Election Form relates shall be promptly returned to the PalEx Record Holder submitting the same.

  (g) Election Determinations. The determination of the Exchange Agent shall be binding as to whether or not an Election has been properly made or revoked pursuant to this Section 3.3 and when an Election or revocation of an Election was received. If the Exchange Agent reasonably determines in good faith that any Election was not timely and properly made by a Record Holder, such Record Holder shall be deemed to have made a Non-Election. IFCO shall have the discretion to cause the Exchange Agent, or delegate the discretion to the Exchange Agent, to disregard immaterial defects in Election Forms. The Exchange Agent shall also make all computations as to the proration of the merger consideration as contemplated in this Section 3.3, and any such computation shall be conclusive and binding on the Record Holders and any Subsequent Holders.

  SECTION 3.4. Share Exchange. Upon the terms and subject to the conditions of this Agreement, as of the Effective Time, IFCO will duly issue the IFCO Ordinary Shares that form part of the Aggregate Merger Consideration to the Exchange Agent for the account of the former stockholders of PalEx, and Exchange Agent will contribute, for the account of the former stockholders of PalEx, all of the Ownership Interests in the Surviving Corporation to IFCO as a contribution in kind (the "Share Exchange") to pay up such IFCO Ordinary Shares. At the Effective Time, the obligation to effect the Share Exchange shall be unconditional and irrevocable.

  SECTION 3.5. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of PalEx Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by any stockholder who is entitled to appraisal rights pursuant to Section 262 of the DGCL, who, on a timely basis, makes and perfects a demand for appraisal of such shares in accordance with all requirements and provisions of Section 262 of the DGCL, and who does not effectively withdraw or lose the right to such appraisal (collectively, "Dissenting Shares"), shall not be converted as described in
Section 3.1, but shall, from and after the Effective Time, represent only the right to receive from the Surviving Corporation such consideration as may be determined to be due to such stockholder with respect to such Dissenting Shares pursuant to Section 262 of the DGCL; provided, however, that Dissenting Shares held by any stockholder who, after the Effective Time, withdraws his demand for appraisal or loses his right of appraisal with respect to those shares, in either case pursuant to Section 262 of the DGCL, shall forthwith be converted into the right to receive the consideration specified in Section 3.1, without interest pursuant to a cash election (without regard to any proration).

  SECTION 3.6. Exchange of Shares.

  (a)Exchange Fund. As of the Effective Time, IFCO will provide to the Exchange Agent the IFCO Ordinary Shares required to effect exchanges for stock pursuant to Sections 3.1 and 3.3 and this Section 3.6, and the Surviving Corporation will provide the Exchange Agent with a sufficient amount of cash to effect exchanges for cash pursuant to Sections 3.1 and 3.3 and this Section 3.6 and to fund the payment of cash in lieu of fractional shares pursuant to Section 3.7 (all of which is collectively referred to herein as the "Exchange Fund").

  (b)Exchange Procedures. Promptly after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of PalEx Common Stock (the "Old PalEx Certificates"), who is entitled to receive Merger Consideration with respect to each such share pursuant to Section 3.1(a), (i) a letter of transmittal (which will specify that delivery of Old PalEx Certificates will be effected, and risk of loss and title to the Old PalEx Certificates will pass, only on actual delivery of the Old PalEx Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Old PalEx Certificates in exchange for certificates representing IFCO Ordinary Shares (collectively, "Letter of Transmittal"), unless such record holder shall have submitted a Letter of Transmittal together with an Election Form pursuant to Section 3.3. Upon surrender of an Old PalEx Certificate to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent may reasonably require, the holder of that Old PalEx Certificate shall be entitled to receive in exchange therefor
(x) if applicable, a certificate in the name of the holder representing that number of whole IFCO Ordinary Shares into which the shares of PalEx Common Stock theretofore represented by the Old PalEx Certificate so surrendered will have been converted pursuant to Sections 3.1(a) and 3.3 and (y) if applicable, a certified or bank cashiers check payable in U.S. dollars to such holder an amount equal to the sum of (A) the amount of cash into which such shares of PalEx Common Stock will have been converted pursuant to Sections 3.1(a) and 3.3, (B) cash in lieu of fractional IFCO Ordinary Shares into which the shares of PalEx Common Stock theretofore represented by such Old PalEx Certificate will have been converted pursuant to Sections 3.1(a) and Section 3.3 and (C) the payment of any dividends and distributions pursuant to Section 3.6(d), and the Old Palex Certificate so surrendered shall be canceled.

  (c)Transfer or Other Taxes. If any certificate for IFCO Ordinary Shares is to be issued in a name other than that in which the Old PalEx Certificate surrendered in exchange therefor is registered, it will be a condition of that exchange that the person requesting such exchange will pay any applicable transfer or other taxes required by reason of that issuance.

  (d)Dividends; Distributions. IFCO shall not declare or pay any dividends on or before the Effective Time. No dividends or other distributions declared or accrued with respect to IFCO Ordinary Shares after the Effective Time will be paid to the holder of any unsurrendered Old PalEx Certificate, with respect to which the IFCO Ordinary Shares shall have been issued in the Merger. All such dividends or other distributions shall be paid by IFCO to the Exchange Agent (on behalf of holders of unsurrendered Old Pal Ex Certificates) and shall be included in the Exchange Fund, in each case until such Old PalEx Certificates shall be surrendered as provided herein, but (i) upon that surrender there shall be paid, to the person in whose name the certificates representing those IFCO Ordinary Shares shall be issued and registered the amount of dividends or other distributions theretofore paid with respect to such IFCO Ordinary Shares as of any date subsequent to the Effective Time but prior to that surrender and
(ii) at the appropriate payment date or as soon as practicable thereafter, there shall be paid to that person the amount of dividends or other distributions with a record date, or which have accrued, after the Effective Time but prior to that surrender, but which are not payable until a date after that surrender, which are payable with respect to whole IFCO Ordinary Shares, subject in any case to any applicable abandoned property, escheat and similar laws. No interest will be payable on any such dividends or distributions pursuant to this Section 3.6 or any payment for fractional shares pursuant to
Section 3.7.

  (e)Lost, Stolen or Destroyed Certificates. If any Old PalEx Certificate has been lost, stolen or destroyed, on the making of an affidavit of that fact by the person claiming ownership of that Old PalEx Certificate, IFCO and the Surviving Corporation will issue in exchange for that lost, stolen or destroyed Old PalEx Certificate the IFCO Ordinary Shares, cash and other property deliverable in respect thereof determined in accordance with this Article III. When authorizing any such issuance, either IFCO or the Surviving Corporation may, in its discretion and as a condition precedent to that issuance to any person, require that person to give IFCO and the Surviving Corporation such indemnity as it may reasonably direct as protection against any claim that may be made against IFCO or the Surviving Corporation with respect to the PalEx Certificate alleged to have been lost, stolen or destroyed.

  (f)Final Settlement. From and after the Effective Time, the holders of Old PalEx Certificates shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law. All rights to receive cash in lieu of fractional shares, if any, and cash and/or IFCO Ordinary Shares in which shares of PalEx Common Stock shall have been converted pursuant to this Article III shall be deemed to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to such shares of PalEx Common Stock.

  (g)Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Old PalEx Certificates one year after the Effective Time shall be delivered by the Exchange Agent to a depositary bank designated by IFCO, upon demand, whereupon such depositary bank shall hold the Exchange Fund on behalf of holders of unsurrendered Old PalEx Certificates, and any holders of Old PalEx Certificates who have not heretofore complied with this Section 3.6 shall thereafter look only to IFCO or such depositary bank for payment of their claim for Merger Consideration for each share of PalEx Common Stock evidenced by such Old PalEx Certificates and any dividends or distributions with respect to IFCO Ordinary Shares and IFCO shall cause the depositary bank to satisfy such claim. Such depositary bank shall maintain an office in the City of New York where holders of Old PalEx Certificates may comply with this Article III.

  (h)Withholding Taxes. Each of the Exchange Agent and IFCO shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Old PalEx Certificates and from dividends, if any, payable pursuant to Section 3.6(d) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. tax law. To the extent that amounts are so withheld by the Exchange Agent or IFCO, as the case may be, such withholdings shall be treated for all purposes of this Agreement as having been paid to the holder of the Old PalEx Certificate in respect of which such deduction and withholding was made by the Exchange Agent or IFCO, as the case may be.

  (i) Liability. None of the Exchange Agent, IFCO or the Surviving Corporation shall be liable to any holder of shares of PalEx Common Stock or IFCO Ordinary Shares, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash in lieu of fractional IFCO Ordinary Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  SECTION 3.7. No Fractional Shares. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional IFCO Ordinary Shares will be issued in the Merger and no holder of an Old PalEx Certificate entitled to receive a fractional IFCO Ordinary Share in the Merger but for this Section
3.7 will be entitled to any dividend or other distribution with respect to that fractional share or have any rights of a holder of IFCO Ordinary Shares by reason of that fractional share. In lieu of any such fractional shares, each holder of shares of PalEx Common Stock who would otherwise have been entitled to receive a fraction of an IFCO Ordinary Share on surrender of Old PalEx Certificates for exchange pursuant to this Article III will be entitled to receive from the Exchange Agent an amount in cash (without interest) equal to the value of an IFCO Ordinary Share, calculated based upon the IPO Price, multiplied by such fraction. The Surviving Corporation shall provide the Exchange Agent with sufficient cash to make such payments to the holders of Old PalEx Certificates in cash, without interest, on the surrender of the Old PalEx Certificates.

  SECTION 3.8. Closing of PalEx's Transfer Books. At and after the Effective Time, holders of Old PalEx Certificates will cease to have any rights as stockholders of PalEx, except for the right to receive cash and/or IFCO Ordinary Shares (and dividends or other distributions, if any, thereon) pursuant to Sections 3.1, 3.3 and 3.6, and the right to receive cash as payment for and in lieu of fractional shares pursuant to Section 3.7. At the Effective Time, the stock transfer books of PalEx will be closed and no transfer of shares of PalEx Common Stock which were outstanding immediately prior to the Effective Time thereafter will be made.

  SECTION 3.9. Modification of Share Exchange Procedures. The parties agree to revise the share exchange procedures set forth in Article II and III as may be necessary and appropriate to comply with the laws of the jurisdiction in which IFCO is organized, provided that the economic effect of the share exchange procedures shall not be changed.

                                   ARTICLE IV

                    IFCO GOVERNANCE AFTER THE EFFECTIVE TIME

  SECTION 4.1. IFCO Governance after Effective Time. IFCO and PalEx agree that, after the Effective Time, and without the intention to interfere with the rights and powers of IFCO's shareholders meeting or its Board of Directors, they will recommend to their respective shareholders and Board of Directors the following:

  (a) The Articles of Association of IFCO and any other applicable corporate governance documents of IFCO as may be required by the laws of the jurisdiction in which it is organized, in each case, following the Effective Time, shall be in the form reasonably agreed on between IFCO and PalEx.

  (b) Notwithstanding the foregoing, the Board of Directors of IFCO (the "IFCO Board of Directors") shall consist of seven members. The initial members of the IFCO Board of Directors shall be Martin Schoeller, Christoph Schoeller, Sam Humphreys, Dr. Frank Tofflinger, Eckhard Pfeiffer, Randall Onstead, and Cornelius Geber. The initial Chairman shall be Christoph Schoeller.


  SECTION 4.2. Corporate and Operational Headquarters. Following the Effective Time, IFCO shall maintain its primary headquarters in Amsterdam, The Netherlands, and shall initially maintain two regional corporate and operational headquarters: one located at the current headquarters of IFCO Europe in Munich, Germany; and one located at the current headquarters of PalEx in Houston, Texas.

  SECTION 4.3. Language. Following the Effective Time, English shall be the official language for the management of IFCO, except where Dutch law requires records or filings in the Dutch language.

  SECTION 4.4. U.S. GAAP. Following the Effective Time, the books and records of IFCO shall be maintained in accordance with U.S. GAAP, in addition to The Netherlands generally accepted accounting principles to the extent required under Dutch law.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PALEX

  PalEx represents and warrants to SPS that, except as set forth in the disclosure schedule dated as of the Effective Date and signed by an authorized officer of PalEx (the "PalEx Disclosure Schedule") and the supplemental disclosure schedule dated as of the Execution Date and signed by an authorized officer of PalEx and delivered to SPS on or before the second business day after the Execution Date in a form reasonably satisfactory to SPS (the "PalEx Supplemental Disclosure Schedule") (provided, however, that any exception set forth in the PalEx Supplemental Disclosure Schedule with respect to any matter or event occurring or arising after the Execution Date, which has or could reasonably be expected to have a PalEx Material Adverse Effect, shall not have the effect of modifying these representations and warranties or the exceptions set forth in the PalEx Disclosure Schedule), each of which exceptions will specifically identify the relevant Section hereof to which it relates, all of the following representations and warranties in this Article V are as of the Effective Date (or such other date stated therein), and will be, on the Closing Date and immediately prior to the Effective Time, true and correct:

  SECTION 5.1. Organization and Qualification. PalEx is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. PalEx is qualified to do business and is in good standing in each jurisdiction in which the properties it owns, leases or operates or the nature of the business it conducts makes that qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of PalEx and its Subsidiaries, taken as a whole (a "PalEx Material Adverse Effect"). True, accurate and complete copies of PalEx's Certificate of Incorporation and Bylaws, in each case as in effect on the Effective Date, including all amendments thereto, have heretofore been delivered or made available to SPS.

  SECTION 5.2. Capitalization.

  (a) As of the Effective Date, the authorized capital stock of PalEx consists of 30,000,000 shares of PalEx Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("PalEx Preferred Stock"). As of March 26, 1999, (i) 19,578,609 shares of PalEx Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) no shares of PalEx Preferred Stock were issued and outstanding, (iii) no shares of PalEx Common Stock and no shares of PalEx Preferred Stock were held in the treasury of PalEx, (iv) 2,581,400 shares of PalEx Common Stock were issuable pursuant to options granted under PalEx's 1996 Stock Option Plan, (v) 250,000 shares of PalEx Common Stock were reserved for issuance pursuant to a warrant issued by PalEx to Batchelder, (vi) 703,346 shares of PalEx Common Stock were reserved for issuance on conversion of convertible promissory notes in the aggregate principal amount outstanding of approximately $9,900,000 (the "PalEx Convertible Notes") and (vii) 720,732 shares of PalEx Common Stock were reserved for issuance to the former shareholders of SMG Corporation ("SMG") in exchange for exchangeable shares of SMG Corporation (the "SMG Exchangeable Shares").

  (b) Except as set forth in Section 5.2(a) or as disclosed in the PalEx SEC Reports, as of the Effective Date there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, contractual restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement (collectively, "Stock Commitments"), obligating PalEx or any Subsidiary of PalEx to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of PalEx or obligating PalEx or any Subsidiary of PalEx to grant, extend or enter into any such agreement or commitment. Except as contemplated pursuant to this Agreement, there are no voting trusts, proxies or other agreements or understandings (collectively, "Voting Arrangements") to which PalEx or any Subsidiary of PalEx or, to the knowledge of PalEx, any director or executive officer of PalEx is a party or is bound with respect to the voting of any shares of capital stock of PalEx.

  SECTION 5.3. Subsidiaries. Each direct and indirect Subsidiary of PalEx is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary of PalEx is qualified to do business and is in good standing in each jurisdiction in which the properties it owns, leases or operates or the nature of the business it conducts makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all such other failures with respect to all Subsidiaries of PalEx, have a PalEx Material Adverse Effect. All the outstanding shares of capital stock of each corporate Subsidiary of PalEx are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by PalEx free and clear of any liens, security interests, charges, claims or other encumbrances (each, a "Lien"), except that those shares are pledged to secure the indebtedness outstanding under the Credit Agreement between PalEx and Bank One, Texas, N.A. (the "PalEx Credit Facility"). There are no Stock Commitments or Voting Arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate Subsidiary of PalEx, including any right of conversion or exchange under any outstanding security, instrument or agreement.

  SECTION 5.4. Authority; Non-Contravention; Approvals.

    (a) PalEx has full corporate power and authority to enter into this Agreement and, subject to the PalEx Stockholders' Approval and the PalEx Required Regulatory Approvals, to consummate the transactions contemplated hereby. The Board of Directors of PalEx has at a meeting duly called and held and at which a quorum was present and acting throughout, by the requisite affirmative vote of the directors of PalEx, (i) determined that the Merger is in the best interests of PalEx and its stockholders and (ii) approved this Agreement and the Merger. No other corporate proceedings on the part of PalEx are necessary to authorize the execution and delivery of this Agreement or, except for the PalEx Stockholders' Approval, the consummation by PalEx of the transactions contemplated hereby. This Agreement has been duly executed and delivered by PalEx and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and legally binding agreement of PalEx, enforceable against PalEx in accordance with its terms, except as that enforceability may be subject to (y) any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (z) general equitable principles.

    (b) The execution and delivery of this Agreement by PalEx do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under or result in the creation of any Lien on any of the properties or assets of PalEx or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the charter, bylaws or other similar governing documents of PalEx or any Subsidiary of PalEx, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any governmental or regulatory authority, body or court (each, a "Governmental Requirement") applicable to PalEx or any of its Subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which PalEx or any of its Subsidiaries is now a party or by which PalEx or any of its Subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by PalEx of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (A) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the PalEx Required Regulatory Approvals and the PalEx Stockholders' Approval and (B) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties as specified in the PalEx Disclosure Schedule or PalEx Supplemental Disclosure Schedule. Excluded from the foregoing sentences of this
Section 5.4(b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this Section 5.4(b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens as would not, singly or in the aggregate, have a PalEx Material Adverse Effect, materially impair the ability of PalEx to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

    (c) Except for (i) the filings by PalEx required by the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and comparable antitrust notice or filing requirements imposed by the European Union or the laws of the jurisdiction in which IFCO is organized (the "European Governmental Requirements"), and the expiration or termination of the applicable waiting periods with respect thereto, (ii) the filing of the Proxy Statement and the Registration Statement with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the U.S. Securities Act of 1933, as amended (the "Securities Act"), and the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state "blue sky" or securities authorities, and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Merger (the filings referred to in clauses (i) through (iii) and the related approvals of the applicable governmental or regulatory bodies or authorities collectively being the "PalEx Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority (each, a "Regulatory Approval") is necessary for the execution and delivery of this Agreement by PalEx or the consummation by PalEx of the transactions contemplated hereby, other than such Regulatory Approvals as, if not made or obtained, as the case may be, would not, singly or in the aggregate, render that consummation unlawful, void or voidable in whole or in any part or have a PalEx Material Adverse Effect.

  SECTION 5.5. Reports and Financial Statements; Accounting and Other Systems.

    (a) Since March 20, 1997, PalEx has filed with the SEC all material forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. PalEx has previously delivered or made available to SPS copies (including all exhibits, post-effective amendments and supplements) of (i) all reports, including quarterly reports, and registration statements filed by PalEx with the SEC since March 20, 1997 (other than registration statements filed on Form S-8) and (ii) PalEx's Annual Report on Form 10-K for the fiscal year ended December 27, 1998 as filed with the SEC on March 29, 1999 (the documents referred to in clauses (i) and (ii) referred to collectively as the "PalEx SEC Reports"). The PalEx SEC Reports are identified in the PalEx Disclosure Schedule or PalEx Supplemental Disclosure Schedule. As of their respective dates, the PalEx SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of PalEx and its Subsidiaries included in such reports (collectively, the "PalEx Financial Statements") have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of PalEx and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

    (b) Each of PalEx and its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

  SECTION 5.6. Absence of Undisclosed Liabilities. Except as disclosed in the PalEx SEC Reports or as heretofore disclosed to SPS in writing with respect to acquisitions or potential transactions or commitments, neither PalEx nor any of its Subsidiaries had at December 27, 1998, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except: (a) liabilities, obligations or contingencies that (i) are accrued or reserved against in the PalEx Financial Statements or reflected in the notes thereto, (ii) were incurred after December 27, 1998 in the ordinary course of business and consistent with past practices or (iii) arises from disclosures set forth on the PalEx Disclosure Schedule or PalEx Supplemental Disclosure Schedule; (b) liabilities, obligations or contingencies that (i) would not, singly or in the aggregate, have a PalEx Material Adverse Effect or (ii) have been discharged or paid in full prior to the Effective Date; (c) liabilities and obligations that (i) are of a nature not required to be reflected in the consolidated financial statements of PalEx and its Subsidiaries prepared in accordance with U.S. GAAP consistently applied and
(ii) were incurred in the ordinary course of business; and (d) liabilities and obligations under this Agreement.

  SECTION 5.7. Absence of Certain Changes or Events. Except as disclosed in the PalEx SEC Reports, since December 27, 1998, the business of PalEx and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

    (a) any event, occurrence, development or state of circumstances or facts which has had or is reasonably likely to have, individually or in the aggregate, a PalEx Material Adverse Effect;

    (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of PalEx or its Subsidiaries, or any repurchase, redemption or other acquisition by PalEx or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, PalEx or any of its Subsidiaries, except for the SMG Exchangeable Shares;

    (c) any making of any material loan, advance or capital contributions to or investment in any person other than loans, advances or capital contributions to or investments in its Subsidiaries other than advances under the PalEx Credit Facility and indebtedness incurred in the ordinary course and consistent with past practices in connection with equipment purchases;

    (d) any material change in the method of accounting or accounting practice of PalEx or its Subsidiaries, other than changes required by U.S. GAAP; or

    (e) any (i) grant of any severance or termination pay except as contemplated by Section 9.7(d) to (A) any employee of PalEx or any of its Subsidiaries other than ordinary course grants in amounts consistent with past practices or (B) any director or officer of PalEx or any of its Subsidiaries,
(ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or officer of PalEx or any of its Subsidiaries or (iv) increase in compensation, bonus or other benefits payable to directors or officers, other than, with respect to each of clauses (i)-(iv), in the ordinary course consistent with past practices, which do not, in the aggregate, have a Material Adverse Effect.

  SECTION 5.8. Litigation. Except as disclosed in the PalEx SEC Reports, there are no claims, suits, actions or proceedings pending or, to the knowledge of PalEx, threatened against, relating to or affecting PalEx or any of its Subsidiaries, before any court, any governmental department, commission, agency, instrumentality or authority or any arbitrator or mediator (each, a "Court"), which seek to restrain or enjoin the consummation of the Merger or which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to have a PalEx Material Adverse Effect. Except as disclosed in the PalEx SEC Reports, neither PalEx nor any of its Subsidiaries is subject to any Governmental Requirement of any Court which prohibits or restricts the consummation of the transactions contemplated hereby or would have a PalEx Material Adverse Effect.

  SECTION 5.9. Registration Statement and Proxy Statement. None of the information to be supplied by PalEx or its Subsidiaries for inclusion in (a) the Registration Statement on Form F-4 to be filed under the Securities Act with the SEC by IFCO in connection with the Merger for the purpose of registering the IFCO Ordinary Shares to be issued in the Merger (the "Registration Statement") or (b) the proxy statement/prospectus to be included in the Registration Statement and distributed in connection with the meeting of the stockholders of PalEx to vote on this Agreement and the Merger (the "Proxy Statement") will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments thereof or supplements thereto, and at the time of that meeting of the stockholders of PalEx or, in the case of the Registration Statement, as amended or supplemented at the time it becomes effective and at the time of such meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, as of its mailing date, comply as to form in all material respects with all applicable Governmental Requirements, except that no representation is made by PalEx with respect to information supplied or omitted by the IFCO Companies, Merger Sub or SPS for inclusion therein.

  SECTION 5.10. No Violation of Law. Except as disclosed in the PalEx SEC Reports, neither PalEx nor any of its Subsidiaries is in violation of, or has been given notice or been charged with any violation of, any Governmental Requirement (including, without limitation, any applicable environmental law, ordinance or regulation), except for violations which, singly or in the aggregate, could not reasonably be expected to have a PalEx Material Adverse Effect. Without limiting the generality of the foregoing, neither PalEx nor any of its Subsidiaries, nor, to the knowledge of PalEx, any director, officer, agent, stockholder, employee or other person associated with or acting on behalf of PalEx or any of its Subsidiaries has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to any political activity, (b) made any direct or indirect unlawful payment to any government official or employee from corporate funds or (c) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment. Except as disclosed in the PalEx SEC Reports, as of the Effective Date, to the knowledge of PalEx, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not, singly or in the aggregate, have a PalEx Material Adverse Effect. PalEx and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals (each, a "Permit") necessary to conduct their businesses as presently conducted (collectively, the "PalEx Permits"), except for Permits the absence of which, singly or in the aggregate, would not have a PalEx Material Adverse Effect. Neither PalEx nor any of its Subsidiaries is in violation of the terms of any PalEx Permit, except for delays in filing reports or violations that, singly or in the aggregate, would not have a PalEx Material Adverse Effect.

  SECTION 5.11. Compliance with Agreements. Except as disclosed in the PalEx SEC Reports, neither PalEx nor any of its Subsidiaries is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the charter, bylaws or similar governing documents of PalEx or any of its Subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which PalEx or any of its Subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than, in the case of clause (b) of this
Section 5.11, breaches, violations and defaults that, singly or in the aggregate, would not have a PalEx Material Adverse Effect.

  SECTION 5.12. Environmental Matters. Except as disclosed in the PalEx SEC Reports with respect to the Zellwood Groundwater Contamination Site in Orange County, Florida, and the Casmalia Site in Santa Barbara County, California, (a) PalEx and its Subsidiaries have conducted their respective businesses in material compliance with all applicable Governmental Requirements relating to
(i) the protection of human health and safety, (ii) the protection of the environment or (iii) hazardous or toxic substances or wastes, pollutants or contaminants (collectively, "Environmental Laws"), (b) there is no claim pending under any

Environmental Law or, to the knowledge of PalEx, threatened against PalEx or any of its Subsidiaries, except for those that, if determined adversely to PalEx or any of its Subsidiaries would not, singly or in the aggregate, have a PalEx Material Adverse Effect, (c) there are no past or present actions, activities, circumstances, events or incidents, including releases of any material into the environment, that would reasonably be expected to form the basis of any claim against PalEx or any of its Subsidiaries, except for an such claims that, if determined adversely to PalEx or any of its Subsidiaries, would not, singly or in the aggregate, have a PalEx Material Adverse Effect, and (d) neither PalEx nor any of its Subsidiaries is liable for any costs or liabilities related to compliance with Environmental Laws (including any capital or operating expenditures required for cleanup, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties), except for such costs and liabilities that, as far as can reasonably be foreseen, will not, singly or in the aggregate, have a PalEx Material Adverse Effect.

  SECTION 5.13. Taxes.

    (a) PalEx and its Subsidiaries have duly filed with the appropriate governmental or other taxing authorities all Tax Returns required to be filed by them for all periods ending on or prior to the Effective Time, other than those Tax Returns the failure to file which, singly or in the aggregate, would not have a PalEx Material Adverse Effect, and those filed Tax Returns are true, correct and complete in all material respects. PalEx and its Subsidiaries have duly paid in full or made adequate provision for the payment of all Taxes for all past and current periods. The liabilities and reserves for Taxes reflected in PalEx's balance sheet included in the latest PalEx SEC Report are adequate to cover all Taxes for all periods ending at or prior to the date of that balance sheet and there is no liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business. There are no material Liens for Taxes on any property or asset of PalEx or any Subsidiary thereof, except for Liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other taxing authority with respect to Taxes of PalEx or any of its Subsidiaries which, if decided adversely, singly or in the aggregate, would have a PalEx Material Adverse Effect. Neither PalEx nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than waivers and extensions that are no longer in effect. Neither PalEx nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly owned corporate Subsidiary of PalEx other than agreements the consequences of which are fully and adequately reserved for in the PalEx Financial Statements. Neither PalEx nor any of its corporate Subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code.

    (b) For purposes of this Agreement, the term "Taxes" (i) means all taxes, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the Federal Republic of Germany, the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and (ii) includes any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

    (c) For purposes of this Agreement, the term "Tax Return" means any return, report, rendition or other document or information required to be supplied to a taxing authority in connection with Taxes.

  SECTION 5.14. Employee Benefit Plans; ERISA.

  (a)Except as disclosed in the PalEx SEC Reports, at the Effective Date, PalEx and its Subsidiaries do not maintain or contribute to or have any obligation or liability to or with respect to any employee benefit plans, policies, programs, arrangements or practices (such plans, policies, programs, arrangements or practices of PalEx and its Subsidiaries being referred to as the "PalEx Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other similar material arrangements for the provision of benefits (including any multi-employer plan within the meaning of Section 3(37) of ERISA (a "Multi-Employer Plan") or any multiple employer plan within the meaning of Section 413(c) of the Code (a "Multiple Employer Plan")) with respect to which PalEx or its Subsidiaries has, individually or in the aggregate, any material unfunded liabilities. Neither PalEx nor any of its Subsidiaries maintains or has any liability with respect to any Multiple Employer Plan. Neither PalEx nor any of its Subsidiaries has any obligation to create or contribute to any PalEx Plan not disclosed in the PalEx SEC Reports or to amend any PalEx Plan so disclosed to increase benefits or contributions thereunder, except as required under the terms of the PalEx Plans or existing collective bargaining agreements or to comply with applicable law and neither PalEx or any Subsidiaries has, individually or in the aggregate, any material unfunded liability under any of the PalEx Plans that is not disclosed in the PalEx SEC Reports.

  (b)Except as disclosed in the PalEx SEC Reports, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or
Section 4975 of the Code ("Prohibited Transactions") with respect to any of the PalEx Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a PalEx Material Adverse Effect, (ii) there is no outstanding material liability, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the PalEx Plans, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the PalEx Plans subject to Title IV of ERISA other than in a standard termination described in Section 4041(b) of ERISA (a "Standard Termination"), (iv) none of the PalEx Plans has incurred any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code (an "AFD")), whether or not waived, as of the last day of the most recent fiscal year of each of the PalEx Plans ended prior to the Effective Date, (v) the current present value of all projected benefit obligations under each of the PalEx Plans subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the PalEx SEC Reports as of December 27, 1998, based on reasonable actuarial assumptions that are currently and consistently utilized for such PalEx Plan, (vi) each of the PalEx Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations or any other period that could have a PalEx Material Adverse Effect, (vii) each of the PalEx Plans that is intended to be qualified within the meaning of Section 401(a) of the Code (a "Qualified Plan") has been operated and administered in accordance with the requirements for a Qualified Plan and has been determined by the U.S. Internal Revenue Service (the "IRS") to be a Qualified Plan and that determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the status of such PalEx Plans as Qualified Plans and the period for making any such necessary retroactive amendments has not expired, (viii) with respect to Multi-Employer Plans, neither PalEx nor any of its Subsidiaries has made or suffered a complete withdrawal or a partial withdrawal, as such terms are respectively defined in Sections 4203, 4204 and 4205 of ERISA (a "Complete or Partial Withdrawal") and, to the knowledge of PalEx, no event has occurred or is expected to occur which presents a material risk of a Complete or Partial Withdrawal, (ix) to the knowledge of PalEx, there are no material pending, threatened or anticipated claims involving any of the PalEx Plans other than claims for benefits in the ordinary course, (x) PalEx and its Subsidiaries have no current material liability under Title IV of ERISA and PalEx does not reasonably anticipate that any such liability will be asserted against PalEx or any of its Subsidiaries and (xi) no act, omission or transaction (individually or in the aggregate) has occurred with respect to any PalEx Plan that has resulted or could result in any material liability (direct or indirect) of PalEx or any Subsidiary of PalEx under Section 409 or 502(c)(i) or (l) of ERISA or Chapter 43 of Subtitle (A) of the Code. Neither PalEx nor any of its Subsidiaries is required to provide security to a PalEx Plan pursuant to
Section 401(a)(29) of the Code.

  (c)There are no agreements that will or may provide payments to any officer, employee, stockholder or highly compensated individual which will be "parachute payments" under Code Section 280G that are nondeductible to PalEx or to its Subsidiaries or subject to tax under Code Section 4999.

  SECTION 5.15. Labor Controversies. Except as disclosed in the PalEx SEC Reports, (a) there are no significant controversies pending or, to the knowledge of PalEx, threatened between PalEx or any of its Subsidiaries and any representative of any of their employees, except for such controversies as, singly or in the aggregate, could not reasonably be expected to have a PalEx Material Adverse Effect, (b) neither PalEx nor any of its Subsidiaries is a party to, or bound by, any material collective bargaining agreement or other material contract, agreement, arrangement or understanding with a labor union or labor organization, (c) to the knowledge of PalEx, there are no organizational efforts presently being made involving any of the presently unorganized employees of PalEx or any of its Subsidiaries, except for such organizational efforts as, singly or in the aggregate, could not reasonably be expected to have a PalEx Material Adverse Effect and (d) since December 27, 1998, there has not been any adoption or amendment in any material respect by PalEx or any of its Subsidiaries of any material collective bargaining agreement or other contract, agreement, arrangement or understanding with a labor union or labor organization. Each of PalEx and its Subsidiaries is in compliance with all laws regarding employment, employment practices, terms and conditions of employment and wages, except for such noncompliance that, singly or in the aggregate, could not reasonably be expected to have a PalEx Material Adverse Effect.

  SECTION 5.16. Intangible Property. PalEx and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of their respective businesses (collectively, the "PalEx Intangible Property"), except where the failure to possess or have adequate rights to use such properties could not, singly or in the aggregate, reasonably be expected to have a PalEx Material Adverse Effect. To the knowledge of PalEx, the use of the PalEx Intangible Property by PalEx or its Subsidiaries does not, in any material respect, conflict with, infringe on, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill of any other person or entity in any intellectual property right, trademark, trade name, patent, service mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, and there have been no claims made to that effect, and neither PalEx nor any of its Subsidiaries has received any notice of any such claim or otherwise knows that any of the PalEx Intangible Property is invalid or conflicts with the asserted rights of any other person or entity or has not been used or enforced or has been failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the PalEx Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, singly or in the aggregate, could not reasonably be expected to have a PalEx Material Adverse Effect.

  SECTION 5.17. Title to Assets. PalEx and each of its Subsidiaries has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the PalEx Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of that balance sheet, free and clear of all Liens of any nature whatsoever, except (a) any Lien for current taxes, payments of which are not yet delinquent, (b) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the business operations of PalEx or any of its Subsidiaries (as presently conducted) or (c) as disclosed in the PalEx SEC Reports, and except for such matters which, singly or in the aggregate, could not reasonably be expected to have a PalEx Material Adverse Effect. All leases under which PalEx or any of its Subsidiaries leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which, with notice or lapse of time or both, would become a default other than failures to be in good standing, valid and effective and defaults under such leases which, singly or in the aggregate, will not have a PalEx Material Adverse Effect.

  SECTION 5.18. Insurance. PalEx and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

  SECTION 5.19. Year 2000. All computer systems and computer software used by PalEx or any of its Subsidiaries (a) recognize or are being adapted so that, prior to December 31, 1999, they shall recognize the advent of the year 2000 without any adverse change in operation associated with such recognition, (b) can correctly recognize or are being adapted so that they can correctly recognize and manipulate date information relating to dates before, on or after January 1, 2000, including but not limited to accepting date input, performing calculations on dates or portion of dates and providing date output, and the operation and functionality of such computer systems and such computer software will not be adversely affected by the advent of the year 2000 or any manipulation of data featuring information relating to dates before, on or after January 1, 2000, and (c) can suitably interact with other computer systems and computer software in a way that does not compromise (i) its ability to correctly recognize the advent of the year 2000 or (ii) its ability to correctly recognize and manipulate date information relating to dates before, on or after January 1, 2000 (the operations of clauses (a), (b) and (c) together, "Millennium Functionality"), except in each case for such computer system and computer software, the failure of which to achieve Millennium Functionality, individually or in the aggregate, is not reasonably likely to have a PalEx Material Adverse Effect. To the knowledge of PalEx, as of the Effective Date, the costs of the adaptions necessary to achieve Millennium Functionality are not reasonably likely to have a PalEx Material Adverse Effect.

  SECTION 5.20. Reorganization. Neither PalEx nor, to the knowledge of PalEx, any of its affiliates has taken or agreed or intends to take any action or has any knowledge of any fact or circumstance that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code. For purposes of this Agreement, "affiliate" means, as to any specified person or entity, any other person or entity that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified person or entity (as used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity (whether through ownership of capital stock, by contract or otherwise)).

  SECTION 5.21. PalEx Stockholders' Approval. The affirmative vote of stockholders of PalEx required for approval and adoption of this Agreement is a majority of the outstanding votes entitled to be cast by holders of PalEx Common Stock entitled to vote thereon and is the only vote of holders of any class or series of PalEx capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

  SECTION 5.22. Brokers and Finders. Except for the fees and expenses payable to Batchelder, which fees are reflected in its agreement with PalEx (a copy of which has been delivered to SPS), PalEx has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of PalEx to pay any finder's fees, brokerage or agent commissions or other like payments (each, a "Transaction Fee") in connection with the transactions contemplated hereby. Except for the fees and expenses paid or payable to Batchelder, there is no claim for payment by PalEx of any Transaction Fee in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

  SECTION 5.23. Opinion of Financial Advisor. Batchelder has rendered a written opinion to the Board of Directors of PalEx as of the Execution Date to the effect that the Merger Consideration is fair from a financial point of view to the stockholders of PalEx (the "Fairness Opinion").

                                   ARTICLE VI

                REPRESENTATIONS AND WARRANTIESOF IFCO COMPANIES

  Each of the IFCO Companies represents and warrants to PalEx with respect to such IFCO Company that, except as set forth in the disclosure schedule dated as of the Effective Date and signed by an authorized officer of each of the IFCO Companies (the "IFCO"), and the supplemental disclosure schedule dated as of the Execution Date and signed by an authorized officer of each of the IFCO Companies and delivered to PalEx on or before the second business day after the Execution Date in a form reasonably satisfactory to PalEx (the "IFCO Supplemental Disclosure Schedule") (provided, however, that any exception set forth in the IFCO Supplemental Disclosure Schedule with respect to any matter or event occurring or arising after the Execution Date, which has or could reasonably be expected to have a IFCO Material Adverse Effect, shall not have the effect of modifying these representations and warranties or the exceptions set forth in the IFCO Disclosure Schedule), each of which exceptions will specifically identify the relevant Section hereof to which it relates, all of the following representations and warranties in this Article VI are as of the Effective Date (or such other date stated therein), and will be, on the Closing Date and immediately prior to the Effective Time, true and correct:

  SECTION 6.1. Organization and Qualification. Such IFCO Company (other than
IFCO) is a private company duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany. As of the execution date, IFCO is a non-trading, public limited company duly organized, validly existing and in good standing under the laws of The Netherlands. Such IFCO Company (other than IFCO) has, and IFCO has as of the Execution Date the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Such IFCO Company (other than IFCO) is, and IFCO as of the Execution Date, qualified to do business and in good standing in each jurisdiction in which the properties it owns, leases or operates or the nature of the business it conducts makes that qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the IFCO Companies and their Subsidiaries, taken as a whole (an "IFCO Material Adverse Effect"). True, accurate and complete copies of the Memorandum and Articles of Association of such IFCO Company (other than IFCO), as in effect on the Effective Date, and of IFCO as in effect on the Execution Date, including all amendments thereto, have heretofore been delivered or made available to PalEx.

  SECTION 6.2. Capitalization.

    (a) As of the Execution Date, (i) SPS and/or its affiliates own all of the IFCO Ordinary Shares which have been validly issued and be fully paid, nonassessable and free of preemptive rights, (ii) no IFCO Ordinary Shares will be held in the treasury of IFCO and (iii) there will be no outstanding options or warrants to purchase IFCO Ordinary Shares other than (A) shares of stock reserved for issuance pursuant to the agreement described in Section 6.21 and
(B) as contemplated in this Agreement and the transactions contemplated hereby.

    (b) As of the Effective Date, (i) SPS owns one common share of IFCO Europe in the nominal amount of DM 3,040,000.00 (76%) (the "IFCO Europe Share") and GE GmbH owns one preferential share of IFCO Europe in the nominal amount of DM 960,000.00 (24%) (the "IFCO Europe Preferred Share") of the total share capital of DM 4,000,000.00, which shares were validly issued fully paid, nonassessable and free of preemptive rights, (ii) no IFCO Europe Shares and no IFCO Europe Preferred Shares are held in the treasury of IFCO Europe and (iii) there are no outstanding options or warrants to purchase IFCO Europe Shares or IFCO Preferred Shares other than (A) options granted to GE Capital or GE GmbH (together with GE Capital, "GE") and SPS pursuant to the Investment Agreement,
(B) a pledge of share capital of IFCO Europe to be granted to GE to secure future indebtedness, all as contemplated in the Option Release Agreement, (C) a pledge of share capital of IFCO Europe granted as security for payment of indebtedness of SPS, granted to WeHaCo Kapitalbeteiligungsgesellschaft Mbh ("WeHaCo") and Provinzial Beteiligungsgesellschaft Mbh ("Provinzial") pursuant to Deed 1543/1997 of the notary Dr. Rolf Jauch of Stuttgart dated November 4/5, 1997 (the "WeHaCo/Provinzial Deed") and (D) as set forth in Section 6.3 of the IFCO Disclosure Schedule.

    (c) As of the Effective Date, (i) Gebr. Schoeller (all of the share capital of which is owned by Martin Schoeller, Christoph Schoeller, Andrea Schoeller and children of Martin Schoeller), Martin Schoeller and Christoph Schoeller collectively own six shares of SIL in the total nominal amount of DM 50,000.00 (the "SIL Shares") representing the total share capital of SIL, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) no SIL Shares are held in the treasury of SIL and (iii) there are no outstanding options or warrants to purchase SIL Shares other than pursuant to the Investment Agreement.

    (d) As of the Effective Date, (i) SPS owns three shares of MTS in the nominal amounts of DM 5,000.00, DM 5,000.00 and DM 40,000.00 (the "MTS Shares") of the total share capital of DM 50,000.00, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) no MTS Shares are held in the treasury of MTS and (iii) there are no outstanding options or warrants to purchase MTS Shares other than (A) options granted pursuant to the Investment Agreement and to WeHaCo and (B) a pledge of share capital of MTS granted as security for payment of indebtedness of MTS to WeHaCo and Provinzial pursuant to the WeHaCo/Provinzial Deed.

    (e) Except as otherwise set forth in this Section 6.2, as of the Effective Date there are no outstanding Stock Commitments obligating such IFCO Company or any of its Subsidiaries (nor will there be prior to the Merger with respect to Merger Sub) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of such IFCO Company or obligating such IFCO Company or any Subsidiaries to grant, extend or enter into any such agreement or commitment other than pursuant to the Investment Agreement, the Option Release Agreement and this Agreement. There are no Voting Arrangements to which such IFCO Company or any Subsidiaries or, to the knowledge of such IFCO Company, any of its directors or executive officers is a party or is bound with respect to the voting of any shares of capital stock of an IFCO Company other than pursuant to the (i) Operating Agreement dated February 16, 1995 (the "IPG Agreement") between IFCO U.S. and Intertape Polymer Group Inc. ("IPG"),
(ii) a joint venture arrangement with Mitsubishi Chemical and MKV (the "Mitsubishi Agreement") and (iii) the Investment Agreement. The IFCO Ordinary Shares issued to stockholders of PalEx in the Merger will be at the Effective Time duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

  SECTION 6.3. Subsidiaries. Each direct and indirect Subsidiary of such IFCO Company (other than IFCO) and each other company or entity in which such IFCO Company owns, directly or indirectly, a minority equity interest (including, without limitation, IFCO Japan (each an "IFCO Minority Subsidiary") and each direct and indirect Subsidiary of IFCO as of the Execution Date, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. When formed, Merger Sub will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each such Subsidiary and IFCO Minority Subsidiary is, and Merger Sub will be when formed, qualified to do business and in good standing in each jurisdiction in which the properties it owns, leases or operates or the nature of the business it conducts makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all such other failures with respect to all such Subsidiaries and IFCO Minority Subsidiaries, have an IFCO Material Adverse Effect. All the outstanding shares of capital stock of each such Subsidiary (other than Merger
Sub) and IFCO Minority Subsidiary that is a corporation are validly issued, fully paid, nonassessable and free of preemptive rights and, except as provided in the IFCO Disclosure Schedule or IFCO Supplemental Disclosure Schedule, and with respect to the IFCO Minority Subsidiaries, as to only those shares actually owned by such IFCO Company, are owned directly or indirectly by IFCO Europe, SIL or MTS, free and clear of any Liens. When formed, all the outstanding shares of Merger Sub Capital Stock will be validly issued, fully paid, nonassessable and free of preemptive rights. Merger Sub will be formed solely to participate in the Merger and will engage in no activities except those incident to the Merger. Except as provided in Article III or as set forth in the IFCO Disclosure Schedule or IFCO Supplemental Disclosure Schedule, there are, and will be, no Stock Commitments or Voting Arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any such Subsidiary or IFCO Minority Subsidiary that is a corporation, including any right of conversion or exchange under any outstanding security, instrument or agreement other than pursuant to the Investment Agreement, the IPG Agreement, the Mitsubishi Agreement and any voting arrangements pursuant to any of the agreements disclosed in Section 6.3 of the IFCO Disclosure Schedule or IFCO Supplemental Disclosure Schedule.

  SECTION 6.4. Authority; Non-Contravention; Approvals.

    (a) Such IFCO Company has full corporate power and authority to enter into this Agreement and, subject to the IFCO Required Regulatory Approvals, to consummate the transactions contemplated hereby. This Agreement has been, or will be in the case of IFCO, approved by the Registered Managers, Management Board, Board of Directors or equivalent body of such IFCO Company, and no other corporate proceedings on the part of such IFCO Company are necessary to authorize the execution and delivery of this Agreement or the consummation by such IFCO Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such IFCO Company and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and legally binding agreement of such IFCO Company, enforceable against it in accordance with its terms, except as that enforceability may be subject to (i) any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

    (b) Except as provided in the IFCO Disclosure Schedule or IFCO Supplemental Disclosure Schedule, the execution and delivery of this Agreement by such IFCO Company does not, and will not in the case of IFCO does not as of the Execution Date, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under or result in the creation of any Lien on any of the properties or assets of such IFCO Company or any of its Subsidiaries or IFCO Minority Subsidiaries under any of the terms, conditions or provisions of (i) the memorandum and articles of association, charter or bylaw or other similar governing documents of such IFCO Company or any Subsidiary or IFCO Minority Subsidiary thereof, (ii) any Governmental Requirement applicable to such IFCO Company or any of its Subsidiaries or IFCO Minority Subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which such IFCO Company or any of its Subsidiaries or IFCO Minority Subsidiaries is now a party or by which such IFCO Company or any of its Subsidiaries or IFCO Minority Subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by the IFCO Companies of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (A) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective
Time) the IFCO Required Regulatory Approvals and (B) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties as specified in the IFCO Disclosure Schedule or IFCO Supplemental Disclosure Schedule. Excluded from the foregoing sentences of this
Section 6.4(b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this Section 6.4(b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens as would not, singly or in the aggregate, have an IFCO Material Adverse Effect, materially impair the ability of the IFCO Companies to perform their obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

    (c) Except for (i) the filings by SPS required by the HSR Act and comparable European Governmental Requirements, including, without limitation, filings with the German Federal Kartel Office, and the expiration or termination of the applicable waiting periods with respect thereto, (ii) the filing of the Proxy Statement and the Registration Statement with the SEC pursuant to the Exchange Act and the Securities Act, and the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state "blue sky" or securities authorities, (iii) filings with, and approval of, the Listing Market and (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Merger (the filings referred to in clauses (i) through (iv) and the related Regulatory Approvals collectively being the "IFCO Required Regulatory Approvals"), no Regulatory Approval is necessary for the execution and delivery of this Agreement by such IFCO Company or the consummation by such IFCO Company of the transactions contemplated hereby, other than such Regulatory Approvals as, if not made or obtained, as the case may be, would not, singly or in the aggregate, render that consummation unlawful, void or voidable in whole or in any part or have an IFCO Material Adverse Effect.

  SECTION 6.5. Reports and Financial Statements; Accounting and Other Systems.

    (a) Each of IFCO Europe, SIL and MTS has previously delivered or made available to PalEx copies of the audited financial statements of such IFCO Company and its consolidated Subsidiaries as of December 31, 1995, 1996 and 1997 and for its fiscal years then ended, and the unaudited interim financial statements of each such IFCO Company and its consolidated Subsidiaries as of September 30, 1997 and 1998 and the nine months then ended (collectively, the "IFCO German GAAP Financial Statements"). The IFCO German GAAP Financial Statements have been prepared in accordance with German generally accepted accounting principles ("German GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto) and, except as disclosed in the IFCO Disclosure Schedule or IFCO Supplemental Disclosure Schedule, fairly present the financial position of each such IFCO Company and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

    (b) IFCO Europe, SIL and MTS has delivered or made available to PalEx, on or before copies of the audited financial statements of such combined IFCO Companies and their consolidated Subsidiaries as of December 31, 1998 and for their fiscal years then ended (the "IFCO U.S. GAAP Financial Statements" and, together with the IFCO German GAAP Financial Statements, the "IFCO Financial Statements"). The IFCO U.S. GAAP Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and, except as disclosed in the IFCO Disclosure Schedule or IFCO Supplemental Disclosure Schedule, fairly present the financial position of such combined IFCO Companies and their consolidated Subsidiaries as of the date thereof and the results of their operations and their cash flows for the period then ended.

    (c) Such IFCO Company and its Subsidiaries and IFCO Minority Subsidiaries maintains, or in the case of IFCO will maintain, a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with German GAAP and, with respect to the IFCO Minority Subsidiaries, generally accepted accounting principles in their respective jurisdictions, and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

  SECTION 6.6. Liabilities.

    (a) Absence of Undisclosed Liabilities. Except as heretofore disclosed to PalEx in writing in English with respect to acquisitions or potential transactions or commitments or as disclosed in the IFCO Disclosure Schedule or IFCO Supplemental Disclosure Schedule, neither such IFCO Company nor any of its Subsidiaries or IFCO Minority Subsidiaries had at December 31, 1998, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except: (a) liabilities, obligations or contingencies that (i) are accrued or reserved against in the IFCO Financial Statements or reflected in the notes thereto, (ii) were incurred after December 31, 1998 in the ordinary course of business and consistent with past practices or (iii) arises from disclosures set forth on the IFCO Disclosure Schedule or IFCO Supplemental Disclosure Schedule; (b) liabilities, obligations or contingencies that (i) would not, singly or in the aggregate, have an IFCO Material Adverse Effect or (ii) have been discharged or paid in full prior to the Execution Date; (c) liabilities and obligations that (i) are of a nature not required to be reflected in the consolidated financial statements of an IFCO Company and its Subsidiaries prepared in accordance with U.S. GAAP and, with respect to the IFCO Minority Subsidiaries generally accepted accounting principles in their respective jurisdiction consistently applied and (ii) were incurred in the ordinary course of business; and (d) liabilities and obligations under this Agreement or the Option Release Agreement.

    (b) Affiliate Liabilities and Obligations. The net liabilities and obligations of IFCO Europe, SIL and MTS (the "Logistics Group") to SPS or any affiliate of SPS (the "Intercompany Debt") as of the Effective Date does not exceed, in the aggregate, the amounts shown as of December 31, 1998 in the IFCO Financial Statements. The Logistics Group agrees to provide to PalEx, not later than 30 days after the Execution Date, a schedule of the Intercompany Debt showing the amount and nature of each Intercompany Debt for each IFCO Company in the Logistics Group as of a recent date. The IFCO Disclosure Schedule or IFCO Supplemental Disclosure Schedule set forth the fees payable or to be paid in the future by each IFCO Company, Subsidiary of an IFCO Company or IFCO Minority Subsidiary to SPS or any affiliate thereof.

  (c)Funding Obligations for IFCO Minority Subsidiaries. Except as disclosed on
Schedule 6.6(c), none of the IFCO Companies has any obligation to make any additional capital contribution or otherwise provide additional funding to any IFCO Minority Subsidiary.

  SECTION 6.7. Absence of Certain Changes or Events. Except as disclosed in the IFCO Financial Statements or in the IFCO Disclosure Schedule or IFCO Supplemental Disclosure Schedule, since December 31, 1998 the business of such IFCO Company and its Subsidiaries and IFCO Minority Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

  (a)any event, occurrence, development or state of circumstances or facts which has had or is reasonably likely to have, individually or in the aggregate, an IFCO Material Adverse Effect;

  (b)any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of such IFCO Company or its Subsidiaries or IFCO Minority Subsidiaries, or any repurchase, redemption or other acquisition by such IFCO Company or any of its Subsidiaries or IFCO Minority Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, any IFCO Company or any of its Subsidiaries or IFCO Minority Subsidiaries other than in the ordinary course and which does not have a Material Adverse Effect and is consistent with past practices;

  (c)any making of any material loan, advance or capital contributions to or investment in any person other than loans, advances or capital contributions to or investments in its Subsidiaries or IFCO Minority Subsidiaries;

  (d)any material change in the method of accounting or accounting practice of such IFCO Company or its Subsidiaries or IFCO Minority Subsidiaries, other than changes required by German GAAP or U.S. GAAP; or

  (e)any (i) grant of any severance or termination pay to (A) any employee of an IFCO Company or any of its Subsidiaries other than ordinary course grants in amounts consistent with past practices or (B) any director or officer of an IFCO Company or any of its Subsidiaries or IFCO Minority Subsidiaries,
(ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or officer of an IFCO Company or any of its Subsidiaries or IFCO Minority Subsidiaries or (iv) increase in compensation, bonus or other benefits payable to directors or officers other than, with respect to each of clauses (i)-(iv), in the ordinary course of business consistent with past practices, which do not, in the aggregate, have a Material Adverse Effect.

  SECTION 6.8. Litigation. Except as disclosed in the IFCO Financial Statements or in the IFCO Disclosure Schedule or IFCO Supplemental Disclosure Schedule, there are no claims, suits, actions or proceedings pending or, to the knowledge of such IFCO Company, threatened against, relating to or affecting any IFCO Company or any of its Subsidiaries or IFCO Minority Subsidiaries, before any Court, which seek to restrain or enjoin the consummation of the Merger or which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to have an IFCO Material Adverse Effect. Except as disclosed in the IFCO Financial Statements, no IFCO Company or any of its Subsidiaries or IFCO Minority Subsidiaries is subject to any Governmental Requirement of any Court which prohibits or restricts the consummation of the transactions contemplated hereby or would have an IFCO Material Adverse Effect.

  SECTION 6.9. Registration Statement and Proxy Statement. None of the information to be supplied by such IFCO Company or its Subsidiaries or IFCO Minority Subsidiaries for inclusion in (a) the Registration Statement or the Proxy Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments thereof or supplements thereto, and at the time of the meeting of the stockholders of PalEx to be held for the purpose of voting on this Agreement and the Merger or, in the case of the Registration Statement, as amended or supplemented at the time it becomes effective and at the time of such meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, as of its mailing date, comply as to form in all material respects with all applicable Governmental Requirements, except that no representation is made by such IFCO Company with respect to information supplied or omitted by PalEx for inclusion therein.

  SECTION 6.10. No Violation of Law. Except as disclosed in the IFCO Financial Statements, neither such IFCO Company nor any of its Subsidiaries or IFCO Minority Subsidiaries is in violation of, or has been given notice or been charged with any violation of, any Governmental Requirement (including, without limitation, any applicable environmental law, ordinance or regulation), except for violations which, singly or in the aggregate, could not reasonably be expected to have an IFCO Material Adverse Effect. Without limiting the generality of the foregoing, neither such IFCO Company nor any of its Subsidiaries or IFCO Minority Subsidiaries, nor, to the knowledge of such IFCO Company, any director, officer, agent, shareholder, employee or other person associated with or acting on behalf of such IFCO Company or any of its Subsidiaries or IFCO Minority Subsidiaries has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to any political activity, (b) made any direct or indirect unlawful payment to any government official or employee from corporate funds or (c) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment. Except as disclosed in the IFCO Financial Statements or in the IFCO Disclosure Schedule or IFCO Supplemental Disclosure Schedule, as of the Effective Date, to the knowledge of such IFCO Subsidiary, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not, singly or in the aggregate, have an IFCO Material Adverse Effect. Such IFCO Company and its Subsidiaries and IFCO Minority Subsidiaries have all Permits necessary to conduct their businesses as presently conducted (collectively, the "IFCO Permits"), except for Permits the absence of which, singly or in the aggregate, would not have an IFCO Material Adverse Effect. Neither such IFCO Company nor any of its Subsidiaries is in violation of the terms of any IFCO Permit, except for delays in filing reports or violations that, singly or in the aggregate, would not have an IFCO Material Adverse Effect.

  SECTION 6.11 Compliance with Agreements. Except as disclosed in the IFCO Financial Statements or in the IFCO Disclosure Schedule or IFCO Supplemental Disclosure Schedule, neither such IFCO Company nor any of its Subsidiaries or IFCO Minority Subsidiaries is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the memorandum and articles of association, charter, bylaws or other similar governing documents of such IFCO Company or any of the Subsidiaries or IFCO Minority Subsidiaries thereof or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which such IFCO Company or any of its Subsidiaries or IFCO Minority Subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than, in the case of clause (b) of this Section 6.11, breaches, violations and defaults that, singly or in the aggregate, would not have an IFCO Material Adverse Effect.

  SECTION 6.12. Environmental Matters. Except as disclosed in the IFCO Financial Statements, (a) such IFCO Company and its Subsidiaries and IFCO Minority Subsidiaries have conducted their respective businesses in material compliance with all applicable Environmental Laws, (b) there is no claim pending under any Environmental Law or, to the knowledge of such IFCO Company, threatened against it or any of its

Subsidiaries or IFCO Minority Subsidiaries, except for those that, if determined adversely to the IFCO Company or any of its Subsidiaries or IFCO Minority Subsidiaries would not, singly or in the aggregate, have an IFCO Material Adverse Effect, (c) to the knowledge of such IFCO Company, there are no past or present actions, activities, circumstances, events or incidents, including releases of any material into the environment, that would reasonably be expected to form the basis of any claim against such IFCO Company or any of its Subsidiaries or IFCO Minority Subsidiaries, except for an such claims that, if determined adversely to such IFCO Company or any of its Subsidiaries or IFCO Minority Subsidiaries, would not, singly or in the aggregate, have an IFCO Material Adverse Effect, and (d) neither such IFCO Company nor any of its Subsidiaries or IFCO Minority Subsidiaries is liable for any costs or liabilities related to compliance with Environmental Laws (including any capital or operating expenditures required for cleanup, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties), except for such costs and liabilities that, as far as can reasonably be foreseen, will not, singly or in the aggregate, have an IFCO Material Adverse Effect.

  SECTION 6.13. Taxes. Such IFCO Company and its Subsidiaries and to the knowledge of such IFCO Company, the IFCO Minority Subsidiaries have duly filed with the appropriate governmental or other taxing authorities all Tax Returns required to be filed by them for all periods ending on or prior to the Effective Time, other than those Tax Returns the failure to file which, singly or in the aggregate, would not have an IFCO Material Adverse Effect, and those filed Tax Returns are true, correct and complete in all material respects. Such IFCO Company and its Subsidiaries and to the knowledge of such IFCO Company, the IFCO Minority Subsidiaries have duly paid in full or made adequate provision for the payment of all Taxes for all past and current periods. Except as provided in the IFCO Disclosure Schedule or IFCO Supplemental Disclosure Schedule, the liabilities and reserves for Taxes reflected in the most recent IFCO balance sheet included in the IFCO Financial Statements are adequate to cover all Taxes for all periods ending at or prior to the date of that balance sheet and there is no liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business. There are no material Liens for Taxes on any property or asset of such IFCO Company or any Subsidiary or to the knowledge of such IFCO Company, the IFCO Minority Subsidiary thereof, except for Liens for Taxes not yet due. Except as provided in the IFCO Disclosure Schedule or IFCO Supplemental Disclosure Schedule, there are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from any taxing authority with respect to Taxes of such IFCO Company or any of its Subsidiaries or to the knowledge of such IFCO Company, the IFCO Minority Subsidiaries which, if decided adversely, singly or in the aggregate, would have an IFCO Material Adverse Effect. Neither such IFCO Company nor any of its Subsidiaries or to the knowledge of such IFCO Company, the IFCO Minority Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than waivers and extensions that are no longer in effect. Neither such IFCO Company nor any of its Subsidiaries or, to the knowledge of such IFCO Company, IFCO Minority Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly owned corporate Subsidiary or IFCO Minority Subsidiary of an IFCO Company other than agreements the consequences of which are fully and adequately reserved for in the IFCO Financial Statements. Neither such IFCO Company nor any of its corporate Subsidiaries or, to the knowledge of such IFCO Company, IFCO Minority Subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code.

  SECTION 6.14. Employee Benefit Plans and Arrangements.

  (a)With respect to operations in jurisdictions other than the United States, all employee benefit plans or arrangements of such IFCO Company and its Subsidiaries and IFCO Minority Subsidiaries are in compliance with all applicable law, except where the failure to be in compliance, singly or in the aggregate, would not have an IFCO Material Adverse Effect.

  (b)With respect solely to operations in the United States, and except as disclosed in the IFCO Financial Statements, to the knowledge of such IFCO Company, at the Effective Date, (i) such IFCO Company and its

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

Subsidiaries and IFCO Minority Subsidiaries do not maintain or contribute to or have any obligation or liability to or with respect to any material employee benefit plans, policies, programs, arrangements or practices (such plans, policies, programs, arrangements or practices of such IFCO Company and its Subsidiaries and IFCO Minority Subsidiaries being referred to as the "IFCO Plans"), including employee benefit plans within the meaning set forth in
Section 3(3) of ERISA or other similar material arrangements for the provision of benefits (excluding any Multi-Employer Plan or any Multiple Employer Plan),
(ii) neither such IFCO Company nor any of its Subsidiaries or IFCO Minority Subsidiaries has any obligation to create or contribute to any IFCO Plan not disclosed in the IFCO Financial Statements or to amend any IFCO Plan so disclosed to increase benefits or contributions thereunder, except as required under the terms of the IFCO Plans or existing collective bargaining agreements or to comply with applicable law, (iii) there have been no Prohibited Transactions with respect to any of the IFCO Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have an IFCO Material Adverse Effect, (iv) except for premiums due, there is no outstanding material liability, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the IFCO Plans, (v) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the IFCO Plans subject to Title IV of ERISA other than in a Standard Termination, (vi) the current present value of all projected benefit obligations under each of the IFCO Plans subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the IFCO Financial Statements as of December 31, 1998, based on reasonable actuarial assumptions currently utilized for such IFCO Plan, (vii) each of the IFCO Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations, (viii) each of the IFCO Plans that is intended to be a Qualified Plan has been determined by the IRS to be a Qualified Plan and that determination has not been modified, revoked or limited by failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the status of such IFCO Plans as Qualified Plans, and the period for making any such necessary retroactive amendments has not expired, (ix) with respect to Multi-Employer Plans, neither such IFCO Company nor any of its Subsidiaries or IFCO Minority Subsidiaries has made or suffered a Complete or Partial Withdrawal and, to the knowledge of such IFCO Company, no event has occurred or is expected to occur which presents a material risk of a complete or Partial Withdrawal, (x) to the knowledge of such IFCO Company, there are no material pending, threatened or anticipated claims involving any of the IFCO Plans other than claims for benefits in the ordinary course, (xi) such IFCO Company and Subsidiaries and IFCO Minority Subsidiaries have no current material liability under Title IV of ERISA and such IFCO Company does not reasonably anticipate that any such liability will be asserted against such IFCO Company or any of its Subsidiaries or IFCO Minority Subsidiaries and (xii) no act, omission or transaction (individually or in the aggregate) has occurred with respect to any IFCO Plan that has resulted or could result in any material liability (direct or indirect) of such IFCO Company or any Subsidiary or IFCO Minority Subsidiary under Section 409 or 502(c)(i) or (l) or ERISA or Chapter 43 of Subtitle (A) of the Code. To the knowledge of such IFCO Subsidiary, neither such IFCO Company nor any of its Subsidiaries or IFCO Minority Subsidiaries is required to provide security to an IFCO plan pursuant to Section 401(a)(29) of the Code.

  (c) With respect solely to operations in the United States, and to the knowledge of such IFCO Company, there are no agreements that will or may provide payments to any officer, employee, stockholder or highly compensated individual which will be "parachute payments" under Code Section 280G that are nondeductible to such IFCO Company or subject to tax under Code Section 4999 for which such IFCO Company or any of its Subsidiaries or Minority IFCO Subsidiaries would have withholding liability.

  SECTION 6.15. Labor Controversies. Except as disclosed in the IFCO Financial Statements, (a) there are no significant controversies pending or, to the knowledge of such IFCO Company, threatened between such IFCO Company or any of its Subsidiaries and any representative of any of their employees, except for such controversies as, singly or in the aggregate, could not reasonably be expected to have an IFCO Material Adverse Effect, (b) neither such IFCO Company nor any of its Subsidiaries is a party to, or bound by, any material collective bargaining agreement or other material contract, agreement, arrangement or understanding with a labor union or labor organization, (c) to the knowledge of such IFCO Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of such IFCO Company or any of its Subsidiaries, except for such organizational efforts as, singly or in the aggregate, could not reasonably be expected to have an IFCO Material Adverse Effect and (d) since December 31, 1998, there has not been any adoption or amendment in any material respect by such IFCO Company or any of its Subsidiaries of any material collective bargaining agreement or other contract, agreement, arrangement or understanding with a labor union or labor organization. Such IFCO Company and its Subsidiaries is in compliance with all laws regarding employment, employment practices, terms and conditions of employment and wages, except for such noncompliance that, singly or in the aggregate, could not reasonably be expected to have an IFCO Material Adverse Effect.

  SECTION 6.16. Intangible Property. Such IFCO Company and its Subsidiaries and IFCO Minority Subsidiaries possesses or has adequate rights to use all material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs and copyrights or representations or expressions of any thereof or registration or application therefor by such IFCO Company and its Subsidiaries and IFCO Minority Subsidiaries necessary for the operation of its business (collectively, the "IFCO Intangible Property"), except where the failure to possess or have adequate rights to use such properties could not, singly or in the aggregate, reasonably be expected to have an IFCO Material Adverse Effect. To the knowledge of such IFCO Company, the use of the IFCO Intangible Property by such IFCO Company or its Subsidiaries does not, in any material respect, conflict with, infringe on, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill of any other person or entity in any intellectual property right, trademark, trade name, patent, service mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, and there have been no claims made to that effect, and neither such IFCO Company nor any of its Subsidiaries has received any notice of any such claim or otherwise knows that any of the IFCO Intangible Property is invalid or conflicts with the asserted rights of any other person or entity or has not been used or enforced or has been failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the IFCO Intangible Property, except as previously disclosed to PalEx or for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, singly or in the aggregate, could not reasonably be expected to have an IFCO Material Adverse Effect.

  SECTION 6.17. Title to Assets. Except as provided in the IFCO Disclosure Schedule or IFCO Supplemental Disclosure Schedule, such IFCO Company and its Subsidiaries and IFCO Minority Subsidiaries has good and marketable title to all real property reflected in the IFCO Financial Statements to be owned by it and good title to all its leasehold interests and other properties as reflected in the most recent balance sheet included in the IFCO Financial Statements, except for such properties and assets that have been disposed of in the ordinary course of business since the date of that balance sheet, free and clear of all Liens of any nature whatsoever, except (a) any Lien for current taxes, payments of which are not yet delinquent, (b) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the business operations of such IFCO Company or any of its Subsidiaries or IFCO Minority Subsidiaries (as presently conducted), (c) liens incurred in the ordinary course of business or (d) as disclosed in the IFCO Financial Statements and except for such matters which, singly or in the aggregate, could not reasonably be expected to have an IFCO Material Adverse Effect. Except as provided in the IFCO Disclosure Schedule or IFCO Supplemental Disclosure Schedule, all leases under which such IFCO Company or any of its Subsidiaries or IFCO Minority Subsidiaries leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which, with notice or lapse of time or both, would become a default other than failures to be in good standing, valid and effective and defaults under such leases which, singly or in the aggregate, will not have an IFCO Material Adverse Effect.

  SECTION 6.18. Insurance. Such IFCO Company and its Subsidiaries or, to the knowledge of such IFCO Company, the IFCO Minority Subsidiaries maintains insurance coverage reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

  SECTION 6.19. Year 2000. All computer systems and computer software used by such IFCO Company or any of its Subsidiaries are being converted to SAP, which conversion is expected to be complete by December 31, 1999. Upon completion of the conversion, such computer systems and computer software are reasonably expected to have Millennium Functionality, except in each case for such computer system and computer software, the failure of which to achieve Millennium Functionality, individually or in the aggregate, is not reasonably likely to have an IFCO Material Adverse Effect. To the knowledge of such IFCO Company, as of the Effective Date, the aggregate additional external costs of the adaptions necessary to achieve Millennium Functionality for all of the IFCO Companies are not reasonably likely to exceed DM 5,000,000.

  SECTION 6.20. Reorganization. Neither such IFCO Company nor, to its knowledge, any of its affiliates has taken or agreed or intends to take any action or has any knowledge of any fact or circumstance that would prevent the Merger from constituting a reorganization qualifying under the provisions of
Section 368(a) of the Code.

  SECTION 6.21. Brokers and Finders. Except for the fees and expenses payable to APAX Partners & Co., which fees are reflected in its agreement with such IFCO Company (a copy of which has been delivered to PalEx), such IFCO Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such IFCO Company to pay any Transaction Fee in connection with the transactions contemplated hereby. Except for the fees and expenses paid or payable to APAX Partners, Inc., there is no claim for payment by such IFCO Company of any Transaction Fee in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

  SECTION 6.22. Ownership of PalEx Common Stock. Neither such IFCO Company nor any of its Subsidiaries or IFCO Minority Subsidiaries beneficially owns any shares of PalEx Common Stock as of the Effective Date.

                                  ARTICLE VII

                     REPRESENTATIONS AND WARRANTIES OF SPS

  SPS represents and warrants to PalEx, except as set forth in the IFCO Disclosure Schedule or IFCO Supplemental Schedule, all the following representations and warranties in this Article VII are as of the Effective Date (or such other date stated therein), and will be, on the Closing Date and immediately prior to the Effective Time, true and correct:

  SECTION 7.1. Capitalization. As of the Effective Date, Martin Schoeller, Christoph Schoeller, Andrea Schoeller and Schoeller KG own all of the outstanding shares of SPS, and there are no Stock Commitments or Voting Arrangements with respect to the shares of SPS that could cause the first clause of this sentence no longer to be true and correct.

  SECTION 7.2. Ownership and Status of IFCO Companies Capital Stock. SPS is the record and beneficial owner of (a) 76% of the IFCO Europe Shares and (b) 100% of the MTS Shares. Gebr. Schoeller GmbH, Martin Schoeller and Christoph Schoeller are the record and beneficial owners of 100% of the SIL Shares. At the time of the formation of IFCO, SPS will be the record and beneficial owner of 100% of the IFCO Ordinary Shares.

  SECTION 7.3. Organization; Power and Authority; Approval. SPS is a private company duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany and has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been approved by the Managers of SPS, and no other corporate proceedings on the part of

SPS are necessary to authorize the execution and delivery of this Agreement or the consummation by SPS of the transactions contemplated hereby. This Agreement has been duly executed and delivered by SPS, and assuming the due authorization, execution and delivery hereof by PalEx, constitutes the legal, valid and binding obligation of SPS, enforceable against SPS in accordance with its terms, except as that enforceability may be subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles. SPS has obtained or will obtain by closing, in accordance with all applicable Governmental Requirements and its charter documents, all third-party approvals and has taken or will have taken by the Closing Date all actions necessary for the authorization, execution and delivery by SPS of, and performance by SPS of its obligations under, this Agreement.

  SECTION 7.4. No Conflicts or Litigation. Upon receipt of all of the necessary consents contemplated under Section 6.4, SPS's execution, delivery and performance of this Agreement do not and will not (a) violate or conflict with any Governmental Requirement, or (b) breach or constitute a default under any agreement or instrument to which SPS is a party or by which it or any IFCO Ordinary Shares SPS owns is bound or violate SPS's charter documents except such violations, conflicts, breaches or defaults which would not, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect on the business, operations, properties, assets, condition (financial or other) or results of operations of SPS and its Subsidiaries taken as a whole. Other than as disclosed in Section 6.8 of the IFCO Disclosure Schedule or IFCO Supplemental Disclosure Schedule, no litigation is pending or, to the knowledge of SPS, threatened to which SPS is or may become a party which (i) questions or involves the validity or enforceability of any of SPS's obligations hereunder,
(ii) impairs the value of the IFCO Companies, taken as a whole, which would have an IFCO Material Adverse Effect or (iii) seeks (or reasonably may be expected to seek) (A) to prevent or delay the consummation of the transactions contemplated by this Agreement or (B) damages in connection with such consummation.

  SECTION 7.5. No Brokers. SPS has not, directly or indirectly, in connection with this Agreement or the transactions contemplated hereby (a) employed any broker, finder or agent or (b) agreed to pay or incurred any obligation to pay any broker's or finder's fee, any sales commission or any similar form of compensation.

  SECTION 7.6. Preemptive and Other Rights; Waiver. Except as contemplated in this Agreement or pursuant to the Investment Agreement, the Option Release Agreement or the preferred dividend certificate (Genusschein) with respect to IFCO International Food Container Organization GmbH for DM 10,000,000.00, SPS either (a) does not own or otherwise have any preemptive or other similar right of any kind (including any right of first offer or refusal) to acquire any IFCO Ordinary Shares or any other capital shares of an IFCO Company or any capital shares or equity interests of a Subsidiary of an IFCO Company or an IFCO Minority Subsidiary, or (b) hereby irrevocably waives each right of that type SPS does own or otherwise has.

  SECTION 7.7. Ownership of PalEx Common Stock. Neither SPS nor any of its Subsidiaries or affiliates beneficially owns any shares of PalEx Common Stock as of the Effective Date.

  SECTION 7.8. Net Worth. SPS has a net worth (stock capital plus reserves and shareholders loans) in excess of DM 100,000,000.

                                  ARTICLE VIII

                 CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

  SECTION 8.1. Conduct of Business by PalEx Pending the Effective Time. Except as otherwise contemplated by this Agreement or disclosed in Section 8.1 of the PalEx Disclosure Schedule or PalEx Supplemental Disclosure Schedule, from the Effective Date and continuing until the Effective Time or earlier termination of this Agreement, unless SPS otherwise agrees in writing (which agreement shall not be unreasonably withheld or delayed), PalEx will, and will cause its Subsidiaries to:

  (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

  (b) not (i) amend or propose to amend the charter, bylaws or other similar governing documents of PalEx or any of its Subsidiaries, (ii) split, combine or reclassify (whether by stock dividend or otherwise) their outstanding capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by wholly owned Subsidiaries of PalEx to PalEx or (iv) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than, in accordance with the terms thereof, the issuance of PalEx Common Stock as set forth in Section 5.2;

  (c) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business consistent with past practice, (B) borrowings to refinance existing indebtedness (other than under the PalEx Credit Facility) on terms reasonably acceptable to IFCO, (C) borrowings of up to $150,000,000 to refinance existing indebtedness under the PalEx Credit Facility on terms no less favorable in the aggregate than the terms of the PalEx Credit Facility as of the Effective Date or (D) the issuance of senior subordinated notes in a private placement or in an aggregate amount not to exceed $40,000,000, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock,
(iii) take or fail to take any action which action or failure to take action would cause PalEx or its stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares and except to the extent of stockholders in special circumstances that require them to recognize gain or loss notwithstanding the application of Section 354 of the Code) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger or would otherwise cause the Merger not to qualify as a reorganization under Section 368(a) of the Code or (iv) sell, pledge, dispose of or encumber any material assets or businesses other than (A) sales or other dispositions in the ordinary course of business and (B) pledges and grants of Liens to extend, refinance, renew, replace or restructure the indebtedness outstanding under the PalEx Credit Facility;

  (d) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective current officers and key employees and preserve the goodwill and business relationships with customers, suppliers and others having business relationships with them;

  (e) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except as disclosed by PalEx to SPS in writing prior to the Effective Date;

  (f) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of PalEx or its Subsidiaries, increase the compensation of any director, officer or pay any benefit or amount not required by a plan or arrangement as in effect on the Effective Date to any such person;

  (g) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health-care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law;

  (h) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

  (i) not make, change or revoke any material Tax election or make any material agreement or settlement regarding Taxes with any taxing authority;

  (j) acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or divisions thereof or (ii) any assets that are material, individually or in the aggregate, to PalEx; and

  (k) authorize or contract or agree to do any of the foregoing.

  SECTION 8.2. Conduct of Business by IFCO Pending the Effective Time. Except as otherwise contemplated by this Agreement, the Option Release Agreement or disclosed in Section 8.2 of the IFCO Disclosure Schedule or IFCO Supplemental Disclosure Schedule, from the Effective Date and continuing until the Effective Time or earlier termination of this Agreement, unless PalEx otherwise agrees in writing (which agreement shall not be unreasonably withheld or delayed), IFCO will, and will cause its Subsidiaries and its IFCO Minority Subsidiaries to the extent of its direct or indirect control thereof) to:

  (a)conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

  (b)not (i) amend or propose to amend the memorandum and articles of association, charter, bylaws or other similar governing documents of IFCO or any of its Subsidiaries or IFCO Minority Subsidiaries, (ii) split, combine or reclassify (whether by stock dividend or otherwise) their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by wholly owned Subsidiaries of IFCO to IFCO; provided, however, that IFCO may, subject to Section 1.1 amend its Articles of Association in contemplation of the IPO, including, without limitation, an amendment to increase the authorized capital stock of IFCO;

  (c)not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business or (B) borrowings to refinance existing indebtedness on terms reasonably acceptable to PalEx, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) take or fail to take any action which action or failure to take action would cause PalEx or its stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares and except to the extent of stockholders in special circumstances that require them to recognize gain or loss notwithstanding the application of
Section 354 of the Code) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger or would otherwise cause the Merger not to qualify as a reorganization under Section 368(a) of the Code or, (iv) sell, pledge, dispose of or encumber any material assets or businesses other than sales or other dispositions in the ordinary course of business;

  (d)use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective current officers and key employees and preserve the goodwill and business relationships with customers, suppliers and others having business relationships with them;

  (e)not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice and except as disclosed by IFCO to PalEx in writing prior to the Effective Date;

  (f)not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health-care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law;

  (g)use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

  (h)not make, change or revoke any material Tax election or make any material agreement or settlement regarding Taxes with any taxing authority;

  (i)acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or divisions thereof or (ii) any assets that are material, individually or in the aggregate, to IFCO; and

  (j)authorize or contract or agree to do any of the foregoing.

  SECTION 8.3. Control of PalEx's Operations. Nothing in this Agreement gives to SPS or IFCO, directly or indirectly, rights to control or direct PalEx's operations prior to the Effective Time. Prior to the Effective Time, PalEx will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

  SECTION 8.4. Control of IFCO's Operations. Nothing in this Agreement gives to PalEx, directly or indirectly, rights to control or direct SPS's or IFCO's operations prior to the Effective Time. Prior to the Effective Time, IFCO will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

  SECTION 8.5. No Solicitation.

  (a)After the Effective Date and prior to the Effective Time or earlier termination of this Agreement, neither PalEx nor any of its Subsidiaries will, and each of them will not authorize or permit any of its officers, directors or employees, or any attorney, accountant, investment banker, financial advisor or other agent retained by it, to (i) solicit, initiate or knowingly encourage (including by way of furnishing material nonpublic information), or take any other action designed to facilitate any inquiries or the making of, any proposal that constitutes a PalEx Acquisition Proposal or (ii) participate in any discussions or negotiations in respect of a PalEx Acquisition Proposal; provided, however, that, at any time prior to the PalEx Stockholders Meeting, PalEx may, in response to a PalEx Acquisition Proposal, which was not solicited by it and which did not otherwise result from a breach of this Section 8.5(a), and subject to providing prior written notice of its decision to take such action to SPS (the "PalEx Notice") and compliance with Section 8.5(b), following delivery of the PalEx Notice (x) furnish information with respect to PalEx and its Subsidiaries to any person making a PalEx Acquisition Proposal pursuant to a confidentiality agreement containing provisions substantially similar to the Confidentiality Agreement and (y) participate in discussions or negotiations regarding such PalEx Acquisition Proposal. For purposes of this Agreement, "PalEx Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes all or a significant portion of the net revenues, net income or assets of PalEx and its Subsidiaries, taken as a whole, or all or a significant portion of any class of equity securities of PalEx or any of it Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning all or a significant portion of any class of equity securities of PalEx or any of its Subsidiaries or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PalEx or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

  (b)Except as expressly permitted by this Section 8.5 and subject to the requirements of the PalEx Board of Directors to call the PalEx Stockholders Meeting in accordance with Section 9.4(a), neither the Board of Directors of PalEx nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to IFCO, the approval or recommendation by such Board of Directors or such committee of this Agreement,
(ii) approve or recommend, or propose publicly to approve or recommend, any PalEx Acquisition Proposal or (iii) cause PalEx to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any PalEx Acquisition Proposal (each a "PalEx Acquisition Agreement"). Notwithstanding the foregoing, in the event that prior to the PalEx Stockholders Meeting the Board of Directors of PalEx determines in its good faith judgment, after consultation with outside counsel, that failure to take any of the foregoing actions with respect to a PalEx Superior Proposal would result in a breach of, or be inconsistent with the exercise of, its fiduciary duties to PalEx stockholders under applicable law, the Board of Directors of PalEx may (subject to the terms of this and following sentences of this Section 8.5(b)) withdraw or modify its approval or recommendation of this Agreement, approve or recommend, or propose to approve or recommend, such PalEx Superior Proposal, terminate this Agreement and concurrently with or after such termination cause PalEx to enter into any binding PalEx Acquisition Agreement with respect to such PalEx Superior Proposal; provided, however, (A) in each case, at any time after 11:59 p.m.

on the fifth business day following SPS's receipt of written notice advising SPS that the Board of Directors of PalEx is prepared to accept a PalEx Superior Proposal, specifying the material terms and conditions of such PalEx Superior Proposal and identifying the person making such PalEx Superior Proposal and (B) in the case of termination of this Agreement and entering into any binding PalEx Acquisition Agreement, only at a time that is after the PalEx Stockholders Meeting to be held in respect of this Agreement, and at which meeting the stockholders of PalEx failed to approve and adopt this Agreement. For purposes of this Agreement, a "PalEx Superior Proposal" means any PalEx Acquisition Proposal (1) which was not solicited by PalEx and which did not otherwise result from a breach of Section 8.5(a), (2) the terms of which the Board of Directors of PalEx determines in its good faith judgment (based on the advice of Batchelder or other financial advisor of nationally recognized reputation) to be more favorable to PalEx's stockholders than the Merger and
(3) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of PalEx, is reasonably capable of being obtained by such third party.

  (c)After the Effective Date and prior to the Effective Time or earlier termination of this Agreement, none of IFCO, any of its Subsidiaries, the other IFCO Companies or SPS will, and each of them will not authorize or permit any of its officers, directors or employees, or any attorney, accountant, investment banker, financial advisor or other agent retained by it, to solicit, initiate or knowingly encourage (including by way of furnishing material nonpublic information), or take any other action designed to facilitate any inquiries or the making of, any acquisition proposal or any proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes all or a significant portion of the net revenues, net income or assets of the IFCO Companies or any of their Subsidiaries, taken as a whole, or all or a significant portion of any class of equity securities of any IFCO Company or any of their Subsidiaries, or all or any substantial part of the outstanding capital stock of PalEx or IFCO, any tender offer or exchange offer that if consummated would result in any person beneficially owning all or a significant portion of any class of equity securities of any IFCO Company or any of their Subsidiaries or PalEx, or any merger, consolidation, business combination recapitalization, liquidation, dissolution or similar transaction involving an IFCO Company or any of their Subsidiaries, other than the transactions contemplated by this Agreement; provided, however, that IFCO, any of its Subsidiaries, the other IFCO Companies or SPS will not be precluded from making or soliciting a proposal or offer in response to and in competition with a PalEx Superior Proposal.

  (d)Nothing contained in this Section 8.5 shall prevent PalEx's Board of Directors from taking and disclosing to PalEx's stockholders a position contemplated by Exchange Act Rule 14e-2.

                                   ARTICLE IX

                             ADDITIONAL AGREEMENTS

  SECTION 9.1. Access to Information.

  (a)PalEx will, and will cause its Subsidiaries to, afford to IFCO, and its accountants, counsel, financial advisors and other representatives (the "IFCO Representatives"), and IFCO will, and will cause its Subsidiaries to, afford to PalEx and its accountants, counsel, financial advisors and other representatives (the "PalEx Representatives"), full access, during normal business hours throughout the period from the Effective Date and continuing until the Effective Time, to all their respective properties, books, contracts, commitments and records (and IFCO will provide or cause to be provided to the PalEx Representatives access to all the properties, books, contracts, commitments and records of IFCO U.S., L.L.C., a Delaware limited liability company ("IFCO U.S.") and to the underwriters and their agents or representatives in connection with IPO, and, during such period, PalEx and IFCO will furnish promptly to one another (i) a copy of each report, schedule and other document filed or received by either of them pursuant to the requirements of securities laws or stock exchange regulations of the United States, any state or foreign country or filed by either of them with the SEC in connection with the transactions contemplated by this Agreement and (ii) such other information concerning their respective businesses, properties and personnel as IFCO or PalEx, as the case may be, reasonably requests; provided, however, that no investigation pursuant to this Section 9.1 will amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated by this Agreement. IFCO will hold, will cause its Subsidiaries to hold and will use its reasonable best efforts to cause the IFCO Representatives to hold, and PalEx will hold, will cause its Subsidiaries to hold and will use its reasonable best efforts to cause the PalEx Representatives to hold, in strict confidence all nonpublic documents and information furnished to IFCO or to PalEx, as the case may be, in connection with the transactions contemplated by this Agreement, except that (y) IFCO and PalEx may disclose such information as may be necessary in connection with seeking the IFCO Required Regulatory Approvals, the PalEx Required Regulatory Approvals and the PalEx Stockholders' Approval and (z) each of IFCO and PalEx may disclose any information that applicable law or judicial or administrative order requires it to disclose.

  (b)If this Agreement terminates in accordance with its terms, each party hereto will (i) promptly return all nonpublic written material provided to it by any other party hereto pursuant to this Section 9.1, (ii) not retain any copies, extracts or other reproductions, in whole or in part, of that written material and (iii) will destroy or cause to be destroyed all documents, memoranda, notes and other writings under its control and prepared by it or on its behalf on the basis of the nonpublic information in that material (collectively, "Analyses") (and IFCO and PalEx will use their respective reasonable best efforts to cause their advisors and representatives to destroy the Analyses under their control), and that destruction (and reasonable best efforts) will be certified in writing by an authorized officer supervising that destruction.

  (c)PalEx will promptly advise IFCO in writing of any change or the occurrence of any event after the Effective Date having, or which, insofar as can reasonably be foreseen, in the future may have, any PalEx Material Adverse Effect. IFCO will promptly advise PalEx in writing of any change or the occurrence of any event after the Effective Date having, or which, insofar as can reasonably be foreseen, in the future may have, any IFCO Material Adverse Effect or any material adverse effect on or material impairment of the IPO and shall keep PalEx reasonably apprised as to the status of the IPO.

  SECTION 9.2. Registration Statement and Proxy Statement.

  (a)As soon as reasonably practicable following the Execution Date, (i) PalEx and IFCO will prepare and file a preliminary Proxy Statement with the SEC, (ii) IFCO will prepare and file the Registration Statement with the SEC as soon as reasonably practicable following the receipt of and response to comments, if any, from the SEC with respect to the preliminary Proxy Statement, and (iii) IFCO will make appropriate filings and obtain necessary approvals to effect the IPO. Each of IFCO and PalEx will use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof. IFCO will also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of IFCO Ordinary Shares pursuant hereto. IFCO and PalEx will promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by either of them in connection with the preceding sentences of this Section 9.2. Each of IFCO and PalEx agrees that the information it provides for use in the Proxy Statement and the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. PalEx shall mail a copy of the Proxy Statement to record holders of the SMG Exchangeable Shares at the same time the Proxy Statement is mailed to PalEx stockholders.

  (b)PalEx shall use reasonable efforts to cause to be delivered to IFCO letters of Arthur Andersen LLP, independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to IFCO and PalEx, in form and substance reasonably satisfactory to IFCO and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  (c)IFCO shall use reasonable efforts to cause to be delivered to PalEx letters of PricewaterhouseCoopers, independent public accountants or its affiliates, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to PalEx and IFCO, in form and substance reasonably satisfactory to PalEx and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  SECTION 9.3. Corrections to the Proxy Statement and Registration
Statement. Prior to the date the PalEx Stockholders' Approval has been obtained, each of PalEx and IFCO will correct promptly any information provided by it to be used specifically in the Proxy Statement and Registration Statement that has become false or misleading in any material respect and will take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment of or supplement to the Proxy Statement or the Registration Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of PalEx, in each case to the extent required by applicable law.

  SECTION 9.4. PalEx Stockholders' Approval.

  (a) PalEx will, as promptly as practicable following the date on which the Registration Statement becomes effective under the Securities Act, duly call and give notice of a meeting of its stockholders (the "PalEx Stockholders' Meeting") for the purpose of obtaining the PalEx Stockholder' Approval and, subject to Section 9.4(b), will use its reasonable efforts to obtain stockholder approval and adoption of this Agreement in accordance with the Certificate of Incorporation and Bylaws of PalEx, the applicable provisions of the DGCL and the Exchange Act (and the rules and regulations thereunder) and the applicable rules of the Nasdaq National Market ("Nasdaq") (the "PalEx Stockholders' Approval"). PalEx will convene and hold the PalEx Stockholders' Meeting, in consultation with SPS, as soon as practicable following the date on which the Registration Statement becomes effective under the Securities Act, prior to the IPO Pricing Date and not more than 45 days before the anticipated IPO Closing Date.

  (b) PalEx will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement, except that the PalEx Board of Directors may withdraw or modify its approval or recommendation of this Agreement (i) in compliance with the requirements of Section 8.5(b) or (ii) upon any withdrawal or material modification of the Fairness Opinion and the determination by the Board of Directors of PalEx in its good faith judgment, after consultation with outside counsel, that failure to take such action would result in a breach of, or be inconsistent with, the exercise of its fiduciary duties to PalEx stockholders under applicable law; provided, however, that such withdrawal or modification shall not relieve PalEx of its obligation to call, give notice of, convene and, in consultation with SPS, hold the PalEx Stockholders' Meeting as provided in Section 9.4(a).

  SECTION 9.5. Exchange Listings.

  (a) IFCO will use all reasonable efforts to effect, as applicable, at or before the Effective Time, authorization for listing on the Amtlicher Handel segment or on the Neuer Markt segment of the Frankfurt Stock Exchange (the "Listing Market"), of, as applicable, (i) IFCO or (ii) on official notice of issuance, the IFCO Ordinary Shares to be issued pursuant to the Merger or to be reserved for issuance on exercise of stock options or warrants or the conversion or exchange of convertible or exchangeable securities as contemplated hereby.

  (b) IFCO will use all reasonable efforts to cause, at or before the Effective Time, New York shares representing the IFCO Ordinary Shares issuable in the Merger, and those to be reserved for issuance upon exercise of the IFCO Options, conversion of the PalEx Convertible Notes and exchange of the SMG Exchangeable Shares, to be approved for listing on Nasdaq, subject to official notice of issuance.

  SECTION 9.6. Options and Warrants. Prior to the Effective Time, IFCO and PalEx will take such action as may be necessary to cause each unexpired and unexercised option and each unexpired and unexercised warrant to purchase shares of PalEx Common Stock (each a "PalEx Option") to be automatically converted at the Effective Time into an option or warrant, as applicable (each an "IFCO Option"), to purchase a number of IFCO Ordinary Shares equal to the number of shares of PalEx Common Stock that could have been purchased under the PalEx Option multiplied by the Exchange Ratio, at a price per IFCO Ordinary Share equal to the option exercise price determined pursuant to the PalEx Option divided by the Exchange Ratio and otherwise subject to the same terms and conditions as the PalEx Option; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-24 of the Code, the option price, the number of IFCO Ordinary Shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code; and provided further, that the number of IFCO Ordinary Shares that may be purchased on exercise of such IFCO Option shall not include any fractional share and, on exercise of such IFCO Option, a cash payment shall be made for any fractional share based on the closing price of a IFCO Ordinary Share on the Listing Market on the second trading day immediately preceding the date of exercise. The date of grant of a substituted IFCO Option will be the date on which the corresponding PalEx Option was granted. At the Effective Time, except to the extent otherwise required by the existing stock option agreements, all references to PalEx in the stock option agreements covering outstanding PalEx Options will be deemed to refer to IFCO. IFCO will assume all PalEx's obligations with respect to PalEx Options as so amended and will, from and after the Effective Time, make available for issuance on exercise of the IFCO Options all IFCO Ordinary Shares covered thereby and maintain an effective registration statement under the Securities Act which covers (a) those shares and (b) the warrant issued to Batchelder (if not exercised).

  SECTION 9.7. Employee Matters.

  (a) In general, and subject to the specific provisions of this Section 9.7, and consistent with past practices of the IFCO Companies and PalEx, IFCO will seek to attract and retain superior quality executive, managerial, technical and administrative personnel in every market in which it conducts activities (directly or through its Subsidiaries) and will generally implement compensation and benefit plans and policies necessary to achieve this objective.

  (b) For at least two years following the Effective Time (such period, the "Initial Period"), IFCO will provide or cause to be provided to current and former employees of PalEx and its Subsidiaries compensation and benefits that are at least as favorable in the aggregate as the compensation and benefits they were entitled to receive immediately prior to the Effective Time (including, without limitation, benefits, if any, pursuant to pension plans, savings plans, medical plans and programs, layoff policies, deferred compensation arrangements and retiree benefit plans policies and arrangements); provided, that nothing contained in this Section 9.7(b) shall be construed as any commitment with respect to continued employment, each such employee (not otherwise party to an employment agreement) remaining an employee at will; and provided, further, that such benefits shall not be deemed to include any right to receive or expectation of receiving grants of stock options; and provided, further, with respect to employees who are subject to collective bargaining agreements, all benefits shall be provided in accordance with the applicable collective bargaining or other labor agreements. IFCO shall honor, and shall cause its Subsidiaries to honor, pursuant to their terms, all employee benefit obligations to current and former employees and directors of PalEx.

  (c) From and after the Effective Time, IFCO shall, and shall cause its Subsidiaries to, recognize service with PalEx and PalEx's Subsidiaries prior to the Effective Time for all purposes (including, without limitation, eligibility to participate, vesting, benefit accrual, eligibility to commence benefits and severance) under any benefit plans of IFCO or its Subsidiaries in which the particular employee or former employee of PalEx (or any of its Subsidiaries) participates; provided, however, that the foregoing shall not result in any duplication of benefits.

  (d) Except as otherwise expressly provided in this Agreement, from and after the Effective Time, IFCO shall honor, and shall cause its Subsidiaries to honor, in accordance with its terms, each existing employment, severance and termination agreement between PalEx or any of its Subsidiaries on the one hand and any officer, director or employee of any such company on the other hand. To the extent that any such employment, severance or termination agreement can be unilaterally amended by PalEx (or any of its Subsidiaries), IFCO agrees not to amend, and to cause its Subsidiaries not to amend, any such plan or agreement prior to the second anniversary of the Effective Time in a manner that will reduce or otherwise impair the benefits that would be payable to any employee pursuant to such plan or agreement who is covered thereby.

  (e) Waiver of Certain PalEx Employment Agreement Change of Control Provisions. PalEx shall use its reasonable efforts to cause the PalEx employees set forth on Exhibit A attached hereto to, as soon as practicable following the Effective Date, waive any rights of termination and rights to receive severance or other payments that such PalEx employees may have in connection with a change of control of PalEx as set forth in their respective PalEx employment agreement, resulting from the transactions contemplated by this Agreement (collectively, the "PalEx Employee Waivers").

  SECTION 9.8. Agreement to Cooperate.

  (a) Subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective Board of Directors or equivalent body of PalEx and IFCO, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of PalEx and its Subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the transactions contemplated by this Agreement as expeditiously as possible).

  (b) Without limitation of the foregoing, each of SPS and PalEx undertakes and agrees to file as soon as practicable after the Effective Date (i) a Notification and Report Form under the HSR Act with the U.S. Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and (ii) such notices and filings as may be required pursuant to comparable European Governmental Requirements. Each of SPS and PalEx will (y) use its reasonable efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division, or the applicable authorities pursuant to the comparable European Governmental Requirements, for additional information and documents and (z) not extend any waiting period under the HSR Act or pursuant to comparable European Governmental Requirements or enter into any agreement with the FTC or the Antitrust Division, or the applicable authorities pursuant to the comparable European Governmental Requirements, not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other.

  SECTION 9.9. Reorganization. It is the intention of the parties hereto that the Merger will qualify as a reorganization described in Section 368(a) of the Code. None of the parties hereto (nor any of their respective Subsidiaries) will take or omit to take any action (whether before, at or after the Effective
Time) that would cause the Merger not to be so treated. The parties will characterize the Merger as such a reorganization for purposes of all Tax Returns and other filings. PalEx shall timely comply with all reporting requirements contained in Section 1.367(a)-3(c)(6) of the Treasury Regulations.

  SECTION 9.10. Public Statements. SPS and PalEx will consult with each other on any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public announcement without the mutual agreement of PalEx and SPS as to the content of such release or announcement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange (including, for this purpose, Nasdaq), in which case the party proposing to issue such press release or make such public announcement will use its reasonable best efforts to consult in good faith with the other parties before issuing any such press release or making any such public announcement.

  SECTION 9.11. Notification of Certain Matters. Each of PalEx and SPS agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (a) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event whose occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the Effective Date to the Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

  SECTION 9.12. Directors' and Officers' Indemnification.

  (a) After the Effective Time, each of IFCO and the Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director, officer, employee and agent of PalEx or any of its Subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party" and, collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation (each, whether civil, criminal, administrative or investigative, a "Claim"), arising out of, relating to or in connection with any action or omission in connection with such person serving as an officer, director, employee or agent of PalEx occurring prior to the Effective Time (including, without limitation, acts or omissions in connection with such person's serving as an officer, director or fiduciary of any entity if such service was at the request or for the benefit of PalEx) or arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such actual or threatened Claim (whether arising before or after the Effective Time), (i) PalEx or IFCO and the Surviving Corporation, as the case may be, will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel must be reasonably satisfactory to IFCO, promptly after statements therefor are received, and will pay all other reasonable expenses in advance of the final disposition of that Claim, (ii) IFCO and the Surviving Corporation will cooperate and use all reasonable efforts to assist in the vigorous defense of any such Claim and (iii) to the extent any determination is required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL and the Surviving Corporation's charter or bylaws, that determination will be made by independent legal counsel acceptable to IFCO, the Surviving Corporation and the Indemnified Party; provided, however, that neither IFCO nor the Surviving Corporation will be liable for any settlement effected without its written consent (which consent will not to be unreasonably withheld or delayed) and, provided, further, that if IFCO or the Surviving Corporation advances or pays any amount to any person under this Section 9.12(a) and it is thereafter finally determined by a Court of competent jurisdiction that such person was not entitled to be indemnified hereunder for all or any portion of such amount, that person must repay such amount or such portion thereof, as the case may be, to IFCO or the Surviving Corporation, as the case may be. The Indemnified Parties as a group may not retain more than one law firm to represent them with respect to each Claim unless there is, under applicable standards of professional conduct, a potential conflict on any significant issue between the positions of any two or more Indemnified Parties.

  (b) In the event the Surviving Corporation or IFCO or any of their successors or assigns (i) consolidates with or merges into any other person and is not to be the continuing or surviving corporation or entity of that consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then and in each such case IFCO and the Surviving Corporation will cause proper provisions to be made so that the successors and assigns of the Surviving Corporation or IFCO assumes the obligations set forth in this Section 9.12.

  (c) For a period of six years after the Effective Time, IFCO will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by PalEx and its Subsidiaries (provided that IFCO may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties and which coverages and amounts must be no less than the coverages and amounts provided at that time for IFCO's directors and officers) with respect to matters rising before the Effective Time; provided, however, in no event shall IFCO be required to maintain such insurance with comparable coverage if the cost of such insurance is more than 130% of the cost of such insurance in the prior year, but in such case IFCO shall purchase as much coverage as possible for such amount.

  (d) IFCO will pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 9.12, and IFCO will advance expenses as incurred to the fullest extent permitted by applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification hereunder.

  (e) The rights of each Indemnified Party hereunder will be in addition to any other rights such Indemnified Party may have under indemnification agreements with PalEx, the Certificate of Incorporation or Bylaws of PalEx, under the DGCL or otherwise. The provisions of this Section 9.12 will survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

  SECTION 9.13. Voting Agreement. As of the Execution Date and at the request of SPS, a Voting Agreement in favor of SPS in the form of Exhibit B to this Agreement (the "Voting Agreement") has been delivered by the stockholders of PalEx listed on Schedule A to the Voting Agreement. As soon as practicable after the mailing of the Proxy Statement to the PalEx Stockholders, PalEx will use its reasonable efforts to deliver to SPS an additional Voting Agreement in favor of SPS substantially in the form of Exhibit A (the "Additional Voting Agreement") from additional stockholders of PalEx, such that the number of outstanding shares of PalEx Common Stock held by the stockholders executing the Voting Agreement and Additional Voting Agreement, as of the Record Date, and subject thereto shall constitute not less than 51% of the outstanding shares of PalEx Common Stock as of the Record Date.

  SECTION 9.14. Restrictions on Transfer of Shares by Certain
Shareholders. Prior to the Closing Date, IFCO shall have entered into a lockup agreement (each a "Lockup Agreement") with each of (a) Martin Schoeller,
(b) Christoph Schoeller, (c) SPS and (d) Schoeller Holdings. Further, PalEx will use its reasonable best efforts to deliver to IFCO Lockup Agreements executed by the officers and senior executives of PalEx and senior executives of PalEx's Subsidiaries listed on Exhibit C to this Agreement (the "Management Shareholders" and together with Martin and Christoph Schoeller, the "Restricted Shareholders"). Each Lockup Agreement shall restrict the transfer of 100% of the IFCO Ordinary Shares held, to be held or entitled to be received by the Restricted Shareholder as of the Effective Time for a period of two years beginning on the IPO Closing Date, (unless, with respect to a Management Shareholder, the employment of the Management Shareholder by IFCO, PalEx or a Subsidiary of PalEx is earlier terminated without cause or as a result of a breach by IFCO, PalEx or a Subsidiary of PalEx of any employment agreement with the Management Shareholder), subject to the ability of the Restricted Shareholder to transfer his IFCO Ordinary Shares in the following amounts and periods: (a) 20% at any time beginning one month after the IPO Closing Date,
(b) an additional 15% beginning 12 months after the IPO Closing Date, (c) an additional 15% at any time beginning 15 months after the IPO Closing Date, (d) an additional 15% at any time beginning 18 months after the IPO Closing Date and (e) an additional 15% at any time beginning 21 months after the IPO Closing Date. IFCO shall not waive any such restriction except upon an affirmative vote of the independent directors on the Board of Directors (or equivalent body) of IFCO.

  SECTION 9.15. Related Party Transaction. From and after the Effective Time, none of IFCO or any Subsidiary of IFCO or IFCO Minority Subsidiary shall enter into any transaction with any affiliate thereof (other than an IFCO Company, Subsidiary of an IFCO Company or an IFCO Minority Subsidiary), including any transaction to purchase from or sell to any such affiliate, any goods or services, unless such transaction is approved by the disinterested directors on the Board of Directors (or equivalent body) of IFCO.

  SECTION 9.16. Additional IFCO Option.

  (a) As of the Closing Date, IFCO shall issue options to purchase 300,000 IFCO Ordinary Shares at an exercise price per share equal to the IPO Price to each of Christoph Schoeller, Martin Schoeller, and Sam W. Humphreys as incentive compensation for their involvement in the business of IFCO following the Closing Date.

  (b) On or after the Closing Date, IFCO shall be entitled to issue options to purchase up to an aggregate of 1,000,000 IFCO Ordinary Shares, at an exercise price per share equal to (i) the IPO Price, if the date of grant is the Closing Date or (ii) the closing price per share of the IFCO Ordinary Shares as reported by the Listing Market on the date of grant, if the date of grant is after the Closing Date, to employees of SPS or its affiliates other than Christoph Schoeller and Martin Schoeller, provided that no individual employee shall be granted options for more than 100,000 IFCO Ordinary Shares.

  (c) Options granted by IFCO pursuant to this Section 9.16 shall vest and become immediately exercisable on the date of grant.

  SECTION 9.17. Technology Transfer. SPS covenants that, to the extent SPS or its affiliates possess any material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs and copyrights "know-how", or representations or expressions thereof or registration or applications therefor (collectively, the "Technology"), which are necessary for the operation of the businesses of the IFCO Companies, the Subsidiaries of the IFCO Companies or IFCO Minority Subsidiaries, but which have not been transferred to or licensed to an IFCO Company, a Subsidiary of an IFCO Company or an IFCO Minority Subsidiary, then SPS shall, or shall use its reasonable efforts to cause its affiliates to, (a) transfer any such Technology to IFCO or (b) license such Technology to IFCO pursuant to a perpetual, royalty-free license to the fullest extent permitted under applicable law. If any such license shall be, or any license existing as of the Effective Date is, non-exclusive, then SPS shall not thereafter enter into a new license, and shall use its reasonable efforts to cause its affiliates not to enter into a new license, with respect to such Technology to any party that competes with the IFCO Companies.

  SECTION 9.18. Reservation of Right to Revise Transaction. If the implementation and mechanics of the transactions contemplated by this Agreement prove not to be operable or optimal as determined only by mutual agreement of the parties, including, without limitation, (x) the jurisdiction in which IFCO is organized, (y) the issuance to U.S. holders of PalEx Common Stock of American Depositary shares evidenced by American Depositary Receipts or similar security, representing the IFCO Ordinary Shares to be issued to the PalEx Stockholders, and (z) the treatment of the PalEx Options under the laws of the jurisdiction in which IFCO is organized, the parties will use their reasonable best efforts to change the method or any component of effecting the business combination between PalEx and IFCO contemplated hereby, and each party will cooperate in such efforts, including, if necessary, to provide for a different form of transaction to effect the business combination of PalEx and IFCO; provided, that no such change shall (a) alter or change the amount or kind of consideration to be received by holders of PalEx Common Stock, (b) adversely affect the tax treatment to PalEx, IFCO or their respective stockholders as a result of the transactions contemplated hereby, (c) materially delay receipt of any material approval referred to in this Agreement or the consummation of the transactions contemplated hereby, (d) impose material additional covenants, (e) alter or change the conditions to Closing or (f) materially alter or change the termination rights.

  SECTION 9.19. SMG Exchangeable Shares. PalEx shall use its reasonable efforts to amend the Articles of Association of SMG and that certain Support Agreement dated as of September 11, 1998 between PalEx, 131530 Ontario Inc. and The Ronald Doering Family Trust, Save-On Pallets Ltd., 1271478 Ontario Limited, 1296288 Ontario Limited, 1271477 Ontario Limited, Rollem Holdings Limited, Worden A. Teasdale, Clint Sharples and Cosimo Fiorenza to provide, from and after the Effective Time, for the exchange of each SMG Exchangeable Share for the Merger Consideration that would have been received if such SMG Exchangeable Share had been exchanged for shares of PalEx Common Stock immediately prior to the Effective Time.

  SECTION 9.20. IFCO U.S. IFCO and SIL shall use their reasonable best efforts to cause the transactions contemplated by that certain Membership Interest and Share Purchase Agreement dated as of August 31, 1999 (the "IFCO U.S. Agreement") by and among Polymer International Corp., IFCO, IPG, IFCO Manufacturing Inc., SIL and Schoeller - U.S., Inc. to be consummated on the Closing Date.

                                   ARTICLE X

                                   CONDITIONS

  SECTION 10.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing Date of the following conditions:

  (a) the IPO shall have been priced on a basis that implies that the market equity valuation of IFCO prior to the IPO, but on a combined basis as if the other transactions contemplated by this Agreement, including the Merger, had been consummated (the "Market Equity Valuation"), is not less than $400,000,000 based on the Currency Exchange Rate on the IPO Pricing Date, and the Closing and the closing of the IPO shall occur on the same day;

  (b)this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of PalEx under applicable law and listing requirements;

  (c)the IFCO Ordinary Shares issuable in the IPO and the IFCO Ordinary Shares issuable in the Merger and those to be reserved for issuance on exercise of stock options and warrants or on conversion or exchange of outstanding convertible or exchangeable securities or IFCO as applicable, shall have been authorized for listing on the Listing Market;

  (d)PalEx, on one hand, and SPS and IFCO, on the other hand, shall have obtained all consents set forth, respectively, in Section 5.4(b) of the PalEx Disclosure Schedule or PalEx Supplemental Disclosure Schedule and in Section 6.4(b) of the IFCO Disclosure Schedule or IFCO Supplemental Disclosure Schedule, except for such consents the failure of which to obtain would not, singly or in the aggregate, have, respectively, a PalEx Material Adverse Effect or an IFCO Material Adverse Effect, materially impair the ability, respectively, of PalEx or SPS and IFCO to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby;

  (e)the waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and pursuant to the European Governmental Requirements shall have expired or been terminated and any necessary consents or approvals required pursuant to the European Governmental Requirements shall have been obtained;

  (f)the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending that effectiveness shall have been issued and remain in effect and there shall be no pending proceeding for that purpose instituted by the SEC or any other regulatory authority;

  (g)IFCO shall have received all state securities law or "blue sky" permits and authorizations necessary to carry out the transactions contemplated hereby, such permits and authorizations shall be in full force and effect and no action, suit, proceeding or investigation seeking to revoke or suspend the effectiveness of any such permit or authorization shall have been initiated and be continuing or shall have been threatened and be unresolved;

  (h)no preliminary or permanent injunction or other order, decree or ruling by any Court which prevents consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order, decree or ruling lifted); and

  (i)no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any government or governmental agency in the United States, the Federal Republic of Germany or The Netherlands which would prevent the consummation of the Merger or make the consummation of the Merger illegal.

  SECTION 10.2. Conditions to Obligation of PalEx. Unless waived by PalEx, the obligation of PalEx to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

  (a)IFCO and Merger Sub shall have performed in all material respects their respective agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the IFCO Companies and SPS contained in this Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date (except, in each case, to the extent that such representations and warranties speak as of an earlier date), and PalEx shall have received a certificate of the President or a Vice President of each of the IFCO Companies and SPS to that effect;

  (b)PalEx shall have received a private ruling from the IRS that the stockholders of PalEx qualify for an exception to Section 367(a)(1) of the Code under U.S. Treasury Regulation Section 1.367(a)-3(c)(9)(i) with respect to the Merger (the "Tax Ruling" and such Tax Ruling shall not have been withdrawn or modified in any material respect;

  (c)(i) On or before the date the Proxy Statement is first mailed to the stockholders of PalEx, Baker & Botts, L.L.P., special counsel to PalEx, shall have rendered a written opinion, reasonably satisfactory to both PalEx and SPS, to the Board of Directors of PalEx as of the date rendered to the effect that, if the Merger and the other transactions contemplated by this Agreement are consummated in accordance with the terms of this Agreement, (A) the Merger should be a "reorganization" within the meaning of Section 368(a) of the Code and (B) IFCO should be treated as a corporation under Section 367(a)(1) of the Code with respect to the Merger (the "Tax Opinion"), (ii) as of the Closing Date, the Tax Opinion shall not have been withdrawn or modified in any material respect, and (iii) a second written opinion of Baker & Botts, L.L.P., reconfirming the Tax Opinion and dated as of the Closing Date, reasonably satisfactory to both PalEx and SPS, shall have been rendered to PalEx provided that in rendering the Tax Opinions such counsel may (y) rely upon the Tax Ruling (or, in the case of the Original Tax Opinion, may assume the Tax Ruling will be received and will not have been withdrawn or modified in any material respect prior to the Merger) and (z) receive and rely on representations of fact contained in certificates of PalEx and IFCO and provided further that the Tax Opinions shall not address the tax consequences applicable to any stockholder of PalEx who, immediately after the Merger, will be a "five percent transferee shareholder" with respect to IFCO within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5).

  (d)SPS shall have contributed the IFCO Europe Shares and the MTS Shares, and SPS shall have caused Gebr. Schoeller to contribute the SIL Shares (either directly or through SPS), to IFCO on or before the Effective Time;

  (e)The transactions contemplated by the Option Release Agreement shall have been consummated, including, without limitation, that GE GmbH shall have exchanged the IFCO Europe Preferred Share for the Convertible Debenture on or before the Effective Time.

  (f)The closing of the IPO shall not have occurred;

  (g)New York shares representing the IFCO Ordinary Shares issuable in the Merger, and those to be reserved for issuance on exercise of the IFCO Options, conversion of the PalEx Convertible Notes and exchange of the SMG Exchangeable Shares, shall have been authorized for listing on Nasdaq;

  (h)The IPO Closing Date shall not be more than 45 days after the PalEx Stockholders' Meeting, provided that if (i) PalEx shall have received advice from its outside legal counsel that it will be necessary to recirculate the Proxy Statement, as appropriately supplemented, and resolicit proxies for a new PalEx Stockholders' Meeting, and (ii) SPS shall have received Voting Agreements and Additional Voting Agreements for not less than 51% of the outstanding PalEx Common Stock, then PalEx shall be required to convene and hold a new PalEx Stockholders' Meeting and a new 45-day period for purposes of this condition shall run from the date of the new PalEx Stockholders' Meeting; and

  (i)The IFCO U.S. Agreement shall not have been amended in any material respect, except in accordance with Section 9.20, and shall be in full force and effect.

  SECTION 10.3. Conditions to Obligations of IFCO, Merger Sub and SPS. Unless waived by IFCO, Merger Sub and SPS, the obligations of IFCO, Merger Sub and SPS to effect the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

  (a)that PalEx shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of PalEx contained in this Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date (except, in each case, to the extent that such representations and warranties speak as of an earlier date and IFCO shall have received a Certificate of the President or of a Vice President of PalEx to that effect;

  (b)that IFCO shall have received a Lockup Agreement executed by not less than 75% of the Management Stockholders; and

  (c)PalEx shall have obtained at least eleven of the PalEx Employee Waivers as set forth in Section 9.7(e) hereto.

                                   ARTICLE XI

                       TERMINATION, AMENDMENT AND WAIVER

  SECTION 11.1. Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after the PalEx Stockholders' Approval has been obtained, by the mutual written consent of SPS and PalEx or as follows:

  (a)SPS or PalEx will have the right to terminate this Agreement:

       (i)if the IPO Closing Date is not on or before May 31, 2000;

       (ii) if, as of the IPO Pricing Date based on the price of the IFCO Ordinary Shares for the IPO as recommended by the managing underwriters representing IFCO, after consultation with IFCO and PalEx, the IPO pricing implies a Market Equity Valuation less than $400,000,000 based on the Currency Exchange Rate on the IPO Pricing Date, except as provided in
  Section 11.1(d);

        (iii) if the stockholders of PalEx fail to approve and adopt this Agreement at the PalEx Stockholders' Meeting, or any postponement or adjournment thereof, at which a vote on such matters was taken, provided that the PalEx Board of Directors shall not have withdrawn or modified its approval or recommendation of this Agreement prior to the PalEx Stockholders' Meeting;

       (iv) if IFCO does not obtain authorization from a Listing Market for listing of IFCO or the IFCO Ordinary Shares, as applicable, and such failure to obtain authorization is not cured within 30 days of IFCO's receipt of actual notice thereof; or

      (v) if the IFCO U.S. Agreement is terminated for any reason.

  (b)PalEx will have the right to terminate this Agreement:

      (i) if the representations and warranties of the IFCO Companies or SPS shall fail to be true and correct in all material respects on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date, and the facts giving rise to such failure shall not have been cured, or could not be cured, in all material respects within 30 days after written notice of such failure is given to SPS by PalEx;

       (ii) if either IFCO or SPS (A) fails to perform in any material respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within 30 days after notice of such default is given to SPS by PalEx;

        (iii) if the Merger is enjoined by a final, nonappealable order, decree or ruling issued by a Court of competent jurisdiction or some other governmental body or regulatory authority having jurisdiction, provided that such order, decree or ruling was not entered at the request or with the support of PalEx or affiliates thereof, and if PalEx shall have used reasonable efforts to prevent the entry of such order, decree or ruling;

       (iv) subject to payment of the PalEx Termination Fee pursuant to
  Section 11.3(a) , if the PalEx Board of Directors (in compliance with the requirements of Section 8.5(b)) withdraws or modifies its approval or recommendation of this Agreement prior to the PalEx Stockholders' Meeting because of a PalEx Superior Proposal, the stockholders of PalEx fail to approve and adopt this Agreement at the PalEx Stockholders' Meeting, or any postponement or adjournment thereof, at which a vote on such matters was taken, and PalEx (in compliance with the requirements of Section 8.5(b)) enters into a binding PalEx Acquisition Agreement with respect to the PalEx Superior Proposal; or

      (v) on or before December 31, 1999, if PalEx shall not have (i) issued senior subordinated notes in a private placement in an aggregate amount not less than $25,000,000, (ii) extended the maturity date of the PalEx Credit Facility such that the maturity date of the PalEx Credit Facility is on or after the date that the parties reasonably anticipate at the time of such extension as the Closing Date, and (iii) entered into an amendment of the PalEx Credit Facility with the lenders thereunder to restructure the financial covenants thereof such that PalEx has availability under the PalEx Credit Facility, including the amount of outstanding principal indebtedness thereunder, up to the full amount thereof of $150,000,000, or obtained alternative financing with an effect on PalEx reasonably equivalent to the foregoing (collectively, the "Interim Financing").

  (c)SPS shall have the right to terminate this Agreement:

      (i) if the representations and warranties of PalEx shall fail to be true and correct in all material respects on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date, and the facts giving rise to such failure shall not have been cured, or could not be cured, in all material respects within 30 days after written notice of such failure is given to PalEx by SPS;

       (ii) if PalEx (A) fails to perform in any material respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within 30 days after notice of such default is given to PalEx by SPS;

        (iii) if the Merger is enjoined by a final, nonappealable order, decree or ruling issued by a Court of competent jurisdiction or some other governmental body or regulatory authority having jurisdiction, provided that such order, decree or ruling was not entered at the request or with the support of SPS, any IFCO Company, or affiliates thereof and if IFCO and SPS shall have used reasonable efforts to prevent the entry of such order, decree or ruling;

       (iv) if the PalEx Board of Directors (in compliance with the requirements of Section 8.5(b)) withdraws or modifies its approval or recommendation of this Agreement prior to the PalEx Stockholders' Meeting because of a PalEx Superior Proposal or approves or recommends, or propose to approve or recommend, a PalEx Superior Proposal;

      (v) if the PalEx Board of Directors (in compliance with the requirements of Section 8.5(b)) withdraws or modifies its approval or recommendation of this Agreement prior to the PalEx Stockholders' Meeting because of a PalEx Superior Proposal and the stockholders of PalEx fail to approve and adopt this Agreement at the PalEx Stockholders' Meeting, or any postponement or adjournment thereof, at which a vote on such matters was taken; or

       (vi) for any other reason, in its sole discretion, upon payment of the IFCO Termination Fee pursuant to Section 11.3(b), provided that at the time of termination (A) all representations and warranties of the IFCO Companies and SPS are true and correct in all material respects and (B) the IFCO Companies and SPS shall not be in material breach of their respective covenants.

  (d)If the Market Equity Valuation is less than $400,000,000 as of the first attempted IPO Pricing Date, then neither SPS or PalEx shall have the right to terminate pursuant to Section 11.1(a)(ii), but instead SPS and PalEx agree that IFCO may have a second attempt to price the IPO at any time within the 90 days thereafter and Section 11.1(a)(ii) shall then be applicable with respect to such second attempted IPO Pricing Date; provided, however, that if IFCO fails to have a second attempted IPO Pricing on or before the end of such 90-day period, then either SPS or PalEx may terminate this Agreement at the end of such 90-day period on the basis of Section 11.1(a)(ii) as modified by this
Section 11.1(d).

  SECTION 11.2. Effect of Termination. In the event of termination of this Agreement by either SPS or PalEx pursuant to the provisions of Section 11.1, this Agreement will forthwith become void and there will be no further obligation on the part of SPS, IFCO, Merger Sub or PalEx (except that this Section 11.2, Section 11.3, the second sentence of Section 9.1(a) and Sections 9.1(b) and 12.1 will survive the termination). Nothing in this Section 11.2 will relieve any party from liability for any willful or intentional breach of this Agreement.

  SECTION 11.3. Termination Fee.

  (a)If (i) PalEx terminates this Agreement pursuant to Section 11.1(b)(iv) or
(ii) SPS terminates this Agreement pursuant to Section 11.1(c)(v), then PalEx shall promptly, but in no event later than two business days, after the date of termination, pay or cause to be paid to SPS the PalEx Termination Fee, payable by wire transfer of same day funds to such account as SPS may designate in writing to PalEx. PalEx acknowledges that the agreements contained in this
Section 11.3(a) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, SPS would not enter into this Agreement.

  (b)If SPS terminates this Agreement pursuant to Section 11.1(c)(vi), then SPS shall promptly, but in no event later than two business days, after the date of termination, pay or cause to be paid to PalEx the IFCO Termination Fee, payable by wire transfer of same day funds to such account as PalEx may designate in writing to SPS. SPS acknowledges that the agreements contained in this Section 11.3(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, PalEx would not enter into this Agreement.

  (c)If PalEx or SPS fails promptly to pay or cause to be paid a Termination Fee when due pursuant to this Section 11.3, and, in order to obtain such, the non-terminating party (SPS or PalEx) commences a suit that results in a judgment against the terminating party for the Termination Fee, the terminating party shall pay to such non-terminating party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from, and at the prime rate of Citibank, N.A. (or, if unavailable such other money center bank headquartered in New York, New York, as selected by such non-terminating party (the "Prime Rate") by written notice to the terminating party) in effect on, the date payment of the Termination Fee was required to be made.

  (d)The "PalEx Termination Fee" shall mean an amount, not to exceed $10,000,000, equal to (i) 5% of (ii) the market capitalization of PalEx on the date of termination, as determined by multiplying the closing sale price per share of the PalEx Common Stock as reported by Nasdaq on such date by sum of the number of shares of PalEx Common Stock and SMG Exchangeable Shares outstanding on the date of termination. The "IFCO Termination Fee" (with the PalEx Termination Fee, each a "Termination Fee") shall mean an amount equal to DM 12,000,000.

  SECTION 11.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of that party.

                                  ARTICLE XII

                               GENERAL PROVISIONS

  SECTION 12.1. Payment of Expenses. Except as otherwise previously agreed by the parties, each party hereto shall pay its own costs and expenses incident to preparing for entering into and carrying out this Agreement and the consummation (a) of the transactions contemplated hereby, whether or not these transactions shall be consummated, except that each of SPS and IFCO, on the one hand, and PalEx, on the other hand, shall bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Proxy Statement and Registration Statement (including SEC filing fees) and (ii) the filings of the premerger notification and report forms under the HSR Act and the European Governmental Requirements (including filing fees), and
(b) if the Merger is completed (i) fees and expenses incurred by IFCO or PalEx for professional services, including, without limitation, financial advisors, accountants, and attorneys, and whether paid or to be paid in cash or in the form of securities, (ii) costs and expenses, whether paid or to be paid in cash or in the form of securities, incurred by PalEx prior to the Closing in connection with the Interim Financing, including additional financing to the level as contemplated in Section 8.1(c)(i)(D), shall be borne by IFCO Systems following the Effective Time.

  SECTION 12.2. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 12.2 shall not limit any covenant or agreement hereunder of any party hereto which by its terms contemplates performance after the Effective Time.

  SECTION 12.3. Notices. All notices and other communications required or permitted hereunder must be in writing (except as this Agreement otherwise specifies) and will be deemed to be delivered and received if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent, addressed to the appropriate party or parties, at the address of such party or parties set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

    (i)If to IFCO or Merger Sub, to:

      IFCO
      Zugspitzstrasse 15
      82049 Pullach
      Germany
      Attention: Martin and Christoph Schoeller
      Telecopy: 011-49-897-449-1298

    with a copy (which shall not constitute notice) to:

      King & Spalding
      1185 Avenue of the Americas
      New York, New York 10036-4003
      Attention: Stephen M. Wiseman, Esq.
      Telecopy: (212) 556-2222

    (ii)If to PalEx, to:

      Palex, Inc.
      6829 Flintlock Road
      Houston, Texas 77040
      Attention: Edward Rhyne, Esq.
      Telecopy: (713) 332-6146
    with a copy (which shall not constitute notice) to:

      Gardere & Wynne, L.L.P.
      1601 Elm Street, Suite 3000
      Dallas, Texas 75201
      Attention: Randall G. Ray, Esq.
      Facsimile: (214) 999-4667

  SECTION 12.4. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including, without limitation, that certain Agreement and Plan of Reorganization dated as of March 29, 1999 by and among IFCO Europe, MTS, SIL, SPS and PalEx; provided, that the provisions of that certain Non-Disclosure Agreement dated July 10, 1998, between PalEx and SPS, that certain Confidentiality Agreement dated January 12, 1999, between PalEx and SPS concerning confidentiality and related matters (collectively, the "Confidentiality Agreement") and any previous agreement with respect to expenses will remain in effect, and (b) is not intended to confer on any other person any rights or remedies hereunder, except as Sections 9.6, 9.7 and 9.12 provide.

  SECTION 12.5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto.

  SECTION 12.6. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

  SECTION 12.7. Interpretation. The headings contained in this Agreement are included for convenience of reference only and do not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (a) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section means that Article or Section hereof, (c) the word "including" (and, with correlative meaning, the word "include") means including, without limiting the generality of any description preceding such word, and (d) the words "shall" and "will" are used interchangeably and have the same meaning. Whenever the context so requires, as used in this Agreement, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter. Whenever any representation and warranty is made herein by a party hereto and is qualified by the words "to the knowledge of" that party (or phrases with similar wording or effect), such representation and warranty shall be deemed to be made to the actual knowledge of the senior management (vice presidents or comparable positions and higher offices) of that party. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

  SECTION 12.8. Governing Law. TO THE EXTENT REQUIRED BY THE LAW OF THE JURISDICTION IN WHICH IFCO IS ORGANIZED, THE DELIVERY OR CONTRIBUTION OF IFCO ORDINARY SHARES AS PART OF THE SHARE EXCHANGE SHALL BE GOVERNED BY AND EFFECTED IN ACCORDANCE WITH SUCH LAWS. IN ALL OTHER RESPECTS, THIS AGREEMENT SHALL BE GOVERNED, INCLUDING VALIDITY, INTERPRETATION AND

EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN THAT STATE.

  SECTION 12.9. Arbitration. All disputes arising in connection with the present contract shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. Each party shall nominate one arbitrator for confirmation by the competent authority under the Rules ("Appointing Authority"). Both arbitrators shall agree on the third arbitrator within 30 days. Should the two arbitrators fail to agree on the third arbitrator within the above time limit, he shall be appointed by the Appointing Authority. The seat of arbitration shall be London, England. The arbitrators shall allocate among the parties, in accordance with the equities of the resolution of the dispute, the costs and expenses (including reasonable attorneys' fees and expenses of the parties) incurred in connection with the arbitration proceedings.

  SECTION 12.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement, it being understood that all parties need not sign the same counterpart. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.


                 [Remainder of page intentionally left blank.]

  IN WITNESS WHEREOF, SPS and PalEx have caused this Agreement to be signed by their respective officers and attested to as of the date first written above.

                                          IFCO SYSTEMS N.V.
                                            /s/ Willy von Becker   /s/ Jurgen
                                                          Benz
                                     By: ______________________________________
                                            Willy von Becker    Jurgen Benz
                                     Name: ____________________________________
                                            Managing Directors
                                     Title: ___________________________________

                                     IFCO EUROPE BETEILIGUNGS GMBH

                                           /s/ Martin Schoeller /s/ Christoph
                                                        Schoeller
                                     By: ______________________________________
                                            Martin Schoeller  Christoph
                                             Schoeller
                                     Name: ____________________________________
                                            Managing Directors
                                     Title: ___________________________________

                                     MTS OKOLOGISTIK VERWALTUNGS GMBH

                                          /s/ Gunter Gerland /s/ Jorg Augustin
                                     By: ______________________________________
                                            Gunter Gerland  Jorg Augustin
                                     Name: ____________________________________
                                            Managing Directors
                                     Title: ___________________________________

                                     SCHOELLER INTERNATIONAL LOGISTICS
                                     BETEILIGUNGSGESELLSCHAFT MBH

                                              /s/ Martin Schoeller /s/ Jorg
                                                        Augustin
                                     By: ______________________________________
                                            Martin Schoeller Jorg Augustin
                                     Name: ____________________________________
                                            Managing Directors
                                     Title: ___________________________________

                                     SCHOELLER PACKAGING SYSTEMS GMBH
                                           /s/ Martin Schoeller /s/ Christoph
                                                        Schoeller
                                     By: ______________________________________
                                            Martin Schoeller  Christoph
                                             Schoeller
                                     Name: ____________________________________
                                            Managing Directors
                                     Title: ___________________________________

                                     SILVER OAK ACQUISITION CORP.
                                                  /s/ Egbert von Cramm
                                     By: ______________________________________
                                            Egbert von Cramm
                                     Name: ____________________________________
                                            President
                                     Title: ___________________________________

                                     PALEX, INC.
                                                    /s/ Edward Rhyne
                                     By: ______________________________________
                                            Edward Rhyne
                                     Name: ____________________________________
                                            Vice President
                                     Title: ___________________________________

                                    ANNEX A

                             LIST OF DEFINED TERMS

                                                                 Section or
Defined Term                                                     Paragraph
------------                                                     ----------
AFD............................................................. 5.14(b)
Additional Voting Agreement..................................... 9.13
Adjusted Cash Election Number................................... 3.1(b)
Adjusted Cash Election Shares................................... 3.3(e)(i)(C)
Adjusted Cash Record Holder..................................... 3.3(e)(i)(C)
Adjusted Stock Election Shares.................................. 3.3(e)(ii)(C)
Adjusted Stock Record Holder.................................... 3.3(e)(ii)(C)
affiliate....................................................... 5.20
Aggregate Merger Consideration.................................. 3.1(a)(i)
Agreement....................................................... First paragraph
Alternate Case Consideration.................................... 3.1(c)
Analyses........................................................ 9.1(b)
Antitrust Division.............................................. 9.8(b)
Appointing Authority............................................ 12.9
Batchelder...................................................... 3.3(a)
Cash Consideration.............................................. 3.1(a)(i)
Cash Election................................................... 3.3(a)
Cash Election Number............................................ 3.1(b)
Cash Election Shares............................................ 3.3(e)(i)
Certificate of Merger........................................... 2.3
Claim........................................................... 9.12(a)
Closing......................................................... 2.5
Closing Date.................................................... 2.5
Code............................................................ Fifth recital
Complete or Partial Withdrawal.................................. 5.14(b)
Confidentiality Agreement....................................... 12.4
control......................................................... 5.20
Convertible Debenture........................................... 1.5(b)
Court........................................................... 5.8
Currency Exchange Rate.......................................... 3.1(d)
DGCL............................................................ 1.2
Dissenting Shares............................................... 3.5
Effective Date.................................................. First paragraph
Effective Time.................................................. 2.3
Election........................................................ 3.3(a)
Election Date................................................... 3.3(b)
Election Form................................................... 3.3(b)
Environmental Laws.............................................. 5.12
ERISA........................................................... 5.14(a)
European Governmental Requirements.............................. 5.4(c)
Exchange Act.................................................... 5.4(c)
Exchange Agent.................................................. 2.1
Exchange Fund................................................... 3.6(a)
Exchange Ratio.................................................. 3.1(a)(i)
Execution Date.................................................. First paragraph
Fairness Opinion................................................ 5.23
First Cash Adjustment Number.................................... 3.3(e)(i)(C)

                                                   Section or
Defined Term                                       Paragraph
------------                                       ----------
First Stock Adjustment Number..................... 3.3(e)(ii)(C)
FTC............................................... 9.8(b)
GE................................................ 6.2(b)
GE Capital........................................ 1.5(a)
GE GmbH........................................... 1.5(a)
Gebr. Schoeller................................... 1.4
German GAAP....................................... 6.5(a)
Governmental Requirement.......................... 5.4(b)
HSR Act........................................... 5.4(c)
IFCO.............................................. First paragraph
IFCO Board of Directors........................... 4.1(c)
IFCO Companies.................................... Second recital
IFCO Disclosure Schedule.......................... First paragraph of Article VI
IFCO Europe....................................... First paragraph
IFCO Europe Preferred Share....................... 6.2(b)
IFCO Europe Share................................. 6.2(b)
IFCO Financial Statements......................... 6.5(b)
IFCO German GAAP Financial Statements............. 6.5(a)
IFCO Intangible Property.......................... 6.16
IFCO Material Adverse Effect...................... 6.1
IFCO Minority Subsidiary.......................... 6.3
IFCO Option....................................... 9.6
IFCO Ordinary Shares.............................. Fourth recital
IFCO Permits...................................... 6.10
IFCO Plans........................................ 6.14(b)
IFCO Representatives.............................. 9.1(a)
IFCO Required Regulatory Approvals................ 6.4(c)
IFCO Supplemental Disclosure Schedule............. First Paragraph of Article VI
IFCO Termination Fee.............................. 11.3(d)
IFCO U.S.......................................... 9.1(a)
IFCO U.S. Agreement............................... 9.20
IFCO U.S. GAAP Financial Statements............... 6.5(b)
Indemnified Parties............................... 9.12(a)
Indemnified Party................................. 9.12(a)
Initial Offering Price............................ 3.1(d)
Initial Period.................................... 9.7(b)
Intercompany Debt................................. 6.6(b)
Interim Financing................................. 11.1(b)(v)
Investment Agreement.............................. 6.2(b)
IPG............................................... 6.2(e)
IPG Agreement..................................... 6.2(e)
IPO............................................... 3.1(d)
IPO Closing Date.................................. 3.1(d)
IPO Price......................................... 3.1(d)
IPO Pricing Date.................................. 3.1(d)
IPO Shares........................................ 3.1(d)
IRS............................................... 5.14(b)
Letter of Transmittal............................. 3.6(b)
Lien.............................................. 5.3

                                                    Section or
Defined Term                                        Paragraph
------------                                        ----------
Listing Market..................................... 9.5(a)
Lockup Agreement................................... 9.14
Logistics Group.................................... 6.6(b)
Management Shareholders............................ 9.14
Market Equity Valuation............................ 10.1(a)
Merger............................................. Third recital
Merger Consideration............................... 3.1(a)(i)
Merger Price....................................... 3.1(a)(i)
Merger Sub......................................... First paragraph
Merger Sub Capital Stock........................... 1.2
Millennium Functionality........................... 5.19
Mitsubishi Agreement............................... 6.2(e)
MTS................................................ First paragraph
MTS Shares......................................... 6.2(d)
Multi-Employer Plan................................ 5.14(a)
Multiple Employer Plan............................. 5.14(a)
Nasdaq............................................. 9.4(a)
Non-Election....................................... 3.1(c)
Non-Election Fraction.............................. 3.3(e)(iii)(C)
Non-Election Shares................................ 3.3(e)(i)(A)
Old PalEx Certificates............................. 3.6(b)
Option Release Agreement........................... 1.5(a)
PalEx.............................................. First paragraph
PalEx Acquisition Agreement........................ 8.5(b)
PalEx Acquisition Proposal......................... 8.5(a)
PalEx Common Stock................................. 3.1(a)(i)
PalEx Convertible Notes............................ 5.2(a)
PalEx Credit Facility.............................. 5.3
PalEx Disclosure Schedule.......................... First paragraph of Article V
PalEx Employee Waivers............................. 9.7(e)
PalEx Financial Statements......................... 5.5(a)
PalEx Intangible Property.......................... 5.16
PalEx Material Adverse Effect...................... 5.1
PalEx Notice....................................... 8.5(a)
PalEx Option....................................... 9.6
PalEx Permits...................................... 5.10
PalEx Plans........................................ 5.14(a)
PalEx Preferred Stock.............................. 5.2(a)
PalEx Record Holder................................ 3.3(a)
PalEx Representatives.............................. 9.1(a)
PalEx Required Regulatory Approvals................ 5.4(c)
PalEx SEC Reports.................................. 5.5(a)
PalEx Stockholders' Approval....................... 9.4(a)
PalEx Stockholders' Meeting........................ 9.4(a)
PalEx Superior Proposal............................ 8.5(b)
PalEx Supplemental Disclosure Schedule............. First paragraph of Article V
PalEx Termination Fee.............................. 11.3(d)
PalEx Treasury Shares.............................. 3.1(a)(ii)
Permit............................................. 5.10
Prime Rate......................................... 11.3(c)

                                                                 Section or
Defined Term                                                     Paragraph
------------                                                     ----------
Prohibited Transactions......................................... 5.14(b)
Provinzial...................................................... 6.2(b)
Proxy Statement................................................. 5.9
Qualified Plan.................................................. 5.14(b)
Record Date..................................................... 3.3(a)
Record Holders.................................................. 3.3(a)
Registration Statement.......................................... 5.9
Regulatory Approval............................................. 5.4(c)
Representative.................................................. 3.3(b)
Restricted Shareholders......................................... 9.14
Schoeller Holdings.............................................. 1.1
SEC............................................................. 5.4(c)
Second Cash Adjustment Number................................... 3.3(e)(i)(C)
Second Stock Adjustment Number.................................. 3.3(e)(ii)(C)
Securities Act.................................................. 5.4(c)
Share Exchange.................................................. 3.4
SIL............................................................. First paragraph
SIL Shares...................................................... 6.2(c)
SMG............................................................. 5.2(a)
SMG Exchange Consideration...................................... 3.1(a)(iv)
SMG Exchangeable Shares......................................... 5.2(a)
SMG Holder...................................................... 3.3(a)
SPS............................................................. First paragraph
Standard Termination............................................ 5.14(b)
Stock Commitments............................................... 5.2(b)
Stock Consideration............................................. 3.1(a)(i)
Stock Election.................................................. 3.3(a)
Stock Election Number........................................... 3.1(b)
Stock Election Shares........................................... 3.3(e)(i)(A)
Subsequent Holder............................................... 3.3(d)
Subsidiary...................................................... 3.1(d)
Surviving Corporation........................................... 2.2
Tax Opinion..................................................... 10.2(c)(i)
Taxes........................................................... 5.13(b)
Tax Return...................................................... 5.13(c)
Tax Ruling...................................................... 10.2(b)
Technology...................................................... 9.17
Termination Fee................................................. 11.3(d)
Transaction Fee................................................. 5.22
Transferred Shares.............................................. 3.3(d)
Unadjusted Cash Election Shares................................. 3.3(e)(i)(B)
Unadjusted Stock Election Shares................................ 3.3(e)(ii)(B)
U.S. GAAP....................................................... 5.5(a)
Voting Agreement................................................ 9.13
Voting Arrangements............................................. 5.2(b)
WeHaCo.......................................................... 6.2(b)
WeHa Co./Provinzial Deed........................................ 6.2(b)

                                                                      APPENDIX B

                          Batchelder & Partners, Inc.
                        11975 El Camino Real, Suite 300
                          San Diego, California 92130

                               September 27, 1999

Board of Directors
PalEx, Inc.
1360 Post Oak Blvd.
Suite 800
Houston, TX 77056

Gentlemen:

  PalEx, Inc., a Delaware corporation traded on the Nasdaq National Market ("Seller"), and Schoeller Packaging Systems GmbH, a private company organized under the laws of the Federal Republic of Germany ("Schoeller"), along with certain affiliates of Schoeller, intend to execute an Amended and Restated
Agreement and Plan of Reorganization dated as of October   , 1999 and effective
as of March 29, 1999 (as so amended, the "Merger Agreement"). The Merger Agreement calls for the formation by Schoeller of a private company formed under the laws of The Netherlands ("IFCO Systems"). Schoeller will contribute all of the outstanding shares of IFCO Europe GmbH, Schoeller International Logistics Beteiligungsgesellschaft mbH, and MTS Okologistik Verwaltungs GmbH (collectively, "IFCO") to IFCO Systems. IFCO Systems will form Merger Sub, a Delaware corporation. Seller will merge with and into Merger Sub at the merger date (the "Merger"), with Merger Sub surviving such Merger, and whereupon Seller shall cease to exist. Immediately after the Merger, IFCO Systems will effect an initial public offering ("IPO") of its ordinary shares (the "IFCO Systems Common Stock") on the Frankfurt Stock Exchange.

  As more fully described in the Merger Agreement, each outstanding share of the Seller's common stock, $.01 par value per share ("Seller Common Stock"), will be exchanged for $9.00 per share (the "Consideration") in the form of cash and/or IFCO Systems Common Stock, as described below. Forty percent of the aggregate Consideration will be in the form of cash and 60% will be in the form of IFCO Systems Common Stock valued at the IPO price. If PalEx shareholders elect to receive a greater percentage of cash, then up to 49% of the aggregate Consideration will be in the form of cash and no less than 51% will be in the form of IFCO Systems Common Stock. Further, the Merger is subject to several conditions, including the receipt of an opinion from Seller's tax counsel that the Merger qualifies as a tax-free reorganization, all as more fully described in the Merger Agreement.

  You have asked for our opinion as to whether the Consideration to be received by the stockholders of Seller pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof. We are acting as financial advisor to the Seller in connection with the Merger (although in so acting, we are not entering into an agency or other fiduciary relationship with the Seller, its Board or stockholders or any other person) and will receive a fee from the Seller for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Seller has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory services to the Seller and may continue to do so and have received, and may receive, fees for the rendering of such services.

  In connection with our opinion, we have, among other things: (i) reviewed certain publicly available and internal financial and other data with respect to Seller and IFCO, including the financial statements for recent years (the last audited IFCO and PalEx financial statements provided to Batchelder were as of December 31, 1998) and interim periods to June 30, 1999 and certain other relevant financial and operating data relating to Seller and IFCO made available to us from published sources and from the internal records of Seller and IFCO; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock; (iv) reviewed with investment bankers knowledgeable of the Frankfurt Stock Exchange, who were provided by each of IFCO and Seller, certain publicly available information concerning the trading market for stocks listed on the Frankfurt Stock Exchange and estimates of implied value ranges for the IFCO Systems Common Stock; (v) compared Seller from a financial point of view with certain other companies in the materials handling and packaging, and logistics industries which we deemed to be relevant; (vi) considered the financial terms, as they relate to the Seller and to the extent publicly available, of selected recent business combinations of companies in the materials handling and packaging industry which we deemed to be comparable, in whole or in part, to the Merger; (vii) discussed with Seller's management the prospects for, and business challenges facing, Seller absent the Merger; (viii) reviewed and discussed with representatives of the management of Seller and IFCO certain information of a business and financial nature regarding Seller and IFCO, furnished to us by them, including financial forecasts and related assumptions of Seller and IFCO and the operating synergies and strategic benefits expected to result from the Merger; (ix) made inquires regarding, and discussed, the Merger and the Merger Agreement and other matters related thereto with Seller's counsel; and (x) performed such other analyses and examinations as we deemed appropriate.

  In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its accuracy and completeness in all material respects. With respect to the financial forecasts for Seller and IFCO provided to us by their respective managements, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts, including projections of synergies, have been reasonably prepared on bases reflecting the best available estimates and judgements of their respective managements at the time and through the date hereof as to the future financial performance of Seller and IFCO, that Seller and IFCO will perform substantially in accordance with such projections, and that such projections provide a reasonable basis upon which we can form our opinion. With respect to the operating synergies and strategic benefits expected by Seller's management to result from the Merger, you have advised us to assume that such synergies and benefits will be achieved substantially in accordance with such expectations. You have advised us and we have assumed, that there have been no material changes in Seller's or IFCO's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. The respective managements of Seller and IFCO have advised us and we have assumed that they are not aware of any facts or circumstances that would make the information reviewed by us inaccurate or misleading. We have relied on advice of the counsel and the independent accountants to Seller as to all legal and financial reporting matters with respect to Seller, the Merger and the Merger Agreement. You have informed us, and we have assumed without verification and with your consent, that the Merger will be treated as a Purchase of Seller under Accounting Principles Board Opinion No. 16 and that the Merger will be treated as a tax-free reorganization with respect to stockholders of Seller receiving IFCO Systems Common Stock within the meaning of Section 368 of the U.S. Internal Revenue Code of 1986, as amended. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations including applicable German and Netherlands law. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or IFCO, nor have we been furnished with any such appraisals. At your instruction, we did not solicit other third party indications of interest in acquiring all or any part of the Seller. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. Finally, our opinion is based on economic, monetary and currency exchange, Nasdaq National Market and Frankfurt Stock Exchange and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, and except as specifically provided below, we do not assume any obligation to update, revise or reaffirm this opinion.

  We have further assumed with your consent that the representations and warranties of each party in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by such party under the Merger Agreement, and that the

Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder. We have also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

  We are not expressing (and cannot express) an opinion regarding the likelihood that IFCO Systems will complete the IPO or the price at which the IFCO Systems Common Stock may trade at any future time. However, because the Merger depends significantly upon whether the IPO occurs and its pricing, in order to deliver our opinion as of this date we must, and you have instructed us to, assume for purposes of this opinion that concurrently with, or immediately after, the Merger, IFCO Systems will consummate an IPO of significant size. As described above, we have relied upon the financial forecasts provided to us. In addition, we are unable to assess the reasonableness of assumptions for any date after the date hereof related to initial public offerings for, and the trading of securities listed on, the Frankfurt Stock Exchange, and Euro to U.S. dollar exchange rates, all of which depend upon factors beyond any control or influence of Schoeller, IFCO and Seller. This opinion should not be relied upon if future facts and circumstances are inconsistent with our assumptions, and if our assumptions are not supported by facts and circumstances at the time of the meeting of Seller's stockholders to vote on the Merger, we reserve the right, and we would expect, to withdraw this opinion. Additionally, the market value of the Consideration received in the Merger can be expected to change after consummation of the Merger as the trading price of IFCO Systems Common Stock changes in the ordinary course (or otherwise) of purchases and sales in the open market. You acknowledge that the Merger Agreement as originally executed on March 29, 1999 has been materially amended. Accordingly, the opinion we delivered to you on March 28, 1999 is no longer relevant, and, therefore, it is withdrawn. This opinion replaces our earlier opinion in full.

  Based upon the foregoing and in reliance thereon, it is our opinion that the Consideration to be received by the stockholders of Seller pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

  This opinion is directed to the board of directors of Seller for use only in connection with its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger or otherwise. Further, this opinion addresses only the financial fairness of the Consideration to be received by the stockholders of the Seller as of the date hereof, and it does not address any other aspect of the Merger including, without limitation, the relative merits of the Merger, any alternatives to the Merger or Seller's underlying business decision to proceed with or effect the Merger. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, provided, however, we consent to its inclusion in any proxy statement or registration statement with respect to the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,


                                             /s/ Batchelder & Partners, Inc.
                                          _____________________________________
                                               Batchelder & Partners, Inc.

                                                                      APPENDIX C

                            DELAWARE CODE ANNOTATED
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

(S) 262 Appraisal rights.

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to subsection (g) of (S) 251), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S)
264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2)Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceedings. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest maybe simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D

                    AMENDMENT TO THE ARTICLES OF ASSOCIATION

  On this day, the [   ] two thousand, appeared before me, Hajo Bart Hendrik
Kraak, civil law notary in Amsterdam:
[    ]

  The appearing person declared:

    - that of the company with limited liability: IFCO Systems N.V., with official seat in Amsterdam, having its office at 1077 ZZ Amsterdam, Strawinskylaan 2001, and filed with the Trade Register of the Chamber of Commerce and Industry in Amsterdam under number 34113177 the articles of
  association were last amended by deed executed on [   ] before a [H.B.H.
  Kraak], civil law notary in Amsterdam, in respect of which amendment the
  Minister of Justice on [   ] under number N.V. 1.070.445 has advised that
  no objections have been apparent;

    - that the sole shareholder of the company resolved to amend the articles of association of the company integrally;

    - that furthermore a decision was made to authorize the appearing person to execute the deed of amendment to the articles of association;

    - that the resolutions mentioned above are evidenced by a shareholders resolution which will be annexed to this deed.

  Consequently the appearing person declared that the articles of association of the company are hereby amended as follows:

                                  DEFINITIONS

                                   ARTICLE 1

  In these Articles of Association the following definitions apply:

    a. Articles of Association shall mean: the articles of association of the Company;

    b. The Company shall mean: IFCO Systems N.V., registered in Amsterdam;

    c. The Board of Directors shall mean: the board of management of the Company;

    d. General Meeting shall mean: both the body formed by shareholders and others with voting rights as well as the meeting of shareholders and others with voting rights;

    e. Annual Meeting shall mean: the General Meeting with the purpose of considering and approving the Annual Accounts, the annual report and any other documents required by law;

    f. Subsidiary shall mean:

      1. a legal entity in which the Company or one or more of its Subsidiaries, whether or not pursuant to an agreement with other persons entitled to vote, can jointly or by itself exercise more than half of the voting rights at the general meeting;

      2. a legal entity, of which the Company or one or more of its Subsidiaries are member or shareholder and, whether or not pursuant to an agreement with other persons entitled to vote, can jointly or by itself appoint or remove from office more than half of the members of the board of management, even if all the persons entitled to vote cast their votes;

      3. a company acting under its own name in which the Company or one or more of its Subsidiaries, as partner is or are fully liable for the debts towards creditors;

    g. Group Company shall mean: a legal entity or a company which is associated with the Company in a group;

    h. Distributable reserves shall mean: that part of the Company's shareholders' equity which is in excess of the paid-up and called-up part of the capital, increased by the reserves which are required by law and by virtue of these Articles of Association;

    i. Annual Accounts shall mean: the balance sheet, the profit and loss account and the explanatory notes to these accounts.


                                 NAME AND SEAT

                                   ARTICLE 2.

1. The name of the Company is: IFCO Systems N.V.

2.  Its registered seat is in Amsterdam.

3. The Company may have branch offices and branch establishments elsewhere, both at home and abroad.

                                    OBJECTS

                                   ARTICLE 3.

  The object of the Company is to participate in and to manage, control and finance other enterprises, to provide security for debts of subsidiaries and group companies of the Company and of third parties, to enter into agreements concerning the indemnification of its managing directors and to undertake all that which is connected to the foregoing or in furtherance thereof, all in the widest sense of the words.

                               CAPITAL AND SHARES

                                   ARTICLE 4.

1. The authorized capital amounts to four hundred million Euro (EURO 400,000,000.--).

2. It is divided into two hundred million shares, each with a nominal value of two Euros (EURO 2.--), consisting of one hundred million ordinary shares and one hundred million preference shares.

  Where these Articles of Association refer to shares and shareholders, these shall be understood to refer to the aforementioned classes and holders thereof, unless the contrary is indicated.

3.  The preference shares are registered shares and are numbered consecutively.

  Share certificates thereof shall not be issued.

  The ordinary shares shall be registered shares.

4. If a share belongs to more than one person, the collectively entitled parties may only have themselves represented vis-a-vis the Company by one person.

                               SHARE CERTIFICATES

                                   ARTICLE 5.

1. To the extent the Company is listed on one or more stock exchanges, ordinary registered shares shall be available:

    - in the form of an entry in the share register without issue of a share certificate;

    - shares of this type are referred to in these Articles of Association as type I registered shares;

    - and--should the Board of Directors so decide--also in the form of an entry in the shareholders register with issue of a certificate, which certificate shall consist of a main part without dividend coupon;

    - shares of this type and share certificates relating thereto are referred to in these Articles as type II registered shares and type II share certificates.

2. The Board of Directors can decide that the registration of type I registered shares may only take place for one or more quantities of shares--which quantities are to be specified by the said Board--at the same time.

3. Type II share certificates shall be available in such denominations as the Board of Directors shall determine.

4. All share certificates shall be signed by or on behalf of two Members of the Board of Directors;

    the signatures may be effected by printed facsimile.

    Furthermore, type II share certificates shall, and all other share certificates may, be countersigned by one or more persons designated by the Board of Directors for that purpose.

5.  All share certificates shall be identified by numbers and/or letters.

6. The Board of Directors can determine that for the trade at foreign exchanges share certificates shall be issued complying with the requirements set by said foreign exchange(s) and not provided with any dividend sheet.

7. The expression "share certificate" as used in these Articles shall include a share certificate in respect of more than one share.

                                   DUPLICATES

                                   ARTICLE 6.

1. Upon written request from a shareholder, missing or damaged share certificates, or parts thereof, may be replaced by new certificates or by duplicates bearing the same numbers and/or letters, provided the applicant proves his title and, in so far as applicable, his loss to the satisfaction of the Board of Directors, and further subject to such conditions as the Board of Directors may deem fit.

2. In appropriate cases, at its own discretion, the Board of Directors may stipulate that the identifying numbers and/or letters of missing documents be published three times, at intervals of at least one month, in at least three newspapers to be indicated by the Board of Directors announcing the application made;

  in such a case new certificates or duplicates may not be issued until six months have expired since the last publication, always provided that the original documents have not been produced to the Board of Directors before that time.

3. The issue of new certificates or duplicates shall render the original document invalid.

                             SHAREHOLDERS REGISTER

                                   ARTICLE 7.

1. Notwithstanding the provisions of the law in respect of registered shares, a register shall be kept by or on behalf of the Company, which register shall be regularly updated and, at the discretion of the Board of Directors, may, in whole or in part, be kept in more than one copy and at more than one place.

  If the listing of the shares of the Company on a stock exchange or a regulated over the counter market in a country or countries other than the Netherlands so requires, part or parts of the share register may be kept in such country or countries.

2. Each shareholder's name, his address and such further data as the Board of Directors deems desirable, whether at the request of a shareholder or not, shall be entered in the register.

3. The form and the contents of the shareholders register shall be determined by the Board of Directors with due regard to the provisions of paragraphs 1 and 2 of this Article.

  The Board of Directors may determine that the records shall vary as to their form and contents according to whether they relate to type I registered shares or to type II registered shares.

4. Upon request a shareholder shall be given free of charge a declaration of what is stated in the register with regard to the shares registered in his name, which declaration may be signed by one of the specially authorized persons to be appointed by the Board of Directors for this purpose.

5. The provisions of the last four paragraphs shall equally apply to rights of usufruct or pledge on one or more registered shares, with the proviso that the other data required by law must be entered in the register.

                                   CONVERSION

                                   ARTICLE 8.

1. Subject to the provisions of Article 5, the holder of type I registered shares may, upon his request and at his option, have one or more type II registered shares entered in the shareholders register for the same nominal amount and have issued to him one or more type II shares certificates.

2. Subject to the provisions of Article 5, the holder of type II registered shares registered in his name may, after lodging the type II share certificates with the Company, upon his request and at his option, have one or more type I registered shares entered in the shareholders register for the same nominal amount.

  A shareholder who requests that type I registered shares are registered in his name may require that such shares are also registered in his name in a register held outside of the Netherlands as provided in Article 7 paragraph 1.

3. The holder of one or more share certificates may, after lodging the share certificates with the Company, upon his request and at his option have issued to him one or more share certificates, of the same type, and for the same nominal amount, each for as many shares as he requests, subject however to the provisions of Article 5, paragraphs 3.

4. A request as mentioned in this Article shall, if the Board of Directors so requires, be made on a form obtainable from the Company free of charge, which shall be signed by the applicant.

                               TRANSFER OF SHARES

                                   ARTICLE 9.

1. The transfer of a registered share shall be effected either by service upon the Company of the instrument of transfer or by written acknowledgement of the transfer by the Company.

2. Where a transfer of a type II registered share is effected by service in writing of an instrument of transfer on the Company, the Company shall, at the discretion of the Board of Directors, either endorse the transfer on the share certificate or cancel the share certificate and issue to the transferee one or more new share certificates registered in his name to the same nominal amount.

3. The Company's written acknowledgement of a transfer of a type II registered share shall, at the discretion of the Board of Directors, be effected either by endorsement of the transfer on the share certificates or by the issue to the transferee of one or more new share certificates registered in his name to the same nominal amount.

4. The provisions of the foregoing paragraphs of this Article shall equally apply to the allotment of registered shares in the event of a judicial partition of any community of property or interests, the transfer of a registered share as a consequence of a judgement execution and the creation of limited rights in rem on a registered share.

5. The submission of requests and lodging of documents referred to in Articles 5 to 9 inclusive shall be made at an address to be indicated by the Board of Directors.

  Different addresses may be indicated for the different classes and types of shares and share certificates among which in any case an address in Amsterdam.

6. The Company is authorized to charge amounts to be determined by the Board of Directors not exceeding cost price to those persons who request any services to be carried out by virtue of Articles 5 to 9 inclusive, provided that a number of shares, which number shall be determined by the Board of Directors, will be combined without cost in one share certificate, which share certificate at request of the shareholder may again without cost, be divided in simple share certificates or in share certificates which represent a different number of shares, which number shall be determined by the Board of Directors.

                                ISSUE OF SHARES

                                  ARTICLE 10.

1. The General Meeting or the Board of Directors, if designated thereto by the General Meeting, shall resolve on further issues of shares; if the Board of Directors has been designated thereto, the General Meeting may not, as long as such designation is valid, resolve on further issues.

2. The General Meeting or, as the case may be, the Board of Directors shall determine the price and further conditions of issue, with due observance of the other relevant provisions in these Articles of Association.

3. If the Board of Directors is designated as authorized to resolve on the further issue of shares, it shall be determined by the General Meeting when such designation is made, how many and what class of shares may be issued. When such designation is made, the duration of the designation, which shall not exceed five years, shall also be stipulated.

  The designation can be renewed each time for a period of no more than five years.

  Unless otherwise stipulated when the designation is made, said designation cannot be withdrawn.

4. If a resolution of the General Meeting pertaining to an issue or to the designation of the Board of Directors, as referred to above, is to be valid, it shall require a prior or simultaneous positive resolution from each group of holders of shares of the same class whose rights are affected by the issue.

5. Within eight days after a resolution of the General Meeting on an issue or on a designation of the Board of Directors as referred to above, the Board of Directors shall submit a full text thereof at the office of the Trade Register. The Board of Directors shall notify the office of the Trade Register of each issue of shares within eight days thereafter, stating the number and class thereof.

6. The provisions in paragraphs 1 to 5, inclusive, of this Article shall apply accordingly to the granting of rights to take shares but shall not apply to the issue of shares to a person who is exercising a previously acquired right to subscribe for shares.

7. Shares shall not be issued below par value, without prejudice to the provisions in article 80, paragraph 2 of Book 2 of the Dutch Civil Code.

  On the issue of an ordinary share, at least the nominal amount shall be paid up thereon, as well as, in the event the share is taken for a higher amount, the difference between such amounts.

8. Upon the issue of preference shares it may be stipulated that a part of the nominal amount, not exceeding three-fourths of the nominal amount, must be paid up only if and when requested by the Company.

9. Payment shall be made in cash insofar as another form of payment has not been agreed upon, without prejudice to the provisions in article 80b of Book 2 of the Dutch Civil Code.

  Payment may only be made in foreign currency with the permission of the Company and, furthermore, with due observance of the provisions in article 80a paragraph 3 of Book 2 of the Dutch Civil Code.

10. The Board of Directors is authorized to effect legal transactions as referred to in article 94, paragraph 1 of Book 2 of the Dutch Civil Code without prior approval of the General Meeting.

                               PRE-EMPTIVE RIGHT

                                  ARTICLE 11.

1. Subject to the provisions in the third sentence of article 96a, paragraph 1 of Book 2 of the Dutch Civil Code, each holder of ordinary shares shall have a pre-emptive right to ordinary shares to be issued in proportion to the aggregate nominal amount of his ordinary shares.

2. When shares are issued, there shall be no pre-emptive rights towards shares to be issued against any payment other than in cash.

3. With due observance of this Article, the General Meeting or, as the case may be, the Board of Directors shall resolve, when the resolution in respect of issue is passed, on the manner and time-frame within which the pre-emptive right may be exercised.

4. The Board of Directors shall announce an issue with pre-emptive right and the time-frame within which such may be exercised in the manner as provided in Article 22.

5. The pre-emptive rights may be exercised for a period of at least two weeks after the day of announcement.

6. The pre-emptive right may be limited or excluded by resolution of the General Meeting.

  In the proposal thereto, the reasons for the proposal and the choice of the intended price of issue shall be explained in writing.

  The pre-emptive right may also be limited or excluded by the Board of Directors, if the Board of Directors has been designated by resolution of the General Meeting for a specific period of no more than five years as authorized to limit or exclude the pre-emptive right; such designation is only possible if the Board of Directors has also been designated previously or simultaneously as referred to in Article 10, paragraph 1. The designation can be renewed each time for a period not in excess of five years; the authority granted thereby may only be exercised with the issue of shares to which the Board of Directors has competently resolved.

  Unless otherwise stipulated in the designation, it may not be withdrawn.
7. A resolution of the General Meeting on the limitation or exclusion of the pre-emptive right or on the designation as referred to in the previous paragraph shall require a majority of at least two-thirds of the votes cast, if less than half the issued capital is present or represented at the meeting.

  The Board of Directors shall deposit a full text of such resolution at the office of the Trade Register.

8. In case rights to subscribe for ordinary shares are to be granted, holders of ordinary shares shall have a pre-emptive right;

  the provisions stipulated above in this Article shall apply accordingly.


  Shareholders shall not have a pre-emptive right on shares to be issued to a person exercising a previously acquired right to subscribe for shares.

                                   OWN SHARES

                                  ARTICLE 12.

1. Upon any issue of shares the Company may not subscribe for shares in its own capital.

2. The Company may only acquire pursuant to a proposal of the Board of Directors fully paid-up shares in its own capital for no consideration or under universal title or if:

    a. the distributable reserves are at least equal to the price of acquisition;

    b. the nominal amount of the shares in its capital to be acquired, already held or held in pledge by the Company or a Subsidiary does not exceed one-tenth of the issued capital;

    c. the authorization for such acquisition has been granted by the General Meeting. Such authorization shall be valid for no more than eighteen months.

    The General Meeting shall determine in its authorization the number of shares which may be acquired, the manner in which they may be acquired and the maximum and minimum to be observed in respect of the price of acquisition.

    For the validity of such acquisition shall be decisive the extent of the Company's shareholders' equity according to the last-adopted balance sheet, minus the price for the acquisition on the shares in the capital of the Company and distributions from profits or reserves to others, which the Company and its Subsidiaries became indebted for after the date of the balance sheet.

    If a financial year has expired for a period in excess of six months without the Annual Accounts having been adopted, then acquisition other than under universal title in accordance with this paragraph 2 shall not be allowed.

    The authorization referred to here shall not be required, insofar as the Company acquires own shares, listed on an official price list of a stock exchange, in order to transfer such by virtue of an arrangement applicable to employees of the Company or of a Group Company to such employees.

3. Neither the Company nor any of its Subsidiaries may extend loans, give security, grant a price guarantee, guarantee in any other way or, severally or in any other way, bind itself in addition to or for other persons with a view to subscribing for or acquiring shares in the Company.

  This prohibition shall, however, not apply in the event mentioned in article 98c paragraph 2 of Book 2 of the Dutch Civil Code.

4. Alienation of shares held by the Company in its own capital shall only be effected pursuant to a resolution of the Board of Directors.

  With the resolution in respect of alienation, the conditions of such alienation shall also be determined.

5. No votes can be cast at a General Meeting on a share owned by the Company or a Subsidiary thereof.

  Usufructuaries and pledgees of shares which are owned by the Company and its Subsidiaries, are not, however, excluded from exercising their voting right if the right of usufruct or the right of pledge was created before the share was held by the Company or a Subsidiary.

  The Company or a Subsidiary cannot cast votes on a share in respect of which it has a right of usufruct or a right of pledge.

6. In determining to which extent shareholders cast votes, are present or represented, or to which extent the share capital is supplied or is represented, shares in respect of which the law provides that no votes may be cast shall not be taken into account.

7. A Subsidiary may not for its own account subscribe for shares in the capital of the Company, nor have such done.

  The acquisition of such shares may only be effected directly or indirectly by Subsidiaries for their own account under specific title insofar as the Company may, pursuant to the provisions laid down in the preceding paragraphs of this Article, acquire shares in its own capital.

  A Subsidiary may not,

    a. after it has become a Subsidiary; or

    b. after the company of which it is a Subsidiary has been converted into a company with limited liability ("Naamloze Vennootschap"); or

    c. after it has as a Subsidiary acquired shares in the capital of the Company for no consideration or under universal title,

  for a period in excess of three years hold or cause to be held for its own account shares in excess of one-tenth of the issued capital together with the Company and its other Subsidiaries.

                               CAPITAL REDUCTION

                                  ARTICLE 13.

1. The General Meeting may, at the proposal of the Board of Directors, resolve on reduction of the issued capital by cancelling shares or by reducing the nominal amount of shares by means of an amendment of the Articles of Association.

  In this resolution, the shares to which the resolution pertains shall be indicated and the execution of the resolution shall be laid down.

2. A resolution to cancel shares can relate only to shares which are held by the Company or to all outstanding preference shares.

3. Reduction of the amount of shares without repayment of capital and without release from the obligation to pay calls shall be effected in proportion to all the shares of one and the same class.

4. Partial repayment of capital on shares or release from the obligation to pay calls shall only be possible in proportion to all the shares or to all the preference shares exclusively.

5. The pro-rata requirements mentioned in paragraphs 3 and 4 of this Article may be deviated from with the approval of all the shareholders concerned.

6. A resolution in respect of capital reduction shall require a majority of at least two-thirds of the votes cast, if less than half the issued capital is represented at the meeting.

7. The convocation of a meeting in which a resolution is to be passed as referred to in this Article shall state the purpose of the capital reduction and the manner of execution.

8.  The Company is obliged to publish the resolutions referred to in this
    Article in conformity with the provisions of the law.

  A resolution to reduce the issued capital shall not come into force as long as creditors of the Company may oppose the same in conformity with the relevant provisions of the law.

                       RIGHT OF USUFRUCT, RIGHT OF PLEDGE

                                  ARTICLE 14.

1. A right of usufruct or pledge may be created on a share.

  In that event, the voting right shall accrue to the shareholder or the usufructuary or the pledgee, if this has been provided for at the time of creation of the right of usufruct or pledge.

2. The shareholder who has no voting right and the usufructuary or pledgee who does have a voting right shall have the rights granted by law to holders of depositary receipts for shares issued with the cooperation of a company.

3. The rights referred to in paragraph 2 do not accrue to the usufructuary or pledgee who has no voting rights.

4. A right of pledge may also be created without acknowledgement by or notification to the Company.

  In that event article 239 of Book 3 of the Dutch Civil Code shall apply accordingly, in which case acknowledgement by or notification of the Company shall replace the notification referred to in paragraph 3 of that Article.

                                   MANAGEMENT

                                  ARTICLE 15.

1. The Company shall be managed by a Board of Directors, consisting of A Members and B Members. The maximum number of Members of the Board of Directors shall be nine and the number of Members shall be determined by the General Meeting, with the understanding that there shall be at least one A Member.

  Only natural persons may be a Member of the Board of Directors.

2. The Members of the Board of Directors shall be appointed by the General Meeting.

3. The General Meeting may suspend and dismiss the Members of the Board of Directors.

4. Even after having been extended, a suspension shall not last for more than three months.

  If no decision has been reached after that time on the lifting of the suspension or the removal from office, the suspension shall cease to exist.

5. The B Members of the Board of Directors shall determine the remuneration and other conditions of employment of the A Members of the Board of Directors.

  The A Members of the Board of Directors shall determine the remuneration of the B Members of the Board of Directors.

6. The field of activity (werkkring) of the B Members regards in particular the general course of affairs of the company and its enterprise. The field of activity of the A Members regards in particular the day to day management of the Company and its enterprise.

7. A Member of the Board of Director may give a power-of-attorney to one of the other Members of the Board of Director by means of a signed document, sent by post or by fax, to represent him at the Board of Directors' meetings and to vote in his place. However a Member of the Board of Directors is not allowed to cast more than two proxy votes.

8. The Board of Directors appoints a chairman (the "Chairman") from among its members and a chief executive officer (the "Chief Executive Officer") from among its A members.

9. The Board of Directors shall meet whenever a Member of the Board of Directors shall so require.
  It shall pass resolutions by an absolute majority of votes cast by all Managing Directors in office.

  Blank votes shall be considered null and void.

  The Board of Directors may establish rules pertaining to the decision-making process of the Board of Directors.

10. The Board of Directors may decide to institute committees to which powers can be delegated by the Board of Directors by virtue of the regulations, without prejudice to the statutory duties of the Board of Directors.

11. The Board of Directors is authorized to appoint officials who may represent the Company and to grant to such persons any title and powers as it seems appropriate.

12. A B member of the Board of Directors shall resign no later than upon the close of the annual shareholders meeting held in the fourth year after the year of his last appointment. Without prejudice to the provisions of the first sentence, he can then be reappointed immediately. The Board of Directors shall draw up a roster of resignation for its B members.

                                 REPRESENTATION

                                  ARTICLE 16.

1. The Company shall be represented by the Board of Directors except to the extent otherwise provided by law.

  In addition, the authority to represent the Company is vested:

  --in each A Member of the Board of Directors individually; and

  --in a B Member of the Board of Directors acting jointly with an A Member of the Board of Directors.

2. In all events of the Company having a conflict of interest with one or more Members of the Board of Directors, the Company shall continue to be represented in the manner described in paragraph 1 above.

  In all events in which the Company has a conflict of interest with a Member of the Board of Directors in his private capacity, the board resolution regarding that relevant legal act requires the prior approval of the General Meeting.

  Failure to obtain the approval defined in the present paragraph shall not affect the Board of Directors or the authority of the Members of the Board of Directors to represent the Company.

3. If a Member of the Board of Directors is absent or prevented from acting, the remaining Members of the Board of Directors or the remaining Member of the Board of Directors shall be charged with the management of the Company.

  If the sole Member of the Board of Directors or all the Members of the Board of Directors are absent or prevented from acting, the person to be designated for that purpose by the General Meeting shall be charged with the management of the Company until the situation of absence or other prevention has ceased to exist in respect of at least one Member of the Board of Directors.

                       INDEMNIFICATION, LIMITED LIABILITY

                                  ARTICLE 17.

1. The Company shall indemnify any person who is or was a member of the Board of Directors and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a member of the Board of Directors or proxyholder (procuratiehouder), officer, employee or agent of the Company, or is or was serving at the request of the Company as a member of the Board of Directors or proxyholder (procuratiehouder), officer, employee, trustee or agent of another company, a partnership, joint venture, trust or other enterprise or entity, including with respect to employee benefit plans maintained or sponsored by the Company or for the benefit of its or any of its group companies' employees or consultants, (each an "Indemnitee"), against any and all liabilities including all expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful or outside of his mandate.

  The termination of any action, suit or proceeding by a judgement, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption that the person did not act in good faith and not in a manner which he reasonably could believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2. No indemnification pursuant to paragraph 1 of this Article shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or wilful misconduct in the performance of his duty to the Company, unless and only to the extent that the court in which such action or proceeding was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification against such expenses which the court in which such action or proceeding was brought or such other court having appropriate jurisdiction shall deem proper.

3. Expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of an Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Article.

  Such expenses incurred by Indemnitees may be so advanced upon such terms and conditions as the Board of Directors decides.

4. The indemnification provided for by this Article shall not be deemed exclusive of any other right to which a person seeking indemnification or advancement of expenses may be entitled under the laws of the Netherlands as from time to time amended or under any by-laws, agreement, resolution of the shareholders meeting of shareholders or of the disinterested Members of the Board of Directors or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position, and shall continue as to a person who has ceased to be a member of the Board of Directors or proxyholder (procuratiehouder), officer, employee, trustee or agent and shall also inure to the benefit of the heirs, executors, administrators and the estate of such a person.

  The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any Indemnitee to the fullest extent of the provisions of this
  Article 17 with respect to the indemnification and advancement of expenses of Indemnitees.

5. The Company may purchase and maintain insurance on behalf of any Indemnitee, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article.

6. Whenever in this Article reference is made to the Company, this shall include, in addition to the resulting or surviving company also any constituent company (including any constituent company of a constituent company) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power to indemnify its members of the board of management or members of the supervisory board, or proxyholders (procuratiehouder), officers, employees and agents, so that any person who is or was a member of the supervisory board, member of the board of management, or proxyholder (procuratiehouder), officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a member of the supervisory director, member of the managing board, or proxyholder (procuratiehouder), officer, employee, trustee or agent of another company, a partnership, joint venture, trust or other enterprise or entity, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving company as he would have with respect to such constituent company if its separate existence had continued.

7. No person shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a member of the Board of Directors; provided, however, that the foregoing shall not eliminate or limit the liability of a member of the Board of Directors (1) for any breach of such individual's duty of loyalty to the Company or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for any transaction from which the member of the Board of Directors derived an improper personal benefit or
   (4) for personal liability which is imposed by Dutch law, as from time to time amended.

8. No amendment, repeal or modification of this Article 17 shall adversely affect any right or protection of any person entitled to indemnification or advancement of expenses under this Article 17 prior to such amendment, repeal or modification.

         FINANCIAL YEAR, ANNUAL ACCOUNTS, ANNUAL REPORT AND PUBLICATION

                                  ARTICLE 18.

1. The financial year shall be equal to the calendar year.

2. Each year, within five months after the close of the financial year-- subject to extension of this period by the General Meeting on the grounds of circumstances of an exceptional nature by at most six months--the Board of Directors shall draw up the Annual Accounts.

  Within this period the Board of Directors shall also submit the annual report.

  The Annual Accounts shall be signed by all the Members of the Board of Directors.

  If the signature of one or more of them is missing, mention thereof shall be made and the reason therefor stated.

3. The Board of Directors shall submit the Annual Accounts to the General
   Meeting.

4. From the day the Annual Meeting has been convened until the close of that meeting, the documents referred to in paragraph 2 of this Article shall, together with the information to be added pursuant to article 392 of Book 2 of the Dutch Civil Code, be deposited at the Company's offices and in Amsterdam at the place to be mentioned in the convocation for inspection by all shareholders and each of them may obtain copies thereof at no cost.

5.  The General Meeting shall adopt the Annual Accounts.

  The adoption of the Annual Accounts shall discharge the Members of the Board of Directors for their Management, insofar as such management is apparent from the Annual Accounts.

6. The Annual Accounts may not be adopted by the General Meeting if they have been unable to ascertain to their satisfaction the statement of the auditor referred to in Article 19, paragraph 1, which must be attached to the Annual Accounts, unless the other information included mentions of a legal ground why the statement is lacking.

7. The Company shall procure the publication of the documents and information referred to in this Article, if and insofar as and in the manner as prescribed in articles 394 et seq. of Book 2 of the Dutch Civil Code.

                                    AUDITOR

                                  ARTICLE 19.

1. The General Meeting shall give, without prejudice to any relevant statutory provisions, an auditor ("register accountant") or another expert as referred to in article 393 of Book 2 of the Dutch Civil Code or an organization in which such experts are working together, the instruction to examine and audit the Annual Accounts.

  That expert shall report on his audit to the Board of Directors and shall lay down the result of his audit in a report, stating whether the Annual Accounts give a true and fair view of the financial position of the Company.

2. If the General Meeting fails to appoint an auditor then the Board of Directors shall be competent to do so.

3. The General Meeting or the party who gave the instruction, shall at all times be authorized to cancel the instruction mentioned in this Article.

                                    PROFITS

                                  ARTICLE 20.

1. The Company may make distributions to the shareholders and to other persons entitled to the profits only up to a sum not exceeding the amount of the distributable reserves.

2. Profits shall be distributed after adoption of the Annual Accounts showing such is allowed.

3. Each year, the Board of Directors shall determine which part of the profits--the positive balance of the profit and loss account--shall be reserved.

4. From the profits remaining after reservation according to the above, a dividend shall be distributed on the preference shares equal to the average rate of Euribor plus two calculated over the amounts paid on such shares, the average being taken over the number of days this rate applied over the financial year concerned.

5. The balance then remaining shall be distributed as a dividend on ordinary shares.

6. In calculating the profit appropriation, the shares held by the Company in its own capital shall not count, unless a usufruct has been created on these shares.

7. Insofar as profit is available in the Company, the Board of Directors may resolve on payment of an interim dividend on account of the expected dividend, provided always that the provisions laid down in paragraph 1 of this Article have been satisfied, such to be shown by an interim balance sheet as referred to in article 105 paragraph 4 of Book 2 of the Dutch Civil Code.

8. The General Meeting may, following a proposal of the Board of Directors, resolve to make distributions to the holders of ordinary shares from one or more reserves which need not be maintained pursuant to the law or to these Articles of Association.

  The provisions of the paragraphs 1, 2, 7 and 9 apply accordingly.

9. The resolutions to distribute (interim) dividends may entail that (interim) dividends will be wholly or partly distributed not in cash, but in the form of shares in the Company or in a Subsidiary.

10. The (interim) dividend shall be made payable on a day to be determined by the Board of Directors.

11. (Interim) dividends which have not been collected within five years after they became payable shall be forfeited to the Company.

                                 ANNUAL MEETING

                                  ARTICLE 21.

The Annual Meeting shall be held within six months after the close of the financial year, for the purpose of:

    a. the discussion of the Annual Accounts and of the other information referred to in article 392 of Book 2 of the Dutch Civil Code, except in case extension has been granted for the preparation of the Annual Accounts pursuant to article 101 of Book 2 of the Dutch Civil Code;

    b. adoption of the Annual Accounts, unless an extension as referred to in paragraph a. of this article has been granted;

    c. delivery of the written report made by the Board of Directors on the state of the Company's affairs and the management conducted during the past financial year, unless an extension as referred to in a. above has been granted;

    d. effecting all such things as furthermore prescribed by the law;

    e. dealing with all such further items of business as stated in the convocation of the meeting.

                                  CONVOCATION

                                  ARTICLE 22.

1. All convocations for the General Meeting and all announcements, notifications and communications to shareholders and other parties with meeting rights shall be effected by means of letters sent to the addresses as recorded in the register referred to in Article 7, without prejudice to the relevant provisions of the law.

2. The convocation shall be effected no later than on the fifteenth day before the day of the meeting.

3. In the convocation the agenda shall be given or it shall be communicated that shareholders and other parties with meeting rights may inspect the agenda at the offices of the Company, without prejudice to the relevant provisions of the law.

4. Insofar as all documents which must be available for inspection by shareholders and other parties with meeting rights have not been included in the convocation, these documents shall be made available at the offices of the Company and, if the Company is listed on a stock exchange, with such paying agent as referred to in the rules relating to securities of such stock exchange, to be designated in the convocation for shareholders and other parties with meeting rights at no cost.

                             OTHER GENERAL MEETINGS

                                  ARTICLE 23.

1. Other General Meetings shall be held whenever the shareholders and other parties with meeting rights shall be called and convened for that purpose by the Board of Directors.

2. If one or more shareholders and/or other parties with meeting rights, jointly representing at least one-tenth of the issued capital, have requested the Board of Directors in writing to call and convene a General Meeting, at the same time specifying the items of the agenda, and the Board of Directors has not complied with such request in such a way that the General Meeting can be held within six weeks following such request, they shall be authorized to call such meeting themselves.

                          PLACE, CHAIRMANSHIP, MINUTES

                                  ARTICLE 24.

1. General Meetings shall be held in Amsterdam, Schiphol (Haarlemmermeer), The Hague, Maastricht, Nijmegen or in Venlo, at a location to be stated in the convocation.

2. General Meetings shall be presided over by the Chairman of the Board of Directors;

  if the Chairman is absent, the member of the Board of Directors designated by the Board of Directors shall preside and if such member is absent, the Meeting itself shall choose its chairman.

3. Minutes shall be kept of the business transacted at the meeting.

  The minutes shall be acknowledged, in evidence whereof the chairman and the person who took the minutes shall sign them.

  Minutes need not be taken of the business transacted if a notarial record is made.

                                     ACCESS

                                  ARTICLE 25.

1. All Members of the Board of Directors, shareholders and other parties with meeting rights or their authorized agents--the latter with due observance of the provisions of Article 26--shall be entitled to attend the General Meeting, to address the meeting and, insofar as they have voting rights, to cast their vote thereat.

  In order to exercise that right holders of ordinary registered shares, usufructuaries and pledgees of registered shares with the rights granted by law under article 88 casu quo article 89 of Book 2 of the Dutch Civil Code to holders of depositary receipts issued with the cooperation of a company must express their desire to do so to the Company in writing, such no later than at the time and place mentioned in the convocation and also--insofar as it concerns type II registered shares- stating the indentifying number of the share certificate.

2. The time referred to in the previous paragraph cannot be set earlier than on the seventh day before the day of the meeting.

3. If the voting right on a share accrues to the usufructuary or the pledgee instead of to the shareholder, the shareholder shall also be authorised to attend the General Meeting and address it, provided that, where ordinary registered shares are concerned, the Company has been notified of the intention to attend the meeting in accordance with paragraph 1, or where ordinary registered shares are concerned, the deposition prescribed in paragraph 1 has taken place.

4. The chairman of the meeting shall decide on access to the meeting by others than those who are entitled thereto by law.

                               POWER OF ATTORNEY

                                  ARTICLE 26.

  Shareholders and other parties with meeting rights may have themselves represented by written power of attorney. The Company shall be notified hereof in accordance with the provisions of Article 25, paragraph 1 of the Articles of Association.

                                     VOTES

                                  ARTICLE 27.

1. Each person entitled to vote or his representative must sign the attendance list.

2.  Each share confers the right to cast one vote.

3. Insofar as the law or these Articles of Association do not prescribe a greater majority, resolutions are passed by an absolute majority of the votes cast.

  Resolutions of the General Meeting can only be adopted validly in a meeting in which no less than one-third of the issued capital is represented.

  A new meeting as referred in article 120 paragraph 3 of Book 2 of the Dutch Civil Code cannot be convened.

4. All votes shall be oral votes.

  However, the chairman may resolve to have votes cast by ballot.

  In the event of an election of persons, a person with voting rights present at the meeting may also require that the votes be cast by ballot.

  Voting by ballot shall be effected with closed, unsigned ballot papers.

5. If the votes are tied the drawing of lots shall decide if it concerns an election of persons and the motion shall be defeated if it concerns an item of business.

6. Blank votes and invalid votes shall count as not having been cast.

7. The Board of Directors shall keep records of the resolutions passed.

  The notes shall be deposited at the offices of the Company for inspection by shareholders and other persons with meeting rights who shall if so requested be furnished with a transcript or extract of these notes at no more than the cost price.

              AMENDMENT OF ARTICLES OF ASSOCIATION AND LIQUIDATION

                                  ARTICLE 28.

1. A resolution of the General Meeting to amend the Articles of Association or to dissolve the Company may only be taken at the proposal of the Board of Directors.

2. The full proposal shall be deposited for inspection by the shareholders and other parties with meeting rights at the offices of the Company and in Amsterdam at a location to be mentioned in the convocation as of the day of convocation to the General Meeting until the conclusion thereof;

  the transcripts of this proposal shall be made available for the shareholders and other parties with meeting rights at no cost.

3. A resolution to dissolve the Company may only be taken in a General Meeting with a majority of no less than three-fourths of the votes cast.

4. Upon the dissolution of the Company the liquidation shall be effected by the Board of Directors.

5. During the liquidation the provisions of these Articles of Association shall remain in full force as much as possible.

6.  The balance of the liquidation shall be distributed as follows:

    a. to the holders of preference shares, the amount paid on such shares;

    b. the remaining balance shall be distributed to the holders of ordinary shares in proportion to everyone's nominal possession of said shares.

7. The books and records of the Company shall be kept for ten years after the completion of the liquidation by the party designated for that purpose by the General Meeting.

                              PROVISIONAL CLAUSES

                                  ARTICLE 29.

  The Board of Directors shall be authorized to resolve on issues of shares and limitation or exclusion of the pre-emptive right, as well as to grant the right to subscribe for shares.

  The authority of the Board of Directors to adopt such a resolution pertains to all shares not yet issued up to a total issued share capital of fifty million ordinary shares and fifty million preference shares.

  The authority referred to herein shall end on the 1 February two thousand and five subject to the possibility of extension as stipulated in Article 10 and
Article 11 of these Articles of Association.

                               FINAL STATEMENTS.

  Finally the appearing person declared:

    - that the issued capital amounts to [   ]

    that on [    ] under number N.V. 1.070.445 the Minister of Justice
    has--according to the certificate attached to this deed--advised that no objections to the present amendment to the articles of association have been apparent.

  This deed was executed today in Amsterdam.

  The substance of this deed was stated and explained to the appearing person.

  The appearing person declared not to require a full reading of the deed, to have taken note of the contents of this deed and to consent to it.

  Subsequently, this deed was read out in a limited form, and immediately thereafter signed by the appearing person and myself, civil-law notary, at
[   ].

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors And Officers

  IFCO Systems N.V. has agreed to indemnify each member of its board of directors if, in the course of executing his or her duties, the member incurs personal liability under civil laws, subject to the right of IFCO Systems to recover payment from each such member to the extent permitted by applicable law. IFCO Systems will also maintain an insurance policy with a third-party carrier insuring members of the board of directors against the foregoing liabilities.

Item 21. Exhibits And Financial Statement Schedules

  (a) Exhibits.

  2.1 Amended and Restated Agreement and Plan of Reorganization, dated as of October 6, 1999 and effective as of March 29, 1999, by and among IFCO
      Systems, IFCO Europe, MTS, IFCO International, Schoeller Industries,
      Silver Oak and PalEx, as amended by Amendment No. 1 dated as of January
      31, 2000 (included as Appendix A to the proxy statement/prospectus filed as part of this registration statement).
  3.1 Articles of Association of IFCO Systems (English translation) (included as Appendix D to the proxy statement/prospectus filed as part of this registration statement).
  4.1 Specimen Certificate of IFCO Systems ordinary shares.
  5.1 Opinion of Stibbe Simont Monahan Duhot P.C. as to the legality of the IFCO Systems ordinary shares.
  8.1 Opinion of Baker Botts L.L.P. regarding federal income tax matters.
  9.1 Voting Agreement dated as of October 6, 1999, and effective as of March
      29, 1999, by and among PalEx and certain stockholders of PalEx.
 10.1 Form of Lockup Agreement to be executed by Christoph Schoeller, Martin
      Schoeller, Schoeller Industries, Schoeller Holding, and certain senior executives of PalEx and its subsidiaries.
 10.2 Form of Waiver to be entered into by IFCO Systems and by certain employees of PalEx.
 10.3 Senior Facility Agreement, dated February 20, 1998, between IFCO
      International Food Container Organization GmbH, as Borrower, IFCO Europe, and the Financial Institutions named therein.
 10.4 Amendment to Senior Facility Agreement, dated February 28, 1998.
 10.5 Senior Subordinated Facility Agreement, dated February 20, 1998, between
      IFCO International Food Container Organization GmbH as Borrower, IFCO
      Europe, and the Financial Institutions named therein.
 10.6 Intercreditor Agreement, dated February 20, 1998, between BHF Bank AG as
      Senior Agent and Security Trustee, Barclays Bank PLC as Senior
      Subordinated Agent and the Financial Institutions named therein as Initial Senior Lenders and Initial Senior Subordinated Lenders.
 10.7 Security Trust Agreement, dated February 27, 1998, between BHF Bank AG as
      Security Trustee and Senior Agent, IFCO International Food Container
      Organization GmbH as Borrower, IFCO Europe, Barclays Bank PLC as Senior
      Subordinated Agent, and the Financial Institutions named therein.
 10.8 Option Release and IPO-Facilitation Agreement, dated May 27, 1999, by and among, inter alia, Schoeller Industries, Schoeller Plast AG, GE Capital, and GE Erste, as amended by the Amendment of the Option Release and IPO-
      Facilitation Agreement, dated January 31, 2000.
 10.9 Supply Agreement, dated November 4, 1997, between IFCO Europe and
      Schoeller Plast Industries GmbH (assigned to Schoeller Plast AG).

10.10  Membership Interest and Share Purchase Agreement, dated September 2, 1999, by and among, inter alia,
       Polymer International Corp., as seller, and IFCO Systems, as purchaser.

 10.11 Management Agreement, dated as of January 2, 1997, between Schoeller
       Industries and IFCO Europe.
 10.12 Management Agreement, dated as of January 2, 1997, between Schoeller
       Industries and MTS.
 10.13 Asset Purchase Agreement, dated as of February 12, 1998, by and among
       PalEx, Container Services Company NW Acquisition, Inc., Container
       Services Company SW Acquisition, Inc., Consolidated Drum Reconditioning
       Co., Inc., CDRCo. HC, LLC, CDRCo. NW, LLC, CDRCo SW, LLC, Joseph Cruz, and Philip Freeman (incorporated by reference to Exhibit 2.1 to PalEx's
       Current Report on Form 8-K dated February 12, 1998, Commission file no.
       000-22237, as filed with the SEC on February 27, 1998).
 10.14 Acquisition Agreement and Plan of Reorganization, dated as of February
       23, 1998, by and among PalEx, Acme Acquisition, Inc., Acme Barrel
       Company, Inc., and the stockholders named therein (incorporated by reference to Exhibit 2.2 to PalEx's Current Report on Form 8-K dated
       February 12, 1998, Commission file no. 000-22237, as filed with the SEC on February 27, 1998).
 10.15 Acquisition Agreement and Plan of Reorganization, dated as of February
       23, 1998, by and among PalEx, Acme Barrel Company, Inc., ESP Realty
       Corp., Inc., and the Elliot Pearlman Living Trust u/t/a dated July 2,
       1996 (incorporated by reference to Exhibit 2.3 to PalEx's Current Report on Form 8-K dated February 12, 1998, Commission file no. 000-22237, as filed with the SEC on February 27, 1998).
 10.16 Acquisition Agreement and Plan of Reorganization, dated as of February
       23, 1998, by and among PalEx, Western Container Acquisition, Inc.,
       Environmental Recyclers of Colorado Inc., and the individual optionees named therein (incorporated by reference to Exhibit 2.4 to PalEx's
       Current Report on Form 8-K dated February 12, 1998, Commission file no.
       000-22237, as filed with the SEC on February 27, 1998).
 10.17 Acquisition Agreement, dated as of February 23, 1998, by and among PalEx, Western Container Acquisition, Inc., and Barton A. Kaminsky
       (incorporated by reference to Exhibit 2.5 to PalEx's Current Report on
       Form 8-K dated February 12, 1998, Commission file no. 000-22237, as filed with the SEC on February 27, 1998).
 10.18 Share Purchase Agreement, dated as of September 11, 1998, by and among
       (a) PalEx, (b) 1313530 Ontario Inc., an Ontario corporation that is wholly owned by PalEx, and (c) 1271477 Ontario Limited, Rollem Holdings
       Inc., 1271478 Ontario Limited, 1296288 Ontario Limited, Save On Pallets
       Ltd., Pallet Management Services Inc., The David E. Turner Family Trust
       II, The David E. Turner Family Trust III, The Enrico DiLello Family
       Trust II, The Enrico DiLello Family Trust III, The Worden Teadsdale
       Family Trust, The Fraser Campbell Family Trust II, The Fraser Campbell
       Family Trust III, The John F. Campbell Family Trust II, The John F.
       Campbell Family Trust, The Ronald Doering Family Trust, Fraser Campbell,
       John F. Campbell, Enrice DiLello, Ronald Doering, Susan Virginia
       Teadsdale, Worden Teadsdale, Clint Sharples, and David E. Turner
       (incorporated by reference to Exhibit 2.1 to Palex's Current Report on
       Form 8-K dated September 11, 1998, Commission file no. 000-22237, as filed on September 23, 1998).
 10.19 Form of Employment and Noncompetition Agreement for Messrs. Maultsby,
       Rhyne, Fletcher, and Fraser (the terms of each agreement are identical except for the level of compensation provided for the respective individual) (incorporated by reference to Exhibit 10.4 to PalEx's
       Registration Statement on Form S-1, registration no. 333-18683).
 10.20 Form of Employment and Noncompetition Agreement for Messrs. Cruz and
       Freeman (incorporated by reference to Exhibit 10.14 to PalEx's Annual
       Report on Form 10-K for the fiscal year ended December 27, 1998, Commission file no. 000-22237, as filed with the SEC on March 30, 1999).
 10.21 Contract of Employment between SLS Schoeller Logistic Services GmbH and
       Mr. Holger Schmidt, dated April 10, 1997, as amended by Agreement of
       Change, dated July 23, 1999.
 10.22 Contract of Employment between SLS Schoeller Logistic Services GmbH and
       Mr. Dirk Grosgen, dated April 10, 1997, as amended by Agreement of
       Change, dated July 23, 1999.

 10.23 Contract of Employment between IFCO Scandinavia A/S and Mr. Gustav
       Sandahl, dated December 17, 1997.
 10.24 Contract of Employment between IFCO International Food Container
       Organisation GmbH and Mr. Gustav Sandahl, dated November 4, 1998.
 10.25 Managing Director Employment Agreement between IFCO International Food
       Container Organisation GmbH and Mr. Jorg Augustin, dated May 21, 1999.
 10.26 Preliminary Contract on the Conclusion of a Management Contract between
       Mr. Gunter Gerland and Schoeller Plast Holding GmbH, dated December 29,
       1993.
 10.27 Managing Director Employment Agreement between MTS and Mr. Klaus
       Hufnagel, dated December 23, 1999.
 10.28 Consultancy Agreement between IFCO Europe and Dr. Willy von Becker, dated January 30, 1998, as amended by Supplementary Agreement, dated
       June 28, 1999.
 21    Subsidiaries of the Registrant.
 23.1  Consent of PwC Deutshe Revision Aktiengesellschaft
       Wirtschaftsprufungsgesellschaft.
 23.2  Consent of Arthur Andersen LLP.
 23.3  Consent of PricewaterhouseCoopers LLP.
 23.4  Consent of Stibbe Simont Monahan Duhot P.C. (included as part of Exhibit
       5.1).
 23.5  Consent of Batchelder & Partners, Inc.
 23.6  Consent of Baker Botts L.L.P. (included as part of Exhibit 8.1).
 23.7  Consent of Cornelius Geber.
 23.8  Consent of Sam W. Humphreys.
 23.9  Consent of Randall Onstead.
 23.10 Consent of Eckhard Pfeiffer.
 23.11 Consent of Christoph Schoeller.
 23.12 Consent of Dr. Frank Tofflinger.
 24    Power of Attorney (included on signature page).
 99.1  Opinion of Batchhelder & Partners, Inc. (included as Appendix B to the proxy statement/prospectus filed as part of this registration statement).
 99.2  Amended and Restated Certificate of Incorporation of PalEx (incorporated by reference to Exhibit 3.1 to PalEx's Registration Statement on Form S-
       1, registration no. 333-18683).
 99.3  By-Laws of PalEx (incorporated by reference to Exhibit 3.2 to PalEx's
       Registration Statement on Form S-1, registration no. 333-18683).
 99.4  Form of Proxy for the PalEx special meeting of stockholders.
 99.5  Election Form/Letter of Transmittal for PalEx stockholders.

--------
*To be filed by amendment.

  (b) Financial Statement Schedules.

  Not required.

  (c) Reports, Opinions, Appraisals.

  Included as Appendix B to the Proxy Statement/Prospectus which is part of this Registration Statement.

Item 22. Undertakings

  (a) The undersigned Registrant hereby undertakes:

  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the Amended and Restated Agreement and Plan of Reorganization not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

  (4) to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X under the Securities Act of 1933 at the start of any delayed offering or throughout a continuous offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The Registrant hereby undertakes that:

  (1) prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) Every prospectus: (i) that is filed pursuant to immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, subject to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (e) The undersigned Registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in the immediately preceding clause (i) includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Pullach, Germany, on this 2nd day of February, 2000.

                                          IFCO SYSTEMS N.V.

                                          By:
                                             /s/ Martin A. Schoeller     ______
                                             Martin A. Schoeller Director and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints and hereby authorizes any one of the following persons, Martin A. Schoeller and Dr. Willy von Becker, acting alone, as such person's true and lawful attorney-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for such person in his name, place and stead, to sign any and all amendments (including post-effective amendments) to this registration statement, and cause the same to be filed with the Securities and Exchange Commission hereby granting to said attorney-in-fact full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises as fully as to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-4 has been signed by the following persons in the capacities and on the dates indicated.


              Signature                          Title                   Date
              ---------                          -----                   ----
     /s/ Martin A. Schoeller           Director and Chief          February 2, 2000
______________________________________  Executive Officer
         Martin A. Schoeller            (principal executive
                                        officer)

       /s/ Willy von Becker            Director and Chief          February 2, 2000
______________________________________  Financial Officer
         Dr. Willy von Becker           (principal financial and
                                        accounting officer)

Puglisi & Associates

By:
  /s/ Gregory F. Lavelle     ____   Authorized Representative in the
                                    United States
                                                                  February 2,
     Gregory F. Lavelle Vice                                      2000
           President

                                 EXHIBIT INDEX

 Exhibit No. Description
 ----------- -----------
     2.1     Amended and Restated Agreement and Plan of Reorganization, dated as of October 6, 1999 and effective as of March 29, 1999, by and among IFCO Systems, IFCO Europe, MTS, IFCO International,
             Schoeller Industries, Silver Oak and PalEx, as amended by
             Amendment No. 1 dated as of January 31, 2000 (included as Appendix
             A to the proxy statement/ prospectus filed as part of this registration statement).
     3.1     Articles of Association of IFCO Systems (English translation)
             (included as Appendix D to the proxy statement/prospectus filed as part of this registration statement).
     4.1     Specimen Certificate of IFCO Systems ordinary shares.
     5.1     Opinion of Stibbe Simont Monahan Duhot P.C. as to the legality of the IFCO Systems ordinary shares.
     8.1     Opinion of Baker Botts L.L.P. regarding federal income tax matters.
     9.1     Voting Agreement dated as of October 6, 1999, and effective as of
             March 29, 1999, by and among PalEx and certain stockholders of
             PalEx.
    10.1     Form of Lockup Agreement to be executed by Christoph Schoeller,
             Martin Schoeller, Schoeller Industries, Schoeller Holding, and
             certain senior executives of PalEx and its subsidiaries.
    10.2     Form of Waiver to be entered into by IFCO Systems and by certain employees of PalEx.
    10.3     Senior Facility Agreement, dated February 20, 1998, between IFCO
             International Food Container Organization GmbH, as Borrower, IFCO
             Europe, and the Financial Institutions named therein.
    10.4     Amendment to Senior Facility Agreement, dated February 28, 1998.
    10.5     Senior Subordinated Facility Agreement, dated February 20, 1998, between IFCO International Food Container Organization GmbH as
             Borrower, IFCO Europe, and the Financial Institutions named therein.
    10.6     Intercreditor Agreement, dated February 20, 1998, between BHF Bank
             AG as Senior Agent and Security Trustee, Barclays Bank PLC as
             Senior Subordinated Agent and the Financial Institutions named therein as Initial Senior Lenders and Initial Senior Subordinated
             Lenders.
    10.7     Security Trust Agreement, dated February 27, 1998, between BHF
             Bank AG as Security Trustee and Senior Agent, IFCO International
             Food Container Organization GmbH as Borrower, IFCO Europe,
             Barclays Bank PLC as Senior Subordinated Agent, and the Financial
             Institutions named therein.
    10.8     Option Release and IPO-Facilitation Agreement, dated May 27, 1999, by and among, inter alia, Schoeller Industries, Schoeller Plast
             AG, GE Capital, and GE Erste, as amended by the Amendment of the
             Option Release and IPO-Facilitation Agreement, dated January 31,
             2000.
    10.9     Supply Agreement, dated November 4, 1997, between IFCO Europe and
             Schoeller Plast Industries GmbH (assigned to Schoeller Plast AG).
    10.10    Membership Interest and Share Purchase Agreement, dated September
             2, 1999, by and among, inter alia, Polymer International Corp., as seller, and IFCO Systems, as purchaser.
    10.11    Management Agreement, dated as of January 2, 1997, between
             Schoeller Industries and IFCO Europe.
    10.12    Management Agreement, dated as of January 2, 1997, between
             Schoeller Industries and MTS.
    10.13    Asset Purchase Agreement, dated as of February 12, 1998, by and among PalEx, Container Services Company NW Acquisition, Inc.,
             Container Services Company SW Acquisition, Inc., Consolidated Drum
             Reconditioning Co., Inc., CDRCo. HC, LLC, CDRCo. NW, LLC, CDRCo
             SW, LLC, Joseph Cruz, and Philip Freeman (incorporated by
             reference to Exhibit 2.1 to PalEx's Current Report on Form 8-K
             dated February 12, 1998, Commission file no. 000-22237, as filed with the SEC on February 27, 1998).

 10.14 Acquisition Agreement and Plan of Reorganization, dated as of February
       23, 1998, by and among PalEx, Acme Acquisition, Inc., Acme Barrel
       Company, Inc., and the stockholders named therein (incorporated by reference to Exhibit 2.2 to PalEx's Current Report on Form 8-K dated
       February 12, 1998, Commission file no. 000-22237, as filed with the SEC on February 27, 1998).
 10.15 Acquisition Agreement and Plan of Reorganization, dated as of February
       23, 1998, by and among PalEx, Acme Barrel Company, Inc., ESP Realty
       Corp., Inc., and the Elliot Pearlman Living Trust u/t/a dated July 2,
       1996 (incorporated by reference to Exhibit 2.3 to PalEx's Current Report on Form 8-K dated February 12, 1998, Commission file no. 000-22237, as filed with the SEC on February 27, 1998).
 10.16 Acquisition Agreement and Plan of Reorganization, dated as of February
       23, 1998, by and among PalEx, Western Container Acquisition, Inc.,
       Environmental Recyclers of Colorado Inc., and the individual optionees named therein (incorporated by reference to Exhibit 2.4 to PalEx's
       Current Report on Form 8-K dated February 12, 1998, Commission file no.
       000-22237, as filed with the SEC on February 27, 1998).
 10.17 Acquisition Agreement, dated as of February 23, 1998, by and among PalEx, Western Container Acquisition, Inc., and Barton A. Kaminsky
       (incorporated by reference to Exhibit 2.5 to PalEx's Current Report on
       Form 8-K dated February 12, 1998, Commission file no. 000-22237, as filed with the SEC on February 27, 1998).
 10.18 Share Purchase Agreement, dated as of September 11, 1998, by and among
       (a) PalEx, (b) 1313530 Ontario Inc., an Ontario corporation that is wholly owned by PalEx, and (c) 1271477 Ontario Limited, Rollem Holdings
       Inc., 1271478 Ontario Limited, 1296288 Ontario Limited, Save On Pallets
       Ltd., Pallet Management Services Inc., The David E. Turner Family Trust
       II, The David E. Turner Family Trust III, The Enrico DiLello Family
       Trust II, The Enrico DiLello Family Trust III, The Worden Teadsdale
       Family Trust, The Fraser Campbell Family Trust II, The Fraser Campbell
       Family Trust III, The John F. Campbell Family Trust II, The John F.
       Campbell Family Trust, The Ronald Doering Family Trust, Fraser Campbell,
       John F. Campbell, Enrice DiLello, Ronald Doering, Susan Virginia
       Teadsdale, Worden Teadsdale, Clint Sharples, and David E. Turner
       (incorporated by reference to Exhibit 2.1 to Palex's Current Report on
       Form 8-K dated September 11, 1998, Commission file no. 000-22237, as filed on September 23, 1998).
 10.19 Form of Employment and Noncompetition Agreement for Messrs. Maultsby,
       Rhyne, Fletcher, and Fraser (the terms of each agreement are identical except for the level of compensation provided for the respective individual) (incorporated by reference to Exhibit 10.4 to PalEx's
       Registration Statement on Form S-1, registration no. 333-18683).
 10.20 Form of Employment and Noncompetition Agreement for Messrs. Cruz and
       Freeman (incorporated by reference to Exhibit 10.14 to PalEx's Annual
       Report on Form 10-K for the fiscal year ended December 27, 1998, Commission file no. 000-22237, as filed with the SEC on March 30, 1999).
 10.21 Contract of Employment between SLS Schoeller Logistic Services GmbH and
       Mr. Holger Schmidt, dated April 10, 1997, as amended by Agreement of
       Change, dated July 23, 1999.
 10.22 Contract of Employment between SLS Schoeller Logistic Services GmbH and
       Mr. Dirk Grosgen, dated April 10, 1997, as amended by Agreement of
       Change, dated July 23, 1999.
 10.23 Contract of Employment between IFCO Scandinavia A/S and Mr. Gustav
       Sandahl, dated December 17, 1997.
 10.24 Contract of Employment between IFCO International Food Container
       Organisation GmbH and Mr. Gustav Sandahl, dated November 4, 1998.
 10.25 Managing Director Employment Agreement between IFCO International Food
       Container Organisation GmbH and Mr. Jorg Augustin, dated May 21, 1999.

 10.26 Preliminary Contract on the Conclusion of a Management Contract between
       Mr. Gunter Gerland and Schoeller Plast Holding GmbH, dated December 29,
       1993.
 10.27 Managing Director Employment Agreement between MTS and Mr. Klaus
       Hufnagel, dated December 23, 1999.
 10.28 Consultancy Agreement between IFCO Europe and Dr. Willy von Becker, dated January 30, 1998, as amended by Supplementary Agreement, dated
       June 28, 1999.
 21    Subsidiaries of the Registrant.
 23.1  Consent of PwC Deutshe Revision Aktiengesellschaft
       Wirtschaftsprufungsgesellschaft.
 23.2  Consent of Arthur Andersen LLP.
 23.3  Consent of PricewaterhouseCoopers LLP.
 23.4  Consent of Stibbe Simont Monahan Duhot P.C. (included as part of Exhibit
       5.1).
 23.5  Consent of Batchelder & Partners, Inc.
 23.6  Consent of Baker Botts L.L.P. (included as part of Exhibit 8.1).
 23.7  Consent of Cornelius Geber.
 23.8  Consent of Sam W. Humphreys.
 23.9  Consent of Randall Onstead.
 23.10 Consent of Eckhard Pfeiffer.
 23.11 Consent of Christoph Schoeller.
 23.12 Consent of Dr. Frank Tofflinger.
 24    Power of Attorney (included on signature page).
 99.1  Opinion of Batchhelder & Partners, Inc. (included as Appendix B to the proxy statement/prospectus filed as part of this registration statement).
 99.2  Amended and Restated Certificate of Incorporation of PalEx (incorporated by reference to Exhibit 3.1 to PalEx's Registration Statement on Form S-
       1, registration no. 333-18683).
 99.3  By-Laws of PalEx (incorporated by reference to Exhibit 3.2 to PalEx's
       Registration Statement on Form S-1, registration no. 333-18683).
 99.4  Form of Proxy for the PalEx special meeting of stockholders.
 99.5  Election Form/Letter of Transmittal for PalEx stockholders.

--------
*To be filed by amendment.